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Exhibit 99.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

This document (the "Prospectus") comprises a prospectus for the purposes of Article 3 of the European Union Directive 2003/71/EC (as amended) (the "Prospectus Directive") relating to the New Ball Shares (as defined below) and has been prepared in accordance with the Prospectus Rules of the Financial Conduct Authority (the "FCA") made under section 73A of the Financial Services and Markets Act 2000 (as amended) ("FSMA"). This Prospectus has been filed with the FCA and has been made available to the public as required by Section 3.2 of the Prospectus Rules.

Ball Corporation ("Ball" or the "Company") and the Ball Directors, whose names appear on page 75 of this Prospectus in Part XI ("Ball Directors, Company Officers and Corporate Governance"), accept responsibility for the information contained in this Prospectus. To the best of the knowledge of Ball and the Ball Directors, who have taken all reasonable care to ensure that such is the case, the information contained in this Prospectus is in accordance with the facts and contains no omission likely to affect its import.

Recipients of this Prospectus are authorized to use it solely for the purpose of considering the offer of shares of common stock in the share capital of Ball (the "New Ball Shares") to shareholders of Rexam PLC ("Rexam") in connection with the proposed acquisition of the entire issued and to be issued share capital of Rexam (the "Acquisition") and may not reproduce or distribute this Prospectus, in whole or in part, and may not disclose any of the contents of this Prospectus or use any information herein for any purpose other than considering the terms of the Acquisition or assessing the New Ball Shares. The distribution of this Prospectus and any accompanying documents into certain jurisdictions may be restricted by law and therefore persons into whose possession this Prospectus and any accompanying documents comes should inform themselves about and observe any such restrictions. Further information on distribution restrictions is set out in Part V ("Presentation of Information"). Recipients of this Prospectus agree to the foregoing by accepting delivery of this Prospectus.

If you have sold or otherwise transferred all of your Rexam Shares, please send this Prospectus, together with any accompanying documents, as soon as possible to the purchaser or transferee, or to the stockbroker, banker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee. However, this Prospectus and any accompanying documents should not be forwarded or transmitted in or into any jurisdiction in which such act would constitute a violation of the relevant laws in such jurisdiction. If you have sold or otherwise transferred part of your holding of Rexam Shares, please retain this Prospectus and any accompanying documents and consult the stockbroker, bank or other agent through whom the sale or transfer was effected.

If you have any questions about the Acquisition, the contents of this Prospectus or what action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant, fund manager or other appropriate independent financial advisor duly authorized under FSMA if you are resident in the United Kingdom, or, if not, from another appropriately authorized independent financial advisor in the relevant jurisdiction.

Investors are advised to examine all the risks that might be relevant in connection with the value of an investment in the New Ball Shares. Investors should read this Prospectus and documents (or parts thereof) incorporated in it by reference in its entirety and, in particular, Part II ("Risk Factors") for a discussion of certain risks and other factors that should be considered in connection with the Acquisition and an investment in the Company, the Combined Group and the New Ball Shares.

BALL CORPORATION

(Incorporated in Indiana, United States)

Proposed issue of up to 32.3 million New Ball Shares by Ball to Rexam Shareholders in connection with the recommended cash and share offer by Ball for the entire issued and to be issued share capital of Rexam to be implemented by way of a scheme of arrangement under Part 26 of the Companies Act

The Ball Shares are currently admitted to trading on the New York Stock Exchange. Application will be made by the Company to the New York Stock Exchange for the New Ball Shares to be issued pursuant to the Acquisition to be admitted to trading on the New York Stock Exchange. It is expected that trading of the New Ball Shares will commence on or shortly after the Effective Date. The New Ball Shares will, when issued, rank pari passu in all respects with the Ball Shares (save that they will not participate in any dividend payable by Ball with reference to a record date prior to the date on which (a) the Scheme becomes effective in accordance with its terms; or (b) if Ball elects to implement the Acquisition by way of a Takeover Offer, the date the Takeover Offer becomes or is declared unconditional in all respects). Completion of the Acquisition is conditional, inter alia, on confirmation having been received by Ball that the New Ball Shares have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange. The New Ball Shares are not being made generally available to the public in conjunction with the Acquisition. No application has been or is anticipated to be made for the New Ball Shares to be admitted to trading on any other exchange.

Investors should rely only on the information contained in this Prospectus and the documents (or parts thereof) incorporated herein by reference. No person has been authorized to give any information or make any representations other than those contained in this Prospectus and any document (or part thereof) incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been so authorized by the Company or the Ball Directors. In particular, the contents of Ball's and Rexam's websites (or parts thereof or any other website directly or indirectly accessible from hyperlinks on these websites) have not been incorporated herein by reference and do not form part of this Prospectus and investors should not rely on them.

Without prejudice to any legal or regulatory obligation on the Company to publish a supplementary prospectus pursuant to section 87G of FSMA and Prospectus Rule 3.4, the delivery of this Prospectus shall not, under any circumstances, create any implication that there has been no change in the business or affairs of Ball, the Ball Group, the Rexam Group or the Combined Group since the date of this Prospectus or that the information in it is correct as of any time subsequent to its date. Ball will comply with its obligation to publish a supplementary prospectus containing further updated information required by law or by any regulatory authority but assumes no further obligation to publish additional information.

Greenhill & Co. International LLP, which is authorized and regulated in the United Kingdom by the FCA, is acting exclusively and only as lead financial advisor to Ball and no one else in connection with the Acquisition and will not be responsible to anyone other than Ball for providing the protections afforded to clients of Greenhill & Co. International LLP, nor for providing advice in relation to the Acquisition or any other matters referred to in this Prospectus. Neither Greenhill & Co. International LLP nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Greenhill & Co. International LLP in connection with this Prospectus, any statement contained herein, the Acquisition or otherwise.

N M Rothschild & Sons Limited, which is authorized by the Prudential Regulation Authority (the "PRA") and regulated by the FCA and the PRA in the United Kingdom, is acting for Rexam and no one else in relation to the Acquisition and will not be responsible to anyone other than Rexam for providing the protections afforded to clients of N M Rothschild & Sons Limited nor for providing advice in relation to the Acquisition.

Barclays Bank PLC ("Barclays"), acting through its Investment Bank which is authorized by the PRA and regulated in the United Kingdom by the FCA and the PRA, is acting exclusively for Rexam and no one else in connection with the Acquisition and will not be responsible to anyone other than Rexam for providing the protections afforded to clients of Barclays nor for providing advice in relation to the Acquisition or any other matter referred to in this Prospectus.

Apart from the responsibilities and liabilities, if any, which may be imposed on Greenhill & Co. International LLP by the FSMA or the regulatory regime established thereunder, Greenhill & Co. International LLP does not accept any responsibility whatsoever or make any representation or warranty, express or implied, for or in respect of the contents of this Prospectus or for any statement made or purported to be made by it, or on its behalf, in connection with the Acquisition, the Offer or the Scheme or any matter or arrangement referred to in this Prospectus. Greenhill & Co. International LLP accordingly disclaims all and any responsibility and liability whether arising in tort, contract or otherwise (save as referred to above) which it might otherwise have in respect of this Prospectus or any such statement.

Neither the United States Securities and Exchange Commission ("SEC") nor any state securities commission nor any other regulatory authority in the United States has approved or disapproved of the New Ball Shares or passed upon the accuracy or adequacy of the information contained in this Prospectus. Any representation to the contrary is a criminal offense in the United States.

THE CONTENTS OF THIS PROSPECTUS ARE NOT TO BE CONSTRUED AS LEGAL, FINANCIAL, BUSINESS OR TAX ADVICE. EACH POTENTIAL INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN LEGAL ADVISOR, INDEPENDENT FINANCIAL ADVISOR OR TAX ADVISOR FOR LEGAL, FINANCIAL, BUSINESS OR TAX ADVICE.

NEITHER THE COMPANY, THE BALL DIRECTORS, THE BALL RESPONSIBLE OFFICERS NOR ANY OF ITS REPRESENTATIVES IS MAKING ANY REPRESENTATION TO ANY PROSPECTIVE INVESTOR OF THE NEW BALL SHARES REGARDING THE LEGALITY OF AN INVESTMENT IN THE NEW BALL SHARES BY SUCH PROSPECTIVE INVESTOR UNDER THE LAWS APPLICABLE TO SUCH PROSPECTIVE INVESTOR.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY. NONE OF THE SECURITIES REFERRED TO IN THIS PROSPECTUS SHALL BE SOLD, ISSUED OR TRANSFERRED IN ANY JURISDICTION IN CONTRAVENTION OF APPLICABLE LAW.

Notice to Overseas Shareholders

This Prospectus does not constitute, and may not be used for the purposes of, an offer to sell or an invitation or the solicitation of an offer to subscribe for or buy any New Ball Shares by any person in any jurisdiction: (i) in which such offer or invitation is not authorized; (ii) in which the person making such offer or invitation is not qualified to do so; or (iii) in which, or to any person to whom, it is unlawful to make such offer, solicitation or invitation or would impose any unfulfilled registration, publication or approval requirements on Ball or Rexam or any of their respective directors, officers, agents or advisors. No action has been or will be taken to permit the possession, issue or distribution of this Prospectus (or any other offering or publicity materials or application form(s) relating to the New Ball Shares) in any jurisdiction where action for that purpose may be required or doing so is restricted by law. Accordingly, neither this Prospectus nor any advertisement nor any other offering material may be distributed or published in any such restricted jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose possession this Prospectus comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, Ball and the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such requirements by any person.

Unless otherwise determined by Ball or Rexam or required by the City Code on Takeovers and Mergers (the "City Code"), and permitted by applicable law and regulation, the Offer is not being, and will not be, made available, directly or indirectly, in or into or by the use of the mails of, or by any other means or instrumentality of interstate or foreign commerce of, or by any facility of a national state or other securities exchange of any Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and no person may vote in respect of the Offer by any such use, means, instrumentality or facility or from within any Restricted Jurisdiction or any other jurisdiction, if to do so would constitute a violation of the laws of that jurisdiction.

Persons receiving this Prospectus and all documents relating to the Offer and the Acquisition must not mail or otherwise distribute or send these documents in, into or from a jurisdiction where to do so would constitute a violation of the laws of such jurisdiction.

This Prospectus has been prepared for the purposes of complying with English law, the Prospectus Rules and the Listing Rules and the information disclosed may not be the same as that which would have been disclosed if this Prospectus had been prepared in accordance with the laws and regulations of any other jurisdiction outside England and Wales. Overseas Shareholders should consult their own legal and tax advisors with respect to the legal and tax consequences of the Offer in their particular circumstances.

WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the Offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ("RSA 421-B") WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE OR CAUSE TO BE MADE TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

The date of this Prospectus is May 17, 2016.

i

PART I
SUMMARY INFORMATION

Summaries are made up of disclosure requirements known as "Elements." These Elements are numbered in Sections A to E (A.1–E.7).

This summary contains all the Elements required to be included in a summary for this type of security and issuer. Because some Elements are not required to be addressed, there may be gaps in the numbering sequence of the Elements.

Even though an Element may be required to be inserted in the summary because of the type of security and issuer, it is possible that no relevant information can be given regarding the Element. In this case, a short description of the Element is included in the summary with the mention of "not applicable."

SECTION A—INTRODUCTION AND WARNINGS

Element	Disclosure Requirement	Disclosure

A.1	Warning to investors	This summary should be read as an introduction to this Prospectus. Any decision to invest in the shares ("New Ball Shares") of Ball Corporation ("Ball" or the "Company" and, together with its subsidiary undertakings from time to time, the "Ball Group") to be issued to the shareholders of Rexam PLC ("Rexam" and, together with its subsidiary undertakings from time to time, the "Rexam Group") in connection with the acquisition of the entire issued and to be issued share capital of Rexam by Ball (the "Acquisition") should be based on consideration of this Prospectus as a whole by the investor.

Where a claim relating to the information contained in this Prospectus is brought before a court, the plaintiff investor might, under the national legislation of the Member States, have to bear the costs of translating this Prospectus before the legal proceedings are initiated.

Civil liability attaches only to the Company and the Ball Directors, who are responsible for this summary including any translation thereof, but only if this summary is misleading, inaccurate or inconsistent when read together with the other parts of this Prospectus or it does not provide, when read together with other parts of this Prospectus, key information in order to aid investors when considering whether to invest in the New Ball Shares.

A.2	Subsequent resale or final placement of securities by financial intermediaries	Not applicable. Ball is not engaging any financial intermediaries for subsequent resale or final placement of the New Ball Shares following publication of this Prospectus.

SECTION B—ISSUER

Element	Disclosure Requirement	Disclosure

B.1	Legal and commercial name	The legal and commercial name of the issuer is Ball Corporation.

B.2	Domicile, legal form, legislation and country of incorporation	Ball has its principal executive office at 10 Longs Peak Drive, Broomfield, Colorado 80021-2510, United States. Ball was organized in 1880, incorporated in the state of Indiana on December 18, 1922 and currently operates under the Indiana Business Corporation Law.

B.3	Current operations, principal activities and principal markets	The Combined Group is expected to be a global leader in the packaging products industry, supplying customers in the beverage, food, personal care and household products sectors. The Combined Group is expected to serve customers across the globe with broad and innovative product offerings, a "customer-focused" attitude, and a focus on sustainability initiatives and high ethical standards.

SECTION B—ISSUER

Element	Disclosure Requirement	Disclosure

The Ball Group is one of the world's leading suppliers of metal packaging to the beverage, food, personal care and household products industries. The Ball Group's packaging products are produced for a variety of end uses and are manufactured in facilities around the world. The Ball Group also provides aerospace and other technologies and services to governmental and commercial customers within its aerospace and technologies segment. In 2015, the Ball Group's total consolidated net sales were $7,997 million. The Ball Group's packaging businesses were responsible for 90 percent of its net sales, with the remaining 10 percent contributed by its aerospace business.

The Rexam Group is one of the world's leading beverage can makers in terms of sales volumes, with 55 manufacturing operations in more than 20 countries producing 66 billion cans a year. The Rexam Group reported a profit before tax and exceptional items of £362 million and sales revenue of £3,925 million for the year ended December 31, 2015.

B.4a	Significant recent trends affecting the issuer and the industries in which it operates	Ball

The overall metal container industry is growing globally and is expected to continue to grow in the medium to long term despite the North American industry seeing a continued decline in standard-sized aluminum beverage packaging for the carbonated soft drink market.

The metal beverage container industry faces significant ongoing competition from other packaging substrates, including glass and plastic, as well as supply chain pressures due in part to the ongoing consolidation of key suppliers and customers, which increasingly exercise significant leverage over Ball. Ball believes that the Combined Group will be able to deal better with these competitive dynamics through cost reductions, product development and greater manufacturing efficiencies resulting from the combination of Ball's and Rexam's beverage container businesses. Similar competitive issues are faced by Ball's food and household products business, which Ball has sought to confront through cost-out programs and new product development, as well as through the establishment of its aluminum aerosol container business, which Ball believes represents a higher overall value proposition and solid growth prospects. Ball's aerospace and technologies business has sought to counter the declining U.S. government demand for its products by increasingly targeting commercial and overseas purchasers of aerospace-related products, technologies and services.
Rexam

Rexam's customers include large global and regional beverage companies in soft drinks and alcoholic drinks with a diverse geographic footprint. One of their key challenges is profitable growth in a world which is growing at a slower pace than before. The slowdown in mature markets has put pressure on prices and margins and emerging markets are proving no less competitive.

SECTION B—ISSUER

Element	Disclosure Requirement	Disclosure

Customers, in order to retain and capture market share, are increasingly focused on innovation to differentiate their products, with beverage can manufacturers focused on innovation to service different beverage categories, consumer segments, drinking occasions and channels using pack size, shape and decoration as differentiators.

Ball believes that the Combined Group will be able to deal better with these competitive dynamics through cost reductions, product development and greater manufacturing efficiencies resulting from the combination of Ball's and Rexam's beverage container businesses.

B.5	Description of the Ball Group and the Combined Group structure	The Company is currently the ultimate parent company of the Ball Group. On completion of the Acquisition, the Company will become the ultimate parent company of the Combined Group.

B.6	Major shareholders	As at May 13, 2016 (being the latest practicable date prior to the date of publication of this Prospectus), insofar as it is known to the Company, the following persons are interested, directly or indirectly, in (i) 5 percent or more of the Ball Shares, or (ii) Ball Shares or Rexam Shares in such proportion that they would be interested, directly or indirectly, in 5 percent or more of the voting rights in respect of the Company's share capital immediately following the Effective Date:

Name	Number of Ball Shares(1)	Percentage of Ball Shares(2)	Percentage of Ball Shares immediately following the Effective Date(3)
BlackRock Institutional Trust Company, NA	7,801,294	5.5%	5.5%	(4)
T. Rowe Price Associates, Inc.	8,499,843	6.0%	4.9%	(5)
The Vanguard Group Inc.	13,278,955	9.4%	8.0%	(6)
Vanguard Fiduciary Trust Company	7,515,112	5.3%	4.3%

____________________
(1)	In so far as it is known to the Company as at May 13, 2016.
(2)	Based on 141,796,413 Ball Shares issued and outstanding as at May 13, 2016.
(3)
Based on the assumptions that (i) 32.3 million New Ball Shares will be issued in connection with the Offer, (ii) the holdings of such persons in Ball or Rexam (as relevant) as at May 13, 2016 (being the latest practicable date prior to the date of publication of this Prospectus), in so far as it is known to the Company, do not change prior to the Effective Date, (iii) such persons receive 0.04568 New Ball Shares for each Rexam Share that they hold as at May 13, 2016 and (iv) the number of issued and outstanding Ball Shares as at May 13, 2016 does not change prior to the Effective Date.
(4)	Taking into account 40,392,423 Rexam Shares held by BlackRock Institutional Trust Company, NA and other BlackRock entities identified in the register of Rexam Shareholders as at May 13, 2016.
(5)	Taking into account 43,533 Rexam Shares held by T. Rowe Price Associates, Inc. as at May 13, 2016.
(6)	Taking into account 15,798,786 Rexam Shares held by The Vanguard Group Inc. as at May 13, 2016.

SECTION B—ISSUER

Element	Disclosure Requirement	Disclosure

None of the Company's major shareholders has different voting rights attached to the Ball Shares they hold.

As at May 13, 2016 (being the latest practicable date prior to the date of publication of this Prospectus), save as described above, the Company was not aware of any person or persons who, directly or indirectly, jointly or severally, exercise or could exercise control over the Company or would exercise control over the Company following completion of the Acquisition.

B.7	Selected historical key financial information	The Ball Group

The following table sets forth the selected historical consolidated financial information for the Ball Group as of and for the three months ended March 31, 2016 and as of and for the three years ended December 31, 2015, reported in accordance with U.S. GAAP. The information for the three months ended March 31, 2016 and March 31, 2015 has been extracted without material adjustment from the Ball Group's unaudited condensed consolidated financial statements. The information for the fiscal years ended December 31, 2015, 2014 and 2013 has been extracted without material adjustment from the Ball Group's audited consolidated financial statements. Historical results are not indicative of the results to be expected in the future.

	Three months ended March 31,		Year ended December 31,
($ in millions, except per share amounts)	2016	2015	2015	2014	2013
	(unaudited)
Statement of Earnings Data
Net sales	1,756	1,923	7,997.0	8,570.0	8,468.1

Earnings (loss) before interest and taxes(1)	(110)	126	605.2	838.6	795.4
Total interest expense	(99)	(98)	(259.7)	(193.0)	(211.8)

Earnings (loss) before taxes	(209)	28	345.5	645.6	583.6

Net earnings (loss) from continuing operations attributable to Ball Corporation(1)	(127)	21	280.9	470.0	406.4

Earnings (loss) per share:
Basic—continuing operations(1)	(0.90)	0.15	2.05	3.39	2.79
Diluted—continuing operations(1)	(0.90)	0.15	1.99	3.30	2.73
Weighted average shares outstanding (in thousands):
Basic	141,793	137,086	137,300	138,508	145,943
Diluted	141,793	141,076	140,984	142,430	149,223

				December 31,
	March 31, 2016	December 31, 2015
				2015	2014	2013
	(unaudited)
Balance sheet data
Total assets(2)	10,059	9,697	(2)	9,777.0	7,571.0	7,820.4
Total interest bearing debt and capital lease obligations(2)	5,799	5,051	(2)	5,131.5	3,168.9	3,605.1
Cash dividends per share	0.13	0.52		0.52	0.52	0.52
Total cash provided by/(used in) operating activities	(386)	1,007		1,006.7	1,012.5	839.0

____________________
(1)	Includes business consolidation activities and other items affecting comparability between years.

SECTION B—ISSUER

Element	Disclosure Requirement	Disclosure

(2) In April 2015, accounting guidance was issued to change the balance sheet presentation for debt issuance costs. Under the new guidance, debt issuance costs are presented as a direct deduction from the long-term debt, consistent with debt discounts, rather than as a deferred charge. The guidance does not affect the recognition and measurement of debt issuance costs; hence, amortization of debt issuance will continue to be reported as interest expense. This guidance was applied retrospectively on January 1, 2016, and resulted in decreases of intangibles and other long-term assets and long-term debt by $80 million from the amounts previously reported as of December 31, 2015.

The Ball Group's net sales decreased from $1,923 million in the three months ended March 31, 2015 to $1,756 million in the three months ended March 31, 2016. The decrease in sales was primarily as a result of the pass through of lower metal input costs of $76 million. Other items significantly impacting revenue in the first quarter of 2016 were lower net pricing in China, lower currency exchange effects in Europe and the completion of two significant U.S. government programs in our Aerospace segment, all of which were partially offset by higher metal beverage sales volumes.

The Ball Group's net earnings decreased from $21 million in the three months ended March 31, 2015 to a loss of $127 million in the three months ended March 31, 2016. The decrease in net earnings in the first quarter of 2016 was due to increased business consolidation and other activities of $215 million and lower net pricing in China of $20 million, partially offset by an increase of $84 million in tax benefits, which resulted from the significant business consolidation costs and debt refinancing and other costs incurred in the first quarter of 2016.

The Ball Group's net sales decreased from $8,570.0 million in the year ended December 31, 2014 to $7,997.0 million in the year ended December 31, 2015. The decrease in net sales in 2015 compared to 2014 was due to unfavorable foreign currency effects in Europe, lower metal food container sales volumes due to a customer shift in North American steel food containers and unfavorable pricing in the People's Republic of China (the "PRC"), partially offset by higher beverage segment sales volumes.

The increase in net sales in 2014 compared to 2013 was due primarily to higher metal beverage container sales volumes and higher aerospace program revenues, partially offset by lower North American food and household product volumes.

The Ball Group's net earnings decreased from $470 million in the year ended December 31, 2014 to $280.9 million in the year ended December 31, 2015. Net earnings were lower in 2015 compared to 2014 due to lower sales, unfavorable currency effects, higher business consolidation and other activities and higher debt refinancing and other costs, partially offset by a lower tax rate in 2015 and cost reduction efforts by all business segments.

Net earnings in 2014 compared to 2013 were favorably impacted by higher metal beverage container sales volumes, lower cost of sales as a percentage of net sales, lower depreciation expense, lower interest expense and a lower tax rate in 2014, partially offset by lower North American food and household product volumes, unfavorable tinplate service center manufacturing performance in the U.S., higher debt refinancing costs and higher selling, general and administrative costs in 2014.

SECTION B—ISSUER

Element	Disclosure Requirement	Disclosure

There has been no significant change in the financial or trading position of the Ball Group which has occurred since March 31, 2016, being the date to which the last interim consolidated financial statements of the Ball Group were prepared.
The Rexam Group

The tables below set out the Rexam Group's summary financial information for the periods indicated, reported in accordance with IFRS as adopted by the E.U. The consolidated financial information for the Rexam Group has been extracted without material adjustment from the historical financial information in relation to the Rexam Group.

	Year ended December 31,
(£ in millions, except per share information)	2015	2014	2013
Income statement data
Sales	3,925	3,832	3,943
Operating profit	291	402	417
Profit before tax	250	343	339
Profit for the period from continuing operations	185	267	253
Profit/(loss) for the period from discontinued operations	—	90	(158)
Total profit for the period attributable to equity shareholders of Rexam PLC	182	357	95
Basic earnings per share from continuing operations (pence)	25.9	36.2	32.0
Basic earnings/(loss) per share from discontinued operations (pence)(1)	—	12.2	(20.0)
Total (pence)	25.9	48.4	12.0
Diluted earnings per share from continuing operations (pence)	25.7	35.9	31.6
Diluted earnings per share from discontinued operations (pence)	—	12.1	(20.0)
Total (pence)	25.7	48.0	11.6
Other data
Total assets	4,853	4,587	5,139
Total interest-bearing debt	1,484	1,416	1,480
Net assets	1,466	1,414	1,869
Ordinary share capital	567	567	566
Weighted average number of shares in issue—basic	702.9	737.1	791.3
Weighted average number of shares in issue—diluted	709.5	744.2	800.9
Cash dividends per share (pence)	17.7	17.5	15.9
Total cash provided by operating activities	317	361	409

____________________
(1) The results of operations of the Healthcare business, which was sold in 2014, are reflected as a discontinued operation for the years ended December 31, 2014 and 2013.

Sales increased by £93 million from £3,832 million in 2014 to £3,925 million in 2015. The increase in sales was primarily due to a 4 percent increase in volumes, partially offset by currency movements of £13 million and pricing pressures with the continuing commoditization of certain specialty cans in North America.

SECTION B—ISSUER

Element	Disclosure Requirement	Disclosure

The Rexam Group's sales decreased by £111 million from £3,943 million in 2013 to £3,832 million in 2014. The decrease in sales was primarily due to adverse currency movements of £254 million and the negative pass-through of lower aluminum costs of £19 million, partially offset by the impact of increased volumes.

Operating profit decreased by £111 million from £402 million in 2014 to £291 million in 2015, due to a number of factors. Costs related to the Ball transaction totaled £49 million and restructuring costs increased by £29 million compared to 2014 (primarily as a result of the closure of the Berlin can plant). Adverse currency movements were £14 million and pricing pressure in North America and higher energy costs in Brazil also led to lower operating margins. These decreases were partially offset by increased volumes and efficiency savings in the year of £22 million.

The Rexam Group's operating profit decreased by £15 million from £417 million in 2013 to £402 million in 2014, due to a number of factors. Adverse currency movements were £39 million, aluminum premium costs were higher by £34 million and restructuring costs of £15 million were incurred in 2014 in relation to the reorganization of the European beverage can business and the conversion of steel lines to aluminum. These decreases were partially offset by increased volumes, efficiency savings of £20 million driven by metal savings and energy cost reductions, a one off indirect tax benefit in Brazil of £18 million and a favorable £29 million movement in the fair value of certain operating derivatives.

There has been no significant change in the financial or trading position of the Rexam Group which has occurred since December 31, 2015, being the date to which the last audited consolidated financial statements of the Rexam Group were prepared.

B.8	Selected key pro forma financial information	The unaudited pro forma balance sheet and statement of net earnings of the Combined Group set out below and the related notes thereto (the "Pro Forma Financial Information") has been prepared on the basis set out in the related notes to illustrate the impact of the Acquisition and disposal of the Divestment Business on the balance sheet of Ball as if these events had taken place as of December 31, 2015, and net statement of earnings of Ball as if the events had taken place on January 1, 2015.

The Pro Forma Financial Information has been prepared for illustrative purposes only and, by its nature addresses a hypothetical situation and, therefore, does not represent the Combined Group's actual financial position or results.

The Pro Forma Financial Information has been prepared in accordance with Annex II of the European Union Regulation No. 809/20014 and in a manner consistent with the accounting policies adopted by the Ball Group in preparing its audited consolidated financial statements for the year ended December 31, 2015.

B.9	Profit forecast or estimate	Not applicable. No profit forecast or estimate is included in this Prospectus.

B.10	A description of the nature of any qualifications in the audit report on the historical financial information	Not applicable. There are no qualifications included in any audit report on the historical financial information included or incorporated by reference in this Prospectus.

SECTION B—ISSUER

Element	Disclosure Requirement	Disclosure

B.11	Working capital—qualifications	Not applicable.

In the opinion of the Company, taking into account the committed facilities available to the Ball Group, the working capital available to the Ball Group is sufficient for the Ball Group's present requirements, that is for at least the next 12 months following the date of this Prospectus.

SECTION C—SECURITIES

Element	Disclosure Requirement	Disclosure

C.1	Type and class of securities	Ball will issue up to 32.3 million shares of common stock of no par value in the capital of Ball pursuant to the Acquisition. When trading on the New York Stock Exchange, the New Ball Shares will trade under the ISIN US0584981064 and CUSIP 058498106 under the ticker symbol "BLL."

C.2	Currency of the securities issue	The New Ball Shares will be denominated in U.S. dollars.

C.3	The number of issued and fully paid Ball Shares	As at May 13, 2016 (being the latest practicable date prior to the publication of this Prospectus), there were 141,796,413 Ball Shares issued and outstanding and fully paid. The Ball Shares have no par value.

Immediately following completion of the Acquisition, Ball expects to have up to 174,096,413 shares of common stock (comprising 141,796,413 Ball Shares and up to 32.3 million New Ball Shares, assuming that the number of issued and outstanding Ball Shares as at May 13, 2016 does not change prior to the Effective Date) in issue and outstanding.

C.4	A description of the rights attached to the securities	The New Ball Shares will be common stock shares in the capital of Ball with no par value. The New Ball Shares will be fully paid and will rank pari passu in all respects with the Ball Shares in issue as at the date of this Prospectus, save that they will not participate in any dividend payable or distribution by Ball by reference to a record date prior to the Effective Date.
The Ball Shares rank equally for voting purposes as between the Ball Shares. Each holder of Ball Shares (a "Ball Shareholder") has one vote for every Ball Share held.
Each Ball Share ranks equally for any dividend declared and all dividends shall be declared and paid according to the amounts paid up on the Ball Shares.

C.5	Restrictions on the free transferability of the securities	Neither the certificate of incorporation nor the bylaws of Ball contain any restrictions on the transfer of Ball Shares or New Ball Shares. New Ball Shares have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

C.6	Admission	The Ball Shares currently in issue are admitted to trading on the New York Stock Exchange (NYSE: BLL). Application will be made to the New York Stock Exchange for the New Ball Shares to be admitted to trading. No application has been made or is currently intended to be made for the New Ball Shares to be admitted to listing or trading on any other exchange.
The New York Stock Exchange is not a regulated market for the purposes of the Prospectus Directive.

SECTION C—SECURITIES

Element	Disclosure Requirement	Disclosure

C.7	Dividend policy	The declaration and payment of future dividends will be at the discretion of the Ball Directors and will depend upon many factors, including Ball's earnings, financial condition, business needs, consideration of other methods of returning capital to shareholders, capital and surplus requirements of its operating subsidiaries and regulatory and contractual restrictions.
Following completion of the Acquisition, the Company currently intends to maintain its existing dividend policy.

SECTION D—RISKS

Element	Disclosure Requirement	Disclosure

D.1	Key information on the key risks that are specific to the Ball Group, the Rexam Group and the Combined Group or their industry	Key information on the key risks related to the Ball Group, the Rexam Group and the Combined Group:

•

The Combined Group will sell a majority of its packaging products to relatively few major beverage, packaged food, personal care and household product companies. The loss of a key customer, or a reduction in its requirements, could have a significant negative impact on the sales of the Combined Group. The Combined Group's relationship with key customers could also be adversely affected as a result of the sale of the Divestment Business and the impact it may have on material contracts with key customers.

•

Competition within the packaging and aerospace industries is intense. The Combined Group will face competitive risks from many sources that may negatively impact its profitability. The principal methods of competition in the general packaging industry are price, innovation, sustainability, service and quality. In the aerospace industry they are technical capability, cost and schedule. Some of the Combined Group's competitors may have greater financial, technical and marketing resources. The Combined Group's competitors may offer products at a lower price or products that are deemed superior to the Combined Group's.

•

The Combined Group will be subject to competition from alternative products, which could result in lower profits and reduced cash flows. The Combined Group's metal packaging products will be subject to significant competition from substitute products, particularly plastic carbonated soft drink bottles made from PET, single serve beer bottles and other food and beverage containers made of glass, cardboard or other materials. Competition from plastic carbonated soft drink bottles is particularly intense in the U.S., Europe, Brazil and the PRC, and may adversely affect the prospects of the Combined Group.

•

The Combined Group's business, financial condition and results of operations will be subject to risks resulting from broader geographic operations. The sizeable scope of the Combined Group's operations outside of the U.S. may lead to more volatile financial results and make it more difficult for Ball to manage the business. Reasons for this include, political and economic instability; governments' restrictive trade policies; the imposition or rescission of duties, taxes or government royalties; exchange rate risks; difficulties in enforcement of contractual obligations and intellectual property rights; and the geographic, language and cultural differences between personnel in different areas of the world.

SECTION D—RISKS

Element	Disclosure Requirement	Disclosure

•

The Combined Group will be vulnerable to fluctuations in the supply and price of raw materials. The Combined Group will purchase aluminum, steel and other raw materials and packaging supplies from several sources. Raw materials are subject to fluctuations in price and availability attributable to a number of factors, including general economic conditions, commodity price fluctuations, the demand by other industries for the same raw materials and the availability of complementary and substitute materials. Increases in raw material costs could have a material adverse effect on the Combined Group's business, financial condition or results of operations.

D.3	Key information on the key risks that are specific to the securities	Key information on the key risks specific to the New Ball Shares is:

•

The number of New Ball Shares that Rexam Shareholders will receive in the aggregate as a result of the Acquisition will be based on a fixed exchange ratio. The value of the New Ball Shares that Rexam Shareholders receive could be different than at the time Rexam Shareholders vote to approve the Scheme.

•

Rexam Shareholders receiving New Ball Shares in the Acquisition will become shareholders in an Indiana corporation, which will change the rights and privileges of such shareholders in comparison to the rights and privileges of a shareholder in an English company. In addition, Ball has adopted, or is subject to, certain provisions that have the effect of discouraging or preventing certain types of transactions involving an actual or a threatened change in control of Ball, including unsolicited takeover attempts, even though such a transaction may offer Ball Shareholders at such time the opportunity to sell their Ball Shares at a premium to the unaffected market price.

•

Issuances of a substantial number of New Ball Shares in connection with the Acquisition and future issuances of Ball Shares will dilute the interests of holders of Ball Shares and may adversely affect the market price of the Ball Shares.

•

The value of the New Ball Shares may fluctuate significantly as publicly traded shares and may be affected by developments unrelated to the Combined Group's operating performance, such as the operating and share price performance of other companies that investors may consider comparable to Ball, speculation about Ball in the press or the investment community, strategic actions by competitors, changes in market conditions and regulatory changes in any number of countries, and shifts in macro-economic or geopolitical conditions generally.

SECTION E—OFFER

Element	Disclosure Requirement	Disclosure

E.1	The total net proceeds and an estimate of the total expenses of the offer	No proceeds will accrue to Ball in connection with the issuance of the New Ball Shares (the "Offer").

The aggregate costs and expenses incurred by Ball and Rexam in connection with the issuance of the New Ball Shares, the Acquisition and the Divestment Business are estimated to amount to approximately $269.1 million (including advisory, legal, audit, valuation and other professional fees).

SECTION E—OFFER

Element	Disclosure Requirement	Disclosure

E.2a	Reasons for the offer, use of proceeds and estimated net amount of the proceeds	Not applicable. The New Ball Shares are being issued as part consideration to holders of Rexam Shares ("Rexam Shareholders") pursuant to the Acquisition, and as such Ball will not receive any subscription proceeds from the recipients of the New Ball Shares. Accordingly, there is no estimated net amount of the proceeds.

E.3	A description of the terms and conditions of the offer	Not applicable. The purpose of this Prospectus is to permit U.K. persons who are Rexam Shareholders to accept the Offer in a manner compliant with E.U. prospectus law.

E.4	A description of any interest that is material to the offer including conflicting interests	Other than as disclosed in Element B.6 above (i.e., disclosure of each person known by Ball to be the beneficial owner of at least 5 percent of the Ball Shares), there are no other interests, including conflicting interests, that are material to the Offer, although Rexam's directors and executive officers may have interests in the Acquisition that are different from, or in addition to, those of Rexam Shareholders and Ball Shareholders.

E.5	Name of the person or entity offering to sell the securities and details of any lock-up agreements	Not applicable. No person is offering to sell any Ball Shares or New Ball Shares as part of the Offer and as such there are no selling shareholders, and no lock-up agreement has been executed in respect of the Offer.

E.6	Dilution resulting from the offer	Assuming the issue of 32.3 million New Ball Shares pursuant to the Offer and that the number of issued and outstanding Ball Shares as at May 13, 2016 (being the latest practicable date prior to the date of publication of this Prospectus) does not change prior to the Effective Date, the Ball Shares currently in issue and outstanding will represent approximately 81.4 percent of the total issued and outstanding Ball Shares immediately following the completion of the Acquisition.

E.7	Estimated expenses charged to the investor by the issuer	Not applicable. No expenses will be charged to any investor by Ball in respect of the Offer.

PART II
RISK FACTORS

Investing in and holding the Ball Shares (including the New Ball Shares) is subject to a number of financial and other risks. Rexam Shareholders and potential investors should carefully consider the following risks and uncertainties together with all the other information set out in, or incorporated by reference into, this Prospectus prior to making any decision as to whether or not to participate in the Offer. The risks described below are based on information known at the date of this Prospectus, but may not be the only risks to which we, Rexam and/or the Combined Group might be exposed. Additional risks and uncertainties, which are currently unknown to us or that we do not currently consider to be material, may materially affect our business, Rexam's business and/or the business of the Combined Group and could have a material adverse effect on our business, financial condition, results of operations and prospects, those of Rexam and/or those of the Combined Group. If any of the following risks were to occur, our business, financial condition and results of operations, those of Rexam and/or those of the Combined Group could be materially adversely affected, and the value of the Ball Shares could decline and investors could lose all or part of the value of their investment in the Ball Shares. Rexam Shareholders and potential investors should read this Prospectus as a whole, including the information incorporated by reference, and not rely solely on the information set out in this Part II ("Risk Factors").

Risks related to the Acquisition

The Acquisition is subject to various closing conditions, including governmental, regulatory, and shareholder approvals, as well as other uncertainties, and there can be no assurances as to whether and when it may be completed. Failure to consummate the Acquisition could negatively impact our stock price and our future business and financial results.

The consummation of the Acquisition is subject to certain customary conditions. A number of the conditions are not within Ball's or Rexam's control and it is possible that such conditions may prevent, delay or otherwise materially adversely affect the completion of the Acquisition. These conditions include, among other things: (i) approval of the Scheme by the holders of at least a majority in number representing at least 75 percent of the issued share capital of Rexam present at a shareholder meeting, approval of related resolutions by at least a 75 percent majority of the issued capital of Rexam present at a further shareholder meeting (excluding shares held by Ball, if any) and the sanction of the Scheme by the High Court of England and Wales, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as obtaining approvals and clearances under the antitrust laws of several other jurisdictions including the European Union and Brazil, and (iii) the absence of a material adverse change affecting Rexam and certain other actions related to Rexam as described in the Scheme Circular. Under the City Code, we may only invoke a condition to the Acquisition to cause the Acquisition not to proceed if the Panel is satisfied that the circumstances giving rise to that condition not being satisfied are of material significance to Ball in the context of the Acquisition as a whole.

We cannot predict with certainty whether and when any of the remaining required conditions will be satisfied or if another uncertainty may arise. If the Acquisition does not receive, or timely receive, the required regulatory approvals and clearances, or if another event occurs that delays or prevents the Acquisition, such delay or failure to complete the Acquisition and the acquisition process may cause uncertainty or other negative consequences that may materially and adversely affect our business, financial condition and results of operations and, to the extent that the current price of the Ball Shares reflects an assumption that the Acquisition will be completed, the price per Ball Share could be negatively impacted.

We may not realize all of the anticipated benefits of the Acquisition, or those benefits may take longer to realize than expected. We may also encounter significant unexpected difficulties in integrating the two businesses.

Our ability to realize the anticipated benefits of the Acquisition will depend, to a large extent, on our ability to integrate our business with Rexam's business. Combining two independent businesses is a complex, costly and time-consuming process, which will be even more complex in the context of the sale of the Divestment Business. As a result, we will be required to devote significant management attention and resources to integrating the business practices and operations of the Ball Group and the Rexam Group. The integration process may disrupt the business of the Combined Group and, if implemented ineffectively, could preclude the realization of the full benefits of the Acquisition that are currently expected. Our failure to meet the challenges involved in integrating the two businesses to realize the anticipated benefits of the Acquisition could cause an interruption of, or a loss of momentum in, the

Combined Group's commercial activities and could adversely affect the Combined Group's results of operations. In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of certain management's attention. The difficulties of combining the operations of the Ball Group and the Rexam Group include, among others:

•
difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining our business with that of Rexam;

•
difficulties in integrating operations, business practices, systems, technologies, books and records, as well as in maintaining uniform standards, controls (including internal accounting controls), procedures and policies;

•
difficulties in divesting the Divestment Business;

•
the loss of key personnel to the Divestment Business;

•
expenses related to any undisclosed or potential liabilities;

•
difficulties in assimilating employees;

•
difficulties in managing the expanded operations of a significantly larger and more complex company;

•
challenges in retaining existing customers and suppliers;

•
challenges in obtaining new customers and suppliers;

•
potential unknown liabilities and unforeseen increased expenses associated with the Acquisition; and

•
challenges in retaining and attracting key personnel.

Many of these factors are or will be outside of our (and the Combined Group's) control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy, which could materially impact our (and the Combined Group's) business, financial condition and results of operations. In addition, even if the operations of the businesses of Ball and Rexam are integrated successfully, the Combined Group may not realize the full benefits of the Acquisition, including the synergies, cost savings or sales or growth opportunities that we expect, or the full benefits may not be achieved within the anticipated time frame, or at all. Additional unanticipated costs may be incurred in the integration of the businesses of Ball and Rexam. All of these factors could adversely affect the earnings of the Combined Group, decrease or delay the expected accretive effect of the Acquisition, or negatively impact the price of the Ball Shares. As a result, we cannot assure that the combination of Ball's and Rexam's businesses will result in the realization of the full benefits anticipated from the Acquisition.

In order to close the Acquisition, we will need to incur a significant level of debt that could have important consequences for our business and any investment in our securities.

On February 19, 2015, we entered into a £3.3 billion unsecured bridge term loan facility, pursuant to which lending institutions agreed, subject to limited conditions, to provide financing necessary to pay the cash portion of the consideration payable to Rexam Shareholders upon consummation of the Acquisition and related fees and expenses. In December 2015, we issued $1 billion of 4.375 percent senior notes, €400 million of 3.5 percent senior notes, all due in December 2020, and €700 million of 4.375 percent senior notes due in December 2023. Pursuant to the terms of the Bridge Facility Agreement, we deposited the net proceeds from the issuance of such notes into escrow accounts (from which proceeds would be released, subject to certain conditions, to pay a portion of the cash consideration payable to Rexam Shareholders and related fees and expenses), which reduced the commitments under the Bridge Facility Agreement to £1.9 billion. On March 18, 2016, we refinanced in full the Bridge Facility Agreement with a $1.4 billion term loan facility available to Ball and a €1.1 billion term loan facility available to Bidco under a secured credit agreement pursuant to which the term lenders thereunder agreed, subject to limited conditions, to provide financing necessary to pay the cash portion of the consideration payable to Rexam Shareholders upon consummation of the Acquisition and related fees and expenses. The Secured Credit Agreement also includes a $1.5 billion multi-currency revolving credit facility available to Ball and certain of its subsidiaries. If we borrow under the Secured Credit Agreement, or otherwise draw upon or incur indebtedness of this level to close the Acquisition, such indebtedness could have significant consequences for the Combined Group's business and any investment in Ball's securities, including:

•
increasing the Combined Group's vulnerability to adverse economic, industry or competitive developments;

•
requiring a substantial portion of the Combined Group's cash flows from operations to be dedicated to the payment of principal and interest on its indebtedness, therefore reducing the Combined Group's ability to use its cash flow to fund its operations, capital expenditures and future business opportunities and returning cash to Ball's shareholders;

•
restricting the Combined Group from making strategic acquisitions or causing it to make non-strategic divestitures;

•
limiting the Combined Group's ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•
limiting the Combined Group's flexibility in planning for, or reacting to, changes in its business or market conditions and placing it at a competitive disadvantage compared to the Combined Group's competitors who are less highly leveraged and who, therefore, may be able to take advantage of opportunities that the Combined Group's leverage prevents it from exploiting.

If the Acquisition is not completed by August 19, 2016, we may, under certain circumstances, be obligated to pay a break payment to Rexam of seven percent of the total consideration contemplated to be paid in connection with the Acquisition.

If the Acquisition is not consummated by August 19, 2016 (unless extended by mutual agreement), because certain regulatory approvals that are conditions to the Acquisition have not been obtained (or waived by us), we would be required to pay Rexam a break payment of seven percent of the total consideration contemplated to be paid in connection with the Acquisition. Any break payment that Ball may be required to pay may require us to incur debt or use available cash that would have otherwise been available for general corporate purposes and other matters. For these and other reasons, failure to complete the Acquisition could materially and adversely affect our business, financial condition and results of operations and the price per Ball Share.

In order to obtain regulatory clearance for the Acquisition, we will be required to commit to and effect significant divestitures which could negatively impact our ability to realize the anticipated benefits of the Acquisition or otherwise have a material adverse effect on the Combined Group.

In connection with satisfying requirements under the antitrust laws of the United States, the European Union and Brazil, and obtaining associated approvals and clearances, we have been required to commit to significant divestitures, with required total global divestiture commitments having estimated unaudited aggregate annual revenue in 2015 of approximately US$3 billion, based on available financial information for the assets to be divested. In order to obtain such approvals and clearances, Ball and Rexam have entered into the Purchase Agreement with the Purchaser, pursuant to which we have agreed to sell the Divestment Business to the Purchaser. For a description of the Purchase Agreement please see paragraph 13 ("Material contracts—Ball Group—Purchase Agreement") of Part XXII ("Additional Information").

As part of their review process in respect of the sale of the Divestment Business, amendments to the terms and conditions of the Purchase Agreement may be requested by regulators in the United States, Europe and Brazil. Any such requests from those regulators which affect the terms and conditions of the sale of the Divestment Business to the Purchaser may prevent the Purchaser from completing the acquisition of the Divestment Business on time or at all, or may result in the Purchase Agreement and other commercial arrangements between us and the Divestment Business being amended, varied, updated or replaced. The Company intends to publish any material amendment, variation, update or replacement to the Purchase Agreement on its website but it shall not be obligated to do so unless expressly required by the City Code or applicable law. Furthermore, the Purchaser may not be approved as the buyer of the Divestment Business by the regulators in the United States, Europe and Brazil, preventing the Purchaser from completing the acquisition of the Divestment Business on time or at all.

As a result of the significant divestitures and the risks related to the divestiture process, we may not realize all or a significant portion of the anticipated benefits of the Acquisition, including anticipated synergies, and the Combined Group may otherwise suffer other negative consequences that may materially and adversely affect its business, relationships with major customers, financial condition and results of operations and, to the extent that the current price of the Ball Shares reflects the assumptions that the divestiture process will be completed and that the anticipated benefits of the Acquisition will be realized, the price per Ball Share could be negatively impacted.

The City Code restricts our ability to cause Rexam to consummate the Acquisition and limits the relief Ball may obtain in the event Rexam's Board of Directors withdraws its support for the Acquisition.

The City Code limits the contractual commitments that may be obtained from Rexam to take actions in furtherance of the Acquisition, and the Rexam Board may, if its fiduciary and other directors' duties so require, withdraw its recommendation in support of the Acquisition, and withdraw the Scheme, at any time prior to the Scheme becoming effective. The City Code does not permit Rexam to pay any break fee to Ball if it does so, nor can it be subject to any restrictions on soliciting or negotiating other offers or transactions involving Rexam other than the restrictions that arise under the City Code against undertaking actions or entering into agreements which might frustrate Ball's takeover offer for Rexam.

Rexam Shareholders may receive a form of consideration different from what they elect under the Mix and Match Facility.

Although each Rexam Shareholder (other than certain Overseas Shareholders) may elect to receive, in respect of some or all of their holdings of Rexam Shares and subject to offsetting elections, (i) all cash, or (ii) all New Ball Shares, instead of receiving 407 pence and 0.04568 of a New Ball Share for each Rexam Share held, the total number of New Ball Shares to be issued and the maximum aggregate amount of cash to be paid under the Acquisition will not be varied as a result of elections under the Mix and Match Facility. Accordingly, elections made by Rexam Shareholders under the Mix and Match Facility will be satisfied only to the extent that other Rexam Shareholders make off-setting elections. To the extent that elections cannot be satisfied in full, they will be scaled down on a pro rata basis. As a result, Rexam Shareholders who make an election under the Mix and Match Facility will not know the exact number of New Ball Shares or the amount of cash they will receive until settlement of the consideration due to them in respect of the Acquisition. This could result in, among other things, tax consequences that differ from those that would have resulted if such Rexam Shareholder had exclusively received the form of consideration that it had elected (including the potential recognition of a gain for income tax purposes if such Rexam Shareholder receives cash).

The proration and adjustment procedures applicable to the Mix and Match Facility do not include any mechanism to ensure that the value of the consideration received for each Rexam Share is equivalent, and the value of the consideration received by a Rexam Shareholder may be different depending on such shareholder's election. In the event that a Rexam Shareholder does not make an election under the Mix and Match Facility it will receive 407 pence in cash and 0.04568 of a New Ball Share for each Rexam Share held.

Risks relating to our business (and, following completion of the Acquisition, the business of the Combined Group)

The loss of a key customer, or a reduction in its requirements, could have a significant negative impact on our sales.

We and Rexam sell (and the Combined Group will sell) a majority of our packaging products to relatively few major beverage, packaged food, personal care and household product companies, some of which operate in North America, South America, Europe and Asia. Although the majority of our customer contracts are (and the Combined Group's customer contracts will be) long-term, these contracts, unless they are renegotiated or renewed, expire in accordance with their respective terms and are terminable under certain circumstances, such as our (or the Combined Group's) failure to meet quality, volume or market pricing requirements. Our (and the Combined Group's) relationship with key customers could also be adversely affected as a result of the sale of the Divestment Business and the impact it may have on material contracts with key customers. Because we and Rexam depend (and the Combined Group will depend) on relatively few major customers, our business, financial condition or results of operations (and the business, financial condition or results of operations of the Combined Group) could be adversely affected by the loss of any of these customers, a reduction in the purchasing levels of these customers, a strike or work stoppage by a significant number of these customers' employees or an adverse change in the provisions of the supply agreements with these customers. In addition, in some cases, we and Rexam will be required to obtain consent from customers to effect a division of contracts that would be serviced by both the Combined Group and the Divestment Business. There is no guarantee that we or Rexam will be able to obtain such consents on commercially acceptable terms or at all.

The primary customers for our aerospace segment are U.S. government agencies or their prime contractors. Our contracts with these customers are subject to several risks, including funding cuts and delays, technical uncertainties, budget changes, competitive activity and changes in scope.

We face competitive risks from many sources that may negatively impact our profitability.

Competition within the packaging and aerospace industries is intense. Increases in productivity, combined with existing or potential surplus capacity in the industry, have maintained competitive pricing pressures. The principal methods of competition in the general packaging industry are price, innovation, sustainability, service and quality. In the aerospace industry they are technical capability, cost and schedule. Some of our competitors may have greater financial, technical and marketing resources, and some continue to add capacity and may currently have significant excess capacity. Upon its acquisition of the Divestment Business, the Purchaser will also emerge as a major new competitor in the packaging industry as a result of the Acquisition. Our current or potential competitors (and those of the Combined Group) may offer products at a lower price or products that are deemed superior to ours (and the Combined Group's). The global economic environment has resulted in reductions in demand for our products in some instances, which, in turn, could increase these competitive pressures.

We are subject to competition from alternative products, which could result in lower profits and reduced cash flows.

Our and Rexam's metal packaging products are (and those of the Combined Group will be) subject to significant competition from substitute products, particularly plastic carbonated soft drink bottles made from PET, single serve beer bottles and other food and beverage containers made of glass, cardboard or other materials. Competition from plastic carbonated soft drink bottles is particularly intense in the U.S., Europe, Brazil and the PRC, and may adversely affect the prospects of Ball (and those of the Combined Group). Certain of our aerospace products are also subject to competition from alternative products and solutions. There can be no assurance that our products (and those of the Combined Group) will successfully compete against alternative products, which could result in a reduction in our profits or cash flow (and those of the Combined Group).

Our packaging businesses have a narrow product range, and our business would suffer if usage of our products decreased or if decreases occur in the demand for the beverages, food and other goods filled in our products.

For the year ended December 31, 2015, 74 percent of the Ball Group's consolidated net sales and 100 percent of the Rexam Group's consolidated sales were from the sale of metal beverage containers, and we expect the Ball Group (and the Combined Group) to derive a significant portion of its future revenues and cash flows from the sale of metal beverage containers. Our business (and the business of the Combined Group) would suffer if the use of metal beverage containers decreased. Accordingly, broad acceptance by consumers of aluminum and steel containers for a wide variety of beverages is critical to our (and the Combined Group's) future success. If demand for glass and PET bottles increases relative to metal containers, the demand for aluminum and steel containers does not develop as expected or declines in consumption of carbonated soft drinks in North America continue, our business, financial condition or results of operations could be materially adversely affected (as could those of the Combined Group).

Changes in laws and governmental regulations may adversely affect our business and operations.

We, Rexam and our customers and suppliers are (and the Combined Group will be) subject to various federal, state, provincial and local laws and regulations, which are increasing in number and complexity. Each of our, and our suppliers', facilities is (and the Combined Group's facilities will be) subject to federal, state, provincial and local licensing and regulation by health, environmental, workplace safety and other agencies in multiple jurisdictions. Requirements of worldwide governmental authorities with respect to manufacturing, manufacturing facility locations within the jurisdiction, product content and safety, climate change, workplace safety and health, environmental, expropriation of assets and other standards could adversely affect our ability (and the ability of the Combined Group) to manufacture or sell our products, and the ability of our customers and suppliers to manufacture and sell their products. In addition, we face

(and the Combined Group will face) risks arising from compliance with and enforcement of increasingly numerous and complex federal, state, provincial and local laws and regulations. Specifically, in the PRC, land is owned by the state or rural collective economic organizations. Ball relies (and the Combined Group will rely) on land use rights issued by the state to conduct its operations in the PRC. The revocation or loss of such rights may have an adverse effect on our financial condition and results of operations (and those of the Combined Group).

Enacted regulatory developments regarding the reporting and use of "conflict minerals" mined from the Democratic Republic of the Congo and adjoining countries could affect the sourcing, availability and price of minerals used in the manufacture of certain of our products. As a result, there may only be a limited pool of suppliers who provide conflict-free materials, and we cannot give assurance that we (and the Combined Group) will be able to obtain such products in sufficient quantities or at competitive prices. Also, because our supply chains are complex, we (and the Combined Group) may face reputational challenges with customers and other stakeholders if we are unable to sufficiently verify the origins of all materials used in the products that we (and the Combined Group) sell. The compliance and reporting aspects of these regulations may result in incremental costs to the company.

While deposit systems and other container-related legislation have been adopted in some jurisdictions, similar legislation has been defeated in public referenda and legislative bodies in many others. We anticipate that continuing efforts will be made to consider and adopt such legislation in the future. The packages we produce (and that the Combined Group will produce) are widely used and perform well in U.S. states, Canadian provinces and European countries that have deposit systems, as well as in other countries worldwide.

Significant environmental, employment-related, consumer product-related and other legislation and regulatory requirements exist and are also evolving. The compliance costs associated with current and proposed laws and potential regulations could be substantial, and any failure or alleged failure to comply with these laws or regulations could lead to litigation or governmental action, all of which could adversely affect our (and the Combined Group's) financial condition or results of operations.

Our business, financial condition and results of operations are (and those of the Combined Group will be) subject to risks resulting from broader geographic operations.

The Ball Group derived 41 percent of its consolidated net sales from outside the U.S. for the year ended December 31, 2015, and that percentage is likely to be significantly higher for the Combined Group as the Rexam Group derived 69 percent of its sales from outside the U.S. for the year ended December 31, 2015. The sizeable scope of our operations (and those of the Combined Group) outside of the U.S. may lead to more volatile financial results and make it more difficult for us to manage our business. Reasons for this include, but are not limited to, the following:

•
political and economic instability;

•
governments' restrictive trade policies;

•
the imposition or rescission of duties, taxes or government royalties;

•
exchange rate risks;

•
difficulties in enforcement of contractual obligations and intellectual property rights; and

•
the geographic, language and cultural differences between personnel in different areas of the world.

Any of these factors, many of which are also present in the U.S., could materially adversely affect our business, financial condition or results of operations (and those of the Combined Group).

The Combined Group will be more exposed to currency exchange rate fluctuations as, following completion of the Acquisition, there will be an increased proportion of assets, liabilities and earnings denominated in foreign currencies.

As a result of the Acquisition, the financial results of the Combined Group will be more exposed to currency exchange rate fluctuations and an increased proportion of assets, liabilities, earnings and expenses will be denominated in non-U.S. dollar currencies. The Ball Group's reporting currency is the U.S. dollar. The Combined Group will present its financial statements in U.S. dollars and will have a significant proportion of net assets and income denominated in non-U.S. dollar currencies, primarily the euro, as well as pounds sterling and a range of emerging market currencies. The Combined Group's financial results and capital ratios will therefore be sensitive to movements in foreign exchange rates.

A decrease in the value of the various currencies compared to the U.S. dollar could reduce our profits (and those of the Combined Group) and the value of net assets when reported in U.S. dollars in our financial statements (and those of the Combined Group). This could have a material adverse effect on our business, financial condition or results of operations (and those of the Combined Group) as reported in U.S. dollars. In addition, fluctuations in currencies relative to currencies in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations (and those of the Combined Group).

We manage our exposure to currency fluctuations, particularly our exposure to fluctuations in the euro to U.S. dollar exchange rate to attempt to mitigate the effect of cash flow and earnings volatility associated with exchange rate changes. We primarily use forward contracts and options to manage our currency exposures and, as a result, we experience gains and losses on these derivative positions offset, in part, by the impact of currency fluctuations on existing assets and liabilities. Our inability to properly manage our exposure (and the exposure of the Combined Group) to currency fluctuations could materially impact our results (and those of the Combined Group).

We are vulnerable to fluctuations in the supply and price of raw materials.

We and Rexam purchase (and the Combined Group will purchase) aluminum, steel and other raw materials and packaging supplies from several sources. While all such materials are available from independent suppliers, raw materials are subject to fluctuations in price and availability attributable to a number of factors, including general economic conditions, commodity price fluctuations (particularly aluminum on the London Metal Exchange), the demand by other industries for the same raw materials and the availability of complementary and substitute materials. Although we enter into commodities purchase agreements from time to time and sometimes use derivative instruments to seek to manage our aluminum price risk, we cannot ensure that our current suppliers (and those of the Combined Group) of raw materials will be able to supply us (and the Combined Group) with sufficient quantities at reasonable prices. Economic and financial factors could impact our suppliers (and those of the Combined Group), thereby causing supply shortages. Increases in raw material costs could have a material adverse effect on our business, financial condition or results of operations (and those of the Combined Group). In the Americas, Europe and Asia, some contracts do not allow us to pass along increased raw material costs and we generally use derivative agreements to seek to manage key aspects of this risk. Our hedging procedures (and those of the Combined Group) may be insufficient and our results (and those of the Combined Group) could be materially impacted if costs of materials increase. Due to the fixed price contracts and derivative activities, while increasing raw material costs may not impact our near-term profitability, increased prices could decrease our sales volume over time.

If we fail to retain key management and personnel, we may be unable to implement our key objectives.

We and Rexam believe that our future success (and the future success of the Combined Group) depends, in part, on our experienced management team. Unforeseen losses of key members of our, Rexam's or the Combined Group's management team without appropriate succession and/or compensation planning could make it difficult for us to manage our business (and the business of the Combined Group) and meet our objectives. In addition, most of Ball's key regional management and personnel in Europe and Brazil, and a significant portion of Rexam's personnel in the U.S. and Europe, will be required to leave the company and transfer to the Divestment Business, and this could adversely affect the ability of Ball and the Combined Group to pursue and implement key commercial opportunities.

Downgrading of the United States' credit rating could have a material adverse effect on Ball's business, financial condition and results of operations.

S&P lowered its long-term sovereign credit rating on the United States from "AAA" to "AA+" in August 2011. Additionally, Fitch and Moody's have warned that they may downgrade the U.S. government's sovereign credit rating if future budget negotiations to raise the debt ceiling fail, or if steps are not taken to decrease the U.S.'s debt load. Because of the unprecedented nature of negative credit rating actions with respect to U.S. government obligations, the impact of a further downgrade to the U.S. government's sovereign credit rating or any other further rating actions by any rating agency is inherently unpredictable. Such actions could have material adverse impacts on financial markets and economic conditions in the

United States and throughout the world. In turn, this could have a material adverse effect on our business, financial condition and results of operations (and those of the Combined Group). In addition, further downgrades of the United States' credit rating could create broader financial turmoil and uncertainty.

Decreases in our ability to apply new technology and know-how may affect our competitiveness.

The Ball Group's and the Rexam Group's success depends (and the success of the Combined Group will depend) partially on our ability to improve production processes and services. The Ball Group and the Rexam Group (and the Combined Group) must also introduce new products and services to meet changing customer needs. If we are unable to implement better production processes or to develop new products through research and development or licensing of new technology, we may not be able to remain competitive with other manufacturers. As a result, our business, financial condition or results of operations (and those of the Combined Group) could be adversely affected.

Adverse weather and climate changes may result in lower sales.

We manufacture (and the Combined Group will manufacture) packaging products primarily for beverages and foods. Unseasonably cool weather can reduce demand for certain beverages packaged in our containers. In addition, poor weather conditions or changes in climate that reduce crop yields of fruits and vegetables can adversely affect demand for our food containers. Climate change could have various effects on the demand for our products (and those of the Combined Group) in different regions around the world.

Prolonged work stoppages at facilities with union employees could jeopardize our financial position.

As of December 31, 2015, approximately 27 percent of the Ball Group's and approximately 68 percent of the Rexam Group's North American packaging facility employees and approximately 63 percent of the Ball Group's and approximately 66 percent of the Rexam Group's European employees were covered by collective bargaining agreements. These collective bargaining agreements have staggered expirations during the next several years. Although we consider our employee relations to be generally good, a prolonged work stoppage or strike at any facility with union employees could have a material adverse effect on our business, financial condition or results of operations (and those of the Combined Group). In addition, we cannot ensure that upon the expiration of existing collective bargaining agreements, new agreements will be reached without union action or that any such new agreements will be on terms satisfactory to us.

A major disruption to internal facilities or the external supply chain could adversely affect our business.

Ball's and Rexam's operations are (and those of the Combined Group will be) subject to the potential risk of a major disruption to internal facilities or the external supply chain, which could be caused by natural disaster, loss or scarcity of supply, industrial disputes, supplier failure, technology failure, unplanned outages and physical damage as a result of fire or other such events. A major disruption to these operations caused by such an event could adversely impact our (and the Combined Group's) ability to meet customer requirements, create potential additional contractual liabilities and have a consequential impact on our financial performance (and the financial performance of the Combined Group).

Consolidation in the metal packaging industry could adversely impact the Ball Group and the Combined Group.

Metal packaging industry participants may seek to consolidate through mergers and acquisitions. Continued consolidation within the metal packaging industry will further enhance the already competitive industry environment as the Ball Group and the Combined Group would likely experience more robust competition from larger competitors. These consolidated entities may use their enhanced market power and broader supply base to negotiate price reductions for products and services of the Ball Group and the Combined Group which could adversely affect our reputation, competitiveness and results of operations (and those of the Combined Group).

Our aerospace and technologies segment is subject to certain risks specific to that business.

In our aerospace business, U.S. government contracts are subject to reduction or modification in the event of changes in requirements and the government may also terminate contracts at its convenience pursuant to standard termination provisions. In such instances, we (and the Combined Group) may be entitled to reimbursement for allowable costs and profits on authorized work that has been performed through the date of termination.

In addition, budgetary constraints may result in further reductions to projected spending levels by the U.S. government. In particular, government expenditures are subject to the potential for automatic reductions, generally referred to as "sequestration." Sequestration may occur in any given year, resulting in significant additional reductions to spending by various U.S. government defense and aerospace agencies on both existing and new contracts, as well as the disruption of ongoing programs. Even if sequestration does not occur, we expect that budgetary constraints and ongoing concerns regarding the U.S. national debt will continue to place downward pressure on agency spending levels. Due to these and other factors, overall spending on various programs could decline, which could result in significant reductions to revenue, cash flows, net earnings and backlog primarily in our (and the Combined Group's) aerospace and technologies segment.

As a U.S. government contractor, we could be adversely affected by changes in regulations or any negative findings from a U.S. government audit or investigation.

Our aerospace business operates in a highly regulated environment and is routinely audited and reviewed by the U.S. government and its agencies, such as the Defense Contract Audit Agency ("DCAA") and Defense Contract Management Agency ("DCMA"). These agencies review performance under our contracts, our cost structure and our compliance with applicable laws, regulations and standards, as well as the adequacy of, and our compliance with, our internal control systems and policies. Business systems that are subject to review under the DoD Federal Acquisition Regulation Supplement ("DFARS") are accounting, purchasing, estimating, material management and accounting systems, as well as property and earned value management. Any costs ultimately found to be unallowable or improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed. If an audit uncovers improper or illegal activities, we (and the Combined Group) may be subject to civil and criminal penalties, sanctions or suspension or debarment from doing business with the U.S. government. Whether or not illegal activities are alleged, the U.S. government also has the ability to decrease or withhold certain payments when it deems systems subject to its review to be inadequate. If such actions were to result in suspension or debarment, this could have a material adverse effect on our business (and the business of the Combined Group).

We use estimates in accounting for many of our programs in our aerospace business, and changes in our estimates could adversely affect our future financial results.

The Ball Group accounts for sales and profits on some long-term contracts in its aerospace business in accordance with the percentage-of-completion method of accounting, using the cumulative catch-up method to account for updates in estimates. The percentage-of-completion method of accounting involves the use of various estimating techniques to project revenues and costs at completion and various assumptions and projections relative to the outcome of future events, including the quantity and timing of product deliveries, future labor performance and rates, and material and overhead costs. These assumptions involve various levels of expected performance improvements. Under the cumulative catch-up method, the impact of updates in our estimates related to units shipped to date is recognized immediately.

Because of the significance of the judgments and estimates described above, it is likely that we (and the Combined Group) could record materially different amounts if different assumptions were used or if the underlying circumstances or estimates were to change. Accordingly, updates in underlying assumptions, circumstances or estimates may materially affect our future financial performance (and that of the Combined Group).

Our backlog includes both cost-type and fixed-price contracts. Cost-type contracts generally have lower profit margins than fixed-price contracts. Our (and the Combined Group's) earnings and margins may vary depending on the types of government contracts undertaken, the nature of the work performed under those contracts, the costs incurred in performing the work, the achievement of other performance objectives and their impact on our (and the Combined Group's) ability to receive fees.

Failure to comply with anti-corruption laws and regulations may subject the Combined Group to fines or penalties and may disrupt its business activities.

The Ball Group and the Rexam Group are subject to anti-corruption laws and regulations, including the UK Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977, and the Combined Group will continue to be subject to these laws and regulations in the future. The Ball Group and the Rexam Group mandate compliance with anti-corruption laws and have implemented procedures and controls to monitor internal and external compliance, and the Combined Group will continue to do so in the future. However, there can be no assurance that the Combined Group's policies and procedures will be followed at all times or will effectively detect and/or prevent violations of the applicable laws or other fraudulent activity by one or more of its employees. As a result, the Combined Group could be subject to criminal, civil and/or administrative fines or penalties, which could have a material adverse effect on its business, reputation, financial condition and results of operations.

Our business is subject to substantial environmental remediation and compliance costs.

The Ball Group's and the Rexam Group's operations are (and the operations of the Combined Group will be) subject to federal, state, provincial and local laws and regulations in multiple jurisdictions relating to environmental hazards, such as emissions to air, discharges to water, the handling and disposal of hazardous and solid wastes and the clean-up of hazardous substances. We have been designated, along with numerous other companies, as a potentially responsible party for the clean-up of several hazardous waste sites. Based on available information, we do not believe that any costs incurred in connection with such sites will have a material adverse effect on Ball's (or the Combined Group's) financial condition, results of operations, capital expenditures or competitive position. There is increased focus on the regulation of greenhouse gas emissions and other environmental issues worldwide.

Our business faces the potential of increased regulation on some of the raw materials utilized in our packaging operations.

The Ball Group's and the Rexam Group's operations are (and the operations of the Combined Group will be) subject to federal, state, provincial and local laws and regulations in multiple jurisdictions relating to some of the raw materials, such as epoxy-based coatings utilized in our container making process. Epoxy-based coatings may contain Bisphenol-A ("BPA"). Scientific evidence evaluated by regulatory agencies in the United States, Canada, Europe, Japan, Australia and New Zealand has consistently shown these coatings to be safe for food contact at current levels, and these regulatory agencies have stated that human exposure to BPA from epoxy-based container coatings is well below safe exposure limits set by government bodies worldwide. A significant change in these regulatory agency statements, adverse information concerning BPA, or rulings made within certain federal, state, provincial and local jurisdictions, such as recent legislation in France banning BPA in certain products and the current proposed consumer warning requirements in the State of California under Proposition 65, could have a material adverse effect on our business, financial condition or results of operations (and those of the Combined Group). We recognize that significant interest exists in non-epoxy-based coatings, and we have been proactively working with coatings suppliers and our customers to evaluate alternatives to current coatings.

Net earnings and net worth could be materially affected by an impairment of goodwill.

The Ball Group has a significant amount of goodwill recorded on the consolidated balance sheet as of December 31, 2015. We are required (and the Combined Group will be required) at least annually to test the recoverability of goodwill. The recoverability test of goodwill is based on the current fair value of our identified reporting units. Fair value measurement requires assumptions and estimates of many critical factors, including revenue and market growth, operating cash flows and discount rates. If general market conditions deteriorate in portions of our business (or the Combined Group's business), we (and the Combined Group) could experience a significant decline in the fair value of reporting units. This decline could lead to an impairment of all or a significant portion of the goodwill balance, which could materially affect our U.S. GAAP net earnings and net worth (or those of the Combined Group).

If the investments in Ball's pension plans, or in the multi-employer pension plans in which Ball participates, do not perform as expected, we may have to contribute additional amounts to the plans, which would otherwise be available to cover operating expenses and fund growth opportunities.

Ball maintains (and the Combined Group will maintain) defined benefit pension plans covering substantially all of its North American and U.K. employees, which are funded based on certain actuarial assumptions. The plans' assets consist primarily of common stocks, fixed income securities and, in the U.S., alternative investments. All assets and liabilities relating to the Ball U.K. defined benefit pension plan will transfer to the Purchaser on completion of the sale of the Divestment Business. In relation to the North American pension plans that will be retained by the Combined Group, market declines, longevity increases or legislative changes, such as the Pension Protection Act in the U.S., could result in a prospective decrease in Ball's (and the Combined Group's) available cash flow and net earnings over time, and the recognition of an increase in Ball's (and the Combined Group's) pension obligations could result in a reduction to its shareholders' equity. Additional risks exist related to Ball's (and the Combined Group's) participation in multi-employer pension plans. Assets contributed to a multi-employer pension plan by one employer may be used to provide benefits to employees of other participating employers. If a participating employer in a multi-employer pension plan stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participants. This could result in increases to Ball's (and the Combined Group's) contributions to the plans as well as pension expense.

Rexam may be required to make further contributions, in addition to those already agreed, to its defined benefit pension plans for employees if the value of pension fund assets is not sufficient to cover future obligations under the plans.

Rexam operates defined benefit (funded and unfunded) and defined contribution pension plans and also participates in multi-employer pension plans in the U.S. The largest defined benefit pension plans are the funded plans in the U.K. and the U.S. The U.K. defined benefit pension plan was closed to new entrants in 2011 and benefits were frozen for salaried members of the U.S. defined benefit pension plan in 2006. Rexam also operates unfunded defined benefit pension plans in the U.S., Sweden and Germany, a funded defined benefit pension plan in Ireland and an unfunded retiree medical plan covering certain current and former employees in the U.S.

The cost and present value of any related pension assets and liabilities depend on factors such as life expectancy of members, the salary progression of the current employees, the return that plan assets generate and the discount rate used to calculate the present value of liabilities. There is a risk that changes in discount rates, price inflation, asset returns or mortality assumptions could lead to a material deficit in Rexam's funded benefit plans and increased liabilities for the Combined Group in relation to Rexam's unfunded pension plans. Given the long term time frame of pension plan cash flows, the actuarial assumptions on which funding decisions are based are uncertain and can be volatile from year-to-year due to changes in investment market conditions. A higher pension deficit may lead to additional funding requirements in future years for Rexam (and the Combined Group).

Additional risks exist in relation to Rexam's participation in multi-employer pension plans. Assets contributed to a multi-employer pension plan by one employer may be used to provide benefits to employees of other participating employers. If a participating employer in a multi-employer pension plan stops contributing to the plan, the unfunded obligations of the multi-employer plan may be borne by the remaining employers. This could result in increases to Rexam's (and the Combined Group's) contributions to the multi-employer plans as well as overall pension expense.

Pursuant to an escrow investment arrangement entered into between Rexam and the trustees of Rexam's U.K. defined benefit pension plan in 2012, shortly before completion of the Offer, Rexam will be required to pay approximately £66.5 million into an escrow account. Under the terms of the escrow investment arrangement, if on completion of the Offer there is (among other things) a negative change in the Rexam Group's credit rating, Rexam may be required to make an onward payment into its U.K. defined benefit pension plan of the sum held in escrow. For the avoidance of doubt, nothing in this risk factor constitutes a qualification of the working capital statement contained in paragraph 16 ("Working capital") of Part XXII of this Prospectus ("Additional Information").

Restricted access to capital markets could adversely affect our short-term liquidity and prevent us from fulfilling our obligations under the notes issued pursuant to our bond indentures.

A reduction in global market liquidity could affect the Ball Group (and the Combined Group) in the following ways:

•
restrict our ability (and the Combined Group's ability) to fund working capital, capital expenditures, research and development expenditures and other business activities;

•
increase our vulnerability (and the Combined Group's vulnerability) to general adverse economic and industry conditions, including the credit risks stemming from the economic environment;

•
limit our flexibility (and the Combined Group's flexibility) in planning for, or reacting to, changes in our businesses and the industries in which we operate;

•
restrict us (and the Combined Group) from making strategic acquisitions or exploiting business opportunities; and

•
limit, along with the financial and other restrictive covenants in our debt (and the Combined Group's debt), among other things, our ability to borrow additional funds, dispose of assets, pay cash dividends or refinance debt maturities.

If market interest rates increase, our variable-rate debt (and that of the Combined Group) will create higher debt service requirements, which would adversely affect our cash flow (and the cash flow of the Combined Group). While we sometimes enter (and the Combined Group may enter) into agreements limiting our exposure, any such agreements may not offer complete protection from this risk.

Global economic conditions or other macroeconomic developments in the geographic regions and markets in which we operate may adversely affect our business, financial condition and results of operations.

The overall credit, financial and economic environment could have significant negative effects on our operations (and those of the Combined Group), including:

•
the creditworthiness of customers, suppliers and counterparties could deteriorate resulting in a financial loss or a disruption in our supply of raw materials;

•
volatile market performance could affect the fair value of our pension assets, potentially requiring us to make significant additional contributions to our defined benefit plans to maintain prescribed funding levels;

•
a significant weakening of our financial position or operating results could result in noncompliance with our debt covenants; and

•
reduced cash flow from our operations could adversely affect our ability to execute our long-term strategy to increase liquidity, reduce debt, repurchase our stock and invest in our businesses.

There can be no assurance that there will not be further deterioration in the global economy. Continued economic slowdown and sluggish economic recovery in our (and the Combined Group's) key markets may impact upon demand for our products (and those of the Combined Group), create price and volume pressure and erode consumer confidence in our business (and the business of the Combined Group).

Changes in U.S. generally accepted accounting principles ("U.S. GAAP") and Securities and Exchange Commission ("SEC") rules and regulations could materially impact our reported results.

U.S. GAAP and SEC accounting and reporting changes are common and have become more frequent and significant over the past several years. Furthermore, the U.S. and international accounting standard setters are in the process of jointly converging several key accounting standards. These changes could have significant effects on our reported results (and the reported results of the Combined Group) when compared to prior periods and other companies and may even require us to retrospectively adjust prior periods. Additionally, material changes to the presentation of transactions in the consolidated financial statements could impact key ratios that analysts and credit rating agencies use to rate Ball (and the Combined Group) and ultimately the ability of Ball (and the Combined Group) to access the credit markets in an efficient manner.

Increased information technology (IT) security threats and more sophisticated and targeted computer crime could pose a risk to our systems, networks, products, solutions and services.

Increased global IT security threats and more sophisticated and targeted computer crime pose a risk to the security of the systems and networks of the Ball Group and the Rexam Group (and those of the Combined Group) and the confidentiality, availability and integrity of our data (and the data of the Combined Group). While we and the Rexam Group attempt (and the Combined Group will attempt) to mitigate these risks by employing a number of measures, including employee training, comprehensive monitoring of our networks and systems, and maintenance of backup and protective systems, our systems, networks, products, solutions and services (and those of the Combined Group) remain potentially vulnerable to advanced persistent threats. Depending on their nature and scope, such threats could potentially lead to the compromise of confidential information, improper use of our systems and networks, manipulation and destruction of data, defective products, production downtimes and operational disruptions, which in turn could adversely affect our reputation, competitiveness and results of operations (and those of the Combined Group). Additionally, the integration of the Ball Group's and the Rexam Group's systems following the completion of the Acquisition, particularly taking into account the complexity related to the substantially simultaneous sale of the Divestment Business, may prove more difficult and costly than anticipated.

We are exposed to a number of different tax uncertainties, which could have a material adverse effect on the results of our operations.

The Ball Group and the Rexam Group are (and the Combined Group will be) required to pay taxes in multiple jurisdictions. We determine the tax liability we are required to pay based on our interpretation of applicable tax laws and regulations in the jurisdictions in which we operate. However, some uncertainties may arise in estimating our tax liabilities (and those of the Combined Group). As a result of any such uncertainty, we (and the Combined Group) may be subject to additional tax liabilities, fines or penalties, which could have a material adverse effect on our reputation and the results of our operations (and those of the Combined Group).

Risks related to the New Ball Shares

The number of New Ball Shares that Rexam Shareholders will receive in the aggregate as a result of the Acquisition will be based on a fixed exchange ratio. The value of the New Ball Shares that Rexam Shareholders receive could be different than at the time Rexam Shareholders vote to approve the Scheme.

Upon completion of the Acquisition and subject to the Mix and Match Facility, Rexam Shareholders (other than certain Overseas Shareholders) will receive (i) 407 pence in cash and (ii) 0.04568 New Ball Shares for each Rexam Share. The number of New Ball Shares that Rexam Shareholders will be entitled to receive will not be adjusted in the event of any increase or decrease in the share price of either Ball Shares or Rexam Shares.

The market value of the New Ball Shares that Rexam Shareholders will be entitled to receive when the Acquisition is completed could vary significantly from the market value of Ball Shares on the date of this Prospectus or the date of the Rexam General Meeting. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Ball Shares or Rexam Shares, such market price fluctuations may affect the value that Rexam Shareholders will receive upon completion of the transaction. Share price changes may result from a variety of factors, including changes in the business, operations or prospects of Ball or Rexam, market assessments of the likelihood that the Acquisition will be completed, the timing of the Acquisition, regulatory considerations, general market and economic conditions and other factors. Rexam Shareholders are urged to obtain current market quotations for Ball Shares and Rexam Shares.

Rexam Shareholders receiving New Ball Shares in the Acquisition will become shareholders in an Indiana corporation, which will change the rights and privileges of such shareholders in comparison to the rights and privileges of a shareholder in an English company.

Ball is governed by the laws of the United States and the State of Indiana and by its Amended Articles and Bylaws. The Indiana Business Corporation Law extends to shareholders certain rights and privileges that may not exist under English law and, conversely, does not extend certain rights and privileges that a Rexam Shareholder may have as a shareholder of a company governed by English law. Further, Ball has adopted, or is subject to, certain provisions that have the effect of discouraging a third party from acquiring control of it. For example, under the Amended Articles, the Ball Board is divided into three classes of directors, each elected for three-year terms, and Ball Shareholders may not call special meetings of shareholders. Such provisions may have the effect of discouraging or preventing certain types of transactions involving an actual or a threatened change in control of Ball, including unsolicited takeover attempts, even though such a transaction may offer Ball Shareholders at such time the opportunity to sell their Ball Shares at a premium above the unaffected market price. See Part XXII ("Additional Information") for more information on Ball's Amended Articles and Bylaws.

Issuances of a substantial number of New Ball Shares in connection with the Acquisition and future issuances of Ball Shares may adversely affect the market price of the Ball Shares.

Issuance of the New Ball Shares in connection with the Acquisition and future issuances of Ball Shares will dilute the interests of holders of Ball Shares and may adversely affect the market price of the Ball Shares. It is possible that the Combined Group may decide to offer additional Ball Shares in the future either to raise capital or for other purposes. If Ball Shareholders do not purchase a proportionate amount of such Ball Shares or were not eligible to participate in such an offering, their proportionate ownership and voting interests in Ball would be reduced. An additional offering could also have a material adverse effect on the market price of Ball Shares.

The value of the New Ball Shares generally may fluctuate significantly as publicly traded shares.

Following completion of the Acquisition, the value of the New Ball Shares, as with Ball Shares generally, may fluctuate significantly as a result of a large number of factors as well as period-to-period variations in operating results or change in revenue or profit estimates by Ball, industry participants or financial analysts. The market price of the Ball Shares could be negatively affected by sales of substantial amounts of the Ball Shares in the public market or the perception or any announcement that such sales could occur. We cannot predict what effect, if any, this would have on the market price of the Ball Shares. The value of the Ball Shares could also be affected by developments unrelated to our operating performance, such as the operating and share price performance of other companies that investors may consider comparable to Ball, speculation about Ball in the press or the investment community, strategic actions by competitors, including acquisitions and/or restructurings, changes in market conditions and regulatory changes in any number of countries, whether or not we derive significant revenue therefrom, and shifts in macro-economic or geopolitical conditions generally. The occurrence of any of these events could adversely affect the market price of the Ball Shares and investors may find it more difficult to sell their Ball Shares at a time and price which they deem appropriate, or at all.

PART III
BALL DIRECTORS, SECRETARY, PRINCIPAL EXECUTIVE OFFICE AND ADVISORS

Directors of the Company	John A. Hayes (Chairman, President and Chief Executive Officer)
Robert W. Alspaugh (Independent Non-Executive Director)
Michael J. Cave (Independent Non-Executive Director)
Hanno C. Fiedler (Independent Non-Executive Director)
R. David Hoover (Director)
Georgia Nelson (Independent Non-Executive Director)
George M. Smart (Independent Non-Executive Director)
Theodore M. Solso (Independent Non-Executive Director)
Stuart A. Taylor, II (Independent Non-Executive Director)
all of whose business address is 10 Longs Peak Drive, Broomfield, Colorado, 80021-2510, United States.
Company Secretary	Charles E. Baker
Headquarters and Principal Executive Office	10 Longs Peak Drive Broomfield Colorado 80021-2510 United States
Financial Advisor to the Company	Greenhill & Co. International LLP Lansdowne House 57 Berkeley Square London W1J 6ER United Kingdom
Legal Advisor to the Company as to English and U.S. Law	Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street Canary Wharf London E14 5DS United Kingdom
Legal Advisor to the Financial Advisor as to English and U.S. Law	Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR United Kingdom
Auditor to the Company	PricewaterhouseCoopers LLP 1900 16th Street Denver Colorado 80202 United States
Reporting Accountant to the Company	PricewaterhouseCoopers LLP 1 Embankment Place London WC2N 6RH United Kingdom

 PART IV
EXPECTED TIMETABLE OF PRINCIPAL EVENTS AND INDICATIVE STATISTICS

The dates and times given in the table below in connection with the Acquisition are indicative only and are based on Ball's current expectations and may be subject to change (including as a result of changes to Court times, the regulatory timetable and/or the process for implementation of the Acquisition). In particular, the dates and times for the Court hearing to sanction the Scheme (and accordingly, all subsequent principal events), may be earlier than the dates and times set out below in the event that Ball receives regulatory clearances earlier than expected.

Expected timetable of principal events

Event	Time and/or date(1)
Announcement of the Acquisition (2.7 Announcement)	February 19, 2015
Publication of this Prospectus and the Scheme Document	May 17, 2016
Voting Record Time	6.00 p.m. on June 6, 2016
Court Meeting	11.00 a.m. on June 8, 2016
Special General Meeting	11:15 a.m. on June 8, 2016
Scheme Court Hearing to sanction the Scheme	June 23, 2016
Last day of dealings in, and for registration of transfers, and disablement in CREST, of Rexam Shares	June 24, 2016
Election Return Date (being the latest time for receipt of Forms of Election or Electronic Elections from CREST holders)	4:30 p.m. on June 24, 2016
Dealings in Rexam Shares suspended in London	5:00 p.m. on June 24, 2016
Reorganization Record Time	6:00 p.m. on June 24, 2016
Date on which the Capital Reorganization takes placed under the Scheme	June 24, 2016
Reduction Court Hearing to confirm the Capital Reduction	June 27, 2016
Scheme Record Time	6:00 p.m. on June 27, 2016
Date on which the Capital Reduction takes place under the Scheme	June 28, 2016
Effective Date of the Scheme	before 8:00 a.m. on June 28, 2016
Cancellation of listing of Rexam Shares on the premium segment of the Official List and the main market of the London Stock Exchange	by 8:00 a.m. on June 28, 2016
Issue of New Ball Shares	June 28, 2016
Admission and commencement of dealings in New Ball Shares on the New York Stock Exchange	June 28, 2016
New Ball Shares registered through DRS (in respect of non-CSN Facility holders)	June 28, 2016
Ball DIs credited to CREST accounts (in respect of Scheme Shares held in certificated form only) and CSN Facility accounts credited	June 28, 2016
Despatch of statements of entitlement to New Ball Shares held through CSN Facility and DRS (in respect of Scheme Shares held in certificated form only)	within 14 days of Effective Date
Despatch of cheques and crediting of CREST accounts for cash consideration due under the Scheme and/or in respect of fractional entitlements to New Ball Shares (as applicable)	within 14 days of Effective Date
Long Stop Date (being the latest date by which the Scheme must be implemented)	August 19, 2016	(2)

(1)
All references in this section to times are to London time, unless specified otherwise.

(2)
The latest date by which the Scheme must be implemented may be extended by agreement between Ball and Rexam with the prior consent of the Panel and (if required) the approval of the Court.

Indicative statistics

Number of Ball Shares in issue and outstanding as at May 13, 2016 (being the latest practicable date prior to the date of publication of this Prospectus)	141,796,413
Number of New Ball Shares to be issued pursuant to the terms of the Acquisition(1)	up to 32.3 million
Number of Ball Shares in issue and outstanding following completion of the Acquisition(2)	174,096,413
New Ball Shares as a percentage of the enlarged issued share capital of Ball after completion of the Acquisition(2)	approximately 18.6%

(1)
There will be no proceeds accruing to Ball under the Offer.

(2)
Based on the assumption that the number of Ball Shares issued and outstanding as at May 13, 2016 will not change prior to completion of the Acquisition.

 PART V
PRESENTATION OF INFORMATION

General

Investors should rely only on the information in this Prospectus and the documents (or parts thereof) incorporated by reference. No person has been authorized to give any information or to make any representations other than the information and representations contained in this Prospectus and the documents (or parts thereof) incorporated by reference, and, if any other information or representations is or are given or made, such information or representations must not be relied upon as having been authorized by or on behalf of the Company or the Ball Directors. In particular, the contents of Ball's and Rexam's websites do not form part of this Prospectus and investors should not rely on them.

Without prejudice to any obligation of the Company to publish a supplementary prospectus pursuant to section 87G of FSMA and Rule 3.4.1 of the Prospectus Rules, the delivery of this Prospectus shall not, under any circumstances, create any implication that there has been no change in the business or affairs of the Company or of the Ball Group, the Rexam Group or (when applicable) the Combined Group since the date of this Prospectus or that the information contained herein is correct as of any time subsequent to its date.

The Company does not accept any responsibility for the accuracy or completeness of any information reported by the press or other media, nor the fairness or appropriateness of any forecasts, views or opinions expressed by the press or other media regarding the Acquisition, the Ball Group, the Rexam Group or (when applicable) the Combined Group. The Company makes no representation as to the appropriateness, accuracy, completeness or reliability of any such information or publication.

References to the "Company" are to Ball Corporation and references to the "Ball Group" and to "we," "us" and "our" are to the Company together with its consolidated subsidiaries.

The Company will update the information provided in this Prospectus by means of a supplement hereto if this Prospectus contains any material mistake or inaccuracy. Any supplement to this Prospectus will be subject to approval by the FCA and will be made public in accordance with the Prospectus Rules. The Company will comply with its obligation to publish supplementary prospectuses containing further updated information required by law or by any relevant regulatory authority but assumes no further obligation to publish any additional information. The contents of this Prospectus are not to be construed as legal, financial or tax advice. Each prospective investor should consult his or her own lawyer, financial advisor or tax advisor for legal, financial or tax advice in relation to any investment in or holding of Ball Shares or any acquisition of New Ball Shares in accordance with the Scheme.

This Prospectus is not intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by any of the Company or the Ball Directors or any of their representatives that any recipient of this Prospectus should agree to acquire the New Ball Shares in accordance with the Scheme. Prior to making any voting decision in respect of the Scheme or making any decision in respect of the Mix and Match Facility, persons acquiring the New Ball Shares should read this Prospectus in its entirety, paying particular attention to Part II ("Risk Factors"), and should not just rely on key information or information summarized within it. In making a voting decision or any decision in respect of the Mix and Match Facility, each person acquiring New Ball Shares must rely upon his or her own examination, analysis and enquiry of the Company, the Acquisition and this Prospectus, including the merits and risks involved.

Persons who acquire New Ball Shares in accordance with the Scheme will be deemed to have acknowledged that they have relied solely on the information contained in this Prospectus, and that no person has been authorized to give any information or to make any representation concerning the Ball Group, the Rexam Group or the New Ball Shares (other than as contained in this Prospectus) and, if given or made, any such other information or representation should not be relied upon as having been authorized by the Company or the Ball Directors.

Presentation of Ball financial information

The historical consolidated financial information in relation to the Ball Group in this Prospectus has been extracted without material adjustment from the unaudited condensed consolidated financial information and the audited consolidated financial information referred to in Part XV ("Ball Financial Information") and has been prepared in accordance with U.S. GAAP. Financial information extracted from the unaudited condensed consolidated financial information and from the audited consolidated financial information referred to in Part XV ("Ball Financial Information") is to be found in the section headed Part I ("Summary Information"), Part VIII ("Information on Ball"), Part XIII ("Ball Selected Financial Information") and Part XIV ("Ball Operating and Financial Review"). Rexam Shareholders and potential investors should ensure that they read the whole of this Prospectus and not just rely on key information or information summarized within it.

Presentation of Rexam financial information

The following documents which Rexam has filed with the FCA, and are available as described below, contain information about Rexam which is relevant to the Acquisition:

•
Rexam's Annual Report 2015;

•
Rexam's Annual Report 2014; and

•
Rexam's Annual Report 2013.

Rexam's Annual Reports listed above contain Rexam's audited consolidated financial statements for the financial years ended December 31, 2015, 2014 and 2013 (each prepared in accordance with IFRS), together with the audit report in respect of each year.

IFRS and U.S. GAAP

Ball's consolidated financial statements are prepared in accordance with U.S. GAAP whereas Rexam's consolidated financial statements are prepared in accordance with IFRS as adopted by the E.U.

U.S. GAAP differs from IFRS in a number of significant respects. Ball has not prepared, and does not currently intend to prepare, its financial statements or the financial statements of the Combined Group in, or reconcile them to, IFRS and hence has not quantified these differences for Rexam Shareholders or potential investors. For a discussion of certain differences between IFRS as adopted by the E.U. and U.S. GAAP that are relevant to converting results of Rexam that are presented in the Pro Forma Financial Information, see the footnotes to the Pro Forma Financial Information in Part XIX ("Unaudited Pro Forma Financial Information of the Combined Group").

In making an investment decision, Rexam Shareholders and potential investors must rely on their own examination of the Ball Group, the terms of the Acquisition and the financial information in this Prospectus. Rexam Shareholders and potential investors should consult their own professional advisors for an understanding of the differences between IFRS as adopted by the E.U. and U.S. GAAP.

Exchange rate information

The Bloomberg Composite Rate is a "best market" calculation. At any point in time, the bid rate is equal to the highest bid rate of all contributing bank indications, while the ask rate is set to the lowest ask rate offered by these banks. The Bloomberg Composite Rate is a mid-value rate between the applied highest bid rate and the lowest ask rate.

The average rate for a year means the average of the closing Bloomberg Composite Rate on each business day during a year. The average rate for a month, or for any shorter period, means the average of the closing Bloomberg Composite Rate of each business day during that month, or during any shorter period, as the case may be.

On May 13, 2016 (being the latest practicable date prior to the publication of this Prospectus), the U.S. dollar per pound sterling exchange rate was $1.44 per £1.00.

The table below sets forth the period end, average, high and low Bloomberg Composite Rate for U.S. dollars, expressed in U.S. dollars per £1.00, for the periods indicated. These translations should not be construed as a representation that the U.S. dollar amounts actually represent, or could be converted into, pounds sterling at the rates indicated.

	U.S. dollars per £1.00(1)
	Period end	Average	High	Low
Recent monthly data
May 2016 (through May 13)	1.44	1.45	1.47	1.44
April 2016	1.46	1.43	1.46	1.41
March 2016	1.44	1.43	1.45	1.40
February 2016	1.39	1.43	1.46	1.39
January 2016	1.42	1.44	1.48	1.42
December 2015	1.47	1.50	1.52	1.47
November 2015	1.51	1.52	1.54	1.50
Annual data (year ended December 31,)
2015	1.47	1.53	1.59	1.46
2014	1.56	1.65	1.72	1.55
2013	1.66	1.56	1.66	1.49

(1)
Source: Bloomberg.

Rounding

Certain figures contained in this Prospectus or incorporated by reference, including financial, statistical and operating information, have been subject to rounding adjustments for ease of presentation. Accordingly, in certain instances, the figure shown as totals in a column or a row in tables contained in this Prospectus or incorporated by reference may not be the precise sum of the figures given for that column or row.

Currency presentation

Unless otherwise indicated, all references in this Prospectus to:

•
"pounds sterling," "sterling," "British pounds," "pounds," "£," "pence" or "p" are to the lawful currency of the United Kingdom;

•
"Euro," "EUR," "€" or "€ cents" are to the lawful currency of the E.U. (as adopted by certain E.U. Member States); and

•
"U.S. dollars," "dollars," "U.S.$," "$" or "cents" are to the lawful currency of the United States.

Forward-looking statements

Certain information contained in this Prospectus, including any information as to the Ball Group's, the Rexam Group's or, following completion of the Acquisition and the sale of the Divestment Business, the Combined Group's strategy, market position, plans or future financial or operating performance, constitutes "forward-looking statements." These forward-looking statements include all matters that are not current or historical facts. These forward looking statements may be identified by the use of forward-looking terminology, including the terms "believe," "expect," "anticipate," "contemplate," "target," "plan," "intend," "continue," "budget," "project," "aim," "estimate," "may," "will," "could," "should," "shall," "seeks," "predicts," "assumes," "schedule" or, in each case, their negative or other variations or comparable terminology, or by discussions of strategy, plans, objectives, goals, future events or intentions. In particular, the statements under Part I ("Summary Information"), Part II ("Risk Factors"), Part VIII ("Information on Ball"), Part IX ("Information on Rexam"), Part X ("Information on the Divestment Business"), Part XIV ("Ball Operating and Financial Review") and Part XVII ("Rexam Operating and Financial Review") regarding Ball's, Rexam's or, following completion of the Acquisition and the sale of the Divestment Business, the Combined Group's strategy, future financial position and other future events or prospects are forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of Ball, Rexam and, following completion of the Acquisition, the Combined Group, which could cause actual results to differ materially from those indicated in any such statements. Such factors include, but are not limited to, continued volatility of input costs, pricing actions, increased competition, unanticipated expenses in connection with litigation, settlement of legal disputes, regulatory investigations or enforcement actions, Ball's indebtedness and ability to pay its indebtedness, risks from operating outside the United States, tax law changes, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions of the Acquisition, adverse effects on the market price of Ball Shares and on Ball's operating results because of a failure to complete the Acquisition, failure to realize the expected benefits of the Acquisition, significant transaction costs and/or unknown liabilities and general economic and business conditions that affect the Combined Group following the completion of the Acquisition. Factors that might affect: (i) Ball's and Rexam's packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; (ii) Ball and Rexam (each as a whole) include those listed plus: changes in senior management; successful or unsuccessful acquisitions and divestitures; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in Ball's or Rexam's containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of Ball and Rexam's respective defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives; and interest rates affecting Ball and Rexam's respective debt, and (iii) Ball's aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. For more information on these and other factors that could affect these forward-looking statements, see Part II ("Risk Factors"), which should be read in conjunction with the other cautionary statements included in this Prospectus.

Rexam Shareholders and potential investors should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are in many cases beyond the Company's control. By their nature, forward-looking statements involve risks and uncertainties because such statements relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not indicative of future performance and Ball's, Rexam's and the Combined Group's actual results of operations, financial condition and liquidity, and the development of the industry in which Ball and Rexam operate, may differ materially from those made in or suggested by the forward-looking statements contained in this Prospectus. The cautionary statements set out above should be considered in connection with any subsequent written or oral forward-looking statements that Ball, Rexam, or persons acting on their behalf, may issue.

These forward-looking statements reflect Ball's judgment at the date of this Prospectus and are not intended to give any assurances as to future results. Save for those forward-looking statements required by the Prospectus Rules, the Disclosure Rules and Transparency Rules and the Listing Rules and other applicable regulations, Ball disclaims any obligation or intention or undertaking to update or revise these forward-looking statements, and will not publicly release any revisions it may make to these forward-looking statements that may result from events or circumstances arising after the date of this Prospectus. Ball will comply with its obligations to publish updated information as required by law or by any regulatory authority but assumes no further obligation to publish additional information.

Explanatory wording in this Prospectus which refers to forward-looking statements does not qualify the working capital statement given in paragraph 16 ("Working capital") of Part XXII ("Additional Information").

No profit forecast

No statement in this Prospectus is intended as a profit forecast or a profit estimate and no statement in this Prospectus should be interpreted to mean that earnings per Ball Share or Rexam Share for the current or future financial years would necessarily match or exceed the historical published earnings per Ball Share or Rexam Share.

Quantified financial benefits

No statement in the Quantified Financial Benefits Statement published by Ball in connection with the Rule 2.7 Announcement, or any update or re-confirmation thereof published by Ball, should be construed as a profit forecast or interpreted to mean that the earnings of the Combined Group in the first full year following the Effective Date, or in any subsequent period, would necessarily match or be greater than or be less than those of Ball and/or Rexam for the relevant preceding financial period or any other period.

Market, economic and industry data

This Prospectus contains information regarding the Ball Group's, the Rexam Group's and, following completion of the Acquisition, the Combined Group's, businesses and the industries in which they operate and compete, some of which the Company has obtained from various third-party sources. Where information contained in this Prospectus originates from a third-party source, it is identified where it appears in this Prospectus together with the name of its source.

Where information has been sourced from a third party it has been accurately reproduced and, as far as the Company is aware and is able to ascertain from information published by that third party, no facts have been omitted that would render the reproduced information inaccurate or misleading.

No incorporation of website information

The contents of Ball's website, Rexam's website, any website mentioned in this Prospectus or any other website directly or indirectly accessible from hyperlinks on these websites have not been verified and are not incorporated into, or form part of, this Prospectus and investors should not rely on such information.

Definitions

Certain terms used in this Prospectus, including capitalized terms and certain technical and other items, are defined and explained in Part XXIII ("Definitions").

All times referred to in this Prospectus are, unless otherwise stated, references to London time.

All references to legislation in this Prospectus are to the legislation of England and Wales unless the contrary is indicated. Any reference to any provision of any legislation or regulation shall include any amendment, modification, re-enactment or extension thereof.

Words importing the masculine gender shall include the feminine or neutral gender.

Distribution restrictions

The release, publication or distribution of this Prospectus and any other Offer-related documentation in jurisdictions other than the United Kingdom, Ireland and the United States may be affected by the laws and regulations of relevant jurisdictions. Therefore any persons who are subject to the laws and regulations of any jurisdiction other than the United Kingdom, Ireland and the United States, or Rexam Shareholders who are not resident in such jurisdictions, should inform themselves of and observe any applicable requirements.

Overseas Shareholders

The availability of the Offer (including the right to make an election under the Mix and Match Facility) to Overseas Shareholders may be affected by the laws of the relevant jurisdictions. Overseas Shareholders should inform themselves about and should observe any applicable legal requirements. It is the responsibility of all Overseas Shareholders to satisfy themselves as to the full compliance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

In any case where an Overseas Shareholder is resident, located or has a registered address in a Restricted Jurisdiction or where Ball is advised that the granting of the right to make an election under the Mix and Match Facility or the issue of New Ball Shares to an Overseas Shareholder would or may infringe the laws of any jurisdiction outside the United Kingdom, Ireland or the United States or would or may require Ball or Rexam to obtain or observe any governmental or other consent or any registration, filing or other formality (including ongoing requirements) with which Ball or Rexam is unable to comply, or which Ball or Rexam regards as unduly onerous, Ball may, in its sole discretion determine that:

(i)
no election under the Mix and Match Facility shall be valid or accepted in respect of such Overseas Shareholder;

(ii)
the New Ball Shares shall be issued to and sold on behalf of such shareholder with the net proceeds of such sale being remitted to such shareholder; or

(iii)
the New Ball Shares shall instead be issued to a nominee appointed by Ball on behalf of such holder on terms that the nominee shall, as soon as reasonably practicable following the Effective Date, sell the New Ball Shares so issued with the net proceeds of such sale being remitted to such Overseas Shareholder.

Overseas Shareholders should consult their own legal and tax advisors with respect to the legal and tax consequences of the Scheme in their particular circumstances.

Notice to U.S. holders of Rexam Shares

This Prospectus does not constitute an offer of securities for sale in the United States or an offer to acquire or exchange securities in the United States. The New Ball Shares have not been and will not be registered under the Securities Act, or under the securities laws of any state or other jurisdiction of the United States. The New Ball Shares may not be offered, sold, resold, delivered, distributed or otherwise transferred, directly or indirectly, in or into the United States absent registration under the Securities Act or an exemption therefrom.

The New Ball Shares are expected to be issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof. The New Ball Shares generally should not be treated as "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act and persons who receive securities under the Scheme (other than "affiliates" as described in the paragraph below) may generally resell them without restriction under the Securities Act.

Under U.S. federal securities laws, persons who are or will be deemed to be affiliates (as defined under the Securities Act) of Bidco after the Effective Date may not resell the New Ball Shares received under the Scheme without registration under the Securities Act, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Additionally, Rexam Shareholders (whether or not U.S. persons) who are or will be affiliates of Ball or Rexam prior to, or of Ball after, the Effective Date may be subject to similar restrictions relating to the New Ball Shares received pursuant to the Acquisition. Whether a person is an affiliate of a company for such purposes depends upon the circumstances, but affiliates of a company can include certain officers and directors and significant shareholders.

Persons who may be deemed to be affiliates of Ball include individuals who, or entities that, control directly or indirectly, or are controlled by or are under common control with, Ball and may include certain officers and directors of Ball and Ball's principal shareholders (such as, for example, a holder of more than 10 percent of the outstanding capital stock). Rexam Shareholders who are affiliates, in addition to reselling their New Ball Shares in the manner permitted by Rule 144 under the Securities Act, may also sell their New Ball Shares under any other available exemption under the Securities Act, including Regulation S under the Securities Act, as applicable. Rexam Shareholders who believe they may be affiliates of Rexam, Ball or Bidco for the purposes of the Securities Act should consult their own legal advisors prior to any sale of New Ball Shares received pursuant to the Acquisition.

For the purposes of qualifying for the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(10), Rexam will advise the Court through counsel that its sanctioning of the Scheme will be relied upon by Rexam and Bidco as an approval of the Scheme following a hearing on its fairness, at which hearing all Rexam Shareholders are entitled to attend in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which notification has been given to all Rexam Shareholders.

The Acquisition is proposed to be effected by means of a scheme of arrangement under the laws of England and Wales. A transaction effected by means of a scheme of arrangement is not subject to proxy solicitation or tender offer rules under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), although Ball was required under the rules of the New York Stock Exchange to obtain approval of its shareholders for issuance of the New Ball Shares to Rexam Shareholders and was subject to proxy solicitations requirements with respect thereto. The Acquisition is subject to U.K. disclosure requirements, which are different from certain U.S. disclosure requirements. Certain financial information included in this Prospectus has been or will be prepared in accordance with accounting standards applicable in the United Kingdom and may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. However, if Ball were to elect to implement the Acquisition by means of a Takeover Offer, such Takeover Offer would be made in compliance with all applicable laws and regulations, including Section 14I of the Exchange Act and Regulation 14E thereunder. Such a Takeover Offer would be made in the United States by Ball and no one else. In accordance with normal U.K. practice and pursuant to Rule 14e-5(b) of the Exchange Act, in addition to any such Takeover Offer, Ball or its affiliates or nominees, or its or their brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Rexam Shares outside the United States, outside the Takeover Offer during the period in which the Takeover Offer remains open for acceptance, and until the date on which the Acquisition and/or Scheme becomes effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the United Kingdom, will be reported to the Regulatory News Service of the London Stock Exchange ("RNS") and will be available on the London Stock Exchange website at http://www.londonstockexchange.com/prices-and-news/prices-news/home.htm.

Rexam Shareholders who are citizens or residents of the United States should consult their own legal and tax advisors with respect to the legal and tax consequences of the Scheme or, if Ball decides to implement the Acquisition by way of a Takeover Offer, the Takeover Offer, in their particular circumstances.

None of the securities referred to in this Prospectus have been approved or disapproved by the SEC, any state securities commission in the United States or any other U.S. regulatory authority, nor have such authorities passed upon or determined the adequacy or accuracy of the information contained in this Prospectus. Any representation to the contrary is a criminal offense in the United States.

European Economic Area

In relation to each member state of the EEA which has implemented the Prospectus Directive (each, a "relevant member state"), with effect from and including the date on which the Prospectus Directive was implemented in that relevant member state (the "relevant implementation date"), no New Ball Shares have been offered or will be offered pursuant to the Offer in that relevant member state prior to the publication of a prospectus in relation to the New Ball Shares which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in the relevant member state, all in accordance with the Prospectus Directive, except that with effect from and including the relevant implementation date, offers of New Ball Shares may be made in that relevant member state at any time:

(i)
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii)
to fewer than 100, or if the relevant member states has implemented Directive 2010/73/EU, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(iii)
in any other circumstances which do not require the publication by Ball of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of New Ball Shares results in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in a relevant member state and each person who initially acquires any New Ball Shares or to whom any offer is made under the Offer on the basis of (i) above will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive and any measure implementing the Prospectus Directive in that relevant member state.

In the case of any New Ball Shares being offered to a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the New Ball Shares subscribed for or acquired by it in the Offer have not been subscribed for or acquired on a non-discretionary basis on behalf of, nor have they been subscribed for or acquired with a view to their resale to persons in circumstances which may give rise to an offer of New Ball Shares to the public in any relevant member state.

Notice on enforceability of judgments

Ball is organized under and governed by the law of Indiana and the United States of America. All of the Ball Directors and officers of Ball reside outside the United Kingdom. Substantially all or a significant portion of the assets of such persons and a significant portion of the assets of the Ball Group are located outside the United Kingdom. As such, it may be difficult or impossible to effect service of process within the United Kingdom upon those persons or to recover on judgments of United Kingdom courts against Ball or such directors and officers. Although Ball will appoint an agent for service of process in the United Kingdom and will submit to the jurisdiction of the courts of the United Kingdom, it may not be possible for investors to effect service of process on Ball or on such persons within the United Kingdom in any action.

If a judgment is obtained in a United Kingdom court against Ball, an investor will need to enforce such judgment in jurisdictions in which Ball has assets, which may not be the such investor's jurisdiction of domicile. There is no certainty as to whether a final judgment from the courts of the United Kingdom will be enforceable in the United States.

PART VI
DOCUMENTS INCORPORATED BY REFERENCE

The tables below set out the documents (or parts thereof) that are incorporated by reference into, and form part of, this Prospectus so as to provide certain information required pursuant to the Prospectus Rules and only the parts of the documents identified in the tables below are incorporated into, and form part of, this Prospectus. The parts of these documents which are not incorporated by reference are either not relevant for investors or are covered elsewhere in this Prospectus. To the extent that any part of any information referred to below itself contains information which is incorporated by reference, such information shall not form part of this Prospectus.

Rexam financial information

For the financial year ended December 31, 2015

Information incorporated by reference into this Prospectus	Reference document	Page number(s) in reference document
Independent Auditor's report to the members of Rexam PLC	Rexam's Annual Report 2015	77–82
Consolidated income statement for the year ended December 31, 2015	Rexam's Annual Report 2015	83
Consolidated statement of comprehensive income for the year ended December 31, 2015	Rexam's Annual Report 2015	84
Consolidated balance sheet as at December 31, 2015	Rexam's Annual Report 2015	85
Consolidated cash flow statement for the year ended December 31, 2015	Rexam's Annual Report 2015	86
Consolidated statement of changes in equity for the year ended December 31, 2015	Rexam's Annual Report 2015	87–88
Notes to the consolidated financial statements for the year ended December 31, 2015	Rexam's Annual Report 2015	89–131

For the financial year ended December 31, 2014

Information incorporated by reference into this Prospectus	Reference document	Page number(s) in reference document
Independent Auditor's report to the members of Rexam PLC	Rexam's Annual Report 2014	88–92
Consolidated income statement for the year ended December 31, 2014	Rexam's Annual Report 2014	93
Consolidated statement of comprehensive income for the year ended December 31, 2014	Rexam's Annual Report 2014	94
Consolidated balance sheet as at December 31, 2014	Rexam's Annual Report 2014	95
Consolidated cash flow statement for the year ended December 31, 2014	Rexam's Annual Report 2014	96
Consolidated statement of changes in equity for the year ended December 31, 2014	Rexam's Annual Report 2014	97–98
Notes to the consolidated financial statements for the year ended December 31, 2014	Rexam's Annual Report 2014	99–142

For the financial year ended December 31, 2013

Information incorporated by reference into this Prospectus	Reference document	Page number(s) in reference document
Independent Auditor's report to the members of Rexam PLC	Rexam's Annual Report 2013	84–86
Consolidated income statement for the year ended December 31, 2013	Rexam's Annual Report 2013	87
Consolidated statement of comprehensive income for the year ended December 31, 2013	Rexam's Annual Report 2013	88
Consolidated balance sheet as at December 31, 2013	Rexam's Annual Report 2013	89

Information incorporated by reference into this Prospectus	Reference document	Page number(s) in reference document
Consolidated cash flow statement for the year ended December 31, 2013	Rexam's Annual Report 2013	90
Consolidated statement of changes in equity for the year ended December 31, 2013	Rexam's Annual Report 2013	91
Notes to the consolidated financial statements for the year ended December 31, 2013	Rexam's Annual Report 2013	92–133

Availability of information

Copies of the documents of which all or part are incorporated by reference herein, have been filed with the FCA and are available for inspection as provided in paragraph 21 ("Documents available for inspection") of Part XXII ("Additional Information").

Copies of each of the documents under the heading "Rexam Information" above are available on Rexam's website (www.rexam.com).

Neither the content of Rexam's website, nor the content of any other website including any other website accessible from hyperlinks on Rexam's website, is incorporated into, or forms part of, this Prospectus.

 PART VII
DETAILS OF THE ACQUISITION

The following summary describes certain material terms of, and documents and agreements related to, the Acquisition, including the Offer, the Rule 2.7 Announcement, the Co-operation Agreement and the disposal of the Divestment Business. This summary is not complete and should be read in conjunction with the information appearing elsewhere in this Prospectus.

1.     Introduction

On February 19, 2015, the board of directors of Ball and the board of directors of Rexam announced that they had reached agreement on the terms of a recommended cash and share offer by Bidco, a wholly-owned subsidiary of Ball, for the entire issued and to be issued ordinary share capital of Rexam. Bidco has been incorporated in England and Wales for the purposes of the Acquisition.

It is intended that the Acquisition will be implemented by way of a court-sanctioned scheme of arrangement under Part 26 of the Companies Act (although Ball has reserved the right (subject to Panel consent) to decide to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued share capital of Rexam).

The purpose of the Scheme is to enable Bidco to acquire the whole of the issued and to be issued share capital of Rexam. The Scheme, which will be subject to the Conditions and other terms summarized below and set out in the Scheme Document, will require the sanction of the Court. In the event that the Acquisition is to be implemented by way of a Takeover Offer, the Rexam Shares will be acquired pursuant to the Takeover Offer fully paid and free from all liens, charges, equitable interests, encumbrances and rights of pre-emption and any other interests of any nature whatsoever and together with all rights attaching thereto. Any New Ball Shares issued to Bidco pursuant to the Scheme will be issued on the same basis.

The board of directors of Rexam has unanimously recommended that Rexam Shareholders vote in favor of the resolutions required to effect the Scheme (or in the event that the Acquisition is implemented by way of a Takeover Offer, to accept or procure acceptance of such Takeover Offer). At a special meeting of Ball Shareholders on July 28, 2015, Ball Shareholders approved the issuance of New Ball Shares to Rexam Shareholders in connection with the Acquisition.

2.     Summary of the terms of the Acquisition

Under the terms of the Acquisition, which will be subject to the Conditions, and the other terms summarized below and set out in the Scheme Document, Rexam Shareholders (other than certain Overseas Shareholders) will receive:

for each Rexam Share held	407 pence in cash and 0.04568 of a New Ball Share

The Exchange Ratio is based on Ball's 90-day volume weighted average price as of February 17, 2015 and a value of 610 pence per Rexam Share, valuing the entire issued and to be issued ordinary share capital of Rexam at approximately £4.3 billion.

Based on Ball's closing share price of US$74.39 and the exchange rate of US$1.54:£1 on February 17, 2015 (being the last practicable date prior to the 2.7 Announcement), the Offer:

•
represented an indicative value of 628 pence per Rexam Share;

•
valued the entire issued and to be issued ordinary share capital of Rexam at approximately £4.4 billion; and

•
represented a premium of approximately 40 per cent. to the closing price per Rexam Share of 448 pence on February 4, 2015 (being the last business day before commencement of the Offer Period).

Ball is providing a Mix and Match Facility, which allows Rexam Shareholders (other than certain Overseas Shareholders) to elect, subject to offsetting elections, to vary the proportions in which they receive New Ball Shares and cash.

Rexam Shareholders are entitled to dividends declared or paid by Rexam in respect of any completed six-month period ended June 30 or December 31 between the date of the 2.7 Announcement and the date of the day before the Effective Date consistent with Rexam's past practice, provided that such dividends do not exceed the corresponding interim or final dividend paid or declared in respect of 2014.

During the Offer Period, Ball and the members of the Ball Group will not authorize or pay any dividends, save for those paid: (i) in the ordinary course and consistent with its past practice over the last 18 months prior to the 2.7 Announcement and, where applicable, its published dividend policy, and (ii) with reference to a record date after the Effective Date such that, if the Scheme is completed, the New Ball Shares rank for participation rateably and equally with all other Ball Shares then in issue.

The receipt of competition authority clearances in the E.U. and U.S. was a Pre-Condition to the Acquisition. In addition, Ball and Rexam agreed that the absence of a requirement to make material divestitures in the E.U. and the U.S. on a combined basis was a Condition of the Acquisition (the "Divestiture Condition"). In connection with the execution of the Purchase Agreement and the sale of the Divestment Business on the terms and conditions set out in the Purchase Agreement, Ball unconditionally waived the Pre-Condition and conditionally waived the Divestiture Condition, with such waiver conditional upon: (i) Ball being satisfied that the sale of the Divestment Business will be completed in accordance with the terms of the Purchase Agreement (with any decision that it is not so satisfied being subject to the prior review of the Panel), and (ii) the conditions to completion of the sale of the Divestment Business in the Purchase Agreement (other than the completion of the Offer and requisite pre-sale reorganization steps) having been satisfied or waived prior to the Court hearing to sanction the Scheme.

The Acquisition is conditional, amongst other things, on: (i) approval by the requisite majorities of Rexam Shareholders at the Meetings; (ii) the Scheme becoming effective no later than the Long Stop Date; and (iii) certain regulatory clearances being received, and was conditional on approval by the requisite majority of Ball shareholders entitled to vote on such matter at a Ball Shareholders' meeting to be held within 6 months of the date of the 2.7 Announcement (such approval having been granted by Ball Shareholders on July 28, 2015).

In order to obtain final regulatory clearance for the Acquisition, Ball has committed to divest certain of Ball's and Rexam's metal beverage can and end facilities, together with the functions required to maintain and support these facilities and market their production output, so as to establish a viable competitor to the Combined Group. The Divestment Business is expected to be sold to the Purchaser pursuant to the terms of the Purchase Agreement, with the closing of such sale expected to take place shortly after the closing of the Acquisition. In total, Ball has agreed to sell to the Purchaser facilities, assets and business functions of Ball and Rexam having an estimated unaudited aggregate annual revenue of approximately of US$3 billion, based on 2015 available financial information for the operations to be divested.

The closing of the Acquisition and the sale of the Divestment Business is conditional upon, among other things, the relevant antitrust regulators approving the Purchaser as the purchaser of the Divestment Business and the terms of sale of the Divestment Business as set out in the Purchase Agreement.

3.     Interests in shares and irrevocable undertakings

The Rexam Directors who hold Rexam Shares, being Stuart Chambers, Graham Chipchase, John Langston, Leo Oosterveer, Ros Rivaz, David Robbie and Johanna Waterous, have irrevocably undertaken to vote in favor of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting in respect of their Rexam Shares which amount in aggregate to 876,458 Rexam Shares, representing approximately 0.12 percent of the ordinary share capital of Rexam in issue on February 17, 2015 (being the last practicable date prior to the 2.7 Announcement).

4.     Background to and reasons for the Acquisition

Recommendation of Ball's Board of Directors

Greenhill & Co. International LLP ("Greenhill") is acting as lead financial advisor to Ball in connection with the Acquisition. On February 18, 2015, the day before the Acquisition was announced, Greenhill & Co., LLC, an affiliate of Greenhill, delivered to the Ball Board a written opinion regarding the fairness, from a financial point of view, to Ball as of such date, based upon certain procedures followed and subject to certain assumptions made as set out therein, of the consideration to be paid by Ball in the Acquisition. In providing its advice to the Ball Board in connection with the Acquisition, Greenhill has relied on the Ball Board's commercial assessments of the Acquisition.

The Ball Board retained Greenhill based on its qualifications and expertise in providing financial advice and on its reputation as an internationally recognized investment banking firm. Greenhill & Co., LLC's opinion was one of the many factors considered by the Ball Board in evaluating the Acquisition and should not be viewed as determinative of the views of the Ball Board with respect to the Acquisition.

After consideration of the reasons set forth below in "Reasons for the Acquisition," the Ball Board unanimously determined that the Offer, the Scheme, the Acquisition and the issuance of Ball common stock as partial consideration thereof, in each case, on the terms set forth in this Prospectus are fair and in the best interests of Ball and the Ball Shareholders.

The background to and reasons for the recommendation of the Offer by the Rexam Board will be set out in the Scheme Document.

Reasons for the Acquisition

Ball has identified a number of compelling factors which underpin the commercial logic for the Acquisition and make it highly attractive, substantially benefitting both the shareholders and the customers of the respective companies. The Combined Group would achieve higher standard and specialty unit volumes creating production efficiencies and diverse distribution capabilities in the highly-competitive packaging sector, and would be able to take advantage of greater efficiency and a broader and balanced production facility footprint in most regions, which would enable it to reduce critical manufacturing and supply chain costs across its combined operations.

As a result of its increased size, the Combined Group would be able to benefit from lower costs as a result of improved asset utilization and more efficient sourcing from its metals and other direct and indirect material suppliers, as demonstrated by the significant cost savings achieved after similar combinations in 1998 (Reynolds), 2002 (Schmalbach-Lubeca) and 2009 (ABInBev plants). In addition, a key objective of the Acquisition is to enable the Combined Group to better serve customers in markets across the globe with its enhanced geographic footprint, broad and innovative product offerings, the ability to achieve efficiencies through production line optimization and achievement of important financial savings and improved efficiencies relating to freight, logistics and warehousing. Rexam also shares Ball's 'customer-focused' attitude, focus on sustainability initiatives and high ethical standards, and the Ball Directors expect this to facilitate the successful integration of the companies' management and operations following completion of the Acquisition.

In particular, Ball expects the Acquisition to deliver long-term shareholder value by:

•
further globalizing and optimizing its sourcing of direct and indirect materials, including benefitting from harmonizing specifications and the Combined Group's increased volume requirements;

•
delivering production, freight, warehousing and other efficiencies, which can be leveraged to the benefit of its customers and stakeholders;

•
lowering production costs through best practice sharing across the Combined Group;

•
initiating cost savings in respect of certain business support functions;

•
improving asset utilization across its aluminum beverage can, end and bottle production lines;

•
broadening its geographic footprint and gaining access to new territories;

•
aligning its product portfolio of can sizes and shapes to compete against glass, plastics and other substrates and providing metal beverage packaging innovation to its highly diverse customer base serving the carbonated soft drink, beer, energy drink, juice, sparkling water and wine categories; and

•
combining efforts on sustainability priorities including measureable progress toward operational priorities: safety, electricity, natural gas, water, waste, volatile organic compounds ("VOC") and carbon.

The risk of self-supply and substrate substitution

The realization of these synergies is critical to optimizing prices to customers so that the Combined Group is better able to compete both with customers who are turning toward self-supply and to other materials such as PET and glass.

Certain of Ball and Rexam's global and regional soft drink and beer customers have developed the capability to satisfy a large proportion of their own packaging requirements with aluminum cans and/or PET bottles. In many cases, customers operate these beverage packaging manufacturing plants in close proximity to their filling locations, reducing customers' freight and warehousing costs and minimizing production delays. In addition, the largest customers of Ball and Rexam are able to bring significant purchasing power to bear on raw materials suppliers such as aluminum can sheet producers and PET suppliers, and thereby take advantage of favorable metals and other raw materials prices globally.

Through the proposed acquisition of Rexam, Ball sees the opportunity to provide the Combined Group with the efficiency and geographic presence to better serve its customers on a stable, long-term basis with access to innovation to grow their brands. These synergies are expected to be directly proportional to the volume of sales made by the Combined Group and will further enable the Combined Group to compete with other packaging substrates like PET and glass.

Lowering freight costs and improving operating efficiency

Both Ball and Rexam serve customers across a broad range of geographies. The Combined Group will benefit from lower transportation and warehousing costs by taking advantage of an enhanced plant footprint across the combined network to reduce shipping distances and thereby greatly reducing related costs and increasing the ability of customers to react swiftly to market trends. This is particularly true of some specialty size cans, of which specific sizes are only made in a few of Ball's and Rexam's plants.

While Ball expects the Acquisition to be highly transformative by allowing the Combined Group to operate more effectively on a global scale, Ball and Rexam mutually acknowledge that the commercial synergies and benefits which form the rationale for the Acquisition could be undermined in light of the remedies that have been required by the E.U., U.S. and Brazilian anti-trust authorities. Importantly, the damage to the Combined Group's operations would not be confined to a non-recurring or short-term financial impact. For these reasons, Ball and Rexam agreed to include the Pre-Condition and a Condition regarding specific anti-trust and regulatory clearances and approvals to the Offer. Pursuant to the Co-operation Agreement, Ball agreed to take all steps necessary to satisfy this Pre-Condition and this Condition, subject to there not being an Anti-trust Material Adverse Effect.

5.     Financial benefits of the Acquisition

The Ball Responsible Officers, having reviewed and analyzed the potential benefits of the Acquisition, based on their experience of operating in the packaging sector and taking into account the factors Ball can influence, believe that the Combined Group, taking into account the disposal of the Divestment Business, will be able to achieve net annual cost synergies in excess of U.S.$300 million by the end of the third financial year of operations of the Combined Group.

The principal sources of quantified synergies are as follows:

•
approximately 40 percent of the identified synergies are expected to be generated from reduced costs due to optimizing global sourcing via standardization and greater purchasing volume for various direct and indirect materials;

•
approximately 30 percent of the identified synergies are expected to be generated from lower general and administrative expenses;

•
approximately 24 percent of the identified synergies are expected to be generated from sharing best practices across the Combined Group to lower production costs and optimizing the expanded production capabilities of the Combined Group; and

•
approximately 6 percent of the identified synergies are expected to be generated from lower freight, logistics and warehousing costs.

In addition to these quantified synergies, the Ball Responsible Officers believe that significant further value can be created through additional opportunities, including:

•
revenue opportunities arising as a result of (i) the creation of a combined business with a global footprint that more closely matches the footprint of its customers and their needs for innovative products; and (ii) the Combined Group's ability to provide a better, more cost-effective service to its customers; and

•
balance sheet improvements through improved working capital, including better inventory management as a result of the larger plant network.

It is envisaged that the realization of the identified synergies will result in non-recurring integration costs of approximately U.S.$280 million over the first three years. It is anticipated that the integration costs will have been incurred by the end of the third financial year of operations of the Combined Group.

Aside from the integration costs, no material dis-synergies are expected in connection with the Acquisition. The expected synergies will accrue as a direct result of the success of the Acquisition and would not be achieved on a standalone basis.

As at the date of this Prospectus, the Ball Responsible Officers are in the process of preparing an integration plan for the Combined Group. However, the planning and the integration process will be considered in greater detail following the successful completion of the Acquisition. As soon as practicable following completion of the Acquisition, the Combined Group will aim to have validated its initial synergy assumptions, agreed on the proposed target operating model of the Combined Group and completed the proposed integration plan across the Combined Group's business. The integration plan, once it is further developed, will set out the proposed scope of the integration process and specified objectives, proposed organization structures and processes to be reviewed and subsequently implemented, together with an overall proposed integration program and stakeholder communication and consultation timetable. Finalization of the integration plan will be subject to engagement with appropriate stakeholders, including employee representative bodies and unions.

These statements of estimated costs savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost savings and synergies referred to may not be achieved, or may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. For the purposes of Rule 28 of the City Code, these statements of potential quantified synergies are the responsibility of Bidco in its capacity as offeror. The announcement published by Ball via RNS on April 25, 2016 includes a copy of this Quantified Financial Benefits Statement and the supporting bases of belief. The Quantified Financial Benefits Statement and the supporting bases of belief will be re-affirmed in, and the reports of PricewaterhouseCoopers and Greenhill on the Quantified Financial Benefits Statement are appended to, the Scheme Document.

These statements are not intended as a profit forecast and should not be interpreted as such.

6.     Information on Ball, Bidco and Rexam

Ball

Ball is one of the world's leading suppliers of metal packaging to the beverage, food, personal care and household products industries. The Company was organized in 1880 and incorporated in the state of Indiana, U.S., in 1922. Ball's packaging products are produced for a variety of end uses and are manufactured in facilities around the world. Ball also provides aerospace and other technologies and services to governmental and commercial customers within its aerospace and technologies segment. In 2015, Ball's total consolidated net sales were $7,997 million. Ball's packaging businesses were responsible for 90 percent of its net sales, with the remaining 10 percent contributed by its aerospace business.

Ball's largest product lines are aluminum and steel beverage containers. Ball also produces steel food, aerosol, paint, general line and decorative specialty containers, as well as extruded aluminum aerosol and beverage containers and aluminum slugs. Ball sells its packaging products mainly to multi-national beverage, food, personal care and household products companies with which it has developed long-term customer relationships. Ball's aerospace business is a leader in the design, development and manufacture of innovative aerospace systems for civil, commercial and national security aerospace markets. It produces spacecraft, instruments and sensors, radio frequency systems and components, data exploitation solutions and a variety of advanced aerospace technologies and products that enable remote imaging of the earth and deep space missions.

Ball believes strongly that by balancing economic, environmental and social impacts in its decision-making process, it will achieve long-term success. Third-party endorsements such as Ball's containers and packaging sector leadership position on the Dow Jones Sustainability World Index, inclusion on the FTSE4Good Index and Ball's Cut/4 CarboN target, which strives to reduce the carbon footprint of its beverage can per region by 25 percent from 2010 to 2020, aptly illustrate Ball's commitment to a sustainable business model.

At the end of 2015, Ball and its subsidiaries had a total of 60 metal beverage, food and aerosol packaging plants in 14 countries and employed approximately 15,200 people. In the financial year ended December 31, 2015, Ball had consolidated net sales of $7,997.0 million, earnings before interest and taxes of $605.2 million and diluted earnings per share of $1.99. Ball is listed on the New York Stock Exchange with a market capitalization of approximately $10.2 billion as at May 13, 2016 (being the latest practicable date prior to the publication of the Prospectus).

The address of Ball's principal executive office is 10 Longs Peak Drive, Broomfield, Colorado, 80021-2510, and its telephone number is (303) 469-3131. Ball Shares are listed for trading on the New York Stock Exchange under the ticker symbol "BLL."

Bidco

Bidco is a newly incorporated English private limited company. Bidco is a wholly-owned subsidiary of Ball. Bidco has been formed at the direction of Ball in connection with the Acquisition. Bidco has not traded since its date of incorporation, and has not entered into any obligations other than in connection with the Acquisition. The address of Bidco's principal executive office is c/o Ball Corporation, 10 Longs Peak Drive, Broomfield, Colorado, 80021-2510, and its telephone number is (303) 469-3131. The address of Bidco's registered office is 40 Bank Street, Canary Wharf, London E14 5DS, United Kingdom.

Rexam

Rexam is a leading global beverage can maker. Rexam makes approximately 66 billion cans a year covering a broad range of can sizes, which are used for products such as carbonated soft drinks, beer, energy drinks and other drinks categories. Rexam partners with some of the world's most famous and successful consumer brands.

Rexam has 55 can making plants in more than 20 countries across the globe and employs around 8,600 people. It is headquartered in London, United Kingdom.

For the financial year ended December 31, 2015, Rexam generated sales of £3,925 million from continuing operations, underlying operating profit of £404 million and underlying profit before tax of £362 million.

The address of Rexam's principal executive office is 4 Millbank, London, SW1P 3XR, United Kingdom, and its telephone number is +44 (0)20 7227 4100. Rexam's ordinary shares are traded on the London Stock Exchange under the symbol "REX" and quoted in the U.S. in the form of Rexam American Depositary Receipts under the symbol "REXMY" on the over the counter market. Rexam is a constituent member of the FTSE 250 Index.

7.     Management, headquarters and employees

Ball and Rexam attach great importance to the skills and experience of the existing management and employees of the respective groups. Ball and Rexam believe the combination will augment the world-class capabilities of both Ball and Rexam by employing a "best of both" approach, offering a tremendous opportunity for employees to progress in a business of greater international size and scope and to incorporate the skills and the talents present in both companies.

In order to achieve the expected benefits of the Acquisition, operational and administrative restructuring will be required following completion of the Acquisition. The detailed steps for such a restructuring are not yet known, but Ball does intend to operate one head office for the Combined Group based in Colorado. It is also intended that, upon the Scheme becoming effective, each of the chairman and non-executive directors of Rexam will resign from office as directors of Rexam.

Ball confirms that, following implementation of the Acquisition, the existing contractual and statutory employment rights, including in relation to pensions, of all Rexam employees who will be employed by the Combined Group will be fully observed. In the Purchase Agreement, the Purchaser has agreed to observe the statutory and contractual rights of the employees who will transfer to the Purchaser as part of the Divestment Business.

Further information in respect of employees and pensions will be set out in the Scheme Document.

8.     Terms of the Mix and Match Facility

Rexam Shareholders (other than certain Overseas Shareholders) will be entitled to elect to vary the proportions in which they receive New Ball Shares and cash in respect of their holdings of Rexam Shares. However, the total number of New Ball Shares to be issued and the maximum aggregate amount of cash to be paid under the Acquisition will not be varied as a result of elections under the Mix and Match Facility.

Accordingly, elections made by Rexam Shareholders under the Mix and Match Facility will be satisfied only to the extent that other Rexam Shareholders make off-setting elections. To the extent that elections cannot be satisfied in full, they will be scaled down on a pro rata basis. As a result, Rexam Shareholders who make an election under the Mix and Match Facility will not know the exact number of New Ball

Shares or the amount of cash they will receive until settlement of the consideration due to them in respect of the Acquisition.

The basis on which Rexam Shareholders may vary the proportions in which they receive New Ball Shares and cash in respect of their holdings Rexam Shares will be set out in the Scheme Document.

In the event that a Rexam Shareholder (other than certain Overseas Shareholders) does not make an election under the Mix and Match Facility it will receive 407 pence in cash and 0.04568 of a New Ball Share for each Rexam Share such shareholder holds.

Further details of the Mix and Match Facility (including the action to take in order to make a valid election, the deadline for making elections, and the basis on which entitlement to receive cash may be exchanged for an entitlement to additional New Ball Shares (or vice versa)) for Rexam Shareholders and Rexam ADR holders will be included in the Scheme Document.

9.     Offer-related arrangements

Confidentiality Agreement

Ball and Rexam have entered into a confidentiality agreement dated January 19, 2015 pursuant to which each of Ball and Rexam has undertaken to keep certain information relating to the Acquisition and to the other party confidential and not to disclose such information to third parties, except to certain permitted disclosees for the purposes of evaluating the Acquisition or if required by applicable laws or regulations. The confidentiality obligations of each party under this agreement continue for eighteen months following the termination of discussions between Ball and Rexam in relation to the Acquisition. The agreement also contains provisions pursuant to which each party has agreed not to solicit certain employees, suppliers and customers of the other party, subject to customary carve-outs, for a period of twelve months.

Co-operation Agreement

Rexam, Ball and Bidco entered into the Co-operation Agreement pursuant to which Ball agreed to determine the strategy for obtaining the Clearances and satisfying the Pre-Condition and lead the correspondence with regulatory authorities.

Rexam agreed to provide Ball with such information and assistance as Ball may reasonably require for the purposes of obtaining all Clearances and making any submission, filing or notification to any regulatory authority.

Ball agreed to take or cause to be taken all steps necessary in order to satisfy the Pre-Condition and obtain the other Clearances as promptly as practicable, including by making divestments, unless doing so would, in relation to the merger control proceedings in the E.U. and the United States (but not elsewhere in the world), give rise to an Anti-trust Material Adverse Effect. Ball further undertakes to Rexam that it shall not, without the prior written consent of Rexam, invoke Condition 2(c) of Part 2 of Appendix I (Brazilian CADE clearance) to the 2.7 Announcement.

Anti-trust Material Adverse Effect is defined as divestitures (excluding enhancements or reconfigurations) of cans production facilities or, with respect to ends, production assets, which in aggregate generated revenue in excess of U.S.$1,580,000,000 (based on the European Central Bank average exchange rate for the twelve months ended December 31, 2014) during the twelve months ended December 31, 2014.

Ball has the right to terminate the Co-operation Agreement if the Rexam Directors withdraw or qualify their recommendation of the Scheme (or the Takeover Offer as the case may be), a competing proposal is recommended by Rexam Directors or implemented or a Condition (other than a specified condition) has not been (or becomes incapable of being) satisfied or waived with the permission of the Panel. The Co-operation Agreement can be terminated by either Ball or Rexam if the Scheme (or a Takeover Offer as the case may be) is withdrawn or lapses with the permission of the Panel (other than as a result of a specified condition not being satisfied or waived), the Long Stop Date has passed or a Break Payment Event (as defined below) occurs.

By way of compensation for any loss suffered by Rexam in connection with the preparation and negotiation of the Offer, the Co-operation Agreement and any other document relating to the Acquisition, Ball has undertaken in the Co-operation Agreement that, on the occurrence of a Break Payment Event (as defined below) Ball will pay or procure the payment to Rexam of an amount (the "Break Payment") in cash in pounds as follows:

(a)
£302 million, being seven percent of the aggregate fully diluted value of the amount in cash and the indicative value of the New Ball Shares based on a value of 610 pence per Rexam Share as set forth in the 2.7 Announcement, in the event that on or prior to the Long Stop Date (i) the Pre-Condition or any Regulatory Condition shall not have been satisfied or waived by Ball or Bidco, (ii) Ball or Bidco invoke and are permitted by the Panel to invoke the Pre-Condition or any Regulatory Condition; or (iii) the Ball Board has withdrawn, modified or qualified its recommendation in favor of the Offer citing as a reason any divestitures (or enhancement or reconfigurations) requested by a competent authority in order for the Pre-Condition or any Regulatory Condition to be satisfied;

(b)
£129 million, being three percent of the aggregate fully diluted value of the amount in cash and the indicative value of the New Ball Shares based on a value of 610 pence per Rexam Share as set forth in the 2.7 Announcement, in the event that on or prior to the date falling 180 days after the date thereof either (i) the Ball Board has withdrawn, modified or qualified its recommendation in favor of the resolutions to approve the issuance of New Ball Shares at the Ball Shareholders' meeting (citing a reason other than the reason referred to in (a)(iii) above) and such issuance has not been approved; or (ii) the Ball Shareholders' meeting referred to in (i) has not occurred; or

(c)
£43 million, being one percent of the aggregate fully diluted value of the amount in cash and the indicative value of the New Ball Shares based on a value of 610 pence per Rexam Share as set forth in the 2.7 Announcement, in the event that on or prior to the date falling 180 days after the date thereof both (i) the Ball Board has not withdrawn, modified or qualified its recommendation in favor of the resolutions to approve the issuance of New Ball Shares at the Ball Shareholders' meeting and (ii) the Ball Shareholders have not approved the issuance of New Ball Shares (each of the events in paragraphs (a)–(c) above, a "Break Payment Event").

The Break Payment Events in paragraphs (b) and (c) are no longer relevant as the relevant periods have expired.

The Co-operation Agreement further provides that no Break Payment is to be made if certain circumstances giving rise to termination of that agreement have occurred or the relevant Break Payment Event has been directly caused by a failure by Rexam to provide certain information and assistance that is not remedied within 30 days of a request of Ball to do so.

Only one break payment can be made and such payment would be Rexam's exclusive remedy in the relevant circumstance, save in the case of fraud.

Ball may switch to a Takeover Offer structure with the consent of the Panel only having received the prior written consent of Rexam or if the Rexam Directors withdraw, modify or qualify their recommendation of the Offer.

The Co-operation Agreement contains provisions in relation to the Rexam employees' incentive arrangements. Details of these arrangements are described in Section 9 of the 2.7 Announcement and will be set out in the Scheme Document.

Ball has agreed to certain customary restrictions on the conduct of its business during the period pending completion of the Offer.

In order to achieve the expected benefits of the Acquisition, operational and administrative restructuring will be required following completion of the Acquisition. The detailed steps for such a restructuring are not yet known, but Ball does intend to operate one head office for the Combined Group based in Colorado. It is also intended that, upon the Scheme becoming effective, each of the chairman and non-executive directors of Rexam will resign from office as directors of Rexam. The Rexam Executive Directors have entered into settlement agreements with Rexam under which they will step down from the Rexam Board and leave the employment of Rexam on the day following the Effective Date.

Both Ball and Rexam recognize the importance of retaining the necessary skills and experience within the Rexam business in the period prior to the completion of the Acquisition (expected to be in the first half of 2016) and beyond. Ball and Rexam have therefore agreed in the Co-operation Agreement to certain retention arrangements for certain Rexam employees (conditional upon completion of the Acquisition). Under these arrangements, Ball will offer participants in the Rexam Long Term Incentive Plan ("Rexam LTIP") the opportunity to exchange their awards under the Rexam LTIP ("Rexam LTIP Awards") for replacement awards over Ball Shares (or notional Ball Shares) ("Replacement Awards").

The value of the Replacement Awards will be calculated by reference to a minimum proportion of the corresponding Rexam LTIP Award (three-quarters for 2014 awards and half for 2015 awards). A portion of the Replacement Awards will vest upon the Scheme becoming effective based on performance and time with the remaining to vest following completion of the Acquisition. For 2013 awards, if the Acquisition completes, Ball: (a) will make a cash payment equal to the shortfall on full vesting, and (b) intends to compensate participants in the Rexam Sharesave Schemes who exercise their options conditional upon the Scheme being sanctioned. Ball has confirmed in the Co-operation Agreement that it will honor existing severance policies for two years following completion of the Offer and that it will make any severance payments or payments in lieu of notice as a lump sum payment.

The value of these retention arrangements for the Rexam Executive Directors is estimated to be as follows:

	Graham Chipchase	David Robbie
	(£ millions)
2013 LTIP	2.12	1.28
2014 LTIP Replacement Award	1.73	1.04
2015 LTIP Replacement Award	0.94	0.57
Sharesave	0.005	0.005

The above figures show the estimated aggregate value of what the Executive Directors would be entitled to receive on completion of the Acquisition in the ordinary course and reflecting the retention arrangements described above (excluding annual salary and benefits). These estimates are based, for illustrative purposes, on the closing share price for Ball Shares on February 17, 2015 (being the last practicable date prior to the 2.7 Announcement) of U.S.$74.39 and assume: (i) that the Effective Date for the Acquisition occurred at the end of Q1 2016; and (ii) dividend equivalents per Rexam Share of 51.0 pence for the 2013 LTIP, 35.1 pence for the 2014 LTIP and 17.6 pence for the 2015 LTIP.

Rexam may make cash retention awards to employees (excluding the Rexam Executive Directors) on a discretionary basis to the extent they do not participate in the Rexam LTIP. No firm plans are currently in place in respect of such awards but Rexam has indicated that the total aggregate value of the awards will not exceed £12 million.

Rothschild and Barclays have advised the Rexam Board that the retention arrangements set out above are fair and reasonable. In providing this advice to the Rexam Board, Rothschild and Barclays have taken into account the commercial assessments of the Rexam Directors. Rothschild is providing independent financial advice to the Rexam Board for the purposes of Rule 15 and 16 of the City Code.

10.   Financing

The cash consideration payable under the terms of the Acquisition (together with part of the costs and expenses payable in connection with the Acquisition) will be funded, subject to limited conditions, from the proceeds of a $1.4 billion term loan facility available to Ball and a €1.1 billion term loan facility available to Bidco under a secured credit agreement, dated as of March 18, 2016, among Ball, Bidco, certain subsidiaries of Ball from time to time party thereto as borrowers, Deutsche Bank AG New York Branch, as administrative agent and as collateral agent, the lenders from time to time party thereto, and the facing agents from time to time party thereto (the "Secured Credit Agreement"). The Secured Credit Agreement was arranged by Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Inc., Goldman Sachs Bank U.S.A., Keybanc Capital Markets Inc., Mizuho Bank, Ltd. and Coöperatieve Rabobank U.A., New York Branch. The Secured Credit Agreement also includes a $1.5 billion multi-currency revolving credit facility available to Ball and certain of its subsidiaries. The Secured Credit Agreement refinanced in full a £3.3 billion unsecured bridge term loan facility, dated as of February 19, 2015, among Ball, Deutsche Bank AG Cayman Islands Branch, as administrative agent and the lenders from time to time party thereto, and arranged by Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Inc., Goldman Sachs Bank U.S.A, Keybanc Capital Markets Inc., RBS Securities Inc. and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch (the "Bridge Facility Agreement").

In December 2015, Ball issued $1 billion of 4.375 percent senior notes, €400 million of 3.5 percent senior notes, all due in December 2020, and €700 million of 4.375 percent senior notes due in December 2023. Pursuant to the terms of the Bridge Facility Agreement, Ball deposited the net proceeds from the issuance of these notes into an escrow account, from which proceeds will be released, subject to certain conditions, to pay a portion of the cash consideration payable to Rexam Shareholders and related fees and expenses. This reduced the commitments under the Bridge Facility Agreement to £1.85 billion. The commitments under the Bridge Facility Agreement were refinanced in full and terminated upon the effectiveness of the Secured Credit Agreement.

For further details on the terms of the Secured Credit Agreement, please see paragraph 13 ("Material contracts—Ball Group—Secured Credit Agreement") of Part XXII ("Additional Information").
Greenhill, lead financial advisor to Ball, is satisfied that resources are available to Bidco to enable it to satisfy in full the cash consideration payable under the terms of the Acquisition.

11.   Rexam share schemes

Participants in Rexam share schemes will be contacted separately regarding the effect of the Acquisition on their rights under the Rexam share schemes and with the details of Ball's proposals in respect of outstanding awards. Further details of the terms of such proposals will be included in the Scheme Document.

The Offer will extend to any Rexam Shares (including any Treasury Shares) which are unconditionally allotted, issued or transferred, on or prior to the Scheme Record Time to satisfy the exercise or vesting of existing awards under the Rexam share schemes on or prior to the Scheme Record Time. The Offer will not extend to any Rexam Shares allotted, issued or transferred from Treasury to satisfy such awards at any time after the Scheme Record Time. In the event that the Scheme is sanctioned by the Court, Rexam Shares held in Treasury will be cancelled prior to the Scheme Record Time. Any Rexam Shares allotted, issued or transferred after the Scheme Record Time to satisfy such awards will, subject to the Scheme becoming effective, be immediately transferred to Bidco (or its nominee) in exchange for the same consideration as Rexam Shareholders will be entitled to receive under the terms of the Offer. The terms of this exchange are to be set out in the proposed amendments to Rexam's articles of association which will be considered at the General Meeting.

12.   Rexam ADRs

Ball is making the terms of the Offer, including the Mix and Match Facility available to Rexam ADR holders. Rexam ADR holders will not be entitled to attend either the Court Meeting or the General Meeting but may vote in such meetings by returning a voting instruction card to the Depositary or by instructing their financial intermediary to do so. In addition, if Rexam ADR holders surrender their Rexam ADRs to the Depositary for cancellation and withdraw the Rexam Shares underlying the Rexam ADRs in sufficient time to be entered on the Rexam register of members, they may attend and vote at the meetings as a Rexam Shareholder.

Rexam ADR Holders who wish to take such action and hold their Rexam ADRs indirectly must rely on the procedures of the bank, broker, financial institution, share plan administrator or other securities intermediary through which they hold their Rexam ADRs. They should contact such intermediary to determine the date by which to instruct that intermediary to act so that the necessary processing can be completed in time. However, any withdrawal of Rexam Shares underlying the Rexam ADRs will result in the incurrence of cancellation fees, other expenses and any applicable taxes by the holder.

13.   De-listing of Rexam Shares and cancellation of Rexam Share certificates and Treasury Shares

It is intended that dealings in Rexam Shares, including Rexam Shares underlying the Rexam ADRs, will be suspended at 5.00 p.m. (London time) on the business day prior to the Effective Date. It is further intended that an application will be made to the London Stock Exchange for the cancellation of the trading of Rexam Shares, including Rexam Shares underlying the Rexam ADRs, on its market for listed securities and the UKLA will be requested to cancel the listing of Rexam Shares, including Rexam Shares underlying the Rexam ADRs, on the Official List to take effect on or shortly after the Effective Date.

Share certificates in respect of the Rexam Shares will cease to be valid and should be destroyed following the Effective Date and receipt of the consideration due under the Scheme. In addition, entitlements to Rexam Shares held within the CREST system will be cancelled.

As soon as reasonably practicable after the Effective Date, it is intended that Rexam will be re-registered as a private limited company under the relevant provisions of the Companies Act.

In the event the Scheme is sanctioned by the Court, Rexam Shares held in Treasury will be cancelled prior to the Scheme Record Time.

14.   Dividend

Rexam Shareholders will be entitled to any dividends declared or paid by Rexam in respect of any completed six-month period ended June 30 or December 31 between the date of the 2.7 Announcement and the date of the day before the Effective Date, provided that such dividends do not exceed the corresponding interim or final dividend paid or declared in respect of 2014.

15.   Disclosure of interests in Rexam

Ball made an Opening Position Disclosure, setting out the details required to be disclosed by it under Rule 8 of the City Code on February 19, 2015.

As at the close of business on February 18, 2015, being the last practicable date prior to the publication of the 2.7 Announcement, save for: (i) the disclosures in Section 17 of the 2.7 Announcement, and (ii) the irrevocable undertakings referred to in Section 5 of the 2.7 Announcement, none of Ball or any of the Ball Directors or, so far as Ball is aware, any person acting, or deemed to be acting, in concert with Ball:

•
had an interest in, or right to subscribe for, relevant securities of Rexam;

•
had any short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, relevant securities of Rexam;

•
had procured an irrevocable commitment or letter of intent to accept the terms of the Offer in respect of relevant securities of Rexam; or

•
had borrowed or lent any Rexam Shares.

Furthermore, save for the irrevocable undertakings described in Section 5 of the 2.7 Announcement, no arrangement exists between Bidco, Ball or Rexam or any person acting in concert with Bidco, Ball or Rexam in relation to Rexam Shares. For these purposes, an arrangement includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to Rexam Shares which may be an inducement to deal or refrain from dealing in such securities.

The Rexam Directors may dispose of Rexam Shares prior to the Effective Date in order to meet tax obligations arising from the vesting of options.

16.   Scheme

It is intended that the Acquisition will be effected by a court-sanctioned scheme of arrangement between Rexam and the Scheme Shareholders under Part 26 of the Companies Act. The purpose of the Scheme is to provide for Bidco to become owner of the whole issued and to be issued share capital of Rexam.

Under the Scheme, the Acquisition is to be principally achieved by:

•
the cancellation of the Scheme Shares held by Scheme Shareholders in consideration for which Scheme Shareholders will receive consideration on the basis set out in Section 2 of the 2.7 Announcement;

•
amendments to Rexam's articles of association to ensure that any Rexam Shares issued (other than to Bidco) between approval of the Scheme at the Court Meeting and the Scheme Record Time will be subject to the Scheme and that any Rexam Shares issued after the Scheme Record Time will automatically be acquired by Bidco; and

•
the issue of new Rexam Shares to Bidco (or its nominee) and the application of the reserve arising from the cancellation described above in paying up such shares in full as provided for in the Scheme.

The Acquisition is subject to the Conditions and further terms and conditions referred to in Appendix I to the 2.7 Announcement and set out in the Scheme Document.

To become effective, the Scheme requires, amongst other things, the approval of the Scheme Shareholders by the passing of a resolution at the Court Meeting. The resolution must be approved by a majority in number representing not less than three-quarters of the voting rights of the holders of the Scheme Shares (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Court Meeting. To become effective, the Scheme also requires the passing of resolutions to approve certain matters relating to the Scheme and the proposed reduction of capital in order to facilitate the issue of the new Rexam Shares (in each case requiring the approval of the requisite majority at the General Meeting).

The issuance of New Ball Shares required the approval of Ball Shareholders. Ball held a special meeting of its shareholders on July 28, 2015, at which the issuance of the New Ball Shares in the Acquisition was approved by the Ball Shareholders.

Following the Meetings, the Scheme must be sanctioned by the Court and the reduction of Rexam's share capital in connection with the Scheme confirmed by the Court. The Scheme will become effective in accordance with its terms on delivery of the Reduction Court Order to the Registrar of Companies.

Upon the Scheme becoming effective, it will be binding on all Rexam Shareholders, irrespective of whether or not they attended or voted at the Meetings and the consideration due under the Offer will be despatched by Bidco to Scheme Shareholders no later than 14 days after the Effective Date.

The Scheme Document will include full details of the Scheme, together with notices of the Court Meeting and the General Meeting and the expected timetable, and will specify the action to be taken by Scheme Shareholders.

The Scheme will be governed by English law. The Scheme will be subject to the applicable requirements of the City Code, the Panel, the London Stock Exchange and the FCA.

The Acquisition is expected to close in the first half of 2016.

17.   Anti-trust approvals

The Acquisition is subject to the Conditions. If the Conditions have not been satisfied or waived by the Long Stop Date, or such later date as Ball may (with the approval of the Panel and the consent of Rexam) determine, the Acquisition will not proceed.

In order to obtain clearance for the Acquisition, Ball has committed to divest certain of Ball's and Rexam's metal beverage can and end facilities, together with the functions required to maintain and support these facilities and market their production output, so as to establish a viable competitor to the Combined Group. The Divestment Business is expected to be sold to the Purchaser pursuant to the terms of the Purchase Agreement, with the closing of such sale expected to take place shortly after closing of the Acquisition. The closing of the Acquisition is conditional upon the relevant antitrust regulators approving the Purchaser as the purchaser of the Divestment Business and the terms of sale of the Divestment Business as set out in the Purchase Agreement. For further information on the Divestment Business, see Part X ("Information on the Divestment Business").

Ball and Rexam mutually acknowledged that the commercial synergies and benefits which form the rationale for the Acquisition could be undermined in light of the nature of the remedies that have been required by the E.U., U.S. and Brazilian anti-trust authorities. Importantly, the damage to the Combined Group's operations would not be confined to a non-recurring or short-term financial impact. For these reasons, Ball and Rexam agreed to include Condition 2 (Specific anti-trust and regulatory clearances and approvals) to the Offer.

18.   Documents on website

Copies of the documents required to be published pursuant to Rule 26.2 of the City Code are published on Ball's website at www.ball.com and on Rexam's website at www.rexam.com, including:

(a)
the 2.7 Announcement;

(b)
the Confidentiality Agreement;

(c)
the Co-operation Agreement;

(d)
the Purchase Agreement;

(e)
the director irrevocable undertakings listed in Appendix III to the 2.7 Announcement; and

(f)
Bidco's financing arrangements in connection with the Acquisition as required by Rule 24.3(f) of the City Code.

19.   Overseas Shareholders and holders of Rexam ADRs

The availability of the New Ball Shares and the distribution of this Prospectus to persons resident in, or citizens of, or otherwise subject to, jurisdictions outside the United Kingdom, Ireland and the United States may be affected by the laws of the relevant jurisdictions. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Rexam Shareholders and holders of Rexam ADRs who are in any doubt regarding such matters should consult an appropriate independent professional advisor in the relevant jurisdiction without delay.

This Prospectus is not intended and does not constitute or form part of any offer to sell or to subscribe for, or any invitation to purchase or subscribe for, or the solicitation of any offer to purchase or otherwise subscribe for any securities. Rexam Shareholders and holders of Rexam ADRs are advised to read carefully this Prospectus and the Scheme Document and the Forms of Proxy once these have been despatched.

20.   Fractional entitlements

Fractions of New Ball Shares will not be allotted to Rexam Shareholders but will be aggregated, allotted, issued and sold in the market as soon as practicable after the Effective Date. The net proceeds of such sale (after the deduction of all expenses and commission incurred in connection with such sale including any value added tax payable on the proceeds of sale) will then be paid in cash to the relevant Rexam Shareholders in accordance with what would otherwise have been their respective fractional entitlements, rounded down to the nearest whole penny.

21.   Dealing arrangements

Ball will, for a limited period, offer Rexam Shareholders who hold 650 or fewer Rexam Shares in certificated form (that is, not in CREST) immediately prior to the Reorganization Record Time, the opportunity to participate in a free share dealing facility to sell all (but not part of) their New Ball Shares free of dealing costs and commissions (the "Dealing Facility"). Such eligible Rexam Shareholders, entering the CSN Facility, will be sent a Dealing Facility Election Form and the relevant terms and conditions along with a statement showing the number of New Ball Shares being held on their behalf in the CSN Facility (the "CSN Facility Statement") within 14 days of the Effective Date.

The Dealing Facility will only be available for a limited time and will only be available to persons who enter the CSN Facility. The Dealing Facility will not be available to holders of Rexam ADRs, holders through CREST or those receiving New Ball Shares in the Depository Trust Company's Direct Registration System (including any Rexam Shareholders who opt out of the CSN Facility). The attention of Overseas Shareholders is drawn to paragraph 19 ("Overseas Shareholders and holders of Rexam ADRs") of this Part VII ("Details of the Acquisition").

The Dealing Facility cannot be used to buy additional New Ball Shares. Persons wanting to sell their New Ball Shares are not obliged to sell them through the Dealing Facility. Persons wanting to use the Dealing Facility may also be required by applicable anti-money laundering laws to provide evidence of their identity prior to despatch of the proceeds of sale. The terms and conditions of the Dealing Facility and a Dealing Facility Election Form will be despatched to those eligible Rexam Shareholders within 14 days of the Effective Date along with their CSN Facility Statement and a pre-paid envelope.

Rexam Shareholders who are eligible to make use of, and who elect to use, the Dealing Facility by completing the Dealing Facility Election Form, once received, and returning it in accordance with the instructions printed thereon will have their New Ball Shares sold in accordance with the terms and conditions which they will receive for this Dealing Facility. Once received by Computershare Investor Services, LLC ("Computershare"), validly completed Dealing Facility Election Forms will be irrevocable. Unlike successful Mix and Match Elections for cash, no assurance can be given as to the price that will be received, or the exchange rate, for the New Ball Shares sold through the Dealing Facility.

Rexam Shareholders who sell through the Dealing Facility will be sent the proceeds of such sale in pounds sterling by cheque through the post to the address held on the CSN Facility register by Computershare.

Further details of the Dealing Facility will be included in the Scheme Document.

22.   Rexam B Shares

At the date of the 2.7 Announcement, Rexam had in issue 2,065,516 Rexam B Shares. In accordance with Rexam's articles of association and the elections of holders of Rexam B Shares, Rexam subsequently redeemed 1,125,081 Rexam B Shares on March 25, 2015 and the remaining outstanding 940,435 Rexam B Shares on April 8, 2015. Following the redemption of the outstanding Rexam B Shares on April 8, 2015, there are no further Rexam B Shares in issue.

PART VIII
INFORMATION ON BALL

The following information should be read in conjunction with the information appearing elsewhere in this Prospectus, including the financial and other information in Part XIV ("Ball Operating and Financial Review") and Part XV ("Ball Financial Information"). The financial information included in this Part VIII ("Information on Ball") has been extracted without material adjustment from Part XIV ("Ball Operating and Financial Review") or the financial information referred to in Part XV ("Ball Financial Information"), or from the accounting records of the Ball Group, which formed the underlying basis of the financial information referred to in Part XV ("Ball Financial Information").

In connection with the Acquisition and in order to satisfy certain antitrust requirements relating to the Acquisition, Ball is expected to divest certain assets of its business. The following information should be read in conjunction with the information contained in Part X ("Information on the Divestment Business") relating to the Ball assets that are expected to be divested by Ball in connection with the Acquisition and Part XIX ("Unaudited Pro Forma Financial Information of the Combined Group"), which illustrates the effect of the Acquisition and the impact of the sale of the Divestment Business on the Combined Group.

Introduction

We are one of the world's leading suppliers of metal packaging to the beverage, food, personal care and household products industries. The Company was organized in 1880 and incorporated in the state of Indiana, U.S., in 1922. Our packaging products are produced for a variety of end uses and are manufactured in facilities around the world. We also provide aerospace and other technologies and services to governmental and commercial customers within our aerospace and technologies segment. In 2015, our total consolidated net sales were $7,997 million. Our packaging businesses were responsible for 90 percent of our net sales, with the remaining 10 percent contributed by our aerospace business.

Our largest product lines are aluminum and steel beverage containers. We also produce steel food, aerosol, paint, general line and decorative specialty containers, as well as extruded aluminum aerosol and beverage containers and aluminum slugs.

We sell our packaging products mainly to large multinational beverage, food, personal care and household products companies with which we have developed long-term customer relationships. This is evidenced by our high customer retention and our large number of long-term supply contracts. While we have a diversified customer base, we sell a majority of our packaging products to relatively few major companies in North America, Europe, Asia and South America, as do our equity joint ventures in the U.S. and Vietnam. Our significant customers include: Anheuser-Busch InBev n.v./s.a., Heineken N.V., MillerCoors LLC, PepsiCo Inc. and its affiliated bottlers, SABMiller plc, The Coca-Cola Company and its affiliated bottlers, and Unilever N.V. For further information on net sales to our major customers, please see Note 3 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information").

Our aerospace business is a leader in the design, development and manufacture of innovative aerospace systems for civil, commercial and national security aerospace markets. It produces spacecraft, instruments and sensors, radio frequency systems and components, data exploitation solutions and a variety of advanced aerospace technologies and products that enable deep space missions.

We are headquartered in Broomfield, Colorado, and our stock is listed for trading on the New York Stock Exchange under the ticker symbol "BLL."

The Acquisition and recent developments

On February 19, 2015, Ball and Rexam announced the terms of a recommended offer by the Company to acquire all of the outstanding shares of Rexam in a cash and stock transaction. Under the terms of the Offer, for each Rexam Share, Rexam Shareholders will receive 407 pence in cash and 0.04568 New Ball Shares. The transaction valued Rexam at 610 pence per share based on the Company's 90-day volume weighted average price as of February 17, 2015, and an exchange rate of US$1.54: £1 on that date representing an equity value of £4.3 billion ($6.6 billion).

Ball has identified a number of compelling factors which underpin the commercial logic for the Acquisition and make it highly attractive, substantially benefitting both shareholders and customers. The Combined Group would achieve higher standard and specialty unit volumes creating production efficiencies and diverse distribution capabilities in the highly-competitive packaging sector, and would be able to take advantage of greater efficiency and a broader and balanced production facility footprint in most regions, which would enable it to reduce critical manufacturing and supply chain costs across its combined operations. For more information see paragraph 4 ("Background to and reasons for the Acquisition") of Part VII ("Details of the Acquisition").

In order to obtain clearance for the Acquisition, Ball has committed to divest (following completion of the Acquisition) certain of Ball's and Rexam's metal beverage can and end facilities, together with the functions required to maintain and support these facilities and market their production output, so as to establish a viable competitor to the Combined Group. The Divestment Business is expected to be sold to the Purchaser pursuant to the terms of the Purchase Agreement, with the closing of such sale expected to take place shortly after closing of the Acquisition. In total, Ball has committed to divest facilities, assets and business functions of Ball and Rexam having an estimated unaudited aggregate annual revenue of approximately of US$3 billion, based on 2015 available financial information for the operations to be divested.

A special meeting of Ball Shareholders was held on July 28, 2015, at which they approved the issuance of New Ball Shares to Rexam Shareholders as partial consideration for the Acquisition. The board of directors of both Ball and Rexam unanimously support the Acquisition. The consummation of the Acquisition remains subject to, among other things, approval from Rexam Shareholders, certain regulatory approvals and satisfaction of other customary closing conditions. Ball currently expects to complete the Acquisition and related divestitures in late June 2016, subject to receipt of final regulatory approval by the EC, Brazil's Council for Economic Defense (Conselho Administrativo de Defesa Econômica) ("CADE") and the FTC and other customary closing conditions. However, there can be no assurances that the Acquisition or the related divestitures will be completed by such time, or on the terms described in this Prospectus, or at all. The EC and CADE have provided conditional clearance of the Acquisition, subject to their approval of the proposed buyer of the Divestment Business and the terms on which the Divestment Business is sold.

On February 19, 2015, Ball entered into a £3.3 billion unsecured bridge term loan facility, pursuant to which lending institutions agreed, subject to limited conditions, to provide financing necessary to pay the cash portion of the consideration payable to Rexam Shareholders upon consummation of the Acquisition and related fees and expenses. In December 2015, Ball issued $1 billion of 4.375 percent senior notes, €400 million of 3.5 percent senior notes, all due in December 2020, and €700 million of 4.375 percent senior notes, due in December 2023. Pursuant to the terms of the Bridge Facility Agreement, Ball deposited the net proceeds from the issuance of such notes into escrow accounts (from which proceeds would be released, subject to certain conditions, to pay a portion of the cash consideration payable to Rexam Shareholders and related fees and expenses), which reduced the commitments under the Bridge Facility Agreement to £1.85 billion. This reduction in the unsecured bridge loan resulted in the write-off of $10.7 million of related deferred financing costs. For further details related to these transactions, please see Note 11 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2016 in Part XV ("Ball Financial Information") and Note 13 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information").

On February 19, 2015, Ball entered into a new $3 billion secured revolving credit facility to replace the then existing approximate $1 billion bank credit facility, redeem our 6.75 percent senior notes, due in September 2020, and 5.75 percent senior notes, due in May 2021, and provide ongoing liquidity for the Company. In June 2015, during a subsequent debt offering, Ball issued $1 billion of 5.25 percent senior notes due in July 2025, thereby reducing the borrowing capacity under the secured revolving credit facility from $3 billion to $2.25 billion. For further details related to these transactions, please see Note 11 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2016 in Part XV ("Ball Financial Information") and Note 13 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information").

In addition, on February 19, 2015, Ball announced the redemption of all of the outstanding 6.75 percent senior notes due in September 2020 and all of the 5.75 percent senior notes due in May 2021, each in the aggregate principal amount of $500 million. The redemption of these bonds occurred in March 2015 and resulted in a pre-tax charge of $55.8 million, comprised of the redemption premiums and the write-offs of related debt financing costs.

On March 18, 2016, Ball refinanced in full the Bridge Facility Agreement with a $1.4 billion term loan facility available to Ball and a €1.1 billion term loan facility available to Bidco, and refinanced in full the secured revolving credit facility with a $1.5 billion multi-currency revolving credit facility available to Ball and certain of its subsidiaries, in each case under a secured credit agreement pursuant to which the term lenders thereunder agreed, subject to limited conditions, to provide financing necessary to pay the cash portion of the consideration payable to Rexam Shareholders upon consummation of the Acquisition and related fees and expenses, and the revolving lenders thereunder agreed, subject to certain conditions, to make a revolving credit facility available for general corporate and other specific purposes. For further details related to the Secured Credit Agreement, please see paragraph 13 ("Material contracts—Ball Group—Secured Credit Agreement") of Part XXII ("Additional Information").

Since 1995, Ball owned interests in a joint venture company (Latapack-Ball) organized and operating in Brazil. During October and November 2015, Ball and its joint venture partners reached an agreement to exchange all of the partners' interests in Latapack-Ball for a total of approximately 5.7 million treasury shares of Ball common stock and $17.4 million of cash. The acquisition of the non-controlling interests was completed in December 2015, and Latapack-Ball is now a wholly-owned subsidiary of Ball.

Our strategy

Our overall business strategy is defined by our "Drive for 10" vision, which at its highest level is a mindset around perfection, with a greater sense of urgency around our future success. Launched in 2011, our "Drive for 10" vision encompasses five strategic levers that are key to growing our businesses and achieving long-term success. These five levers are:

•
maximizing value in our existing businesses;

•
expanding into new products and capabilities;

•
aligning ourselves with the right customers and markets;

•
broadening our geographic reach; and

•
leveraging our know-how and technological expertise to provide a competitive advantage.

We also maintain a clear and disciplined financial strategy focused on improving shareholder returns through:

•
delivering earnings per share growth of 10 percent to 15 percent per annum over the long-term;

•
focusing on free cash flow generation; and

•
increasing Economic Value Added (EVA®) dollars.

The cash generated by our businesses is used primarily: (1) to finance our operations, (2) to fund strategic capital investments, (3) to return to our shareholders via stock buy-back programs and dividend payments and (4) to service our debt. We will, when we believe it will benefit us and our shareholders, make strategic acquisitions, enter into joint ventures or divest parts of the Ball Group. The compensation of many of our employees is tied directly to Ball's performance through our EVA®—based incentive programs.

Following completion of the Acquisition, Ball currently intends to maintain this strategy as the strategy of the Combined Group.

History

The Company was organized in 1880 as the Wooden Jacketed Can Company in New York and incorporated in Indiana on December 19, 1922 as Ball Brothers Company. On May 26, 1948, Ball Brothers Company changed its corporate name to Ball Brothers Company Incorporated. On July 10, 1969, Ball Brothers Company Incorporated changed its name to Ball Corporation.

The important events in the development of our business include:

•
1973—listing on the New York Stock Exchange under ticker symbol "BLL;"

•
1993—acquiring Heekin Can, Inc., which was the largest regional manufacturer of metal food containers in the U.S. prior to the acquisition;

•
1995—establishing Latapack-Ball, a joint venture in Brazil with the BBM Group as our main local partner; and combining our glass business with Foster-Forbes, in a joint venture with St. Gobain;

•
1996—selling our remaining interest in Ball-Foster Glass Container Co. to Group Saint Gobain and exiting the glass business;

•
1997—acquiring M.C. Packaging Ltd. in China, making us the largest supplier of cans in that nation;

•
1998—acquiring the metal-container beverage container assets of Reynolds Metals Company in the United States, making us the largest supplier of metal beverage cans in North America, and one of the largest in the world;

•
2002—acquiring Schmalbach-Lubeca AG, the German-based metal-can beverage company, creating Ball Packaging Europe and boosting our beverage can sales by more than $1 billion;

•
2006—acquiring U.S. Can, a U.S.-based aerosol and specialty metal packaging company, and merging it with our metal food-packaging operations to form our metal food and household products packaging division;

•
2009—acquiring four metal beverage can plants from AB InBev, making us the largest supplier of beverage cans in the world;

•
2010—acquiring Neuman Aluminum, the leading North American manufacturer of aluminum slugs used to make extruded aerosol cans, beverage bottles and aluminum collapsible tubes;

•
2011—acquiring Aerocan S.A.S., a leading supplier of aluminum aerosol cans and bottles in Europe; and

•
2015—acquiring the remaining non-controlling interest in Latapack-Ball.

Our reporting segments and products

Ball reports its financial performance in four reportable segments: (1) metal beverage packaging, Americas and Asia; (2) metal beverage packaging, Europe; (3) metal food and household products packaging; and (4) aerospace and technologies. Ball also has investments in the U.S. and Vietnam that are accounted for using the equity method of accounting and, accordingly, those results are not included in segment sales or earnings. For financial information related to each of our segments, please see Note 3 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2016 in Part XV ("Ball Financial Information") and Note 3 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information").

Metal beverage packaging, Americas and Asia, segment

Metal beverage packaging, Americas and Asia, is our largest segment, accounting for 53 percent of consolidated net sales in 2015. Metal beverage containers are primarily sold under multi-year supply contracts to fillers of carbonated soft drinks, beer, energy drinks and other beverages.

Americas

Metal beverage containers and ends are produced at 15 manufacturing facilities in the U.S., one in Canada, one in Mexico and four in Brazil. Ends are produced within three of the U.S. facilities, including one facility that manufactures only ends, one facility in Mexico, and one facility in Brazil. Additionally, Rocky Mountain Metal Container, LLC, a 50-percent-owned joint venture owned by Ball and MillerCoors LLC, operates metal beverage container and end manufacturing facilities in Golden, Colorado.

The North American metal beverage container manufacturing industry is relatively mature, and industry volumes for certain types of containers have declined over the past several years. A meaningful portion of the industry-wide reduction in demand for standard 12-ounce aluminum cans for the carbonated soft drink market is being offset with the growing demand for specialty container volumes from new and existing customers. In February 2015, we announced the introduction of a next-generation aluminum bottle-shaping technology in our Conroe, Texas, facility for a customer under a long-term arrangement that began production in the second quarter of 2015. In April 2015, we announced the construction of a beverage can and end manufacturing facility in Monterrey, Mexico, which began production in January 2016.

According to our estimates based on publicly available information, the combined Americas metal beverage container industry represents approximately 126 billion units. Five companies manufacture substantially all of the metal beverage containers in the U.S. and Canada and three companies manufacture substantially all such containers in Brazil. Three of these producers and one other independent producer also manufacture metal beverage containers in Mexico. Ball produced approximately 40 billion recyclable aluminum beverage containers in the Americas in 2015—about

34 percent of the aggregate production in these markets. Sales volumes of metal beverage containers in North America tend to be highest during the period from April through September while in Brazil, sales volumes tend to be highest from September through December. All of the beverage containers produced by Ball in the U.S., Canada, Mexico and Brazil are made of aluminum, as are almost all beverage containers produced by our competitors in those countries. In the Americas, five suppliers provide virtually all our aluminum can and end sheet requirements.

Metal beverage containers are sold based on price, quality, service, innovation and sustainability in a highly competitive market, which is relatively capital intensive and characterized by facilities that run more or less continuously in order to operate profitably. In addition, the metal beverage container competes aggressively with other packaging materials which include meaningful industry positions by the glass bottle in the packaged beer industry and the polyethylene terephthalate (PET) bottle in the carbonated soft drink and water industries.

We believe we have limited our exposure related to changes in the costs of aluminum ingot as a result of the inclusion of provisions in most metal beverage container sales contracts to pass through aluminum ingot price changes, as well as through the use of derivative instruments.

In order to better align our manufacturing footprint to meet the needs of our customers, in July 2015, we announced the closure of our Bristol, Virginia, metal beverage packaging end-making facility. The facility is expected to cease production in the second quarter of 2016. The Bristol facility produces metal beverage ends in a variety of sizes and its capacity will be transitioned to existing North American Ball end-making facilities, as well as the Monterrey, Mexico facility. The closure will realign end-making capacities in North America to better position us to meet customer demand.

For information relating to the Ball assets in Brazil that are expected to be divested by Ball in connection with the Acquisition, please see Part X ("Information on the Divestment Business").

Asia

The metal beverage container market in the People's Republic of China (PRC) is approximately 36 billion containers, of which Ball's operations represented an estimated 18 percent in 2015. Our percentage of the industry makes us one of the largest manufacturers of metal beverage containers in the PRC with four other manufacturers accounting for an estimated 75 percent of the production. Our operations include the manufacture of aluminum containers and ends in four facilities in the PRC. Our aluminum can and end sheet requirements are provided by several suppliers.

During the first quarter of 2014, Ball sold its plastic motor oil container and pail manufacturing business in the PRC. For further details on this disposal, please see Note 5 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information"). Additionally, in May 2014, we announced the expansion of our Asian operations with the construction of a new one-line beverage can manufacturing facility in Myanmar, which is expected to begin production in the second quarter of 2016.

Additionally Ball operates an equity joint venture in Vietnam with Thai Beverage Can Limited. The joint venture is a leading manufacturer of two-piece aluminum cans and ends for beverages.

During July 2013, Ball signed a compensation agreement with the PRC government to close our Shenzhen manufacturing facility and relocate the production capacity by the end of 2013. For further details, please see Note 5 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information").

We believe we have limited our exposure related to changes in the costs of aluminum ingot as a result of the inclusion of provisions in most metal beverage container sales contracts to pass through aluminum ingot price changes, as well as through the use of derivative instruments.

Metal beverage packaging, Europe, segment

The European metal beverage container market, excluding Russia, is approximately 60 billion containers, and we are the second largest producer with an estimated 30 percent of European shipments. The European market is highly regional in terms of sales growth rates and packaging mix.

The metal beverage packaging, Europe, segment, which accounted for 21 percent of our consolidated net sales in 2015, supplies two-piece metal beverage containers and ends for producers of carbonated soft drinks, beer, energy drinks and other beverages. Our European operations consist of 13 facilities—10 beverage container facilities and three beverage end facilities—of which four are located in Germany, three in the United Kingdom, two in France, two in Poland and one each in The Netherlands and Serbia. The European beverage facilities produced approximately 19 billion metal beverage containers in 2015, with approximately 67 percent of those being produced from aluminum and 33 percent from steel. Seven of the beverage container facilities use aluminum and three use steel. During August 2014, we announced the expansion of our beverage can manufacturing facility in Oss, The Netherlands, with the construction of a new line for aluminum beverage containers and a new warehouse. The new line began commercial production in the second quarter of 2015.

Sales volumes of metal beverage containers in Europe tend to be highest during the period from May through August with a smaller increase in demand leading up to the winter holiday season in the United Kingdom. Much like other parts of the world, the metal beverage container competes aggressively with other packaging materials used by the European beer and carbonated soft drink industries. The glass bottle is heavily utilized in the packaged beer industry, while the PET container is utilized in the carbonated soft drink, beer, juice and water industries.

European raw material supply contracts are generally for a period of one year, although we have negotiated some longer term agreements. In Europe three aluminum suppliers and two steel suppliers provide 97 percent of our requirements. Aluminum is traded primarily in U.S. dollars, while the functional currencies of the European operations are non-U.S. dollars. Ball generally tries to minimize the resulting exchange rate risk using derivative and supply contracts in local currencies. Purchase and sales contracts generally include fixed price, floating or pass-through aluminum ingot component pricing arrangements.

For information relating to the Ball assets in the metal beverage packaging, Europe, segment that are expected to be divested by Ball in connection with the Acquisition, please see Part X ("Information on the Divestment Business").

Metal food and household products packaging segment

The metal food and household products packaging segment, accounted for 16 percent of our consolidated net sales in 2015. We produce two-piece and three-piece steel food containers and ends for packaging vegetables, fruit, soups, meat, seafood, nutritional products, pet food and other products. The segment also manufactures and sells aerosol, paint and general line and decorative specialty containers, as well as extruded aluminum aerosol and beverage containers and aluminum slugs. There are a total of 13 facilities in the U.S., four in Europe, one in Canada, one in Mexico and one in India that produce these products. In addition, we manufacture and sell steel aerosol containers at two facilities in Argentina.

During August 2014, we announced the installation of a new extruded aluminum aerosol container line in our DeForest, Wisconsin, facility, which began production in the first quarter of 2015. Additionally, in October 2014, we announced the construction of a new extruded aluminum aerosol container manufacturing facility in India, which began production in October 2015. In February 2015, we announced the introduction of a new steel aerosol container manufacturing technology in Chestnut Hill, Tennessee, which began production in the fourth quarter of 2015. Also in February 2015, we completed the acquisition of Sonoco's metal end and closure facilities in Canton, Ohio.

Sales volumes of metal food containers in North America tend to be highest from May through October as a result of seasonal fruit, vegetable and salmon packs. We estimate our 2015 shipments of approximately 3 billion steel food containers to be approximately 12 percent of total U.S. and Canadian metal food container shipments. We estimate our steel aerosol business accounts for approximately 35 percent of total annual U.S. and Canadian steel aerosol shipments. In the U.S. and Canada, we are the leading supplier of aluminum slugs used in the production of extruded aluminum aerosol containers and estimate our percentage of the total industry shipments to be approximately 92 percent. We estimate our extruded aluminum aerosol business accounts for approximately 19 percent of total annual U.S. and Canadian extruded aluminum aerosol shipments. Ball's European aluminum aerosol shipments represented approximately 21 percent of total European industry shipments in 2015.

Competitors in the metal food container product line include two national and a small number of regional suppliers and self-manufacturers. Several producers in Mexico also manufacture steel food containers. Competition in the U.S. steel aerosol container market primarily includes three other national suppliers. Steel containers also compete with other packaging materials in the food and household products industry including glass, aluminum, plastic, paper and pouches. As a result, profitability for this product line is dependent on price, cost reduction, service and quality. In North America, two steel suppliers provide approximately 54 percent of our tinplate steel. We believe we have limited our exposure related to changes in the costs of steel tinplate and aluminum as a result of the inclusion of provisions in many sales contracts to pass through steel and aluminum cost changes and the existence of certain other steel container sales contracts that incorporate annually negotiated metal costs.

Cost containment and maximizing asset utilization are crucial to maintaining profitability in the metal food and aerosol container manufacturing industries and we are focused on doing so. Toward that end, in February 2013, we announced the closure of our metal food and aerosol container manufacturing facility in Elgin, Illinois. The facility, which produced aerosol and specialty steel cans as well as flat steel sheet used by our other food and household products packaging facilities, ceased production in the fourth quarter of 2013, and its production capacity was consolidated into our other facilities. We later announced in November 2013 the closure of our steel aerosol container manufacturing facility in Danville, Illinois. The facility ceased production in December 2014 and its production assets were deployed to other North American metal food and household products packaging facilities.

Aerospace and technologies segment

Our aerospace and technologies segment, which accounted for 10 percent of our consolidated net sales in 2015, includes national defense hardware, antenna and video tactical solutions, civil and operational space hardware and systems engineering services. The segment develops spacecraft, sensors and instruments, radio frequency systems and other advanced technologies for the civil, commercial and national security aerospace markets. The majority of the aerospace and technologies business involves work under contracts, generally from one to five years in duration, as a prime contractor or subcontractor for the U.S. Department of Defense (DoD), the National Aeronautics and Space Administration (NASA) and other U.S. government agencies. We compete against both large and small prime contractors and subcontractors for these contracts. Contracts funded by the various agencies of the federal government represented 96 percent of segment sales in 2015.

Intense competition and long operating cycles are key characteristics of both our business and the aerospace and defense industry. It is common in the aerospace and defense industry for work on major programs to be shared among a number of companies. A company competing to be a prime contractor may, upon ultimate award of the contract to another competitor, become a subcontractor for the ultimate prime contracting company. It is not unusual to compete for a contract award with a peer company and, simultaneously, perform as a supplier to or a customer of that same competitor on other contracts, or vice versa.

Geopolitical events and shifting executive and legislative branch priorities have resulted in an increase in opportunities over the past decade in areas matching our aerospace and technologies segment's core capabilities in space hardware. The businesses include hardware, software and services sold primarily to U.S. customers, with emphasis on space science and exploration, environmental and earth sciences, and defense and intelligence applications. Major activities frequently involve the design, manufacture and testing of satellites, remote sensors and ground station control hardware and software, as well as related services such as launch vehicle integration and satellite operations. Uncertainties in the federal government budgeting process could delay the funding, or even result in cancellation of certain programs currently in our reported backlog.

Other hardware activities include target identification, warning and attitude control systems and components; cryogenic systems for reactant storage, and associated sensor cooling devices; star trackers, which are general-purpose stellar attitude sensors; and fast-steering mirrors. Additionally, the aerospace and technologies segment provides diversified technical services and products to government agencies, prime contractors and commercial organizations for a broad range of information warfare, electronic warfare, avionics, intelligence, training and space system needs.

Backlog in the aerospace and technologies segment was $617 million and $765 million at December 31, 2015 and 2014, respectively, and consisted of the aggregate contract value of firm orders, excluding amounts previously recognized as revenue. The 2015 backlog includes $442 million expected to be recognized in revenues during 2016, with the remainder expected to be recognized in revenues in the years thereafter. Unfunded amounts included in backlog for certain firm government orders, which are subject to annual funding, were $274 million and $410 million at December 31, 2015 and 2014, respectively. Year-over-year comparisons of backlog are not necessarily indicative of the trend of future operations due to the nature of varying delivery and milestone schedules on contracts, funding of programs and the uncertainty of timing of future contract awards.

Intellectual property

In the opinion of Ball's management, none of our active patents or groups of patents is material to the successful operation of our business as a whole. We manage our intellectual property portfolio to obtain the durations necessary to achieve our business objectives.

For information relating to the Ball intellectual property that is expected to be divested in connection with the Acquisition, please see Part X ("Information on the Divestment Business").

Research and development

Research and development ("R&D") efforts in our packaging segments are primarily directed toward packaging innovation, specifically the development of new features, sizes, shapes and types of containers, as well as new uses for existing containers. Other additional R&D efforts in these segments seek to improve manufacturing efficiencies and the overall sustainability of our products. Our packaging R&D activities are primarily conducted in technical centers located in Westminster, Colorado, and Bonn, Germany.

For information relating to our R&D resources, including the technical center in Bonn, Germany, that are expected to be divested by Ball in connection with the Acquisition, please see Part X ("Information on the Divestment Business").

In our aerospace business, we continue to focus our R&D activities on the design, development and manufacture of innovative aerospace products and systems. This includes the production of spacecraft, instruments and sensors, radio frequency and system components, data exploitation solutions and a variety of advanced aerospace technologies and products that enable deep space missions. Our aerospace R&D activities are conducted at various locations in the U.S. For additional information regarding our R&D activity, please see Note 1 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information") and "—Properties" below.

Sustainability and the environment

Sustainability is a key part of maximizing value at Ball. In our global operations, we focus our sustainability efforts on employee safety, and reducing energy, water, waste and air emissions. In addition to those operational priorities, we identified innovation, packaging recycling, talent management, responsible sourcing and community engagement as priorities for our corporate sustainability efforts. By continuously working toward reducing the environmental impacts of our products throughout their life cycle, we also improve our financial results.

Because metal recycling saves resources and uses up to 20 times less energy than primary metal production, the biggest opportunity to further minimize the environmental impacts of metal packaging is to increase recycling rates. Aluminum and steel are infinitely recyclable materials. They also have the highest scrap value of all commonly used packaging substrates, contributing to the fact that metal cans are the most recycled food and beverage containers in the world. In some of our markets such as Brazil, China and several European countries, recycling rates for beverage cans are at or above 90 percent.

The most recently available recycling rates in the U.S. are 67 percent for aluminum beverage cans in 2014 and 70 percent for steel containers in 2013. The most recently available recycling rates in Europe are approximately 71 percent for aluminum beverage containers and 75 percent for steel packaging in 2013.

In several of our markets we help establish and financially support recycling initiatives. Educating consumers about the benefits of recycling aluminum and steel containers and collaborating with industry partners to create effective collection and recycling systems contribute to increased recycling rates.

Employees

As at December 31, 2015, we employed approximately 15,200 employees: 7,900 employees in the U.S. and 7,300 in other countries. The following tables show the number of persons we employed in each segment and geography in which we operate, as of December 31, 2015, 2014 and 2013:

	As of December 31,
	2015	2014	2013
Employees by segment
Metal beverage packaging, Americas & Asia	5,997	6,132	5,791
Metal beverage packaging, Europe	3,051	2,888	2,773
Metal food & household products packaging	3,067	2,634	2,644
Aerospace & technologies	2,607	2,791	2,911
Corporate	337	352	334

Total	15,059	14,797	14,453

Employees by region
U.S.	7,864	8,039	8,221
U.K.	759	736	712
Other countries	6,436	6,022	5,520

Total	15,059	14,797	14,453

As of December 31, 2015, approximately 27 percent of our North American packaging facility employees and approximately 63 percent of our European employees were covered by collective bargaining agreements. These collective bargaining agreements have staggered expirations during the next several years.

For information relating to the Ball employees who are expected to be transferred by Ball to the Purchaser as part of the Divestment Business in connection with the Acquisition, please see Part X ("Information on the Divestment Business").

Properties

Our corporate headquarters and the aerospace and technologies segment management offices are located in Broomfield, Colorado. The operations of the aerospace and technologies segment occupy a variety of company-owned and leased facilities in Colorado, which together aggregate 1.5 million square feet of office, laboratory, research and development, engineering and test and manufacturing space. Other aerospace and technologies operations carry on business in smaller company-owned and leased facilities in other U.S. locations outside of Colorado.

The offices of our various North American packaging operations are located in Westminster, Colorado; the offices for the European packaging operations are located in Zurich, Switzerland (which will be transferred to the Purchaser as part of the Divestment Business); the offices for the PRC packaging operations are located in Hong Kong; and Latapack-Ball's offices are located in Sao Paulo, Brazil (which will be transferred to the Purchaser as part of the Divestment Business). Our research and development facilities are located in Westminster, Colorado, and Bonn, Germany (which will be transferred to the Purchaser as part of the Divestment Business).

Information regarding the approximate size of the manufacturing locations for significant packaging operations, which we own or lease, is set out in the table below. Where certain locations include multiple facilities, the total approximate size for the location is noted. In addition to the facilities listed, we lease other warehousing space.

Facility location	Owned / leased		Approximate square footage(1)	Principal use
Metal beverage packaging, Americas and Asia, manufacturing facilities:
North America
Fairfield, California	Owned		337,000	Manufacturing—Beverage Can Plant
Golden, Colorado	Owned		509,000	Manufacturing—Beverage Can Plant
Tampa, Florida	Owned		276,000	Manufacturing—Beverage Can Plant
Rome, Georgia	Owned		386,000	Manufacturing—Beverage Can Plant
Kapolei, Hawaii	Owned		131,000	Manufacturing—Beverage Can Plant
Monticello, Indiana	Owned		356,000	Manufacturing—Beverage Can Plant
Monterrey, Mexico	Owned		440,000	Manufacturing—Beverage Can Plant
Saratoga Springs, New York	Owned		290,000	Manufacturing—Beverage Can Plant
Wallkill, New York	Owned		312,000	Manufacturing—Beverage Can Plant
Reidsville, North Carolina	Owned		452,000	Manufacturing—Beverage Can Plant
Findlay, Ohio(2)	Owned		733,000	Manufacturing—Beverage Can Plant
Whitby, Ontario, Canada	Owned		205,000	Manufacturing—Beverage Can Plant
Conroe, Texas	Owned		275,000	Manufacturing—Beverage Can Plant
Fort Worth, Texas	Owned		322,000	Manufacturing—Beverage Can Plant
Bristol, Virginia	Owned		242,000	Manufacturing—Beverage End Plant
Williamsburg, Virginia	Owned		400,000	Manufacturing—Beverage Can Plant
Fort Atkinson, Wisconsin	Owned		250,000	Manufacturing—Beverage Can Plant
South America
Alagoinhas, Bahia, Brazil(3)	Owned		375,000	Manufacturing—Beverage Can Plant
Jacarei, Sao Paulo, Brazil(3)	Owned		467,000	Manufacturing—Beverage Can Plant
Salvador, Bahia, Brazil	Owned		99,000	Manufacturing—Beverage End Plant
Tres Rios, Rio de Janeiro, Brazil	Owned		443,000	Manufacturing—Beverage Can Plant
Asia
Beijing, PRC	Owned	(4)	303,000	Manufacturing—Beverage Can Plant
Hubei (Wuhan), PRC	Owned	(4)	415,000	Manufacturing—Beverage Can Plant
Sanshui (Foshan), PRC	Owned	(4)	544,000	Manufacturing—Beverage Can Plant
Qingdao, PRC	Owned	(4)	326,000	Manufacturing—Beverage Can Plant
Metal beverage packaging, Europe, manufacturing facilities:
Bierne, France	Owned		274,000	Manufacturing—Beverage Can Plant
La Ciotat, France(3)	Owned		393,000	Manufacturing—Beverage Can Plant
Braunschweig, Germany(3)	Owned		258,000	Manufacturing—Beverage End Plant
Hassloch, Germany(3)	Owned		284,000	Manufacturing—Beverage Can Plant
Hermsdorf, Germany(3)	Owned		425,000	Manufacturing—Beverage Can Plant
Weissenthurm, Germany(3)	Owned		331,000	Manufacturing—Beverage Can Plant
Oss, The Netherlands(3)	Owned		503,000	Manufacturing—Beverage Can Plant
Lublin, Poland	Owned		162,000	Manufacturing—Beverage Can Plant
Radomsko, Poland(3)	Owned		312,000	Manufacturing—Beverage Can Plant
Belgrade, Serbia	Owned		352,000	Manufacturing—Beverage Can Plant
Deeside, United Kingdom(3)	Owned		109,000	Manufacturing—Beverage End Plant
Rugby, United Kingdom(3)	Owned		165,000	Manufacturing—Beverage Can Plant
Wrexham, United Kingdom(3)	Owned		295,000	Manufacturing—Beverage Can Plant

Facility location	Owned / leased	Approximate square footage(1)		Principal use
Metal food and household products packaging manufacturing facilities:
North America
Springdale, Arkansas	Owned	286,000		Manufacturing—Food and Household Plant
Oakdale, California	Owned	370,000		Manufacturing—Food and Household Plant
Baltimore, Maryland	Owned	251,000	(5)	Manufacturing—Food and Household Plant
San Luis Potosí, Mexico	Owned	158,000		Manufacturing—Food and Household Plant
Brookline—Canton, Ohio	Owned	95,000		Manufacturing—Food and Household Plant
Warner—Canton, Ohio	Owned	86,000		Manufacturing—Food and Household Plant
Columbus, Ohio	Owned	300,000		Manufacturing—Food and Household Plant
Hubbard, Ohio	Owned	175,000		Manufacturing—Food and Household Plant
Horsham, Pennsylvania	Owned	162,000		Manufacturing—Food and Household Plant
Sherbrooke, Quebec, Canada	Owned	100,000		Manufacturing—Food and Household Plant
Chestnut Hill, Tennessee	Owned	305,000		Manufacturing—Food and Household Plant
Verona, Virginia	Owned	72,000		Manufacturing—Food and Household Plant
Weirton, West Virginia	Leased	332,000		Manufacturing—Food and Household Plant
DeForest, Wisconsin	Owned	400,000	(6)	Manufacturing—Food and Household Plant
Milwaukee, Wisconsin	Owned	502,000	(7)	Manufacturing—Food and Household Plant
Europe
Velim, Czech Republic	Owned	181,000		Manufacturing—Food and Household Plant
Beaurepaire, France	Owned	89,000		Manufacturing—Food and Household Plant
Bellegarde, France	Owned	124,000		Manufacturing—Food and Household Plant
Devizes, United Kingdom	Leased	94,000		Manufacturing—Food and Household Plant
South America
Buenos Aires, Argentina	Leased	34,000		Manufacturing—Food and Household Plant
San Luis, Argentina	Owned	51,000		Manufacturing—Food and Household Plant
Asia
Ahmedabad, India	Owned	58,000		Manufacturing—Food and Household Plant

(1)
The approximate square footage includes manufacturing, warehouse and adjacent office space.

(2)
Includes both metal beverage container and metal food container manufacturing operations.

(3)
This Ball facility is expected to be transferred to the Purchaser as part of the Divestment Business in connection with the Acquisition. For more information, please see Part X ("Information on the Divestment Business").

(4)
Subject to Chinese land use rights. For more information, please see Part II ("Risk Factors—Risks relating to our business (and, following completion of the Acquisition, the business of the Combined Group)—Changes in laws and governmental regulations may adversely affect our business and operations").

(5)
Includes approximately 114,500 square foot of leased warehouse space.

(6)
Includes approximately 200,000 square foot of leased warehouse space.

(7)
Includes approximately 110,000 square foot of leased warehouse space.

PART IX
INFORMATION ON REXAM

The following information should be read in conjunction with the information appearing elsewhere, or incorporated by reference, in this Prospectus, including the financial and other information in Part XVII ("Rexam Operating and Financial Review") and Part XVIII ("Rexam Financial Information"). The financial information included in this Part IX ("Information on Rexam") has been extracted without material adjustment from Part XVII ("Rexam Operating and Financial Review") or the financial information referred to in Part XVIII ("Rexam Financial Information"), or from the accounting records of the Rexam Group, which formed the underlying basis of the financial information referred to in Part XVIII ("Rexam Financial Information").

In connection with the Acquisition and in order to satisfy certain antitrust requirements relating to the Acquisition, Ball is expected to divest certain assets of its business, including certain assets currently owned by the Rexam Group. The following information should be read in conjunction with the information contained in Part X ("Information on the Divestment Business") relating to the assets currently owned by the Rexam Group that are expected to be divested by Ball in connection with the Acquisition and Part XIX ("Unaudited Pro Forma Financial Information of the Combined Group"), which illustrates the effect of the Acquisition and the impact of the sale of the Divestment Business on the Combined Group.

Introduction

Rexam is a public limited liability company incorporated under the laws of England and Wales on July 13, 1923 as Bowater's Paper Mills Limited. The Rexam Group is one of the world's leading beverage can makers in terms of sales volumes, with 55 manufacturing operations in more than 20 countries producing 66 billion cans a year. The Rexam Group reported a profit before tax and exceptional items of £362 million and sales revenue of £3,925 million for the year ended December 31, 2015. Rexam's ordinary shares are listed on the London Stock Exchange and in the form of American Depository Receipts on the Over the Counter Market in the United States. Rexam's ordinary shares are owned by both institutional and retail investors.

Strategy

The Rexam Group has the following five key strategic priorities to help it to deliver on its commitments, to align and mobilize its organization and to optimize time to execution:

•
strengthen customer relationships;

•
focused investment to capture opportunities and to protect its core business;

•
pursue continuous improvement in operational excellence;

•
shape its future by innovating and continuing to improve its sustainable performance; and

•
build a winning organization by ensuring a culture of collaboration, delivery and behavior centered on its core values and leadership practices.

History

Rexam demerged from Bowater in 1984, which involved a separation of pulp and paper making activities, and made substantial acquisitions between 1984 and 1995. After 1995, Rexam began to divest activities unrelated to its consumer packaging business. The divestment program accelerated following the appointment of Rolf Börjesson as Chief Executive Officer in 1996. Rexam refocused its operations primarily on consumer packaging and made a number of significant strategic acquisitions.

In February 1999, Rexam acquired PLM AB ("PLM"), a Swedish-listed European beverage packaging business for a total consideration (including net borrowings assumed) of £602 million. With major businesses in beverage cans and glass bottles, the acquisition of PLM provided a base for further expansion in the area of consumer packaging. In July 2000, Rexam acquired American National Can Group, Inc., headquartered in the U.S., for a total consideration (including net borrowings) of £1,517 million. As a result of this acquisition, which included beverage can manufacturing plants in Europe and the U.S. as well as in a number of emerging markets, the Rexam Group became, in terms of sales value, one of the world's largest consumer packaging groups and, at that time, in terms of sales volume, the world's largest manufacturer of beverage cans.

In October 2003, Rexam announced the acquisition of Latasa, a leading Brazilian beverage can maker, for $462 million, expanding the Rexam Group's presence in Latin America. In March 2007, Rexam announced the disposal of its relatively low-growth and capital-intensive glass packaging business for £660 million. Following the disposal of its glass business, the Rexam Group comprised of two main business segments: the beverage can segment and the plastic packaging segment.

In June 2007, Rexam announced its acquisition of Owens-Illinois' plastic packaging business for $1,825 million and the creation of a joint venture with Envases Universales, a Mexican packaging company, acquiring a 50 percent stake in a new beverage can plant in Guatemala. In July 2007, Rexam announced the acquisition of Rostar, a Russian beverage can maker, for $297 million.

After the global financial crisis of 2008–2010, Rexam started a restructuring phase under the leadership of Graham Chipchase, who became Chief Executive Officer in January 2010. In 2011, Rexam announced the disposal of its beverage and specialty closures business to Berry Plastics for $360 million in cash. In July 2012, Rexam announced the sale of its Personal Care business for a total of $709 million in cash and the sale of its High Barrier Food business in August 2012 to a subsidiary of Silgan Holdings Inc. for $250 million in cash.

In 2014, Rexam announced the disposal of its Healthcare business in two steps. In February 2014, Rexam first announced the sale of the Pharmaceutical Devices and Prescription Retail Packaging divisions for $805 million in cash to Montagu Private Equity. In March 2014, Rexam subsequently announced the disposal of the remaining Containers & Closures division of its Healthcare business to Berry Plastics Group, Inc. for $135 million in cash. Following these disposals, the Rexam Group became a focused manufacturer of beverage cans.

Industry

The Rexam Group operates in the global beverage can market. In 2015, more than 1.6 trillion units of packaged beverages were sold across the world, an increase of 5 percent in volume terms compared with 2014. The beverage can market comprises about 90 percent aluminum cans and 10 percent steel cans and there is a continued move from steel to aluminum with steel cans now only being used in some parts of Europe, Africa and Asia. Moreover, nearly all beverage cans used in North America and Europe are two-piece beverage cans but some three-piece beverage cans are still used in China and South East Asia.

According to Rexam's estimates, around 320 billion beverage cans were consumed globally in 2015. Beer and carbonated soft drinks account for the vast majority of consumption, but an increasing number of consumers are drinking other beverage categories such as energy drinks, cider, iced ready-to-drink tea and coffee, flavored alcoholic beverages, flavored and sparkling water, juices and milk from cans. Craft beer is also growing strongly, especially in North America and Europe. Industry trends vary significantly region to region according to different market dynamics.

Rexam's reporting segments and products

Rexam reports its financial performance in two segments: Americas, and Europe & Rest of World. For financial information related to each of Rexam's segments, please see the notes to Rexam's consolidated financial statements, incorporated by reference in this Prospectus, in Part XVIII ("Rexam Financial Information").

Americas

The Americas region comprises North, Central and South America. In total these markets consume some 135 billion cans annually. Rexam's largest markets in the Americas segment are the U.S. where it is the second largest can maker and Brazil where it has more than 50 percent market share. In Chile and Argentina, Rexam is the sole can maker. Rexam provides both can bodies and can ends to its customers in the region. In all, the Rexam Group has 30 plants in the region—15 in the U.S., 10 in Brazil and one in each of Argentina, Chile, Guatemala, Mexico and Panama. All of Rexam's plants in the Americas region use aluminum only.

For information relating to the Rexam Group's assets in the Americas segment that are expected to be divested by Ball in connection with the Acquisition, please see Part X ("Information on the Divestment Business").

Europe & Rest of World

This region covers the countries of Europe and the AMEA region. Rexam does not operate in all markets within this region. The markets in this region in which Rexam is active consume some 78 billion cans annually. Rexam's largest market in the Europe & Rest of World segment is Europe where it has about a 40 percent market share. Rexam provides both can bodies and can ends to its customers in the region. In all, the Rexam Group has 25 plants in the Europe & Rest of World region—three in Russia; two in each of the U.K., Italy, Spain, Austria and Germany; and one in each of the Czech Republic, Denmark, Egypt, Finland, France, India, Ireland, Saudi Arabia, South Korea, Sweden, Switzerland and Turkey. All of Rexam's plants in the Europe & Rest of World region use aluminum only.

For information relating to the Rexam Group's assets in the Europe & Rest of World segment that are expected to be divested by Ball in connection with the Acquisition, please see Part X ("Information on the Divestment Business").

Operations

Rexam includes a breakdown of its total revenues by category of activity and geographic market for each of the years ended December 31, 2015, 2014 and 2013 in the notes to its consolidated financial statements for the years ended December 31, 2015, 2014 and 2013. These consolidated financial statements are incorporated by reference in this Prospectus in Part XVIII ("Rexam Financial Information").

Competition

The beverage can market has three major global competitors: Rexam, Ball and Crown, who together account for over 60 percent of the global supply of beverage cans. Excluding Japan and Australia, two geographically isolated markets, the three largest competitors account for over 70 percent of the global supply of beverage cans. Poland based Can-Pack has emerged as a strong regional competitor in Europe in recent years and accounts for some 4 percent of global supply.

Employees

At the end of 2015, the Rexam Group employed approximately 8,600 employees. The following table shows the number of employees in each segment and geography in which the Rexam Group operates as at December 31, 2015, 2014 and 2013:

	As at December 31,
	2015	2014	2013
Continuing operations
Beverage cans—Americas	3,900	3,900	3,900
Beverage Cans—Europe & Rest of World	4,700	4,100	4,100

Total reportable segments	8,600	8,000	8,000
Discontinued operations	—	1,100	3,200

Total	8,600	9,100	11,200

	As at December 31,
	2015	2014	2013
Continuing operations
U.S.	1,800	1,800	2,000
Brazil	1,600	1,600	1,600
Germany	700	700	700
Russia	600	600	700
U.K.	600	600	600
Spain	400	400	400
Saudi Arabia	400	—	—
Other countries	2,500	2,300	2,000

Total continuing operations	8,600	8,000	8,000
Discontinued operations	—	1,100	3,200

Total	8,600	9,100	11,200

For information relating to the Rexam Group's employees who are expected to be transferred to the Purchaser as part of the Divestment Business by Ball in connection with the Acquisition, please see Part X ("Information on the Divestment Business").

Properties

Rexam's corporate headquarters are located in London, United Kingdom. The offices for Rexam's various North American packaging operations are located in Chicago, Illinois; the offices for the European packaging operations are located in Luton, United Kingdom; the offices for the South American packaging operations are located in Rio de Janeiro, Brazil; the offices of the Russian packaging operations are located in Moscow, Russia; and the offices for the AMEA packaging operations are located in Dubai, United Arab Emirates. Rexam's research and development facilities are located in Milton Keynes, United Kingdom and Elk Grove, Illinois (which will be transferred to the Purchaser as part of the Divestment Business). Rexam also has a U.S. service center in Charlotte, North Carolina and a U.K. Pensions office in Hildenborough, United Kingdom.

Information regarding the approximate size of the manufacturing locations for significant packaging operations, which are owned or leased by the Rexam Group, is set out in the table below.

Facility location	Owned / leased	Approximate square footage(1)	Principal use
North America
Amatitlan, Guatemala (JV)	Owned	313,000 (Construction)	Manufacturing—Can Plant
Queretaro, Mexico	Owned	252,000	Manufacturing—Can Plant
Colón, Cristobal, Panama	Leased	70,000 (Construction)	Manufacturing—Can Plant
Birmingham, Alabama, USA	Owned	156,000	Manufacturing—End Plant
Phoenix, Arizona, USA	Owned	115,000	Manufacturing—Can Plant
Chatsworth, California, USA	Owned	210,000	Manufacturing—Can Plant
Fairfield, California, USA(2)	Owned	139,000	Manufacturing—Can Plant
Chicago, Illinois, USA(2)	Owned	291,000	Manufacturing—Can Plant
Chicago, Illinois, USA(2)	Leased	40,300	BCNA Sector Headquarters
Elk Grove, Illinois, USA(2)	Leased	100,000	R&D / Specialist Manufacturing
Valparaiso, Indiana, USA(2)	Owned	134,000	Manufacturing—End Plant
St Paul, Minnesota, USA	Leased	165,000	Manufacturing—Can Plant
Olive Branch, Mississippi, USA(2)	Owned	438,000	Manufacturing—Can Plant
Winston-Salem, North Carolina, USA(2)	Owned	420,000	Manufacturing—Can Plant
Fremont, Ohio, USA(2)	Owned	220,000	Manufacturing—Can Plant
Whitehouse, Ohio, USA(2)	Owned	280,000	Manufacturing—Can Plant
Bishopville, South Carolina, USA(2)	Owned	169,000	Manufacturing—Can Plant

Facility location	Owned / leased	Approximate square footage(1)	Principal use
Longview, Texas, USA	Owned	215,000	Manufacturing—Can Plant
Kent, Washington, USA	Leased	233,000	Manufacturing—Can Plant
South America
Buenos Aires, Argentina	Owned	163,000	Manufacturing—Can Plant
Belem, Brazil	Owned	164,000	Manufacturing—Can Plant
Brasilia, Brazil	Owned	196,000	Manufacturing—Can Plant
Cuiabá, Brazil	Owned	178,000	Manufacturing—Can Plant
Extrema, Brazil	Owned	285,000	Manufacturing—Can Plant
Manaus, Brazil	Leased	115,000	Manufacturing—End Plant
Pouso Alegre, Brazil	Owned	239,000	Manufacturing—Can Plant
Recife, Brazil	Owned	359,000	Manufacturing—Can and End Plant
Rio de Janeiro, Brazil	Owned	290,000	Manufacturing—Can Plant
Sao Paulo, Brazil	Owned	351,000	Manufacturing—Can Plant
Viamão, Brazil	Owned	239,000	Manufacturing—Can Plant
Santiago, Chile	Owned	198,000	Manufacturing—Can Plant
Europe (including Russia)
Enzesfeld, Austria(2)	Owned	198,000	Manufacturing—Can Plant
Ludesch, Austria	Owned	219,000	Manufacturing—Can Plant
Dysina, Czech Republic	Owned	154,000	Manufacturing—Can Plant
Fredericia, Denmark	Owned	261,000	Manufacturing—Can Plant
Numminen, Finland	Owned	129,000	Manufacturing—Can Plant
Mont, France	Owned	140,000	Manufacturing—End Plant
Buer, Germany	Owned	156,000	Manufacturing—Can Plant
Recklinghausen, Germany	Owned	317,000	Manufacturing—Can and End Plant
Waterford, Ireland	Owned	114,000	Manufacturing—End Plant
Nogara, Italy	Owned	109,000	Manufacturing—Can Plant
San Martino, Italy	Owned	156,000	Manufacturing—Can Plant
Argayash, Russia	Land leased; facility owned	224,000	Manufacturing—Can Plant
Vsevolozhsk, Russia	Land leased; facility owned	316,000	Manufacturing—Can Plant
Naro-Fominsk, Russia	Land leased; facility owned	453,000	Manufacturing—Can and End Plant
La Selva, Spain	Owned	278,000	Manufacturing—Can Plant
Valdemorillo, Spain(2)	Owned	138,000	Manufacturing—Can Plant
Malmo, Sweden	Owned	678,000	Manufacturing—Can Plant
Widnau, Switzerland	Leased	321,000	Manufacturing—Can Plant
Milton Keynes, United Kingdom	Owned	160,000	Manufacturing—Can Plant
Wakefield, United Kingdom	Owned	377,000	Manufacturing—Can Plant
Africa, Middle East and Asia
Cairo, Egypt	Owned	187,000	Manufacturing—Can Plant
Mumbai, India	Leased	171,000	Manufacturing—Can Plant
Hanil Can, South Korea(3)	Owned	1,823,000	Manufacturing—Can Plant
Dammam Second Industrial City, Saudi Arabia	Leased	872,000	Manufacturing—Can and End Plant
Manisa, Turkey	Owned	164,000	Manufacturing—Can Plant

(1)
Includes warehouse space.

(2)
This Rexam facility is expected to be transferred to the Purchaser as part of the Divestment Business in connection with the Acquisition. For more information, please see Part X ("Information on the Divestment Business").

(3)
Comprises three plants: (1) HQ and Yangsan plant; (2) Daejeon plant; and (3) Eurnseong plant.

For information relating to the Rexam Group's properties that are expected to be transferred to the Purchaser as part of the Divestment Business by Ball in connection with the Acquisition, please see Part X ("Information on the Divestment Business").

Intellectual property

None of the Rexam Group's active patents or groups of patents is material to the successful operation of its business as a whole. Rexam manages its intellectual property portfolio to obtain the durations necessary to achieve its business objectives.

For information relating to the Rexam Group's intellectual property that is expected to be divested by Ball in connection with the Acquisition, please see Part X ("Information on the Divestment Business").

Research and development

Rexam's approach to research and development ("R&D") is split into three broad areas of activity: Rexam's "pack of the future" program; process initiatives from new technologies; and its "plant of the future" program. The Rexam Group's expenditure on R&D during the year ended December 31, 2015, amounted to £5 million. Rexam's R&D activities are primarily conducted in technical centers in Tongwell, U.K. and Elk Grove, Illinois (which will be transferred to the Purchaser as part of the Divestment Business).

Rexam's Editions™ technology (patent pending) continued to exhibit strong global growth in 2015. Allowing up to 24 different designs to be printed simultaneously on one pallet, a number of customer collaborations came to fruition, including the biggest—in terms of different cans printed—with Baltika. This campaign saw 990 different Russian cities printed on an identical urban skyline graphic using Rexam's 50cl cans. To maintain its competitive position in the industry, Rexam is currently developing further variants in the Editions™ portfolio.

For additional information relating to the Rexam Group's R&D resources that are expected to be divested by Ball in connection with the Acquisition, please see Part X ("Information on the Divestment Business").

Sustainability and the environment

As a global business producing billions of cans per year, Rexam believes it has a responsibility to ensure that sustainability sits at the heart of its business. Rexam's sustainability framework was established in 2010 around the key areas of products, operations and people. In 2014, Rexam undertook an updated materiality study to validate this framework, setting updated measures and targets through to 2020, including reducing the carbon footprint of a can by 25 percent and reducing water intensity by 10 percent.

In 2015, Rexam retained its position in the Dow Jones Sustainability Index ("DJSI") Europe. Areas of strength identified by the DJSI continue to be in governance, risk and crisis management, product stewardship, human capital development, labor practice indicators and human rights. Rexam's 2015 scores show improvement in ten categories and confirmed the industry's leadership in risk and crisis management, human capital development and labor practices and human rights.

Rexam works collaboratively with business partners to identify successful sustainability strategies and collectively create value. Three initiatives demonstrate this approach. On the innovation side, Rexam is working with Magna Parva (a U.K.-based advanced engineering and research and development company) to investigate disruptive technologies in metal forming that will drive can lightweighting and reduce energy consumption. Rexam is also working with 13 major companies across the value chain in the Aluminium Stewardship Initiative to address issues relevant to the production and stewardship of aluminum from bauxite extraction to the production of consumer goods and recycling. In addition, Rexam is collaborating with Carlsberg on the Carlsberg Circular Community initiative, rethinking the design and production of packaging material to develop the next generation of packaging products.

PART X
INFORMATION ON THE DIVESTMENT BUSINESS

The following description of the Divestment Business is intended to describe the operations and assets of the Ball Group and the operations and assets of the Rexam Group that are expected to be divested by Ball in connection with the Acquisition.

The following information should be read in conjunction with the information appearing elsewhere in this Prospectus, including the information in Part VIII ("Information on Ball"), Part IX ("Information on Rexam"), the information in Part XIV ("Ball Operating and Financial Review—Information relating to the Divestment Business") and the information in Part XVII ("Rexam Operating and Financial Review—Information relating to the Divestment Business"). The following information should also be read in conjunction with the information contained in Part XIX ("Unaudited Pro Forma Financial Information of the Combined Group"), which illustrates the effect of the Acquisition and the impact of the sale of the Divestment Business on the Combined Group.

Some of the information contained in this Part X ("Information on the Divestment Business") contains certain forward-looking statements that reflect Ball's intentions or expectations regarding the Acquisition and the assets of the Ball Group and Rexam Group that will be transferred by Ball to the Divestment Business. Following the completion of the Acquisition and the sale of the Divestment Business, the Divestment Business will no longer form part of the Combined Group. Nothing in this Part X ("Information on the Divestment Business") is intended as a profit forecast or profit estimate in relation to the Divestment Business and Ball makes no representation whatsoever as to the future performance of the Divestment Business. Rexam Shareholders and potential investors should read Part V ("Presentation of Information—Forward-looking statements") for a discussion of the risks and uncertainties related to those forward-looking statements and also Part II ("Risk Factors—Risks related to the Acquisition") for a discussion of certain risks and uncertainties related to the Acquisition and the sale of the Divestment Business.

Overview

In connection with the Acquisition, Ball entered into discussions with relevant antitrust regulators (the FTC in the U.S., the EC in the E.U. and CADE in Brazil) regarding possible remedies to satisfy certain requirements under the antitrust laws of those jurisdictions.

In order to obtain clearance for the Acquisition, Ball has committed to divest certain of Ball's and Rexam's metal beverage can and end facilities, together with the functions required to maintain and support these facilities and market their production output, so as to establish a viable competitor to the Combined Group. The Divestment Business is expected to be sold to the Purchaser pursuant to the terms of the Purchase Agreement, with the closing of such sale expected to take place shortly after closing of the Acquisition. In total, Ball has committed to divest facilities, assets and business functions of Ball and Rexam having an estimated unaudited aggregate annual revenue of approximately of US$3 billion, based on 2015 available financial information for the operations to be divested.

The closing of the Acquisition and the sale of the Divestment Business is conditional upon the relevant antitrust regulators approving the Purchaser as the purchaser of the Divestment Business and the terms of sale of the Divestment Business as set out in the Purchase Agreement.

The Divestment Business represented 22 percent of Ball's revenues and 22 percent of Rexam's revenues for the year ended December 31, 2015. For summary financial information illustrating the proportion of the Ball Group that will be transferred to the Divestment Business, please see Part XIV ("Ball Operating and Financial Review"). For summary financial information illustrating the proportion of the Rexam Group that will be transferred to the Divestment Business, please see Part XVII ("Rexam Operating and Financial Review"). For pro forma financial information of the Combined Group illustrating the effect of the Acquisition and the impact of the sale of the Divestment Business, please see Part XIX ("Unaudited Pro Forma Financial Information of the Combined Group").

Sale of the Divestment Business

On April 22, 2016, Ball and Rexam entered into an equity and asset purchase agreement (the "Purchase Agreement") with Ardagh Group S.A. (the "Purchaser"), pursuant to which, subject to the satisfaction of certain conditions, Ball and Rexam have agreed to sell the Divestment Business to the Purchaser in order to satisfy certain regulatory requirements in connection with the Acquisition. The total consideration to be paid by the Purchaser for the Divestment Business is US$3.42 billion, subject to certain adjustments to the purchase price, including adjustments for working capital and net debt. For a description of the Purchase Agreement, please see paragraph 13 ("Material contracts—Ball Group—Purchase Agreement") of Part XXII ("Additional Information").

The Purchaser is one of the world's leading suppliers of rigid packaging to the food and beverage and consumer products industries, supplying a broad range of glass and metal packaging products. The Purchaser supplies packaging for food and beverage and consumer products including fruits and vegetables, soups and sauces, seafood, pet food, beer, wine and spirits, non-alcoholic beverages, personal care and household products. The Purchaser also supplies packaging for paints, coatings and other items.

Geographic regions and products

The Divestment Business will consist of operations of Ball and/or Rexam in three geographical regions: Europe, the United States and Brazil. The Divestment Business will include the necessary production assets, agreements, resources, know-how, inventory and personnel which contribute to Ball's and Rexam's current beverage cans business and this will allow the Purchaser to operate the Divestment Business as a viable, standalone business independently of Ball and Rexam.

Europe

The Divestment Business' European operations will consist of 10 production facilities currently owned by Ball (eight beverage can facilities and two beverage end facilities) and two beverage can facilities currently owned by Rexam. Of these 12 facilities, four facilities are located in Germany, three in the United Kingdom and one each in The Netherlands, Austria, Poland, Spain and France. The Divestment Business is expected to operate four administrative and support facilities in Europe transferred by Ball—one each in the United Kingdom, Germany, Serbia and Switzerland, housing central functions such as finance, IT; human resources; legal; procurement and sourcing; sales, marketing and innovation; health and safety; engineering, quality and laboratory; customer technical services; and general management. Ball's technical center in Bonn, Germany, will provide support to the Divestment Business on a global basis. The European facilities to be divested by Ball had an annual capacity of approximately 18 billion metal beverage containers in 2015. Eight of the beverage container facilities that will be transferred to the Divestment Business currently produce aluminum beverage containers and two currently produce steel beverage containers. The Divestment Business' European operations will be able to produce a variety of special end types such as gold and silver ends, all relevant types of tab ends and both CDL and B64 ends.

United States

The Divestment Business' United States operations will consist of eight facilities currently owned by Rexam (seven beverage can facilities and one beverage end facility). The Divestment Business will also operate one administrative and support facility in Chicago, Illinois, currently leased by Rexam that will be transferred to the Divestment Business by Ball. Rexam's global equipment service business, based in Elk Grove, Illinois, will also be transferred to the Purchaser as part of the Divestment Business. The United States facilities to be divested by Ball had an annual capacity of approximately 15 billion metal beverage containers in 2015. All of the beverage container facilities that will be transferred to the Divestment Business currently produce aluminum beverage containers. Assets required to produce Cap Can® will not be part of the Divestment Business and will be relocated to a retained Ball facility.

Brazil

The Divestment Business' Brazilian operations will consist of two beverage container facilities currently owned by Ball. The Divestment Business will also operate one administrative and support facility in Sao Paulo that will be transferred to the Divestment Business by Ball. The Divestment Business' Brazilian facilities will have an annual capacity of approximately 4 billion metal beverage containers. It is proposed that an ends module will be provided to the Divestment Business by 2018, and that ends will be supplied by the Combined Group under an ends supply agreement in the interim period.

Senior management

The Divestment Business will be managed by certain key employees of Ball and Rexam who will be transferred to the Divestment Business and will no longer work for Ball or Rexam as part of the Combined

Group. The table below sets out the proposed senior management of the Divestment Business and details of their current roles at Ball or Rexam.

Name	Role in the Divestment Business	Industry experience	Summary experience
Oliver Graham	CEO	9 years

•

Group Commercial Director at Rexam

•

Global customer relationships, pricing and global tenders

•

Group strategy, marketing, innovation, sustainability

•

Former Partner at The Boston Consulting Group in FMCG / Retail

Frank Weekers	CFO	27 years	• 11 years as CFO Ball Packaging Europe; VP Finance Beverage Group • Controlling Capex / Logistics; Treasury Netherlands / Belgium

Dirk Schoenberger	Regional President—Europe	18 years

•

3 years strategic initiatives Global Beverage Cans, planning & projects

•

3 years strategic initiatives Europe Beverage Cans, planning & projects

•

12 years finance Beverage Cans, from plant controller to director finance Europe

Claude Marbach	Regional President—North America	24 years	• Rexam North American President since January 2015 and North American Leadership team since 2011 • Engineering, strategic planning, Finance FP&A, marketing, sales and supply chain

Jorge Bannitz	Regional President—Brazil	25 years	• Commercial (regional & global customers), procurement, planning and logistics • Joined Ball as Brazilian CFO of Latapack-Ball; previously worked at Latasa (Rexam) in finance

Alex Jennings	Chief Procurement Officer	17 years	• Chief Procurement at Rexam • Managed Rexam global team with annual spend of approximately £3.5bn • Former VP of Sales & Marketing for Europe & AMEA regions

Clive Martyr	General Counsel	20 years	• More than 3 years at Ball Europe as VP Legal, Patents, Insurance & Program Management EMEA • Previously at SABMiller, Kraft Foods and Hogan Lovells

Peter Schuh	VP Engineering	27 years	• 9 years as Director Engineering Ball Packaging Europe • 6 years as Project Engineer, 7 years as Production Manager Hassloch, 5 years as Manager Engineering Germany

Name	Role in the Divestment Business	Industry experience	Summary experience
Jens Irion	VP Strategy & Business Improvement	4 years

•

Group Director of Strategy & Marketing at Rexam

•

Group strategy definition and implementation, Marketing and Pricing

•

Former Senior Principal at The Boston Consulting Group focus on Industrial Goods / Mining

Klaus Dieckerhoff	VP Information Services	31 years	• 10 years leading Europe electrical department and manufacturing information systems • 21 years leading Europe IT/IS department; implemented the Global Technology Operations function for Ball in 2010

Employees

Ball will transfer to the Divestment Business all dedicated personnel necessary to operate the Divestment Business including on-site manufacturing and operational personnel, production management personnel, research and development personnel and an appropriate allocation of shared employees in sales, marketing, finance and information systems. For the year ended December 31, 2015, the Divestment Business had approximately 4,500 employees throughout Europe, the United States and Brazil with approximately 150 employees located in Austria, approximately 550 employees located in Brazil, approximately 190 employees located in France, approximately 1,100 employees located in Germany, approximately 280 employees located in the Netherlands, approximately 220 employees located in Poland, approximately 160 employees located in Spain, approximately 620 employees located in the United Kingdom and approximately 1,210 employees located in the United States.

Properties

The table below sets out certain information regarding the approximate size, use and current ownership of the locations for significant beverage packaging operations and administrative, sales and support functions that are expected to be transferred to the Divestment Business.

Facility location	Owned / leased	Approximate square footage	Principal use	Current ownership / leasehold
Metal beverage packaging, Europe, manufacturing facilities:
Enzesfeld, Austria	Owned	198,000	Manufacturing—Can Plant	Rexam
La Ciotat, France	Owned	393,000	Manufacturing—Can Plant	Ball
Braunschweig, Germany	Owned	258,000	Manufacturing—End Plant	Ball
Hassloch, Germany	Owned	284,000	Manufacturing—Can Plant	Ball
Hermsdorf, Germany	Owned	425,000	Manufacturing—Can Plant	Ball
Weissenthurm, Germany	Owned	331,000	Manufacturing—Can Plant	Ball
Oss, The Netherlands	Owned	432,000	Manufacturing—Can Plant	Ball
Radomsko, Poland	Owned	312,000	Manufacturing—Can Plant	Ball
Valdemorillo, Spain	Owned	138,000	Manufacturing—Can Plant	Rexam
Deeside, United Kingdom	Owned	115,000	Manufacturing—End Plant	Ball
Rugby, United Kingdom	Owned	175,000	Manufacturing—Can Plant	Ball
Wrexham, United Kingdom	Owned	222,000	Manufacturing—Can Plant	Ball
Metal beverage packaging, United States and Brazil, manufacturing facilities:
United States
Fairfield, California	Owned	139,000	Manufacturing—Can Plant	Rexam
Chicago, Illinois	Owned	291,000	Manufacturing—Can Plant	Rexam
Elk Grove, Illinois	Leased	100,000	R&D / Specialist Manufacturing	Rexam

Facility location	Owned / leased	Approximate square footage	Principal use	Current ownership / leasehold
Valparaiso, Indiana	Owned	134,000	Manufacturing—End Plant	Rexam
Olive Branch, Mississippi	Owned	438,000	Manufacturing—Can Plant	Rexam
Winston-Salem, North Carolina	Owned	420,000	Manufacturing—Can Plant	Rexam
Fremont, Ohio	Owned	220,000	Manufacturing—Can Plant	Rexam
Whitehouse, Ohio	Owned	280,000	Manufacturing—Can Plant	Rexam
Bishopville, South Carolina	Owned	169,000	Manufacturing—Can Plant	Rexam
Brazil
Alagoinhas, Bahia, Brazil	Owned	252,000	Manufacturing—Can Plant	Ball
Jacarei, Sao Paulo, Brazil	Owned	222,000	Manufacturing—Can Plant	Ball
Administrative and support facilities:
Europe
Bonn, Germany	Leased	96,000	Support Services	Ball
Belgrade, Serbia	Leased	7,000	Support Services	Ball
Zurich, Switzerland	Leased	19,000	Regional HQ / Support Services	Ball
Chester, United Kingdom	Leased	18,000	Support Services	Ball
United States
Chicago, Illinois	Leased	40,000	BCNA Sector Headquarters	Rexam
Brazil
Sao Paulo, Brazil	Leased	11,000	Regional HQ / Support Services	Ball

Customers

The Divestment Business will sell its packaging products to existing customers of Ball and Rexam, comprising mainly large multinational and regional beverage companies.

In Europe, the Divestment Business is expected to include essentially all of Ball's existing customer relationships whose requirements from Ball are being met by the ten Ball metal beverage container manufacturing plants that will be transferred to the Purchaser as part of the Divestment Business, and essentially all of Rexam's existing customer relationships whose requirements from Rexam are being met by the two Rexam plants that will be transferred to the Purchaser as part of the Divestment Business. Customers whose requirements from Ball or Rexam are being met entirely by plants which are not being transferred to the Purchaser as part of the Divestment Business will be excluded from the Divestment Business. For those customers who have "mixed volume requirements" (sourcing from Ball both from among the Ball plants that will be transferred to the Purchaser as part of the Divestment Business, and the retained Ball plants; or sourcing from Rexam both from the Rexam plants that will be transferred to the Purchaser as part of the Divestment Business, and the retained Rexam plants), the contractual rights and obligations are generally expected to be allocated based on the estimated 2016 volume forecast for each plant. For further information on the risks and uncertainties relating to the transfer of Ball and Rexam customers to the Divestment Business, please see Part II ("Risk Factors—Risks related to the Acquisition").

Competition

In the geographical locations in which it will be operated by the Purchaser, the Divestment Business is expected to be a significant competitor of the Combined Group in the beverage packaging industry. Globally, the Divestment Business is expected to be the third largest producer by capacity of metal beverage containers.

Sales and marketing

The Divestment Business is expected to operate its sales and marketing functions on a regional organizational basis. These organizations are designed to support the Divestment Business' key global accounts and regional customers. Certain sales and executive teams that are currently employed by Ball and Rexam are expected to be transferred to the Purchaser as part of the Divestment Business and will no longer work for Ball or Rexam as part of the Combined Group.

The majority of Ball's existing senior European sales personnel are expected to be transferred to the Divestment Business. Substantially all of the salesforce and commercial support functions located at Ball or Rexam plants that are to be divested in the UK, The Netherlands, Germany, Austria, Poland, France and Spain are expected to be transferred to the Divestment Business, ensuring ongoing service to customers.

Engineering and innovation

The Divestment Business is expected to operate its global engineering function from a technical center in Bonn, Germany. The global engineering team is expected to consist of Process and Project Engineers located in Bonn and at specific facilities, all of whom are currently employed by Ball. The Divestment Business is expected to employ a team of engineers, all of whom are currently employed by Ball, located at the technical center in Bonn dedicated to research, development and innovation. The Divestment Business will also employ certain of the engineers and technical and innovation support employees at Rexam's Elk Grove, Illinois center which will be transferred to the Purchaser as part of the Divestment Business.

The activities of these teams are expected to include those necessary for the maintenance and growth of a competitive can-manufacturing business, such as (i) the testing of cans and ends, (ii) the provision of technical support to plants and customers, (iii) the development of new products and processes to improve plant efficiency and performance and (iv) the support of the sales and marketing team.

In addition to office space, the Bonn technical center currently comprises advanced laboratories and a large testing area. This test facility allows production conditions to be simulated realistically, which helps engineers to develop ways to improve plant efficiency and performance.

Intellectual property

The Divestment Business will include a perpetual, irrevocable, non-exclusive, royalty-free licence for use for production in the Divestment Business of Ball- and Rexam-owned intellectual property that is currently used in connection with the manufacture and/or sale of cans at the divested plants or, subject to certain exceptions, that is being developed for use in connection with the manufacture and/or sale of beverage cans at the divested facilities.

Certain intellectual property that is not necessary for the current operation of the Divestment Business will be excluded from the licence to the Purchaser and will remain with the Combined Group.

Transitional services

The Purchase Agreement provides that, upon the closing of the sale of the Divestment Business, the Purchaser, Ball and the applicable Ball affiliates will enter into a mutual transition services agreement pursuant to which Ball and its applicable affiliates will provide certain transitional services to the Purchaser and its applicable affiliates for the benefit of the Divestment Business, and the Purchaser and its applicable affiliates will provide certain transitional services to Ball and its applicable affiliates for the benefit of operations retained by the Combined Group. The services provided pursuant to the mutual transition services agreement include, among others, services related to finance and accounting, human resources and payroll, engineering and information technology. In addition, between the date of the Purchase Agreement and the closing of the sale of the Divestment Business, Ball and the Purchaser have agreed to enter into (i) two agreements providing for the supply of cans and/or can ends between the Purchaser and Ball for a period of up to twelve months following the closing of the sale of the Divestment Business, and (ii) an agreement pursuant to which the Purchaser will cause one of the entities included within the Divestment Business to provide Ball and its applicable affiliates with transitional services necessary to support certain European operations being retained by the Combined Group.

PART XI
BALL DIRECTORS, COMPANY OFFICERS AND CORPORATE GOVERNANCE

Ball Directors

The following table lists the names, ages and positions of the Ball Directors, as well as the dates of their initial appointment as directors of the Company and the expiry of their appointment.

Name	Age	Position	Date appointed to Ball Board	Date of expiry of current office
John A. Hayes	50	Chairman, President and Chief Executive Officer	2010	2017
Robert W. Alspaugh	68	Independent, Non-Executive Director	2008	2018
Michael J. Cave	54	Independent, Non-Executive Director	2014	2018
Hanno C. Fiedler	69	Independent, Non-Executive Director	2002	2016
R. David Hoover	69	Director	1996	2018
Georgia R. Nelson	65	Independent, Non-Executive Director	2006	2016
George M. Smart	69	Independent, Non-Executive Director	2005	2017
Theodore M. Solso	68	Independent, Non-Executive Director	2003	2017
Stuart A. Taylor, II	54	Independent, Non-Executive Director	1999	2017

The business address of the Ball Directors is 10 Longs Peak Drive, Broomfield, Colorado, 80021-2510, United States.

The names, business experience and principal business activities of the Ball Directors are set out below.

John A. Hayes (50) has served as a Director of Ball since 2010. He has served as Chairman of Ball since April 2013 and as President and Chief Executive Officer of Ball since January 2011. Prior to joining Ball in 1999, Mr. Hayes was a Vice President of Lehman Brothers Inc. and part of an investment banking team which focused on merger and acquisition and financing advice to several major companies, including Ball. At Ball, Mr. Hayes initially headed the corporate development and planning activities as Senior Director and then Vice President, Corporate Planning and Development, taking on the added responsibilities of marketing and new product development from 2003 to mid-2005. He then served as President of Ball Packaging Europe, which produced excellent financial results and strong revenue growth under his leadership. During 2008 and 2009, Mr. Hayes served as Ball's Executive Vice President and Chief Operating Officer, successfully leading its key operating divisions through the economic and financial crisis. In January 2010, he was named Ball's President and Chief Operating Officer and joined the Ball Board. In January 2011, he became the President and Chief Executive Officer, and in April 2013 he also became the Chairman. Mr. Hayes' extensive investment banking and leadership experience within Ball make him well qualified to serve as a Director.

Robert W. Alspaugh (68) has served as a Director of Ball since 2008. Mr. Alspaugh enjoyed a distinguished 35-year career with KPMG, with increasing responsibility, which culminated in his acting as Deputy Chairman and Chief Operating Officer of KPMG-U.S. from 1998 to 2002 and Chief Executive Officer of KPMG International from 2002 to October 2005. Mr. Alspaugh's extensive experience, qualifications and skills as a leader of one of the "big four" global accounting firms enhance his service as Chair of Ball's Audit Committee and he has provided valuable input as a result. He also sits on two other public company boards, one in the U.S. and the other in Europe (where he chairs the audit committees), thus providing good cross-functional background and experience, with an international component. Mr. Alspaugh's extensive professional experience as a leader of a major global accounting firm, advising and supporting large international corporations, as well as his service on other company boards, make him well qualified to serve as a Director.

Michael J. Cave (54) has served as a Director of Ball since 2014. Mr. Cave served 31 years in various managerial capacities for The Boeing Company. Most recently, Mr. Cave served as Senior Vice President and President of Boeing Capital Corp., a subsidiary of The Boeing Company, from 2010 to 2014. Prior to that, he served as Senior Vice President of Business Development and Strategy at The Boeing Company, as well as Vice President of Business Strategy & Marketing of Boeing Commercial Airplanes from 2006 until late 2009. Prior to that, Mr. Cave served as Vice President & General Manager of Boeing's Airplane Programs division and focused on the strategy, product development and business results associated with those products. From 2003 to 2006, Mr. Cave served as the Chief Financial Officer of Boeing's Commercial Airplanes division and held various other senior positions prior to 2003. In addition to his accounting and financial expertise, Mr. Cave has broad experience in marketing and informational systems. He also serves on the board of directors of Harley Davidson, Inc. and Aircastle Limited. In 2004, Mr. Cave was honored with the Award for Executive Excellence by the Hispanic Engineer National Achievement Awards Corporation. His experience and qualifications described above make him well qualified to serve as a Director.

Hanno C. Fiedler (69) has served as a Director of Ball since 2002. After a successful career with TRW, Inc., in 1996 Mr. Fiedler became Chairman and Chief Executive Officer of Schmalbach-Lubeca AG, one of the largest and most successful rigid packaging companies based in Europe. When Ball acquired the beverage can business of Schmalbach-Lubeca in December 2002, Mr. Fiedler became Chairman and Chief Executive Officer of Ball Packaging Europe GmbH and also joined the Ball Board. In that capacity, Mr. Fiedler provided excellent leadership to Ball's newly-acquired European business which generated strong earnings performance during his tenure, despite the adverse effects of the German mandatory deposit system for rigid packaging which was initiated in 2003. Mr. Fiedler retired from active management of Ball Packaging Europe at the end of 2005. He has served on the Supervisory Boards of a number of major German companies. His leadership experience within the rigid container industry worldwide, with specific emphasis on Europe, makes him well qualified to serve as a Director.

R. David Hoover (69) has served as a Director of Ball since 1996. Mr. Hoover has enjoyed a varied and successful 45-year career with Ball as a director, officer and employee serving in multiple corporate and divisional roles, including as Vice President and Treasurer from 1987 through 1992, Chief Financial Officer from 1993 to April 2000, and Chief Operating Officer for the balance of 2000. He was Ball's Chief Executive Officer from January 2001 to January 2011, and led Ball through an unprecedented period of growth in revenues, earnings per share and free cash flow. Mr. Hoover's considerable working knowledge and leadership experience with respect to Ball make him uniquely qualified to serve as a director. He has been a Ball Board member for 19 years, serving as Chairman from 2002 until 2013, and serves as a director of three other U.S.-based public companies. Mr. Hoover has also served on the Board of Trustees of DePauw University since 2002 and serves on the board of the Children's Hospital Colorado.

Georgia R. Nelson (65) has served as a Director of Ball since 2006. Ms. Nelson has enjoyed a successful career in the energy industry, serving as a senior executive for several U.S. and international energy companies, including as President of Midwest Generation EME, LLC from April 1999 to June 2005 and General Manager of Edison Mission Energy Americas from January 2002 to June 2005. She has had extensive international experience as well as environmental and policy experience on four continents. Ms. Nelson regularly lectures on business and corporate governance matters including at Northwestern University's Kellogg Graduate School of Management, and serves on the advisory committee of the Center for Executive Women at Northwestern. Ms. Nelson is a National Association of Corporate Directors ("NACD") Board Leadership Fellow. She also serves as a director of Cummins, Inc. and CH2M HILL Inc. Previously, Ms. Nelson served on four other publicly traded company boards. Ms. Nelson's leadership roles in global businesses as well as her service on other company boards, clearly qualify her to serve as a Director.

George M. Smart (69) has served as a Director of Ball since 2005. Mr. Smart's long career and success in the U.S. can manufacturing industry make him well qualified to serve as a director. He steadily assumed increasing responsibility at Central States Can Co., a division of Van Dorn Company, culminating in his acting as its President and Chief Executive Officer from 1978 to 1993. When Central States was acquired in 1993, Mr. Smart and his management team established a start-up company, Phoenix Packaging Corporation, to manufacture and sell full-panel easy-open ends for food containers, including to Ball's food can division. Serving as Chairman and Chief Executive Officer for Phoenix, Mr. Smart led its growth to a profitable company with revenues in excess of $80 million, when it was sold to Sonoco Products Company and became Sonoco-Phoenix, Inc. in 2001. Mr. Smart served as President of Sonoco-Phoenix until 2004 and was Chairman of the Board of FirstEnergy Corp. from 2004 to December 31, 2014, when he became its Lead Independent Director. Mr. Smart also previously served on the boards of Belden & Blake Corporation, Commercial Intertech Corporation, Unizan Financial, Van Dorn Company and as Chairman of the Can Manufacturers Institute.

Theodore M. Solso (68) has served as a Director of Ball since 2003. Mr. Solso had a successful 40-year career at Cummins Inc., a Fortune 500 manufacturing company with operations around the world. This culminated with Mr. Solso becoming Chairman and Chief Executive Officer of Cummins in January 2000, a position he held through 2011, for a total of 12 years. Under his leadership, Cummins increased revenues from $6.6 billion in 2000 to over $18 billion in 2011. During the same period, its earnings per share and operating cash flow increased from $0.35 and $550 million, to $9.55 and $2.1 billion, respectively. Mr. Solso has been on the Ball Board since 2003 and is a trustee of Earth University in Costa Rica. He also serves on the board of Ad Astra Rocket Company, Houston, Texas; and General Motors Co., Detroit, Michigan, and was elected its non-executive Chairman in December 2013. Mr. Solso's long experience in leadership positions with a major global manufacturing company and his service on other public company boards make him well qualified to serve as a Director.

Stuart A. Taylor, II (54) has served as a Director of Ball since 1999. Prior to starting his own private equity firm, Mr. Taylor spent 19 years in investment banking. The majority of that time was spent at Morgan Stanley in its Corporate Finance Department. In that capacity he executed a number of mergers and acquisitions and financings, including working with Ball in 1993 on the acquisition of Heekin Can Company. He also spent time at several other firms including Bear Stearns where he was a Senior Managing Director and Head of the Chicago office. In 2001, Mr. Taylor established The Taylor Group LLC, of which he is Chief Executive Officer, a successful investment company that primarily invests in small to mid-market businesses. Mr. Taylor has been a Director since 1999, acted as the Presiding Director from 2004 to 2008 and chairs Ball's Human Resources Committee. He is also a director of two other U.S.-based public companies. Mr. Taylor's extensive experience as an investment banker, entrepreneurial investor and Ball Board member make him well qualified to serve as a Director.

Company officers

The following table lists the names, ages and positions of the Company officers.

Name	Age	Position
John A. Hayes	50	Chairman, President and Chief Executive Officer
Charles E. Baker	58	Vice President, General Counsel and Corporate Secretary
Shawn M. Barker	48	Vice President and Controller
Erik Bouts	54	Senior Vice President, Ball; Chief Operating Officer, Global Metal Beverage Packaging
Jeff A. Knobel	44	Vice President and Treasurer
Scott C. Morrison	53	Senior Vice President, Chief Financial Officer
Lisa A. Pauley	54	Senior Vice President, Human Resources and Administration
James N. Peterson	47	Vice President, Marketing and Corporate Affairs
Robert D. Strain	59	Senior Vice President, Ball; President, Ball Aerospace & Technologies Corp.

The business address of the Company officers is 10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO 80021, United States.

The names, business experience and principal business activities of the Company officers are set out below.

John A. Hayes (50)—see above.

Charles E. Baker (58) has served as Vice President, General Counsel and Corporate Secretary since July 2011. From 2004 to 2011 he served as Vice President, General Counsel and Assistant Corporate Secretary and from 1999 to 2004 he served as Associate General Counsel. Between 1993 and 1999 he held various other positions within the Company.

Shawn M. Barker (48) has served as Vice President and Controller since January 2010. From 2006 to 2009 he served as Vice President, Operations Accounting. From 2004 to 2006 he acted as Corporate Director of the Financial Planning and Analysis department of the Company and between 2003 and 2004 his role was as a Manager in the Planning and Analysis department.

Erik Bouts (54) has served as Senior Vice President and Chief Operating Officer, Global Metal Beverage Packaging, since February 2015. Previously, he was President Europe of Owens-Illinois from 2013 to 2014 and acted as Chief Executive Officer of The Glidden Company between 2007 and 2012. Between 2002 and 2006 he was Chief Executive Officer of Philips Lighting Company.

Jeff A. Knobel (44) has served as Vice President and Treasurer of the Company since April 2011 and as Treasurer from 2010 to 2011. Between 2008 and 2010 he was a Senior Director of the Treasury department and between 2005 and 2008 he was a Director of Treasury Operations. Between 1997 and 2005 he held various other positions within the Company.

Scott C. Morrison (53) has been Senior Vice President and Chief Financial Officer since January 2010. From 2002 to 2009 he was Vice President and Treasurer and from 2000 to 2002 he acted as Treasurer.

Lisa A. Pauley (54) has been Senior Vice President of the Human Resources and Administration department since July 2011. From 2007 to 2011 she was Vice President of Administration and Compliance and acted as Senior Director of Administration and Compliance between 2004 and 2007. Between 1981 and 2004 she held various other positions within the Company.

James N. Peterson (47) has served as Senior Vice President of the Company and Chief Operating Officer, Global Metal Food and Household Products Packaging, since December 2015. From January 2011 to December 2015 he served as Vice President of marketing and Corporate Affairs. From 2008 to 2011 he acted as Vice President of Marketing and Corporate Relations and from 2006 to 2008 he was the Director of Marketing North America. Between 2004 and 2006 he was Vice President of Marketing & Business Development at the U.S. Can Corporation.

Robert D. Strain (59) has served as Senior Vice President of the Company and President of Ball Aerospace & Technologies Corp. since April 2013. He was Chief Operating Officer of Ball Aerospace & Technologies Corp. between 2012 and 2013 and previously he served as a Director at NASA Goddard Space Flight Center from 2008 to 2012.

Conflicts of interest

There are no actual or potential conflicts of interest between any duties owed by the Directors to the Company and their private interests or other duties he or she may also have.

No Ball Director was selected to be a director of the Company pursuant to any arrangement or understanding with any major customer, supplier or other person having a business connection with the Ball Group.

There are no family relationships between any of the Ball Directors.

Compensation

For the year ended December 31, 2015, the aggregate total remuneration paid (including contingent or deferred compensation) and benefits in kind granted to each of the directors and officers of the Company by members of the Ball Group was $28,634,158.

Remuneration was paid to the Ball Directors and the Company officers as set out in the tables below.

Ball Directors

The following table sets forth information regarding compensation paid to the Ball Directors (excluding Mr. Hayes) for the year ended December 31, 2015:

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Option awards ($)	Non-equity incentive plan compensation ($)(3)	Change in pension value and non- qualified deferred compensation earnings ($)(4)	All other compensation ($)(5)	Total ($)
Robert W. Alspaugh	85,000	130,032	—	18,750	—	20,000	253,782
Michael J. Cave	70,000	130,032	—	18,750	—	14,000	232,782
Hanno C. Fiedler	70,000	130,032	—	18,750	—	—	218,782
R. David Hoover(6)	76,703	130,032	—	18,750	—	20,341	245,826
John F. Lehman(7)	26,374	—	—	6,113	145,841	20,000	198,338
Georgia R. Nelson	70,000	130,032	—	18,750	—	19,670	238,452
Jan Nicholson(7)	23,077	—	—	6,113	—	20,000	49,190
George M. Smart	70,000	130,032	—	18,750	—	5,000	223,782
Theodore M. Solso	100,000	130,032	—	18,750	—	20,000	268,782
Stuart A. Taylor II	85,000	130,032	—	18,750	19,745	—	253,527

(1)
Values represent fees for annual fixed retainer, committee chair retainer and lead independent director retainer paid under the nonmanagement director compensation program. All nonmanagement directors except Messrs. Fiedler, Smart and Taylor deferred payment of their cash fees to the 2005 Deferred Compensation Plan for Directors or the 2005 Deferred Compensation Company Stock Plan. Mr. Lehman and Ms. Nicholson retired on April 29, 2015.

(2)
Reflects the fair value of restricted stock awards granted to nonmanagement directors in 2015, calculated in accordance with Topic 718. All nonmanagement directors received an annual restricted stock award of 41,761 RSUs, using the closing price of the Company's common stock on April 29, 2015, at $73.84 per unit, resulting in a total award value of $130,032 for each director.

(3)
Values represent the annual incentive retainer achieved for 2015, which was paid in February 2016, based on a performance factor of 125% applied to the $15,000 target for all nonmanagement directors. All nonmanagement directors except for Messrs. Fiedler, Smart and Taylor deferred payment of their 2015 annual incentive retainer in February 2016 to the 2005 Deferred Compensation Company Stock Plan.

(4)
Represents the amount of above-market interest earned under the Company's Deferred Compensation Plans.

(5)
The value for Messrs. Alspaugh, Cave, Hoover, Lehman and Solos, and Mss. Nelson and Nicholson reflect corporate contributions for the 20% corporate match up to a maximum of $20,000 available under the 2005 Deferred Compensation Company Stock Plan. The values for Messrs. Hoover and Smart also include a $5,000 corporate match of donations made pursuant to the Company's Matching Gift Program.

(6)
Mr. Hoover earned $350,012 of above market interest on employee-based deferral balances under the Company's Deferred Compensation Plans, excluded from this table.

(7)
Mr. Lehman and Ms. Nicholson retired on April 29, 2015.

Company officers

The following table sets forth information regarding compensation paid to Mr. Hayes and the Company officers for the year ended December 31, 2015:

Name	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)(3)	Non-equity incentive pan compensation ($)(4)	Change in pension value and non- qualified deferred compensation earnings ($)(5)	All other compensation ($)(6)	Total ($)
John A. Hayes	1,198,462	—	2,200,017	2,200,006	3,534,325	99,027	133,907	9,365,745
Charles E. Baker	478,431	—	249,981	250,005	603,975	97,438	35,630	1,715,460
Shawn M. Barker	324,270	—	134,417	134,403	318,732	18,426	38,539	968,787
Erik C. M. Bouts(7)	631,632	285,401	1,711,747	400,483	861,230	93,204	59,555	4,043,252
Jeff A. Knobel	310,781	—	97,968	97,994	278,616	15,640	60,520	861,519
Scott C. Morrison	648,751	—	1,000,036	499,996	1,032,757	62,951	68,608	3,313,098
Lisa A. Pauley	452,665	—	247,996	248,003	582,058	39,679	39,898	1,610,299
James N. Peterson	327,798	—	388,548	104,000	323,338	19,229	40,446	1,203,359
Robert D. Strain	409,692	—	230,004	229,997	261,672	55,743	44,133	1,231,241

(1)
Represents one-time, cash bonus paid to Mr. Bouts upon hire in consideration of short-term incentives forfeited upon termination of service with his prior employer.

(2)
Reflects the fair value of performance-contingent equity awards, calculated in accordance with Topic 718 assuming the probable outcome. The assumptions used in the calculation of these amounts are included in Notes 1 and 16 to Ball's consolidated financial statements for the years ended December 31, 2015 contained in Part XV ("Ball Financial Information"). At the maximum number, the values for 2015 PC-RSUs are: Mr. Hayes $4,400,033; Mr. Baker $499,962; Mr. Barker $268,834; Mr. Bouts $800,944; Mr. Knobel $195,936; Mr. Morrison $1,000,056; Ms. Pauley $495,923; Mr. Peterson $207,976; and Mr. Strain $460,007. Additionally, includes one-time, service-based RSUs awarded to Mr. Bouts (upon hire), Mr. Morrison (upon successfully serving as interim COO of Ball Corporation's Global Beverage Packaging business in addition to his role as CFO in 2014) and Mr. Peterson (upon promotion).

(3)
Reflects the fair value of ISO or SAR equity awards granted during 2015, calculated in accordance with Topic 718. The assumptions used in the calculation of these amounts are included in Notes 1 and 16 to Ball's consolidated financial statements for the years ended December 31, 2015 contained in Part XV ("Ball Financial Information").

(4)
Includes payouts from the Annual Incentive Compensation Plan and LTCIP, which were earned in 2015 and paid or deferred in 2016. The detail for each Company officer is as follows:

•
Mr. Hayes—Annual Incentive Compensation Plan = $1,872,596; LTCIP = $1,661,730; no portion of the annual incentive was deferred in February 2016.

•
Mr. Baker—Annual Incentive Compensation Plan = $388,725; LTCIP = $215,250; and $100,000 of the annual incentive was deferred in February 2016.

•
Mr. Barker—Annual Incentive Compensation Plan = $202,669; LTCIP = $116,063; no portion of the annual incentive was deferred in February 2016.

•
Mr. Bouts—Annual Incentive Compensation Plan = $861,230.

•
Mr. Knobel—Annual Incentive Compensation Plan = $194,238; LTCIP = $84,378; no portion of the annual incentive was deferred in February 2016.

•
Mr. Morrison—Annual Incentive Compensation Plan = $648,751; LTCIP = $384,006; and $162,188 of the annual incentive was deferred in February 2016.

  •
  Ms. Pauley—Annual Incentive Compensation Plan = $396,082; LTCIP = $185,976; and $217,845 of the annual incentive was deferred in February 2016.

  •
  Mr. Peterson—Annual Incentive Compensation Plan = $245,848; LTCIP = $77,490; no portion of the annual incentive was deferred in February 2016.

  •
  Mr. Strain—Annual Incentive Compensation Plan = $72,252; LTCIP = $189,420; and $66,809 of the annual incentive was deferred in February 2016.

(5)
The aggregate change in pension value and above-market earnings, on deferred compensation for each Company officer, is as follows:

•
Mr. Hayes—$93,443 aggregate change in pension value and $5,584 above-market earnings on deferred compensation.

•
Mr. Baker—$69,060 aggregate change in pension value and $28,378 above-market earnings on deferred compensation.

•
Mr. Barker—$18,426 aggregate change in pension value.

•
Mr. Bouts—$93,204 aggregate change in pension value.

•
Mr. Knobel—$11,133 aggregate change in pension value and $4,507 above-market earnings on deferred compensation.

•
Mr. Morrison—$62,951 aggregate change in pension value.

•
Ms. Pauley—$38,824 aggregate change in pension value and $855 above-market earnings on deferred compensation.

•
Mr. Peterson—$19,229 aggregate change in pension value.

•
Mr. Strain—$55,743 aggregate change in pension value.

  The change in pension value includes benefit accruals during 2015 and the impact of changes in assumptions from December 31, 2014, to December 31, 2015. The discount rate for this time period increased from 4.15% to 4.60%, which decreases the present value of the pension benefits. This decrease in present value is offset by additional pension benefits earned during 2015.

(6)
May include the value of financial planning services, the incremental cost for the personal use of the corporate aircraft, the value of executive physical examinations, employer contributions to 401(k), employer contributions to the 2005 Deferred Compensation Company Stock Plan, employer paid disability insurance premiums and the value of the Company's match for the ESPP.

(7)
Mr. Bouts is paid in Swiss francs; his 2015 base salary and his annual non-equity incentive and other compensation is converted to U.S. dollars based upon 0.998, the exchange rate on December 31, 2015.

Ball Directors' service contracts

None of the Ball Directors has a service contract with the Company. None of the Ball Directors are entitled to any benefits upon termination of their employment, except for Mr. Hayes who is entitled to the following post-termination employment benefits (estimated values are based on various assumptions, including termination of employment on December 31, 2015, with stock awards and exercisable stock options benefits values based on Ball's share price of US$72.73 as at December 31, 2015):

Post-termination employment benefit	Voluntary or for cause ($)	Death ($)	Disability ($)	Without cause ($)	Change in control ($)
Cash Severance	—	—	—	5,393,077	5,393,077
Long-Term Cash Incentive	—	1,974,310	1,974,310	—	1,974,310
Outstanding Performance Awards	—	8,339,076	8,339,076	—	8,339,076
Unexercisable Stock Options	—	8,470,042	8,470,042	—	8,470,042
Retirement Benefits	—	—	—	249,349	249,349
Health & Welfare	—	—	—	39,448	43,876
Perquisites	20,000	—	—	40,000	20,000

Total	20,000	18,783,428	18,783,428	5,721,874	24,489,730

Corporate governance

The Ball Board has established Corporate Governance Guidelines to comply with the relevant provisions of Section 303A of the NYSE Listed Company Manual (the "NYSE Listing Standards").

Ball established a Corporate Compliance Committee in 1993, which now consists of a focal point in each operating division and which is chaired by a designated Compliance Officer. The Committee provides quarterly reports to management and to the Audit Committee. The Committee also publishes a code of business ethics, which is in the form of the Business Ethics booklet. The Ball Board has adopted a separate additional business ethics statement designed to establish principles requiring the highest level of ethical behavior toward achieving business success within the requirements of the law and the Company's policies and ethical standards.

All new Directors receive orientation training soon after being elected to the Ball Board. Continuing education programs are made available to Directors including internal presentations, third-party presentations and externally offered programs.

Ball has established means for shareholders or others to send communications to the Ball Board. Persons interested in communicating with the Ball Board, its individual directors or its committees may send communications in writing to the Corporate Secretary or the Chairman of the Ball Board. In accordance with the New York Stock Exchange and SEC requirements, Ball has established additional means for interested parties to send communications to the Ball Board and selected committees.

The Ball Board meets regularly and not less than four times per year. The Ball Board held ten meetings during 2015. The members of the Ball Board are expected to attend all meetings of the Ball Board, relevant committee meetings and the Annual Meeting of Shareholders. Every Director attended 75 percent or more of the aggregate of the total number of meetings of the Ball Board and the total number of meetings held by all committees of the Ball Board on which the Director served. All Directors attended the 2015 Annual Meeting. Non-management directors meet regularly, usually in conjunction with a regular Ball Board meeting.

Pursuant to the NYSE Listing Standards, the Ball Board has adopted a policy adhering to the director independence requirements of the New York Stock Exchange in determining the independence of directors. The Ball Board has determined that a majority of the Ball Board is independent. Based upon the New York Stock Exchange independence standards, during 2015 each of the members of the Ball Board was and currently is independent with the exception of Messrs. Hayes and Hoover. Independent directors meet at least annually. Theodore M. Solso serves as Lead Independent Director.

Board committees

Audit Committee

The primary purpose of the Audit Committee is to assist the Ball Board in fulfilling its responsibilities to oversee management's conduct and the integrity of Ball's public financial reporting process including the oversight of (1) accounting policies; (2) the system of internal accounting controls over financial reporting; (3) disclosure controls and procedures; (4) the performance of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company (the "independent auditor"); (5) the Internal Audit Department; and (6) oversight of the Company's risk management. The Audit Committee is responsible for engaging and evaluating the Company's independent auditor, including the independent auditor's qualifications and independence; resolving any differences between management and the independent auditor regarding financial reporting; preapproving all audit and non-audit services provided by the independent auditor; and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

Members of the Audit Committee are Messrs. Alspaugh, Cave, Fiedler and Taylor. The Ball Board has determined that each member of the Audit Committee is independent and financially literate, has accounting or financial management expertise and is an Audit Committee financial expert under the NYSE Listing Standards and the SEC regulations. The Audit Committee met five times during 2015.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is responsible for assisting the Ball Board in fulfilling its responsibility to identify qualified individuals to become members of the Ball Board; recommending to the Ball Board the selection of Ball Board nominees for the next Annual Meeting of Shareholders; addressing the independence and effectiveness of the Ball Board by advising and making recommendations on matters involving the organization and operation of the Ball Board, Corporate Governance Guidelines and directorship practices; overseeing the evaluation of the Ball Board and its committees; and reviewing and assessing the Company's sustainability activities and performance. The Nominating/Corporate Governance Committee utilizes the standards set forth below for considering director nominees.

Members of the Nominating/Corporate Governance Committee are Messrs. Fiedler, Smart, Solso and Ms. Nelson. The Ball Board has determined that the members of the Committee are independent under the NYSE Listing Standards. The Nominating/Corporate Governance Committee met four times during 2015.

The Ball Board has established a process whereby nominees for the Ball Board may be submitted by members of the Ball Board, the CEO, shareholders and any other persons. The Committee considers these recommended candidates in light of criteria set forth below.

The Committee will seek candidates who meet at a minimum the following criteria: (1) have sufficient time to attend or otherwise be present at Ball Board, relevant Ball Board committee and Shareholders' meetings; (2) will subscribe to Ball's Corporate Governance Guidelines and the Executive Officers and Directors Ethics Statement; (3) demonstrate credentials and experience in a broad range of corporate matters; (4) have experience, qualifications, attributes and skills that would qualify them to serve as a director; (5) will subscribe to the finalized strategic and operating plans of Ball as approved by the Ball Board from time to time; (6) are not affiliated with special interest groups that represent major causes or constituents; and (7) meet the criteria, if any, for being a director of Ball as set forth in the Indiana Business Corporation Law, the Articles of Incorporation and the Bylaws of Ball.

The Committee will apply the principles of diversity in consideration of candidates. The Committee may utilize and pay third-party consultants to identify and screen candidates on a confidential basis for service on the Ball Board. The Committee will also determine candidates' qualifications in light of the standards set by the Committee and by evaluating the qualifications of all candidates in an attempt to select the most qualified nominees suited to serve as a Director while attempting to ensure that a majority of the Ball Board is independent and, where needed, to meet the New York Stock Exchange and SEC requirements for financial literacy, accounting or financial management expertise or audit committee financial expert status.

The Nominating/Corporate Governance Committee will consider candidates recommended by shareholders in accordance with Ball's Bylaws. The Nominating/Corporate Governance Committee received no recommendations for candidates as nominees for the Ball Board from a security holder or group of security holders that beneficially owned more than 5 percent of Ball's voting common stock for at least one year as of the date of the recommendation.

Human Resources Committee

The primary purpose of the Human Resources Committee is to assist the Ball Board in fulfilling its responsibilities related to the evaluation and compensation of the CEO and overseeing the compensation of the other executive officers of Ball; reviewing and approving the schedule of salary ranges and grades for the salaried employees of Ball; approving Ball's stock and cash incentive compensation programs including awards to executive officers and the number of shares to be optioned and/or granted from time to time to employees of Ball; approving and receiving reports on major benefit plans, plan changes and determinations and discontinuations of benefit plans; discussing the performance evaluation system and succession planning system of Ball, including discussions with the Chairman of the Ball Board and the CEO about the succession plan for the Chairman of the Ball Board and the CEO; hiring experts, including executive compensation consultants, as deemed appropriate to advise the Committee; assessment of compensation-related risks; and authorizing the filing of required reports with federal, state and local governmental agencies.

Members of the Human Resources Committee are Messrs. Smart, Solso, Taylor and Ms. Nelson. The Ball Board has determined that the members of the Committee are independent under the NYSE Listing Standards. The Human Resources Committee met five times during 2015.

Finance Committee

The Finance Committee assists the Ball Board in fulfilling its responsibility to oversee management in the financing and related risk management of Ball, the status of Ball's retirement plans and insurance policies and Ball's policies relating to interest rates, commodity hedging and currency hedging. The Committee may hire experts as deemed appropriate to advise the Committee in the performance of its duties. The Committee reports to the Ball Board concerning the financing of Ball and the performance of the Committee.

The members of the Finance Committee are Messrs. Alspaugh, Cave, and Hoover. The Committee met four times during 2015.

Share dealing policy

Pursuant to the Company's Executive Officers and Board of Directors Business Ethics Statement, the Company's board of directors and executive officers are required to refrain from purchasing or selling Ball's securities and from becoming involved in any outside transaction that is influenced by confidential information or special knowledge of Ball's activities. Confidential information or special knowledge is that which is not generally known or available to the public and is material.

Additionally, pursuant to the Company's Business Ethics Handbook, the Company advises its employees that they may periodically have access to non-public information about the Company or other companies with which the Company transacts business and that such non-public information may include information about: plans for mergers, acquisitions or divestitures; product design; new product development; marketing strategy; financial results; supply contracts with customers or suppliers that are financially material to the Company; or other significant business transactions that are financially material to the Company. The Company also advises its employees that they are prohibited from using inside information gained through working at the Company to influence their own or anyone else's investment decisions to buy or sell stock of the Company or bonds or the stock or bonds of any other company with which the Company does business, including by sharing such information with anyone, including family and friends, who could then inappropriately use it or innocently disclose the information to others who would inappropriately use it and that any employees who buy or sell stock or bonds using such information or who "tip" others by passing on insider information that is used to buy or sell stock or bonds, can be prosecuted both criminally and civilly, which may result in fines and imprisonment.

City Code and statutory squeeze out provisions

As the Company is registered in the United States, the City Code will not apply to the Company and a takeover offer by the Company will not be regulated by the Panel.

The Company is an Indiana corporation and is subject to the Indiana Business Corporation Law (the "IBCL"), which includes the following takeover-related provisions:

•
Pursuant to Chapter 44, the Dissenter's Rights Chapter, of the IBCL, a Company shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's share in the event of, among other things, a merger, share exchange or sale of all, or substantially all, of the Company's assets, in each case requiring shareholder approval, or certain "control share acquisitions". The IBCL does not confer dissenters' rights on a shareholder of any shares that are, among other things, (i) listed, or authorized for listing, on the New York Stock Exchange or the American Stock Exchange, or listed, or authorized for listing, on the National Market System of the Nasdaq Stock Market (or any successor to such entities) or (ii) listed, or authorized for listing, on a national securities exchange (or tier or segment thereof) that has listing standards that the U.S. Securities and Exchange Commission determines by rule (on its own initiative or on the basis of a petition) are substantially similar to the listing standards applicable to securities described in clause (i) above.

•
Also, pursuant to Chapter 44 of the IBCL, the Company's articles of incorporation may be amended to limit or eliminate the right to dissent and obtain payment for any class or series of preferred shares, provided however that any amendment that limits or eliminates the right to dissent and obtain payment for any shares (i) that are outstanding immediately before the effective date of the amendment or (ii) that the Company may be required to issue or sell after the effective date of the amendment under any right existing immediately before the effective date of the amendment, does not apply to any corporate action that becomes effective within one (1) year of the effective date of the amendment if the action would otherwise afford the right to dissent and obtain payment. The Company's articles of incorporation do not expressly eliminate such preferred shareholder's dissenter's rights.

•
The Company is subject to Chapter 43, the Business Combinations Chapter, of the IBCL. The Company's bylaws provide that Chapter 42, the Control Share Acquisition Chapter, of the IBCL, however, shall not apply to control share acquisitions of shares of the Company's capital stock.

  •
  Subject to exceptions set forth in the Business Combinations Chapter, that Chapter prohibits an Indiana corporation from engaging in certain business combination transactions,

    including certain related party business combination transactions, with any interested shareholder for a period of five (5) years following the date that the shareholder first became an interested shareholder, unless the business combination or the purchase of shares made by the interested shareholder on such date is approved by the board of directors of the corporation prior to such date. If prior approval of the Ball Board is not obtained, several price and procedural requirements must be met before the business combination may be completed.

    •
    In general, the Business Combinations Chapter defines an interested shareholder as any person who or which (i) is the beneficial owner of 10 percent or more of the voting power of the outstanding voting shares of the corporation or (ii) is an affiliate or associate of the corporation and at any time within the five year period immediately before the date in question was the beneficial owner of 10 percent or more of the voting power of the then outstanding shares of the corporation.

PART XII
CAPITALIZATION AND INDEBTEDNESS

The following tables show the capitalization and the indebtedness of the Ball Group as at March 31, 2016:

Capitalization and indebtedness(1)(2)	($ in millions)
Total current debt
Guaranteed	0
Secured	168
Unguaranteed / unsecured	223

391

Total non-current debt (excluding current portion of the long-term debt)
Guaranteed	5,002
Secured	513
Unguaranteed / unsecured	(107)

5,408

5,799

Shareholders' equity
Share capital	978
Legal reserves	0
Other reserves	(4,322)

(3,344)

(1)
Shareholders' equity does not include the profit and loss account reserve.

(2)
The information is unaudited.

The following table sets out the net consolidated financial funds of the Ball Group as at March 31, 2016:

Net indebtedness	($ in millions)
Cash	196
Cash equivalents	9
Trading securities	0
Restricted cash, noncurrent	2,099

Total liquidity	2,304

Current bank debt	0
Current portion of noncurrent debt	53
Other current financial debt	338

Current financial debt	391

Net current financial indebtedness	(1,913)

Non-current bank loans	513
Bonds issued	5,002
Other non-current financial debt	(107)

Non-current financial indebtedness	5,408

Net financial funds	3,495

 PART XIII
BALL SELECTED FINANCIAL INFORMATION

The following is a summary of the Ball financial information for the three months ended March 31, 2016 and March 31, 2015 and for the years ended December 31, 2015, 2014 and 2013. The financial information included in this Part XIII ("Ball Selected Financial Information") has been extracted without material adjustment from Ball's unaudited condensed consolidated financial statements and Ball's audited consolidated financial statements as set out in Part XV ("Ball Financial Information"). This summary should be read in conjunction with that information and with Part XIV ("Ball Operating and Financial Review"). Rexam Shareholders and potential investors are advised to read the whole of this Prospectus and not rely on the information summarized in this Part XIII ("Ball Selected Financial Information"). Historical results are not indicative of the results to be expected in the future.

Ball's consolidated financial statements are prepared in accordance with U.S. GAAP whereas Rexam's consolidated financial statements are prepared in accordance with IFRS. U.S. GAAP differs from IFRS in a number of significant respects. Ball has not prepared, and does not currently intend to prepare, its financial statements or the financial statements of the Combined Group in, or reconcile them to, IFRS and hence has not quantified these differences for Rexam Shareholders or potential investors. In making an investment decision, Rexam Shareholders and potential investors must rely on their own examination of the Ball Group, the terms of the Acquisition and the financial information in this Prospectus. Rexam Shareholders and potential investors should consult their own professional advisors for an understanding of the differences between IFRS as adopted by the E.U. and U.S. GAAP.

	Three months ended March 31,		Year ended December 31,
($ in millions, except per share amounts)	2016	2015	2015	2014	2013
	(unaudited)
Statement of Earnings Data
Net sales	1,756	1,923	7,997.0	8,570.0	8,468.1

Earnings (loss) before interest and taxes(1)	(110)	126	605.2	838.6	795.4
Total interest expense	(99)	(98)	(259.7)	(193.0)	(211.8)

Earnings (loss) before taxes	(209)	28	345.5	645.6	583.6

Net earnings (loss) from continuing operations attributable to Ball(1)	(127)	21	280.9	470.0	406.4
Basic—continuing operations(1)	(0.90)	0.15	2.05	3.39	2.79
Weighted average common shares outstanding (in thousands)	141,793	137,086	137,300	138,508	145,943

Diluted—continuing operations(1)	(0.90)	0.15	1.99	3.30	2.73
Diluted weighted average common shares outstanding (in thousands)	141,793	141,076	140,984	142,430	149,223

				December 31,
	March 31, 2016	December 31, 2015
				2015	2014	2013
	(unaudited)
Balance sheet data
Total assets(2)	10,059	9,697	(2)	9,777.0	7,571.0	7,820.4
Total interest bearing debt and capital lease obligations(2)	5,799	5,051	(2)	5,131.5	3,168.9	3,605.1
Cash dividends per share	0.13	0.52		0.52	0.52	0.52
Total cash provided by/(used in) operating activities	(386)	1,007		1,006.7	1,012.5	839.0

(1)
Includes business consolidation activities and other items affecting comparability between years.

(2)
In April 2015, accounting guidance was issued to change the balance sheet presentation for debt issuance costs. Under the new guidance, debt issuance costs are presented as a direct deduction from the long-term debt, consistent with debt discounts, rather than as a deferred charge. The guidance does not affect the recognition and measurement of debt issuance costs; hence, amortization of debt issuance will continue to be reported as interest expense. This guidance was applied retrospectively on January 1, 2016, and resulted in decreases of intangibles and other long-term assets and long-term debt by $80 million from the amounts previously reported as of December 31, 2015.

 PART XIV
BALL OPERATING AND FINANCIAL REVIEW

The following discussion and analysis should be read in conjunction with the financial information on the Ball Group set out in Part XIII ("Ball Selected Financial Information") and Part XV ("Ball Financial Information"). The financial information included in this Part XIV ("Ball Operating and Financial Review") has been extracted without material adjustment from the financial information referred to in Part XV ("Ball Financial Information") or has been extracted without material adjustment from Ball's accounting records, which formed the underlying basis of the financial information referred to in Part XV ("Ball Financial Information").

Some of the information contained in this Part XIV ("Ball Operating and Financial Review"), including information in respect of Ball's plans and strategies for its business and expected sources of financing, contains certain forward-looking statements that reflect the Ball Group's plans, estimates and beliefs and that may involve risks and uncertainties. The Ball Group's actual results may also differ materially from those discussed in these forward-looking statements. Rexam Shareholders and potential investors should read Part V ("Presentation of Information—Forward-looking statements") for a discussion of the risks and uncertainties related to those statements and should also read Part II ("Risk Factors") for a discussion of certain factors that may affect the business, results of operations or financial condition of the Ball Group or the Combined Group.

Ball's consolidated financial statements are prepared in accordance with U.S. GAAP whereas Rexam's consolidated financial statements are prepared in accordance with IFRS. IFRS differs from U.S. GAAP in a number of significant respects. Ball has not prepared, and does not currently intend to prepare, its financial statements or the financial statements of the Combined Group in, or reconcile them to, IFRS and hence has not quantified these differences for Rexam Shareholders or potential investors. In making an investment decision, Rexam Shareholders and potential investors must rely on their own examination of the Ball Group, the terms of the Acquisition and the financial information in this Prospectus. Rexam Shareholders and potential investors should consult their own professional advisors for an understanding of the differences between IFRS as adopted by the E.U. and U.S. GAAP.

In connection with the Acquisition and in order to satisfy certain antitrust requirements relating to the Acquisition, Ball is expected to divest certain assets of its business. The following information should be read in conjunction with the information contained in Part X ("Information on the Divestment Business") relating to the Ball assets that are expected to be divested and Part XIX ("Unaudited Pro Forma Financial Information of the Combined Group"), which illustrates the effect of the Acquisition and the impact of the sale of the Divestment Business on the Combined Group.

Overview

Business overview and industry trends

We are one of the world's leading suppliers of metal packaging to the beverage, food, personal care and household products industries. Our packaging products are produced for a variety of end uses, are manufactured in facilities around the world and are competitive with other substrates, such as plastics and glass. In the rigid packaging industry, sales and earnings can be increased by reducing costs, increasing prices, developing new products, expanding volumes and making strategic acquisitions. We also provide aerospace and other technologies and services to governmental and commercial customers.

We sell our packaging products mainly to large, multinational beverage, food, personal care and household products companies with which we have developed long-term customer relationships. This is evidenced by our high customer retention and our large number of long-term supply contracts. While we have a diversified customer base, we sell a majority of our packaging products to relatively few major companies in North America, Europe, Asia and South America, as do our equity joint ventures in the U.S. and Vietnam. The overall metal container industry is growing globally and is expected to continue to grow in the medium to long term despite the North American industry seeing a continued decline in standard-sized aluminum beverage packaging for the carbonated soft drink market. The primary customers for the products and services provided by our aerospace and technologies segment are U.S. government agencies or their prime contractors.

We purchase our raw materials from relatively few suppliers. We also have exposure to inflation, in particular the rising costs of raw materials, as well as other direct cost inputs. We mitigate our exposure to the changes in the costs of metal through the inclusion of provisions in contracts covering the majority of our volumes to pass through metal price changes, as well as through the use of derivative instruments. The pass-through provisions generally result in proportional increases or decreases in sales and costs with a greatly reduced impact, if any, on net earnings. Because of our customer and supplier concentration, our business, financial condition and results of operations (and those of the Combined Group) could be adversely affected by the loss, insolvency or bankruptcy of a major customer or supplier or a change in a supply agreement with a major customer or supplier, although our contract provisions generally mitigate the risk of customer loss, and our long-term relationships represent a known, stable customer base.

We recognize sales under long-term contracts in the aerospace and technologies segment using percentage-of-completion under the cost-to-cost method of accounting. Throughout the period of contract performance, we regularly reevaluate and, if necessary, revise our estimates of aerospace and technologies total contract revenue, total contract cost and progress toward completion. Because of contract payment schedules, limitations on funding and other contract terms, our sales and accounts receivable for this segment include amounts that have been earned but not yet billed.

Corporate strategy

Our "Drive for 10" vision encompasses five strategic levers that are key to growing our business and achieving long-term success. Since launching "Drive for 10" in 2011, we made progress on each of the levers as follows:

•
maximizing value in our existing businesses by rationalizing standard beverage container and end capacity in North America and expanding specialty container production to meet current demand; leveraging plant floor systems in our metal beverage facilities to improve efficiencies and reduce costs; consolidating and/or closing multiple metal beverage and metal food and aerosol packaging facilities; gaining business, customer and supplier efficiencies; and implementing cost-out and value-in initiatives across all of our businesses;

•
expanding further into new products and capabilities by expanding into extruded aluminum aerosol manufacturing with the installation of a new extruded aluminum aerosol line in our Deforest, Wisconsin, facility during 2014; the acquisition of Sonoco's metal end and closure manufacturing facilities in Canton, Ohio, in February 2015; installing of new extruded aluminum aerosol lines in our Devizes, United Kingdom and Czech Republic facilities; and successfully commercializing extruded aluminum aerosol packaging that utilizes a significant amount of recycled material;

•
aligning ourselves with the right customers and markets by investing capital to meet double-digit volume growth for specialty beverage containers throughout our global network, which now represent approximately 29 percent of our global beverage packaging mix; successfully commercialized the next generation aluminum bottle-shaping technology in Conroe, Texas, for a customer under a long term arrangement; and constructed a metal beverage container facility in Monterrey, Mexico, producing cans and ends;

•
broadening our geographic reach with new investments in a metal beverage manufacturing facility in Myanmar, as well as an extruded aluminum aerosol manufacturing facility in India, and the construction of our new facility in Monterrey, Mexico; and

•
leveraging our technological expertise in packaging innovation, including the introduction of next-generation aluminum bottle-shaping technologies, including the introduction of a new two piece, lightweight steel aerosol can, G3, technology in our Chestnut Hill, Tennessee, facility in December 2015; and pursuing opportunities to further enhance our aerospace technical expertise across a broader customer portfolio.

These ongoing business developments help us stay close to our customers while expanding and/or sustaining our industry positions with major beverage, food, personal care, household products and aerospace customers.

The Acquisition and recent developments

On February 19, 2015, Ball and Rexam announced the terms of a recommended offer by Ball to acquire all of the outstanding shares of Rexam in a cash and stock transaction. Under the terms of the Offer, for each Rexam Share, Rexam Shareholders will receive 407 pence in cash and 0.04568 New Ball Shares. The transaction valued Rexam at 610 pence per share based on Ball's 90-day volume weighted average price as of February 17, 2015, and an exchange rate of US$1.54: £1 on that date representing an equity value of £4.3 billion ($6.6 billion).

Ball owned interests in a joint venture company (Latapack-Ball) organized and operated in Brazil. During October and November 2015, Ball and its joint venture partners reached an agreement to exchange all of the partners' interests in Latapack- Ball for a total of approximately 5.7 million treasury shares of Ball common stock and $17.4 million of cash. The acquisition of the joint venture interests was completed in December 2015, and Latapack-Ball is now a wholly-owned subsidiary of Ball.

Ball currently expects to complete the Acquisition during the first half of 2016, subject to the satisfaction of certain conditions. The EC and Brazil's CADE have given conditional clearance decisions, subject to final approval of any related required divestitures. The transaction is currently undergoing a regulatory review process by the FTC. Ball and Rexam continue to work with the FTC to obtain the regulatory clearances required to close the transaction.

For further information on the Acquisition and recent developments in the business of Ball, please see Part VIII ("Information on Ball"). For further information on the Divestment Business, please see Part X ("Information on the Divestment Business"). For further information on the impact of the sale of the Divestment Business on Ball, please see in this Part XIV ("Ball Operating and Financial Review—Results of operations of the Divestment Business"). For an illustration of the effect of the Acquisition and the impact of the sale of the Divestment Business on the Combined Group, please see Part XIX ("Unaudited Pro Forma Financial Information of the Combined Group").

Results of operations for the three months ended March 31, 2016

Consolidated sales and earnings

	Three months ended March 31,
($ in millions)	2016	2015
	(unaudited)
Net sales	1,756	1,923
Net earnings (loss) attributable to Ball Corporation	(127)	21

Sales in the first quarter of 2016 decreased compared to the first quarter of 2015 primarily as a result of the pass through of lower metal input costs of $76 million. Other items significantly impacting revenue were lower net pricing in China, lower currency exchange effects in Europe and the completion of two significant U.S. government programs in our Aerospace segment, all of which were partially offset by higher metal beverage sales volumes. Net earnings were lower in 2016 compared to 2015 due to increased business consolidation and other activities of $215 million and lower net pricing in China of $20 million, partially offset by an increase of $84 million in tax benefits, which resulted from the significant business consolidation costs and debt refinancing and other costs incurred in the first quarter of 2016.

Cost of sales (excluding depreciation and amortization)

Cost of sales, excluding depreciation and amortization, was $1,416 million in the first quarter of 2016 compared to $1,561 million in the first quarter of 2015. These amounts represented 81 percent of consolidated net sales in 2016 and 2015.

Depreciation and amortization

Depreciation and amortization expense was $75 million in the first quarter of 2016 compared to $68 million in the first quarter of 2015. These amounts represented 4 percent of consolidated net sales in 2016 and 2015.

Selling, general and administrative

Selling, general and administrative ("SG&A") expenses were $108 million in the first quarter of 2016 compared to $116 million in the first quarter of 2015. These amounts represented 6 percent of consolidated net sales in 2016 and 2015. The decrease in SG&A in 2016 compared to 2015 was due to individually immaterial items.

Business consolidation costs and other activities

Business consolidation and other activities were $267 million in the first quarter of 2016 compared to $52 million in the first quarter of 2015. These amounts represented 15 percent of consolidated net sales in

2016 and 3 percent in 2015. The increase in business consolidation and other activities in 2016 compared to 2015 was primarily due to foreign currency exchange losses of $96 million on the restricted cash and debt, an increase in unrealized losses of $60 million related to the change in fair value of its collar and option contracts, and unrealized losses in cross-currency swaps of $36 million, all associated with the Acquisition. The valuations of currency exchange and interest rates are a primary driver for the amounts recorded in business consolidation costs and other activities, and we are unable to determine whether these values will increase or decrease in the future. For additional information on financial instruments, see Notes 4, 5 and 16 to the unaudited condensed consolidated financial information for the three months ended March 31, 2016.

Interest expense

Total interest expense was $99 million in the first quarter of 2016 compared to $98 million in the first quarter of 2015. Excluding debt refinancing and other costs, interest expense in 2016 was comparable to 2015. Interest expense, excluding the effect of debt extinguishment costs and derivative activities, as a percentage of average monthly borrowings was 5.3 percent in the first quarter of 2016 compared to 5.0 percent in the first quarter of 2015.

Debt refinancing and other costs were $61 million in the first quarter of 2016 compared to $60 million in the first quarter of 2015. The first quarter of 2016 consisted mainly of charges to fund a portion of the cash component of the Acquisition purchase price: (1) interest expense of $25 million on the 3.5 percent and 4.375 percent senior notes issued in December 2015, (2) fair value changes of $16 million on derivative instruments designed to mitigate risks of interest rate changes with debt issuances, (3) write-offs of unamortized deferred financing fees and the premium paid of $10 million for the extinguishment of both the £3.3 billion unsecured, committed bridge loan agreement and the $3 billion revolving credit facility and $3 million of interest on Term A U.S. dollar and Term A euro dollar loans, and (4) the amortization of $7 million in deferred financing fees on the £3.3 billion unsecured, committed bridge loan agreement. The first quarter of 2015 debt refinancing costs consisted mainly of the $58 million for the redemption of the 6.75 percent and 5.75 percent senior notes, which were due September 2020 and May 2021, respectively and the refinance of senior credit facilities. For additional information on these instruments and the transactions flowing through debt refinancing and other costs, see Note 5 to the unaudited condensed consolidated financial information for the three months ended March 31, 2016.

Taxes

The effective tax rate is affected by recurring items such as income earned in foreign jurisdictions with tax rates that differ from the U.S. tax rate and by discrete items that may occur in any given year but are not consistent from year to year. The effective income tax rate in the first quarter of 2016 was 39.7 percent compared to 1.8 percent in the first quarter of 2015.

In the first quarter of 2016, a significant amount of nonrecurring business consolidation costs and deferred financing and other debt related costs was incurred, primarily in the U.S. These costs and the resultant decrease to earnings before income tax in the U.S. increased the overall effect of the permanent items and the impact of the foreign tax rate differential versus U.S. tax on the global effective tax rate for the first quarter of 2016 as compared to the first quarter of 2015. The effect of these nonrecurring costs in the U.S. was a 37.9 percent increase in the effective tax rate for the first quarter of 2016 over the first quarter of 2015. The full-year 2016 effective income tax rate is expected to be approximately 8.4 percent.

Results of operations for the three years ended December 31, 2015

Consolidated sales and earnings

	Year ended December 31,
($ in millions)	2015	2014	2013
Net sales	7,997.0	8,570.0	8,468.1
Net earnings attributable to Ball Corporation	280.9	470.0	406.8
Net earnings attributable to Ball Corporation as a % of consolidated net sales	3.5%	5.5%	4.8%

The decrease in net sales in 2015 compared to 2014 was due to unfavorable foreign currency effects in Europe, lower metal food container sales volumes due to a customer shift in North American steel food containers and unfavorable pricing in the PRC, partially offset by higher beverage segment sales volumes.

Net earnings were lower in 2015 compared to 2014 due to lower sales, unfavorable currency effects, higher business consolidation and other activities and higher debt refinancing and other costs, partially offset by a lower tax rate in 2015 and cost reduction efforts by all business segments.

The increased business consolidation and other activities in 2015 compared to 2014 included collar and option contract losses, cross-currency swap fair value changes, net currency exchange losses on the restricted cash and debt associated with the Acquisition, and transaction costs related to the Acquisition. The collar and option contracts, as well as the cross-currency swap, are not accounted for as hedges. For additional information on financial instruments, please see Notes 5 and 19 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information").

The increased debt refinancing and other costs in 2015 compared to 2014 included mark to market losses on derivative financial instruments designed to mitigate exposure to interest rates changes for debt issuances related to the Acquisition, the write-off of unamortized deferred financing charges for the partial extinguishment of the committed bridge loan agreement and the secured revolving credit facility, interest expense on newly issued 3.5 percent and 4.375 percent senior notes planned to fund a portion of the purchase price of the Acquisition, and amortization of deferred financing costs for the committed bridge loan agreement and the redemption of the 6.75 percent and 5.75 percent senior notes. For additional information on financial instruments, please see Notes 13 and 19 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information").

The increase in net sales in 2014 compared to 2013 was due primarily to higher metal beverage container sales volumes and higher aerospace program revenues, partially offset by lower North American food and household product volumes. Net earnings were favorably impacted by higher metal beverage container sales volumes, lower cost of sales as a percentage of net sales, lower depreciation expense, lower interest expense and a lower tax rate in 2014, partially offset by lower North American food and household product volumes, unfavorable tinplate service center manufacturing performance in the U.S., higher debt refinancing costs and higher selling, general and administrative costs in 2014.

Cost of sales (excluding depreciation and amortization)

Cost of sales, excluding depreciation and amortization, was $6,460.3 million in 2015 compared to $6,903.5 million in 2014 and $6,875.4 million in 2013. These amounts represented 80.8 percent, 80.6 percent and 81.2 percent of consolidated net sales for those three years, respectively.

Depreciation and amortization

Depreciation and amortization expense was $285.5 million in 2015 compared to $280.9 million in 2014 and $299.9 million in 2013. These amounts represented 3.6 percent, 3.3 percent and 3.5 percent of consolidated net sales for those three years, respectively. Lower expense in 2014 compared to 2013 was largely due to the completion of depreciation for certain acquired European assets.

Selling, general and administrative

SG&A expenses were $451.3 million in 2015 compared to $466.5 million in 2014 and $418.6 million in 2013. These amounts represented 5.6 percent, 5.4 percent and 4.9 percent of consolidated net sales for those three years, respectively. The decrease in SG&A expenses in 2015 compared to 2014 was primarily due to lower incentive compensation and net favorable foreign currency effects in SG&A, partially offset by deferred compensation expense related to director retirements. The increase in SG&A in 2014 compared to 2013 was primarily due to higher incentive compensation and employee benefit costs and other individually insignificant higher costs.

Interest expense

Total interest expense was $259.7 million in 2015 compared to $193.0 million in 2014 and $211.8 million in 2013. Excluding debt refinancing and other costs, interest expense in 2015 was lower compared to 2014 due to lower interest rates on newly issued long-term debt and the retirement of higher interest rate long-term debt. Excluding debt refinancing and other costs, interest expense in 2014 was lower than in 2013 due primarily to lower average debt levels and lower average borrowing rates. Interest expense, excluding the effect of debt refinancing costs, as a percentage of average monthly borrowings was 4.3 percent in 2015, 4.8 percent in 2014 and 5.1 percent in 2013.

Debt refinancing and other costs were $116.5 million for the year ended December 31, 2015. These costs consisted of (1) fair value changes on derivative instruments designed to mitigate risks of interest rate changes with anticipated debt issuances for a portion of the cash consideration payable in the Acquisition, (2) the amortization of deferred financing fees on the unsecured, committed bridge loan agreement, (3) write-offs of unamortized deferred financing fees and the premium paid for the redemption of previously issued senior credit facilities, the partial extinguishment of the committed bridge loan agreement, and the partial extinguishment of the secured revolving credit facility, (4) the refinance of senior credit facilities, and (5) interest expense on senior notes issued in December 2015 to fund a portion of the cash consideration of the Acquisition. For additional information on these financial instruments and the transactions flowing through debt refinancing and other costs, please see Note 19 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information").

Tax provision

The effective income tax rate for earnings from continuing operations was 13.6 percent in 2015 compared to 23.2 percent in 2014 and 25.6 percent in 2013. The lower tax rate in 2015 compared to 2014 was primarily due to business consolidation costs incurred in the U.S., lower U.S. taxes on foreign earnings, and increased research and development tax credits, partially offset by decreased favorable nonrecurring discrete tax items in the 2015 effective tax rate. The lower tax rate in 2014 compared to 2013 was primarily the result of a higher foreign tax rate differential, lower U.S. taxes on foreign earnings, and the 2014 releases of uncertain tax positions which exceeded those occurring in 2013.

Results of business segments for the three months ended March 31, 2016

Ball's operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments discussed below.

Metal beverage packaging, Americas and Asia

	Three months ended March 31,
($ in millions)	2016	2015
	(unaudited)
Net sales	937	1,023

Segment earnings	102	125
Business consolidation and other activities(1)	(4)	(2)

Total segment earnings	98	123

Segment earnings before business consolidation costs as a % of segment net sales	10.9%	12.2%

(1)
For further details of these items please see Note 5 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2016 in Part XV ("Ball Financial Information").

The metal beverage packaging, Americas and Asia, segment consists of operations located in the U.S., Canada, Brazil and the PRC, which manufacture aluminum containers used in beverage packaging.

During the first quarter of 2016, our metal beverage can and end manufacturing facility in Monterrey, Mexico, began production. Our beverage can and end manufacturing facility in Myanmar is expected to begin production during the summer of 2016.

Segment sales in the first quarter of 2016 were $86 million lower compared to the first quarter of 2015, mainly due to the pass through of lower metal input prices of $76 million and lower net pricing in China of $20 million. Increased sales volume partially offset these impacts. We cannot predict whether lower metal input prices will continue in the future. Segment earnings in the first quarter of 2016 were $23 million lower compared to the first quarter of 2015 primarily due to lower net pricing in China of $20 million. Other significant items impacting the year-over-year results were startup costs related to Monterrey, Mexico, which were partially offset by the aforementioned increased sales volumes. Lower net prices in China are expected to continue in the short-term and cost reduction measures have been put in place to mitigate this impact.

Metal beverage packaging, Europe

	Three months ended March 31,
($ in millions)	2016	2015
	(unaudited)
Net sales	356	379

Segment earnings	39	29
Business consolidation and other activities(1)	(4)	(2)

Total segment earnings	35	27

Segment earnings before business consolidation costs as a % of segment net sales	11.0%	7.6%

(1)
For further details of these items please see Note 5 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2016 in Part XV ("Ball Financial Information").

The metal beverage packaging, Europe, segment includes the manufacture and sale of metal beverage containers in facilities located throughout Europe.

Segment sales in the first quarter of 2016 were $23 million lower compared to the first quarter of 2015. Significant items leading to the lower sales were lower volume and lower currency exchange effects. Segment earnings in the first quarter of 2016 were $10 million higher compared to the first quarter of 2015, primarily due to lower metal premiums of $14 million, partially offset by lower currency exchange effects. It is uncertain as to whether lower metal premiums will continue in the future.

Metal food and household products packaging

	Three months ended March 31,
($ in millions)	2016	2015
	(unaudited)
Net sales	284	308

Segment earnings	20	30
Business consolidation and other activities(1)	(14)	—

Total segment earnings	6	30

Segment earnings before business consolidation costs as a % of segment net sales	7.0%	9.7%

(1)
For further details of these items please see Note 5 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2016 in Part XV ("Ball Financial Information").

The metal food and household products packaging segment consists of operations located in the U.S., Europe, Canada, Mexico, Argentina and India that manufacture and sell metal food, aerosol, paint, general line and extruded aluminum containers, as well as decorative specialty containers and aluminum slugs.

In February 2015, we completed the acquisition of Sonoco's metal end and closure manufacturing facilities in Canton, Ohio. For further details, see Note 4 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2016 in Part XV ("Ball Financial Information").

Segment sales in the first quarter of 2016 were $24 million lower compared to the first quarter of 2015 primarily as a result of lower food can sales volumes of $10 million and other individually immaterial items. It is uncertain as to whether the lower food can sales volumes will continue. Segment earnings in the first quarter of 2016 were $10 million lower compared to the first quarter of 2015 due to a number of individually immaterial items.

Aerospace and technologies

	Three months ended March 31,
($ in millions)	2016	2015
	(unaudited)
Net sales	180	215

Segment earnings	18	20
Business consolidation and other activities(1)	—	1

Total segment earnings	18	21

Segment earnings before business consolidation costs as a % of segment net sales	10.0%	9.3%

(1)
For further details of these items please see Note 5 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2016 in Part XV ("Ball Financial Information").

The aerospace and technologies segment consists of the manufacture and sale of aerospace and other related products and services provided for the defense, civil space and commercial space industries.

Segment sales in the first quarter of 2016 decreased by $35 million compared to the first quarter of 2015 and segment earnings decreased by $2 million. These decreases were primarily the result of two U.S. government contracts that were nearing completion in the first quarter of 2016. Revenues for these two programs were $28 million lower in the first quarter of 2016 compared to the first quarter of 2015 and the impact on segment earnings was immaterial.

The aerospace and technologies sales contract mix in the first three months of 2016 consisted of 52 percent cost-type contracts, which are billed at our costs plus an agreed upon and/or earned profit component, and 42 percent fixed-price contracts. Contracted backlog was $733 million at March 31, 2016, compared to $617 million at December 31, 2015. The backlog at March 31, 2016, consisted of 39 percent fixed price contracts. Comparisons of backlog are not necessarily indicative of the trend of future operations due to the nature of varying delivery and milestone schedules on contracts, funding of programs and the uncertainty of timing of future contract awards.

Additional segment information

For additional information regarding our segments, please see the business segment information in Note 3 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2016 in Part XV ("Ball Financial Information"). The charges recorded for business consolidation and other activities were based on estimates by Ball management and were developed from information available at the time the amounts were recognized. If actual outcomes vary from the estimates, the differences will be reflected in current period earnings in the consolidated statement of earnings and identified as business consolidation gains and losses. For additional details about our business consolidation and other activities, please see Note 5 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2016 in Part XV ("Ball Financial Information").

Results of business segments for the three years ended December 31, 2015

Ball's operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments discussed below.

Metal beverage packaging, Americas and Asia

	Year ended December 31,
($ in millions)	2015	2014	2013
Net sales	4,245.3	4,246.8	4,193.4

Segment earnings	510.9	534.8	512.4
Business consolidation and other activities(1)	(24.1)	(7.5)	(3.6)

Total segment earnings	486.8	527.3	508.8

Segment earnings before business consolidation costs as a % of segment net sales	12.0%	12.6%	12.2%

(1)
For further details of these items please see Note 5 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information").

The metal beverage packaging, Americas and Asia, segment consists of operations located in the U.S., Canada, Brazil and the PRC, which manufacture aluminum containers used in beverage packaging.

In April 2015, we announced the construction of a metal beverage manufacturing facility in Monterrey, Mexico, which began production of cans and ends in January 2016. During the first quarter of 2015, we announced the introduction of a next-generation aluminum bottle-shaping technology in our Conroe, Texas, facility. Additionally, in May 2014, we announced the expansion of our Asian operations with the construction of a new beverage can manufacturing facility in Myanmar, which is expected to begin production in the first half of 2016.

Segment sales in 2015 were relatively unchanged from 2014 as higher sales volumes in the Americas and the PRC were offset by unfavorable pricing in the PRC. Segment earnings in 2015 were $23.9 million lower compared to 2014 due to primarily unfavorable pricing in the PRC.

Segment sales in 2014 were $53.4 million higher compared to 2013 due primarily to $101 million higher sales volumes, offset by a reduction in the pass through price of aluminum. Segment earnings in 2014 were $22.4 million higher than in 2013 due to $36 million from higher sales volumes, partially offset by higher incentive compensation and other individually insignificant costs.

The current industry supply of metal beverage packaging exceeds demand in the PRC, resulting in pricing pressure and negative impacts on the profitability of our Beverage Asia reporting unit. If it becomes an expectation that this market oversupply situation will continue for an extended period of time, we may be required to record a non-cash impairment charge for some or all of the goodwill associated with the Beverage Asia reporting unit, the total balance of which was $78.3 million at December 31, 2015.

Metal beverage packaging, Europe

	Year ended December 31,
($ in millions)	2015	2014	2013
Net sales	1,652.7	1,896.3	1,828.3

Segment earnings	192.3	222.9	182.6
Business consolidation and other activities(1)	(9.8)	(8.7)	(10.6)

Total segment earnings	182.5	214.2	172.0

Segment earnings before business consolidation costs as a % of segment net sales	11.6%	11.8%	10.0%

(1)
For further details of these items please see Note 5 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information").

The metal beverage packaging, Europe, segment includes the manufacture of metal beverage containers in facilities located throughout Europe. In August 2014, we announced the expansion of our beverage can manufacturing facility in Oss, The Netherlands, with the construction of a new line for aluminum beverage containers, which began commercial production in the first half of 2015. In April 2015, we announced the investment in an end module in our Lublin, Poland, facility to serve growing demand for beverage ends in central and eastern Europe. The new end module began production during the second quarter of 2015.

Segment sales in 2015 were $243.6 million lower compared to 2014 due primarily to unfavorable currency exchange effects of $359 million, partially offset by favorable product mix and higher sales volumes. Segment earnings in 2015 were $30.6 million lower compared to 2014 due primarily to unfavorable currency exchange effects of $56 million and unfavorable manufacturing performance due to new line start-ups, partially offset by favorable sales mix and higher sales volumes.

Segment sales in 2014 increased $68.0 million compared to 2013 due primarily to higher sales volumes and favorable product mix of $56 million and favorable currency exchange effects of $12 million. Segment earnings in 2014 increased $40.3 million compared to 2013 due primarily to higher sales volumes and favorable product mix of $62 million and reduced depreciation costs of $26 million, partially offset by higher incentive compensation and employee costs.

Metal food and household products packaging

	Year ended December 31,
($ in millions)	2015	2014	2013
Net sales	1,296.6	1,504.4	1,558.6

Segment earnings	107.7	154.2	177.4
Business consolidation and other activities(1)	(0.5)	(41.9)	(63.7)

Total segment earnings	107.2	112.3	113.7

Segment earnings before business consolidation costs as a % of segment net sales	8.3%	10.2%	11.4%

(1)
For further details of these items please see Note 5 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information").

The metal food and household products packaging segment consists of operations located in the U.S., Europe, Canada, Mexico, Argentina and India, that manufacture metal food, aerosol, paint, general line and extruded aluminum containers, as well as decorative specialty containers and aluminum slugs.

During August 2014, we announced the installation of a new extruded aluminum aerosol can line in our DeForest, Wisconsin, facility, which began production in the first half of 2015. Additionally, in October 2014, we announced the construction of a new extruded aluminum aerosol can manufacturing facility in India, which began production in the second half of 2015. In February 2015, we announced the introduction of a new two-piece steel aerosol container manufacturing technology in Chestnut Hill, Tennessee, which was implemented in 2015.

Segment sales in 2015 were $207.8 million lower compared to 2014 due primarily to lower metal food container sales volumes of $260 million, mainly related to a customer shift effective January 2015, and unfavorable currency exchange effects of $37 million, partially offset by favorable product mix of $90 million. Segment earnings in 2015 decreased $46.5 million compared to 2014 due primarily to earnings impacts from lower sales volumes, unfavorable currency exchange effects, unfavorable startup costs, partially offset by extruded aluminum aerosol growth in Europe, the earnings from the Sonoco acquisition, and reduced selling, general and administrative costs.

Segment sales in 2014 decreased $54.2 million compared to 2013 due primarily to lower metal food container sales volumes. Segment earnings in 2014 decreased $23.2 million compared to 2013 due primarily to lower sales volumes and unfavorable tinplate service center manufacturing performance in the U.S.

Aerospace and technologies

	Year ended December 31,
($ in millions)	2015	2014	2013
Net sales	810.1	934.8	897.1

Segment earnings	81.8	93.6	80.1
Business consolidation and other activities(1)	0.7	(13.9)	(0.2)

Total segment earnings	82.5	79.7	79.9

Segment earnings before business consolidation costs as a % of segment net sales	10.1%	10.0%	8.9%

(1)
For further details of these items please see Note 5 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information").

The aerospace and technologies segment consists of the manufacture and sale of aerospace and other related products and services provided for the defense, civil space and commercial space industries.

Segment sales in 2015 decreased $124.7 million compared to 2014 primarily due to lower sales from U.S. national defense contracts. Segment earnings in 2015 decreased $11.8 million compared to 2014 due to lower sales, favorable program performance in 2014 from program and contract completions and increased recovery of pension costs in 2014.

Segment sales in 2014 increased $37.7 million compared to 2013 due to higher sales for civil space contracts and U.S. national defense contracts. Segment earnings in 2014 increased $13.5 million primarily as a result of favorable program execution and increased recovery of pension costs.

Sales to the U.S. government, either directly as a prime contractor or indirectly as a subcontractor, represented 96 percent of segment sales in 2015 compared to 95 percent of segment sales in 2014 and 94 percent in 2013. The aerospace and technologies contract mix in 2015 consisted of 54 percent cost-type contracts, which are billed at our costs plus an agreed upon and/or earned profit component, and 43 percent fixed-price contracts.

Contracted backlog for the aerospace and technologies segment at December 31, 2015 and 2014, was $617 million and $765 million, respectively. The year-over-year decline reflects the successful completion of several multi-year contracts.

The segment has numerous outstanding bids for future contract awards. Comparisons of backlog are not necessarily indicative of the trend of future operations due to the nature of varying delivery and milestone schedules on contracts, funding of programs and the uncertainty of timing of future contract awards.

Additional segment information

For additional information regarding our segments, please see the business segment information in Note 3 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information"). The charges recorded for business consolidation and other activities were based on estimates by Ball management and were developed from information available at the time. If actual outcomes vary from the estimates, the differences will be reflected in current period earnings in the consolidated statement of earnings and identified as business consolidation gains and losses. For additional details about our business consolidation and other activities, please see Note 5 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information").

Critical and significant accounting policies and new accounting pronouncements

For information regarding the Company's critical and significant accounting policies, as well as recent accounting pronouncements, please see Notes 1 and 2 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2016 in Part XV ("Ball Financial Information") and Notes 1 and 2 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information").

Subsequent events

In January 2016, the Company announced that its Aerospace and Technologies segment had acquired specialized engineering cyber firm Wavefront Technologies. This acquisition is not material to the Company.

In April 2016, we entered into the Purchase Agreement for the sale of the Divestment Business for approximately $3.42 billion (subject to customary closing adjustments) in order to satisfy certain regulatory requirements in connection with the Acquisition. Completion of the sale of the Divestment Business is subject to a number of conditions, including receipt of various regulatory approvals. For a description of the Purchase Agreement, please see paragraph 13 ("Material contracts—Ball Group—Purchase Agreement") of Part XXII ("Additional Information").

Financial condition, liquidity and capital resources

Cash flows and capital expenditures

Our primary sources of liquidity are cash provided by operating activities and external committed borrowings. We believe that cash flows from operations and cash provided by short-term, long-term and committed revolver borrowings, when necessary, will be sufficient to meet our ongoing operating requirements, scheduled principal and interest payments on debt, dividend payments, proposed acquisitions, including the Acquisition, and anticipated capital expenditures.

Cash flows and capital expenditures for the three months ended March 31, 2016

	Three months ended March 31,
($ in millions)	2016	2015
	(unaudited)
Cash flows provided by (used in) operating activities	(386)	(181)
Cash flows provided by (used in) investing activities	(185)	(120)
Cash flows provided by (used in) financing activities	572	328

Cash flows from operations in the first three months of 2016 were lower compared to the first three months of 2015 due primarily to higher outflows from working capital changes. The outflows of working capital were primarily related to (1) higher days sales outstanding in the first quarter of 2016 of 47 days (annualized) compared to 43 days in the first quarter of 2015 (annualized) and (2) the reduction of days payable outstanding in the first quarter of 2016 to 78 days (annualized) from the days payable outstanding in the fourth quarter of 2015 of 91 days (annualized).

We have entered into several regional committed and uncommitted accounts receivable factoring programs with various financial institutions for certain accounts receivable of the Company. The programs are accounted for as true sales of the receivables, without recourse to Ball, and had combined limits of approximately $593 million at March 31, 2016. A total of $442 million and $479 million were sold under these programs as of March 31, 2016, and December 31, 2015, respectively.

Contributions to the Company's defined benefit pension plans, not including the unfunded German plans, were $20 million for the first three months of 2016 and insignificant for the first three months of 2015, and are expected to be in the range of $40 million for the full year. This estimate may change based on changes in the U.S. Pension Protection Act and actual plan asset performance, among other factors. Payments to participants in the unfunded German plans were $5 million in the first three months of 2016 and are expected to be approximately $18 million for the full year.

We expect 2016 capital expenditures for property, plant and equipment to be in the range of $400 million, and approximately $185 million was contractually committed as of March 31, 2016. Capital expenditures are expected to be funded by cash flows from operations.

As of March 31, 2016, approximately $197 million of our cash was held outside of the U.S. There are no material legal or other economic restrictions regarding the repatriation of cash from any of the countries outside the U.S. where we have cash. The Company believes its U.S. operating cash flows; the $1.5 billion available under the Company's long-term, revolving credit facility; the $578 million available under other U.S.-based uncommitted short-term credit facilities; availability under U.S.-based committed and uncommitted accounts receivable factoring programs; and availability under the U.S.-based accounts receivable securitization program will be sufficient to meet the cash requirements of the U.S. portion of the Company's ongoing operations, scheduled principal and interest payments on U.S. debt, dividend payments, capital expenditures and other U.S. cash requirements. If foreign funds are needed for our U.S. cash requirements, we will be required to accrue and pay U.S. taxes, net of applicable foreign tax credits, to repatriate funds from foreign locations where the Company has previously asserted indefinite reinvestment of funds outside the U.S. However, it continues to be the Company's intent to permanently reinvest these foreign amounts outside the U.S., and our current plans do not demonstrate a need to repatriate the foreign amounts to fund our U.S. cash requirements.

Cash flows and capital expenditures for the three years ended December 31, 2015

	Year ended December 31,
($ in millions)	2015	2014	2013
Cash flows provided by (used in) operating activities	1,006.7	1,012.5	839.0
Cash flows provided by (used in) investing activities	(2,720.7)	(391.4)	(379.1)
Cash flows provided by (used in) financing activities	1,737.2	(845.3)	(204.0)

Cash flows from operations in 2015 were comparable to 2014 as lower pension contributions were offset by lower net earnings, lower cash inflows from working capital and cash paid for transaction costs for the Acquisition. The working capital changes were primarily related to slightly higher days sales outstanding, partially offset by lower inventory volumes and higher days payable outstanding. Days sales outstanding increased from 34 days to 35 days, inventory days on hand decreased from 52 days to 49 days and days payable outstanding increased from 69 days to 82 days. The increase in days payables outstanding is primarily due to renegotiation of payment terms in supplier contracts in North America.

Cash flows from operations in 2014 improved compared to 2013 due to higher net earnings and favorable working capital changes. The favorable working capital changes were primarily related to lower days sales outstanding, lower inventory days on hand and higher days payable outstanding. Days sales outstanding decreased from 36 days to 34 days due to greater factoring of accounts receivables. Inventory days on hand decreased from 53 days to 52 days. Due to the negotiation of longer payment terms with suppliers, days payable outstanding increased from 51 days to 69 days.

During the year ended December 31, 2015, the Company entered into collar and option contracts to reduce exposure to currency exchange rate changes in connection with the British pound denominated cash portion of the Acquisition. The amount of the gain or loss ultimately realized on these contracts and the resulting cash settlement is expected to be offset by the changes in the amount of cash consideration paid to acquire Rexam.

We have entered into several regional committed and uncommitted accounts receivable factoring programs with various financial institutions for certain accounts receivables of the Company. The programs are accounted for as true sales of the receivables, without recourse to Ball, and had combined limits of approximately $600 million at December 31, 2015. A total of $478.7 million and $197.6 million were sold under these programs as of December 31, 2015 and 2014, respectively.

Annual cash dividends paid on common stock were 52 cents per Ball Share in 2015, 2014 and 2013. Total dividends paid were $71.8 million in 2015, $72.7 million in 2014 and $75.2 million in 2013. We also paid dividends to non-controlling interests of $17.9 million in 2015, $12.2 million in 2014 and $12.9 million in 2013.

As of December 31, 2015, approximately $219 million of our cash was held outside of the U.S. There are no legal or other economic restrictions regarding the repatriation of cash from any of the countries outside the U.S. where we have cash. The Company believes its U.S. operating cash flows; the $2.2 billion available under the Company's long-term, multi-currency revolving credit facility under the Secured Credit Agreement; the $452 million available under other U.S.-based uncommitted short-term credit facilities; availability under U.S.-based committed and uncommitted accounts receivable factoring programs; and availability under the U.S.-based accounts receivable securitization program will be sufficient to meet the cash requirements of the U.S. portion of the Company's ongoing operations, scheduled principal and interest payments on U.S. debt, dividend payments, capital expenditures and other U.S. cash requirements. If foreign funds are needed for our U.S. cash requirements, we will be required to accrue and pay U.S. taxes, net of applicable foreign tax credits, to repatriate funds from foreign locations where the Company has previously asserted indefinite reinvestment of funds outside the United States. However, it continues to be the Company's intent to permanently reinvest these foreign amounts outside the U.S., and our current plans do not demonstrate a need to repatriate the foreign amounts to fund our U.S. cash requirements.

Due to the U.S. tax status of certain of Ball's subsidiaries in Canada and the PRC, the Company annually provides U.S. taxes on foreign earnings in those subsidiaries, net of any estimated foreign tax credit. Current taxes are also provided on certain other undistributed earnings that are currently taxed in the United States. Net U.S. taxes provided for Brazil, Canada and PRC earnings in 2015, 2014 and 2013 were $1.7 million, $11.8 million and $26.4 million, respectively. Management's intention is to indefinitely reinvest undistributed earnings of Ball's remaining foreign investments and, as a result, no U.S. income or federal withholding tax provision has been made. The indefinite reinvestment assertion is supported by both long-term and short-term forecasts and U.S. financial requirements, including, but not limited to, operating cash flows, capital expenditures, debt maturities and dividends. The Company has not provided deferred taxes on earnings in certain non-U.S. subsidiaries because such earnings are intended to be indefinitely reinvested in its international operations. Retained earnings in non-U.S. subsidiaries were $2,021.7 million as of December 31, 2015. It is not practical to estimate the additional taxes that may become payable for the portion of these foreign earnings that have not already been taxed in the U.S.; however, repatriation of these earnings could result in a material increase to the Company's income tax liabilities.

Share repurchases

Our share repurchases, net of issuances, totaled $91 million in the first three months of 2016. There were no open market repurchases during the first three months of 2015. Share repurchases are completed using cash on hand and available borrowings.

The Company's share repurchases, net of issuances, totaled $99.5 million in 2015, $360.1 million in 2014 and $398.8 million in 2013. The repurchases were completed using cash on hand and available borrowings and included accelerated share repurchase agreements and other purchases under our ongoing share repurchase program. For additional details about our share repurchase activities, please see Note 16 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information").

Debt facilities and refinancing

Given our cash flow projections and unused credit facilities that are available until March 2021, our liquidity is strong and is expected to meet our ongoing cash and debt service requirements. Interest-bearing debt of $5.8 billion at March 31, 2016, was higher than the amount outstanding at December 31, 2015, of $5.1 billion due to seasonal working capital requirements and to fund a portion of the Acquisition.

On February 19, 2015, the Company entered into a £3.3 billion unsecured bridge loan agreement, pursuant to which lending institutions agreed, subject to limited conditions, to provide financing necessary to pay the cash portion of the consideration payable to Rexam Shareholders upon consummation of the Acquisition and related fees and expenses. In December 2015, the Company issued $1 billion of 4.375 percent senior notes and €400 million of 3.5 percent senior notes, all due in December 2020, and €700 million of 4.375 percent senior notes, due in December 2023. Pursuant to the terms of the unsecured bridge loan agreement, the Company deposited the net proceeds from the issuance of such notes into an escrow account (from which proceeds would be released, subject to certain conditions, to pay a portion of the cash consideration payable to Rexam Shareholders and related fees and expenses), which reduced the commitments under the bridge loan agreement availability to £1.9 billion. This reduction in the unsecured bridge loan resulted in the write-off of $10.7 million of related deferred financing costs. For further details related to these transaction, please see Note 13 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information"). In the event that the Acquisition is not consummated on or prior to November 15, 2016, or if prior to November 15, 2016, the Company notifies the trustee in writing that the Acquisition has lapsed or been withdrawn, these senior notes would be redeemed, requiring the Company to effect the redemption of all of the outstanding notes of each series at the applicable redemption price. This would result in the use of restricted cash and other available funds to redeem these senior notes and pay any additional fees.

On February 19, 2015, the Company entered into a new $3 billion secured revolving credit facility to replace the existing approximate $1 billion bank credit facility, redeem our 6.75 percent senior notes, due in September 2020, and 5.75 percent senior notes, due in May 2021, and provide ongoing liquidity for the

Company. In June 2015, during a subsequent debt offering, Ball issued $1 billion of 5.25 percent senior notes due in July 2025. Ball used the net proceeds of the offering and other available cash to repay borrowings under its secured revolving credit facility and reduced the borrowing capacity under the secured revolving credit facility from $3 billion to $2.25 billion. In connection with this partial extinguishment, the Company recorded a charge of $5.0 million, which is included in debt refinancing and other costs, a component of total interest expense, in the consolidated statements of earnings.

In addition, on February 19, 2015, the Company announced the redemption of all of the outstanding 6.75 percent senior notes due in September 2020 and all of the 5.75 percent senior notes due in May 2021, each in the amount of $500 million. The redemption of these bonds occurred in March 2015, and resulted in a pre-tax charge of $55.8 million, composed of the redemption premiums and the write-offs of related debt financing costs in debt refinancing and other costs.

On March 18, 2016, we refinanced in full the Bridge Facility Agreement with a $1.4 billion term loan facility available to Ball and a €1.1 billion term loan facility available to Bidco, and refinanced in full the secured revolving credit facility with a $1.5 billion multi-currency revolving credit facility available to Ball and certain of its subsidiaries, in each case under a secured credit agreement pursuant to which the term lenders thereunder agreed, subject to limited conditions, to provide financing necessary to pay the cash portion of the consideration payable to Rexam Shareholders upon consummation of the Acquisition and related fees and expenses, and the revolving lenders thereunder agreed, subject to certain conditions, to make a revolving credit facility available for general corporate and other specific purposes. For further details related to the Secured Credit Agreement, please see paragraph 13 ("Material contracts—Ball Group—Secured Credit Agreement") of Part XXII ("Additional Information").

At March 31, 2016, taking into account outstanding credit and excluding availability under the accounts receivable securitization program, approximately $1.1 billion was available under the Company's long-term, multi-currency committed revolving credit facilities. In addition to these facilities, the Company had approximately $578 million of short-term uncommitted credit facilities available at March 31, 2016, of which $223 million was outstanding and due on demand. The Company has additional availability of $1.4 billion and €1.1 billion ($1.3 billion) Term A loan facilities. Of the amounts available under the credit facilities and Term Loans described above of approximately $4.4 billion, we will be required to repay certain of Rexam's debt obligations and to settle Rexam's outstanding derivatives. Our best estimate based on the latest issued financials for Rexam is that this will be $1.4 billion.

On December 9, 2013, we announced the redemption of our outstanding 7.375 percent senior notes due in September 2019 in the amount of $315.4 million. The redemption occurred on January 10, 2014, at a price per note of 108.01 percent of the outstanding principal amount plus accrued interest. The redemption of the bonds resulted in a pretax charge in the first quarter of 2014 of $33.1 million for the call premium and the write-off of unamortized financing costs, which is included in debt refinancing and other costs, a component of total interest expense, in the consolidated statements of earnings.

In June 2013, we amended the senior credit facilities and extended the term from December 2015 to June 2018. In connection with the amendment, we recorded a charge of $0.4 million for the write-off of unamortized financing costs, which is included in debt refinancing and other costs, a component of total interest expense, in the consolidated statements of earnings.

In May 2013, we: (1) issued $1 billion of 4.00 percent senior notes due in November 2023; (2) tendered for the redemption of our 7.125 percent senior notes originally due in September 2016 in the amount of $375 million, at a redemption price per note of 105.322 percent of the outstanding principal amount plus accrued interest; and (3) repaid the $125 million term A loan, which was a component of the senior credit facilities. The redemption of the senior notes and the early repayment of the term A loan resulted in charges of $26.5 million for the tender and call premiums, as well as the write-off of unamortized financing costs and issuance discounts, which is included in debt refinancing and other costs, a component of total interest expense, in the consolidated statements of earnings.

Short-term debt and current portion of long-term debt on the balance sheet includes the Company's borrowings under its existing accounts receivable securitization agreement, which totaled $115 million at March 31, 2016 and no amounts outstanding at December 31, 2015. This agreement, which has been amended and extended from time to time, is scheduled to mature in May 2017 and allows the Company to borrow against a maximum amount of accounts receivable that varies between $90 million and $140 million depending on the seasonal accounts receivable balances in the Company's North American packaging businesses.

While ongoing financial and economic conditions raise concerns about credit risk with counterparties to derivative transactions, the Company mitigates its exposure by allocating the risk among various counterparties and limiting exposure to any one party. We also monitor the credit ratings of our suppliers, customers, lenders and counterparties on a regular basis.

The U.S. note agreements, bank credit agreement and accounts receivable securitization agreement contain certain restrictions relating to dividends, investments, financial ratios, guarantees and the incurrence of additional indebtedness. The most restrictive of the Company's debt covenants require the Company to maintain a leverage ratio (as defined) of no greater than 4.00, prior to considering the impacts of the Acquisition. The Company was in compliance with all loan agreements and debt covenants at March 31, 2016, and December 31, 2015, and has met all debt payment obligations. As of March 31, 2016, the amounts disclosed as available under the Company's credit facilities, are available without violating our existing debt covenants. For additional details about our debt and receivables sales agreements, please see Note 11 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2016 and Notes 6 and 13 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information") and paragraph 13 ("Material contracts") of Part XXII ("Additional Information").

Other liquidity measures

Management performance measures

Ball's management internally uses various measures to evaluate Company performance such as return on average invested capital (net operating earnings after tax over the relevant performance period divided by average invested capital over the same period); economic value added (EVA®) dollars (net operating earnings after tax less a capital charge on average invested capital employed); earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); diluted earnings per share; cash flow from operating activities and free cash flow (generally defined by the Company as cash flow from operating activities less capital expenditures). We believe this information is also useful to investors as it provides insight into the earnings and cash flow criteria management uses to make strategic decisions. These financial measures may be adjusted at times for items that affect comparability between periods such as business consolidation costs and gains or losses on acquisitions and dispositions.

Non-financial measures in the packaging businesses include production efficiency and spoilage rates; quality control figures; environmental, health and safety statistics; production and sales volumes; asset utilization rates; and measures of sustainability. Additional measures used to evaluate financial performance in the aerospace and technologies segment include contract revenue realization, award and incentive fees realized, proposal win rates and backlog (including awarded, contracted and funded backlog).

Management performance measures for the three months ended March 31, 2016

The following financial measurements are on a non-U.S. GAAP basis and should be considered in connection with our unaudited condensed consolidated financial statements for the three months ended March 31, 2016 in Part XV ("Ball Financial Information"). Non-U.S. GAAP measures should not be considered in isolation and should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP. For a presentation of earnings in accordance with U.S. GAAP, please see our unaudited condensed consolidated financial statements for the three months ended March 31, 2016 in Part XV ("Ball Financial Information").

Based on the above definitions, our calculation of comparable EBIT is summarized below:

	Three months ended March 31,
($ in millions)	2016	2015
	(unaudited)
Net earnings (loss) attributable to Ball Corporation	(127)	21
Add: net earnings attributable to noncontrolling interests	—	7

Net earnings (loss)	(127)	28
Less: Equity in results of affiliates, net of tax	1	(1)
Add: Tax provision (benefit)	(83)	1

Earnings (loss) before taxes, as reported	(209)	28
Add: Total interest expense	99	98

Earnings (loss) before interest and taxes (EBIT)	(110)	126
Add: Business consolidation and other activities	267	52

Comparable EBIT	157	178

Our calculations of comparable EBITDA, the comparable EBIT to interest coverage ratio and the net debt to comparable EBITDA ratio for the 12 months ended March 31, 2016 are summarized below:

($ in millions, except ratios)	12 months ended March 31, 2016
(unaudited)
Net earnings attributable to Ball Corporation	133
Add: net earnings attributable to noncontrolling interests	15

Net earnings	148
Less: Equity in results of affiliates, net of tax	(3)
Add: Tax provision (benefit)	(37)

Earnings before taxes	108
Add: total interest expense	261

Earnings before interest and taxes (EBIT)	369
Add: business consolidation and other activities	410

Comparable EBIT	779
Add: depreciation and amortization	292

Comparable EBITDA	1,071

Interest expense, excluding debt refinancing and other costs (Interest Expense)	(143)

Total debt at March 31, 2016	5,799
Less: cash and cash equivalents	(205)
Less: restricted cash, non-current	(2,099)

Net debt	3,495

Comparable EBIT/Interest Expense	5.4x
Net debt/Comparable EBITDA	3.3x

Our calculation of comparable net earnings is summarized below:

	Three months ended March 31,
($ in millions, except per share amounts)	2016	2015
	(unaudited)
Net earnings (loss) attributable to Ball Corporation	(127)	21
Add: Business consolidation and other activities, net of tax	173	37
Add: Debt refinancing and other costs, net of tax	40	39

Comparable Net Earnings	86	97

Per diluted share, as reported	(0.90)	0.15
Per diluted share (comparable basis)	0.59 (1)	0.69

(1)
The Company reported a U.S. GAAP net loss in the first three months of 2016 and, as a result, all securities were excluded in the diluted earnings per share calculation as their effect would have been anti-dilutive. Had the securities been included, weighted average shares applicable to diluted earnings per share would have been 145,100. Comparable net earnings for the first three months of 2016 was positive; therefore, 145,100 weighted average shares were used to calculate diluted earnings per share for comparable net earnings.

Management performance measures for the three years ended December 31, 2015

The following financial measurements are on a non-U.S. GAAP basis and should be considered in connection with the consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information"). Non-U.S. GAAP measures should not be considered in isolation and should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP. For a presentation of earnings in accordance with U.S. GAAP, please see our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information").

Based on the above definitions, our calculation of comparable EBIT is summarized below:

	Year ended December 31,
($ in millions)	2015	2014	2013
Earnings before taxes, as reported	345.5	645.6	583.6
Total interest expense	259.7	193.0	211.8

Earnings before interest and taxes (EBIT)	605.2	838.6	795.4
Business consolidation and other activities	194.7	80.5	78.8

Comparable EBIT	799.9	919.1	874.2

Our calculations of comparable EBITDA, the comparable EBIT to interest coverage ratio and the net debt to comparable EBITDA ratio are summarized below:

	Year ended December 31,
($ in millions, except ratios)	2015	2014	2013
Comparable EBIT (as calculated above)	799.9	919.1	874.2
Add: depreciation and amortization	285.5	280.9	299.9

Comparable EBITDA	1,085.4	1,200.0	1,174.1

Interest expense, excluding debt refinancing and other costs	(143.2)	(159.9)	(183.8)

Total debt at December 31	5,131.5	3,168.9	3,605.1
Less: Cash and cash equivalents	(224.0)	(191.4)	(416.0)
Less: Restricted cash, noncurrent	(2154.4)	—	—

Net debt	2,753.1	2,977.5	3,189.1

Comparable EBIT/Interest Expense (Interest Coverage)	5.6x	5.7x	4.8x
Net debt/Comparable EBITDA	2.5x	2.5x	2.7x

Our calculation of comparable earnings is summarized below:

	Year ended December 31,
($ in millions, except per share amounts)	2015	2014	2013
Net earnings attributable to Ball Corporation, as reported	280.9	470.0	406.8
Business consolidation and other activities, net of tax	132.9	62.2	66.1
Debt refinancing and other costs, net of tax	76.3	20.6	17.1
Discontinued operations, net of tax	—	—	(0.4)

Net earnings attributable to Ball Corporation before above transactions (Comparable Earnings)	490.1	552.8	489.6

Per diluted share, as reported	1.99	3.30	2.73
Per diluted share (comparable basis)	3.48	3.88	3.28
Free cash flow

Ball's management internally uses a free cash flow measure: (1) to evaluate the Company's operating results, (2) to evaluate strategic investments, (3) to plan stock buyback and dividend levels and (4) to evaluate the Company's ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flow from operating activities less capital expenditures. Free cash flow is typically derived directly from the Company's consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods.

Based on the above definition, our consolidated free cash flow is summarized as follows:

	Year ended December 31,
($ in millions)	2015	2014	2013
Total cash provided by operating activities	1,006.7	1,012.5	839.0
Capital expenditures, including discontinued operations	(527.9)	(390.8)	(378.3)

Free cash flow	478.8	621.7	460.7

Based on information currently available, we estimate cash flows from operating activities, including cash transaction costs for the Acquisition, for 2016 to be in the range of $900 million, capital expenditures to be approximately $400 million and free cash flow to be in the range of $500 million. In 2016, we intend to utilize our operating cash flow to fund our stock repurchases, dividend payments, growth capital projects and, to the extent available, acquisitions that meet our various criteria. Of the total 2016 estimated capital expenditures, approximately $150 million was contractually committed as of December 31, 2015.

Commitments

Cash payments required for long-term debt maturities, rental payments under non-cancellable operating leases, purchase obligations and other commitments in effect at December 31, 2015, are summarized in the following table:

	Payments due by period(1)
($ in millions)	Total	Less than 1 year	1–3 years	3–5 years	More than 5 years
Long-term debt, including capital leases	5,107.8	53.6	71.1	1,457.8	3,525.3
Interest payments on long-term debt(2)	1,615.8	226.7	448.8	444.6	495.7
Purchase obligations(3)	4,254.1	2,188.4	1,666.4	283.4	115.9
Operating leases	151.7	33.1	47.6	26.3	44.7

Total payments on contractual obligations	11,129.4	2,501.8	2,233.9	2,212.1	4,181.6

(1)
Amounts reported in local currencies have been translated at year-end 2015 exchange rates.

(2)
For variable rate facilities, amounts are based on interest rates in effect at year-end and do not contemplate the effects of any hedging instruments utilized by the Company.

(3)
The Company's purchase obligations include capital expenditures and contracted amounts for aluminum, steel and other direct materials. Also included are commitments for purchases of natural gas and electricity, expenses related to aerospace and technologies contracts and other less significant items. In cases where variable prices and/or usage are involved, management's best estimates have been used. Depending on the circumstances, early termination of the contracts may or may not result in penalties and, therefore, actual payments could vary significantly.

The table above does not include $50.5 million of uncertain tax positions, the timing of which is unknown at this time.

Contributions to the Company's defined benefit pension plans, not including the unfunded German plans, are expected to be $31 million in 2016. This estimate may change based on changes in the Pension Protection Act and actual plan asset performance and available Company cash flow, among other factors. Benefit payments related to these plans are expected to be $94.1 million, $97.4 million, $100.9 million, $104.5 million and $108.6 million for the years ending December 31, 2016 through 2020, respectively, and a total of $584 million for the years 2021 through 2025. Payments to participants in the unfunded German plans are expected to be between $16 million and $18 million in each of the years 2016 through 2020 and a total of $75 million for the years 2021 through 2025.

Based on changes in return on asset and discount rate assumptions, as well as revisions based on plan experience studies, total pension expense in 2016 is anticipated to be approximately $6 million lower than in 2015, excluding curtailment expenses. A reduction of the expected return on pension assets assumption by one quarter of a percentage point would result in an estimated $3.4 million increase in the 2016 pension expense, while a quarter of a percentage point reduction in the discount rate applied to the pension liability would result in an estimated $4.8 million of additional pension expense in 2016. For additional information regarding Ball's pension plans, please see Note 12 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2016 in Part XV ("Ball Financial Information") and Note 15 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information").

Contingencies

The Company is routinely subject to litigation incident to operating its businesses, and has been designated by various federal and state environmental agencies as a potentially responsible party, along with numerous other companies, for the clean-up of several hazardous waste sites. The Company believes that the matters identified will not have a material adverse effect upon the liquidity, results of operations or financial condition of the Company or the Combined Group. For details of Ball's legal proceedings, please see Note 17 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2016 in Part XV ("Ball Financial Information") and Note 21 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information").

Quantitative and qualitative disclosures about market risk

Financial instruments and risk management

The Company employs established risk management policies and procedures, which seek to reduce the Company's commercial risk exposure to fluctuations in commodity prices, interest rates, currency exchange rates and prices of the Company's common stock with regard to common share repurchases and the Company's deferred compensation stock plan. However, there can be no assurance that these policies and procedures will be successful. Although the instruments utilized involve varying degrees of credit, market and interest risk, the counterparties to the agreements are expected to perform fully under the terms of the agreements. The Company monitors counterparty credit risk, including lenders, on a regular basis, but Ball cannot be certain that all risks will be discerned or that its risk management policies and procedures will always be effective. Additionally, in the event of default under the Company's master derivative agreements, the non-defaulting party has the option to set-off any amounts owed with regard to open derivative positions. For further details, please see Note 16 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2016 in Part XV ("Ball Financial Information") and Note 19 to our consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information").

We have estimated our market risk exposure using sensitivity analysis. Market risk exposure has been defined as the changes in fair value of derivative instruments, financial instruments and commodity positions. To test the sensitivity of our market risk exposure, we have estimated the changes in fair value of market risk sensitive instruments assuming a hypothetical 10 percent adverse change in market prices or rates. The results of the sensitivity analyses are summarized below.

Commodity price risk

Aluminum

We manage commodity price risk in connection with market price fluctuations of aluminum ingot through two different methods. First, we enter into container sales contracts that include aluminum ingot-based pricing terms that generally reflect the same price fluctuations included in commercial purchase contracts for aluminum sheet. The terms include fixed, floating or pass-through aluminum ingot component pricing. Second, we use derivative instruments such as option and forward contracts as economic and cash flow hedges of commodity price risk where there are material differences between sales and purchase contracted pricing and volume.

Steel

Most sales contracts involving our steel products either include provisions permitting us to pass through some or all steel cost changes incurred, or they incorporate annually negotiated steel prices. We anticipate at this time that we will be able to pass through the majority of any steel price changes that may occur in 2016.

Considering the effects of derivative instruments, the Company's ability to pass through certain raw material costs through contractual provisions, the market's ability to accept price increases and the Company's commodity price exposures under its contract terms, a hypothetical 10 percent adverse change in the Company's steel and aluminum prices would result in an estimated $2.5 million after-tax reduction in net earnings over a one-year period. Additionally, the Company has currency exposures on raw materials, and the effect of a 10 percent adverse change is included in the total currency exposure discussed below. Actual results may vary based on actual changes in market prices and rates.

Other

The Company is also exposed to fluctuations in prices for natural gas and electricity, as well as the cost of diesel fuel as a component of freight cost. A hypothetical 10 percent increase in our natural gas and electricity prices would result in an estimated $6.5 million after-tax reduction of net earnings over a one-year period. A hypothetical 10 percent increase in diesel fuel prices would result in an estimated $0.5 million after-tax reduction of net earnings over the same period. Actual results may vary based on actual changes in market prices and rates.

Interest rate risk

Our objective in managing exposure to interest rate changes is to minimize the impact of interest rate changes on earnings and cash flows and to minimize our overall borrowing costs. To achieve these objectives, we may use a variety of interest rate swaps, collars and options to manage our mix of floating and fixed-rate debt. Interest rate instruments held by the Company at December 31, 2015, included pay-fixed interest rate swaps, which effectively convert variable rate obligations to fixed-rate instruments.

Based on our interest rate exposure at December 31, 2015, excluding exposure associated with Rexam interest rates as discussed below, assumed floating rate debt levels throughout the next 12 months and the effects of derivative instruments, a 100-basis point increase in interest rates would result in an estimated $1.4 million after-tax reduction in net earnings over a one-year period. Actual results may vary based on actual changes in market prices and rates and the timing of these changes.

Interest rate risk—Rexam acquisition

The Company entered into interest rate swaps to hedge against rising U.S. and European interest rates to minimize its interest rate exposure associated with anticipated debt issuances in connection with the Acquisition. At March 31, 2016, the Company had U.S. and European outstanding interest rate swaps with notional amounts totaling approximately $200 million and €900 million, respectively. In addition, the Company entered into interest rate option contracts to hedge negative Euribor rates with an aggregate notional amount of €750 million. In the first quarter of 2016, the Company terminated interest rate swap contracts with an aggregate notional amount of $923 million (€850 million). These contracts were not designated as hedges; therefore, changes in the fair value of these interest swap and option contracts are recorded in the unaudited condensed consolidated statements of earnings in debt refinancing and other costs, a component of total interest expense.

Considering the Company's derivative financial instruments outstanding at March 31, 2016, a 100-basis point increase or decrease in interest rates could result in an estimated $78 million reduction, in net earnings over a one-year period. Actual results may vary based on actual changes in the market prices and rates and the timing of these changes.

Currency exchange rate risk

Our objective in managing exposure to currency fluctuations is to limit the exposure of cash flows and earnings from changes associated with currency exchange rate changes through the use of various derivative contracts. In addition, at times Ball manages earnings translation volatility through the use of currency option strategies, and the change in the fair value of those options is recorded in the Company's net earnings. Our currency translation risk results from the currencies in which we transact business. The Company faces currency exposures in our global operations as a result of various factors including inter-company currency denominated loans, selling our products in various currencies, purchasing raw materials and equipment in various currencies and tax exposures not denominated in the functional currency. Sales contracts are negotiated with customers to reflect cost changes and, where there is not an exchange pass-through arrangement, the Company uses forward and option contracts to manage significant currency exposures.

The Company entered into derivative financial instruments to reduce its exposure to currency exchange rate risks in connection with the British pound denominated cash portion of the Acquisition. Considering the Company's derivative financial instruments outstanding at March 31, 2016, a 10 percent decrease in value of the British pound against the U.S. dollar and the euro would have resulted in an unrealized pre-tax loss of approximately $116 million and a 10 percent strengthening of the British pound compared to the U.S. dollar and the euro would have resulted in an unrealized pre-tax gain of approximately $162 million. Exposure to currency exchange effects associated with these derivatives will be offset by changes in the ultimate purchase price of Rexam. Actual changes in market prices or rates may differ from hypothetical changes.

Currency exchange rate risk—Rexam acquisition

The Company entered into collar and option contracts to partially mitigate its currency exchange rate risk associated with the British pound denominated cash portion of the purchase price from February 19, 2015, through the expected closing date of the Acquisition, with an aggregate notional amount of approximately £1.6 billion ($2.3 billion) at March 31, 2016. In connection with the December 2015 issuance of $1 billion of U.S. dollar senior notes due 2020, the Company executed cross-currency swaps to convert this fixed-rate U.S. dollar debt issuance to fixed-rate euro debt for the life of the notes to more effectively match the future cash flows of our business. At March 31, 2016, the cross-currency swaps have a notional amount of $1 billion. These contracts were not designated as hedges, and therefore, changes in the fair value of these contracts are recorded in the unaudited condensed consolidated statements of earnings in business consolidation and other activities.

During 2015, the Company recognized a loss of $7.4 million associated with these contracts. A hypothetical 10 percent reduction (U.S. dollar strengthening) in currency exchange rates would reduce the fair value of the swaps by approximately $100 million. A hypothetical 100 basis point change in the spread between USD and European interest rates would impact the fair value of the trade by approximately $50 million. To the extent we ultimately have to pay to settle the derivate that is in a loss position, the total U.S. dollar equivalent of cash consideration for the Acquisition will be less and, as a result, will reduce the amount of goodwill recorded at the date of the Acquisition.

Subsequent to the December 2015 issuances of $1 billion in senior notes due December 2020 and €1.1 billion of senior notes (€400 million due 2020 and €700 million due 2023), the Company converted the net euro proceeds from these issuances to British pounds using new and existing currency derivative instruments at an average exchange rate of approximately 1.37. The Company elected to restrict the December 2015 senior note proceeds by depositing them in escrow accounts. At December 31, 2015, £792 million was in the British pound escrow account and $987.5 million was in the U.S. dollar escrow account. Changes in the U.S. dollar and the British pound exchange rate will result in gains or losses in the British pound escrow account, which will be recognized in the consolidated statements of earnings as business consolidation and other activities. A hypothetical 10 percent strengthening in the dollar versus the pound would reduce the fair value of the escrow account by approximately $119 million. Subsequent to December 31, 2015, the Company converted the U.S. dollars into British pounds. The funds in the escrow accounts will be used to pay a portion of the cash component of the announced, proposed acquisition price of Rexam.

Common stock price risk

The Company's deferred compensation stock program is subject to variable plan accounting and, accordingly, is marked to fair value using the Company's closing stock price at the end of a reporting period. The Company entered into a total return swap to reduce the Company's earnings exposure to these fair value fluctuations that will be outstanding until March 2016 and has a notional value of 1 million shares. Based on current share levels in the program, each $1 change in the Company's stock price has an impact, net of derivatives utilized, of $0.5 million on pretax earnings.

Information relating to the Divestment Business

In order to obtain final regulatory clearance for the Acquisition, Ball has committed to divest certain of the Ball Group's metal beverage container and end facilities, together with the functions required to maintain and support these facilities and market their production output. For further information on the Divestment Business, please see Part X ("Information on the Divestment Business"). For an illustration of the effect of the Acquisition and the impact of the sale of the Divestment Business on the Combined Group, please see Part XIX ("Unaudited Pro Forma Financial Information of the Combined Group").

As shown in the notes to the Pro Forma Financial Information, the Ball Group assets to be divested generated net sales of $1,725.8 million for the year ended December 31, 2015, representing 22 percent of the Ball Group net sales for that year. Earnings before interest and taxes and net earnings for the Ball Group assets to be divested were $176.2 million and $131.9 million, respectively, representing 29 percent and 47 percent of the Ball Group earnings before interest and taxes and net earnings for the year ended December 31, 2015. The pro forma total assets and total liabilities of the Ball Group assets to be divested as at December 31, 2015 were $1,726.8 million and $528.4 million, respectively, representing 18 percent and 6 percent of the Ball Group's total assets and total liabilities.

PART XV
BALL FINANCIAL INFORMATION

Basis of financial information

The following pages set out (a) the unaudited condensed consolidated financial information of Ball as of and for the three months ended March 31, 2016, (b) the audited consolidated financial information of Ball as of and for the years ended December 31, 2015, 2014 and 2013 and (c) the audited consolidated financial information of Ball as of and for the years ended December 31, 2014, 2013 and 2012, all prepared in accordance with U.S. GAAP.

Ball's Quarterly Report on Form 10-Q filed with the SEC on April 29, 2016, contains Ball's unaudited condensed consolidated financial statements for the three months ended March 31, 2016 (prepared in accordance with U.S. GAAP).

Ball's Annual Report on Form 10-K filed with the SEC on February 16, 2016, contains Ball's audited consolidated financial statements for the three years ended December 31, 2015 (prepared in accordance with U.S. GAAP), together with the audit report in respect of such financial statements.

Ball's Annual Report on Form 10-K filed with the SEC on February 20, 2015, contains Ball's audited consolidated financial statements for the three years ended December 31, 2014 (prepared in accordance with U.S. GAAP), together with the audit report in respect of such financial statements.

 PART A: BALL UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 2016

BALL CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended March 31,
($ in millions, except per share amounts)	2016	2015
Net sales	$1,756	$1,923

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(1,416)	(1,561)
Depreciation and amortization	(75)	(68)
Selling, general and administrative	(108)	(116)
Business consolidation and other activities	(267)	(52)

	(1,866)	(1,797)

Earnings (loss) before interest and taxes	(110)	126
Interest expense	(38)	(38)
Debt refinancing and other costs	(61)	(60)

Total interest expense	(99)	(98)

Earnings (loss) before taxes	(209)	28
Tax (provision) benefit	83	(1)
Equity in results of affiliates, net of tax	(1)	1

Net earnings (loss)	(127)	28
Less net earnings attributable to noncontrolling interests	—	(7)

Net earnings (loss) attributable to Ball Corporation	$(127)	$21

Earnings (loss) per share:
Basic	$(0.90)	$0.15
Diluted	$(0.90)	$0.15
Weighted average shares outstanding (000s):
Basic	141,793	137,086
Diluted	141,793	141,076

See accompanying notes to the unaudited condensed consolidated financial statements.

BALL CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

	Three Months Ended March 31,
($ in millions)	2016	2015
Net earnings (loss)	$(127)	$28
Other comprehensive earnings (loss):
Foreign currency translation adjustment	28	(139)
Pension and other postretirement benefits	6	22
Effective financial derivatives	—	(1)

Total other comprehensive earnings (loss)	34	(118)
Income tax (provision) benefit	(3)	(3)

Total other comprehensive earnings (loss), net of tax	31	(121)
Total comprehensive earnings (loss)	(96)	(93)
Less comprehensive (earnings) loss attributable to noncontrolling interests	—	(6)

Comprehensive earnings (loss) attributable to Ball Corporation	$(96)	$(99)

See accompanying notes to the unaudited condensed consolidated financial statements.

BALL CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)	March 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$205	$224
Receivables, net	1,022	885
Inventories, net	956	898
Deferred taxes and other current assets	140	177

Total current assets	2,323	2,184
Noncurrent assets
Property, plant and equipment, net	2,730	2,686
Goodwill	2,251	2,177
Restricted cash	2,099	2,154
Intangibles and other assets, net	656	496

Total assets	$10,059	$9,697

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$391	$77
Accounts payable	1,259	1,501
Accrued employee costs	158	229
Other current liabilities	424	335

Total current liabilities	2,232	2,142
Noncurrent liabilities
Long-term debt	5,408	4,974
Employee benefit obligations	1,126	1,147
Deferred taxes and other liabilities	215	173

Total liabilities	8,981	8,436

Shareholders' equity
Common stock (333,227,354 shares issued—2016; 332,648,592 shares issued—2015)	978	962
Retained earnings	4,412	4,557
Accumulated other comprehensive earnings (loss)	(609)	(640)
Treasury stock, at cost (191,646,723 shares—2016; 190,359,349 shares—2015)	(3,713)	(3,628)

Total Ball Corporation shareholders' equity	1,068	1,251
Noncontrolling interests	10	10

Total shareholders' equity	1,078	1,261

Total liabilities and shareholders' equity	$10,059	$9,697

See accompanying notes to the unaudited condensed consolidated financial statements.

BALL CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
($ in millions)	2016	2015
Cash Flows from Operating Activities
Net earnings (loss)	$(127)	$28
Adjustments to reconcile net earnings (loss) to cash provided by (used in) continuing operating activities:
Depreciation and amortization	75	68
Business consolidation and other activities	267	52
Deferred tax provision	(50)	(25)
Other, net	10	10
Changes in working capital components	(561)	(314)

Cash provided by (used in) operating activities	(386)	(181)

Cash Flows from Investing Activities
Capital expenditures	(138)	(105)
Business acquisitions, net of cash acquired	(36)	(29)
Other, net	(11)	14

Cash provided by (used in) investing activities	(185)	(120)

Cash Flows from Financing Activities
Long-term borrowings	801	1,275
Repayments of long-term borrowings	(407)	(1,088)
Net change in short-term borrowings	310	171
Proceeds from issuances of common stock	7	9
Acquisitions of treasury stock	(98)	(3)
Common dividends	(19)	(18)
Other, net	(22)	(18)

Cash provided by (used in) financing activities	572	328

Effect of exchange rate changes on cash	(20)	11

Change in cash and cash equivalents	(19)	38
Cash and cash equivalents—beginning of period	224	191

Cash and cash equivalents—end of period	$205	$229

See accompanying notes to the unaudited condensed consolidated financial statements.

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements

1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of Ball Corporation and its controlled affiliates, including its consolidated variable interest entities (collectively Ball, the company, we or our), and have been prepared by the company. Certain information and footnote disclosures, including critical and significant accounting policies normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted for this quarterly presentation.

Results of operations for the periods shown are not necessarily indicative of results for the year, particularly in view of the seasonality in the packaging segments and the irregularity of contract revenues in the aerospace and technologies segment. These unaudited condensed consolidated financial statements and accompanying notes should be read in conjunction with the consolidated financial statements and the notes thereto included in the company's Annual Report on Form 10-K filed on February 16, 2016, pursuant to Section 13 of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2015 (annual report).

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires Ball's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. These estimates are based on historical experience and various assumptions believed to be reasonable under the circumstances. Ball's management evaluates these estimates on an ongoing basis and adjusts or revises the estimates as circumstances change. As future events and their impacts cannot be determined with precision, actual results may differ from these estimates. In the opinion of management, the financial statements reflect all adjustments necessary to fairly state the results of the periods presented.

Certain prior period amounts have been reclassified in order to conform to the current period presentation.

2. Accounting Pronouncements

Recently Adopted Accounting Standards

In November 2015, accounting guidance was issued that requires classification of all deferred tax assets and liabilities, along with any related valuation allowances, as noncurrent on the balance sheet. As a result, each tax jurisdiction will now only have one net noncurrent deferred tax asset or liability. The guidance, however, does not change the existing requirement that only permits offsetting within a tax jurisdiction; therefore, companies are still prohibited from offsetting deferred tax liabilities from one jurisdiction against deferred tax assets of another tax jurisdiction. The guidance was applied prospectively on January 1, 2016. Prior period information was not adjusted.

In September 2015, amendments to existing accounting guidance were issued to simplify the accounting for adjustments made to provisional amounts recognized in business combinations. Under the previous guidance, companies were required to retrospectively revise comparative financial statements for changes made to provisional amounts. The amended guidance eliminates the requirement to retrospectively account for these adjustments. The guidance was applied prospectively to adjustments to provisional amounts that occurred on or after January 1, 2016. The guidance did not have a material effect on the company's unaudited condensed consolidated financial statements.

In July 2015, amendments to existing accounting guidance were issued to modify the subsequent measurement of inventory. Under previous guidance, a company measured inventory at the lower of cost or market, with market defined as replacement cost, net realizable value, or net realizable value less a normal profit margin. Current replacement cost could be used provided that it was not above the net realizable value (ceiling) or below net realizable value less a normal profit margin (floor). The new guidance requires a company to subsequently measure inventory at the lower of cost or net realizable value and eliminates the need to determine replacement cost and evaluate whether it is above the ceiling or below the floor. Net realizable value is defined as the estimated selling prices in the ordinary course of

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

2. Accounting Pronouncements (Continued)

business, less reasonably predictable costs of completion, disposal and transportation. The guidance was applied prospectively on January 1, 2016, and did not have a material effect on the company's unaudited condensed consolidated financial statements.

In May 2015, amendments to the existing accounting guidance were issued to remove the requirement to categorize net asset value per share, currently utilized as a practical expedient, by investment within the fair value hierarchy based on redeemable dates. This amendment also removes the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share expedient. The guidance was applied prospectively on January 1, 2016, and did not have a material effect on the company's unaudited condensed consolidated financial statements.

In April 2015, amendments to existing accounting guidance were issued to provide explicit guidance related to a customer's accounting for fees paid in a cloud computing arrangement. Under the guidance, cloud computing arrangements that include a software license are to be accounted for consistent with the acquisition of other software licenses. Conversely, cloud computing arrangements that do not include a software license are to be accounted for as a service contract or other applicable accounting guidance. This guidance was applied prospectively on January 1, 2016, and did not have a material effect on the company's unaudited condensed consolidated financial statements.

In April 2015, accounting guidance was issued to change the balance sheet presentation for debt issuance costs. Under the new guidance, debt issuance costs are presented as a direct deduction from the long-term debt, consistent with debt discounts, rather than as a deferred charge. The guidance does not affect the recognition and measurement of debt issuance costs; hence, amortization of debt issuance will continue to be reported as interest expense. This guidance was applied retrospectively on January 1, 2016, and resulted in decreases of intangibles and other long-term assets and long-term debt by $80 million from the amounts previously reported as of December 31, 2015.

In February 2015, amendments to existing accounting guidance were issued that modify the analysis companies must perform in order to determine whether a legal entity should be consolidated. The new guidance includes modifications related to: 1) limited partnerships and similar legal entities, 2) evaluating fees paid to a decision maker or service provider as a variable interest, 3) the effect of fee arrangements on the primary beneficiary, 4) the effect of related parties on the primary beneficiary, and 5) certain investment funds. This guidance was applied on a modified retrospective basis on January 1, 2016, and did not have a material effect on the company's unaudited condensed consolidated financial statements.

In January 2015, accounting guidance was issued to eliminate the concept of extraordinary items. Previous guidance required extraordinary events, defined as both unusual in nature and infrequent in occurrence, to be reported as separate line items from results of ordinary operations within company financial statements. The disclosure requirements will be for items and events which are unusual in nature and/or infrequent in occurrence. Companies have the option of disclosing such items as a separate component of income from continuing operations or disclosing unusual and/or infrequent events in the notes to the financial statements. The guidance was applied prospectively on January 1, 2016, and did not have a material effect on the company's unaudited condensed consolidated financial statements.

New Accounting Guidance

In April 2016, amendments to clarify the guidance on accounting for licenses of intellectual property (IP) and identifying performance obligations in the new revenue standard were finalized. The amendments clarify how an entity evaluates the nature of its promise in granting a license of IP, which will determine whether revenue should be recognized over time or at a point in time. The amendments also clarify when a promised good or service is separately identifiable and allows entities to disregard items that are immaterial in the context of a contract and allow entities the election to account for shipping and handling activities as a fulfillment cost rather than an additional promised service. The amendments have the same effective date and transition requirements as the new revenue standard, which is effective for Ball on January 1, 2018. The company is currently assessing the impact that the adoption of this new guidance will have on its consolidated financial statements.

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

2. Accounting Pronouncements (Continued)

In March 2016, accounting guidance was issued on the effect of derivative contract novations on existing hedge accounting relationships. The amendments clarify that a change in the counterparty to a derivative instrument designated as a hedging instrument does not in and of itself require dedesignation of that hedging relationship, provided that all other hedge accounting criteria continue to be met. The guidance will be applied prospectively on January 1, 2017, and is not expected to have a material effect on the company's consolidated financial statements.

In March 2016, final accounting guidance was issued clarifying that the assessment of whether an embedded contingent put or call option is clearly and closely related to the debt host only requires an analysis of the four-step decision sequence outlined in the accounting standards codification. Consequently, when a contingent put or call option embedded in a debt instrument would be evaluated for possible separate accounting as a derivative instrument, the nature of the exercise contingency would be disregarded. Companies will still need to evaluate other relevant embedded derivative guidance. The guidance will be applied on a modified retrospective basis on January 1, 2017, and is not expected to have a material effect on the company's consolidated financial statements.

In March 2016, final accounting guidance was issued eliminating the requirement to retrospectively apply the equity method in previous periods when an investor initially obtains significant influence over an investee. The new guidance requires the investor to apply the equity method prospectively from the date the investment qualifies for the equity method. The investor will add the carrying value of the existing investment to the cost of the additional investment to determine the initial cost basis of the equity method investment. This guidance will be applied prospectively on January 1, 2017, and is not expected to have a material effect on the company's consolidated financial statements.

In March 2016, the principal versus agent guidance within the new revenue standard was amended to clarify how an entity should identify the unit of accounting for the principal versus agent evaluation. The new standard requires an entity to determine whether it is a principal or an agent in a transaction in which another party is involved in providing goods or services to a customer, by evaluating the nature of its promise to the customer. An entity is a principal and records revenue on a gross basis if it controls the promised good or service before transferring the good or service to the customer. An entity is an agent and records as revenue the net amount it retains for its agency services if its role is to arrange for another entity to provide the goods or services. The amendments have the same effective date and transition requirements as the new revenue standard, which is effective for Ball on January 1, 2018. The company is currently assessing the impact that the adoption of this new guidance will have on its consolidated financial statements.

In March 2016, amendments to existing accounting guidance were issued to simplify various aspects related to how share-based payments are accounted for and presented in the consolidated financial statements. All excess tax benefits and tax deficiencies should be recognized as income tax provision (benefit) in the income statement. This change is required to be applied prospectively resulting from settlements after the date of adoption of the guidance. The tax benefit will be recorded when it arises, subject to normal valuation considerations. This change is required to be applied on a modified retrospective basis, with a cumulative effect adjustment to opening retained earnings. All tax related cash flows resulting from share-based payments are to be reported as operating activities on the statement of cash flows with either a prospective or retrospective approach. Other modifications to the guidance include modifications related to minimum statutory tax withholding requirements and accounting policy election for the impact of forfeitures of shared-based payment awards. The guidance will be effective on January 1, 2017. The company is currently assessing the impact that the adoption of this standard will have on its consolidated financial statements.

In February 2016, lease accounting guidance was issued which, for operating leases, requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The guidance also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis.

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

2. Accounting Pronouncements (Continued)

The guidance will be effective for Ball on January 1, 2019. The company is currently assessing the impact the adoption of this standard will have on its consolidated financial statements.

In January 2016, accounting guidance was issued on the classification and measurement of financial assets and liabilities (equity securities and financial liabilities) under the fair value option and the presentation and disclosure requirements for financial instruments. The guidance modifies how entities measure equity investments and present changes in the fair value of financial liabilities. Under the new guidance, entities will need to measure equity investments that do not result in consolidation and are not accounted under the equity method at fair value and recognize any changes in fair value in net earnings. An exception will apply to those equity investments that do not have a readily determinable fair value and do not qualify for the practical expedient to estimate fair value under the guidance and, as such, these investments may be measured at cost. The guidance will be effective on January 1, 2018. The company is currently assessing the impact that the adoption of this new guidance will have on its consolidated financial statements.

In August 2014, accounting guidance was issued to define management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. Under the new guidance, management is required to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date the financial statements are issued and to provide related disclosures. The guidance will be effective on January 1, 2017, and is not expected to have a material effect on the company's consolidated financial statements.

In May 2014, the Financial Accounting Standards Board (FASB) and International Accounting Standards Board jointly issued new revenue recognition guidance which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The new guidance contains a more robust framework for addressing revenue issues and is intended to remove inconsistencies in existing guidance and improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets. The guidance will supersede the majority of current revenue recognition guidance, including industry-specific guidance. In July 2015, the FASB approved the deferral of the effective date of the new revenue recognition guidance by one year. The guidance will be effective for Ball on January 1, 2018, and early adoption is permitted. However, entities are not permitted to adopt the standard earlier than the original effective date of January 1, 2017. Entities have the option of using either a full retrospective or modified retrospective approach for the adoption of the standard. The company is currently assessing the impact that the adoption of this standard will have on its consolidated financial statements.

3. Business Segment Information

Ball's operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments discussed below.

Metal beverage packaging, Americas and Asia:    Consists of the metal beverage packaging, Americas, operations in the U.S., Canada, Mexico and Brazil, and the metal beverage packaging, Asia, operations in the People's Republic of China (PRC). The Americas and Asia segments have been aggregated based on similar economic and qualitative characteristics. The operations in this reporting segment manufacture and sell metal beverage containers.

Metal beverage packaging, Europe:    Consists of operations in several countries in Europe that manufacture and sell metal beverage containers.

Metal food and household products packaging:    Consists of operations in the U.S., Europe, Canada, Mexico, Argentina and India that manufacture and sell steel food, aerosol, paint, general line and decorative specialty containers, as well as extruded aluminum beverage and aerosol containers and aluminum slugs.

Aerospace and technologies:    Consists of the manufacture and sale of aerospace and other related products and the providing of services used in the defense, civil space and commercial space industries.

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

3. Business Segment Information (Continued)

The accounting policies of the segments are the same as those in the unaudited condensed consolidated financial statements. A discussion of the company's critical and significant accounting policies can be found in Ball's annual report. The company also has investments in companies in the U.S. and Vietnam, which are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

Summary of Business by Segment

	Three Months Ended March 31,
($ in millions)	2016	2015
Net sales
Metal beverage packaging, Americas & Asia	$937	$1,023
Metal beverage packaging, Europe	356	379
Metal food & household products packaging	284	308
Aerospace & technologies	180	215
Corporate and intercompany eliminations	(1)	(2)

Net sales	1,756	1,923

Net earnings
Metal beverage packaging, Americas & Asia	$102	$125
Business consolidation and other activities	(4)	(2)

Total metal beverage packaging, Americas & Asia	98	123

Metal beverage packaging, Europe	39	29
Business consolidation and other activities	(4)	(2)

Total metal beverage packaging, Europe	35	27

Metal food & household products packaging	20	30
Business consolidation and other activities	(14)	—

Total metal food & household products packaging	6	30

Aerospace & technologies	18	20
Business consolidation and other activities	—	1

Total aerospace & technologies	18	21

Segment earnings before interest and taxes	157	201
Undistributed corporate expenses and intercompany eliminations, net	(22)	(26)
Business consolidation and other activities	(245)	(49)

Total undistributed corporate expenses and intercompany eliminations, net	(267)	(75)

Earnings (loss) before interest and taxes	(110)	126
Interest expense	(38)	(38)
Debt refinancing and other costs	(61)	(60)

Total interest expense	(99)	(98)
Tax (provision) benefit	83	(1)
Equity in results of affiliates, net of tax	(1)	1

Net earnings (loss)	(127)	28
Less net earnings attributable to noncontrolling interests	—	(7)

Net earnings (loss) attibutable to Ball Corporation	$(127)	$21

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

3. Business Segment Information (Continued)

($ in millions)	March 31, 2016	December 31, 2015
Total Assets
Metal beverage packaging, Americas & Asia	$3,664	$3,598
Metal beverage packaging, Europe	2,752	2,475
Metal food & household products packaging	1,555	1,528
Aerospace & technologies	434	403

Segment assets	8,405	8,004
Corporate assets, net of eliminations	1,654	1,693

Total assets	$10,059	$9,697

4. Acquisitions

Rexam PLC (Rexam)

On February 19, 2015, the company and Rexam PLC (Rexam) announced the terms of a recommended offer by the company to acquire all of the outstanding shares of Rexam in a cash and stock transaction. Under the terms of the offer, for each Rexam share, Rexam shareholders will receive 407 pence in cash and 0.04568 shares of the company. The transaction valued Rexam at 610 pence per share based on the company's 90-day volume weighted average stock price as of February 17, 2015, and an exchange rate of U.S. $1.54: £1 on that date representing an equity value of £4.3 billion ($6.6 billion). The actual value of the transaction will be determined based on the exchange rate and the company's stock price at the time of the closing of the transaction. As described below, the company has entered into collar, option and swap contracts to partially mitigate its currency exchange risk with regard to the cash component of the purchase price.

By way of compensation for any loss suffered by Rexam in connection with the preparation and negotiation of the offer, the co-operation agreement and any other document relating to the acquisition, Ball has undertaken in the co-operation agreement that, on the occurrence of a break payment event Ball will pay, or procure the payment to Rexam of an amount in cash in British pounds. As discussed below, Ball's shareholders approved the issuance of Ball common stock to shareholders of Rexam as partial consideration for the proposed acquisition. As a result, the amount of the break payment would be £302 million upon the occurrence of a break payment event.

A special meeting of Ball's shareholders was held on July 28, 2015, at which our shareholders approved the issuance of Ball common stock to shareholders of Rexam as partial consideration for the proposed acquisition. The board of directors of both Ball and Rexam unanimously support the transaction, and the consummation of the transaction remains subject to, among other things, approval from Rexam's shareholders, certain regulatory approvals and satisfaction of other customary closing conditions. Ball expects that obtaining final regulatory approval by the European Commission (EC), Brazil's Council for Economic Defence (CADE) and the U.S. Federal Trade Commission (FTC) will ultimately require Ball to divest certain assets. Subject to receipt of such approvals and the satisfaction of all such conditions, Ball currently expects to complete the Rexam acquisition and related divestitures in late June 2016; however, there can be no assurances that the Rexam acquisition or the related divestitures will be completed by such time, or on the terms described herein, or at all. To date, the EC and CADE have provided conditional clearance of the proposed acquisition, subject to their approval of the proposed buyer of the divested assets, terms of the divestiture sale and other customary regulatory processes.

In late 2015, Ball completed the acquisition of the remaining outstanding noncontrolling interests in a Ball-controlled joint venture company (Latapack-Ball) organized and operating in Brazil. During October and November 2015, Ball and its joint venture partners reached an agreement for the partners to exchange all of their interest in Latapack-Ball for a total of approximately 5.7 million treasury shares of Ball common stock and $17.4 million of cash. The acquisition of the noncontrolling interests in the joint venture was completed in December 2015, and Latapack-Ball is now a wholly owned subsidiary of Ball.

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

4. Acquisitions (Continued)

Long-term Debt

On February 19, 2015, the company entered into a £3.3 billion unsecured, committed bridge loan agreement (the Bridge Facility), pursuant to which lending institutions agreed, subject to limited conditions, to provide the financing necessary to pay the cash portion of the consideration payable to Rexam's shareholders upon consummation of the announced, proposed acquisition of Rexam along with related fees and expenses. In December 2015, the company issued senior notes totaling $1 billion, €400 million and €700 million due 2020, 2020, and 2023, respectively, with rates of 4.375 percent, 3.5 percent and 4.375 percent, respectively. Pursuant to the terms of the Bridge Facility, the company deposited the net proceeds from the issuance of such notes into escrow accounts, recorded as restricted cash (from which proceeds would be released, subject to certain conditions, to pay a portion of the cash consideration payable to Rexam shareholders and related fees and expenses), which reduced the commitments under the Bridge Facility to £1.9 billion. If the Rexam acquisition is not consummated on or prior to November 15, 2016, we will be required to redeem all of the outstanding notes from the December 2015 senior note issuances at the redemption price applicable to each series. This would result in the use of restricted cash and other available funds to redeem these senior notes and pay any additional fees. However, the senior note offerings are not conditioned upon the Rexam acquisition. See Note 11 for further details related to these transactions.

On February 19, 2015, the company entered into a $3 billion revolving credit facility (the 2018 Revolver) to replace its then existing approximate $1 billion revolving credit facility, repay its $93 million Term C loan, repay the outstanding balance on the existing revolving credit facility, redeem the 2020 and 2021 senior notes and provide ongoing liquidity for the company. In June 2015, during a subsequent debt offering, the company issued $1 billion of 5.25 percent senior notes, thereby reducing the borrowing capacity under the revolving credit facility from $3 billion to $2.25 billion. In March 2016, the 2018 Revolver was refinanced in full with a $1.5 billion multi-currency revolving credit facility. See Note 11 for further details related to these transactions.

On March 18, 2016, Ball refinanced the Bridge Facility in full with a $1.4 billion Term A loan facility available to Ball and a €1.1 billion Term A loan facility available to a subsidiary of Ball, and refinanced the 2018 Revolver in full with a $1.5 billion multi-currency revolving credit facility available to Ball and certain of its subsidiaries (the 2021 Revolver), in each case under a stock secured, five-year credit agreement, pursuant to which the term lenders thereunder agreed, subject to limited conditions, to provide financing necessary to pay the cash portion of the consideration payable to Rexam's shareholders upon consummation of the Rexam acquisition and related fees and expenses, and the revolving lenders thereunder agreed, subject to certain conditions, to make the 2021 Revolver available for general corporate and other specified purposes. See Note 11 for further details related to these transactions.

Currency Exchange Rate and Interest Rate Risks

The company entered into collar and option contracts to partially mitigate its currency exchange rate risk associated with the British pound denominated cash portion of the purchase price from February 19, 2015, through the expected closing date of the announced, proposed acquisition of Rexam, with an aggregate notional amount of approximately £1.6 billion ($2.3 billion) at March 31, 2016. In connection with the December 2015 issuance of $1 billion U.S. dollar senior notes due 2020, the company executed cross-currency swaps to convert this fixed-rate U.S. dollar debt to fixed-rate euro debt for the life of the notes to more effectively match the future cash flows of the company. At March 31, 2016, the cross-currency swaps had a notional amount of $1 billion. These contracts were not designated as hedges, and therefore, changes in the fair value of these contracts are recorded in the unaudited condensed consolidated statements of earnings in business consolidation and other activities.

The company entered into interest rate swaps to hedge against rising U.S. and European interest rates to minimize its interest rate exposure associated with anticipated debt issuances in connection with the proposed Rexam acquisition. At March 31, 2016, the company had outstanding U.S. and European interest rate swaps with notional amounts totaling approximately $200 million and €900 million, respectively. In

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

4. Acquisitions (Continued)

addition, the company entered into interest rate option contracts to hedge negative Euribor rates with an aggregate notional amount of €750 million. In the first quarter of 2016, the company terminated interest rate swap contracts with an aggregate notional amount of $923 million (€850 million). None of these contracts have been designated as hedges; therefore, changes in the fair value of these interest rate swap and option contracts are recorded in the unaudited condensed consolidated statements of earnings in debt refinancing and other costs, a component of total interest expense.

For further details related to the aforementioned currency exchange rate and interest rate risks, and the valuation of these derivatives, see Notes 5 and 16.

Wavefront Technologies (Wavefront)

In January 2016, the company acquired Wavefront located in Annapolis Junction, Maryland, for a total cash consideration of $36 million, net of cash acquired. Wavefront provides systems and network engineering, software development software and analytical services for cyber and mission-focused programs to the U.S. government and commercial industry. The financial results of Wavefront have been included in our aerospace and technologies segment from the date of acquisition. The acquisition is not material to the company.

Sonoco Products Company (Sonoco)

In February 2015, the company acquired Sonoco's metal end and closure manufacturing facilities in Canton, Ohio, and entered into a long-term supply agreement with Sonoco in exchange for total cash of $29 million paid at closing, $11 million of contingent cash consideration and $24 million of contingent noncash consideration.

The facilities manufacture multiple-sized closures for the metal food container market, including high quality steel and aluminum easy-open ends. The financial results of Sonoco have been included in our metal food and household products packaging segment from the date of acquisition. The acquisition is not material to the company.

5. Business Consolidation and Other Activities

Following is a summary of business consolidation and other activity (charges)/income included in the unaudited condensed consolidated statements of earnings:

	Three Months Ended March 31,
($ in millions)	2016	2015
Metal beverage packaging, Americas & Asia	$(4)	$(2)
Metal beverage packaging, Europe	(4)	(2)
Metal food & household products packaging	(14)	—
Aerospace & technologies	—	1
Corporate and other	(245)	(49)

	$(267)	$(52)

2016

Metal Beverage Packaging, Americas and Asia

During the first quarter, the company recorded charges of $4 million related to business reorganization activities in the company's metal beverage packaging, Asia, operations, and for ongoing costs related to previously closed facilities.

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

5. Business Consolidation and Other Activities (Continued)

Metal Beverage Packaging, Europe

During the first quarter, the company recorded charges of $4 million for professional services and other costs associated with the proposed acquisition of Rexam.

Metal Food and Household Products Packaging

During the first quarter of 2016, the company announced the closure of the Weirton, West Virginia, plant, a food and household packaging flat sheet production and end-making facility, which will cease production in early 2017. Charges in the first quarter of 2016 of $9 million were comprised of employee severance and benefits, facility shutdown costs, and asset impairment and disposal costs.

Other charges in the quarter included $5 million of insignificant activities.

Corporate

During the first quarter, the company recorded charges of $24 million for professional services and other costs associated with the proposed acquisition of Rexam. In addition, the company recognized losses of $88 million associated with its collar, swap and option contracts entered into to reduce its exposure to currency exchange rate changes in connection with the British pound denominated cash portion of the purchase price for the announced, proposed acquisition of Rexam, further discussed in Note 16.

During the first quarter, the company recorded charges of $96 million for foreign currency losses from the revaluation of foreign currency denominated restricted cash and intercompany loans related to the cash component of the proposed Rexam acquisition purchase price and the revaluation of the euro-denominated debt issuance in December 2015. The company also recognized a $36 million unrealized loss on the fair value of cross-currency swaps entered into in connection with the December 2015 issuance of the $1 billion senior notes due 2020. See Note 16 for additional information.

Other charges in the quarter included $1 million for insignificant activities.

2015

Metal Beverage Packaging, Americas and Asia

During the first quarter, the company recorded charges of $2 million related to business reorganization activities in the company's metal beverage packaging, Asia, operations, and for ongoing costs related to previously closed facilities.

Metal Beverage Packaging, Europe

During the first quarter, the company recorded charges of $1 million related to headcount reductions, cost-out initiatives and the relocation of the company's European headquarters from Germany to Switzerland, as well as additional tax expense of $2 million related to this relocation. The quarter also included charges of $1 million for business reorganization activities.

Metal Food and Household Products Packaging, and Aerospace and Technologies

The company recorded a net gain of $1 million for insignificant activities.

Corporate

During the first quarter, the company recorded charges of $20 million for professional services and other costs associated with the proposed acquisition of Rexam. In addition, the company recognized losses of $28 million associated with its collar and option contracts entered into to reduce its exposure to currency exchange rate changes in connection with the British pound denominated cash portion of the announced, proposed acquisition of Rexam, further discussed in Note 16. Other charges in the quarter included $1 million for insignificant activities.

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

6. Receivables

($ in millions)	March 31, 2016	December 31, 2015
Trade accounts receivable	$913	$759
Less allowance for doubtful accounts	(5)	(5)

Net trade accounts receivable	908	754
Other receivables	114	131

	$1,022	$885

The company has entered into several regional committed and uncommitted accounts receivable factoring programs with various financial institutions for certain receivables of the company. The programs are accounted for as true sales of the receivables, without recourse to Ball, and had combined limits of approximately $593 million at March 31, 2016. A total of $442 million and $479 million were sold under these programs as of March 31, 2016, and December 31, 2015, respectively.

7. Inventories

($ in millions)	March 31, 2016	December 31, 2015
Raw materials and supplies	$402	$438
Work-in-process and finished goods	599	504
Less inventory reserves	(45)	(44)

	$956	$898

8. Property, Plant and Equipment

($ in millions)	March 31, 2016	December 31, 2015
Land	$71	$70
Buildings	1,036	1,023
Machinery and equipment	4,037	3,904
Construction-in-progress	360	408

	5,504	5,405
Accumulated depreciation	(2,774)	(2,719)

	$2,730	$2,686

Property, plant and equipment are stated at historical or acquired cost. Depreciation expense amounted to $65 million and $59 million for the three months ended March 31, 2016 and 2015, respectively.

9. Goodwill

($ in millions)	Metal Beverage Packaging, Americas & Asia	Metal Beverage Packaging, Europe	Metal Food & Household Products Packaging	Aerospace & Technologies	Total
Balance at December 31, 2015	$739	$817	$612	$9	$2,177
Business acquisition	—	—	—	29	29
Effects of currency exchange rates	—	39	6	—	45

Balance at March 31, 2016	$739	$856	$618	$38	$2,251

The company's annual goodwill impairment test completed in the fourth quarter of 2015 indicated the fair value of the metal beverage packaging, Asia (Beverage Asia) reporting unit exceeded its carrying amount

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

9. Goodwill (Continued)

by approximately 25 percent. The current supply of metal beverage packaging exceeds demand in China, resulting in pricing pressure and negative impacts on the profitability of our Beverage Asia reporting unit. If it becomes an expectation that this oversupply situation will continue for an extended period of time, the company may be required to record a noncash impairment charge for some or all of the goodwill associated with the Beverage Asia reporting unit, the total balance of which was $78 million at March 31, 2016.

10. Intangibles and Other Assets

($ in millions)	March 31, 2016	December 31, 2015
Investments in affiliates	$34	$34
Intangible assets (net of accumulated amortization of $139 million at March 31, 2016, and $133 million at December 31, 2015)	117	118
Capitalized software (net of accumulated amortization of $121 million at March 31, 2016, and $116 million at December 31, 2015)	83	77
Company and trust-owned life insurance	145	137
Long-term deferred tax assets	204	60
Other	73	70

	$656	$496

Total amortization expense of intangible assets amounted to $10 million and $9 million for the three months ended March 31, 2016 and 2015, respectively.

11. Debt and Interest Costs

Long-term debt consisted of the following:

($ in millions)	March 31, 2016	December 31, 2015
Senior Notes
5.25% due July 2025	$1,000	$1,000
4.375% due December 2020	1,000	1,000
4.00% due November 2023	1,000	1,000
4.375%, euro denominated, due December 2023	797	760
5.00% due March 2022	750	750
3.50%, euro denominated, due December 2020	455	435
Term A Loans due March 2021 at variable rate	—	—
Multi-currency revolver due March 2021 at variable rate	411	—
Bridge Facility	—	—
Latapack-Ball Notes Payable, denominated in various currencies (2016–4.64%; 2015–4.35%)	152	168
Other (including debt issuance costs)	(104)	(85)

	5,461	5,028
Less: Current portion of long-term debt	(53)	(54)

	$5,408	$4,974

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

11. Debt and Interest Costs (Continued)

Following is a summary of debt refinancing and other costs included in the unaudited condensed consolidated statements of earnings:

	Three Months Ended March 31,
($ in millions)	2016	2015
Debt Refinancing and Other Costs:
Interest expense on 3.5% and 4.375% senior notes	$(25)	$—
Economic hedge—interest rate risk	(16)	—
Refinance of bridge and revolving credit facilities	(13)
Amortization of unsecured, committed bridge facility financing fees	(7)	(2)
Redemption of 6.75% and 5.75% senior notes, due September 2020 and May 2021, respectively and refinance of senior credit facilities	—	(58)

	$(61)	$(60)

At March 31, 2016, taking into account outstanding letters of credit and excluding availability under the accounts receivable securitization program, approximately $1.1 billion was available under the company's long-term, revolving credit facility, which is available until March 2021. In addition to this facility, the company had approximately $578 million of short-term uncommitted credit facilities available at March 31, 2016, of which $223 million was outstanding and due on demand. At December 31, 2015, the company had $24 million outstanding under short-term uncommitted credit facilities. Short-term debt and current portion of long-term debt on the balance sheet includes the company's borrowings under its existing accounts receivable securitization program, totaling $115 million at March 31, 2016, and no amounts outstanding at December 31, 2015. This program, which has been amended and extended from time to time, is scheduled to mature in June 2017 and allows the company to borrow against a maximum amount of accounts receivable that varies between $90 million and $140 million depending on the seasonal accounts receivable balances in the company's North American packaging businesses.

The fair value of long-term debt was estimated to be $5.7 billion at March 31, 2016, which approximated its carrying value of $5.5 billion. The fair value was estimated to be $5.2 billion at December 31, 2015, which approximated the carrying value of $5.1 billion. The fair value reflects the market rates at each period end for debt with credit ratings similar to the company's ratings and is classified as Level 2 within the fair value hierarchy. Rates currently available to the company for loans with similar terms and maturities are used to estimate the fair value of long-term debt based on discounted cash flows.

The senior notes and senior credit facilities are guaranteed on a full, unconditional and joint and several basis by certain of the company's wholly owned domestic subsidiaries. Certain foreign denominated tranches of the senior credit facilities are similarly guaranteed by certain of the company's wholly owned foreign subsidiaries. Note 19 contains further details, as well as required unaudited condensed consolidating financial information for the company, segregating the guarantor subsidiaries and non-guarantor subsidiaries as defined in the senior notes agreements.

The U.S. note agreements, bank credit agreement, bridge loan agreement and accounts receivable securitization agreement contain certain restrictions relating to dividend payments, share repurchases, investments, financial ratios, guarantees and the incurrence of additional indebtedness. The most restrictive of the company's debt covenants requires the company to maintain a leverage ratio (as defined) of no greater than 4.00, prior to considering the impacts of the announced, proposed acquisition of Rexam. The company was in compliance with all loan agreements and debt covenants at March 31, 2016, and December 31, 2015, and has met all debt payment obligations. As of March 31, 2016, the amounts disclosed as available under the company's long-term multi-currency committed revolving facilities, the short-term uncommitted credit facilities and the unsecured, committed bridge loan agreement, are available without violating our existing debt covenants.

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

11. Debt and Interest Costs (Continued)

In February 2015, Ball entered into a $3 billion 2018 Revolver to replace its then existing approximate $1 billion revolving credit facility, repay its $93 million Term C loan, repay the outstanding balance on the existing revolving credit facility, redeem the 2020 and 2021 senior notes and repay the existing private placement debt of Rexam upon closing of the announced, proposed acquisition of Rexam. The 2018 Revolver would have expired in February 2018 and accrued interest at LIBOR plus an applicable margin based on the net leverage ratio of the company, which varies from 1.25 percent to 1.75 percent. In June 2015, Ball issued $1 billion of 5.25 percent senior notes due in July 2025. Ball used the net proceeds of this offering and other available cash to repay borrowings under its 2018 Revolver and reduce the borrowing capacity under the 2018 Revolver from $3 billion to $2.25 billion.

Also in February 2015, the company entered into a £3.3 billion Bridge Facility, pursuant to which lending institutions agreed, subject to limited conditions, to provide financing necessary to pay the cash portion of the purchase price payable to Rexam shareholders upon consummation of the proposed acquisition of Rexam and related fees and expenses. Approximately $7 million and $2 million are included in debt refinancing and other costs, a component of total interest expense, in the unaudited condensed consolidated statements of earnings for the three months ended March 31, 2016 and 2015, respectively, related to these fees and expenses. The interest rate for the Bridge Facility can vary, not to exceed 7.0 percent per annum. In December 2015, the availability under the Bridge Facility was reduced to £1.9 billion.

In March 2015, Ball redeemed its outstanding 6.75 percent senior notes and 5.75 percent senior notes due in September 2020 and May 2021, respectively, at a price per note of 103.375 percent and 106.096 percent, respectively, of the outstanding principal amounts, plus accrued interest. The redemptions resulted in a pre-tax charge in interest expense of $56 million reported in the three months ended March 31, 2015, which is reported in debt refinancing and other costs, a component of total interest expense, composed of the redemption premiums and the write-offs of related debt financing costs. The company also recorded charges of $2 million for the write-off of unamortized deferred financing costs associated with the refinancing of the revolving credit facility and repayment of the Term C loan for the three months ended March 31, 2015.

In December 2015, the company issued $1 billion of 4.375 percent senior notes, €400 million of 3.5 percent senior notes, all due in December 2020, and €700 million of 4.375 percent senior notes, due in December 2023. The company intends to use the proceeds to pay a portion of the cash purchase price payable in the proposed Rexam acquisition. The company elected to restrict these proceeds in an escrow account, which enabled the reduction of its Bridge Facility capacity from £3.3 billion to £1.9 billion. Until the Rexam acquisition is consummated, the interest on these senior notes is being recorded in debt refinancing and other costs, and totaled $25 million for the three months ended March 31, 2016. In the event the Rexam acquisition is not consummated on or prior to November 15, 2016, these senior notes will be callable by the lenders, requiring the company to effect the redemption of all of the outstanding notes of each series at the applicable redemption price of face value plus accrued and unpaid interest. This would result in the use of the restricted cash and available cash to redeem these senior notes and pay any additional fees.

In March 2016, Ball refinanced in full the Bridge Facility with a $1.4 billion term A loan facility available to Ball and a €1.1 billion term A loan facility available to a subsidiary of Ball (collectively, the Term Loans), and refinanced in full the 2018 Revolver with the $1.5 billion 2021 Revolver, in each case under a secured, five year credit agreement, pursuant to which the term lenders agreed, subject to limited conditions, to provide financing necessary to pay the cash portion of the purchase price payable to Rexam's shareholders upon consummation of the acquisition and related fees and expenses, and the revolving lenders agreed, subject to certain conditions, to make the 2021 Revolver available for general corporate and other specified purposes. These Term Loans and the 2021 Revolver accrue interest at LIBOR plus an applicable margin based on the net leverage ratio of the company, which varies from 1.25 percent to 1.75 percent. The refinancing resulted in $8 million and $2 million of write-offs of unamortized deferred financing costs related to the Bridge Facility and the 2018 Revolver, respectively.

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

11. Debt and Interest Costs (Continued)

Fees paid in connection with obtaining financing, which totaled $32 million during the three months ended March 31, 2016, are classified as other, net in cash flows from financing activities in the unaudited condensed consolidated statements of cash flows.

12. Employee Benefit Obligations

($ in millions)	March 31, 2016	December 31, 2015
Underfunded defined benefit pension liabilities	$704	$705
Less current portion and prepaid pension assets	(17)	(17)

Long-term defined benefit pension liabilities	687	688
Retiree medical and other postemployment benefits	147	148
Deferred compensation plans	263	281
Other	29	30

	$1,126	$1,147

Components of net periodic benefit cost associated with the company's defined benefit pension plans were:

	Three Months Ended March 31,
	2016			2015
($ in millions)	U.S.	Foreign	Total	U.S.	Foreign	Total
Ball-sponsored plans:
Service cost	$12	$3	$15	$13	$4	$17
Interest cost	15	5	20	14	5	19
Expected return on plan assets	(18)	(5)	(23)	(20)	(5)	(25)
Amortization of prior service cost	—	—	—	—	—	—
Recognized net actuarial loss	8	1	9	10	2	12

Net periodic benefit cost for Ball-sponsored plans	17	4	21	17	6	23
Net periodic benefit cost for multiemployer plans	—	—	—	—	—	—

Total net periodic benefit cost	$17	$4	$21	$17	$6	$23

Contributions to the company's defined benefit pension plans, not including the unfunded German plans, was $20 million for the first three months of 2016 and insignificant for the first three months of 2015, and are expected to be in the range of $40 million for the full year of 2016. This estimate may change based on any changes to the U.S. Pension Protection Act and actual plan asset performance, among other factors. Payments to participants in the unfunded German plans were $5 million in the first three months of 2016 and are expected to be approximately $18 million for the full year of 2016.

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

13. Shareholders' Equity and Comprehensive Earnings

Accumulated Other Comprehensive Earnings (Loss)

The activity related to accumulated other comprehensive earnings (loss) was as follows:

($ in millions)	Foreign Currency Translation	Pension and Other Postretirement Benefits (Net of Tax)	Effective Derivatives (Net of Tax)	Accumulated Other Comprehensive Earnings (Loss)
Balance at December 31, 2015	$(183)	$(445)	$(12)	$(640)
Other comprehensive earnings (loss) before reclassifications	28	(2)	(4)	22
Amounts reclassified from accumulated other comprehensive earnings (loss)	—	5	4	9

Balance at March 31, 2016	$(155)	$(442)	$(12)	$(609)

The following table provides additional details of the amounts recognized into net earnings from accumulated other comprehensive earnings (loss):

	Three Months Ended March 31,
($ in millions)	2016	2015
Gains (losses) on cash flow hedges:
Commodity contracts recorded in net sales	$3	$(2)
Commodity contracts recorded in cost of sales	(7)	—
Currency exchange contracts recorded in selling, general and administrative	(1)	—

Total before tax effect	(5)	(2)
Tax benefit (expense) on amounts reclassified into earnings	1	1

Recognized gain (loss)	$(4)	$(1)

Amortization of pension and other postretirement benefits(a):
Prior service income (cost)	$1	$—
Actuarial gains (losses)	(9)	(12)

Total before tax effect	(8)	(12)
Tax benefit (expense) on amounts reclassified into earnings	3	4

Recognized gain (loss)	$(5)	$(8)

(a)
These components are included in the computation of net periodic benefit cost included in Note 12.

14. Stock-Based Compensation Programs

The company has shareholder-approved stock plans under which options and stock-settled appreciation rights (SSARs) have been granted to employees at the market value of the company's stock at the date of grant. In general, options and SSARs are exercisable in four equal installments commencing one year from the date of grant and terminating 10 years from the date of grant. Approximately 1 million stock options and SSARs were granted in January 2016.

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

14. Stock-Based Compensation Programs (Continued)

These options and SSARs cannot be traded in any equity market. However, based on the Black-Scholes option pricing model, options and SSARs granted in 2016 and 2015 have estimated weighted average fair values at the date of grant of $18.58 per share and $14.20 per share, respectively. The actual value an employee may realize will depend on the excess of the stock price over the exercise price on the date the option or SSAR is exercised. Consequently, there is no assurance that the value realized by an employee will approximate the value estimated. The fair values were estimated using the following weighted average assumptions:

	January 2016	February 2015
Expected dividend yield	0.79%	0.79%
Expected stock price volatility	29.25%	22.11%
Risk-free interest rate	1.57%	1.39%
Expected life of options (in years)	5.94 years	5.85 years

In the first quarters of 2016 and 2015, the company's board of directors granted 118,755 and 116,559 performance-contingent restricted stock units (PCEQs), respectively, to key employees. These PCEQs vest three years from the date of grant, and the number of shares available at the vesting date is based on the company's growth in economic valued added (EVA®) dollars in excess of the EVA® dollars generated in the calendar year prior to the grant as the minimum threshold, and can range from zero to 200 percent of each participant's assigned PCEQ award. If the minimum performance goals are not met, the PCEQ will be forfeited. Grants under the plan are being accounted for as equity awards and compensation expense is recorded based upon the most probable outcome using the closing market price of the shares at the grant date. On a quarterly and annual basis, the company reassesses the probability of the goals being met and adjusts compensation expense as appropriate.

15. Earnings (Loss) and Dividends Per Share

	Three Months Ended March 31,
($ in millions, except per share amounts; shares in thousands)	2016	2015
Net earnings (loss) attributable to Ball Corporation	$(127)	$21

Basic weighted average common shares	141,793	137,086
Effect of dilutive securities	—	3,990

Weighted average shares applicable to diluted earnings per share	141,793	141,076

Per basic share	$(0.90)	$0.15
Per diluted share	$(0.90)	$0.15

The company reported a net loss in the first three months of 2016 and, as a result, all potentially issuable securities were excluded in the diluted earnings per share calculation as their effect would have been anti-dilutive. Had these securities been included, weighted average shares applicable to diluted earnings per share would have been 145,100. In the first three months of 2015, approximately 1 million outstanding options were excluded from the diluted earnings per share calculation because they were anti-dilutive (i.e., the sum of the assumed exercise proceeds, including the unrecognized compensation and windfall tax benefits, exceeded the average closing stock price for the period).

The company declared and paid dividends of $0.13 per share in the first quarters of both 2016 and 2015.

16. Financial Instruments and Risk Management

The company employs established risk management policies and procedures, which seek to reduce the company's commercial risk exposure to fluctuations in commodity prices, interest rates, currency exchange rates and prices of the company's common stock with regard to common share repurchases and the company's deferred compensation stock plan. However, there can be no assurance that these policies and procedures will be successful. Although the instruments utilized involve varying degrees of credit, market

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

16. Financial Instruments and Risk Management (Continued)

and interest risk, the counterparties to the agreements are expected to perform fully under the terms of the agreements. The company monitors counterparty credit risk, including lenders, on a regular basis, but Ball cannot be certain that all risks will be discerned or that its risk management policies and procedures will always be effective. Additionally, in the event of default under the company's master derivative agreements, the non-defaulting party has the option to set-off any amounts owed with regard to open derivative positions.

Commodity Price Risk

Aluminum

The company manages commodity price risk in connection with market price fluctuations of aluminum ingot through two different methods. First, the company enters into container sales contracts that include aluminum ingot-based pricing terms that generally reflect the same price fluctuations under commercial purchase contracts for aluminum sheet. The terms include fixed, floating or pass-through aluminum ingot component pricing. Second, the company uses certain derivative instruments such as option and forward contracts as economic and cash flow hedges of commodity price risk where there are material differences between sales and purchase contracted pricing and volume.

At March 31, 2016, the company had aluminum contracts limiting its aluminum exposure with notional amounts of approximately $510 million, of which approximately $469 million received hedge accounting treatment. The aluminum contracts, which are recorded at fair value, include economic derivative instruments that are undesignated, as well as cash flow hedges that offset sales and purchase contracts of various terms and lengths. Cash flow hedges relate to forecasted transactions that expire within the next three years. Included in shareholders' equity at March 31, 2016, within accumulated other comprehensive earnings (loss), is a net after-tax loss of $15 million associated with these contracts. A net loss of $12 million is expected to be recognized in the consolidated statement of earnings during the next 12 months, the majority of which will be offset by pricing changes in sales and purchase contracts, thus resulting in little or no earnings impact to Ball.

Steel

Most sales contracts involving our steel products either include provisions permitting the company to pass through some or all steel cost changes incurred, or they incorporate annually negotiated steel prices.

Interest Rate Risk

The company's objective in managing exposure to interest rate changes is to minimize the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, the company may use a variety of interest rate swaps, collars and options to manage our mix of floating and fixed-rate debt. Interest rate instruments held by the company at March 31, 2016, included pay-fixed interest rate swaps, which effectively convert variable rate obligations to fixed-rate instruments.

At March 31, 2016, the company had outstanding interest rate swap contracts, excluding those associated with borrowing for the Rexam acquisition, with notional amounts of approximately $99 million paying fixed rates expiring within the next five years. The after-tax loss included in shareholders' equity at March 31, 2016, within accumulated other comprehensive earnings (loss) is $2 million.

Interest Rate Risk—Rexam Acquisition

The company entered into interest rate swaps to hedge against rising U.S. and European interest rates to minimize its interest rate exposure associated with debt issuances in connection with the announced, proposed acquisition of Rexam. At March 31, 2016, the company had outstanding interest rate swaps with notional amounts totaling approximately $200 million and €900 million. In addition, the company entered into interest rate option contracts to hedge negative Euribor rates with an aggregate notional amount of €750 million. In the first quarter of 2016, the company terminated interest rate swap contracts with an

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

16. Financial Instruments and Risk Management (Continued)

aggregate notional amount of $923 million (€850 million). None of these contracts were designated as hedges, and therefore, changes in the fair value of these interest swap and option contracts are recognized in the unaudited condensed consolidated statements of earnings in debt refinancing and other costs, a component of total interest expense. The loss included in debt refinancing and other costs in the first three months of March 31, 2016, associated with these contracts was $16 million. The contracts outstanding at March 31, 2016, expire within the next four years.

Currency Exchange Rate Risk

The company's objective in managing exposure to currency fluctuations is to limit the exposure of cash flows and earnings from changes associated with currency exchange rate changes through the use of various derivative contracts. In addition, at times the company manages earnings translation volatility through the use of currency option strategies, and the change in the fair value of those options is recorded in the company's net earnings. The company's currency translation risk results from the currencies in which we transact business. The company faces currency exposures in our global operations as a result of various factors including intercompany currency denominated loans, selling our products in various currencies, purchasing raw materials and equipment in various currencies and tax exposures not denominated in the functional currency. Sales contracts are negotiated with customers to reflect cost changes and, where there is not an exchange pass-through arrangement, the company uses forward and option contracts to manage currency exposures. At March 31, 2016, the company had outstanding exchange forward contracts and option contracts, excluding those for the Rexam acquisition, with notional amounts totaling approximately $934 million. Approximately $5 million of net after-tax gain related to these contracts is included in accumulated other comprehensive earnings at March 31, 2016, of which a net gain of $4 million is expected to be recognized in the unaudited condensed consolidated statement of earnings during the next 12 months. The contracts outstanding at March 31, 2016, expire within the next year.

Currency Exchange Rate Risk—Rexam Acquisition

In connection with the announced, proposed acquisition of Rexam, the company entered into collar and option contracts to partially mitigate its currency exchange rate risk from February 19, 2015, through the expected closing date of the acquisition. At March 31, 2016, the company had outstanding collar and option contracts with notional amounts totaling approximately £1.6 billion ($2.3 billion). These contracts were not designated as hedges, and therefore, changes in the fair value of these contracts are recognized in the unaudited condensed consolidated statement of earnings in business consolidation and other activities (see Note 5). During the first quarter of 2016, the company recognized a loss of $88 million associated with these contracts. The contracts outstanding at March 31, 2016, expire within the next year.

In connection with the December 2015 issuance of $1 billion of U.S. dollar senior notes due 2020, the company executed cross-currency swaps to convert the fixed-rate U.S. dollar issuance to a fixed-rate euro issuance for the life of the notes to more effectively match the future cash flows of our business. The cross-currency swaps have a notional amount of $1.0 billion and expire within five years. These contracts were not designated as hedges, and therefore, changes in the fair value of these contracts are recognized as business consolidation and other activities. During the first quarter of 2016, the company recognized a loss of $36 million associated with these contracts. See Note 5 for additional information.

In connection with the December 2015 issuance of €1.1 billion of senior notes (€400 million due 2020 and €700 million due 2023), the company subsequently converted the net euro proceeds to British pounds using new and existing currency derivative positions at an average exchange rate of approximately 1.37. The company elected to restrict the funds in escrow accounts invested in British money market mutual funds denominated in pounds. At March 31, 2016, £1.3 billion ($1.8 billion) was invested in these escrow accounts. Changes in the U.S. dollar to British pound exchange rate will result in gains or losses to the escrow accounts, recognized as business consolidation and other activities. The British pound escrow accounts will be used to pay the cash component of the proposed acquisition price of Rexam.

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

16. Financial Instruments and Risk Management (Continued)

Common Stock Price Risk

The company's deferred compensation stock program is subject to variable plan accounting and, accordingly, is marked to fair value using the company's closing stock price at the end of the related reporting period. The company entered into a total return swap to reduce the company's earnings exposure to these fair value fluctuations that will be outstanding until March 2017 and has a notional value of 1 million shares. Based on current levels in the program, each $1 change in the company's stock price has an impact, net of derivatives utilized, of $1 million on pretax earnings.

Collateral Calls

The company's agreements with its financial counterparties require the company to post collateral in certain circumstances when the negative mark to fair value of the derivative contracts exceeds specified levels. Additionally, the company has collateral posting arrangements with certain customers on these derivative contracts. The cash flows of the margin calls are shown within the investing section of the company's consolidated statements of cash flows. As of March 31, 2016, and December 31, 2015, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position were $198 million and $69 million, respectively, and no collateral was required to be posted.

Fair Value Measurements

The company has classified all applicable financial derivative assets and liabilities as Level 2 within the fair value hierarchy and presented those values in the tables below. The company's assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

16. Financial Instruments and Risk Management (Continued)

valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. The fair values of the company's derivative instruments were as follows:

	March 31, 2016			December 31, 2015
($ in millions)	Derivatives Designated as Hedging Instruments	Derivatives not Designated as Hedging Instruments	Total	Derivatives Designated as Hedging Instruments	Derivatives not Designated as Hedging Instruments	Total
Assets:
Commodity contracts	$4	$4	$8	$6	$4	$10
Foreign currency contracts	5	8	13	2	6	8
Interest rate and other contracts	—	1	1	—	3	3

Total current derivative contracts	$9	$13	$22	$8	$13	$21

Commodity contracts	$1	$—	$1	$1	$—	$1
Foreign currency contracts	—	—	—	—	—	—
Interest rate and other contracts	—	4	4	—	2	2

Total noncurrent derivative contracts	$1	$4	$5	$1	$2	$3

Liabilities:
Commodity contracts	$13	$4	$17	$12	$5	$17
Foreign currency contracts	—	139	139	—	33	33
Interest rate and other contracts	1	—	1	—	—	—

Total current derivative contracts	$14	$143	$157	$12	$38	$50

Commodity contracts	$10	$—	$10	$8	$—	$8
Foreign currency contracts	—	43	43	—	—	—
Interest rate and other contracts	—	21	21	—	23	23

Total noncurrent derivative contracts	$10	$64	$74	$8	$23	$31

The company uses closing spot and forward market prices as published by the London Metal Exchange, the Chicago Mercantile Exchange, Reuters and Bloomberg to determine the fair value of any outstanding aluminum, currency, energy, inflation and interest rate spot and forward contracts. Option contracts are valued using a Black-Scholes model with observable market inputs for aluminum, currency and interest rates. We value each of our financial instruments either internally using a single valuation technique or from a reliable observable market source. The company does not adjust the value of its financial instruments except in determining the fair value of a trade that settles in the future by discounting the value to its present value using 12-month LIBOR as the discount factor. Ball performs validations of our internally derived fair values reported for our financial instruments on a quarterly basis utilizing counterparty valuation statements.

The company additionally evaluates counterparty creditworthiness and, as of March 31, 2016, has not identified any circumstances requiring that the reported values of our financial instruments be adjusted.

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

16. Financial Instruments and Risk Management (Continued)

Impact on Earnings from Derivative Instruments

		Three Months Ended March 31,
		2016		2015
($ in millions)	Location of Gain (Loss) Recognized in Earnings on Derivatives	Cash Flow Hedge- Reclassified Amount from Accumulated Other Comprehensive Earnings (Loss)	Gain (Loss) on Derivatives not Designated as Hedge Instruments	Cash Flow Hedge- Reclassified Amount from Accumulated Other Comprehensive Earnings (Loss)	Gain (Loss) on Derivatives not Designated as Hedge Instruments
Commodity contracts—manage exposure to customer pricing	Net sales	$3	$—	$(1)	$1
Commodity contracts—manage exposure to supplier pricing	Cost of sales	(7)	—	—	—
Interest rate contracts—manage exposure for forecasted Rexam financing	Debt refinancing and other costs	—	(16)	—	—
Foreign currency contracts—manage general exposure with the business	Selling, general and administrative	(1)	—	(1)	(13)
Foreign currency contracts—manage exposure for proposed acquisition of Rexam	Business consolidation and other activities	—	(88)	—	(28)
Cross-currency swaps—manage exposure for proposed acquisition of Rexam	Business consolidation and other activities	—	(36)	—	—
Equity and inflation contracts	Selling, general and administrative	—	(2)	—	2

Total		$(5)	$(142)	$(2)	$(38)

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

16. Financial Instruments and Risk Management (Continued)

The changes in accumulated other comprehensive earnings (loss) for effective derivatives were as follows:

	Three Months Ended March 31,
($ in millions)	2016	2015
Amounts reclassified into earnings:
Commodity contracts	$4	$1
Interest rate contracts	—	—
Currency exchange contracts	1	1
Change in fair value of cash flow hedges:
Commodity contracts	(6)	4
Interest rate contracts	(2)	(1)
Currency exchange contracts	3	(7)
Foreign currency and tax impacts	—	1

	$—	$(1)

17. Contingencies

Ball is subject to numerous lawsuits, claims or proceedings arising out of the ordinary course of business, including actions related to product liability; personal injury; the use and performance of company products; warranty matters; patent, trademark or other intellectual property infringement; contractual liability; the conduct of the company's business; tax reporting in domestic and foreign jurisdictions; workplace safety; and environmental and other matters. The company has also been identified as a potentially responsible party (PRP) at several waste disposal sites under U.S. federal and related state environmental statutes and regulations and may have joint and several liability for any investigation and remediation costs incurred with respect to such sites. Some of these lawsuits, claims and proceedings involve substantial amounts, including as described below, and some of the environmental proceedings involve potential monetary costs or sanctions that may be material. Ball has denied liability with respect to many of these lawsuits, claims and proceedings and is vigorously defending such lawsuits, claims and proceedings. The company carries various forms of commercial, property and casualty, and other forms of insurance; however, such insurance may not be applicable or adequate to cover the costs associated with a judgment against Ball with respect to these lawsuits, claims and proceedings. The company does not believe that these lawsuits, claims and proceedings are material individually or in the aggregate.

As previously reported, the U.S. Environmental Protection Agency (USEPA) considers the company a PRP with respect to the Lowry Landfill site located east of Denver, Colorado. In 1992, the company was served with a lawsuit filed by the City and County of Denver (Denver) and Waste Management of Colorado, Inc., seeking contributions from the company and approximately 38 other companies. The company filed its answer denying the allegations of the complaint. Subsequently in 1992, the company was served with a third-party complaint filed by S.W. Shattuck Chemical Company, Inc., seeking contribution from the company and other companies for the costs associated with cleaning up the Lowry Landfill. The company denied the allegations of the complaint.

Also in 1992, Ball entered into a settlement and indemnification agreement with Chemical Waste Management, Inc., and Waste Management of Colorado, Inc. (collectively Waste Management) and Denver pursuant to which Waste Management and Denver dismissed their lawsuit against the company, and Waste Management agreed to defend, indemnify and hold harmless the company from claims and lawsuits brought by governmental agencies and other parties relating to actions seeking contributions or remedial costs from the company for the cleanup of the site. Waste Management, Inc., has agreed to guarantee the obligations of Waste Management. Waste Management and Denver may seek additional payments from the company if the response costs related to the site exceed $319 million. In 2003 Waste Management, Inc., indicated that the cost of the site might exceed $319 million in 2030, approximately

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

17. Contingencies (Continued)

three years before the projected completion of the project. In January 2015, Waste Management reported that total project costs to date were approximately $140 million. The company might also be responsible for payments (based on 1992 dollars) for any additional wastes that may have been disposed of by the company at the site but which are identified after the execution of the settlement agreement. While remediating the site, contaminants were encountered, which could add an additional cleanup cost of approximately $10 million. This additional cleanup cost could, in turn, add approximately $1 million to total site costs for the PRP group. At this time, there are no Lowry Landfill actions in which the company is actively involved. Based on the information available to the company at this time, we do not believe that this matter will have a material adverse effect upon the liquidity, results of operations or financial condition of the company.

In November 2012, the USEPA wrote to the company asserting that it is one of at least 50 PRPs with respect to the Lower Duwamish site located in Seattle, Washington, based on the company's ownership of a glass container plant prior to 1995, and notifying the company of a proposed remediation action plan. An allocator has been selected to begin data review on over 30 industrial companies and government entities and at least two PRP groups have begun to discuss various allocation proposals, and this process may last approximately two more years. During the third quarter of 2014, the PRP groups voted to include 20 new members. The USEPA issued the site Record of Decision (ROD) on December 2, 2014. Ball submitted its initial responses to the allocator's questionnaire in March 2015, and after reviewing submissions from the PRPs alleging deficiencies in certain of Ball's responses, the allocator denied certain of the allegations and directed the company to answer others, with supplemental responses expected to be submitted during the first quarter of 2016. Total site remediation costs of $342 million, to cover remediation of approximately 200 acres of river bottom, are expected according to the proposed remediation action plan, which does not include $100 million that has already been spent, and which will be allocated among the numerous PRPs in due course. Based on the information available to the company at this time, we do not believe that this matter will have a material adverse effect upon the liquidity, results of operations or financial condition of the company.

In February 2012, Ball Metal Beverage Container Corp. (BMBCC) filed an action against Crown Packaging Technology, Inc. (Crown) in the U.S. District Court for the Southern District of Ohio seeking a declaratory judgment that the sale and use of certain ends by BMBCC and its customers do not infringe certain claims of Crown's U.S. patents. Crown subsequently filed a counterclaim alleging infringement of certain claims in these patents seeking unspecified monetary damages, fees and declaratory and injunctive relief. The District Court issued a claim construction order at the end of December 2015 and held a scheduling conference on February 10, 2016 to determine the timeline for future steps in the litigation. Activity in the case is now scheduled to resume in the second half of 2016. Based on the information available to the company at the present time, the company does not believe that this matter will have a material adverse effect upon the liquidity, results of operations or financial condition of the company.

The company's operations in Brazil are involved in various governmental assessments, principally related to claims for taxes on the internal transfer of inventory, gross revenue taxes and tax incentives, and which amount to approximately $7.5 million. The company does not believe that the ultimate resolution of these matters will materially impact the company's results of operations, financial position or cash flows. Under customary local regulations, the company's Brazilian subsidiaries may need to post cash or other collateral if the process to challenge any administrative assessment proceeds to the Brazilian court system; however, the level of any potential cash or collateral required would not significantly impact the liquidity of those subsidiaries or Ball Corporation.

18. Indemnifications and Guarantees

General Guarantees

The company or its appropriate consolidated direct or indirect subsidiaries have made certain indemnities, commitments and guarantees under which the specified entity may be required to make payments in relation to certain transactions. These indemnities, commitments and guarantees include indemnities to

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

18. Indemnifications and Guarantees (Continued)

the customers of the subsidiaries in connection with the sales of their packaging and aerospace products and services; guarantees to suppliers of subsidiaries of the company guaranteeing the performance of the respective entity under a purchase agreement, construction contract or other commitment; guarantees in respect of certain foreign subsidiaries' pension plans; indemnities for liabilities associated with the infringement of third party patents, trademarks or copyrights under various types of agreements; indemnities to various lessors in connection with facility, equipment, furniture and other personal property leases for certain claims arising from such leases; indemnities to governmental agencies in connection with the issuance of a permit or license to the company or a subsidiary; indemnities pursuant to agreements relating to certain joint ventures; indemnities in connection with the sale of businesses or substantially all of the assets and specified liabilities of businesses; and indemnities to directors, officers and employees of the company to the extent permitted under the laws of the State of Indiana and the United States of America. The duration of these indemnities, commitments and guarantees varies and, in certain cases, is indefinite.

In addition, many of these indemnities, commitments and guarantees do not provide for any limitation on the maximum potential future payments the company could be obligated to make. As such, the company is unable to reasonably estimate its potential exposure under these items.

The company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying consolidated balance sheets. The company does, however, accrue for payments under promissory notes and other evidences of incurred indebtedness and for losses for any known contingent liability, including those that may arise from indemnifications, commitments and guarantees, when future payment is both reasonably estimable and probable. Finally, the company carries specific and general liability insurance policies and has obtained indemnities, commitments and guarantees from third party purchasers, sellers and other contracting parties, which the company believes would, in certain circumstances, provide recourse to any claims arising from these indemnifications, commitments and guarantees.

Debt Guarantees

The company's and its subsidiaries' obligations under the senior notes and senior credit facilities (or, in the case of U.S. domiciled foreign subsidiaries under the senior credit facilities, the obligations of foreign credit parties only) are guaranteed on a full, unconditional and joint and several basis by certain of the company's domestic subsidiaries and the domestic subsidiary borrowers, and obligations of other guarantors and the subsidiary borrowers under the senior credit facilities are guaranteed by the company, in each case with certain exceptions and subject to grace periods. These guarantees are required in support of the senior notes and senior credit facilities referred to above, are co-terminous with the terms of the respective note indentures, senior notes and credit agreement and could be enforced by the holders of the obligations thereunder during the continuation of an event of default under the note indentures, the senior notes or the credit agreement or any other loan document in respect thereof. The maximum potential amounts which could be required to be paid under such guarantees are essentially equal to the then outstanding obligations under the respective senior notes or the credit agreement (or, in the case of U.S. domiciled foreign subsidiaries under the senior credit facilities, the obligations of foreign credit parties only), with certain exceptions. All obligations under the guarantees of the senior credit facilities are secured, with certain exceptions and subject to certain grace periods, by a valid first priority perfected lien or pledge on (i) 100 percent of the capital stock of each of the company's material wholly owned domestic subsidiaries directly owned by the company or any of its wholly owned domestic subsidiaries and (ii) 65 percent of the capital stock of each of the company's material wholly owned first-tier foreign subsidiaries directly owned by the company or any of its wholly owned domestic subsidiaries. In addition, the obligations of certain foreign borrowers and foreign pledgors under the loan documents will be secured, with certain exceptions and subject to certain grace periods, by a valid first priority perfected lien or pledge on 100 percent of the capital stock of certain of the company's material wholly owned foreign subsidiaries and material wholly owned U.S. domiciled foreign subsidiaries directly owned by the company or any of its wholly-owned material subsidiaries. The company is not in default under the above senior

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

18. Indemnifications and Guarantees (Continued)

notes or senior credit facilities. The unaudited condensed consolidating financial information for the guarantor and non-guarantor subsidiaries is presented in Note 19. Separate financial statements for the guarantor subsidiaries and the non-guarantor subsidiaries are not presented because management has determined that such financial statements are not required by the current regulations.

Accounts Receivable Securitization

Ball Capital Corp. II is a separate, wholly owned corporate entity created for the purchase of accounts receivable from certain of the company's wholly owned subsidiaries. Ball Capital Corp. II's assets will be available first to satisfy the claims of its creditors. The company has been designated as the servicer pursuant to an agreement whereby Ball Capital Corp. II may sell and assign the accounts receivable to a commercial lender or lenders. As the servicer, the company is responsible for the servicing, administration and collection of the receivables and is primarily liable for the performance of such obligations. The company, the relevant subsidiaries and Ball Capital Corp. II are not in default under the above credit arrangement.

19. Subsidiary Guarantees of Debt

The company's senior notes are guaranteed on a full, unconditional and joint and several basis by certain of the company's material domestic subsidiaries. Each of the guarantor subsidiaries is 100 percent owned by Ball Corporation. These guarantees are required in support of the notes, are co-terminous with the terms of the respective note indentures and would require performance upon certain events of default referred to in the respective guarantees. The maximum potential amounts that could be required to be paid under the domestic guarantees are essentially equal to the then outstanding principal and interest under the respective notes. The following is unaudited condensed, consolidating financial information for the company, segregating the guarantor subsidiaries and non-guarantor subsidiaries, as of March 31, 2016, and December 31, 2015, and for the three months ended March 31, 2016 and 2015. Separate financial

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

19. Subsidiary Guarantees of Debt (Continued)

statements for the guarantor subsidiaries and the non-guarantor subsidiaries are not presented because management has determined that such financial statements are not required by the current regulations.

	Unaudited Condensed Consolidating Statement of Earnings
	Three Months Ended March 31, 2016
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Adjustments	Consolidated Total
Net sales	$—	$1,075	$706	$(25)	$1,756

Cost and expenses
Cost of sales (excluding depreciation and amortization)	—	(886)	(555)	25	(1,416)
Depreciation and amortization	(1)	(36)	(38)	—	(75)
Selling, general and administrative	(20)	(40)	(48)	—	(108)
Business consolidation and other activities	(260)	(4)	(3)	—	(267)
Equity in results of subsidiaries	84	36	—	(120)	—
Intercompany	52	(41)	(11)	—	—

	(145)	(971)	(655)	(95)	(1,866)

Earnings (loss) before interest and taxes	(145)	104	51	(120)	(110)
Interest expense	(38)	—	—	—	(38)
Debt refinancing and other costs	(59)	—	(2)	—	(61)

Total interest expense	(97)	—	(2)	—	(99)

Earnings (loss) before taxes	(242)	104	49	(120)	(209)
Tax (provision) benefit	115	(19)	(13)	—	83
Equity in results of affiliates, net of tax	—	(1)	—	—	(1)

Net earnings (loss)	(127)	84	36	(120)	(127)
Less net earnings attributable to noncontrolling interests	—	—	—	—	—

Net earnings (loss) attributable to Ball Corporation	$(127)	$84	$36	$(120)	$(127)

Comprehensive earnings (loss) attributable to Ball Corporation	$(96)	$113	$53	$(166)	$(96)

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

19. Subsidiary Guarantees of Debt (Continued)

	Unaudited Condensed Consolidating Statement of Earnings
	Three Months Ended March 31, 2015
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Adjustments	Consolidated Total
Net sales	$—	$1,144	$789	$(10)	$1,923

Cost and expenses
Cost of sales (excluding depreciation and amortization)	—	(947)	(624)	10	(1,561)
Depreciation and amortization	(1)	(32)	(35)	—	(68)
Selling, general and administrative	(25)	(40)	(51)	—	(116)
Business consolidation and other activities	(48)	—	(4)	—	(52)
Equity in results of subsidiaries	95	40	—	(135)	—
Intercompany	51	(42)	(9)	—	—

	72	(1,021)	(723)	(125)	(1,797)

Earnings (loss) before interest and taxes	72	123	66	(135)	126
Interest expense	(37)	2	(3)	—	(38)
Debt refinancing and other costs	(59)	—	(1)	—	(60)

Total interest expense	(96)	2	(4)	—	(98)

Earnings (loss) before taxes	(24)	125	62	(135)	28
Tax (provision) benefit	45	(31)	(15)	—	(1)
Equity in results of affiliates, net of tax	—	—	1	—	1

Net earnings (loss)	21	94	48	(135)	28
Less net earnings attributable to noncontrolling interests	—	—	(7)	—	(7)

Net earnings (loss) attributable to Ball Corporation	$21	$94	$41	$(135)	$21

Comprehensive earnings (loss) attributable to Ball Corporation	$(99)	$(28)	$(80)	$108	$(99)

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

19. Subsidiary Guarantees of Debt (Continued)

	Unaudited Condensed Consolidating Balance Sheet
	March 31, 2016
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Adjustments	Consolidated Total
Assets
Current assets
Cash and cash equivalents	$4	$4	$197	$—	$205
Receivables, net	9	254	759	—	1,022
Intercompany receivables	269	482	19	(770)	—
Inventories, net	—	525	431	—	956
Deferred taxes and other current assets	67	21	52	—	140

Total current assets	349	1,286	1,458	(770)	2,323
Noncurrent assets
Property, plant and equipment, net	17	1,029	1,684	—	2,730
Investment in subsidiaries	3,794	2,190	79	(6,063)	—
Goodwill	—	996	1,255	—	2,251
Restricted cash	2,099	—	—	—	2,099
Intangibles and other assets, net	319	106	231	—	656

Total assets	$6,578	$5,607	$4,707	$(6,833)	$10,059

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$99	$—	$292	$—	$391
Accounts payable	22	671	566	—	1,259
Intercompany payables	114	4	652	(770)	—
Accrued employee costs	10	82	66	—	158
Other current liabilities	234	59	131	—	424

Total current liabilities	479	816	1,707	(770)	2,232
Noncurrent liabilities
Long-term debt	5,314	—	94	—	5,408
Employee benefit obligations	321	455	350	—	1,126
Intercompany long-term notes	(583)	349	234	—	—
Deferred taxes and other liabilities	(21)	133	103	—	215

Total liabilities	5,510	1,753	2,488	(770)	8,981

Common stock	978	1,042	375	(1,417)	978
Preferred stock	—	—	5	(5)	—
Retained earnings	4,412	3,357	2,095	(5,452)	4,412
Accumulated other comprehensive earnings (loss)	(609)	(545)	(266)	811	(609)
Treasury stock, at cost	(3,713)	—	—	—	(3,713)

Total Ball Corporation shareholders' equity	1,068	3,854	2,209	(6,063)	1,068
Noncontrolling interests	—	—	10	—	10

Total shareholders' equity	1,068	3,854	2,219	(6,063)	1,078

Total liabilities and shareholders' equity	$6,578	$5,607	$4,707	$(6,833)	$10,059

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

19. Subsidiary Guarantees of Debt (Continued)

	Unaudited Condensed Consolidating Balance Sheet
	December 31, 2015
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Adjustments	Consolidated Total
Assets
Current assets
Cash and cash equivalents	$5	$—	$219	$—	$224
Receivables, net	40	224	621	—	885
Intercompany receivables	137	517	6	(660)	—
Inventories, net	—	516	382	—	898
Deferred taxes and other current assets	49	84	44	—	177

Total current assets	231	1,341	1,272	(660)	2,184
Noncurrent assets
Property, plant and equipment, net	14	1,026	1,646	—	2,686
Investment in subsidiaries	3,688	2,135	79	(5,902)	—
Goodwill	—	967	1,210	—	2,177
Restricted cash	2,154	—	—	—	2,154
Intangibles and other assets, net	171	102	223	—	496

Total assets	$6,258	$5,571	$4,430	$(6,562)	$9,697

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$1	$—	$76	$—	$77
Accounts payable	19	792	690	—	1,501
Intercompany payables	105	1	554	(660)	—
Accrued employee costs	16	133	80	—	229
Other current liabilities	146	60	129	—	335

Total current liabilities	287	986	1,529	(660)	2,142
Noncurrent liabilities
Long-term debt	4,859	—	115	—	4,974
Employee benefit obligations	342	466	339	—	1,147
Deferred taxes and other liabilities	(481)	375	279	—	173

Total liabilities	5,007	1,827	2,262	(660)	8,436

Common stock	962	1,042	375	(1,417)	962
Preferred stock	—	—	5	(5)	—
Retained earnings	4,557	3,276	2,062	(5,338)	4,557
Accumulated other comprehensive earnings (loss)	(640)	(574)	(284)	858	(640)
Treasury stock, at cost	(3,628)	—	—	—	(3,628)

Total Ball Corporation shareholders' equity	1,251	3,744	2,158	(5,902)	1,251
Noncontrolling interests	—	—	10	—	10

Total shareholders' equity	1,251	3,744	2,168	(5,902)	1,261

Total liabilities and shareholders' equity	$6,258	$5,571	$4,430	$(6,562)	$9,697

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

19. Subsidiary Guarantees of Debt (Continued)

	Unaudited Condensed Consolidating Statement of Cash Flows
	Three Months Ended March 31, 2016
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated Total
Cash provided by (used in) operating activities	$(36)	$(130)	$(220)	$(386)

Cash flows from investing activities
Capital expenditures	(7)	(44)	(87)	(138)
Business acquisition, net of cash acquired	—	(36)	—	(36)
Other, net	(13)	2	—	(11)

Cash provided by (used in) investing activities	(20)	(78)	(87)	(185)

Cash flows from financing activities
Long-term borrowings	795	—	6	801
Repayments of long-term borrowings	(390)	—	(17)	(407)
Net change in short-term borrowings	98	—	212	310
Proceeds from issuances of common stock	7	—	—	7
Acquisitions of treasury stock	(98)	—	—	(98)
Common dividends	(19)	—	—	(19)
Intercompany	(331)	196	135	—
Other, net	(13)	—	(9)	(22)

Cash provided by (used in) financing activities	49	196	327	572

Effect of exchange rate changes on cash	5	17	(42)	(20)

Change in cash and cash equivalents	(2)	5	(22)	(19)
Cash and cash equivalents—beginning of period	5	—	219	224

Cash and cash equivalents—end of period	$3	$5	$197	$205

Ball Corporation

Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

19. Subsidiary Guarantees of Debt (Continued)

	Unaudited Condensed Consolidating Statement of Cash Flows
	Three Months Ended March 31, 2015
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated Total
Cash provided by (used in) operating activities	$(26)	$(62)	$(93)	$(181)

Cash flows from investing activities
Capital expenditures	(2)	(44)	(59)	(105)
Business acquisition, net of cash acquired	—	(29)	—	(29)
Other, net	10	4	—	14

Cash provided by (used in) investing activities	8	(69)	(59)	(120)

Cash flows from financing activities
Long-term borrowings	1,275	—	—	1,275
Repayments of long-term borrowings	(1,000)	—	(88)	(1,088)
Net change in short-term borrowings	121	(7)	57	171
Proceeds from issuances of common stock	9	—	—	9
Acquisitions of treasury stock	(3)	—	—	(3)
Common dividends	(18)	—	—	(18)
Intercompany	(346)	138	208	—
Other, net	(18)	—	—	(18)

Cash provided by (used in) financing activities	20	131	177	328

Effect of exchange rate changes on cash	(3)	—	14	11

Change in cash and cash equivalents	(1)	—	39	38
Cash and cash equivalents—beginning of period	2	—	189	191

Cash and cash equivalents—end of period	$1	$—	$228	$229

20. Subsequent events

In April 2016, Ball entered into an Equity and Asset Purchase Agreement to divest of a metal beverage packaging business (the Divestment Business), which consist of a portion of Ball's existing metal beverage packaging business, as well as select metal beverage can assets of Rexam for approximately $3.42 billion (subject to customary closing adjustments) in order to satisfy certain regulatory requirements in connection with Ball's proposed acquisition of Rexam. Completion of the sale of the Divestment Business is subject to a number of conditions, including receipt of various regulatory approvals.

 PART B: BALL AUDITED CONSOLIDATED FINANCIAL INFORMATION
FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Ball Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of comprehensive earnings, of cash flows and of shareholders' equity present fairly, in all material respects, the financial position of Ball Corporation and its subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado

February 16, 2016

Consolidated Statements of Earnings
Ball Corporation

	Years ended December 31,
($ in millions, except per share amounts)	2015	2014	2013
Net sales	$7,997.0	$8,570.0	$8,468.1

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(6,460.3)	(6,903.5)	(6,875.4)
Depreciation and amortization	(285.5)	(280.9)	(299.9)
Selling, general and administrative	(451.3)	(466.5)	(418.6)
Business consolidation and other activities	(194.7)	(80.5)	(78.8)

	(7,391.8)	(7,731.4)	(7,672.7)

Earnings before interest and taxes	605.2	838.6	795.4
Interest expense	(143.2)	(159.9)	(183.8)
Debt refinancing and other costs	(116.5)	(33.1)	(28.0)

Total interest expense	(259.7)	(193.0)	(211.8)

Earnings before taxes	345.5	645.6	583.6
Tax (provision) benefit	(47.0)	(149.9)	(149.6)
Equity in results of affiliates, net of tax	4.4	2.3	0.6

Net earnings from continuing operations	302.9	498.0	434.6
Discontinued operations, net of tax	—	—	0.4

Net earnings	302.9	498.0	435.0
Less net earnings attributable to noncontrolling interests	(22.0)	(28.0)	(28.2)

Net earnings attributable to Ball Corporation	$280.9	$470.0	$406.8

Amounts attributable to Ball Corporation:
Continuing operations	$280.9	$470.0	$406.4
Discontinued operations	—	—	0.4

Net earnings	$280.9	$470.0	$406.8

Earnings per share:
Basic—continuing operations	$2.05	$3.39	$2.79
Basic—discontinued operations	—	—	—

Total basic earnings per share	$2.05	$3.39	$2.79

Diluted—continuing operations	$1.99	$3.30	$2.73
Diluted—discontinued operations	—	—	—

Total diluted earnings per share	$1.99	$3.30	$2.73

Weighted average shares outstanding (000s):
Basic	137,300	138,508	145,943
Diluted	140,984	142,430	149,223
Cash dividends declared and paid, per share	$0.52	$0.52	$0.52

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Comprehensive Earnings

Ball Corporation

	Years ended December 31,
($ in millions)	2015	2014	2013
Net earnings	$302.9	$498.0	$435.0
Other comprehensive earnings:
Foreign currency translation adjustment	(165.6)	(199.6)	62.4
Pension and other postretirement benefits	77.7	(177.5)	145.3
Effective financial derivatives	(9.0)	31.0	(32.2)

Total other comprehensive earnings (loss)	(96.9)	(346.1)	175.5
Income tax (provision) benefit	(21.3)	73.4	(63.1)

Total other comprehensive earnings (loss), net of tax	(118.2)	(272.7)	112.4
Total comprehensive earnings	184.7	225.3	547.4
Less comprehensive earnings attributable to noncontrolling interests	(21.6)	(27.4)	(28.4)

Comprehensive earnings attributable to Ball Corporation	$163.1	$197.9	$519.0

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Balance Sheets
Ball Corporation

	December 31,
($ in millions)	2015	2014
Assets
Current assets
Cash and cash equivalents	$224.0	$191.4
Receivables, net	885.4	957.1
Inventories, net	898.4	1,016.7
Deferred taxes and other current assets	176.2	148.3

Total current assets	2,184.0	2,313.5
Noncurrent assets
Property, plant and equipment, net	2,685.9	2,430.7
Goodwill	2,176.5	2,254.5
Restricted cash	2,154.4	—
Intangibles and other assets, net	576.2	572.3

Total assets	$9,777.0	$7,571.0

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$77.3	$175.1
Accounts payable	1,500.8	1,340.0
Accrued employee costs	229.4	269.9
Other current liabilities	334.1	221.8

Total current liabilities	2,141.6	2,006.8
Noncurrent liabilities
Long-term debt	5,054.2	2,993.8
Employee benefit obligations	1,147.2	1,178.3
Deferred taxes and other liabilities	172.7	152.5

Total liabilities	$8,515.7	$6,331.4

Shareholders' equity
Common stock (332,648,592 shares issued—2015; 331,618,306 shares issued—2014)	$961.7	$1,131.3
Retained earnings	4,557.5	4,346.9
Accumulated other comprehensive earnings (loss)	(639.9)	(522.1)
Treasury stock, at cost (190,359,349 shares—2015; 194,652,028 shares—2014)	(3,628.0)	(3,923.0)

Total Ball Corporation shareholders' equity	1,251.3	1,033.1
Noncontrolling interests	10.0	206.5

Total shareholders' equity	1,261.3	1,239.6

Total liabilities and shareholders' equity	$9,777.0	$7,571.0

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows
Ball Corporation

	Years ended December 31,
($ in millions)	2015	2014	2013
Cash Flows from Operating Activities
Net earnings	$302.9	$498.0	$435.0
Discontinued operations, net of tax	—	—	(0.4)
Adjustments to reconcile net earnings to cash provided by (used in) continuing operating activities:
Depreciation and amortization	285.5	280.9	299.9
Business consolidation and other activities	194.7	80.5	78.8
Deferred tax provision (benefit)	(61.8)	11.9	(1.6)
Other, net	145.2	(26.7)	(34.1)
Working capital changes, excluding effects of acquisitions:
Receivables	34.8	(152.3)	80.2
Inventories	96.9	(23.8)	21.4
Other current assets	9.9	(20.6)	4.3
Accounts payable	124.6	355.3	50.9
Accrued employee costs	(36.0)	40.1	(36.0)
Other current liabilities	(106.6)	(32.1)	(55.0)
Other, net	16.6	1.3	(2.1)

Cash provided by (used in) continuing operating activities	1,006.7	1,012.5	841.3
Cash provided by (used in) discontinued operating activities	—	—	(2.3)

Total cash provided by (used in) operating activities	1,006.7	1,012.5	839.0

Cash Flows from Investing Activities
Capital expenditures	(527.9)	(390.8)	(378.3)
Business acquisitions, net of cash acquired	(29.1)	—	(14.2)
(Increase) decrease in restricted cash	(2,182.7)	—	—
Other, net	19.0	(0.6)	13.4

Cash provided by (used in) investing activities	(2,720.7)	(391.4)	(379.1)

Cash Flows from Financing Activities
Long-term borrowings	4,524.2	411.9	1,643.1
Repayments of long-term borrowings	(2,429.8)	(897.8)	(1,294.9)
Net change in short-term borrowings	(93.2)	68.2	(57.6)
Proceeds from issuances of common stock	36.0	37.2	32.9
Acquisitions of treasury stock	(135.5)	(397.3)	(431.7)
Common dividends	(71.8)	(72.7)	(75.2)
Other, net	(92.8)	5.2	(20.6)

Cash provided by (used in) financing activities	1,737.1	(845.3)	(204.0)

Effect of exchange rate changes on cash	9.5	(0.4)	(14.0)

Change in cash and cash equivalents	32.6	(224.6)	241.9
Cash and cash equivalents—beginning of year	191.4	416.0	174.1

Cash and cash equivalents—end of year	$224.0	$191.4	$416.0

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Shareholders' Equity
Ball Corporation

	Ball Corporation and Subsidiaries
	Common Stock		Treasury Stock
						Accumulated Other Comprehensive Income (Loss)
($ in millions; share amounts in thousands	Number of Shares	Amount	Number of Shares	Amount	Retained Earnings		Noncontrolling Interest	Total Shareholders' Equity
Balance at December 31, 2012	329,015	$1,026.3	(179,285)	$(3,140.1)	$3,614.7	$(362.1)	$175.4	$1,314.2
Net earnings	—	—	—	—	406.8	—	28.2	435.0
Other comprehensive earnings, net of tax	—	—	—	—	—	112.2	0.2	112.4
Common dividends, net of tax benefits	—	—	—	—	(73.8)	—	—	(73.8)
Treasury stock purchases	—	—	(9,322)	(433.9)	—	—	—	(433.9)
Treasury shares reissued	—	—	485	22.4	—	—	—	22.4
Shares issued and stock compensation for stock options and other stock plans, net of shares exchanged	1,225	40.2	—	—	—	—	—	40.2
Tax benefit on option exercises	—	11.9	—	—	—	—	—	11.9
Dividends paid to noncontrolling interests	—	—	—	—	—	—	(12.9)	(12.9)
Other activity	—	—	—	—	—	—	0.5	0.5

Balance at December 31, 2013	330,240	1,078.4	(188,122)	(3,551.6)	3,947.7	(249.9)	191.4	1,416.0
Net earnings	—	—	—	—	470.0	—	28.0	498.0
Other comprehensive earnings, net of tax	—	—	—	—	—	(272.2)	(0.5)	(272.7)
Common dividends, net of tax benefits	—	—	—	—	(70.8)	—	—	(70.8)
Treasury stock purchases	—	—	(6,911)	(397.3)	—	—	—	(397.3)
Treasury shares reissued	—	—	381	22.8	—	—	—	22.8
Shares issued and stock compensation for stock options and other stock plans, net of shares exchanged	1,378	35.4	—	—	—	—	—	35.4
Tax benefit on option exercises	—	17.5	—	—	—	—	—	17.5
Dividends paid to noncontrolling interests	—	—	—	—	—	—	(12.2)	(12.2)
Other activity	—	—	—	3.1	—	—	(0.2)	2.9

Balance at December 31, 2014	331,618	1,131.3	(194,652)	(3,923.0)	4,346.9	(522.1)	206.5	1,239.6
Net earnings	—	—	—	—	280.9	—	22.0	302.9
Other comprehensive earnings, net of tax	—	—	—	—	—	(117.8)	(0.4)	(118.2)
Common dividends, net of tax benefits	—	—	—	—	(70.3)	—	—	(70.3)
Treasury stock purchases	—	—	(1,766)	(135.5)	—	—	—	(135.5)
Treasury shares reissued	—	—	329	22.9	—	—	—	22.9
Shares issued and stock compensation for stock options and other stock plans, net of shares exchanged	1,031	29.3	—	—	—	—	—	29.3
Tax benefit on option exercises	—	21.3	—	—	—	—	—	21.3
Dividends paid to noncontrolling interests	—	—	—	—	—	—	(17.9)	(17.9)
Acquisition of noncontrolling interests	—	(220.2)	5,730	403.0	—	—	(200.2)	(17.4)
Other activity	—	—	—	4.6	—	—	—	4.6

Balance at December 31, 2015	332,649	$961.7	(190,359)	$(3,628.0)	$4,557.5	$(639.9)	$10.0	$1,261.3

The accompanying notes are an integral part of the consolidated financial statements.

Ball Corporation
Notes to the Consolidated Financial Statements

1. Critical and Significant Accounting Policies

The preparation of Ball Corporation's (collectively, Ball, the company, we or our) consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires Ball's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. These estimates are based on historical experience and various assumptions believed to be reasonable under the circumstances. Ball's management evaluates these estimates on an ongoing basis and adjusts or revises the estimates as circumstances change. As future events and their impacts cannot be determined with precision, actual results may differ from these estimates. In the opinion of management, the financial statements reflect all adjustments necessary to fairly present the results of the periods presented.

Critical Accounting Policies

The company considers certain accounting policies to be critical, as their application requires management's judgment about the impacts of matters that are inherently uncertain. Detailed below is a discussion of the accounting policies the company considers critical to our consolidated financial statements.

Acquisitions

The company records acquisitions resulting in the consolidation of an enterprise using the purchase method of accounting. Under this method, the acquiring company records the assets acquired, including intangible assets that can be identified and named, and liabilities assumed based on their estimated fair values at the date of acquisition. The purchase price in excess of the fair value of the assets acquired and liabilities assumed is recorded as goodwill. If the assets acquired, net of liabilities assumed, are greater than the purchase price paid, then a bargain purchase has occurred and the company will recognize the gain immediately in earnings. Among other sources of relevant information, the company uses independent appraisals and actuarial or other valuations to assist in determining the estimated fair values of the assets and liabilities. Various assumptions are used in the determination of these estimated fair values including discount rates, market and volume growth rates, product selling prices, production costs and other prospective financial information. Transaction costs associated with acquisitions are expensed as incurred and included in the business consolidation and other activities line of the consolidated statement of earnings.

For acquisitions where the company already owns an equity investment in the acquired company, the company will recognize in earnings, upon the completion of the acquisition, a gain or loss related to the company's existing equity investment. This gain or loss is calculated based on the fair value of the equity investment as compared to the carrying value of the existing equity investment on the date of acquisition.

When the company purchases additional interests of consolidated subsidiaries that does not result in a change in control, the difference between the fair value and carrying value of the noncontrolling interests acquired is accounted for in the common stock line within shareholders' equity.

Exit and Other Closure Costs (Business Consolidation Costs)

The company estimates its liabilities for business closure activities by accumulating detailed estimates of costs and asset sale proceeds, if any, for each business consolidation initiative. This includes the estimated costs of employee severance, pension and related benefits; impairment of property and equipment and other assets, including estimates of net realizable value; accelerated depreciation; termination payments for contracts and leases; contractual obligations; and any other qualifying costs related to the exit plan. These estimated costs are grouped by specific projects within the overall exit plan and are then monitored on a monthly basis. Such disclosures represent management's best estimates, but require assumptions about the plans that may change over time. Changes in estimates for individual locations and other matters are evaluated periodically to determine if a change in estimate is required for the overall restructuring plan. Subsequent changes to the original estimates are included in current earnings and identified as business consolidation gains or losses.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

1. Critical and Significant Accounting Policies (Continued)

Recoverability of Goodwill and Intangible Assets

On an annual basis and at interim periods when circumstances require, the company tests the recoverability of its goodwill and indefinite-lived intangible assets. The company utilizes the two-step impairment analysis and has elected not to use the qualitative assessment or "step zero" approach. In the two-step impairment analysis, the company compares the carrying value of each identified reporting unit to its fair value. If the carrying value of the reporting unit is greater than its fair value, the second step is performed, where the implied fair value of goodwill is compared to its carrying value. The company recognizes an impairment charge for the amount by which the carrying amount of goodwill exceeds its implied fair value. The company estimates fair value for each reporting unit based on the weighted average of the estimated fair values using the market and income approaches. Under the market approach, the company uses available information regarding multiples used in recent transactions, if any, involving transfers of controlling interests as well as publicly available trading multiples based on the enterprise value of companies in the packaging and aerospace and defense industries. The appropriate multiple is applied to forecasted EBITDA (a non-GAAP item defined by the company as earnings before interest, taxes, depreciation and amortization) of each reporting unit to estimate fair value. Under the income approach, fair value is estimated as the present value of estimated future cash flows of each reporting unit. The projected cash flows incorporate various assumptions related to weighted average cost of capital (WACC) and growth rates specific to each reporting unit.

Amortizable intangible assets are tested for impairment, when deemed necessary, based on undiscounted cash flows and, if impaired, are written down to fair value based on either discounted cash flows or appraised values.

Defined Benefit Pension Plans and Other Employee Benefits

The company has defined benefit plans that cover a significant portion of its employees. The company also has postretirement plans that provide certain medical benefits and life insurance for retirees and eligible dependents and, to a lesser extent, participates in multi-employer defined benefit plans for which Ball is not the sponsor. For the company-sponsored plans, the relevant accounting guidance requires that management make certain assumptions relating to the long-term rate of return on plan assets, discount rates used to determine the present value of future obligations and expenses, salary inflation rates, health care cost trend rates, mortality rates and other assumptions. The company believes that the accounting estimates related to our pension and postretirement plans are critical accounting estimates, because they are highly susceptible to change from period to period based on the performance of plan assets, actuarial valuations, market conditions and contracted benefit changes. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation, as well as independent studies of trends performed by the company's actuaries. However, actual results may differ substantially from the estimates that were based on the critical assumptions.

The company recognizes the funded status of each defined benefit pension plan and other postretirement benefit plans in the consolidated balance sheet. Each overfunded plan is recognized as an asset, and each underfunded plan is recognized as a liability. Pension plan liabilities are revalued annually, or when an event occurs that requires remeasurement, based on updated assumptions and information about the individuals covered by the plan. For pension plans, accumulated actuarial gains and losses in excess of a 10 percent corridor and the prior service cost are amortized on a straight-line basis from the date recognized over the average remaining service period of active participants or over the average life expectancy for plans with significant inactive participants. For other postemployment benefits, the 10 percent corridor is not used. The majority of costs related to defined benefit and other postretirement plans are included in cost of sales; the remainder is included in selling, general and administrative expenses.

In addition to defined benefit and postretirement plans, the company maintains reserves for employee medical claims, up to our insurance stop-loss limit, and workers' compensation claims. These are regularly evaluated and revised, as needed, based on a variety of information, including historical experience, actuarial estimates and current employee statistics.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

1. Critical and Significant Accounting Policies (Continued)

Income Taxes

Deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each balance sheet date, based upon enacted income tax laws and tax rates. Income tax expense or benefit is provided based on earnings reported in the financial statements. The provision for income tax expense or benefit differs from the amounts of income taxes currently payable because certain items of income and expense included in the consolidated financial statements are recognized in different time periods by taxing authorities.

Deferred tax assets, including operating loss, capital loss and tax credit carryforwards, are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that any portion of these tax attributes will not be realized. In addition, from time to time, management must assess the need to accrue or disclose uncertain tax positions for proposed adjustments from various federal, state and foreign tax authorities who regularly audit the company in the normal course of business. In making these assessments, management must often analyze complex tax laws of multiple jurisdictions, including many foreign jurisdictions. The accounting guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The company records the related interest expense and penalties, if any, as tax expense in the tax provision.

Derivative Financial Instruments

The company uses derivative financial instruments for the purpose of hedging commercial risk exposures to fluctuations in interest rates, currency exchange rates, raw material costs, inflation rates and common share prices. The company's derivative instruments are recorded in the consolidated balance sheets at fair value. The company values each derivative financial instrument either by using a single valuation technique based on observable market inputs performed internally or by obtaining valuation information from a reliable and observable market source. For a derivative designated as a cash flow hedge, the effective portion of the derivative's mark to fair value is initially recorded as a component of accumulated other comprehensive earnings and subsequently reclassified into earnings when the hedged item affects earnings, unless it is probable that the forecasted transaction will not occur. The ineffective portion of the mark to fair value associated with all hedges is recorded in earnings immediately. Derivatives that do not qualify for hedge accounting are marked to fair value with gains and losses immediately recorded in earnings. In the consolidated statements of cash flows, derivative activities are classified based on the items being hedged.

Realized gains and losses from hedges are classified in the consolidated statements of earnings consistent with the accounting treatment of the items being hedged. Upon the early dedesignation of an effective derivative contract, the gains or losses are deferred in accumulated other comprehensive earnings until the originally hedged item affects earnings. Any gains or losses incurred after the dedesignation date are recorded in earnings immediately.

Contingencies

The company is subject to various legal proceedings and claims, including those that arise in the ordinary course of business. The company records loss contingencies when it determines that the outcome of the future event is probable of occurring and the amount of the loss can be reasonably estimated. Gain contingencies are recognized in the financial statements when they are realized.

The determination of a reserve for a loss contingency is based on management's judgment of probability and estimates with respect to the likelihood of an outcome and valuation of the future event. Liabilities are recorded or adjusted when events or circumstances cause these judgments or estimates to change. In assessing whether a loss is probable, Ball may consider the following factors, among others: the nature of the litigation, claim or assessment; available information, opinions or views of legal counsel and other advisors; and the experience gained from similar cases by the company and others. The company provides disclosures for material contingencies when there is a reasonable possibility that a loss or an additional loss may be incurred. Actual amounts realized upon settlement of contingencies may be different than amounts

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

1. Critical and Significant Accounting Policies (Continued)

recorded and disclosed and could have a significant impact on the company's consolidated financial statements. See Note 21 to the consolidated financial statements within Item 8 of this annual report for further details.

Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of Ball, its consolidated subsidiaries, and variable interest entities in which the company is considered to be the primary beneficiary. Equity investments in which the company exercises significant influence but does not control and is not the primary beneficiary are accounted for using the equity method of accounting. Investments in which the company neither exercises significant influence over the investee, nor is the primary beneficiary of the investment, are accounted for using the cost method of accounting. Intercompany transactions are eliminated.

Reclassifications

Certain prior year amounts have been reclassified in order to conform to the current year presentation.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and highly liquid investments with original maturities of three months or less.

Inventories

Inventories are stated at the lower of cost or market using either the first-in, first-out (FIFO) cost method of accounting or the average cost method. Inventory cost is calculated for each inventory component taking into consideration the appropriate cost factors including fixed and variable overhead, material price volatility and production levels.

Impairment of Long-Lived Assets

We review long-lived assets for impairment when circumstances indicate the carrying amount of an asset or asset group may not be recoverable based on the undiscounted future cash flows of the asset. We review long-lived assets for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified. If the carrying amount of the asset or asset group is determined not to be recoverable, a write-down to fair value is recorded. Fair values are determined based on quoted market values, discounted cash flows, or external appraisals, as applicable.

Depreciation and Amortization

Property, plant and equipment are carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Repairs and maintenance costs, including labor and material costs for major improvements such as annual production line overhauls, are expensed as incurred, unless those costs substantially increase the useful lives or capacity of the existing assets. Assets are depreciated and amortized using the straight-line method over their estimated useful lives, generally 5 to 40 years for buildings and improvements and 2 to 20 years for machinery and equipment. Finite-lived intangible assets, including capitalized software costs, are generally amortized over their estimated useful lives of 3 to 23 years. The company periodically reviews these estimated useful lives and when appropriate changes are made prospectively.

Deferred financing costs are amortized over the life of the related loan facility and are reported as part of interest expense. When debt is extinguished prior to its maturity date, the write-off of the remaining unamortized deferred financing costs, or a pro rata portion thereof, is also reported in the consolidated statement of earnings as debt refinancing and other costs.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

1. Critical and Significant Accounting Policies (Continued)

For certain business consolidation activities, accelerated depreciation may be required over the remaining useful life for assets designated to be scrapped or abandoned. The accelerated depreciation related to such activities is disclosed as part of business consolidation and other activities in the appropriate period.

Environmental Reserves

The company estimates the liability related to environmental matters based on, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. The company records the best estimate of a loss when the loss is considered probable. As additional information becomes available, the company assesses the potential liability related to pending matters and revises the estimates.

Revenue Recognition in the Packaging Segments

The company recognizes sales of products in the packaging segments when the four basic criteria of revenue recognition are met: delivery has occurred; title has transferred; there is persuasive evidence of an agreement or arrangement and the price is fixed or determinable; and collection is reasonably assured. Shipping and handling costs are reported within cost of sales in the consolidated statement of earnings.

Revenue Recognition in the Aerospace and Technologies Segment

Sales under long-term contracts in the aerospace and technologies segment are primarily recognized using percentage-of-completion under the cost-to-cost method of accounting. The two primary types of long-term sales contracts utilized are cost-type contracts, which are agreements to perform for cost plus an agreed upon profit component and fixed-price sales contracts, which are completed for a fixed price. Cost-type sales contracts can have different types of fee arrangements, including fixed-fee, cost, milestone and performance incentive fees, award fees or a combination thereof.

At the inception of contract performance, our estimates of base, incentive and other fees are established at a conservative estimate of profit over the period of contract performance. Throughout the period of contract performance, the company regularly reevaluates and, if necessary, revises estimates of total contract revenue, total contract cost, extent of progress toward completion, probability of receipt of any award and performance fees and any clawback provisions included in the contract. Provision for estimated contract losses, if any, is made in the period that such losses are determined to be probable. Because of sales contract payment schedules, limitations on funding, and contract terms, our sales and accounts receivable generally include amounts that have been earned but not yet billed. Contract claims are only recorded if it is probable that the claim will result in additional contract revenue and the claim amounts can be reliably estimated. Revenue associated with claims is recorded only for costs already incurred and does not include a profit component. Pre-contract costs that are not approved by the customer for reimbursement are expensed as incurred. As a prime U.S. government contractor or subcontractor, the aerospace and technologies segment is subject to a high degree of regulation, financial review and oversight by the U.S. government.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and establishes a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

•
Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•
Level 2—Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

1. Critical and Significant Accounting Policies (Continued)

  are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

•
Level 3—Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Stock-Based Compensation

Ball has a variety of restricted stock, stock option, and stock-settled appreciate rights (SSARs) plans, and the related stock-based compensation is primarily reported as part of selling, general and administrative expenses in the consolidated statements of earnings. The compensation expense associated with restricted stock grants is calculated using the fair value at the date of grant (closing stock price) and is amortized over the restriction period. For stock options and SSARs, the company has elected to use the Black-Scholes valuation model and amortizes the estimated fair value, determined at the date of grant, on a straight-line basis over the requisite service period (generally the vesting period). The company's deferred compensation stock program is subject to variable plan accounting and, accordingly, is valued at the closing price of the company's common stock at the end of each reporting period. Tax benefits associated with option and SSAR exercises are reported in financing activities in the consolidated statements of cash flows. Further details regarding the expense calculated under those fair value based methods are provided in Note 17.

Research and Development

Research and development costs are expensed as incurred in connection with the company's programs for the development of products and processes. Costs incurred in connection with these programs, the majority of which are included in cost of sales, amounted to $26.0 million, $26.6 million and $31.2 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Currency Translation

Assets and liabilities of foreign operations with a functional currency other than the U.S. dollar are translated using period-end exchange rates, and revenues and expenses are translated using average exchange rates during each period. Translation gains and losses are reported in accumulated other comprehensive earnings as a component of shareholders' equity.

2. Accounting Pronouncements

Recently Adopted Accounting Standards

In April 2014, accounting guidance was issued to change the criteria for reporting discontinued operations. Under the new guidance, only disposals of components of an entity that represent strategic shifts that have, or will have, a major effect on an entity's operations should be reported as discontinued operations in the financial statements. The new guidance also requires expanded disclosures for discontinued operations, as well as disclosures about the financial effects of significant disposals that do not qualify for discontinued operations. The guidance was applied prospectively on January 1, 2015, and did not have a material effect on the company's consolidated financial statements.

New Accounting Guidance

In January 2016, accounting guidance was issued on classification and measurement financial assets and liabilities (equity securities and financial liabilities) under the fair value option, and the presentation and disclosure requirements for financial instruments. The guidance modifies how entities measure equity investments and present changes in the fair value of financial liabilities. Under the new guidance, entities will have to measure equity investments that do not result in consolidation and are not accounted under the equity method at fair value and recognize any changes in fair value in net income unless the investments qualify for the new practicality exception. An exception will apply to those equity investments that do not have a readily determinable fair value and do not qualify for the practical expedient to estimate

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

2. Accounting Pronouncements (Continued)

fair value under the guidance and, as such, these investments may be measured at cost. The guidance will be effective on January 1, 2018. The company is currently assessing the impact that the adoption of this new guidance will have on its consolidated financial statements.

In November 2015, accounting guidance was issued that requires classification of all deferred tax assets and liabilities, along with any related valuation allowance, as noncurrent on the balance sheet. As a result, each tax jurisdiction will now only have one net noncurrent deferred tax asset or liability. The guidance, however, does not change the existing requirement that only permits offsetting within a tax jurisdiction, that is, companies are still prohibited from offsetting deferred tax liabilities from one jurisdiction against deferred tax assets of another tax jurisdiction. The guidance will be applied prospectively on January 1, 2016. Current deferred tax assets and current deferred tax liabilities were $96.3 million and $3.1 million, respectively, at December 31, 2015.

In September 2015, amendments to existing accounting guidance were issued to simplify the accounting for adjustments made to provisional amounts recognized in business combinations. Under the previous guidance, companies were required to retrospectively revise comparative financial statements for changes made to provisional amounts. The amended guidance eliminates the requirement to retrospectively account for these adjustments. The guidance will be applied prospectively to adjustments to provisional amounts that occur on or after January 1, 2016. The guidance is not expected to have a material effect on the company's consolidated financial statements.

In July 2015, amendments to existing accounting guidance were issued to modify the subsequent measurement of inventory. Under existing guidance, a company measures inventory at the lower of cost or market, with market defined as replacement cost, net realizable value, or net realizable value less a normal profit margin. Current replacement cost can be used provided that it is not above the net realizable value (ceiling) or below net realizable value less a normal profit margin (floor). Amendments in the new guidance requires a company to subsequently measure inventory at the lower of cost or net realizable value and eliminates the need to determine replacement cost and evaluate whether it is above the ceiling or below the floor. Net realizable value is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The guidance will be applied prospectively on January 1, 2016. The guidance is not expected to have a material effect on the company's consolidated financial statements.

In May 2015, amendments to the existing accounting guidance were issued to remove the requirement to categorize net asset value per share, currently utilized as a practical expedient, by investment within the fair value hierarchy based on redeemable dates. This amendment also removes the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share expedient. The guidance will be applied prospectively on January 1, 2016. The guidance is not expected to have a material effect on the company's consolidated financial statements.

In April 2015, amendments to existing accounting guidance were issued to provide explicit guidance related to a customer's accounting for fees paid in a cloud computing arrangement. Under the guidance, cloud computing arrangements that include a software license would be accounted for consistent with the acquisition of other software licenses. Conversely, cloud computing arrangements that do not include a software license would be accounted for as a service contract. This guidance will be applied prospectively on January 1, 2016. The guidance is not expected to have a material effect on the company's consolidated financial statements.

In April 2015, accounting guidance was issued to change the balance sheet presentation for debt issuance costs. Under the new guidance, debt issuance costs related to a recognized debt liability will be presented as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts, rather than as a deferred charge. The guidance does not affect the recognition and measurement of debt issuance costs; hence, amortization of debt issuance costs would continue to be reported as interest expense. In August 2015, subsequent clarification guidance was issued permitting companies to defer and present debt issuance costs related to line-of-credit arrangements as an asset and amortize them over the terms of these arrangements, regardless of whether there are any amounts outstanding under those arrangements. This

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

2. Accounting Pronouncements (Continued)

guidance will be applied retrospectively on January 1, 2016. The guidance is not expected to have a material effect on the company's consolidated financial statements.

In February 2015, amendments to existing accounting guidance were issued that modify the analysis companies must perform in order to determine whether a legal entity should be consolidated. The new guidance includes modifications related to: 1) limited partnerships and similar legal entities, 2) evaluating fees paid to a decision maker or service provider as a variable interest, 3) the effect of fee arrangements on the primary beneficiary, 4) the effect of related parties on the primary beneficiary and 5) certain investment funds. This guidance will be applied on a modified retrospective basis on January 1, 2016. The guidance is not expected to have a material effect on the company's consolidated financial statements.

In January 2015, accounting guidance was issued to eliminate the concept of extraordinary items. Current guidance requires extraordinary events, defined as both unusual in nature and infrequent in occurrence, to be reported as separate line items from results of ordinary operations within company financial statements. Going forward the disclosure requirements will be for items and events which are unusual in nature and/or infrequent in occurrence. Companies have the option of disclosing as a separate component of income from continuing operations or disclosing unusual and or infrequent events in the notes to the financial statements. The guidance will be applied prospectively on January 1, 2016. The guidance is not expected to have a material effect on the company's consolidated financial statements.

In August 2014, accounting guidance was issued to define management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosure in certain circumstances. Under the new guidance, management is required to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date the financial statements are issued and to provide related disclosures. The guidance will be effective on January 1, 2017, and is not expected to have a material effect on the company's consolidated financial statements.

In May 2014, the FASB and International Accounting Standards Board jointly issued new revenue recognition guidance which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The new guidance contains a more robust framework for addressing revenue issues and is intended to remove inconsistencies in existing guidance and improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets. The guidance will supersede the majority of current revenue recognition guidance, including industry-specific guidance. In July 2015, the FASB approved the deferral of the effective date of the new revenue recognition guidance by one year. The guidance will be effective for Ball on January 1, 2018, and early adoption is permitted. However, entities are not permitted to adopt the standard earlier than the original effective date of January 1, 2017. Entities have the option of using either a full retrospective or modified retrospective approach for the adoption of the standard. The company is currently assessing the impact that the adoption of this standard will have on its consolidated financial statements.

3. Business Segment Information

Ball's operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments discussed below.

Metal beverage packaging, Americas and Asia:    Consists of the metal beverage packaging, Americas, operations in the U.S., Canada and Brazil, and the metal beverage packaging, Asia, operations in the People's Republic of China (PRC). The Americas and Asia segments have been aggregated based on similar economic and qualitative characteristics. The operations in this reporting segment manufacture and sell metal beverage containers.

Metal beverage packaging, Europe:    Consists of operations in several countries in Europe, which manufacture and sell metal beverage containers.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

3. Business Segment Information (Continued)

Metal food and household products packaging:    Consists of operations in the U.S., Europe, Canada, Mexico, Argentina and India, which manufacture and sell steel food, aerosol, paint, general line and decorative specialty containers, as well as extruded aluminum beverage and aerosol containers and aluminum slugs.

Aerospace and technologies:    Consists of the manufacture and sale of aerospace and other related products and the providing of services used in the defense, civil space and commercial space industries.

The accounting policies of the segments are the same as those in the consolidated financial statements and are discussed in Note 1. The company also has investments in companies in the U.S. and Vietnam, which are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

Major Customers

Net sales to major customers, as a percentage of consolidated net sales, were as follows:

	2015	2014	2013
Coca-Cola Bottlers' Sales & Services Company LLC	11%	11%	11%
MillerCoors LLC and SABMiller plc	10%	10%	9%
U.S. Government	10%	10%	10%

Summary of Net Sales by Geographic Area(a)

($ in millions)	U.S.	Foreign	Consolidated
2015	$4,738.0	$3,259.0	$7,997.0
2014	5,090.7	3,479.3	8,570.0
2013	5,103.9	3,364.2	8,468.1

Summary of Net Long-Lived Assets by Geographic Area(a)(b)

($ in millions)	U.S.	Brazil	Other	Consolidated
2015	$1,291.3	$463.1	$1,312.7	$3,067.1
2014	1,219.4	458.6	1,125.4	2,803.4

(a)
Includes intercompany eliminations.

(b)
Long-lived assets exclude goodwill, intangible assets and noncurrent restricted cash.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

3. Business Segment Information (Continued)

Summary of Business by Segment

	Years ended December 31,
($ in millions)	2015	2014	2013
Net sales
Metal beverage packaging, Americas & Asia	$4,245.3	$4,246.8	$4,193.4
Metal beverage packaging, Europe	1,652.7	1,896.3	1,828.3
Metal food & household products packaging	1,296.6	1,504.4	1,558.6
Aerospace & technologies	810.1	934.8	897.1
Corporate and intercompany eliminations	(7.7)	(12.3)	(9.3)

Net sales	$7,997.0	$8,570.0	$8,468.1

Net earnings
Metal beverage packaging, Americas & Asia	$510.9	$534.8	$512.4
Business consolidation and other activities	(24.1)	(7.5)	(3.6)

Total metal beverage packaging, Americas & Asia	486.8	527.3	508.8

Metal beverage packaging, Europe	192.3	222.9	182.6
Business consolidation and other activities	(9.8)	(8.7)	(10.6)

Total metal beverage packaging, Europe	182.5	214.2	172.0

Metal food & household products packaging	107.7	154.2	177.4
Business consolidation and other activities	(0.5)	(41.9)	(63.7)

Total metal food & householder products packaging	107.2	112.3	113.7

Aerospace & technologies	81.8	93.6	80.1
Business consolidation and other activities	0.7	(13.9)	(0.2)

Total aerospace & technologies	82.5	79.7	79.9

Segment earnings before interest and taxes	859.0	933.5	874.4
Undistributed corporate expenses and intercompany eliminations, net	(92.8)	(86.4)	(78.3)
Business consolidation and other activities	(161.0)	(8.5)	(0.7)

Total undistributed and corporate expenses and intercompany eliminations, net	(253.8)	(94.9)	(79.0)

Earnings before interest and taxes	605.2	838.6	795.4
Interest expense	(143.2)	(159.9)	(183.8)
Debt refinancing and other costs	(116.5)	(33.1)	(28.0)

Total interest expense	(259.7)	(193.0)	(211.8)
Tax (provision) benefit	(47.0)	(149.9)	(149.6)
Equity in results of affiliates, net of tax	4.4	2.3	0.6

Net earnings from continuing operations	302.9	498.0	434.6
Discontinued operations, net of tax	—	—	0.4

Net earnings	302.9	498.0	435.0
Less net earnings attributable to noncontrolling interests	(22.0)	(28.0)	(28.2)

Net earnings attributable to Ball Corporation	$280.9	$470.0	$406.8

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

3. Business Segment Information (Continued)

	Years ended December 31,
($ in millions)	2015	2014	2013
Depreciation and Amortization
Metal beverage packaging, Americas & Asia	$134.5	$128.7	$121.9
Metal beverage packaging, Europe	59.9	62.5	87.0
Metal food & household products packaging	58.7	57.1	59.4
Aerospace & technologies	26.8	26.2	24.1

Segment depreciation and amortization	279.9	274.5	292.4
Corporate	5.6	6.4	7.5

Depreciation and amortization	$285.5	$280.9	$299.9

Capital Expenditures
Metal beverage packaging, Americas & Asia	$308.6	$160.1	$224.0
Metal beverage packaging, Europe	121.5	108.6	75.4
Metal food & household products packaging	60.8	81.6	43.0
Aerospace & technologies	28.1	30.1	29.4

Segment capital expenditures	519.0	380.4	371.8
Corporate	8.9	10.4	6.5

Capital expenditures	$527.9	$390.8	$378.3

	Years ended December 31,
($ in millions)	2015	2014
Total Assets
Metal beverage packaging, Americas & Asia	$3,598.1	$3,422.8
Metal beverage packaging, Europe	2,474.7	2,274.5
Metal food & household products packaging	1,527.8	1,508.1
Aerospace & technologies	402.6	411.6

Segment assets	8,003.2	7,617.0
Corporate assets, net of eliminations	1,773.8	(46.0)

Total assets	$9,777.0	$7,571.0

Investments in Affiliates
Metal beverage packaging, Americas & Asia	$32.6	$31.3
Metal beverage packaging, Europe	0.3	0.5
Corporate	1.4	1.4

Total investments in affiliates	$34.3	$33.2

4. Acquisitions

Rexam PLC (Rexam)

On February 19, 2015, the company and Rexam PLC (Rexam) announced the terms of a recommended offer by the company to acquire all of the outstanding shares of Rexam in a cash and stock transaction. Under the terms of the offer, for each Rexam share, Rexam shareholders will receive 407 pence in cash and 0.04568 shares of the company. The transaction valued Rexam at 610 pence per share based on the company's 90-day volume weighted average stock price as of February 17, 2015, and an exchange rate of US$1.54: £1 on that date representing an equity value of £4.3 billion ($6.6 billion). The actual value of the transaction will be determined based on the exchange rate and the company's stock price at the time of the closing of the transaction. As described below, the company has entered into collar and option contracts to partially mitigate its currency exchange risk with regard to the cash component of the purchase price.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

4. Acquisitions (Continued)

By way of compensation for any loss suffered by Rexam in connection with the preparation and negotiation of the offer, the co-operation agreement and any other document relating to the acquisition, Ball has undertaken in the co-operation agreement that, on the occurrence of a break payment event Ball will pay, or procure the payment to Rexam of an amount in cash in British pounds. As discussed below, Ball's shareholders approved the issuance of Ball common stock to shareholders of Rexam as partial consideration for the proposed acquisition. As a result, the amount of the break payment would be £302 million.

A special meeting of Ball's shareholders was held on July 28, 2015, to approve the issuance of Ball common stock to shareholders of Rexam as partial consideration for the proposed acquisition. Both Ball and Rexam's boards of directors unanimously support the transaction, and the consummation of the transaction remains subject to approval from Rexam's shareholders, certain regulatory approvals and other customary closing conditions. Subject to the satisfaction of all such conditions, Ball currently expects to complete the acquisition during the first half of 2016.

Ball currently expects to complete the Rexam acquisition during the first half of 2016, subject to final regulatory approval by the European Commission (EC), Brazil's Council for Economic Defence (CADE) and the Federal Trade Commission (FTC), the completion of the Rexam acquisition divestitures required by the regulators and other customary closing conditions; however, there can be no assurances that the Rexam acquisition or the Rexam acquisition divestitures will be completed by such time, or on the terms described herein, or at all. The European Commission (EC) and Brazil's Council for Economic Defence (CADE) have provided conditional clearance of the proposed acquisition, subject to their approval of the proposed buyer of the divested assets and other customary regulatory processes.

Ball owned interests in a joint venture company (Latapack-Ball) organized and operating in Brazil. During October and November 2015, Ball and its joint venture partners reached an agreement to exchange all of their interest in Latapack-Ball for a total of approximately 5.7 million treasury shares of Ball common stock and $17.4 million of cash. The acquisition of the noncontrolling interests in the joint venture was completed in December 2015, and Latapack-Ball is now a wholly owned subsidiary of Ball.

Long-Term Debt

In February 2015, the company entered into a £3.3 billion unsecured, committed bridge loan agreement, pursuant to which lending institutions have agreed, subject to limited conditions, to provide the financing necessary to pay the cash portion of the consideration payable to Rexam's shareholders upon consummation of the announced, proposed acquisition of Rexam along with related fees and expenses. In December 2015, the company issued senior notes totaling $1 billion, €400 million and €700 million due 2020, 2020, and 2023, respectively, with rates of 4.375 percent, 3.5 percent and 4.375 percent, respectively. Pursuant to the terms of the unsecured bridge loan agreement, the company deposited the net proceeds from the issuance of such notes into escrow accounts, recorded as restricted cash, (from which proceeds would be released, subject to certain conditions, to pay a portion of the cash consideration payable to Rexam shareholders and related fees and expenses), which reduced the commitments under the unsecured bridge loan agreement to £1.9 billion. If the Rexam acquisition is not consummated on or prior to November 15, 2016, we will be required to effect the redemption of all of the outstanding notes from the December 2015 senior note issuances at the redemption price applicable to each series. This would result in the use of restricted cash and other available funds to redeem these senior notes and pay any additional fees. However, the senior note offerings are not conditioned upon the Rexam acquisition. See Note 13 for further details related to these transactions.

On February 19, 2015, the company entered into a $3 billion revolving credit facility to replace the existing approximate $1 billion bank credit facility, redeem the 2020 and 2021 senior notes and provide ongoing liquidity for the company. In June 2015, during a subsequent debt offering, the company issued $1 billion of 5.25 percent senior notes, thereby reducing the borrowing capacity under the revolving credit facility from $3 billion to $2.25 billion. See Note 13 for further details related to these transactions.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

4. Acquisitions (Continued)

Currency Exchange Rate and Interest Rate Risks

During 2015, the company entered into collar and option contracts to partially mitigate its currency exchange rate risk associated with the British pound denominated cash portion of the purchase price from February 19, 2015, through the expected closing date of the announced, proposed acquisition of Rexam, with an aggregate notional amount of approximately £1.8 billion ($2.7 billion). In connection with the December 2015 issuance of $1 billion of U.S. dollar senior notes due 2020, the company executed cross-currency swaps to convert this fixed-rate U.S. dollar debt issuance to fixed-rate euro debt for the life of the notes to more effectively match the future cash flows of our business. The cross-currency swaps have a notional amount of $1.0 billion and expire within five years. These contracts were not designated as hedges, and therefore, changes in the fair value of these contracts are recorded in the consolidated statements of earnings in business consolidation and other activities.

Also in 2015, the company entered into interest rate swaps to hedge against rising U.S. and European interest rates to minimize its interest rate exposure associated with anticipated debt issuances in connection with the announced, proposed acquisition of Rexam. At December 31, 2015, the company had U.S. and European outstanding interest rate swaps with notional amounts totaling approximately $200 million and €1,750 million, respectively. In addition, the company entered into interest rate option contracts to hedge negative Euribor rates with an aggregate notional amount of €750 million. Subsequent to 2015, the company terminated interest rate swap contracts with an aggregate notional amount of $923 million (€850 million). These contracts were not designated as hedges; therefore, changes in the fair value of these interest swap and option contracts are recorded in the consolidated statements of earnings in debt refinancing and other costs, a component of total interest expense.

For further details related to the aforementioned currency exchange rate and interest rate risks, and the valuation of these derivatives, see Notes 5 and 19.

Sonoco Products Company (Sonoco)

In February 2015, the company acquired Sonoco's metal end and closure manufacturing facilities in Canton, Ohio, and entered into a long-term supply agreement with Sonoco in exchange for total cash of $29.1 million paid at closing, $10.5 million of contingent cash consideration and $24.4 million of contingent noncash consideration. The facilities manufacture multiple-sized closures for the metal food container market, including high quality steel and aluminum easy-open ends. The financial results of Sonoco have been included in our metal food and household products packaging segment from the date of acquisition. The acquisition is not material to the company.

5. Business Consolidation and Other Activities

Following is a summary of business consolidation and other activity (charges)/gains included in the consolidated statements of earnings:

	Years ended December 31,
($ in millions)	2015	2014	2013
Metal beverage packaging, Americas & Asia	$(24.1)	$(7.5)	$(3.6)
Metal beverage packaging, Europe	(9.8)	(8.7)	(10.6)
Metal food & household products packaging	(0.5)	(41.9)	(63.7)
Aerospace & technologies	0.7	(13.9)	(0.2)
Corporate and other	(161.0)	(8.5)	(0.7)

	$(194.7)	$(80.5)	$(78.8)

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

5. Business Consolidation and Other Activities (Continued)

2015

Metal Beverage Packaging, Americas and Asia

During 2015, the company announced the closure of its Bristol, Virginia, metal beverage packaging end-making facility, which is expected to cease production in the second quarter of 2016. The closure will realign end-making capacities in North America to better position the company to meet customer demand. The company recorded charges of $18.8 million in 2015, which are comprised of $16.8 million in severance, pension and other employee benefits and other individually insignificant items totaling $2.0 million.

During 2015, the company recorded charges of $3.5 million related to business reorganization activities in the company's metal beverage packaging, Asia, operations and for ongoing costs related to previously closed facilities.

During the year ended December 31, 2015, the company also recognized charges of $1.8 million for individually insignificant items.

Metal Beverage Packaging, Europe

During 2015, the company recorded a charge of $4.7 million for the write down of property held for sale to fair value less cost to sell.

During 2015, the company also recognized charges of $5.1 million for individually insignificant items.

Metal Food and Household Products Packaging

During 2015, the company recognized charges of $0.5 million for individually insignificant items.

Corporate

During the year ended December 31, 2015, the company recorded charges of $97.9 million for professional services and other costs associated with the proposed acquisition of Rexam announced in February 2015. Also during the year ended December 31, 2015, the company recognized losses of $41.0 million associated with the change in fair value of its collar and option contracts entered into to reduce its exposure to currency exchange rate changes in connection with the British pound denominated cash portion of the announced, proposed acquisition of Rexam, further discussed in Note 19.

During 2015, the company recorded charges of $14.2 million for net foreign currency gains and losses from the revaluation of foreign currency denominated restricted cash held to pay a portion of the cash component of the proposed Rexam acquisition purchase price and the revaluation of the euro-denominated debt issuance in December 2015. The company also recognized $7.4 million for cross-currency swaps in connection with the December 2015 issuance of the $1 billion senior notes due 2020 to more effectively match the future cash flows of our business. See Note 19 for additional information.

The company recorded charges in 2015 of $0.5 million for individually insignificant activities.

Aerospace & Technologies

During 2015, the company recognized a net of $0.7 million gain for individually insignificant items.

2014

Metal Beverage Packaging, Americas and Asia

During September 2014, the company executed a lump sum buyout offer to certain terminated vested pension plan participants in its U.S. defined benefit pension plans. The offer provided participants with a one-time election to receive a lump-sum payout in full settlement of their remaining pension benefits (see Note 15 for details). In connection with this offer, a non-cash charge of $13.9 million was recorded in the segment for the settlement of its pension benefit obligations in 2014.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

5. Business Consolidation and Other Activities (Continued)

During 2014, a fire occurred at a metal beverage packaging, Americas, facility. As a result, the company recorded a gain of $3.5 million to reflect the difference between the net book value of the impaired assets and the net insurance proceeds.

In 2014, the company received and recorded compensation of $5.0 million for the reimbursement of severance costs incurred in connection with the company's closure and relocation of the Shenzhen, PRC, manufacturing facility in 2013.

Additionally, the company sold its plastic motor oil container and pail manufacturing business in the PRC and recorded a net loss of $0.4 million in connection with the sale.

Also included in 2014 were net charges of $1.7 million related to business reorganization activities in the company's metal beverage packaging, Asia, operations, and for ongoing costs related to previously closed facilities and other insignificant activities.

Metal Beverage Packaging, Europe, and Corporate

In 2014, the company recorded a non-cash charge of $7.2 million for the aforementioned settlement of its pension benefit obligations.

The company recorded charges of $4.1 million, primarily for headcount reductions, cost-out initiatives and the relocation of the company's European headquarters from Germany to Switzerland.

During the fourth quarter, the company recorded charges of $1.1 million related to business reorganization activities in the company's metal beverage packaging, Europe, operations. Also included in 2014 were charges of $4.8 million related to the write-off of previously capitalized costs associated with the company's Lublin, Poland, facility, and for other insignificant activities.

Metal Food and Household Products Packaging

In the fourth quarter, the company recorded a provision against the balance of a long-term receivable of $16.5 million as a result of the financial difficulties of a metal food and household products packaging segment customer. This provision represented the company's estimate of the most likely potential loss of value it expected to incur as a result of the financial condition of this customer.

During 2014, the company recorded a non-cash charge of $10.3 million for the aforementioned settlement of its pension benefit obligations.

In 2014, the company recorded charges of $6.2 million related to a reduction in force to eliminate certain food can production in the Oakdale, California, facility, as well as charges related to voluntary separation programs. The year also included charges of $3.9 million for costs in connection with the announced closure of its Danville, Illinois, steel aerosol packaging facility. Additionally, charges of $5.0 million were recorded for previously closed facilities and other insignificant activities.

Aerospace and Technologies

During 2014, the company recorded a non-cash charge of $13.9 million for the aforementioned settlement of its pension benefit obligations.

2013

Metal Beverage Packaging, Americas and Asia

During July 2013, the company signed a compensation agreement for approximately $72 million pretax with the PRC government to close the Shenzhen manufacturing facility and relocate the production capacity. Proceeds from the compensation agreement offset costs related to the closure and relocation of the Shenzhen facility and were composed of compensation for the disposal of the land and building, the disposal and transfer of machinery and equipment, business interruption losses and severance. Compensation received in excess of expenses or losses incurred by the company were reflected in business

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

5. Business Consolidation and Other Activities (Continued)

consolidation and other activities. During 2013, the company received and recorded the following: (1) $34.0 million of compensation for land and buildings, resulting in income of $26.2 million for the excess compensation over net book value; (2) $26.8 million of compensation for machinery and equipment, including removal costs, of which $3.8 million was used to offset 2013 costs and $23.0 million was deferred in the balance sheet to offset capital expenditures for the relocation of capacity; (3) $6.2 million of compensation for business interruption, of which $4.1 million was recognized in cost of sales in 2013; (4) $7.2 million of expense for severance costs, the majority of which was compensated in the first quarter of 2014 and (5) $1.6 million for other costs that were not compensated under the agreement.

In 2013, Ball eliminated 12-ounce beverage can production from the company's Milwaukee, Wisconsin, facility. In connection with the line shut down, the company recorded charges of $9.7 million, composed of $4.6 million for accelerated depreciation, $2.1 million for severance and other employee benefits and $3.0 million for other costs. In addition, the company recorded net charges of $11.3 million, primarily for ongoing costs related to the previously announced closures of Ball's Columbus, Ohio, and Gainesville, Florida, facilities and voluntary separation programs, as well as other insignificant costs.

Metal Beverage Packaging, Europe, and Corporate

The company recorded charges of $11.3 million, primarily for headcount reductions, cost-out initiatives and the relocation of the company's European headquarters from Germany to Switzerland.

Metal Food and Household Products Packaging

During the fourth quarter, the company announced plans to close its Danville, Illinois, steel aerosol packaging facility in the second half of 2014, and recorded charges of $4.9 million in connection with this planned closure. The Danville facility produced steel aerosol cans and ends for household products customers, which are now supplied by other North American metal food and household products packaging facilities.

The company recorded an accounts receivable provision of $27.0 million as a result of the October 28, 2013, bankruptcy filing of a metal food and household products packaging segment customer. This provision represented the company's estimate of the most likely potential loss of value it expected to incur on the approximately $46.5 million accounts receivable balance as a result of the customer's bankruptcy. In October 2013, the company entered into an agreement with the customer's second lien lenders to provide, among other things, that if such lenders were the successful bidder for the customer's assets out of bankruptcy, the company would supply the lenders' can and end requirements under a new long-term contract. On February 6, 2014, the lenders were selected as the successful bidder for the customer's assets and such selection was approved by the U.S. Bankruptcy Court on February 12, 2014. The lenders acquired the customer's assets on February 28, 2014, and as a result, the company fully wrote off the accounts receivable reserved for at December 31, 2013. The company also recorded various short-term and long-term receivables in conjunction with the lender's acquisition.

The company closed its Elgin, Illinois, metal food and household products packaging facility in December 2013 and recorded total charges of $29.0 million during the year composed of $16.0 million for severance, pension and other employee benefits; $4.2 million for the write down of the land and building to net realizable value; and $8.8 million for the accelerated depreciation on assets to be abandoned and other closure costs. The Elgin facility produced steel aerosol and specialty cans, as well as flat steel sheet used by other Ball facilities, which are now supplied by other North American metal food and household products packaging facilities.

During 2013 the company also recorded: (1) a charge of $5.9 million to migrate certain hourly employees from a multi-employer defined benefit pension plan as of January 1, 2014, to a Ball-sponsored defined benefit pension plan; (2) income of $3.5 million to accrue for the reimbursement of funds paid in 2012 for the settlement of certain Canadian defined benefit pension liabilities related to previously closed facilities and (3) charges of $0.4 million for other insignificant costs.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

6. Receivables

	December 31,
($ in millions)	2015	2014
Trade accounts receivable	$759.3	$800.0
Less allowances for doubtful accounts	(5.4)	(7.0)
Net trade accounts receivable	753.9	793.0
Other receivables	131.5	164.1

	$885.4	$957.1

Net accounts receivable under long-term contracts, due primarily from agencies of the U.S. government and their prime contractors, were $196.2 million and $205.8 million for the years ended December 31, 2015 and 2014, respectively, and included $144.7 million and $133.3 million at each period end, respectively, representing the recognized sales value of performance that was not yet billable to customers. The average length of the long-term contracts is approximately 2.5 years, and the average length remaining on those contracts at December 31, 2015, was 11 months. At December 31, 2015, $195.1 million of net accounts receivables is expected to be collected within the next year and is related to customary fees and cost withholdings that will be paid upon milestone or contract completions, as well as final overhead rate settlements.

Other receivables include income and sales tax receivables, certain vendor rebate receivables and other miscellaneous receivables.

The company has entered into several regional uncommitted and committed accounts receivable factoring programs with various financial institutions for certain receivables of the company. The programs are accounted for as true sales of the receivables, without recourse to Ball, and had combined limits of approximately $600 million at December 31, 2015. A total of $478.7 million and $197.6 million were sold under these programs as of December 31, 2015 and 2014, respectively.

7. Inventories

	December 31,
($ in millions)	2015	2014
Raw materials and supplies	$437.8	$479.2
Work-in-process and finished goods	504.2	579.2
Less inventory reserves	(43.6)	(41.7)

	$898.4	$1,016.7

8. Property, Plant and Equipment

	December 31,
($ in millions)	2015	2014
Land	$69.5	$64.6
Buildings	1,023.0	973.4
Machinery and equipment	3,904.2	3,612.5
Construction-in-progress	408.2	382.7

	5,404.9	5,033.2
Accumulated depreciation	(2,719.0)	(2,602.5)

	$2,685.9	$2,430.7

Property, plant and equipment are stated at historical or acquired cost. Depreciation expense amounted to $247.3 million, $239.5 million, and $261.3 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

9. Goodwill

($ in millions)	Metal Beverage Packaging, Americas & Asia	Metal Beverage Packaging, Europe	Metal Food & Household Products Packaging	Aerospace & Technologies	Total
Balance at December 31, 2013	$740.7	$1,037.2	$613.2	$8.6	$2,399.7
Business disposition	(1.2)	—	—	—	(1.2)
Effects of currency exchange rates	—	(123.3)	(20.7)	—	(144.0)

Balance at December 31, 2014	$739.5	$913.9	$592.5	$8.6	$2,254.5
Business acquisition	—	—	35.5	—	35.5
Effects of currency exchange rates	—	(97.3)	(16.2)	—	(113.5)

Balance at December 31, 2015	$739.5	$816.6	$611.8	$8.6	$2,176.5

The company's annual goodwill impairment test completed in the fourth quarter of 2015 indicated the fair value of the metal beverage packaging, Asia (Beverage Asia) reporting unit exceeded its carrying amount by approximately 25 percent. The current supply of metal beverage packaging exceeds demand in China, resulting in pricing pressure and negative impacts on the profitability of our Beverage Asia reporting unit. If it becomes an expectation that this oversupply situation will continue for an extended period of time, the company may be required to record a noncash impairment charge for some or all of the goodwill associated with the Beverage Asia reporting unit, the total balance of which was $78.3 million at December 31, 2015.

10. Restricted Cash

In December 2015, the company issued €400 million of 3.5 percent senior notes due in December 2020 and €700 million of 4.375 percent senior notes due in December 2023. Subsequent to the issuance, the company converted the net euro proceeds to British pounds. The company elected to restrict the funds in an acquisition escrow account, which enabled the reduction of its unsecured, committed bridge loan agreement capacity from £3.3 billion to £1.9 billion. The company issued additional senior notes due in December 2020 for $1 billion. At December 31, 2015, £792 million ($1,167 million) was held in a British pound denominated escrow account and $987.5 million was held in a U.S. dollar escrow account. The funds in the escrow accounts will be used to pay a portion of the cash component of the announced, proposed acquisition price of Rexam and was therefore recorded as noncurrent restricted cash. There was no noncurrent restricted cash balance at December 31, 2014. Subsequent to December 31, 2015, the company converted the U.S. dollars into British pounds.

11. Intangibles and Other Assets

	December 31,
($ in millions)	2015	2014
Investment in affiliates	$34.3	$33.2
Intangible assets (net of accumulated amortization of $132.9 million and $115.2 million at December 31, 2015 and 2014, respectively)	118.4	137.1
Capitalized software (net of accumulated amortization of $115.6 million and $103.8 million at December 31, 2015 and 2014, respectively)	76.6	62.6
Company and trust-owned life insurance	137.0	168.1
Deferred financing costs	79.7	36.3
Long-term deferred tax assets	59.6	66.5
Other	70.6	68.5

	$576.2	$572.3

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

11. Intangibles and Other Assets (Continued)

Total amortization expense of intangible assets amounted to $38.2 million, $41.4 million, and $38.6 million for the years ended December 31, 2015, 2014 and 2013, respectively. Based on intangible asset values and currency exchange rates as of December 31, 2015, total annual intangible asset amortization expense is expected to be $40.0 million, $36.3 million, $32.0 million, $24.6 million and $21.3 million for the years 2016 through 2020, respectively, and $40.1 million combined for all years thereafter.

In the fourth quarter 2014, the company recorded a provision against the balance of a long-term receivable of $16.5 million as a result of the financial difficulties of a metal food and household products packaging segment customer (see Note 5).

12. Leases

The company leases office, warehousing and manufacturing space and certain equipment in the packaging segments and office and technical space in the aerospace and technologies segment. Certain of the company's leases in effect at December 31, 2015, include renewal options and/or escalation clauses for adjusting lease expense based on various factors. Under the company's lease arrangements, Ball has the option to purchase the leased equipment at the end of the lease term, or if the company elects not to do so, to compensate the lessors for the difference between the fair market value of the equipment and the guaranteed minimum residual value. The company's maximum risk under these lease agreements was approximately $19.5 million as of December 31, 2015.

Total noncancellable operating leases in effect at December 31, 2015, require rental payments of $33.1 million, $26.5 million, $21.1 million, $16.2 million and $10.1 million for the years 2016 through 2020, respectively, and $44.7 million combined for all years thereafter. Lease expense for all operating leases was $65.6 million, $81.2 million, and $73.2 million in 2015, 2014 and 2013, respectively.

13. Debt and Interest Costs

Long-term debt and interest rates in effect consisted of the following:

	December 31,
($ in millions)	2015	2014
Notes Payable
6.75% Senior Notes, due September 2020	$—	$500.0
5.75% Senior Notes, due May 2021	—	500.0
5.25% Senior Notes, due December 2025	1000.0	—
5.00% Senior Notes, due March 2022	750.0	750.0
4.375% Senior Notes, due December 2020	1,000.0	—
4.375% Senior Notes, euro denominated, due December 2023	760.3	—
4.00% Senior Notes, due November 2023	1,000.0	1,000.0
3.50% Senior Notes, euro denominated, due December 2020	434.5	—
Multi-currency revolver, due February 2018	—	—
Bridge Facility	—	—
Senior Credit Facilities, due June 2018 (at variable rates)
Term C Loan, euro denominated (2014–1.65%)	—	92.9
Latapack-Ball Notes Payable, denominated in various currencies (2015–4.35%; 2014–2.14%)	167.5	204.2
Other (including discounts and premiums)	(4.5)	1.7

	5,107.8	3,048.8
Less: Current portion of long-term debt	(53.6)	(55.0)

	$5,054.2	$2,993.8

At December 31, 2015, taking into account outstanding letters of credit and excluding availability under the accounts receivable securitization program, approximately $2.2 billion was available under the

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

13. Debt and Interest Costs (Continued)

company's long-term, multi-currency committed revolving credit facilities, which are available until February 2018. In addition to these facilities, the company had approximately $452 million of short-term uncommitted credit facilities available at December 31, 2015, of which $23.7 million was outstanding and due on demand. At December 31, 2014, the company had $10.1 million outstanding under short-term uncommitted credit facilities. The weighted average interest rate of the outstanding short-term facilities was 0.9 percent at December 31, 2015, and 1.5 percent at December 31, 2014.

Short-term debt and current portion of long-term debt on the balance sheet includes the company's borrowings under its existing accounts receivable securitization agreement, with no amounts outstanding at December 31, 2015, and $110 million outstanding at December 31, 2014. This agreement, which has been amended and extended from time to time, is scheduled to mature in May 2017 and allows the company to borrow against a maximum amount of accounts receivable that varies between $90 million and $140 million depending on the seasonal accounts receivable balance in the company's North American packaging businesses.

Following is a summary of debt refinancing and other costs included in the consolidated statements of earnings:

	Years ended December 31,
($ in millions)	2015	2014	2013
Debt Refinancing and Other Costs:
Redemption of 6.75% and 5.75% senior notes, due September 2020 and May 2021, respectively	$(55.8)	$—	$—
Unsecured, committed bridge facility	(22.8)	—	—
Economic hedge—interest rate risk	(15.9)	—	—
Partial extinguishment of committed bridge facility	(10.7)	—	—
Partial extinguishment of revolving credit facility	(5.0)	—	—
Interest expense on 3.5% and 4.375% senior notes	(4.6)	—	—
Refinance of senior credit facilities	(1.7)	—	—
Redemption of 7.375% senior notes, due September 2019	—	(33.1)	—
Early repayment of Term A loan	—	—	(26.5)
Other individually insignificant	—	—	(1.5)

	(116.5)	(33.1)	(28.0)

In February 2015, Ball entered into a new $3 billion revolving credit facility to replace the existing approximate $1 billion revolving credit facility, repay its $92.9 million Term C loan, repay the outstanding balance on the existing revolving credit facility, redeem the 2020 and 2021 senior notes and repay the existing private placement debt of Rexam upon closing of the announced, proposed acquisition of Rexam. The new revolving credit facility expires in February 2018 and accrues interest at LIBOR plus an applicable margin based on the net leverage ratio of the company, which varies from 1.25 percent to 1.75 percent. In June 2015, Ball issued $1 billion of 5.25 percent senior notes due in July 2025. Ball used the net proceeds of the offering and other available cash to repay borrowings under its revolving credit facility and reduced the borrowing capacity under the revolving credit facility from $3 billion to $2.25 billion. In connection with this partial extinguishment, the company recorded a charge of $5.0 million, which is included in debt refinancing and other costs, a component of total interest expense, in the consolidated statements of earnings.

Also in February 2015, the company entered into a £3.3 billion unsecured bridge loan agreement, pursuant to which lending institutions have agreed, subject to limited conditions, to provide financing necessary to pay the cash portion of the consideration payable to Rexam shareholders upon consummation of the proposed acquisition of Rexam and related fees and expenses. The unsecured bridge loan agreement will bear interest that can vary depending on the amount borrowed and the duration that the facility is outstanding. These charges of $22.8 million are included in debt refinancing and other costs, a component of total interest expense, in the consolidated statements of earnings. The interest for the unsecured bridge

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

13. Debt and Interest Costs (Continued)

loan agreement can vary, not to exceed 7.0 percent per annum. The availability under the unsecured bridge loan agreement was reduced to £1.9 billion, which resulted in the write-off of $10.7 million of unamortized deferred financing costs, which is included in debt refinancing and other costs.

In March 2015, Ball redeemed its outstanding 6.75 percent senior notes and 5.75 percent senior notes due in September 2020 and May 2021, respectively, at a price per note of 103.375 percent and 106.096 percent, respectively, of the outstanding principal amounts plus accrued interest. The redemption resulted in a pre-tax charge in interest expense of $55.8 million, composed of the redemption premiums and the write-offs of related debt financing costs.

In December 2015, the company issued $1 billion of 4.375 percent senior notes, €400 million of 3.5 percent senior notes, all due in December 2020, and €700 million of 4.375 percent senior notes, due in December 2023. The company intends to use the proceeds to pay a portion of the cash consideration payable in the proposed Rexam acquisition. Until the Rexam acquisition is consummated, the interest on these senior notes is recorded in debt refinancing and other costs, which totalled $4.6 million. In the event the Rexam acquisition is not consummated on or prior to November 15, 2016, these senior notes will be callable by the lender, requiring the company to effect the redemption of all of the outstanding notes of each series at the applicable redemption price of face value plus accrued and unpaid interest. This would result in use of restricted cash to redeem these senior notes and pay any additional fees.

In December 2013, Ball announced the redemption of its outstanding 7.375 percent senior notes due in September 2019 in the amount of $315.4 million. The redemption occurred on January 10, 2014, at a price per note of 108.01 percent of the outstanding principal amount plus accrued interest. The redemption of the bonds resulted in a pretax charge in the first quarter of 2014 of $33.1 million for the call premium and the write off of unamortized financing costs and premiums. These charges are included in debt refinancing and other costs, a component of interest expense, in the consolidated statement of earnings.

In June 2013, we amended the senior credit facilities and extended the term from December 2015 to June 2018. In connection with the amendment, we recorded a charge of $0.4 million for the write-off of unamortized financing costs, which is included in debt refinancing and other costs, a component of total interest expense, in the consolidated statements of earnings.

In May 2013, Ball: (1) issued $1 billion of 4.00 percent senior notes due in November 2023; (2) tendered for the redemption of its 7.125 percent senior notes originally due in September 2016 in the amount of $375 million, at a redemption price per note of 105.322 percent of the outstanding principal amount plus accrued interest; and (3) repaid the $125 million Term A loan, which was a component of the senior credit facilities. The redemption of the senior notes, all of which occurred in the second quarter of 2013, and the early repayment of the Term A loan resulted in charges of $26.5 million for the tender and call premiums, as well as the write-off of unamortized financing costs and issuance discounts. These charges are included in debt refinancing and other costs, a component of interest expense, in the consolidated statement of earnings.

The fair value of the long-term debt was estimated to be $5.2 billion at December 31, 2015, which approximated the carrying value of $5.1 billion. The fair value was estimated to be $3.1 billion at December 31, 2014, which approximated the carrying value of $3.0 billion. The fair value reflects the market rates at each period end for debt with credit ratings similar to the company's ratings and is classified as Level 2 within the fair value hierarchy. Rates currently available to the company for loans with similar terms and maturities are used to estimate the fair value of long-term debt based on discounted cash flows.

Long-term debt obligations outstanding at December 31, 2015, have maturities (net of discounts of $8.5 million related to 2018) of $53.6 million, $47.6 million, $23.5 million, $11.3 million and $1,446.5 million in the years ending December 31, 2016 through 2020, respectively, and $3,525.3 million thereafter.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

13. Debt and Interest Costs (Continued)

Ball provides letters of credit in the ordinary course of business to secure liabilities recorded in connection with certain self-insurance arrangements. Letters of credit outstanding at December 31, 2015 and 2014, were $15.8 million and $16.3 million, respectively.

Interest payments (net of capitalized interest) were $130.0 million, $168.6 million and $187.5 million in 2015, 2014 and 2013, respectively.

The senior notes and senior credit facilities are guaranteed on a full, unconditional and joint and several basis by certain of the company's wholly owned domestic subsidiaries. Certain foreign denominated tranches of the senior credit facilities are similarly guaranteed by certain of the company's wholly owned foreign subsidiaries. Note 23 contains further details, as well as required condensed consolidating financial information for the company, segregating the guarantor subsidiaries and non-guarantor subsidiaries as defined in the senior notes agreements.

The U.S. note agreements, bank credit agreement and accounts receivable securitization agreement contain certain restrictions relating to dividend payments, share repurchases, investments, financial ratios, guarantees and the incurrence of additional indebtedness. The most restrictive of the company's debt covenants require the company to maintain a leverage ratio (as defined) of no greater than 4.00.

The company was in compliance with all loan agreements and debt covenants at December 31, 2015 and 2014, and has met all debt payment obligations.

14. Taxes on Income

The amount of earnings before income taxes is:

	Years ended December 31,
($ in millions)	2015	2014	2013
U.S.	$46.4	$279.7	$242.9
Foreign	299.1	365.9	340.7

	$345.5	$645.6	$583.6

The provision for income tax expense is:

	Years ended December 31,
($ in millions)	2015	2014	2013
Current
U.S.	$26.1	$50.8	$47.2
State and local	7.0	17.7	3.6
Foreign	75.7	69.5	100.4

Total current	108.8	138.0	151.2

Deferred
U.S.	(37.9)	8.9	28.5
State and local	(4.1)	(1.1)	(0.7)
Foreign	(19.8)	4.1	(29.4)

Total deferred(a)	(61.8)	11.9	(1.6)

Tax provision	$47.0	$149.9	$149.6

(a)
Amounts do not include tax benefits related to discontinued operations of $(0.2) million in 2013.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

14. Taxes on Income (Continued)

The income tax provision recorded within the consolidated statements of earnings differs from the provision determined by applying the U.S. statutory tax rate to pretax earnings as a result of the following:

	Years ended December 31,
($ in millions)	2015	2014	2013
Statutory U.S. federal income tax	$120.9	$226.0	$204.3
Increase (decrease) due to:
Foreign tax rate differences	(50.7)	(57.3)	(45.5)
U.S. state and local taxes, net	1.8	6.9	1.6
U.S. taxes on foreign earnings, net of tax credits	1.7	11.8	26.4
U.S. manufacturing deduction	(3.8)	(6.8)	(4.3)
U.S. research and development tax credits	(14.8)	(8.5)	(17.9)
Uncertain tax positions, including interest	(3.6)	(7.9)	(3.4)
Company and trust-owned life insurance	(2.2)	(4.9)	(6.3)
Other, net	(2.3)	(9.4)	(5.3)

Provision for taxes	$47.0	$149.9	$149.6

Effective tax rate expressed as a percentage of pretax earnings	13.6%	23.2%	25.6%

The 2015 full year effective income tax rate was 13.6 percent compared to 2014 of 23.2 percent. The lower tax rate in 2015 compared to 2014 was primarily due to business consolidation and other activities incurred in the U.S., lower U.S. taxes on foreign earnings, and increased research and development tax credits, partially offset by decreased favorable nonrecurring discrete tax items in the 2015 effective tax rate.

The 2014 full year effective income tax rate was 23.2 percent compared to 2013 of 25.6 percent. The lower tax rate in 2014 was primarily the result of a higher foreign tax rate differential, lower U.S. taxes on foreign earnings and the 2014 releases of uncertain tax positions which exceeded those occurring in 2013, partially offset by lower 2014 U.S. research and development tax credits.

Ball's Serbian subsidiary was granted an income tax holiday that applies to only a portion of earnings and expired at the end of 2015. In addition, the Serbian subsidiary was granted tax relief equal to 80 percent of additional local investment with a ten-year period that will expire in 2022. The tax relief may be used to offset tax on earnings not covered by the initial tax holiday and has $18.8 million remaining as of December 31, 2015. In 2011 and 2012, Ball's Brazilian subsidiary was granted two tax holidays expiring in 2021 and 2022. Under the terms of the holidays, a certain portion of Brazil earnings receive up to a 19 percent tax exemption. The exemption reduced income tax by $16.1 million, $16.4 million and $14.7 million in 2015, 2014 and 2013, respectively. One of Ball's Polish subsidiaries was granted a tax holiday in 2014 based on a new capital investment. The holiday provides up to $33.9 million of tax relief over a ten year period.

Due to the U.S. tax status of certain Ball subsidiaries in Canada and the PRC, the company annually provides U.S. taxes on foreign earnings in those subsidiaries, net of any estimated foreign tax credits. Current taxes are also provided on certain other undistributed earnings that are currently taxable in the U.S. Net U.S. taxes primarily provided for Brazil, Canada and PRC earnings in 2015, 2014, and 2013 were $1.7 million, $11.8 million and $26.4 million, respectively. Management's intention is to indefinitely reinvest undistributed earnings of Ball's remaining foreign subsidiaries. The indefinite reinvestment assertion is supported by both long-term and short-term forecasts and U.S. financial requirements, including, but not limited to, operating cash flows, capital expenditures, debt maturities and dividends. As a result, the company has not provided deferred taxes on earnings in certain non-U.S. subsidiaries. Retained earnings in non-U.S. subsidiaries totaled $2,021.7 million as of December 31, 2015. It is not practical to estimate the additional taxes that may become payable upon the eventual remittance of these foreign earnings to the U.S.; however, repatriation of these earnings could result in a material increase to the company's effective tax rate.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

14. Taxes on Income (Continued)

Net income tax payments were $58.4 million, $163.2 million and $111.4 million in 2015, 2014 and 2013, respectively.

The significant components of deferred tax assets and liabilities were:

	December 31,
($ in millions)	2015	2014
Deferred tax assets:
Deferred compensation	$109.6	$105.7
Accrued employee benefits	113.0	128.1
Plant closure costs	3.1	3.4
Accrued pensions	177.3	175.5
Inventory and other reserves	21.2	19.4
Net operating losses, foreign tax credits and other tax attributes	105.0	108.8
Unrealized losses on currency exchange and derivative transactions	57.1	24.4
Transaction costs	33.9	—
Other	32.4	26.2

Total deferred tax assets	652.6	591.5
Valuation allowance	(90.3)	(92.4)

Net deferred tax assets	562.3	499.1

Deferred tax liabilities:
Property, plant and equipment	(267.2)	(242.4)
Goodwill and other intangible assets	(155.2)	(141.1)
Other	(17.3)	(30.2)

Total deferred tax liabilities	(439.7)	(413.7)

Net deferred tax assets (liability)	$122.6	$85.4

The net deferred tax asset (liability) was included in the consolidated balance sheets as follows:

	December 31,
($ in millions)	2015	2014
Deferred taxes and other current assets	$96.3	$54.9
Intangibles and other assets, net	59.6	66.5
Other current liabilities	(3.1)	(3.6)
Deferred taxes and other liabilities	(30.2)	(32.4)

Net deferred tax asset	$122.6	$85.4

At December 31, 2015, Ball's European subsidiaries had net operating loss carryforwards, primarily with no expiration date, of $34.6 million with a related tax benefit of $9.7 million. Ball's Canadian subsidiaries had net operating loss carryforwards, expiring between 2027 and 2034, of $96.0 million with a related tax benefit of $25.4 million. One of Ball's Mexican subsidiaries had net operating loss carryforwards of $23.1 million with a related tax benefit of $6.9 million expiring between 2021 and 2025. Due to the uncertainty of ultimate realization, the European and Canadian benefits have been fully offset by valuation allowances while the Mexican net operating losses are expected to be fully utilized. A few of Ball's U.S. subsidiaries had state net operating loss carryforwards with a tax benefit of $13.9 million that expire between 2016 and 2034. At December 31, 2015, the company had foreign tax credit carryforwards of $47.1 million expiring between 2018 and 2024; however, due to the uncertainty of realization, the benefits of state net operating losses and foreign tax credit carryforwards have been fully offset by valuation allowances.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

14. Taxes on Income (Continued)

A rollforward of the unrecognized tax benefits related to uncertain income tax positions at December 31 follows:

($ in millions)	2015	2014	2013
Balance at January 1	$65.5	$78.3	$76.6
Additions based on tax positions related to the current year	1.0	1.4	1.7
Additions for tax positions of prior years	2.2	7.7	5.5
Reductions for settlements	(8.4)	—	(7.2)
Reductions due to lapse of statute of limitations	(5.7)	(16.5)	(0.2)
Effect of foreign currency exchange rates	(4.1)	(5.4)	1.9

Balance at December 31	$50.5	$65.5	$78.3

The annual provisions for income taxes included tax benefits related to uncertain tax positions, including interest, of $3.6 million, $7.9 million and $3.4 million in 2015, 2014 and 2013, respectively.

At December 31, 2015, the amount of unrecognized tax benefits that, if recognized, would reduce tax expense was $57.2 million. Within the next 12 months, it is reasonably possible that unrecognized tax benefits may decrease by as much as $0.1 million as a result of settlements with various taxing jurisdictions. The company and its subsidiaries file various income tax returns in the U.S. federal, various state, local and foreign jurisdictions. The U.S. federal statute of limitations is closed for years prior to 2012. With a few exceptions, the company is no longer subject to examination by state and local tax authorities for years prior to 2008. The company's significant non-U.S. filings are in Germany, France, the United Kingdom, the Netherlands, Poland, Serbia, Switzerland, the PRC, Canada, Brazil, the Czech Republic, Mexico and Argentina. At December 31, 2015, the company is either under examination or has been notified of a pending examination by tax authorities in Germany, the United Kingdom, Hong Kong, Canada and various U.S. states.

The company recognizes the accrual of interest and penalties related to unrecognized tax benefits in income tax expense. Ball recognized $1.6 million of tax benefit, $1.3 million of tax expense and $2.7 million of tax expense in 2015, 2014 and 2013, respectively, for potential interest on these items. At December 31, 2015 and 2014, the accrual for uncertain tax positions included potential interest expense of $9.2 million and $11.2 million, respectively. No penalties have been accrued.

15. Employee Benefit Obligations

	December 31,
($ in millions)	2015	2014
Underfunded defined benefit pension liabilities	$705.1	$724.1
Less current portion and prepaid pension assets	(16.6)	(19.4)

Long-term defined benefit pension liabilities	688.5	704.7
Retiree medical and other postemployment benefits	147.8	169.0
Deferred compensation plans	280.8	272.2
Other	30.1	32.4

	$1,147.2	$1,178.3

The company's pension plans cover U.S., Canadian and European employees meeting certain eligibility requirements. The defined benefit plans for salaried employees, as well as those for hourly employees in Germany and the United Kingdom, provide pension benefits based on employee compensation and years of service. Plans for North American hourly employees provide benefits based on fixed rates for each year of service. While the German plans are not funded, the company maintains book reserves, and annual additions to the reserves are generally tax deductible. With the exception of the German plans, our policy is to fund the defined benefit plans in amounts at least sufficient to satisfy statutory funding requirements taking into consideration what is currently deductible under existing tax laws and regulations.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

15. Employee Benefit Obligations (Continued)

The company also participates in multi-employer defined benefit plans for which Ball is not the sponsor. The aggregated annual 2015 expense for these plans of $1.3 million, which approximated the total annual funding, is included in the summary of net periodic benefit cost. The risks of participating in multi-employer pension plans are different from single-employer plans. Assets contributed to a multi-employer plan by one employer may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. In the event that Ball withdraws from participation in one of these plans, then applicable law could require the company to make additional lump-sum contributions to the plan. The company's withdrawal liability for any multi-employer defined benefit pension plan would depend on the extent of the plan's funding of vested benefits. Additionally, if a multi-employer defined benefit pension plan fails to satisfy certain minimum funding requirements, the IRS may impose a nondeductible excise tax of 5 percent on the amount of the accumulated funding deficiency for those employers contributing to the plan.

In 2014, the company updated the mortality tables used to calculate its U.S. defined benefit pension and other postretirement benefit liabilities. In October 2014, the Society of Actuaries' Retirement Plans Experience Committee (RPEC) released new mortality tables known as RP 2014. The new tables released by the RPEC reflected substantial life expectancy improvements. The company evaluated the new mortality tables and chose to value its U.S. defined benefit pension and other postretirement benefit liabilities using an alternative assumption of future mortality based on past history that is more representative of the company's expectations around future improvements in mortality rates for the plan participants. The company's assumptions reflect anticipated future improvements in mortality rates. This alternative assumption was determined to be credible by the company's actuaries and meets professional actuarial standards.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

15. Employee Benefit Obligations (Continued)

Defined Benefit Pension Plans

An analysis of the change in benefit accruals for 2015 and 2014 follows:

	2015			2014
($ in millions)	U.S.	Foreign	Total	U.S.	Foreign	Total
Change in projected benefit obligation:
Benefit obligation at prior year end	$1,416.1	$743.2	$2,159.3	$1,284.2	$704.6	$1,988.8
Service cost	52.1	14.9	67.0	46.3	13.4	59.7
Interest cost	57.2	18.4	75.6	62.0	25.7	87.7
Benefits paid	(99.9)	(28.0)	(127.9)	(51.4)	(32.7)	(84.1)
Net actuarial (gains) losses	(70.9)	(37.1)	(108.0)	184.0	105.4	289.4
Effect of exchange rates	—	(64.5)	(64.5)	—	(73.2)	(73.2)
Settlements/curtailments/special termination	3.8	—	3.8	(102.8)	—	(102.8)
Plan amendments and other	3.3	(0.2)	3.1	(6.2)	—	(6.2)

Benefit obligation at year end	1,361.7	646.7	2,008.4	1,416.1	743.2	2,159.3

Change in plan assets:
Fair value of assets at prior year end	1,098.0	337.2	1,435.2	1,109.5	277.4	1,386.9
Actual return on plan assets	(11.1)	9.6	(1.5)	48.4	65.2	113.6
Employer contributions	0.6	1.6	2.2	94.3	26.9	121.2
Contributions to unfunded German plans(a)	—	18.1	18.1	—	22.2	22.2
Benefits paid	(99.9)	(28.0)	(127.9)	(51.4)	(32.7)	(84.1)
Effect of exchange rates	—	(22.8)	(22.8)	—	(21.8)	(21.8)
Settlements	—	—	—	(102.8)	—	(102.8)

Fair value of assets at end of year	987.6	315.7	1,303.3	1,098.0	337.2	1,435.2

Underfunded status	$(374.1)	$(331.0) (a)	$(705.1)	$(318.1)	$(406.0) (a)	$724.1

(a)
The German plans are unfunded and the liability is included in the company's consolidated balance sheets. Benefits are paid directly by the company to the participants. The German plans represented $317.1 million and $393.9 million of the total unfunded status at December 31, 2015 and 2014, respectively.

Amounts recognized in the consolidated balance sheets for the funded status consisted of:

	December 31,
	2015			2014
($ in millions)	U.S.	Foreign	Total	U.S.	Foreign	Total
Prepaid pension cost	$—	$1.5	$1.5	$—	$1.8	$1.8
Defined benefit pension liabilities	(374.1)	(332.5)	(706.6)	(318.1)	(407.8)	(725.9)

	(374.1)	(331.0)	(705.1)	(318.1)	(406.0)	(724.1)

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

15. Employee Benefit Obligations (Continued)

Amounts recognized in accumulated other comprehensive earnings (loss) consisted of:

	December 31,
	2015			2014
($ in millions)	U.S.	Foreign	Total	U.S.	Foreign	Total
Net actuarial loss	$586.7	$128.8	$715.5	$606.3	$183.0	$789.3
Net prior service cost (credit)	11.2	(1.6)	9.6	7.9	(1.9)	6.0
Tax effect and currency exchange rates	(253.1)	(27.1)	(280.2)	(239.0)	(50.1)	(289.1)

	$344.8	$100.1	$444.9	$375.2	$131.0	$506.2

The accumulated benefit obligation for all U.S. defined benefit pension plans was $1,301.5 million and $1,355.2 million at December 31, 2015 and 2014, respectively. The accumulated benefit obligation for all foreign defined benefit pension plans was $592.5 million and $675.1 million at December 31, 2015 and 2014, respectively.

Following is the information for defined benefit plans with an accumulated benefit obligation in excess of plan assets:

	December 31,
	2015				2014
($ in millions)	U.S.	Foreign		Total	U.S.	Foreign		Total
Projected benefit obligation	$1,361.7	$359.4		$1,721.1	$1,416.0	$440.2		$1,856.2
Accumulated benefit obligation	1,301.5	338.8		1,640.3	1,355.2	411.1		1,766.3
Fair value of plan assets	987.6	35.0	(a)	1,022.6	1,098.0	40.5	(a)	1,138.5

(a)
The German plans are unfunded and, therefore, there is no fair value of plan assets associated with them. The unfunded status of those plans was $317.1 million and $393.9 million at December 31, 2015 and 2014, respectively.

Components of net periodic benefit cost were:

	Years ended December 31,
	2015			2014			2013
($ in millions)	U.S.	Foreign	Total	U.S.	Foreign	Total	U.S.	Foreign	Total
Ball-sponsored plans:
Service cost	$52.1	$14.9	$67.0	$46.3	$13.4	$59.7	$48.7	$12.1	$60.8
Interest cost	57.2	18.4	75.6	62.0	25.7	87.7	55.2	24.0	79.2
Expected return on plan assets	(79.2)	(19.7)	(98.9)	(82.6)	(17.0)	(99.6)	(77.3)	(16.7)	(94.0)
Amortization of prior service cost	(1.1)	(0.4)	(1.5)	(0.1)	(0.5)	(0.6)	—	(0.4)	(0.4)
Recognized net actuarial loss	39.0	9.2	48.2	29.5	8.2	37.7	42.5	7.8	50.3
Curtailment and settlement losses (gains), including special termination benefits	4.9	—	4.9	45.3	—	45.3	6.1	1.7	7.8

Net periodic benefit cost for Ball-sponsored plans	72.9	22.4	95.3	100.4	29.8	130.2	75.2	28.5	103.7
Multi-employer plans:
Net periodic benefit cost, excluding curtailment loss	1.3	—	1.3	2.0	—	2.0	2.6	—	2.6
Curtailment and settlement losses (gains)	—	—	—	—	—	—	9.8	—	9.8

Net periodic benefit cost for multi-employer plans	1.3	—	1.3	2.0	—	2.0	12.4	—	12.4

Total net periodic benefit cost	$74.2	$22.4	$96.6	$102.4	$29.8	$132.2	$87.6	$28.5	$116.1

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

15. Employee Benefit Obligations (Continued)

In September 2014, the company executed a lump sum buyout offer to certain terminated vested pension plan participants in its U.S. defined benefit pension plans. The offer provided participants with a one-time election to receive a lump-sum payout in full settlement of their remaining pension benefit. The company recorded a non-cash charge of $45.3 million for the settlement of its pension benefit obligations in connection with this offer in 2014, based on pension asset values and liabilities at the time of the settlement.

Curtailment losses in 2013 are related to the closure of the company's Elgin, Illinois, facility and the migration of certain of the company's Weirton, West Virginia, hourly employees from a multi-employer defined benefit pension plan to a Ball-sponsored defined benefit pension plan as of January 1, 2014. Further details are available in Note 5.

The estimated actuarial net gain (loss) and prior service cost for the defined benefit pension plans that will be amortized from accumulated other comprehensive earnings (loss) into net periodic benefit cost during 2016 are a loss of $37.4 million and a gain of $1.4 million, respectively.

Contributions to the company's defined benefit pension plans, not including the unfunded German plans, are expected to be in the range of $31 million in 2016. This estimate may change based on changes in the Pension Protection Act and actual plan asset performance and available company cash flow, among other factors. Benefit payments related to these plans are expected to be $94.1 million, $97.4 million, $100.9 million, $104.5 million and $108.6 million for the years ending December 31, 2016 through 2020, respectively, and a total of $584 million for the years 2021 through 2025. Payments to participants in the unfunded German plans are expected to be approximately $16 million to $18 million in each of the years 2016 through 2020 and a total of $75 million for the years 2021 through 2025.

Weighted average assumptions used to determine benefit obligations for the North American plans at December 31 were:

	U.S.			Canada
	2015	2014	2013	2015	2014	2013
Discount rate	4.60%	4.15%	5.00%	3.50%	3.50%	4.25%
Rate of compensation increase	4.80%	4.80%	4.80%	3.00%	3.00%	3.00%

Weighted average assumptions used to determine benefit obligations for the European plans at December 31 were:

	United Kingdom			Germany
	2015	2014	2013	2015	2014	2013
Discount rate	3.75%	3.75%	4.50%	2.25%	1.75%	3.25%
Rate of compensation increase	3.00%	3.00%	4.25%	2.50%	2.50%	2.75%
Pension increase	3.15%	3.15%	3.40%	1.75%	1.75%	1.75%

The discount and compensation increase rates used above to determine the benefit obligations at December 31, 2015, will be used to determine net periodic benefit cost for 2016. A reduction of the expected return on pension assets assumption by one quarter of a percentage point would result in an approximate $3.4 million increase in 2016 pension expense, while a quarter of a percentage point reduction in the discount rate applied to the pension liability would result in estimated additional pension expense of $4.8 million in 2016.

Weighted average assumptions used to determine net periodic benefit cost for the North American plans for the years ended December 31 were:

	U.S.			Canada
	2015	2014	2013	2015	2014	2013
Discount rate	4.15%	5.00%	4.13%	3.50%	4.25%	4.00%
Rate of compensation increase	4.80%	4.80%	4.80%	3.00%	3.00%	3.00%
Expected long-term rate of return on assets	7.25%	7.25%	7.63%	4.00%	4.56%	4.55%

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

15. Employee Benefit Obligations (Continued)

Weighted average assumptions used to determine net periodic benefit cost for the European plans for the years ended December 31 were:

	United Kingdom			Germany
	2015	2014	2013	2015	2014	2013
Discount rate	3.75%	4.50%	4.50%	1.75%	3.25%	3.25%
Rate of compensation increase	3.00%	4.25%	3.75%	2.50%	2.75%	2.75%
Pension increase	3.15%	3.40%	2.90%	1.75%	1.75%	1.75%
Expected long-term rate of return on assets	6.50%	6.50%	7.00%	N/A	N/A	N/A

Current financial accounting standards require that the discount rates used to calculate the actuarial present value of pension and other postretirement benefit obligations reflect the time value of money as of the measurement date of the benefit obligation and reflect the rates of return currently available on high quality fixed-income securities whose cash flows (via coupons and maturities) match the timing and amount of future benefit payments of the plan. In addition, changes in the discount rate assumption should reflect changes in the general level of interest rates.

In selecting the U.S. discount rate for December 31, 2015, several benchmarks were considered, including Moody's long-term corporate bond yield for A bonds, the Citigroup Pension Liability Index, the JP Morgan 15+ year corporate bond yield for A bonds and the Merrill Lynch 15+ year corporate bond yield for A bonds. In addition, the expected cash flows from the plans were modeled relative to the Citigroup Pension Discount Curve and matched to cash flows from a portfolio of bonds rated A or better. When determining the appropriate discount rate, the company contemplated the impact of lump sum payment options under its U.S. plans when considering the appropriate yield curve. In Canada the markets for locally denominated high-quality, longer term corporate bonds are relatively thin. As a result, the approach taken in Canada was to use yield curve spot rates to discount the respective benefit cash flows and to compute the underlying constant bond yield equivalent. The Canadian discount rate at December 31, 2015, was selected based on a review of the expected benefit payments for each of the Canadian defined benefit plans over the next 60 years and then discounting the resulting cash flows to the measurement date using the AA corporate bond spot rates to determine the equivalent level discount rate. In the United Kingdom and Germany, the company and its actuarial consultants considered the applicable iBoxx 15+ year AA corporate bond yields for the respective markets and determined a rate consistent with those expectations. In all countries, the discount rates selected for December 31, 2015, were based on the range of values obtained from cash flow specific methods, together with the changes in the general level of interest rates reflected by the benchmarks.

The assumption related to the expected long-term rate of return on plan assets reflects the average rate of earnings expected on the funds invested to provide for the benefits over the life of the plans. The assumption was based upon Ball's pension plan asset allocations, investment strategies and the views of investment managers and other large pension plan sponsors. Some reliance was placed on historical asset returns of our plans. An asset-return model was used to project future asset returns using simulation and asset class correlation. The analysis included expected future risk premiums, forward-looking return expectations derived from the yield on long-term bonds and the price earnings ratios of major stock market indexes, expected inflation and real risk-free interest rate assumptions and the fund's expected asset allocation.

The expected long-term rates of return on assets were calculated by applying the expected rate of return to a market related value of plan assets at the beginning of the year, adjusted for the weighted average expected contributions and benefit payments. The market related value of plan assets used to calculate the expected return was $1,395.3 million for 2015, $1,470.9 million for 2014 and $1,238.5 million for 2013.

For pension plans, accumulated actuarial gains and losses in excess of a 10 percent corridor and the prior service cost are amortized over the average remaining service period of active participants or over the average life expectancy for plans with significant inactive participants.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

15. Employee Benefit Obligations (Continued)

Defined Benefit Pension Plan Assets

Policies and Allocation Information

Investment policies and strategies for the plan assets in the U.S., Canada and the United Kingdom are established by pension investment committees of the company and its relevant subsidiaries and include the following common themes: (1) to provide for long-term growth of principal without undue exposure to risk, (2) to minimize contributions to the plans, (3) to minimize and stabilize pension expense and (4) to achieve a rate of return above the market average for each asset class over the long term. The pension investment committees are required to regularly, but no less frequently than once annually, review asset mix and asset performance, as well as the performance of the investment managers. Based on their reviews, which are generally conducted quarterly, investment policies and strategies are revised as appropriate.

Target asset allocations in the U.S. and Canada are set using a minimum and maximum range for each asset category as a percent of the total funds' market value. Assets contributed to the United Kingdom plans are invested using established percentages. Following are the target asset allocations established as of December 31, 2015:

	U.S.	Canada	United Kingdom(c)
Cash and cash equivalents	0–10%	0–2%	4%
Equity securities	10–75%(a)	8–12%	20%
Fixed income securities	25–70%(b)	88–92%	64%
Absolute return investments	—	—	9%
Alternative investments	0–35%	—	3%

(a)
Equity securities may consist of: (1) up to 25 percent large cap equities, (2) up to 10 percent mid cap equities, (3) up to 10 percent small cap equities, (4) up to 35 percent foreign equities and (5) up to 35 percent special equities. Holdings in Ball Corporation common stock or Ball bonds cannot exceed 5 percent of the trust's assets.

(b)
Debt securities may include up to 10 percent non-investment grade bonds, up to 10 percent bank loans and up to 15 percent international bonds.

(c)
The percentages provided reflect the asset allocation percentage at December 31, 2015. The portfolio mix is expected to be adjusted over time toward more fixed-income securities.

The actual weighted average asset allocations for Ball's defined benefit pension plans, which individually were within the established targets for each country for that year, were as follows at December 31:

	2015	2014
Cash and cash equivalents	2%	3%
Equity securities	37%	38%
Fixed income securities	52%	50%
Alternative investments	9%	9%

	100%	100%

Fair Value Measurements of Pension Plan Assets

Following is a description of the valuation methodologies used for pension assets measured at fair value:

Cash and cash equivalents:    Consist of cash on deposit with brokers and short-term U.S. Treasury money market funds and are net of receivables and payables for securities traded at the period end but not yet settled. All cash and cash equivalents are stated at cost, which approximates fair value.

Corporate equity securities:    Valued at the closing price reported on the active market on which the individual security is traded.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

15. Employee Benefit Obligations (Continued)

U.S. government and agency securities:    Valued using the pricing of similar agency issues, live trading feeds from several vendors and benchmark yields.

Corporate bonds and notes:    Valued using market inputs including benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers and reference data including market research publications. Inputs may be prioritized differently at certain times based on market conditions.

Commingled funds:    The shares held are valued at the net asset value (NAV) at year end.

Limited partnerships and other:    Certain of the partnership investments receive fair market valuations on a quarterly basis. Certain other partnerships invest in market-traded securities, both on a long and short basis. These investments are valued using quoted market prices. For the partnership that invests in timber properties, a detailed valuation is performed by an independent appraisal firm every three years. In the interim years, the investment manager updates the independently prepared valuation for property value changes, timber growth, harvesting, etc.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The company's assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The levels assigned to the defined benefit plan assets are summarized in the tables below:

	December 31, 2015
($ in millions)	Level 1	Level 2	Level 3	Total
U.S. pension assets, at fair value:
Cash and cash equivalents	$2.9	$66.0	$—	$68.9
Corporate equity securities:
Consumer discretionary	46.6	—	—	46.6
Financials	37.4	—	—	37.4
Healthcare	25.9	—	—	25.9
Industrials	61.2	—	—	61.2
Information technology	53.2	—	—	53.2
Other	34.1	18.4	—	52.5
U.S. government and agency securities:
FHLMC mortgage backed securities	—	14.4	—	14.4
FNMA mortgage backed securities	—	55.9	—	55.9
Treasury bonds	31.7	—	—	31.7
Other	11.7	12.2	—	23.9
Corporate bonds and notes:
Financials	—	91.5	—	91.5
Industrials	—	21.1	—	21.1
Oil and gas	—	21.5	—	21.5
Private placement	—	37.3	—	37.3
Other	—	84.6	—	84.6
Commingled funds
International	15.9	50.7	—	66.6
Other	2.2	64.1	—	66.3
Limited partnerships and other	—	64.4	62.7	127.1

Total assets	$322.8	$602.1	$62.7	$987.6

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

15. Employee Benefit Obligations (Continued)

	December 31, 2014
($ in millions)	Level 1	Level 2	Level 3	Total
U.S. pension assets, at fair value:
Cash and cash equivalents	$0.9	$88.7	$—	$89.6
Corporate equity securities:
Consumer discretionary	53.8	—	—	53.8
Industrials	58.7	—	—	58.7
Information technology	57.5	—	—	57.5
Other	116.6	34.4	—	151.0
U.S. government and agency securities:
FHLMC mortgage backed securities	—	14.7	—	14.7
FNMA mortgage backed securities	—	49.9	—	49.9
Other	49.1	13.1	—	62.2
Corporate bonds and notes:
Financials	—	96.5	—	96.5
Oil and gas	—	33.4	—	33.4
Private placement	—	44.8	—	44.8
Other	—	113.5	—	113.5
Commingled funds
International	19.5	68.7	—	88.2
Other	3.3	50.3	—	53.6
Limited partnerships and other	—	67.6	63.0	130.6

Total assets	$359.4	$675.6	$63.0	$1,098.0

The following is a reconciliation of the U.S. Level 3 assets for the two years ended December 31, 2015 (dollars in millions):

Balance at December 31, 2013	$51.9
Actual return on plan assets relating to assets still held at the reporting date	9.5
Purchases	9.1
Sales	(7.5)

Balance at December 31, 2014	63.0
Actual return on plan assets relating to assets still held at the reporting date	3.3
Purchases	7.9
Sales	(11.5)

Balance at December 1, 2015	$62.7

	December 31,
($ in millions)	2015	2014
Canadian pension assets, at fair value (all Level 2):
Equity commingled funds	$3.0	$3.9
Fixed income commingled funds	27.5	34.5
Fixed income securities	6.8	8.7

Total assets	$37.3	$47.1

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

15. Employee Benefit Obligations (Continued)

	December 31,
($ in millions)	2015	2014
U.K. pension assets, at fair value (all Level 2):
Cash and cash equivalents	$10.9	$—
Equity commingled funds	$54.4	$71.3
Fixed income commingled funds	174.0	174.1
Absolute return funds	24.5	17.2
Alternative investments	8.2	22.8

Net assets	$272.0	$285.4

Other Postemployment Benefits

The company sponsors postretirement health care and life insurance plans for substantially all U.S. and Canadian employees. Employees may also qualify for long-term disability, medical and life insurance continuation and other postemployment benefits upon termination of active employment prior to retirement. All of the Ball-sponsored postretirement health care and life insurance plans are unfunded and, with the exception of life insurance benefits, are self-insured.

In Canada, the company provides supplemental medical and other benefits in conjunction with Canadian provincial health care plans. Most U.S. salaried employees who retired prior to 1993 are covered by noncontributory defined benefit medical plans with capped lifetime benefits. Ball provides a fixed subsidy toward each retiree's future purchase of medical insurance for U.S. salaried and substantially all nonunion hourly employees retiring after January 1, 1993. Life insurance benefits are noncontributory. Ball has no commitments to increase benefits provided by any of the postemployment benefit plans.

An analysis of the change in other postretirement benefit accruals for 2015 and 2014 follows:

($ in millions)	2015	2014
Change in benefit obligation:
Benefit obligation at prior year end	$154.1	$155.4
Service cost	1.5	1.4
Interest cost	6.0	7.3
Benefits paid	(8.7)	(11.4)
Net actuarial (gain) loss	(17.3)	3.1
Special termination benefits	2.1	—
Effect of exchange rates and other	(2.9)	(1.7)

Benefit obligation at year end	$134.8	$154.1

Components of net periodic benefit cost were:

	Years ended December 31,
($ in millions)	2015	2014	2013
Service cost	$1.5	$1.4	$1.7
Interest cost	6.0	7.3	6.6
Amortization of prior service cost	(0.6)	(0.5)	(0.5)
Recognized net actuarial loss (gain)	(1.6)	(1.5)	(0.6)
Special termination benefits	2.1	—	1.9

Net period benefit cost	$7.4	$6.7	$9.1

Approximately $2.5 million of estimated net actuarial gain and $0.6 million of prior service benefit will be amortized from accumulated other comprehensive earnings (loss) into net periodic benefit cost during 2016.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

15. Employee Benefit Obligations (Continued)

The assumptions used for the determination of benefit obligations and net periodic benefit cost were the same as those used for the U.S. and Canadian defined benefit pension plans. For other postretirement benefits, accumulated actuarial gains and losses and prior service cost are amortized over the average remaining service period of active participants.

For the U.S. health care plans at December 31, 2015, a 7.5 percent health care cost trend rate was used for pre-65 and post-65 benefits, and trend rates were assumed to decrease to 5 percent in 2021 and remain at that level thereafter. For the Canadian plans, a 4.5 percent health care cost trend rate was used, which was assumed to increase to 5 percent by 2018 and remain at that level in subsequent years. Benefit payment caps exist in many of the company's health care plans.

Health care cost trend rates can have an effect on the amounts reported for the health care plan. A one-percentage point increase in assumed health care cost trend rates would increase the total of service and interest cost by $0.2 million and the postretirement benefit obligation by $2.9 million. A one-percentage point decrease would decrease the total of service and interest cost by $0.2 million and the postretirement benefit obligation by $2.8 million.

Deferred Compensation Plans

Certain management employees may elect to defer the payment of all or a portion of their annual incentive compensation into the company's deferred compensation plan and/or the company's deferred compensation stock plan. The employee becomes a general unsecured creditor of the company with respect to any amounts deferred. Amounts deferred into the deferred compensation stock plan receive a 20 percent company match with a maximum match of $20,000 per year. Amounts deferred into the deferred compensation stock plan are represented in the participant's account as stock units, with each unit having a value equivalent to one share of Ball's common stock. Participants in the deferred compensation stock plan are allowed to reallocate a prescribed number of units to other notional investment funds subject to specified time constraints.

Other Benefit Plans

The company matches U.S. salaried employee contributions to the 401(k) plan with shares of Ball common stock up to 100 percent of the first 3 percent of a participant's salary plus 50 percent of the next 2 percent. The expense associated with the company match amounted to $23.6 million, $23.6 million and $23.5 million for 2015, 2014 and 2013, respectively.

In addition, substantially all employees within the company's aerospace and technologies segment who participate in Ball's 401(k) plan may receive a performance-based matching cash contribution of up to 4 percent of base salary. The company recognized no additional compensation expenses related to this program in 2015 and 2013 and $4.7 million of additional compensation expense in 2014.

16. Shareholders' Equity

At December 31, 2015, the company had 550 million shares of common stock and 15 million shares of preferred stock authorized, both without par value. Preferred stock includes 550,000 authorized but unissued shares designated as Series A Junior Participating Preferred Stock.

Under the company's shareholder Rights Agreement dated July 26, 2006, as amended, one half of a preferred stock purchase right (Right) is attached to each outstanding share of Ball Corporation common stock. Subject to adjustment, each Right entitles the registered holder to purchase from the company one one-thousandth of a share of Series A Junior Participating Preferred Stock at an exercise price of $185 per Right. Subject to certain limited exceptions for passive investors, if a person or group acquires 10 percent or more of the company's outstanding common stock (or upon occurrence of certain other events), the Rights (other than those held by the acquiring person) become exercisable and generally entitle the holder to purchase shares of Ball Corporation common stock at a 50 percent discount. The Rights, which expire in 2016, are redeemable by the company at a redemption price of $0.001 per Right and trade with the common stock. Exercise of such Rights would cause substantial dilution to a person or group attempting to

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

16. Shareholders' Equity (Continued)

acquire control of the company without the approval of Ball's board of directors. The Rights would not interfere with any merger or other business combinations approved by the board of directors.

The company's share repurchases, net of issuances, totaled $99.5 million in 2015, $360.1 million in 2014 and $398.8 million in 2013.

In March 2014, in a privately negotiated transaction, Ball entered into an accelerated share repurchase agreement to buy $100 million of its common shares using cash on hand and available borrowings. The company advanced the $100 million on March 7, 2014, and received 1,538,740 shares, which represented 85 percent of the total shares as calculated using the closing price on March 3, 2014. The agreement was settled in June 2014, and the company received an additional 245,196 shares, which represented a weighted average price of $56.06 for the entire contract price.

Accumulated Other Comprehensive Earnings (Loss)

The activity related to accumulated other comprehensive earnings (loss) was as follows:

($ in millions)	Foreign Currency Translation	Pension and Other Postretirement Benefits (Net of Tax)	Effective Derivatives (Net of Tax)	Accumulated Other Comprehensive Earnings (Loss)
December 31, 2013	$180.7	$(391.8)	$(38.8)	$(249.9)
Other comprehensive earnings (loss) before reclassifications	(199.1)	(159.4)	4.3	(354.2)
Amounts reclassified from accumulated other comprehensive earnings (loss)	—	51.3	30.7	82.0

December 31, 2014	(18.4)	(499.9)	(3.8)	(522.1)
Other comprehensive earnings (loss) before reclassifications	(165.1)	25.4	(18.2)	(157.9)
Amounts reclassified from accumulated other comprehensive earnings (loss)	—	29.6	10.5	40.1

December 31, 2015	$(183.5)	$(444.9)	$(11.5)	$(639.9)

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

16. Shareholders' Equity (Continued)

The following table provides additional details of the amounts recognized into net earnings from accumulated other comprehensive earnings (loss):

	December 31,
($ in millions)	2015	2014	2013
Gains (losses) on cash flow hedges:
Commodity contracts recorded in net sales	$5.4	$(6.2)	$8.4
Commodity contracts and currency exchange contracts recorded in cost of sales	(23.6)	(27.2)	(35.9)
Currency exchange contracts recorded in SG&A expense	1.7	—	—
Interest rate contracts recorded in interest expense	(0.2)	—	(1.0)

Total before tax effect	(16.7)	(33.4)	$(28.5)
Tax benefit (expense) on amounts reclassified into earnings	6.2	2.7	7.1

Recognized gain (loss)	$(10.5)	$(30.7)	$(21.4)

Amortization of pension and other postretirement benefits(a):
Prior service income (cost)	$1.0	$0.6	$1.0
Actuarial gains (losses)	(47.7)	(36.8)	(49.8)
Effect of pension settlements	—	(45.3)	—

Total before tax effect	(46.7)	(81.5)	(48.8)
Tax benefit (expense) on amounts reclassified into earnings	17.1	30.2	18.2

Recognized gain (loss)	$(29.6)	$(51.3)	$(30.6)

(a)
These components are included in the computation of net periodic benefit cost included in Note 15.

Noncontrolling Interest

Ball acquired the remaining interests in its Latapack-Ball joint venture in Brazil for consideration of approximately 5.7 million treasury shares of Ball common stock, valued at $403.0 million, and $17.4 million in cash. The accounting guidance requires changes in noncontrolling interests that do not result in a change of control to be recorded as an equity transaction. Where there is a difference between the fair value of consideration paid and the carrying value of the noncontrolling interest, it is recorded to common stock. The difference of $220.2 million between the noncontrolling interest carrying value of $200.2 million at the time of acquisition and the fair value of the consideration paid of $420.4 million was recorded as a decrease to common stock. The acquisition of the joint venture company was completed in December 2015, and Latapack-Ball is now a wholly owned subsidiary of Ball Corporation.

17. Stock-Based Compensation Programs

The company has shareholder-approved stock plans under which options and stock-settled appreciation rights (SSARs) have been granted to employees at the market value of the company's stock on the date of grant. In the case of stock options, payment must be made by the employee at the time of exercise in cash or with shares of stock owned by the employee, which are valued at fair market value on the date exercised. For SSARs, the employee receives the share equivalent of the difference between the fair market value on the date exercised and the exercise price of the SSARs exercised. In general, options and SSARs are exercisable in four equal installments commencing one year from the date of grant and terminating 10 years from the date of grant.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

17. Stock-Based Compensation Programs (Continued)

A summary of stock option activity for the year ended December 31, 2015, follows:

	Outstanding Options and SSARs
	Number of Shares	Weighted Average Exercise Price
Beginning of year	9,738,030	$32.76
Granted	1,231,865	66.15
Exercised	(1,201,987)	27.92
Canceled/forfeited	(51,657)	46.74

End of period	9,716,251	37.50

Vested and exercisable, end of period	6,748,255	$30.15

Reserved for future grants	8,657,680

The weighted average remaining contractual term for all options and SSARs outstanding at December 31, 2015, was 5.3 years and the aggregate intrinsic value (difference in exercise price and closing price at that date) was $342.3 million. The weighted average remaining contractual term for options and SSARs vested and exercisable at December 31, 2015, was 4.1 years and the aggregate intrinsic value was $287.4 million. The company received $21.6 million, $22.9 million and $17.0 million from options exercised during 2015, 2014 and 2013, respectively, and the intrinsic value associated with these exercises was $32.9 million, $31.4 million and $17.1 million for the same periods, respectively. The tax benefit associated with the company's stock compensation programs was $21.3 million for 2015, and was reported as other financing activities in the consolidated statement of cash flows. The total fair value of options and SSARs vested during 2015, 2014 and 2013 was $11.7 million, $13.3 million and $11.4 million, respectively.

These options and SSARs cannot be traded in any equity market. However, based on the Black-Scholes option pricing model, options and SSARs granted in 2015, 2014 and 2013 have estimated weighted average fair values at the date of grant of $14.20 per share, $9.81 per share and $8.69 per share, respectively. The actual value an employee may realize will depend on the excess of the stock price over the exercise price on the date the option or SSAR is exercised. Consequently, there is no assurance that the value realized by an employee will equal the fair value estimated at the grant date.

The fair values were estimated using the following weighted average assumptions:

	2015 Grants	2014 Grants	2013 Grants
Expected dividend yield	0.79%	1.06%	1.13%
Expected stock price volatility	22.11%	21.41%	22.02%
Risk-free interest rate	1.39%	1.65%	1.02%
Expected life of options (in years)	5.85 years	5.50 years	5.50 years

In addition to stock options and SSARs, the company issues to certain employees restricted shares and restricted stock units, which vest over various periods. Other than the performance-contingent grants discussed below, such restricted shares and restricted stock units generally vest in equal installments over five years. Compensation cost is recorded based upon the fair value of the shares at the grant date.

Following is a summary of restricted stock activity for the year ended December 31, 2015:

	Number of Shares/Units	Weighted Average Grant Price
Beginning of year	1,220,661	$33.92
Granted	192,831	68.83
Vested	(546,294)	28.17
Canceled/forfeited	(5,253)	52.62

End of period	861,945	45.27

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

17. Stock-Based Compensation Programs (Continued)

In January 2015, 2014 and 2013, the company's board of directors granted 116,559, 143,305 and 148,875 performance-contingent restricted stock units (PCEQs), respectively, to key employees. These PCEQs vest three years from the date of grant, and the number of shares available at the vesting date are based on the company's increase in economic valued added (EVA®) dollars compared to the EVA® dollars generated in the calendar year prior to the grant and ranging from zero to 200 percent of each participant's assigned award opportunity. If the minimum performance goals are not met, the shares will be forfeited. Grants under the plan are being accounted for as equity awards and compensation expense is recorded based upon the most probable outcome using the closing market price of the shares at the grant date. On a quarterly basis, the company reassesses the probability of the goals being met and adjusts compensation expense as appropriate. The expense associated with the performance-contingent grants totaled $7.1 million, $6.9 million and $7.6 million in 2015, 2014 and 2013, respectively.

For the years ended December 31, 2015, 2014 and 2013, the company recognized in selling, general and administrative expenses pretax expense of $24.7 million ($15.4 million after tax), $25.1 million ($15.6 million after tax) and $24.5 million ($14.9 million after tax), respectively, for share-based compensation arrangements. At December 31, 2015, there was $35.0 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements. This cost is expected to be recognized in earnings over a weighted average period of 2.5 years.

In connection with the employee stock purchase plan, the company contributes 20 percent of each participating employee's monthly payroll deduction up to a maximum contribution of $500 toward the purchase of Ball Corporation common stock. Company contributions for this plan were $3.5 million in 2015, 2014 and 2013.

18. Earnings Per Share

	Years ended December 31,
($ in millions, except per share amounts; shares in thousands)	2015	2014	2013
Net earnings attributable to Ball Corporation	$280.9	$470.0	$406.8

Basic weighted average common shares	137,300	138,508	145,943
Effect of dilutive securities	3,684	3,922	3,280

Weighted average shares applicable to diluted earnings per share	140,984	142,430	149,223

Basic earnings per share	$2.05	$3.39	$2.79
Diluted earnings per share	$1.99	$3.30	$2.73

Certain outstanding options and SSARs were excluded from the diluted earnings per share calculation because they were anti-dilutive (i.e., the sum of the proceeds, including the unrecognized compensation and windfall tax benefits, exceeded the average closing stock price for the period). The options and SSARs excluded totaled 1.2 million in 2015 and 1.3 million in 2013. There were no options or SSARs excluded in 2014.

19. Financial Instruments and Risk Management

Policies and Procedures

The company employs established risk management policies and procedures, which seek to reduce the company's commercial risk exposure to fluctuations in commodity prices, interest rates, currency exchange rates and prices of the company's common stock with regard to common share repurchases and the company's deferred compensation stock plan. However, there can be no assurance that these policies and procedures will be successful. Although the instruments utilized involve varying degrees of credit, market and interest risk, the counterparties to the agreements are expected to perform fully under the terms of the agreements. The company monitors counterparty credit risk, including lenders, on a regular basis, but Ball cannot be certain that all risks will be discerned or that its risk management policies and procedures will always be effective. Additionally, in the event of default under the company's master derivative agreements, the non-defaulting party has the option to set-off any amounts owed with regard to open derivative positions.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

19. Financial Instruments and Risk Management (Continued)

Commodity Price Risk

Aluminum

The company manages commodity price risk in connection with market price fluctuations of aluminum ingot through two different methods. First, the company enters into container sales contracts that include aluminum ingot-based pricing terms that generally reflect the same price fluctuations under commercial purchase contracts for aluminum sheet. The terms include fixed, floating or pass-through aluminum ingot component pricing. Second, the company uses certain derivative instruments such as option and forward contracts as economic and cash flow hedges of commodity price risk where there are material differences between sales and purchase contracted pricing and volume.

At December 31, 2015, the company had aluminum contracts limiting its aluminum exposure with notional amounts of approximately $509 million, of which approximately $436 million received hedge accounting treatment. The aluminum contracts, which are recorded at fair value, include economic derivative instruments that are undesignated, as well as cash flow hedges that offset sales and purchase contracts of various terms and lengths. Cash flow hedges relate to forecasted transactions that expire within the next three years. Included in shareholders' equity at December 31, 2015, within accumulated other comprehensive earnings (loss) is a net after-tax loss of $12.7 million associated with these contracts. A net loss of $9.5 million is expected to be recognized in the consolidated statement of earnings during the next 12 months, the majority of which will be offset by pricing changes in sales and purchase contracts, thus resulting in little or no earnings impact to Ball.

Steel

Most sales contracts involving our steel products either include provisions permitting the company to pass through some or all steel cost changes incurred, or they incorporate annually negotiated steel prices.

Interest Rate Risk

The company's objective in managing exposure to interest rate changes is to minimize the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, the company may use a variety of interest rate swaps, collars and options to manage our mix of floating and fixed-rate debt. Interest rate instruments held by the company at December 31, 2015, included pay-fixed interest rate swaps, which effectively convert variable rate obligations to fixed-rate instruments.

At December 31, 2015, the company had outstanding interest rate swap contracts, excluding those related to the Rexam acquisition, with notional amounts of approximately $115 million paying fixed rates expiring within the next five years. The after-tax loss included in shareholders' equity at December 31, 2015, within accumulated other comprehensive earnings (loss) is insignificant.

Interest Rate Risk—Rexam Acquisition

The company entered into interest rate swaps to hedge against rising U.S. and European interest rates to minimize its interest rate exposure associated with anticipated debt issuances in connection with the announced, proposed acquisition of Rexam. At December 31, 2015, the company had outstanding interest rate swaps with notional amounts totaled approximately $200 million and €1,750 million. In addition, the company entered into interest rate option contracts to hedge negative Euribor rates with an aggregate notional amount of €750 million. Subsequent to 2015, the company terminated interest rate swap contracts with an aggregate notional amount of $923 million (€850 million). These contracts were not designated as hedges, and therefore, changes in the fair value of these interest swap and option contracts are recognized in the consolidated statements of earnings in debt refinancing and other costs, a component of total interest expense. The loss included in debt refinancing and other costs during 2015 associated with these contracts was $15.9 million. The contracts outstanding at the close of 2015, expire within the next four years.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

19. Financial Instruments and Risk Management (Continued)

Currency Exchange Rate Risk

The company's objective in managing exposure to currency fluctuations is to limit the exposure of cash flows and earnings from changes associated with currency exchange rate changes through the use of various derivative contracts. In addition, at times the company manages earnings translation volatility through the use of currency option strategies, and the change in the fair value of those options is recorded in the company's net earnings. The company's currency translation risk results from the currencies in which we transact business. The company faces currency exposures in our global operations as a result of various factors including intercompany currency denominated loans, selling our products in various currencies, purchasing raw materials and equipment in various currencies and tax exposures not denominated in the functional currency. Sales contracts are negotiated with customers to reflect cost changes and, where there is not an exchange pass-through arrangement, the company uses forward and option contracts to manage significant currency exposures. At December 31, 2015, the company had outstanding exchange forward contracts and option contracts, excluding those for the Rexam acquisition, with notional amounts totaling approximately $695 million. Approximately $1.3 million of net after-tax gain related to these contracts is included in accumulated other comprehensive earnings at December 31, 2015, of which a net loss of $0.4 million is expected to be recognized in the consolidated statement of earnings during the next 12 months. The contracts outstanding at December 31, 2015, expire within the next five years.

Currency Exchange Rate Risk—Rexam Acquisition

In connection with the announced, proposed acquisition of Rexam, the company entered into collar and option contracts to partially mitigate its currency exchange rate risk from February 19, 2015, through the expected closing date of the acquisition. At December 31, 2015, the company had outstanding collar and option contracts with notional amounts totaling approximately £1.8 billion ($2.7 billion). These contracts were not designated as hedges, and therefore, changes in the fair value of these contracts are recognized in the consolidated statements of earnings in business consolidation and other activities (see Note 5). During 2015, the company recognized a loss of $41.0 million associated with these contracts. The contracts outstanding at December 31, 2015, expire within the next year.

In connection with the December 2015 issuance of $1 billion of U.S. dollar senior notes due 2020, the company executed cross-currency swaps to convert the fixed-rate U.S. dollar issuance to a fixed-rate euro issuance for the life of the notes to more effectively match the future cash flows of our business. The cross-currency swaps have a notional amount of $1.0 billion and expire within five years. These contracts were not designated as hedges, and therefore, changes in the fair value of these contracts are recognized as business consolidation and other activities. During 2015, the company recognized a loss of $7.4 million associated with these contracts. See Note 5 for additional information.

In connection with the December 2015 issuance of €1.1 billion of senior notes (€400 million due 2020 and €700 million due 2023), the company subsequently converted the net euro proceeds to British pounds using new and existing currency derivative positions at an average exchange rate of approximately 1.37. The company elected to restrict the funds in an acquisition escrow account invested in British money market mutual funds denominated in pounds. At December 31, 2015, £792 million ($1,167 million) was invested in the acquisition escrow accounts. Changes in the U.S. dollar and the British pound exchange rate will result in gains or losses to the acquisition escrow account, recognized as business consolidation and other activities. Subsequent to December 31, 2015, the company converted the U.S. dollars into British pounds. The British pound acquisition escrow account will be used to pay the cash component of the proposed acquisition price of Rexam.

Common Stock Price Risk

The company's deferred compensation stock program is subject to variable plan accounting and, accordingly, is marked to fair value using the company's closing stock price at the end of the related reporting period. Based on current share levels in the program, each $1 change in the company's stock price has an impact of $1.5 million on pretax earnings. The company entered into a total return swap to reduce the company's earnings exposure to these fair value fluctuations that will be outstanding until March 2016 and has a notional value of 1 million shares. As of December 31, 2015, the fair value of the swap was a $2.9 million gain. All gains and losses on the total return swap are recorded in the consolidated statement of earnings in selling, general and administrative expenses.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

19. Financial Instruments and Risk Management (Continued)

Collateral Calls

The company's agreements with its financial counterparties require the company to post collateral in certain circumstances when the negative mark to fair value of the contracts exceeds specified levels. Additionally, the company has collateral posting arrangements with certain customers on these derivative contracts. The cash flows of the margin calls are shown within the investing section of the company's consolidated statements of cash flows. As of December 31, 2015, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $69.2 million and no collateral was required to be posted. As of December 31, 2014, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $12.4 million and no collateral was required to be posted.

Fair Value Measurements

Ball has classified all applicable financial derivative assets and liabilities as Level 2 within the fair value hierarchy as of December 31, 2015 and 2014, and presented those values in the table below. The company's assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

	December 31, 2015			December 31, 2014
($ in millions)	Derivatives Designated as Hedging Instrument	Derivative not Designated as Hedging Instruments	Total	Derivatives Designated as Hedging Instruments	Derivatives not Designated as Hedging Instruments	Total
Assets:
Commodity contracts	$6.0	$4.0	$10.0	$3.8	$1.3	$5.1
Foreign currency contracts	1.9	5.6	7.5	0.8	3.5	4.3
Other contracts	—	2.9	2.9	—	—	—

Total current derivative contracts	$7.9	$12.5	$20.4	$4.6	$4.8	$9.4

Commodity contracts	$1.0	$—	$1.0	$2.2	$0.5	$2.7
Foreign currency contracts	0.2	—	0.2	—	—	—
Interest rate contracts	—	2.1	2.1	0.4	—	0.4

Total noncurrent derivative contracts	$1.2	$2.1	$3.3	$2.6	$0.5	$3.1

Liabilities:
Commodity contracts	$11.8	$5.1	$16.9	$6.9	$1.6	$8.5
Foreign currency contracts	—	33.0	33.0	1.6	1.3	2.9
Interest rate and other contracts	0.6	—	0.6	0.5	0.4	0.9

Total current derivative contracts	$12.4	$38.1	$50.5	$9.0	$3.3	$12.3

Commodity contracts	$7.9	$—	$7.9	$6.8	$0.5	$7.3
Interest rate contracts	0.1	23.3	23.4	0.3	—	0.3

Total noncurrent derivative contracts	$8.0	$23.3	$31.3	$7.1	$0.5	$7.6

The company uses closing spot and forward market prices as published by the London Metal Exchange, the Chicago Mercantile Exchange, Reuters and Bloomberg to determine the fair value of any outstanding aluminum, currency, energy, inflation and interest rate spot and forward contracts. Option contracts are valued using a Black-Scholes model with observable market inputs for aluminum, currency and interest rates. We value each of our financial instruments either internally using a single valuation technique or from a reliable observable market source. The company does not adjust the value of its financial instruments except in determining the fair value of a trade that settles in the future by discounting the value to its present value using 12-month LIBOR as the discount factor. Ball performs validations of our internally derived fair values reported for our financial instruments on a quarterly basis utilizing counterparty valuation statements. The company additionally evaluates counterparty creditworthiness and,

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

19. Financial Instruments and Risk Management (Continued)

as of December 31, 2015, has not identified any circumstances requiring that the reported values of our financial instruments be adjusted.

The following table provides the effects of derivative instruments in the consolidated statement of earnings and on accumulated other comprehensive earnings (loss):

		Years Ended December 31,
		2015		2014		2013
($ in millions)	Location of Gain (Loss) Recognized in Earnings on Derivatives	Cash Flow Hedge— Reclassified Amount from Other Comprehensive Earnings (Loss)— Gain (Loss)	Gain (Loss) on Derivatives not Designated as Hedge Instruments	Cash Flow Hedge— Reclassified Amount from Other Comprehensive Earnings (Loss)— Gain (Loss)	Gain (Loss) on Derivatives not Designated as Hedge Instruments	Cash Flow Hedge— Reclassified Amount from Other Comprehensive Earnings (Loss)— Gain (Loss)	Gain (Loss) on Derivatives not Designated as Hedge Instruments
Commodity contracts—manage exposure to customer pricing	Net sales	$5.4	$1.2	$(6.3)	$3.1	$8.4	$0.2
Commodity contracts—manage exposure to supplier pricing	Cost of sales	(23.5)	(4.8)	(27.3)	1.3	(35.3)	(3.1)
Interest rate contracts—manage exposure for outstanding debt	Interest expense	(0.1)	—	—	—	(1.0)	—
Interest rate contracts—manage exposure for forecasted Rexam financing	Debt refinancing and other costs	—	(15.9)	—	—	—	—
Foreign currency contracts—manage exposure to sales of products	Cost of sales	(0.2)	2.2	0.2	(1.0)	(0.6)	(0.1)
Foreign currency contracts—manage exposure for transactions between segments	Selling, general and administrative	1.7	(7.3)	—	(24.0)	—	7.4
Foreign currency contracts—manage exposure for proposed acquisition of Rexam	Business consolidation and other activities	—	(41.0)	—	—	—	—
Cross currency swaps—manage exposure for proposed acquisition of Rexam	Business consolidation and other activities	—	(7.4)	—	—	—	—
Equity and inflation contracts	Selling, general and administrative	—	3.9	—	(2.6)	—	0.6

Total		$(16.7)	$(69.1)	$(33.4)	$(23.2)	$(28.5)	$5.0

The changes in accumulated other comprehensive earnings (loss) for effective derivatives were as follows:

	Years Ended December 31,
($ in millions)	2015	2014	2013
Amounts reclassified into earnings:
Commodity contracts	$18.1	$33.6	$26.9
Interest rate contracts	0.1	—	1.0
Currency exchange contracts	(1.5)	(0.2)	0.6
Change in fair value of cash flow hedges:
Commodity contracts	(29.5)	4.1	(61.6)
Interest rate contracts	(0.2)	(0.3)	0.3
Currency exchange contracts	3.8	0.7	2.2
Foreign currency and tax impacts	1.5	(2.9)	0.7

	$(7.7)	$35.0	$(29.9)

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

20. Quarterly Results of Operations (Unaudited)

The company's quarters in both 2015 and 2014 ended on March 31, June 30, September 30 and December 31.

($ in millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2015
Net sales	$1,923.1	$2,172.3	$2,097.0	$1,804.6	$7,997.0

Gross profit(a)	304.8	336.5	346.0	307.7	1,295.0

Earnings before taxes	$27.5	$237.8	$17.6	$62.6	$345.5

Net earnings attributable to Ball Corporation	$20.7	$160.4	$44.5	$55.3	$280.9

Basic earnings per share(b):	$0.15	$1.16	$0.32	$0.40	$2.05
Diluted earnings per share(b):	$0.15	$1.13	$0.32	$0.39	$1.99
2014
Net sales	$2,006.8	$2,291.9	$2,238.9	$2,032.4	$8,570.0

Gross profit(a)	336.5	387.9	372.4	336.9	1,433.7

Earnings before taxes	$144.1	$215.3	$187.9	$98.3	$645.6

Net earnings attributable to Ball Corporation	$93.5	$153.1	$147.4	$76.0	$470.0

Basic earnings per share(b):	$0.67	$1.10	$1.07	$0.56	$3.39
Diluted earnings per share(b):	$0.65	$1.07	$1.04	$0.54	$3.30

(a)
Gross profit is shown after depreciation and amortization related to cost of sales of $241.7 million and $232.8 million for the years ended December 31, 2015 and 2014, respectively.

(b)
Earnings per share calculations for each quarter are based on the weighted average shares outstanding for that period. As a result, the sum of the quarterly amounts may not equal the annual earnings per share amount.

The unaudited quarterly results of operations included business consolidation and other activities that affected the company's operating performance. Further details are included in Note 5.

21. Contingencies

Ball is subject to numerous lawsuits, claims or proceedings arising out of the ordinary course of business, including actions related to product liability; personal injury; the use and performance of company products; warranty matters; patent, trademark or other intellectual property infringement; contractual liability; the conduct of the company's business; tax reporting in domestic and foreign jurisdictions; workplace safety; and environmental and other matters. The company has also been identified as a potentially responsible party (PRP) at several waste disposal sites under U.S. federal and related state environmental statutes and regulations and may have joint and several liability for any investigation and remediation costs incurred with respect to such sites. Some of these lawsuits, claims and proceedings involve substantial amounts, including as described below, and some of the environmental proceedings involve potential monetary costs or sanctions that may be material. Ball has denied liability with respect to many of these lawsuits, claims and proceedings and is vigorously defending such lawsuits, claims and proceedings. The company carries various forms of commercial, property and casualty, and other forms of insurance; however, such insurance may not be applicable or adequate to cover the costs associated with a judgment against Ball with respect to these lawsuits, claims and proceedings. The company does not believe that these lawsuits, claims and proceedings are material individually or in the aggregate. While management believes the company has established adequate accruals for expected future liability with respect to pending lawsuits, claims and proceedings, where the nature and extent of any such liability can be reasonably estimated based upon then presently available information, there can be no assurance that the final resolution of any existing or future lawsuits, claims or proceedings will not have a material adverse effect on the liquidity, results of operations or financial condition of the company.

As previously reported, the U.S. Environmental Protection Agency (USEPA) considers the company a PRP with respect to the Lowry Landfill site located east of Denver, Colorado. In 1992, the company was

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

21. Contingencies (Continued)

served with a lawsuit filed by the City and County of Denver (Denver) and Waste Management of Colorado, Inc., seeking contributions from the company and approximately 38 other companies. The company filed its answer denying the allegations of the complaint. Subsequently in 1992, the company was served with a third-party complaint filed by S.W. Shattuck Chemical Company, Inc., seeking contribution from the company and other companies for the costs associated with cleaning up the Lowry Landfill. The company denied the allegations of the complaint.

Also in 1992, Ball entered into a settlement and indemnification agreement with Chemical Waste Management, Inc., and Waste Management of Colorado, Inc. (collectively Waste Management) and Denver pursuant to which Waste Management and Denver dismissed their lawsuit against the company, and Waste Management agreed to defend, indemnify and hold harmless the company from claims and lawsuits brought by governmental agencies and other parties relating to actions seeking contributions or remedial costs from the company for the cleanup of the site. Waste Management, Inc., has agreed to guarantee the obligations of Waste Management. Waste Management and Denver may seek additional payments from the company if the response costs related to the site exceed $319 million. In 2003 Waste Management, Inc., indicated that the cost of the site might exceed $319 million in 2030, approximately three years before the projected completion of the project. In January 2015, Waste Management reported that total project costs to date were approximately $140 million. The company might also be responsible for payments (based on 1992 dollars) for any additional wastes that may have been disposed of by the company at the site but which are identified after the execution of the settlement agreement. While remediating the site, contaminants were encountered, which could add an additional cleanup cost of approximately $10 million. This additional cleanup cost could, in turn, add approximately $1 million to total site costs for the PRP group. At this time, there are no Lowry Landfill actions in which the company is actively involved. Based on the information available to the company at this time, we do not believe that this matter will have a material adverse effect upon the liquidity, results of operations or financial condition of the company.

In November 2012, the USEPA wrote to the company asserting that it is one of at least 50 PRPs with respect to the Lower Duwamish site located in Seattle, Washington, based on the company's ownership of a glass container plant prior to 1995, and notifying the company of a proposed remediation action plan. An allocator has been selected to begin data review on over 30 industrial companies and government entities and at least two PRP groups have begun to discuss various allocation proposals, and this process may last approximately two more years. During the third quarter of 2014, the PRP groups voted to include 20 new members. The USEPA issued the site Record of Decision (ROD) on December 2, 2014. Ball submitted its initial responses to the allocator's questionnaire in March 2015, and after reviewing submissions from the PRPs alleging deficiencies in certain of Ball's responses, the allocator denied certain of the allegations and directed the company to answer others, with supplemental responses expected to be submitted during the first quarter of 2016. Total site remediation costs of $342 million, to cover remediation of approximately 200 acres of river bottom, are expected according to the proposed remediation action plan, which does not include $100 million that has already been spent, and which will be allocated among the numerous PRPs in due course. Based on the information available to the company at this time, we do not believe that this matter will have a material adverse effect upon the liquidity, results of operations or financial condition of the company.

In February 2012, Ball Metal Beverage Container Corp. (BMBCC) filed an action against Crown Packaging Technology, Inc. (Crown) in the U.S. District Court for the Southern District of Ohio seeking a declaratory judgment that the sale and use of certain ends by BMBCC and its customers do not infringe certain claims of Crown's U.S. patents. Crown subsequently filed a counterclaim alleging infringement of certain claims in these patents seeking unspecified monetary damages, fees and declaratory and injunctive relief. The District Court issued a claim construction order at the end of December 2015 and will hold a scheduling hearing during February 2016 to determine the timeline for future steps in the litigation. Based on the information available to the company at the present time, the company does not believe that this matter will have a material adverse effect upon the liquidity, results of operations or financial condition of the company.

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

21. Contingencies (Continued)

The company's operations in Brazil are involved in various governmental assessments, principally related to claims for taxes on the internal transfer of inventory, gross revenue taxes and tax incentives, and which amount to approximately $7.5 million. The company does not believe that the ultimate resolution of these matters will materially impact the company's results of operations, financial position or cash flows. Under customary local regulations, the company's Brazilian subsidiaries may need to post cash or other collateral if the process to challenge any administrative assessment proceeds to the Brazilian court system; however, the level of any potential cash or collateral required would not significantly impact the liquidity of those subsidiaries or Ball Corporation.

22. Indemnifications and Guarantees

General Guarantees

The company or its appropriate consolidated direct or indirect subsidiaries have made certain indemnities, commitments and guarantees under which the specified entity may be required to make payments in relation to certain transactions. These indemnities, commitments and guarantees include indemnities to the customers of the subsidiaries in connection with the sales of their packaging and aerospace products and services; guarantees to suppliers of subsidiaries of the company guaranteeing the performance of the respective entity under a purchase agreement, construction contract or other commitment; guarantees in respect of certain foreign subsidiaries' pension plans; indemnities for liabilities associated with the infringement of third party patents, trademarks or copyrights under various types of agreements; indemnities to various lessors in connection with facility, equipment, furniture and other personal property leases for certain claims arising from such leases; indemnities to governmental agencies in connection with the issuance of a permit or license to the company or a subsidiary; indemnities pursuant to agreements relating to certain joint ventures; indemnities in connection with the sale of businesses or substantially all of the assets and specified liabilities of businesses; and indemnities to directors, officers and employees of the company to the extent permitted under the laws of the State of Indiana and the United States of America. The duration of these indemnities, commitments and guarantees varies and, in certain cases, is indefinite. In addition many of these indemnities, commitments and guarantees do not provide for any limitation on the maximum potential future payments the company could be obligated to make. As such, the company is unable to reasonably estimate its potential exposure under these items.

The company records a liability for payments under promissory notes and other evidences of incurred indebtedness and for losses for any known contingent liabilities, including those that may arise from indemnifications, commitments and guarantees, when future payment is both reasonably estimable and probable. Finally, the company carries specific and general liability insurance policies and has obtained indemnities, commitments and guarantees from third party purchasers, sellers and other contracting parties, which the company believes would, in certain circumstances, provide recourse to any claims arising from these indemnifications, commitments and guarantees.

Debt Guarantees

The company's obligations under its senior notes and senior credit facilities are fully and unconditionally guaranteed, on a joint and several basis, by certain of the company's domestic subsidiaries. All obligations under the guarantees of the credit facilities are secured, with certain exceptions, by a valid first priority perfected lien or pledge on (i) 100 percent of the stock of each of the company's present and future direct and indirect wholly owned material domestic subsidiaries and (ii) 65 percent of the stock of each of the company's present and future wholly owned material first-tier foreign subsidiaries. These guarantees are required in support of the notes and credit facilities referred to above, terminate upon maturity of the obligations and certain other events as described in the note indentures and credit agreements and would require performance upon certain events referred to in the respective guarantees. The maximum potential amounts which could be required to be paid under the domestic guarantees are essentially equal to the then outstanding principal and interest under the respective note indentures and credit agreements. The company is not in default under the above note indentures or credit facilities. The condensed consolidating financial information for the guarantor and non-guarantor subsidiaries is presented in Note 23. Separate

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

22. Indemnifications and Guarantees (Continued)

financial statements for the guarantor subsidiaries and the non-guarantor subsidiaries are not presented because management has determined that such financial statements are not required by the current regulations.

Accounts Receivable Securitization

Ball Capital Corp. II is a separate, wholly owned corporate entity created for the purchase of accounts receivable from certain of the company's wholly owned subsidiaries. Ball Capital Corp. II's assets will be available first to satisfy the claims of its creditors. The company has been designated as the servicer pursuant to an agreement whereby Ball Capital Corp. II may sell and assign the accounts receivable to a commercial lender or lenders. As the servicer, the company is responsible for the servicing, administration and collection of the receivables and is primarily liable for the performance of such obligations. The company, the relevant subsidiaries and Ball Capital Corp. II are not in default under the above credit arrangement.

23. Subsidiary Guarantees of Debt

The company's senior notes are guaranteed on a full, unconditional and joint and several basis by certain of the company's material domestic subsidiaries. Each of the guarantor subsidiaries is 100 percent owned by Ball Corporation. These guarantees are required in support of the notes, are co-terminous with the terms of the respective note indentures and would require performance upon certain events of default referred to in the respective guarantees. The maximum potential amounts that could be required to be paid under the domestic guarantees are essentially equal to the then outstanding principal and interest under the respective notes. The following is condensed consolidating financial information for the company, segregating the guarantor subsidiaries and non-guarantor subsidiaries, as of December 31, 2015 and 2014, and for the three years ended December 31, 2015, 2014 and 2013. Separate financial statements

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

23. Subsidiary Guarantees of Debt (Continued)

for the guarantor subsidiaries and the non-guarantor subsidiaries are not presented because management has determined that such financial statements are not required by the current regulations.

	Condensed Consolidating Statement of Earnings
	For the Year Ended December 31, 2015
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Adjustments	Consolidated Total
Net sales	$—	$4,788.0	$3,258.9	$(49.9)	$7,997.0

Cost and expenses
Cost of sales (excluding depreciation and amortization)	(0.3)	(3,958.5)	(2,551.4)	49.9	(6,460.3)
Depreciation and amortization	(5.5)	(132.5)	(147.5)	—	(285.5)
Selling, general and administrative	(80.2)	(170.2)	(200.9)	—	(451.3)
Business consolidation and other activities	(159.4)	(18.6)	(16.7)	—	(194.7)
Equity in results of subsidiaries	452.8	215.5	—	(668.3)	—
Intercompany	206.8	(174.9)	(31.9)	—	—

	414.2	(4,239.2)	(2,948.4)	(618.4)	(7,391.8)

Earnings (loss) before interest and taxes	414.2	548.8	310.5	(668.3)	605.2
Interest expense	(139.2)	5.5	(9.5)	—	(143.2)
Debt refinancing and other costs	(114.6)	—	(1.9)	—	(116.5)

Total interest expense	(253.8)	5.5	(11.4)	—	(259.7)

Earnings (loss) before taxes	160.4	554.3	299.1	(668.3)	345.5
Tax (provision) benefit	120.5	(110.7)	(56.8)	—	(47.0)
Equity in results of affiliates, net of tax	—	2.3	2.1	—	4.4

Net earnings (loss)	280.9	445.9	244.4	(668.3)	302.9
Less net earnings attributable to noncontrolling interests	—	—	(22.0)	—	(22.0)

Net earnings (loss) attributable to Ball Corporation	$280.9	$445.9	$222.4	$(668.3)	$280.9

Comprehensive earnings attributable to Ball Corporation	$163.1	$327.8	$100.4	$(428.2)	$163.1

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

23. Subsidiary Guarantees of Debt (Continued)

	Condensed Consolidating Statement of Earnings
	For the Year Ended December 31, 2014
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Adjustments	Consolidated Total
Net sales	$—	$5,102.6	$3,479.3	$(11.9)	$8,570.0

Cost and expenses
Cost of sales (excluding depreciation and amortization)	—	(4,207.3)	(2,708.1)	11.9	(6,903.5)
Depreciation and amortization	(6.4)	(127.5)	(147.0)	—	(280.9)
Selling, general and administrative	(77.4)	(185.5)	(203.6)	—	(466.5)
Business consolidation and other activities	(11.2)	(66.6)	(2.7)	—	(80.5)
Equity in results of subsidiaries	470.2	265.4	—	(735.6)	—
Intercompany	254.8	(215.8)	(39.0)	—	—

	630.0	(4,537.3)	(3,100.4)	(723.7)	(7,731.4)

Earnings (loss) before interest and taxes	630.0	565.3	378.9	(735.6)	838.6
Interest expense	(150.0)	3.4	(13.3)	—	(159.9)
Debt refinancing and other costs	(33.1)	—	—	—	(33.1)

Total interest expense	(183.1)	3.4	(13.3)	—	(193.0)

Earnings (loss) before taxes	446.9	568.7	365.6	(735.6)	645.6
Tax (provision) benefit	23.1	(99.4)	(73.6)	—	(149.9)
Equity in results of affiliates, net of tax	—	1.2	1.1	—	2.3

Net earnings (loss)	470.0	470.5	293.1	(735.6)	498.0
Less net earnings attributable to noncontrolling interests	—	—	(28.0)	—	(28.0)

Net earnings (loss) attributable to Ball Corporation	$470.0	$470.5	$265.1	$(735.6)	$470.0

Comprehensive earnings attributable to Ball Corporation	$197.9	$209.6	$91.6	$(301.2)	$197.9

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

23. Subsidiary Guarantees of Debt (Continued)

	Condensed Consolidating Statement of Earnings
	For the Year Ended December 31, 2013
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Adjustments	Consolidated Total
Net sales	$—	$5,125.5	$3,364.2	$(21.6)	$8,468.1

Cost and expenses
Cost of sales (excluding depreciation and amortization)	0.1	(4,246.7)	(2,650.4)	21.6	(6,875.4)
Depreciation and amortization	(7.5)	(126.7)	(165.7)	—	(299.9)
Selling, general and administrative	(81.4)	(179.9)	(157.3)	—	(418.6)
Business consolidation and other activities	(0.7)	(88.5)	10.4	—	(78.8)
Equity in results of subsidiaries	426.9	248.4	—	(675.3)	—
Intercompany	234.1	(188.3)	(45.8)	—	—

	571.5	(4,581.7)	(3,008.8)	(653.7)	(7,672.7)

Earnings (loss) before interest and taxes	571.5	543.8	355.4	(675.3)	795.4
Interest expense	(172.0)	2.5	(14.3)	—	(183.8)
Debt refinancing and other costs	(27.9)	—	(0.1)	—	(28.0)

Total interest expense	(199.9)	2.5	(14.4)	—	(211.8)

Earnings (loss) before taxes	371.6	546.3	341.0	(675.3)	583.6
Tax (provision) benefit	35.2	(113.8)	(71.0)	—	(149.6)
Equity in results of affiliates, net of tax	—	0.4	0.2	—	0.6

Net earnings (loss) from continuing operations	406.8	432.9	270.2	(675.3)	434.6
Discontinued operations, net of tax	—	0.4	—	—	0.4

Net earnings (loss)	406.8	433.3	270.2	(675.3)	435.0
Less net earnings attributable to noncontrolling interests	—	—	(28.2)	—	(28.2)

Net earnings (loss) attributable to Ball Corporation	$406.8	$433.3	$242.0	$(675.3)	$406.8

Comprehensive earnings attributable to Ball Corporation	$519.0	$533.2	$261.3	$(794.5)	$519.0

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

23. Subsidiary Guarantees of Debt (Continued)

	Condensed Consolidating Balance Sheet
	December 31, 2015
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Adjustments	Consolidated Total
Assets
Current assets
Cash and cash equivalents	$5.5	$—	$218.5	$—	$224.0
Receivables, net	39.6	224.3	621.5	—	885.4
Intercompany receivables	136.5	517.1	6.6	(660.2)	—
Inventories, net	(0.3)	516.7	382.0	—	898.4
Deferred taxes and other current assets	48.8	83.5	43.9	—	176.2

Total current assets	230.1	1,341.6	1,272.5	(660.2)	2,184.0
Noncurrent assets
Property, plant and equipment, net	13.8	1,026.4	1,645.7	—	2,685.9
Investment in subsidiaries	3,688.4	2,135.1	78.6	(5,902.1)	—
Goodwill	—	966.5	1,210.0	—	2,176.5
Restricted cash	2,154.4	—	—	—	2,154.4
Intangibles and other assets, net	251.4	101.2	223.6	—	576.2

Total assets	$6,338.1	$5,570.8	$4,430.4	$(6,562.3)	$9,777.0

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$0.7	$0.2	$76.4	$—	$77.3
Accounts payable	19.4	791.8	689.6	—	1,500.8
Intercompany payables	105.1	0.5	554.3	(659.9)	—
Accrued employee costs	16.0	133.4	80.0	—	229.4
Other current liabilities	145.4	60.0	128.7	—	334.1

Total current liabilities	286.6	985.9	1,529.0	(659.9)	2,141.6
Noncurrent liabilities
Long-term debt	4,938.5	—	115.7	—	5,054.2
Employee benefit obligations	341.6	466.2	339.4	—	1,147.2
Deferred taxes and other liabilities	(479.9)	375.0	277.9	(0.3)	172.7

Total liabilities	5,086.8	1,827.1	2,262.0	(660.2)	8,515.7

Common stock	961.7	1,041.8	375.2	(1,417.0)	961.7
Preferred stock	—	—	4.8	(4.8)	—
Retained earnings	4,557.5	3,276.4	2,062.1	(5,338.5)	4,557.5
Accumulated other comprehensive earnings (loss)	(639.9)	(574.5)	(283.7)	858.2	(639.9)
Treasury stock, at cost	(3,628.0)	—	—	—	(3,628.0)

Total Ball Corporation shareholders' equity	1,251.3	3,743.7	2,158.4	(5.902.1)	1,251.3
Noncontrolling interests	—	—	10.0	—	10.0

Total shareholders' equity	1,251.3	3,743.7	2,168.4	(5,902.1)	1,261.3

Total liabilities and shareholders' equity	$6,338.1	$5,570.8	$4,430.4	$(6,562.3)	$9,777.0

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

23. Subsidiary Guarantees of Debt (Continued)

	Condensed Consolidating Balance Sheet
	December 31, 2014
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Adjustments	Consolidated Total
Assets
Current assets
Cash and cash equivalents	$1.5	$0.4	$189.5	$—	$191.4
Receivables, net	43.7	241.3	672.1	—	957.1
Intercompany receivables	94.0	99.9	4.3	(198.2)	—
Inventories, net	—	575.0	441.7	—	1,016.7
Deferred taxes and other current assets	3.1	75.1	70.1	—	148.3

Total current assets	142.3	991.7	1,377.7	(198.2)	2,313.5
Noncurrent assets
Property, plant and equipment, net	15.1	968.0	1,447.6	—	2,430.7
Investment in subsidiaries	3,152.7	2,212.2	78.6	(5,443.5)	—
Goodwill	—	931.0	1,323.5	—	2,254.5
Intangibles and other assets, net	232.4	93.5	246.4	—	572.3

Total assets	$3,542.5	$5,196.4	$4,473.8	$(5,641.7)	$7,571.0

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$1.9	$7.6	$165.6	$—	$175.1
Accounts payable	7.1	732.5	600.4	—	1,340.0
Intercompany payables	99.7	1.5	97.0	(198.2)	—
Accrued employee costs	22.3	155.6	92.0	—	269.9
Other current liabilities	51.6	38.0	132.2	—	221.8

Total current liabilities	182.6	935.2	1,087.2	(198.2)	2,006.8
Noncurrent liabilities
Long-term debt	2,750.0	0.2	243.6	—	2,993.8
Employee benefit obligations	329.4	432.7	416.2	—	1,178.3
Deferred taxes and other liabilities	(752.6)	601.8	303.3	—	152.5

Total liabilities	2,509.4	1,969.9	2,050.3	(198.2)	6,331.4

Common stock	1,131.3	2,293.5	534.0	(2,827.5)	1,131.3
Preferred stock	—	—	4.8	(4.8)	—
Retained earnings	4,346.9	1,389.4	1,839.9	(3,229.3)	4,346.9
Accumulated other comprehensive earnings (loss)	(522.1)	(456.4)	(161.7)	618.1	(522.1)
Treasury stock, at cost	(3,923.0)	—	—	—	(3,923.0)

Total Ball Corporation shareholders' equity	1,033.1	3,226.5	2,217.0	(5,443.5)	1,033.1
Noncontrolling interests	—	—	206.5	—	206.5

Total shareholders' equity	1,033.1	3,226.5	2,423.5	(5,443.5)	1,239.6

Total liabilities and shareholders' equity	$3,542.5	$5,196.4	$4,473.8	$(5,641.7)	$7,571.0

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

23. Subsidiary Guarantees of Debt (Continued)

	Condensed Consolidating Statement of Cash Flows
	For the Year Ended December 31, 2015
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated Total
Cash provided by (used in) operating activities	$(13.2)	$568.3	$451.6	$1,006.7

Cash flows from investing activities
Capital expenditures	(7.8)	(193.7)	(326.4)	(527.9)
Business acquisition, net of cash acquired	—	(29.1)	—	(29.1)
(Increase) decrease in noncurrent restricted cash	(2,182.7)	—	—	(2,182.7)
Other, net	7.2	7.1	4.7	19.0

Cash provided by (used in) investing activities	(2,183.3)	(215.7)	(321.7)	(2,720.7)

Cash flows from financing activities
Long-term borrowings	4,509.1	—	15.1	4,524.2
Repayments of long-term borrowings	(2,300.7)	(0.1)	(129.0)	(2,429.8)
Net change in short-term borrowings	(1.9)	(7.4)	(83.9)	(93.2)
Proceeds from issuances of common stock	36.0	—	—	36.0
Acquisitions of treasury stock	(135.5)	—	—	(135.5)
Common dividends	(71.8)	—	—	(71.8)
Intercompany	248.7	(340.8)	92.1	—
Other, net	(73.3)	(1.7)	(17.8)	(92.8)

Cash provided by (used in) financing activities	2,210.6	(350.0)	(123.5)	1,737.1

Effect of exchange rate changes on cash	(10.1)	(3.0)	22.6	9.5

Change in cash and cash equivalents	4.0	(0.4)	29.0	32.6
Cash and cash equivalents—beginning of period	1.5	0.4	189.5	191.4

Cash and cash equivalents—end of period	$5.5	$—	$218.5	$224.0

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

23. Subsidiary Guarantees of Debt (Continued)

	Condensed Consolidating Statement of Cash Flows
	For the Year Ended December 31, 2014
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated Total
Cash provided by (used in) continuing operating activities	$68.3	$367.8	$576.4	$1,012.5

Cash flows from investing activities
Capital expenditures	(10.4)	(181.8)	(198.6)	(390.8)
Other, net	(7.9)	(10.3)	17.6	(0.6)

Cash provided by (used in) investing activities	(18.3)	(192.1)	(181.0)	(391.4)

Cash flows from financing activities
Long-term borrowings	375.0	—	36.9	411.9
Repayments of long-term borrowings	(690.4)	(0.5)	(206.9)	(897.8)
Net change in short-term borrowings	1.9	(22.2)	88.5	68.2
Proceeds from issuances of common stock	37.2	—	—	37.2
Treasury stock other	(397.3)	—	—	(397.3)
Common dividends	(72.7)	—	—	(72.7)
Intercompany	470.0	(152.9)	(317.1)	—
Other, net	17.5	—	(12.3)	5.2

Cash provided by (used in) financing activities	(258.8)	(175.6)	(410.9)	(845.3)

Effect of exchange rate changes on cash	(8.3)	—	7.9	(0.4)

Change in cash and cash equivalents	(217.1)	0.1	(7.6)	(224.6)
Cash and cash equivalents—beginning of period	218.6	0.3	197.1	416.0

Cash and cash equivalents—end of period	$1.5	$0.4	$189.5	$191.4

Ball Corporation
Notes to the Consolidated Financial Statements (Continued)

23. Subsidiary Guarantees of Debt (Continued)

	Condensed Consolidating Statement of Cash Flows
	For the Year Ended December 31, 2013
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated Total
Cash provided by (used in) continuing operating activities	$(50.5)	$464.7	$427.1	$841.3
Cash provided by (used in) discontinued operating activities	0.2	(2.5)	—	(2.3)

Total cash provided by (used in) operating activities	(50.3)	462.2	427.1	839.0

Cash flows from investing activities
Capital expenditures	(6.7)	(169.2)	(202.4)	(378.3)
Business acquisition, net of cash acquired	—	(12.5)	(1.7)	(14.2)
Other, net	(19.6)	(2.5)	35.5	13.4

Cash provided by (used in) investing activities	(26.3)	(184.2)	(168.6)	(379.1)

Cash flows from financing activities
Long-term borrowings	1,373.0	1.0	269.1	1,643.1
Repayments of long-term borrowings	(882.7)	—	(412.2)	(1,294.9)
Net change in short-term borrowings	(25.0)	29.6	(62.2)	(57.6)
Proceeds from issuances of common stock	32.9	—	—	32.9
Treasury stock other	(431.7)	—	—	(431.7)
Common dividends	(75.2)	—	—	(75.2)
Intercompany	316.5	(308.6)	(7.9)	—
Other, net	(6.0)	—	(14.6)	(20.6)

Cash provided by (used in) financing activities	301.8	(278.0)	(227.8)	(204.0)

Effect of exchange rate changes on cash	(6.8)	—	(7.2)	(14.0)

Change in cash and cash equivalents	218.4	—	23.5	241.9
Cash and cash equivalents—beginning of period	0.2	0.3	173.6	174.1

Cash and cash equivalents—end of period	$218.6	$0.3	$197.1	$416.0

24. Subsequent Events

In January 2016, the company announced that its Aerospace and Technologies segment had acquired specialized engineering cyber firm Wavefront Technologies. This acquisition is not material to the company.

 PART C: BALL AUDITED CONSOLIDATED FINANCIAL INFORMATION
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Ball Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of comprehensive earnings, of cash flows and of shareholders' equity present fairly, in all material respects, the financial position of Ball Corporation and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado

February 20, 2015

Consolidated Statements of Earnings

Ball Corporation and Subsidiaries

	Years Ended December 31,
($ in millions, except per share amounts)	2014	2013	2012
Net sales	$8,570.0	$8,468.1	$8,735.7

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(6,903.5)	(6,875.4)	(7,174.0)
Depreciation and amortization	(280.9)	(299.9)	(282.9)
Selling, general and administrative	(466.5)	(418.6)	(385.5)
Business consolidation and other activities	(80.5)	(78.8)	(102.8)

	(7,731.4)	(7,672.7)	(7,945.2)

Earnings before interest and taxes	838.6	795.4	790.5
Interest expense	(159.9)	(183.8)	(179.8)
Debt refinancing costs	(33.1)	(28.0)	(15.1)

Total interest expense	(193.0)	(211.8)	(194.9)

Earnings before taxes	645.6	583.6	595.6
Tax provision	(149.9)	(149.6)	(172.2)
Equity in results of affiliates, net of tax	2.3	0.6	(1.3)

Net earnings from continuing operations	498.0	434.6	422.1
Discontinued operations, net of tax	—	0.4	(2.8)

Net earnings	498.0	435.0	419.3
Less net earnings attributable to noncontrolling interests	(28.0)	(28.2)	(23.0)

Net earnings attributable to Ball Corporation	$470.0	$406.8	$396.3

Amounts attributable to Ball Corporation:
Continuing operations	$470.0	$406.4	$399.1
Discontinued operations	—	0.4	(2.8)

Net earnings	$470.0	$406.8	$396.3

Earnings per share:
Basic—continuing operations	$3.39	$2.79	$2.58
Basic—discontinued operations	—	—	(0.02)

Total basic earnings per share	$3.39	$2.79	$2.56

Diluted—continuing operations	$3.30	$2.73	$2.52
Diluted—discontinued operations	—	—	(0.02)

Total diluted earnings per share	$3.30	$2.73	$2.50

Weighted average shares outstanding(000s):
Basic	138,508	145,943	154,648
Diluted	142,430	149,223	158,084
Cash dividends declared and paid, per share	$0.52	$0.52	$0.40

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Comprehensive Earnings

Ball Corporation and Subsidiaries

	Years Ended December 31,
($ in millions)	2014	2013	2012
Net earnings	$498.0	$435.0	$419.3
Other comprehensive earnings:
Foreign currency translation adjustment	(199.6)	62.4	32.9
Pension and other postretirement benefits(a)	(108.1)	79.7	(72.3)
Effective financial derivatives(b)	35.0	(29.7)	29.1

Total other comprehensive earnings	(272.7)	112.4	(10.3)

Total comprehensive earnings	225.3	547.4	409.0
Less comprehensive earnings attributable to noncontrolling interests	(27.4)	(28.4)	(22.7)

Comprehensive earnings attributable to Ball Corporation	$197.9	$519.0	$386.3

(a)
Net of tax (expense) benefit of $69.4 million, $(65.6) million and $40.1 million for the years ended December 31, 2014, 2013 and 2012, respectively.

(b)
Net of tax (expense) benefit of $4.0 million, $2.5 million and $(22.3) million for the years ended December 31, 2014, 2013 and 2012, respectively.

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Balance Sheets

Ball Corporation and Subsidiaries

	December 31,
($ in millions)	2014	2013
Assets
Current assets
Cash and cash equivalents	$191.4	$416.0
Receivables, net	957.1	859.4
Inventories, net	1,016.7	1,028.3
Deferred taxes and other current assets	148.3	167.2

Total current assets	2,313.5	2,470.9
Non-current assets
Property, plant and equipment, net	2,430.7	2,372.3
Goodwill	2,254.5	2,399.7
Intangibles and other assets, net	572.3	577.5

Total assets	$7,571.0	$7,820.4

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$175.1	$422.6
Accounts payable	1,340.0	998.8
Accrued employee costs	269.9	241.3
Other current liabilities	221.8	264.7

Total current liabilities	2,006.8	1,927.4
Non-current liabilities
Long-term debt	2,993.8	3,182.5
Employee benefit obligations	1,178.3	1,033.0
Deferred taxes and other liabilities	152.5	261.5

Total liabilities	6,331.4	6,404.4

Shareholders' equity
Common stock (331,618,306 shares issued—2014; 330,240,265 shares issued—2013)	1,131.3	1,078.4
Retained earnings	4,346.9	3,947.7
Accumulated other comprehensive earnings (loss)	(522.1)	(249.9)
Treasury stock, at cost (194,652,028 shares—2014; 188,122,102 shares—2013)	(3,923.0)	(3,551.6)

Total Ball Corporation shareholders' equity	1,033.1	1,224.6
Noncontrolling interests	206.5	191.4

Total shareholders' equity	1,239.6	1,416.0

Total liabilities and shareholders' equity	$7,571.0	$7,820.4

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows

Ball Corporation and Subsidiaries

	Years Ended December 31,
($ in millions)	2014	2013	2012
Cash Flows from Operating Activities
Net earnings	$498.0	$435.0	$419.3
Discontinued operations, net of tax	—	(0.4)	2.8
Adjustments to reconcile net earnings to cash provided by (used in) continuing operating activities:
Depreciation and amortization	280.9	299.9	282.9
Business consolidation and other activities	80.5	78.8	102.8
Deferred tax provision	11.9	(1.6)	21.2
Other, net	(26.7)	(34.1)	(25.3)
Working capital changes, excluding effects of acquisitions:
Receivables	(152.3)	80.2	0.6
Inventories	(23.8)	21.4	29.1
Other current assets	(20.6)	4.3	1.5
Accounts payable	355.3	50.9	55.9
Accrued employee costs	40.1	(36.0)	10.5
Other current liabilities	(32.1)	(55.0)	(55.8)
Other, net	1.3	(2.1)	12.8

Cash provided by (used in) continuing operating activities	1,012.5	841.3	858.3
Cash provided by (used in) discontinued operating activities	—	(2.3)	(5.1)

Total cash provided by (used in) operating activities	1,012.5	839.0	853.2

Cash Flows from Investing Activities
Capital expenditures	(390.8)	(378.3)	(305.0)
Business acquisitions, net of cash acquired	—	(14.2)	(71.2)
Other, net	(0.6)	13.4	20.2

Cash provided by (used in) investing activities	(391.4)	(379.1)	(356.0)

Cash Flows from Financing Activities
Long-term borrowings	411.9	1,643.1	1,486.4
Repayments of long-term borrowings	(897.8)	(1,294.9)	(1,071.6)
Net change in short-term borrowings	68.2	(57.6)	(337.0)
Proceeds from issuances of common stock	37.2	32.9	53.1
Acquisitions of treasury stock	(397.3)	(431.7)	(547.2)
Common dividends	(72.7)	(75.2)	(61.8)
Other, net	5.2	(20.6)	(8.8)

Cash provided by (used in) financing activities	(845.3)	(204.0)	(486.9)

Effect of exchange rate changes on cash	(0.4)	(14.0)	(2.0)

Change in cash and cash equivalents	(224.6)	241.9	8.3
Cash and cash equivalents—beginning of year	416.0	174.1	165.8

Cash and cash equivalents—end of year	$191.4	$416.0	$174.1

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Shareholders' Equity

Ball Corporation and Subsidiaries

	Ball Corporation and Subsidiaries
	Common Stock		Treasury Stock
						Accumulated Other Comprehensive Income (Loss)
($ in millions; share amounts in thousands)	Number of Shares	Amount	Number of Shares	Amount	Retained Earnings		Noncontrolling Interest	Total Shareholders' Equity
Balance at December 31, 2011, as reported	327,004	$941.7	(166,688)	$(2,615.7)	$3,228.3	$(335.2)	$158.9	$1,378.0
Prior period revision for deferred taxes (See Note 1)	—	—	—	—	41.1	(16.9)	—	24.2

Balance at December 31, 2011, as revised	327,004	941.7	(166,688)	(2,615.7)	3,269.4	(352.1)	158.9	1,402.2
Net earnings	—	—	—	—	396.3	—	23.0	419.3
Other comprehensive earnings, net of tax	—	—	—	—	—	(10.0)	(0.3)	(10.3)
Common dividends, net of tax benefits	—	—	—	—	(60.3)	—	—	(60.3)
Treasury stock purchases	—	—	(13,148)	(547.1)	—	—	—	(547.1)
Treasury shares reissued	—	—	551	22.7	—	—	—	22.7
Shares issued and stock compensation for stock options and other stock plans, net of shares exchanged	2,011	63.3	—	—	—	—	—	63.3
Tax benefit on option exercises	—	21.3	—	—	—	—	—	21.3
Dividends paid to noncontrolling interests	—	—	—	—	—	—	(7.6)	(7.6)
Other activity	—	—	—	—	9.3	—	1.4	10.7

Balance at December 31, 2012	329,015	1,026.3	(179,285)	(3,140.1)	3,614.7	(362.1)	175.4	1,314.2
Net earnings	—	—	—	—	406.8	—	28.2	435.0
Other comprehensive earnings, net of tax	—	—	—	—	—	112.2	0.2	112.4
Common dividends, net of tax benefits	—	—	—	—	(73.8)	—	—	(73.8)
Treasury stock purchases	—	—	(9,322)	(433.9)	—	—	—	(433.9)
Treasury shares reissued	—	—	485	22.4	—	—	—	22.4
Shares issued and stock compensation for stock options and other stock plans, net of shares exchanged	1,225	40.2	—	—	—	—	—	40.2
Tax benefit on option exercises	—	11.9	—	—	—	—	—	11.9
Dividends paid to noncontrolling interests	—	—	—	—	—	—	(12.9)	(12.9)
Other activity	—	—	—	—	—	—	0.5	0.5

Balance at December 31, 2013	330,240	1,078.4	(188,122)	(3,551.6)	3,947.7	(249.9)	191.4	1,416.0

Consolidated Statements of Shareholders' Equity (Continued)

Ball Corporation and Subsidiaries

	Ball Corporation and Subsidiaries
	Common Stock		Treasury Stock
						Accumulated Other Comprehensive Income (Loss)
($ in millions; share amounts in thousands)	Number of Shares	Amount	Number of Shares	Amount	Retained Earnings		Noncontrolling Interest	Total Shareholders' Equity
Net earnings	—	—	—	—	470.0	—	28.0	498.0
Other comprehensive earnings, net of tax	—	—	—	—	—	(272.2)	(0.5)	(272.7)
Common dividends, net of tax benefits	—	—	—	—	(70.8)		—	(70.8)
Treasury stock purchases	—	—	(6,911)	(397.3)	—	—	—	(397.3)
Treasury shares reissued	—	—	381	22.8	—	—	—	22.8
Shares issued and stock compensation for stock options and other stock plans, net of shares exchanged	1,378	35.4		—	—	—	—	35.4
Tax benefit on option exercises	—	17.5	—	—	—	—	—	17.5
Dividends paid to noncontrolling interests	—	—	—	—	—	—	(12.2)	(12.2)
Other activity	—	—	—	3.1	—	—	(0.2)	2.9

Balance at December 31, 2014	331,618	$1,131.3	(194,652)	$(3,923.0)	$4,346.9	$(522.1)	$206.5	$1,239.6

The accompanying notes are an integral part of the consolidated financial statements.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements

1. Critical and Significant Accounting Policies

The preparation of Ball Corporation's (collectively, Ball, the company, we or our) consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires Ball's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. These estimates are based on historical experience and various assumptions believed to be reasonable under the circumstances. Ball's management evaluates these estimates on an ongoing basis and adjusts or revises the estimates as circumstances change. As future events and their impacts cannot be determined with precision, actual results may differ from these estimates. In the opinion of management, the financial statements reflect all adjustments necessary to fairly present the results of the periods presented.

Critical Accounting Policies

The company considers certain accounting policies to be critical, as their application requires management's judgment about the impacts of matters that are inherently uncertain. Detailed below is a discussion of the accounting policies the company considers critical to our consolidated financial statements.

Acquisitions

The company records acquisitions resulting in the consolidation of an enterprise using the purchase method of accounting. Under this method, the acquiring company records the assets acquired, including intangible assets that can be identified and named, and liabilities assumed based on their estimated fair values at the date of acquisition. The purchase price in excess of the fair value of the assets acquired and liabilities assumed is recorded as goodwill. If the assets acquired, net of liabilities assumed, are greater than the purchase price paid then a bargain purchase has occurred and the company will recognize the gain immediately in earnings. Among other sources of relevant information, the company uses independent appraisals and actuarial or other valuations to assist in determining the estimated fair values of the assets and liabilities. Various assumptions are used in the determination of these estimated fair values including discount rates, market and volume growth rates, product selling prices, production costs and other prospective financial information. Transaction costs associated with acquisitions are expensed as incurred and included in the business consolidation and other activities line of the consolidated statement of earnings.

For acquisitions where the company already owns an equity investment in the acquired company, the company will recognize in earnings, upon the completion of the acquisition, a gain or loss related to the company's existing equity investment. This gain or loss is calculated based on the fair value of the equity investment as compared to the carrying value of the existing equity investment on the date of acquisition.

Exit and Other Closure Costs (Business Consolidation Costs)

The company estimates its liabilities for business closure activities by accumulating detailed estimates of costs and asset sale proceeds, if any, for each business consolidation initiative. This includes the estimated costs of employee severance, pension and related benefits; impairment of property and equipment and other assets, including estimates of net realizable value; accelerated depreciation; termination payments for contracts and leases; contractual obligations; and any other qualifying costs related to the exit plan. These estimated costs are grouped by specific projects within the overall exit plan and are then monitored on a monthly basis. Such disclosures represent management's best estimates, but require assumptions about the plans that may change over time. Changes in estimates for individual locations and other matters are evaluated periodically to determine if a change in estimate is required for the overall restructuring plan. Subsequent changes to the original estimates are included in current earnings and identified as business consolidation gains or losses.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

1. Critical and Significant Accounting Policies (Continued)

Recoverability of Goodwill and Intangible Assets

On an annual basis and at interim periods when circumstances require, the company tests the recoverability of its goodwill and indefinite-lived intangible assets. The company utilizes the two-step impairment analysis and has elected not to use the qualitative assessment or "step zero" approach. In the two-step impairment analysis, the company compares the carrying value of each identified reporting unit to its fair value. If the carrying value of the reporting unit is greater than its fair value, the second step is performed, where the implied fair value of goodwill is compared to its carrying value. The company recognizes an impairment charge for the amount by which the carrying amount of goodwill exceeds its implied fair value. The fair values of the reporting units are estimated using the net present value of discounted cash flows generated by each reporting unit and incorporate various assumptions related to discount and growth rates specific to the reporting unit to which they are applied. The company's discounted cash flows are based upon reasonable and appropriate assumptions, which are weighted for their likely probability of occurrence, about the underlying business activities of the company's reporting units. These reporting units have been identified based on the level at which discrete financial information is reviewed by segment management. When a business within a reporting unit is disposed of, goodwill is allocated to the gain or loss on disposition using the relative fair value methodology. During 2014, the company determined that the fair value of each of the reporting units of the company was significantly in excess of its respective carrying value.

Amortizable intangible assets are tested for impairment, when deemed necessary, based on undiscounted cash flows and, if impaired, are written down to fair value based on either discounted cash flows or appraised values.

Defined Benefit Pension Plans and Other Employee Benefits

The company has defined benefit plans that cover a significant portion of its employees. The company also has postretirement plans that provide certain medical benefits and life insurance for retirees and eligible dependents and, to a lesser extent, participates in multi-employer defined benefit plans for which Ball is not the sponsor. For the company sponsored plans, the relevant accounting guidance requires that management make certain assumptions relating to the long-term rate of return on plan assets, discount rates used to determine the present value of future obligations and expenses, salary inflation rates, health care cost trend rates, mortality rates and other assumptions. The company believes that the accounting estimates related to our pension and postretirement plans are critical accounting estimates, because they are highly susceptible to change from period to period based on the performance of plan assets, actuarial valuations, market conditions and contracted benefit changes. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation, as well as independent studies of trends performed by the company's actuaries. However, actual results may differ substantially from the estimates that were based on the critical assumptions.

The company recognizes the funded status of each defined benefit pension plan and other postretirement benefit plan in the consolidated balance sheet. Each overfunded plan is recognized as an asset, and each underfunded plan is recognized as a liability. Pension plan liabilities are revalued annually, or when an event occurs that requires remeasurement, based on updated assumptions and information about the individuals covered by the plan. For pension plans, accumulated actuarial gains and losses in excess of a 10 percent corridor and the prior service cost are amortized on a straight-line basis from the date recognized over the average remaining service period of active participants. For other postemployment benefits, the 10 percent corridor is not used. The majority of costs related to defined benefit and other postretirement plans are included in cost of sales; the remainder is included in selling, general and administrative expenses.

In addition to defined benefit and postretirement plans, the company maintains reserves for employee medical claims, up to our insurance stop-loss limit, and workers' compensation claims. These are regularly evaluated and revised, as needed, based on a variety of information, including historical experience, actuarial estimates and current employee statistics.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

1. Critical and Significant Accounting Policies (Continued)

Income Taxes

Deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each balance sheet date, based upon enacted income tax laws and tax rates. Income tax expense or benefit is provided based on earnings reported in the financial statements. The provision for income tax expense or benefit differs from the amounts of income taxes currently payable because certain items of income and expense included in the consolidated financial statements are recognized in different time periods by taxing authorities.

Deferred tax assets, including operating loss, capital loss and tax credit carryforwards, are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that any portion of these tax attributes will not be realized. In addition, from time to time, management must assess the need to accrue or disclose uncertain tax positions for proposed adjustments from various federal, state and foreign tax authorities who regularly audit the company in the normal course of business. In making these assessments, management must often analyze complex tax laws of multiple jurisdictions, including many foreign jurisdictions. The accounting guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The company records the related interest expense and penalties, if any, as tax expense in the tax provision.

Derivative Financial Instruments

The company uses derivative financial instruments for the purpose of hedging commercial risk exposures to fluctuations in interest rates, currency exchange rates, raw material costs, inflation rates and common share prices. The company's derivative instruments are recorded in the consolidated balance sheets at fair value. The company values each derivative financial instrument either by using a single valuation technique based on observable market inputs performed internally or by obtaining valuation information from a reliable and observable market source. For a derivative designated as a cash flow hedge, the effective portion of the derivative's mark to fair value is initially recorded as a component of accumulated other comprehensive earnings and subsequently reclassified into earnings when the hedged item affects earnings, unless it is probable that the forecasted transaction will not occur. The ineffective portion of the mark to fair value associated with all hedges is recorded in earnings immediately. Derivatives that do not qualify for hedge accounting are marked to fair value with gains and losses immediately recorded in earnings. In the consolidated statements of cash flows, derivative activities are classified based on the items being hedged.

Realized gains and losses from hedges are classified in the consolidated statements of earnings consistent with the accounting treatment of the items being hedged. Upon the early dedesignation of an effective derivative contract, the gains or losses are deferred in accumulated other comprehensive earnings until the originally hedged item affects earnings. Any gains or losses incurred after the dedesignation date are recorded in earnings immediately.

Contingencies

The company is subject to various legal proceedings and claims, including those that arise in the ordinary course of business. The company records loss contingencies when it determines that the outcome of the future event is probable of occurring and when the amount of the loss can be reasonably estimated. Gain contingencies are recognized in the financial statements when they are realized.

The determination of a reserve for a loss contingency is based on management's judgment of probability and estimates with respect to the likelihood of an outcome and valuation of the future event. Liabilities are recorded or adjusted when events or circumstances cause these judgments or estimates to change. In assessing whether a loss is probable, Ball may consider the following factors, among others: the nature of the litigation, claim or assessment; available information, opinions or views of legal counsel and other advisors; and the experience gained from similar cases by the company and others. The company provides disclosures for material contingencies when there is a reasonable possibility that a loss or an additional loss may be incurred. Actual amounts realized upon settlement of contingencies may be different than amounts

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

1. Critical and Significant Accounting Policies (Continued)

recorded and disclosed and could have a significant impact on the company's consolidated financial statements. See Note 20 to the consolidated financial statements within Item 8 of this annual report for further details.

Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of Ball, its subsidiaries, and variable interest entities in which the company is considered to be the primary beneficiary. Equity investments in which the company exercises significant influence but does not control and is not the primary beneficiary are accounted for using the equity method of accounting. Investments in which the company does not exercise significant influence over the investee are accounted for using the cost method of accounting. Intercompany transactions are eliminated.

Reclassifications

Certain prior year amounts have been reclassified in order to conform to the current year presentation.

Revision of Prior Period Financial Statements Related to Deferred Taxes

During the second quarter of 2014, Ball identified errors in the determination of certain deferred tax amounts, originating in 2007 and prior, primarily related to fixed assets, Canadian entity valuation allowances and pension, other postretirement benefits and restructuring balances in a Canadian entity. The correction of these items impacted the consolidated balance sheets and statements of comprehensive earnings for the years ended December 31, 2013, 2012 and 2011, as presented in the company's 2013 annual report and the unaudited condensed financial statements for each prior quarterly interim period. Additionally, as a result of these corrections, the 2012 consolidated statement of earnings should have included a tax provision related to the settlement of certain pension plans of the Canadian entity. The company assessed the applicable guidance issued by the Securities and Exchange Commission (SEC) and the Financial Accounting Standards Board (FASB) and concluded that these misstatements were not material to Ball's consolidated financial statements for the aforementioned prior periods; however, the company did conclude that correcting these prior misstatements would be material to the second quarter and full year 2014 consolidated statements of earnings. As a result of this analysis, the 2013 and 2012 consolidated financial statements included in this annual report have been revised to reflect the proper determination of these deferred tax positions and all related impacts. Following is a summary of the financial statement line items impacted by this revision for all periods and statements included in this annual report:

Revised Consolidated Statement of Earnings Amounts

	Year Ended December 31, 2012
($ in millions, except per share amounts)	As Previously Reported	Adjustments	As Revised
Tax provision	$(165.0)	$(7.2)	$(172.2)
Net earnings	426.5	(7.2)	419.3
Net earnings from continuing operations attributable to Ball	406.3	(7.2)	399.1
Basic earnings per share—continuing operations	$2.63	$(0.05)	$2.58
Diluted earnings per share—continuing operations	2.57	(0.05)	2.52

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

1. Critical and Significant Accounting Policies (Continued)

Revised Consolidated Statements of Comprehensive Earnings Amounts

	Year Ended December 31, 2013			Year Ended December 31, 2012
($ in millions)	As Previously Reported	Adjustments	As Revised	As Previously Reported	Adjustments	As Revised
Net earnings	$435.0	$—	$435.0	$426.5	$(7.2)	$419.3
Pension and other postretirement benefits	79.2	0.5	79.7	(79.5)	7.2	(72.3)
Total comprehensive earnings	546.9	0.5	547.4	409.0	—	409.0
Comprehensive earnings attributable to Ball Corporation	518.5	0.5	519.0	386.3	—	386.3

Revised Consolidated Balance Sheets Amounts

	December 31, 2013			December 31, 2012
($ in millions)	As Previously Reported	Adjustments	As Revised	As Previously Reported	Adjustments	As Revised
Deferred taxes and other current assets	$162.0	$5.2	$167.2	$190.8	$5.2	$196.0
Goodwill	2,404.3	(4.6)	2,399.7	2,359.4	(4.6)	2,354.8
Intangibles and other assets, net	577.5	—	577.5	531.6	13.0	544.6
Total assets	7,819.8	0.6	7,820.4	7,507.1	13.6	7,520.7
Deferred taxes and other liabilities	285.6	(24.1)	261.5	207.9	(10.6)	197.3
Total liabilities	6,428.5	(24.1)	6,404.4	6,217.1	(10.6)	6,206.5
Retained earnings	3,913.8	33.9	3,947.7	3,580.8	33.9	3,614.7
Accumulated other comprehensive earnings (loss)	(240.7)	(9.2)	(249.9)	(352.4)	(9.7)	(362.1)
Total shareholders' equity	1,391.3	24.7	1,416.0	1,290.0	24.2	1,314.2

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and highly liquid investments with original maturities of three months or less.

Inventories

Inventories are stated at the lower of cost or market using either the first-in, first-out (FIFO) cost method of accounting or the average cost method. Inventory cost is calculated for each inventory component taking into consideration the appropriate cost factors including fixed and variable overhead, material price volatility and production levels.

Depreciation and Amortization

Property, plant and equipment are carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Repairs and maintenance costs, including labor and material costs for major improvements such as annual production line overhauls, are expensed as incurred, unless those costs substantially increase the useful lives or capacity of the existing assets. Assets are depreciated and amortized using the straight-line method over their estimated useful lives, generally 5 to 40 years for buildings and improvements and 2 to 20 years for machinery and equipment. Finite-lived intangible assets, including capitalized software costs, are generally amortized over their estimated useful lives of 3 to 23 years. The company periodically reviews these estimated useful lives and when appropriate changes are made prospectively.

During 2012, the company utilized a third party appraiser to assist in the evaluation of the estimated useful lives of its drawn and ironed container and related end production equipment used to make beverage containers and ends and two-piece food containers. This evaluation was performed as a result of the global

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

1. Critical and Significant Accounting Policies (Continued)

alignment of the company's use and maintenance practices for this equipment and the company's experience with the duration over which this equipment can be utilized. As a result, the company revised the estimated useful lives of this type of equipment utilized throughout the company, which resulted in a net reduction in depreciation expense and cost of sales of $34.9 million ($22.3 million after tax, or $0.14 per diluted share) for the year ended December 31, 2012, as compared to the amount of depreciation expense and cost of sales that would have been recognized by utilizing the prior depreciable lives. The company also evaluated its estimates of the accounting for tooling, spare parts and dunnage, as well as the related obsolescence, and aligned its practices for all operations, resulting in a one-time increase in cost of sales and depreciation expense of $11.0 million ($6.7 million after tax, or $0.04 per diluted share) for the year ended December 31, 2012, primarily attributable to the immediate recognition of expense as items are placed in service.

Deferred financing costs are amortized over the life of the related loan facility and are reported as part of interest expense. When debt is extinguished prior to its maturity date, the write-off of the remaining unamortized deferred financing costs, or pro rata portion thereof, is also reported as interest expense.

Under certain business consolidation activities, accelerated depreciation may be required over the remaining useful life for designated assets to be scrapped or abandoned. The accelerated depreciation related to facility closures is disclosed as part of the business consolidation costs in the appropriate period.

Environmental Reserves

The company estimates the liability related to environmental matters based on, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. The company records the best estimate of a loss when the loss is considered probable. As additional information becomes available, the company assesses the potential liability related to pending matters and revises the estimates.

Revenue Recognition in the Packaging Segments

The company recognizes sales of products in the packaging segments when the four basic criteria of revenue recognition are met: delivery has occurred; title has transferred; there is persuasive evidence of an agreement or arrangement and the price is fixed or determinable; and collection is reasonably assured. Shipping and handling costs are reported within cost of sales in the consolidated statement of earnings.

Revenue Recognition in the Aerospace and Technologies Segment

Sales under long-term contracts in the aerospace and technologies segment are primarily recognized using percentage-of-completion under the cost-to-cost method of accounting. The two primary types of long-term sales contracts utilized are cost-type contracts, which are agreements to perform for cost plus an agreed upon profit component and fixed price sales contracts, which are completed for a fixed price. Cost-type sales contracts can have different types of fee arrangements, including fixed fee, cost, milestone and performance incentive fees, award fees or a combination thereof.

At the inception of contract performance, our estimates of base, incentive and other fees are established at a conservative estimate of profit over the period of contract performance. Throughout the period of contract performance, the company regularly reevaluates and, if necessary, revises estimates of total contract revenue, total contract cost, extent of progress toward completion, probability of receipt of any award and performance fees and any clawback provisions included in the contract. Provision for estimated contract losses, if any, is made in the period that such losses are determined to be probable. Because of sales contract payment schedules, limitations on funding, and contract terms, our sales and accounts receivable generally include amounts that have been earned but not yet billed. As a prime U.S. government contractor or subcontractor, the aerospace and technologies segment is subject to a high degree of regulation, financial review and oversight by the U.S. government.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

1. Critical and Significant Accounting Policies (Continued)

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and establishes a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

•
Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•
Level 2—Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

•
Level 3—Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Stock-Based Compensation

Ball has a variety of restricted stock and stock option plans, and the related stock-based compensation is primarily reported as part of selling, general and administrative expenses in the consolidated statements of earnings. The compensation expense associated with restricted stock grants is calculated using the fair value at the date of grant (closing stock price) and is amortized over the restriction period. For stock options and stock-settled appreciation rights (SSARs), the company has elected to use the Black-Scholes valuation model and amortizes the estimated fair value on a straight-line basis over the requisite service period (generally the vesting period). The company's deferred compensation stock program is subject to variable plan accounting and, accordingly, is marked to the closing price of the company's common stock at the end of each reporting period. Tax benefits associated with option exercises are reported in financing activities in the consolidated statements of cash flows. Further details regarding the expense calculated under the fair value based method are provided in Note 16.

Research and Development

Research and development costs are expensed as incurred in connection with the company's programs for the development of products and processes. Costs incurred in connection with these programs, the majority of which are included in cost of sales, amounted to $26.6 million, $31.2 million and $26.8 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Currency Translation

Assets and liabilities of foreign operations with a functional currency other than the U.S. dollar are translated using period-end exchange rates, and revenues and expenses are translated using average exchange rates during each period. Translation gains and losses are reported in accumulated other comprehensive earnings as a component of shareholders' equity.

2. Accounting Pronouncements

Recently Adopted Accounting Standards

In November 2014, accounting guidance was issued to provide an entity with the option to apply pushdown accounting in its separate financial statements in the event an acquirer obtains control of an acquired entity. The election to apply pushdown accounting can be made either in the period in which the change of control occurred, or in a subsequent period. This guidance was effective as of November 18, 2014, and did not have any effect on the company's consolidated financial statements. The company will evaluate this guidance in the event of a future business combination.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

2. Accounting Pronouncements (Continued)

In July 2013, accounting guidance was issued to eliminate diversity in practice for the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. In general, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, unless certain exceptions exist. The guidance was effective for Ball on January 1, 2014, and did not have a material effect on the company's consolidated financial statements.

In May 2013, the Committee of Sponsoring Organization of the Treadway Commission (COSO) issued the 2013 "Internal Control—Integrated Framework" (Framework). The 2013 Framework is expected to: (1) help companies design and implement internal controls in light of the changes in business and operating environments since the issuance of the original Framework, (2) broaden the application of internal controls in addressing operating and reporting objectives and (3) clarify the requirements for determining what constitutes effective internal controls. Implementation of the 2013 Framework was effective for Ball for the year ended December 31, 2014, and did not have a material effect on the company's established internal controls over financial reporting.

In March 2013, accounting guidance was issued to clarify that a company should release the cumulative translation adjustment into net earnings if the parent ceases to have a controlling financial interest in a subsidiary or group of assets within a foreign entity. The guidance also affects entities that lose a controlling financial interest in an investment in a foreign entity and those that acquire a business in stages by increasing an investment in a foreign entity from one accounted for under the equity method to one accounted for as a consolidated investment. The guidance was effective for Ball prospectively on January 1, 2014, and did not have a material effect on the company's consolidated financial statements.

New Accounting Guidance

In August 2014, accounting guidance was issued to define management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosure in certain circumstances. Under the new guidance, management is required to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date the financial statements are issued and to provide related disclosures. The guidance will be effective for Ball on January 1, 2017, and is not expected to have a material effect on the company's consolidated financial statements.

In May 2014, the FASB and International Accounting Standards Board jointly issued new revenue recognition guidance which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The new guidance contains a more robust framework for addressing revenue issues and is intended to remove inconsistencies in existing guidance and improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets. The guidance will supersede the majority of current revenue recognition guidance, including industry-specific guidance. The guidance will be effective for Ball on January 1, 2017, and early adoption is not permitted for the company. Entities have the option of using either a full retrospective or modified retrospective approach for the adoption of the standard. The company is currently assessing the impact that the adoption of this standard will have on its consolidated financial statements.

In April 2014, accounting guidance was issued to change the criteria for reporting discontinued operations. Under the new guidance, only disposals of components of an entity that represent strategic shifts that have, or will have, a major effect on an entity's operations should be reported as discontinued operations in the financial statements. The new guidance also requires expanded disclosures for discontinued operations, as well as disclosures about the financial effects of significant disposals that do not qualify for discontinued operations. The guidance will be effective for Ball on January 1, 2015, and is not expected to have a material effect on the company's consolidated financial statements.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

3. Business Segment Information

Ball's operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments discussed below.

Metal beverage packaging, Americas and Asia:    Consists of the metal beverage packaging, Americas, operations in the U.S., Canada and Brazil, and the metal beverage packaging, Asia, operations in the People's Republic of China (PRC). The Americas and Asia segments have been aggregated based on similar economic and qualitative characteristics. The operations in this reporting segment manufacture and sell metal beverage containers.

Metal beverage packaging, Europe:    Consists of operations in several countries in Europe, which manufacture and sell metal beverage containers.

Metal food and household products packaging:    Consists of operations in the U.S., Europe, Canada, Mexico and Argentina, which manufacture and sell steel food, aerosol, paint, general line and decorative specialty containers, as well as extruded aluminum beverage and aerosol containers and aluminum slugs.

Aerospace and technologies:    Consists of the manufacture and sale of aerospace and other related products and the providing of services used in the defense, civil space and commercial space industries.

The accounting policies of the segments are the same as those in the consolidated financial statements and are discussed in Note 1. The company also has investments in companies in the U.S. and Vietnam, which are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

Major Customers

Net sales to major customers, as a percentage of consolidated net sales, were as follows:

	2014	2013	2012
Coca-Cola Bottlers' Sales & Services Company LLC	11%	11%	11%
MillerCoors LLC and SABMiller plc	10%	9%	9%
U.S. Government	10%	10%	9%

Summary of Net Sales by Geographic Area

($ in millions)	U.S.(a)	Foreign	Consolidated
2014	$5,090.7	$3,479.3	$8,570.0
2013	5,103.9	3,364.2	8,468.1
2012	5,463.2	3,272.5	8,735.7

Summary of Net Long-Lived Assets by Geographic Area

($ in millions)	U.S.	Brazil	PRC	Germany	Other	Consolidated
2014	$1,219.4	$458.6	$269.2	$265.1	$591.1	$2,803.4
2013	1,099.6	465.7	281.2	296.3	576.0	2,718.8

(a)
Includes intercompany eliminations.

(b)
Long-lived assets exclude goodwill and intangible assets.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

3. Business Segment Information (Continued)

Summary of Business by Segment

	Years Ended December 31,
($ in millions)	2014	2013	2012
Net sales
Metal beverage packaging, Americas & Asia	$4,246.8	$4,193.4	$4,541.7
Metal beverage packaging, Europe	1,896.3	1,828.3	1,771.3
Metal food & household products packaging	1,504.4	1,558.6	1,559.9
Aerospace & technologies	934.8	897.1	876.8
Corporate and intercompany eliminations	(12.3)	(9.3)	(14.0)

Net sales	$8,570.0	$8,468.1	$8,735.7

Net earnings
Metal beverage packaging, Americas & Asia	$534.8	$512.4	$522.9
Business consolidation and other activities	(7.5)	(3.6)	(52.4)

Total metal beverage packaging, Americas & Asia	527.3	508.8	470.5

Metal beverage packaging, Europe	222.9	182.6	182.3
Business consolidation and other activities	(8.7)	(10.6)	(9.6)

Total metal beverage packaging, Europe	214.2	172.0	172.7

Metal food & household products packaging	154.2	177.4	167.8
Business consolidation and other activities	(41.9)	(63.7)	(27.5)

Total metal food & household products packaging	112.3	113.7	140.3

Aerospace & technologies	93.6	80.1	86.6
Business consolidation and other activities	(13.9)	(0.2)	(1.9)

Total aerospace & technologies	79.7	79.9	84.7

Segment earnings before interest and taxes	933.5	874.4	868.2
Undistributed and corporate expenses and intercompany eliminations, net	(86.4)	(78.3)	(66.3)
Business consolidation and other activities	(8.5)	(0.7)	(11.4)

Total undistributed and corporate expenses and intercompany eliminations, net	(94.9)	(79.0)	(77.7)

Earnings before interest and taxes	838.6	795.4	790.5
Interest expense	(159.9)	(183.8)	(179.8)
Debt refinancing costs	(33.1)	(28.0)	(15.1)

Total interest expense	(193.0)	(211.8)	(194.9)
Tax provision(a)	(149.9)	(149.6)	(172.2)
Equity in results of affiliates, net of tax	2.3	0.6	(1.3)

Net earnings from continuing operations(a)	498.0	434.6	422.1
Discontinued operations, net of tax	—	0.4	(2.8)

Net earnings(a)	498.0	435.0	419.3
Less net earnings attributable to noncontrolling interests	(28.0)	(28.2)	(23.0)

Net earnings attributable to Ball Corporation(a)	$470.0	$406.8	$396.3

(a)
2012 amounts have been revised; further details are included in the "Revision of Prior Period Financial Statements Related to Deferred Taxes" section of Note 1.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

3. Business Segment Information (Continued)

	Years Ended December 31,
($ in millions)	2014	2013	2012
Depreciation and Amortization
Metal beverage packaging, Americas & Asia	$128.7	$121.9	$116.9
Metal beverage packaging, Europe	62.5	87.0	82.4
Metal food & household products packaging	57.1	59.4	54.6
Aerospace & technologies	26.2	24.1	21.9

Segment depreciation and amortization	274.5	292.4	275.8
Corporate	6.4	7.5	7.1

Depreciation and amortization	$280.9	$299.9	$282.9

Capital Expenditures
Metal beverage packaging, Americas & Asia	$160.1	$224.0	$173.9
Metal beverage packaging, Europe	108.6	75.4	45.6
Metal food & household products packaging	81.6	43.0	36.3
Aerospace & technologies	30.1	29.4	43.7

Segment capital expenditures	380.4	371.8	299.5
Corporate	10.4	6.5	5.5

Capital expenditures	$390.8	$378.3	$305.0

	December 31,
($ in millions)	2014	2013
Total Assets
Metal beverage packaging, Americas & Asia	$3,422.8	$3,426.4
Metal beverage packaging, Europe	2,274.5	2,380.1
Metal food & household products packaging(a)	1,508.1	1,556.3
Aerospace & technologies	411.6	346.1

Segment assets(a)	7,617.0	7,708.9
Corporate assets, net of eliminations	(46.0)	111.5

Total assets(a)	$7,571.0	$7,820.4

Investments in Affiliates
Metal beverage packaging, Americas & Asia	$31.3	$31.9
Metal beverage packaging, Europe	0.5	0.4
Corporate assets, net of eliminations	1.4	1.4

Total investments in affiliates	$33.2	$33.7

(a)
2013 amounts have been revised; further details are included in the "Revision of Prior Period Financial Statements Related to Deferred Taxes" section of Note 1.

4. Acquisitions

Envases del Plata S.A. de C.V.

In December 2012, the company acquired a leading producer of extruded aluminum aerosol packaging in Mexico with a single manufacturing facility in San Luis Potosí, for cash of $57.7 million, net of cash acquired, and assumed debt of $72.7 million. The facility produces extruded aluminum aerosol containers for personal care and household products for customers in North, Central and South America and employs approximately 150 people. The acquisition provides a platform to grow the company's existing North American extruded aluminum business and new end market for the company's products, including the company's ReAl™ technology that enables the use of recycled material and meaningful lightweighting in

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

4. Acquisitions (Continued)

the manufacture of extruded aluminum packaging. Based on the final purchase price allocation, goodwill of $64.0 million was recorded. This acquisition is not material to the metal food and household products packaging segment.

Tubettificio Europeo S.p.A. (Tubettificio)

In August 2012, the company acquired Tubettificio, a small regional manufacturer of metal beverage packaging containers in Italy for cash of approximately $15.3 million and consolidated it into other existing facilities. This acquisition is not material to the metal beverage packaging, Europe, segment.

5. Business Consolidation and Other Activities

Following is a summary of business consolidation and other activity (charges)/gains included in the consolidated statements of earnings:

	Years Ended December 31,
($ in millions)	2014	2013	2012
Metal beverage packaging, Americas & Asia	$(7.5)	$(3.6)	$(52.4)
Metal beverage packaging, Europe	(8.7)	(10.6)	(9.6)
Metal food & household products packaging	(41.9)	(63.7)	(27.5)
Aerospace & technologies	(13.9)	(0.2)	(1.9)
Corporate and other	(8.5)	(0.7)	(11.4)

	$(80.5)	$(78.8)	$(102.8)

2014

Metal Beverage Packaging, Americas and Asia

During September 2014, the company executed a lump sum buyout offer to certain terminated vested pension plan participants in its U.S. defined benefit pension plans. The offer provided participants with a one-time election to receive a lump-sum payout in full settlement of their remaining pension benefits (see Note 14 for details). In connection with this offer, a non-cash charge of $13.9 million was recorded in the segment for the settlement of its pension benefit obligations in 2014.

During 2014, a fire occurred at a metal beverage packaging, Americas, facility. As a result, the company recorded a gain of $3.5 million to reflect the difference between the net book value of the impaired assets and the net insurance proceeds.

In 2014, the company received and recorded compensation of $5.0 million for the reimbursement of severance costs incurred in connection with the company's closure and relocation of the Shenzhen, PRC, manufacturing facility in 2013.

Additionally, the company sold its plastic motor oil container and pail manufacturing business in the PRC and recorded a net loss of $0.4 million in connection with the sale.

Also included in 2014 were net charges of $1.7 million related to business reorganization activities in the company's metal beverage packaging, Asia, operations, and for ongoing costs related to previously closed facilities and other insignificant activities.

Metal Beverage Packaging, Europe, and Corporate

In 2014, the company recorded a non-cash charge of $7.2 million for the aforementioned settlement of its pension benefit obligations.

The company recorded charges of $4.1 million, primarily for headcount reductions, cost-out initiatives and the relocation of the company's European headquarters from Germany to Switzerland.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

5. Business Consolidation and Other Activities (Continued)

During the fourth quarter, the company recorded charges of $1.1 million related to business reorganization activities in the company's metal beverage packaging, Europe, operations. Also included in 2014 were charges of $4.8 million related to the write off of previously capitalized costs associated with the company's Lublin, Poland, facility, and for other insignificant activities.

Metal Food and Household Products Packaging

In the fourth quarter, the company recorded a provision against the balance of a long-term receivable of $16.5 million as a result of the financial difficulties of a metal food and household products packaging segment customer. This provision represents the company's estimate of the most likely potential loss of value it expects to incur as a result of the financial condition of this customer. The company's estimate of potential loss as a result of this event may change in the future if the customer's facts and circumstances change.

During 2014, the company recorded a non-cash charge of $10.3 million for the aforementioned settlement of its pension benefit obligations.

In 2014, the company recorded charges of $6.2 million related to a reduction in force to eliminate certain food can production in the Oakdale, California, facility, as well as charges related to voluntary separation programs. The year also included charges of $3.9 million for costs in connection with the announced closure of its Danville, Illinois, steel aerosol packaging facility. Additionally, charges of $5.0 million were recorded for previously closed facilities and other insignificant activities.

Aerospace and Technologies

During 2014, the company recorded a non-cash charge of $13.9 million for the aforementioned settlement of its pension benefit obligations.

2013

Metal Beverage Packaging, Americas and Asia

During July 2013, the company signed a compensation agreement for approximately $72 million pretax with the PRC government to close the Shenzhen manufacturing facility and relocate the production capacity. Proceeds from the compensation agreement offset costs related to the closure and relocation of the Shenzhen facility and were composed of compensation for the disposal of the land and building, the disposal and transfer of machinery and equipment, business interruption losses and severance. Compensation received in excess of expenses or losses incurred by the company were reflected in business consolidation and other activities. During 2013, the company received and recorded the following: (1) $34.0 million of compensation for land and buildings, resulting in income of $26.2 million for the excess compensation over net book value; (2) $26.8 million of compensation for machinery and equipment, including removal costs, of which $3.8 million was used to offset 2013 costs and $23.0 million was deferred in the balance sheet to offset capital expenditures for the relocation of capacity; (3) $6.2 million of compensation for business interruption, of which $4.1 million was recognized in cost of sales in 2013; (4) $7.2 million of expense for severance costs, the majority of which was compensated in the first quarter of 2014 and (5) $1.6 million for other costs that were not compensated under the agreement.

In 2013, Ball eliminated 12-ounce beverage can production from the company's Milwaukee, Wisconsin, facility. In connection with the line shut down, the company recorded charges of $9.7 million, composed of $4.6 million for accelerated depreciation, $2.1 million for severance and other employee benefits and $3.0 million for other costs. In addition, the company recorded net charges of $11.3 million, primarily for ongoing costs related to the previously announced closures of Ball's Columbus, Ohio, and Gainesville, Florida, facilities and voluntary separation programs, as well as other insignificant costs.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

5. Business Consolidation and Other Activities (Continued)

Metal Beverage Packaging, Europe, and Corporate

The company recorded charges of $11.3 million, primarily for headcount reductions, cost-out initiatives and the relocation of the company's European headquarters from Germany to Switzerland.

Metal Food and Household Products Packaging

During the fourth quarter, the company announced plans to close its Danville, Illinois, steel aerosol packaging facility in the second half of 2014, and recorded charges of $4.9 million in connection with this planned closure. The Danville facility produced steel aerosol cans and ends for household products customers, which are now supplied by other North American metal food and household products packaging facilities.

The company recorded an accounts receivable provision of $27.0 million as a result of the October 28, 2013, bankruptcy filing of a metal food and household products packaging segment customer. This provision represented the company's estimate of the most likely potential loss of value it expected to incur on the approximately $46.5 million accounts receivable balance as a result of the customer's bankruptcy. In October 2013, the company entered into an agreement with the customer's second lien lenders to provide, among other things, that if such lenders were the successful bidder for the customer's assets out of bankruptcy, the company would supply the lenders' can and end requirements under a new long-term contract. On February 6, 2014, the lenders were selected as the successful bidder for the customer's assets and such selection was approved by the U.S. Bankruptcy Court on February 12, 2014. The lenders acquired the customer's assets on February 28, 2014, and as a result, the company fully wrote off the accounts receivable reserved for at December 31, 2013. The company also recorded various short-term and long-term receivables in conjunction with the lender's acquisition.

The company closed its Elgin, Illinois, metal food and household products packaging facility in December 2013 and recorded total charges of $29.0 million during the year composed of $16.0 million for severance, pension and other employee benefits; $4.2 million for the write down of the land and building to net realizable value; and $8.8 million for the accelerated depreciation on assets to be abandoned and other closure costs. The Elgin facility produced steel aerosol and specialty cans, as well as flat steel sheet used by other Ball facilities, which are now supplied by other North American metal food and household products packaging facilities.

During 2013 the company also recorded: (1) a charge of $5.9 million to migrate certain hourly employees from a multi-employer defined benefit pension plan as of January 1, 2014, to a Ball-sponsored defined benefit pension plan; (2) income of $3.5 million to accrue for the reimbursement of funds paid in 2012 for the settlement of certain Canadian defined benefit pension liabilities related to previously closed facilities and (3) charges of $0.4 million for other insignificant costs.

2012

Metal Beverage Packaging, Americas and Asia

In August 2012, Ball announced plans to close its Columbus, Ohio, beverage container manufacturing facility and its Gainesville, Florida, end facility. The two facilities were closed in order to consolidate the company's 12-ounce beverage container and end production capacity to meet changing market demand. In connection with the closures and a related voluntary separation program completed within the segment, the company recorded charges of $50.2 million, of which $20.4 million represented severance, pension and other employee benefits; $19.9 million represented accelerated depreciation on abandoned assets, $5.3 million represented the write down of real property to net realizable value and $4.6 million represented the obsolescence of tooling and spares.

Also included in 2012 were net charges of $2.2 million related to previously closed facilities and other insignificant costs.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

5. Business Consolidation and Other Activities (Continued)

Metal Beverage Packaging, Europe

Charges of $6.3 million were recorded in the segment in connection with the relocation of the company's European headquarters from Germany to Switzerland in 2012.

The company also recorded charges of $1.7 million related to a fire at one of the company's metal beverage container plants in the United Kingdom and net charges of $1.6 million related to previously closed facilities and other insignificant costs.

Metal Food and Household Products Packaging

In November 2012, the company purchased annuities with pension trust assets to settle the liabilities in certain of its Canadian defined benefit pension plans. In connection with the final settlement, the company recorded charges of $26.7 million, which primarily represented previously unrecognized losses included in accumulated other comprehensive earnings (loss).

Also included in 2012 were net charges of $0.8 million related to previously closed facilities and other insignificant costs.

Corporate and Aerospace and Technologies

The company incurred costs of $6.2 million at the corporate headquarters in connection with the relocation of the company's European headquarters from Germany to Switzerland discussed above. The year also included charges of $2.9 million for transaction costs related to the acquisition of Envases in December 2012 and $3.4 million for a voluntary separation program offered to corporate headquarters and aerospace and technologies employees. Additionally, net charges of $0.8 million were recorded to reflect other individually insignificant costs.

Summary

Detailed below is a summary by segment of the activity in the restructuring reserves for the years ended December 31, 2014 and 2013. The reserve balances are included in other current liabilities on the consolidated balance sheets.

($ in millions)	Metal Beverage Packaging, Americas & Asia	Metal Food & Household Products Packaging	Metal Beverage Packaging, Europe	Aerospace & Technologies	Corporate & Other Costs	Total
Balance at December 31 2012	$16.4	$3.0	$—	$1.9	$3.8	$25.1
(Gains) charges to earnings	(3.2)	19.9	—	—	0.2	16.9
Cash payments and other activity	(11.3)	(8.2)	—	(1.9)	(4.0)	(25.4)

Balance at December 31 2013	1.9	14.7	—	—	—	16.6
(Gains) charges to earnings	(1.7)	12.6	0.9	—	—	11.8
Cash payments and other activity	(0.2)	(22.2)	—	—	—	(22.4)

Balance at December 31 2014	$—	$5.1	$0.9	$—	$—	$6.0

The carrying value of assets held for sale in connection with facility closures was approximately $11.7 million and $20.4 million at December 31, 2014 and 2013, respectively.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

6. Receivables

	December 31,
($ in millions)	2014	2013
Trade accounts receivable	$800.0	$835.2
Less allowance for doubtful accounts	(7.0)	(36.3)

Net trade accounts receivable	793.0	798.9
Other receivables	164.1	60.5

	$957.1	$859.4

The allowance for doubtful accounts at December 31, 2013, included a provision of $27.0 million as a result of the October 2013 bankruptcy filing of a metal food and household products packaging segment customer. Additional details are available in Note 5. Other receivables include income and sales tax receivables, certain vendor rebate receivables and other miscellaneous receivables.

Net accounts receivable under long-term contracts, due primarily from agencies of the U.S. government and their prime contractors, were $205.8 million and $144.8 million for the years ended December 31, 2014 and 2013, respectively, and included $133.3 million and $99.2 million at each period end, respectively, representing the recognized sales value of performance that was not yet billable to customers. The average length of the long-term contracts is approximately 2.3 years, and the average length remaining on those contracts at December 31, 2014, was 11 months. Approximately $201.7 million of net accounts receivables at December 31, 2014, is expected to be collected within the next year and is related to customary fees and cost withholdings that will be paid upon milestone or contract completions, as well as final overhead rate settlements.

The company has entered into several regional uncommitted accounts receivable factoring programs with various financial institutions for certain receivables of the company. The programs are accounted for as true sales of the receivables, without recourse to Ball, and had combined limits of approximately $293 million at December 31, 2014. A total of $197.6 million and $137.5 million were sold under these programs as of December 31, 2014 and 2013, respectively. In addition, Latapack-Ball has non-recourse uncommitted accounts receivable factoring programs with a combined limit of approximately $8 million at December 31, 2014. There were no accounts receivable sold as of December 31, 2014, and $6.0 million was sold under this program as of December 31, 2013.

7. Inventories

	December 31,
($ in millions)	2014	2013
Raw materials and supplies	$479.2	$465.6
Work-in-process and finished goods	579.2	609.6
Less inventory reserves	(41.7)	(46.9)

	$1,016.7	$1,028.3

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

8. Property, Plant and Equipment

	December 31,
($ in millions)	2014	2013
Land	$64.6	$67.6
Buildings	973.4	980.9
Machinery and equipment	3,612.5	3,647.8
Construction-in-progress	382.7	232.9

	5,033.2	4,929.2
Accumulated depreciation	(2,602.5)	(2,556.9)

	$2,430.7	$2,372.3

Property, plant and equipment are stated at historical or acquired cost. Depreciation expense amounted to $239.5 million, $261.3 million and $248.3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

9. Goodwill

($ in millions)	Metal Beverage Packaging, Americas & Asia	Metal Beverage Packaging, Europe	Metal Food & Household Products Packaging	Aerospace & Technologies	Total
Balance at December 31, 2012(a)	$740.7	$993.2	$620.9	$—	$2,354.8
Business acquisitions and related opening balance sheet adjustments	—	—	(15.1)	8.6	(6.5)
Effects of currency exchange rates	—	44.0	7.4	—	51.4

Balance at December 31, 2013(a)	740.7	1,037.2	613.2	8.6	2,399.7
Business disposition	(1.2)	—	—	—	(1.2)
Effects of currency exchange rates	—	(123.3)	(20.7)	—	(144.0)

Balance at December 31, 2014	$739.5	$913.9	$592.5	$8.6	$2,254.5

(a)
2012 and 2013 amounts have been revised; further details are included in the "Revision of Prior Period Financial Statements Related to Deferred Taxes" section of Note 1.

10. Intangibles and Other Assets

	December 31,
($ in millions)	2014	2013
Investments in affiliates	$33.2	$33.7
Intangible assets (net of accumulated amortization of $115.2 million and $93.7 million at December 31, 2014 and 2013, respectively)	137.1	166.1
Capitalized software (net of accumulated amortization of $103.8 million and $91.3 million at December 31, 2014 and 2013, respectively)	62.6	65.0
Company and trust-owned life insurance	168.1	150.9
Deferred financing costs	36.3	46.2
Long-term deferred tax assets	66.5	36.5
Other	68.5	79.1

	$572.3	$577.5

Total amortization expense of intangible assets amounted to $41.4 million, $38.6 million and $34.6 million for the years ended December 31, 2014, 2013 and 2012, respectively. Based on intangible asset values and currency exchange rates as of December 31, 2014, total annual intangible asset amortization expense is

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

10. Intangibles and Other Assets (Continued)

expected to be $38.2 million, $34.4 million, $30.5 million, $25.3 million and $17.7 million for the years 2015 through 2019, respectively, and $49.5 million combined for all years thereafter.

In the fourth quarter 2014, the company recorded a provision against the balance of a long-term receivable of $16.5 million as a result of the financial difficulties of a metal food and household products packaging segment customer (see Note 5).

11. Leases

The company leases warehousing and manufacturing space and certain equipment in the packaging segments and office and technical space in the aerospace and technologies segment. Certain of the company's leases in effect at December 31, 2014, include renewal options and/or escalation clauses for adjusting lease expense based on various factors. Under the company's lease arrangements, Ball has the option to purchase the leased equipment at the end of the lease term, or if the company elects not to do so, to compensate the lessors for the difference between the fair market value of the equipment and the guaranteed minimum residual value. The company's maximum risk under these lease agreements was approximately $27.0 million as of December 31, 2014.

Total noncancellable operating leases in effect at December 31, 2014, require rental payments of $37.0 million, $25.3 million, $20.1 million, $15.3 million and $10.3 million for the years 2015 through 2019, respectively, and $30.2 million combined for all years thereafter. Lease expense for all operating leases was $81.2 million, $73.2 million and $70.2 million in 2014, 2013 and 2012, respectively.

12. Debt and Interest Costs

Long-term debt and interest rates in effect consisted of the following:

	December 31,
($ in millions)	2014	2013
Notes Payable
7.375% Senior Notes, due September 2019	$—	$315.4
6.75% Senior Notes, due September 2020	500.0	500.0
5.75% Senior Notes, due May 2021	500.0	500.0
5.00% Senior Notes, due March 2022	750.0	750.0
4.00% Senior Notes, due November 2023	1,000.0	1,000.0
Senior Credit Facilities, due June 2018 (at variable rates)
Term B Loan, British sterling denominated (2013–2.11%)	—	60.8
Term C Loan, euro denominated (2014–1.65%; 2013–1.86%)	92.9	111.2
Multi-currency revolver, euro denominated	—	96.6
Latapack-Ball Notes Payable, denominated in various currencies (2014–4.14%; 2013–3.58%)	204.2	215.8
Other (including discounts and premiums)	1.7	(2.0)

	3,048.8	3,547.8
Less: Current portion of long-term debt	(55.0)	(365.3)

	$2,993.8	$3,182.5

The senior credit facilities bear interest at variable rates and include the term loans described in the table above, as well as a long-term, multi-currency committed revolving credit facility that provides the company with up to the U.S. dollar equivalent of $1 billion. In June 2013, the company amended the senior credit facilities and extended the term from December 2015 to June 2018. In connection with the amendment, the company recorded a charge of $0.4 million for the write off of unamortized financing costs. The charge is included as a component of interest expense in the consolidated statement of earnings.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

12. Debt and Interest Costs (Continued)

At December 31, 2014, taking into account outstanding letters of credit and excluding availability under the accounts receivable securitization program, approximately $984 million was available under the company's long-term, multi-currency committed revolving credit facilities, which are available until June 2018. In addition to these facilities, the company had approximately $790 million of short-term uncommitted credit facilities available at December 31, 2014, of which $10.1 million was outstanding and due on demand. At December 31, 2013, the company had $57.3 million outstanding under short-term uncommitted credit facilities. The weighted average interest rate of the outstanding short-term facilities was 1.5 percent at December 31, 2014, and was insignificant at December 31, 2013.

Short-term debt and current portion of long-term debt on the balance sheet includes the company's borrowings under its existing accounts receivable securitization agreement, totaled $110 million at December 31, 2014. There were no accounts receivable sold at December 31, 2013. This agreement, which has been amended and extended from time to time, is scheduled to mature in June 2017 and allows the company to borrow against a maximum amount of accounts receivable that varies between $85 million and $175 million depending on the seasonal accounts receivable balance in the company's North American packaging businesses.

In December 2013, Ball announced the redemption of its outstanding 7.375 percent senior notes due in September 2019 in the amount of $315.4 million. The redemption occurred on January 10, 2014, at a price per note of 108.01 percent of the outstanding principal amount plus accrued interest. The redemption of the bonds resulted in a pretax charge in the first quarter of 2014 of $33.1 million for the call premium and the write off of unamortized financing costs and premiums. These charges are included as a component of interest expense in the consolidated statement of earnings.

In May 2013, Ball: (1) issued $1 billion of 4.00 percent senior notes due in November 2023; (2) tendered for the redemption of its 7.125 percent senior notes originally due in September 2016 in the amount of $375 million, at a redemption price per note of 105.322 percent of the outstanding principal amount plus accrued interest; and (3) repaid the $125 million Term A loan, which was a component of the senior credit facilities. The redemption of the senior notes, all of which occurred in the second quarter, and the early repayment of the Term A loan resulted in charges of $26.5 million for the tender and call premiums, as well as the write off of unamortized financing costs and issuance discounts. These charges are included as a component of interest expense in the consolidated statement of earnings.

On March 9, 2012, Ball issued $750 million of 5.00 percent senior notes due in March 2022. On the same date, the company tendered for the redemption of its 6.625 percent senior notes originally due in March 2018 in the amount of $450 million, at a redemption price per note of 102.583 percent of the outstanding principal amount plus accrued interest. The redemption of the bonds resulted in a charge of $15.1 million for the call premium and the write off of unamortized financing costs and premiums. The charge is included as a component of interest expense in the consolidated statement of earnings.

The fair value of the long-term debt was estimated to be $3.1 billion at December 31, 2014, which approximated the carrying value of $3.0 billion. The fair value was estimated to be $3.5 billion at December 31, 2013, which approximated the carrying value of $3.5 billion. The fair value reflects the market rates at each period end for debt with credit ratings similar to the company's ratings and is classified as Level 2 within the fair value hierarchy. Rates currently available to the company for loans with similar terms and maturities are used to estimate the fair value of long-term debt based on discounted cash flows.

Long-term debt obligations outstanding at December 31, 2014, have maturities of $55.0 million, $62.4 million, $102.8 million, $53.1 million and $13.5 million in the years ending December 31, 2015 through 2019, respectively, and $2,762.0 million thereafter. Ball provides letters of credit in the ordinary course of business to secure liabilities recorded in connection with certain self-insurance arrangements. Letters of credit outstanding at December 31, 2014 and 2013, were $16.3 million and $16.5 million, respectively. Interest payments were $168.6 million, $187.5 million and $177.3 million in 2014, 2013 and 2012, respectively.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

12. Debt and Interest Costs (Continued)

The senior notes and senior credit facilities are guaranteed on a full, unconditional and joint and several basis by certain of the company's wholly owned domestic subsidiaries. Certain foreign denominated tranches of the senior credit facilities are similarly guaranteed by certain of the company's wholly owned foreign subsidiaries. Note 22 contains further details, as well as required condensed consolidating financial information for the company, segregating the guarantor subsidiaries and non-guarantor subsidiaries as defined in the senior notes agreements.

The U.S. note agreements, bank credit agreement and accounts receivable securitization agreement contain certain restrictions relating to dividend payments, share repurchases, investments, financial ratios, guarantees and the incurrence of additional indebtedness. The most restrictive of the company's debt covenants require the company to maintain an interest coverage ratio (as defined in the agreements) of no less than 3.50 and a leverage ratio (as defined) of no greater than 4.00. The company was in compliance with all loan agreements and debt covenants at December 31, 2014 and 2013, and has met all debt payment obligations.

The Latapack-Ball debt facilities contain various covenants and restrictions but are non-recourse to Ball Corporation and its wholly owned subsidiaries.

13. Taxes on Income

The amount of earnings before income taxes is:

	Years Ended December 31,
($ in millions)	2014	2013	2012
U.S.	$279.7	$242.9	$295.8
Foreign	365.9	340.7	299.8

	$645.6	$583.6	$595.6

The provision for income tax expense is:

	Years Ended December 31,
($ in millions)	2014	2013	2012
Current
U.S.	$50.8	$47.2	$54.7
State and local	17.7	3.6	15.0
Foreign	69.5	100.4	81.3

Total current	138.0	151.2	151.0

Deferred
U.S.	8.9	28.5	25.7
State and local	(1.1)	(0.7)	5.0
Foreign	4.1	(29.4)	(9.5)

Total deferred(a)	11.9	(1.6)	21.2

Tax provision	$149.9	$149.6	$172.2

(a)
Amounts do not include tax benefits (expense) related to discontinued operations of $(0.2) million and $1.7 million in 2013 and 2012, respectively.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

13. Taxes on Income (Continued)

The income tax provision recorded within the consolidated statements of earnings differs from the provision determined by applying the U.S. statutory tax rate to pretax earnings as a result of the following:

	Years Ended December 31,
($ in millions)	2014	2013	2012
Statutory U.S. federal income tax	$226.0	$204.3	$208.5
Increase (decrease) due to:
Foreign tax rate differences	(57.3)	(45.5)	(36.9)
U.S. state and local taxes, net	6.9	1.6	12.2
U.S. taxes on foreign earnings, net of tax credits	11.8	26.4	14.5
U.S. manufacturing deduction	(6.8)	(4.3)	(7.1)
U.S. research and development tax credits	(8.5)	(17.9)	(5.3)
Uncertain tax positions, including interest	(7.9)	(3.4)	(10.3)
Company and trust-owned life insurance	(4.9)	(6.3)	(5.5)
Other, net	(9.4)	(5.3)	2.1

Provision for taxes	$149.9	$149.6	$172.2

Effective tax rate expressed as a percentage of pretax earnings	23.2%	25.6%	28.9%

The 2014 full year effective income tax rate was 23.2 percent compared to 2013 of 25.6 percent. The lower tax rate in 2014 was primarily the result of a higher foreign tax rate differential, lower U.S. taxes on foreign earnings and the 2014 releases of uncertain tax positions which exceeded those occurring in 2013, partially offset by lower 2014 U.S. research and development tax credits.

The decrease in the 2013 full year effective tax rate of 25.6 percent as compared to 2012 of 28.9 percent was primarily due to the retroactive extension of the U.S. research and development credit, a lower state effective tax rate and a higher foreign tax rate differential, partially offset by higher U.S. taxes on foreign earnings and the 2012 releases of uncertain tax positions which exceeded those occurring in 2013.

Ball's Serbian subsidiary was granted an income tax holiday that applies to only a portion of earnings and will expire at the end of 2015. In addition, in 2010 the Serbian subsidiary was granted a tax credit equal to 80 percent of additional local investment with a ten-year period that will expire in 2022. The credit may be used to offset tax on earnings not covered by the initial tax holiday and has $21 million remaining as of December 31, 2014. In 2011 and 2012, Ball's Brazilian joint venture was granted two tax holidays expiring in 2021 and 2022. Under the terms of the holidays, a certain portion of Brazil earnings receive a 19 percent tax exemption.

Due to the U.S. tax status of certain Ball subsidiaries in Canada and the PRC, the company annually provides U.S. taxes on foreign earnings in those subsidiaries, net of any estimated foreign tax credits. The company also provides deferred taxes on the undistributed earnings in its Brazil investment related to its 10 percent indirectly held investment. Current taxes are also provided on certain other undistributed earnings that are currently taxed in the U.S. Net U.S. taxes primarily provided for Brazil, Canada and PRC earnings in 2014, 2013 and 2012 were $11.8 million, $26.4 million and $14.5 million, respectively. Management's intention is to indefinitely reinvest undistributed earnings of Ball's remaining foreign investments and, as a result, no U.S. income or federal withholding tax provision has been made. The indefinite reinvestment assertion is supported by both long-term and short-term forecasts and U.S. financial requirements, including, but not limited to, operating cash flows, capital expenditures, debt maturities and dividends. The company has not provided deferred taxes on earnings in certain non-U.S. subsidiaries because such earnings are intended to be indefinitely reinvested in its international operations. Retained earnings in non-U.S. subsidiaries was $1,799.4 million as of December 31, 2014. It is not practical to estimate the additional taxes that may become payable upon the eventual remittance of these foreign earnings to the U.S.; however, repatriation of these earnings could result in a material increase in the company's effective tax rate or if the intention to indefinitely reinvest is discontinued.

Net income tax payments were $163.2 million, $111.4 million and $143.9 million in 2014, 2013 and 2012, respectively.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

13. Taxes on Income (Continued)

The significant components of deferred tax assets and liabilities were:

	December 31,
($ in millions)	2014	2013
Deferred tax assets:
Deferred compensation	$105.7	$104.1
Accrued employee benefits	128.1	130.6
Plant closure costs	3.4	15.2
Accrued pensions	175.5	88.9
Inventory and other reserves	19.4	24.3
Net operating losses, foreign tax credits and other tax attributes	108.8	96.0
Unrealized losses on currency exchange and derivative transactions	24.4	29.5
Other	26.2	30.0

Total deferred tax assets	591.5	518.6
Valuation allowance	(92.4)	(85.0)

Net deferred tax assets	499.1	433.6

Deferred tax liabilities:
Property, plant and equipment	(242.4)	(244.2)
Goodwill and other intangible assets	(141.1)	(144.0)
Other	(30.2)	(15.1)

Total deferred tax liabilities	(413.7)	(403.3)

Net deferred tax asset (liability)	$85.4	$30.3

The net deferred tax asset (liability) was included in the consolidated balance sheets as follows:

	December 31,
($ in millions)	2014	2013
Deferred taxes and other current assets	$54.9	$83.2
Intangibles and other assets, net	66.5	36.5
Other current liabilities	(3.6)	(3.0)
Deferred taxes and other liabilities	(32.4)	(86.4)

Net deferred tax asset	$85.4	$30.3

At December 31, 2014, Ball's European subsidiaries had net operating loss carryforwards, with no expiration date, of $54.0 million with a related tax benefit of $13.1 million. Ball's Canadian subsidiaries had net operating loss carryforwards, expiring between 2027 and 2034, of $101.7 million with a related tax benefit of $27.0 million. Ball's Mexican subsidiary had net operating loss carryforwards of $23.2 million with a related tax benefit of $7.0 million expiring between 2021 and 2024. Due to the uncertainty of ultimate realization, the European and Canadian benefits have been fully offset by valuation allowances while the Mexican net operating losses are expected to be fully utilized. At December 31, 2014, the company had foreign tax credit carryforwards of $59.0 million expiring between 2015 and 2024; however, due to the uncertainty of realization, the benefit has been fully offset by a valuation allowance.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

13. Taxes on Income (Continued)

A rollforward of the unrecognized tax benefits related to uncertain income tax positions at December 31 follows:

($ in millions)	2014	2013	2012
Balance at January 1	$78.3	$76.6	$57.4
Additions based on tax positions related to the current year	1.4	1.7	31.3
Additions for tax positions of prior years	7.7	5.5	6.2
Reductions for settlements	—	(7.2)	(19.8)
Reductions due to lapse of statute of limitations	(16.5)	(0.2)	—
Effect of foreign currency exchange rates	(5.4)	1.9	1.5

Balance at December 31	$65.5	$78.3	$76.6

The annual provisions for income taxes included tax benefits, including interest, of $7.9 million, $3.4 million and $10.3 million in 2014, 2013 and 2012, respectively.

At December 31, 2014, the amount of unrecognized tax benefits that, if recognized, would reduce tax expense was $76.7 million. Within the next 12 months, it is reasonably possible that unrecognized tax benefits may decrease by as much as $20.5 million as a result of settlements with various taxing jurisdictions. The company and its subsidiaries file various income tax returns in the U.S. federal, various states, local and foreign jurisdictions. The U.S. federal statute of limitations is closed for years prior to 2011. With a few exceptions, the company is no longer subject to state and local or foreign examinations by tax authorities for years prior to 2007. The company's significant non-U.S. filings are in Germany, France, the United Kingdom, the Netherlands, Poland, Serbia, the PRC, Canada, Brazil, the Czech Republic, Mexico and Argentina. At December 31, 2014, the company had ongoing examinations by tax authorities in Germany, the United Kingdom, Hong Kong and Canada.

The company recognizes the accrual of interest and penalties related to unrecognized tax benefits in income tax expense. Ball recognized $1.3 million, $2.7 million and $2.8 million of additional income tax expense in 2014, 2013 and 2012, respectively, for potential interest on these items. At December 31, 2014 and 2013, the accrual for uncertain tax positions included potential interest expense of $11.2 million and $10.4 million, respectively. No penalties have been accrued.

14. Employee Benefit Obligations

	December 31,
($ in millions)	2014	2013
Underfunded defined benefit pension liabilities	$724.1	$601.9
Less current portion and prepaid pension assets	(19.4)	(21.4)

Long-term defined benefit pension liabilities	704.7	580.5
Retiree medical and other postemployment benefits	169.0	165.9
Deferred compensation plans	272.2	257.1
Other	32.4	29.5

	$1,178.3	$1,033.0

The company's pension plans cover U.S., Canadian and European employees meeting certain eligibility requirements. The defined benefit plans for salaried employees, as well as those for hourly employees in Germany and the United Kingdom, provide pension benefits based on employee compensation and years of service. Plans for North American hourly employees provide benefits based on fixed rates for each year of service. While the German plans are not funded, the company maintains book reserves, and annual additions to the reserves are generally tax deductible. With the exception of the German plans, our policy is to fund the plans in amounts at least sufficient to satisfy statutory funding requirements taking into consideration what is currently deductible under existing tax laws and regulations.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

14. Employee Benefit Obligations (Continued)

The company also participates in multi-employer defined benefit plans for which Ball is not the sponsor. The aggregated annual 2014 expense for these plans of $2.0 million, which approximated the total annual funding, is included in the summary of net periodic benefit cost. The risks of participating in multi-employer pension plans are different from single-employer plans. Assets contributed to a multi-employer plan by one employer may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. In the event that Ball withdraws from participation in one of these plans, then applicable law could require the company to make additional lump-sum contributions to the plan. The company's withdrawal liability for any multi-employer defined benefit pension plan would depend on the extent of the plan's funding of vested benefits. Additionally, if a multi-employer defined benefit pension plan fails to satisfy certain minimum funding requirements, the IRS may impose a nondeductible excise tax of 5 percent on the amount of the accumulated funding deficiency for those employers contributing to the plan.

In 2014, the company updated the mortality tables used to calculate its U.S. defined benefit pension and other postretirement benefit liabilities. In October 2014, the Society of Actuaries' Retirement Plans Experience Committee (RPEC) released new mortality tables known as RP 2014. The new tables released by the RPEC reflected substantial life expectancy improvements. The company evaluated the new mortality tables and chose to value its U.S. defined benefit pension and other postretirement benefit liabilities using an alternative assumption of future mortality based on past history that is more representative of the company's expectations around future improvements in mortality rates for the plan participants. The company's assumptions reflect anticipated future improvements in mortality rates. This alternative assumption was determined to be credible by the company's actuaries and meets professional actuarial standards.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

14. Employee Benefit Obligations (Continued)

Defined Benefit Pension Plans

An analysis of the change in benefit accruals for 2014 and 2013 follows:

	2014			2013
($ in millions)	U.S.	Foreign	Total	U.S.	Foreign	Total
Change in projected benefit obligation:
Benefit obligation at prior year end	$1,284.2	$704.6	$1,988.8	$1,373.6	$660.0	$2,033.6
Service cost	46.3	13.4	59.7	48.7	12.1	60.8
Interest cost	62.0	25.7	87.7	55.2	24.0	79.2
Benefits paid	(51.4)	(32.7)	(84.1)	(75.4)	(32.2)	(107.6)
Net actuarial (gains) losses	184.0	105.4	289.4	(122.2)	18.3	(103.9)
Effect of exchange rates	—	(73.2)	(73.2)	—	19.2	19.2
Settlements/curtailments/special termination	(102.8)	—	(102.8)	3.5	1.7	5.2
Plan amendments and other	(6.2)	—	(6.2)	0.8	1.5	2.3

Benefit obligation at year end	1,416.1	743.2	2,159.3	1,284.2	704.6	1,988.8

Change in plan assets:
Fair value of assets at prior year end	1,109.5	277.4	1,386.9	952.0	261.4	1,213.4
Actual return on plan assets	48.4	65.2	113.6	76.2	6.6	82.8
Employer contributions	94.3	26.9	121.2	157.5	16.3	173.8
Contributions to unfunded
German plans(a)	—	22.2	22.2	—	22.5	22.5
Benefits paid	(51.4)	(32.7)	(84.1)	(75.4)	(32.2)	(107.6)
Effect of exchange rates	—	(21.8)	(21.8)	—	1.8	1.8
Settlements	(102.8)	—	(102.8)	(0.8)	—	(0.8)
Other	—	—	—	—	1.0	1.0

Fair value of assets at end of year	1,098.0	337.2	1,435.2	1,109.5	277.4	1,386.9

Underfunded status	$(318.1)	$(406.0) (a)	$(724.1)	$(174.7)	$(427.2) (a)	$(601.9)

(a)
The German plans are unfunded and the liability is included in the company's consolidated balance sheets. Benefits are paid directly by the company to the participants. The German plans represented $393.9 million and $370.3 million of the total unfunded status at December 31, 2014 and 2013, respectively.

Amounts recognized in the consolidated balance sheets for the funded status consisted of:

	December 31,
	2014			2013
($ in millions)	U.S.	Foreign	Total	U.S.	Foreign	Total
Prepaid pension cost	$—	$1.8	$1.8	$—	$2.3	$2.3
Defined benefit pension liabilities	(318.1)	(407.8)	(725.9)	(174.7)	(429.5)	(604.2)

	$(318.1)	$(406.0)	$(724.1)	$(174.7)	$(427.2)	$(601.9)

Amounts recognized in accumulated other comprehensive earnings (loss) consisted of:

	December 31,
	2014			2013
($ in millions)	U.S.	Foreign	Total	U.S.	Foreign	Total
Net actuarial loss	$606.3	$183.0	$789.3	$462.9	$153.0	$615.9
Net prior service cost (credit)	7.9	(1.9)	6.0	13.9	(2.4)	11.5
Tax effect and currency exchange rates	(239.0)	(50.1)	(289.1)	(187.0)	(47.3)	(234.3)

	$375.2	$131.0	$506.2	$289.8	$103.3	$393.1

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

14. Employee Benefit Obligations (Continued)

The accumulated benefit obligation for all U.S. defined benefit pension plans was $1,355.2 million and $1,236.7 million at December 31, 2014 and 2013, respectively. The accumulated benefit obligation for all foreign defined benefit pension plans was $675.1 million and $628.2 million at December 31, 2014 and 2013, respectively. Following is the information for defined benefit plans with an accumulated benefit obligation in excess of plan assets:

	December 31,
	2014				2013
($ in millions)	U.S.	Foreign		Total	U.S.	Foreign		Total
Projected benefit obligation	$1,416.0	$440.2		$1,856.2	$1,284.1	$415.2		$1,699.3
Accumulated benefit obligation	1,355.2	411.1		1,766.3	1,236.7	393.4		1,630.1
Fair value of plan assets	1,098.0	40.5	(a)	1,138.5	1,109.5	40.1	(a)	1,149.6

(a)
The German plans are unfunded and, therefore, there is no fair value of plan assets associated with them. The unfunded status of those plans was $393.9 million and $370.3 million at December 31, 2014 and 2013, respectively.

Components of net periodic benefit cost were:

	Years Ended December 31,
	2014			2013			2012
($ in millions)	U.S.	Foreign	Total	U.S.	Foreign	Total	U.S.	Foreign	Total
Ball-sponsored plans:
Service cost	$46.3	$13.4	$59.7	$48.7	$12.1	$60.8	$47.0	$7.9	$54.9
Interest cost	62.0	25.7	87.7	55.2	24.0	79.2	56.5	28.7	85.2
Expected return on plan assets	(82.6)	(17.0)	(99.6)	(77.3)	(16.7)	(94.0)	(73.9)	(16.9)	(90.8)
Amortization of prior service cost	(0.1)	(0.5)	(0.6)	—	(0.4)	(0.4)	0.9	(0.4)	0.5
Recognized net actuarial loss	29.5	8.2	37.7	42.5	7.8	50.3	33.7	7.0	40.7
Curtailment and settlement losses (gains), including special termination benefits	45.3	—	45.3	6.1	1.7	7.8	(0.1)	25.7	25.6

Net periodic benefit cost for Ball-sponsored plans	100.4	29.8	130.2	75.2	28.5	103.7	64.1	52.0	116.1
Multi-employer plans:
Net periodic benefit cost, excluding curtailment loss	2.0	—	2.0	2.6	—	2.6	2.7	—	2.7
Curtailment and settlement losses (gains)	—	—	—	9.8	—	9.8	—	—	—

Net periodic benefit cost for multi-employer plans	2.0	—	2.0	12.4	—	12.4	2.7	—	2.7

Total net periodic benefit cost	$102.4	$29.8	$132.2	$87.6	$28.5	$116.1	$66.8	$52.0	$118.8

In September 2014, the company executed a lump sum buyout offer to certain terminated vested pension plan participants in its U.S. defined benefit pension plans. The offer provides participants with a one-time election to receive a lump-sum payout in full settlement of their remaining pension benefit. The company recorded a non-cash charge of $45.3 million for the settlement of its pension benefit obligations in connection with this offer in 2014, based on pension asset values and liabilities at the time of the settlement.

Curtailment losses in 2013 are related to the closure of the company's Elgin, Illinois, facility and the migration of certain of the company's Weirton, West Virginia, hourly employees from a multi-employer defined benefit pension plan to a Ball-sponsored defined benefit pension plan as of January 1, 2014. Further details are available in Note 5.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

14. Employee Benefit Obligations (Continued)

In November 2012, the company purchased annuities with pension trust assets to settle the liabilities in certain of its Canadian defined benefit pension plans. In connection with the settlements, the company recorded a charge in the fourth quarter of $27.1 million, which primarily represents previously unrecognized losses included in accumulated other comprehensive earnings (loss).

The estimated actuarial net gain (loss) and prior service cost for the defined benefit pension plans that will be amortized from accumulated other comprehensive earnings (loss) into net periodic benefit cost during 2015 are a loss of $49.3 million and a gain of $1.4 million, respectively.

Contributions to the company's defined benefit pension plans, not including the unfunded German plans, are expected to be insignificant in 2015. This estimate may change based on changes in the Pension Protection Act and actual plan asset performance and available company cash flow, among other factors. Benefit payments related to these plans are expected to be $91.6 million, $94.9 million, $98.8 million, $102.1 million and $106.0 million for the years ending December 31, 2015 through 2019, respectively, and a total of $572.8 million for the years 2020 through 2024. Payments to participants in the unfunded German plans are expected to be approximately $18 million to $20 million in each of the years 2015 through 2019 and a total of $87 million for the years 2020 through 2024.

Weighted average assumptions used to determine benefit obligations for the North American plans at December 31 were:

	U.S.			Canada
	2014	2013	2012	2014	2013	2012
Discount rate	4.15%	5.00%	4.13%	3.50%	4.25%	4.00%
Rate of compensation increase	4.80%	4.80%	4.80%	3.00%	3.00%	3.00%

Weighted average assumptions used to determine benefit obligations for the European plans at December 31 were:

	United Kingdom			Germany
	2014	2013	2012	2014	2013	2012
Discount rate	3.75%	4.50%	4.50%	1.75%	3.25%	3.25%
Rate of compensation increase	3.00%	4.25%	3.75%	2.50%	2.75%	2.75%
Pension increase	3.15%	3.40%	2.90%	1.75%	1.75%	1.75%

The discount and compensation increase rates used above to determine the benefit obligations at December 31, 2014, will be used to determine net periodic benefit cost for 2015. A reduction of the expected return on pension assets assumption by one quarter of a percentage point would result in an approximate $3.6 million increase in the 2015 pension expense, while a quarter of a percentage point reduction in the discount rate applied to the pension liability would result in estimated additional pension expense of $5.4 million in 2015.

Weighted average assumptions used to determine net periodic benefit cost for the North American plans for the years ended December 31 were:

	U.S.			Canada
	2014	2013	2012	2014	2013	2012
Discount rate	5.00%	4.13%	4.75%	4.25%	4.00%	4.05%
Rate of compensation increase	4.80%	4.80%	4.80%	3.00%	3.00%	3.00%
Expected long-term rate of return on assets	7.25%	7.63%	7.75%	4.56%	4.55%	4.53%

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

14. Employee Benefit Obligations (Continued)

Weighted average assumptions used to determine net periodic benefit cost for the European plans for the years ended December 31 were:

	United Kingdom			Germany
	2014	2013	2012	2014	2013	2012
Discount rate	4.50%	4.50%	5.00%	3.25%	3.25%	5.00%
Rate of compensation increase	4.25%	3.75%	3.90%	2.75%	2.75%	2.75%
Pension increase	3.40%	2.90%	3.05%	1.75%	1.75%	1.75%
Expected long-term rate of return on assets	6.50%	7.00%	7.00%	N/A	N/A	N/A

Current financial accounting standards require that the discount rates used to calculate the actuarial present value of pension and other postretirement benefit obligations reflect the time value of money as of the measurement date of the benefit obligation and reflect the rates of return currently available on high quality fixed income securities whose cash flows (via coupons and maturities) match the timing and amount of future benefit payments of the plan. In addition, changes in the discount rate assumption should reflect changes in the general level of interest rates.

In selecting the U.S. discount rate for December 31, 2014, several benchmarks were considered, including Moody's long-term corporate bond yield for A bonds, the Citigroup Pension Liability Index, the JP Morgan 15+ year corporate bond yield for A bonds and the Merrill Lynch 15+ year corporate bond yield for A bonds. In addition, the expected cash flows from the plans were modeled relative to the Citigroup Pension Discount Curve and matched to cash flows from a portfolio of bonds rated A or better. When determining the appropriate discount rate, the company contemplated the impact of lump sum payment options under its U.S. plans when considering the appropriate yield curve. In Canada the markets for locally denominated high-quality, longer term corporate bonds are relatively thin. As a result, the approach taken in Canada was to use yield curve spot rates to discount the respective benefit cash flows and to compute the underlying constant bond yield equivalent. The Canadian discount rate at December 31, 2014, was selected based on a review of the expected benefit payments for each of the Canadian defined benefit plans over the next 60 years and then discounting the resulting cash flows to the measurement date using the AA corporate bond spot rates to determine the equivalent level discount rate. In the United Kingdom and Germany, the company and its actuarial consultants considered the applicable iBoxx 15+ year AA corporate bond yields for the respective markets and determined a rate consistent with those expectations. In all countries, the discount rates selected for December 31, 2014, were based on the range of values obtained from cash flow specific methods, together with the changes in the general level of interest rates reflected by the benchmarks.

The assumption related to the expected long-term rate of return on plan assets reflects the average rate of earnings expected on the funds invested to provide for the benefits over the life of the plans. The assumption was based upon Ball's pension plan asset allocations, investment strategies and the views of investment managers and other large pension plan sponsors. Some reliance was placed on historical asset returns of our plans. An asset-return model was used to project future asset returns using simulation and asset class correlation. The analysis included expected future risk premiums, forward-looking return expectations derived from the yield on long-term bonds and the price earnings ratios of major stock market indexes, expected inflation and real risk-free interest rate assumptions and the fund's expected asset allocation.

The expected long-term rates of return on assets were calculated by applying the expected rate of return to a market related value of plan assets at the beginning of the year, adjusted for the weighted average expected contributions and benefit payments. The market related value of plan assets used to calculate expected return was $1,470.9 million for 2014, $1,238.5 million for 2013 and $1,179.8 million for 2012.

For pension plans, accumulated actuarial gains and losses in excess of a 10 percent corridor and the prior service cost are amortized over the average remaining service period of active participants.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

14. Employee Benefit Obligations (Continued)

Defined Benefit Pension Plan Assets

Policies and Allocation Information

Investment policies and strategies for the plan assets in the U.S., Canada and the United Kingdom are established by pension investment committees of the company and its relevant subsidiaries and include the following common themes: (1) to provide for long-term growth of principal without undue exposure to risk, (2) to minimize contributions to the plans, (3) to minimize and stabilize pension expense and (4) to achieve a rate of return above the market average for each asset class over the long term. The pension investment committees are required to regularly, but no less frequently than once annually, review asset mix and asset performance, as well as the performance of the investment managers. Based on their reviews, which are generally conducted quarterly, investment policies and strategies are revised as appropriate.

Target asset allocations in the U.S. and Canada are set using a minimum and maximum range for each asset category as a percent of the total funds' market value. Assets contributed to the United Kingdom plans are invested using established percentages. Following are the target asset allocations established as of December 31, 2014:

	U.S.		Canada	United Kingdom(c)
Cash and cash equivalents	0–10%		0–2%	—
Equity securities	10–75	%(a)	8–12%	25%
Fixed income securities	25–70	%(b)	88–92%	61%
Absolute return investments	—		—	6%
Alternative investments	0–35%		—	8%

(a)
Equity securities may consist of: (1) up to 25 percent large cap equities, (2) up to 10 percent mid cap equities, (3) up to 10 percent small cap equities, (4) up to 35 percent foreign equities and (5) up to 35 percent special equities. Holdings in Ball Corporation common stock or Ball bonds cannot exceed 5 percent of the trust's assets.

(b)
Debt securities may include up to 10 percent non-investment grade bonds, up to 10 percent bank loans and up to 15 percent international bonds.

(c)
The percentages provided reflect the asset allocation percentage at December 31, 2014. The portfolio mix is expected to be adjusted over time toward more fixed income securities.

The actual weighted average asset allocations for Ball's defined benefit pension plans, which individually were within the established targets for each country for that year, were as follows at December 31:

	2014	2013
Cash and cash equivalents	3%	6%
Equity securities	38%	37%
Fixed income securities	50%	49%
Alternative investments	9%	8%

	100%	100%

Fair Value Measurements of Pension Plan Assets

Following is a description of the valuation methodologies used for pension assets measured at fair value:

Cash and cash equivalents:    Consist of cash on deposit with brokers and short-term U.S. Treasury money market funds and are net of receivables and payables for securities traded at the period end but not yet settled. All cash and cash equivalents are stated at cost, which approximates fair value.

Corporate equity securities:    Valued at the closing price reported on the active market on which the individual security is traded.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

14. Employee Benefit Obligations (Continued)

U.S. government and agency securities:    Valued using the pricing of similar agency issues, live trading feeds from several vendors and benchmark yields.

Corporate bonds and notes:    Valued using market inputs including benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers and reference data including market research publications. Inputs may be prioritized differently at certain times based on market conditions.

Commingled funds:    The shares held are valued at the net asset value (NAV) at year end.

Limited partnerships and other:    Certain of the partnership investments receive fair market valuations on a quarterly basis. Certain other partnerships invest in market-traded securities, both on a long and short basis. These investments are valued using quoted market prices. For the partnership that invests in timber properties, a detailed valuation is performed by an independent appraisal firm every three years. In the interim years, the investment manager updates the independently prepared valuation for property value changes, timber growth, harvesting, etc.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The company's assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The levels assigned to the defined benefit plan assets are summarized in the tables below:

	December 31, 2014
($ in millions)	Level 1	Level 2	Level 3	Total
U.S. pension assets, at fair value:
Cash and cash equivalents	$0.9	$88.7	$—	$89.6
Corporate equity securities:
Consumer discretionary	53.8	—	—	53.8
Industrials	58.7	—	—	58.7
Information technology	57.5	—	—	57.5
Other	116.6	34.4	—	151.0
U.S. government and agency securities:
FHLMC mortgage backed securities	—	14.7	—	14.7
FNMA mortgage backed securities	—	49.9	—	49.9
Other	49.1	13.1	—	62.2
Corporate bonds and notes:
Financials	—	96.5	—	96.5
Oil and gas	—	33.4	—	33.4
Private placement	—	44.8	—	44.8
Other	—	113.5	—	113.5
Commingled funds
International	19.5	68.7	—	88.2
Other	3.3	50.3	—	53.6
Limited partnerships and other	—	67.6	63.0	130.6

Total assets	$359.4	$675.6	$63.0	$1,098.0

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

14. Employee Benefit Obligations (Continued)

	December 31, 2013
($ in millions)	Level 1	Level 2	Level 3	Total
U.S. pension assets, at fair value:
Cash and cash equivalents	$0.5	$149.8	$—	$150.3
Corporate equity securities:
Industrials	54.7	—	—	54.7
Information technology	55.3	—	—	55.3
Other	156.7	30.8	—	187.5
U.S. government and agency securities:
FHLMC mortgage backed securities	—	17.5	—	17.5
FNMA mortgage backed securities	—	43.1	—	43.1
Other	35.7	15.6	—	51.3
Corporate bonds and notes:
Financials	—	105.2	—	105.2
Utilities	—	37.4	—	37.4
Private placement	—	45.4	—	45.4
Other	0.2	108.2	—	108.4
Commingled funds	23.2	111.5	—	134.7
Limited partnerships and other	—	66.8	51.9	118.7

Total assets	$326.3	$731.3	$51.9	$1,109.5

The following is a reconciliation of the U.S. Level 3 assets for the two years ended December 31, 2014 (dollars in millions):

Balance at December 31, 2012	$48.9
Actual return on plan assets relating to assets still held at the reporting date	2.0
Purchases	5.9
Sales	(4.9)

Balance at December 31, 2013	51.9
Actual return on plan assets relating to assets still held at the reporting date	9.5
Purchases	9.1
Sales	(7.5)

Balance at December 31, 2014	$63.0

	December 31,
($ in millions)	2014	2013
Canadian pension assets, at fair value (all Level 2):
Equity commingled funds	$3.9	$4.2
Fixed income commingled funds	34.5	35.6
Fixed income securities	8.7	9.5

Total assets	$47.1	$49.3

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

14. Employee Benefit Obligations (Continued)

	December 31,
($ in millions)	2014	2013
U.K. pension assets, at fair value (all Level 2):
Equity commingled funds	$71.3	$56.2
Fixed income commingled funds	174.1	134.9
Absolute return funds	17.2	18.0
Alternative investments	22.8	15.8

Net assets	$285.4	$224.9

Other Postemployment Benefits

The company sponsors postretirement health care and life insurance plans for substantially all U.S. and Canadian employees. Employees may also qualify for long-term disability, medical and life insurance continuation and other postemployment benefits upon termination of active employment prior to retirement. All of the Ball-sponsored postretirement health care and life insurance plans are unfunded and, with the exception of life insurance benefits, are self-insured.

In Canada, the company provides supplemental medical and other benefits in conjunction with Canadian provincial health care plans. Most U.S. salaried employees who retired prior to 1993 are covered by noncontributory defined benefit medical plans with capped lifetime benefits. Ball provides a fixed subsidy toward each retiree's future purchase of medical insurance for U.S. salaried and substantially all nonunion hourly employees retiring after January 1, 1993. Life insurance benefits are noncontributory. Ball has no commitments to increase benefits provided by any of the postemployment benefit plans.

An analysis of the change in other postretirement benefit accruals for 2014 and 2013 follows:

($ in millions)	2014	2013
Change in benefit obligation:
Benefit obligation at prior year end	$155.4	$168.2
Service cost	1.4	1.7
Interest cost	7.3	6.6
Benefits paid	(11.4)	(12.5)
Net actuarial (gain) loss	3.1	(9.1)
Special termination benefits	—	1.9
Effect of exchange rates and other	(1.7)	(1.4)

Benefit obligation at year end	$154.1	$155.4

Components of net periodic benefit cost were:

	Years Ended December 31,
($ in millions)	2014	2013	2012
Service cost	$1.4	$1.7	$1.6
Interest cost	7.3	6.6	7.4
Amortization of prior service cost	(0.5)	(0.5)	(0.1)
Recognized net actuarial loss (gain)	(1.5)	(0.6)	(1.0)
Special termination benefits	—	1.9	—

Net periodic benefit cost	$6.7	$9.1	$7.9

Approximately $1.1 million of estimated net actuarial gain and $0.6 million of prior service benefit will be amortized from accumulated other comprehensive earnings (loss) into net periodic benefit cost during 2015.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

14. Employee Benefit Obligations (Continued)

The assumptions used for the determination of benefit obligations and net periodic benefit cost were the same as those used for the U.S. and Canadian defined benefit pension plans. For other postretirement benefits, accumulated actuarial gains and losses and prior service cost are amortized over the average remaining service period of active participants.

For the U.S. health care plans at December 31, 2014, an 8 percent health care cost trend rate was used for pre-65 and post-65 benefits, and trend rates were assumed to decrease to 5 percent in 2022 and remain at that level thereafter. For the Canadian plans, a 4.25 percent health care cost trend rate was used, which was assumed to increase to 5 percent by 2018 and remain at that level in subsequent years. Benefit payment caps exist in many of the company's health care plans.

Health care cost trend rates can have an effect on the amounts reported for the health care plan. A one-percentage point increase in assumed health care cost trend rates would increase the total of service and interest cost by $0.3 million and the postretirement benefit obligation by $4.7 million. A one-percentage point decrease would decrease the total of service and interest cost by $0.2 million and the postretirement benefit obligation by $4.3 million.

Deferred Compensation Plans

Certain management employees may elect to defer the payment of all or a portion of their annual incentive compensation into the company's deferred compensation plan and/or the company's deferred compensation stock plan. The employee becomes a general unsecured creditor of the company with respect to amounts deferred. Amounts deferred into the deferred compensation stock plan receive a 20 percent company match with a maximum match of $20,000 per year. Amounts deferred into the stock plan are represented in the participant's account as stock units, with each unit having a value equivalent to one share of Ball's common stock. Participants in the stock plan are allowed to reallocate a prescribed number of units to other notional investment funds subject to specified time constraints.

Other Benefit Plans

The company matches U.S. salaried employee contributions to the 401(k) plan with shares of Ball common stock up to 100 percent of the first 3 percent of a participant's salary plus 50 percent of the next 2 percent. The expense associated with the company match amounted to $23.6 million, $23.5 million and $21.8 million for 2014, 2013 and 2012, respectively.

In addition, substantially all employees within the company's aerospace and technologies segment who participate in Ball's 401(k) plan may receive a performance-based matching cash contribution of up to 4 percent of base salary. The company recognized $4.7 million and $9.2 million of additional compensation expense related to this program for 2014 and 2012, respectively. There was no additional compensation expense recognized in 2013.

15. Shareholders' Equity

At December 31, 2014, the company had 550 million shares of common stock and 15 million shares of preferred stock authorized, both without par value. Preferred stock includes 550,000 authorized but unissued shares designated as Series A Junior Participating Preferred Stock.

Under the company's shareholder Rights Agreement dated July 26, 2006, as amended, one half of a preferred stock purchase right (Right) is attached to each outstanding share of Ball Corporation common stock. Subject to adjustment, each Right entitles the registered holder to purchase from the company one one-thousandth of a share of Series A Junior Participating Preferred Stock at an exercise price of $185 per Right. Subject to certain limited exceptions for passive investors, if a person or group acquires 10 percent or more of the company's outstanding common stock (or upon occurrence of certain other events), the Rights (other than those held by the acquiring person) become exercisable and generally entitle the holder to purchase shares of Ball Corporation common stock at a 50 percent discount. The Rights, which expire in 2016, are redeemable by the company at a redemption price of $0.001 per Right and trade with the

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

15. Shareholders' Equity (Continued)

common stock. Exercise of such Rights would cause substantial dilution to a person or group attempting to acquire control of the company without the approval of Ball's board of directors. The Rights would not interfere with any merger or other business combinations approved by the board of directors.

The company's share repurchases, net of issuances, totaled $360.1 million in 2014, $398.8 million in 2013 and $494.1 million in 2012.

In March 2014, in a privately negotiated transaction, Ball entered into an accelerated share repurchase agreement to buy $100 million of its common shares using cash on hand and available borrowings. The company advanced the $100 million on March 7, 2014, and received 1,538,740 shares, which represented 85 percent of the total shares as calculated using the closing price on March 3, 2014. The agreement was settled in June 2014, and the company received an additional 245,196 shares, which represented a weighted average price of $56.06 for the entire contract price.

In February 2012, in a privately negotiated transaction, Ball entered into an accelerated share repurchase agreement to buy $200 million of its common shares using cash on hand and available borrowings. The company advanced the $200 million on February 3, 2012, and received 4,584,819 shares, which represented 90 percent of the total shares as calculated using the closing price on January 31, 2012. The agreement was settled in May 2012, and the company received an additional 334,039 shares, which represented a weighted average price of $40.66 for the contract period.

Accumulated Other Comprehensive Earnings (Loss)

The activity related to accumulated other comprehensive earnings (loss) was as follows:

($ in millions)	Foreign Currency Translation	Pension and Other Postretirement Benefits (Net of Tax)	Effective Derivatives (Net of Tax)	Accumulated Other Comprehensive Earnings (Loss)
December 31, 2012(a)	$118.3	$(471.5)	$(8.9)	$(362.1)
Other comprehensive earnings (loss) before reclassifications	62.4	49.1	(51.3)	60.2
Amounts reclassified from accumulated other comprehensive earnings (loss)	—	30.6	21.4	52.0

December 31, 2013(a)	180.7	(391.8)	(38.8)	(249.9)
Other comprehensive earnings (loss) before reclassifications	(199.1)	(159.4)	4.3	(354.2)
Amounts reclassified from accumulated other comprehensive earnings (loss)	—	51.3	30.7	82.0

December 31, 2014	$(18.4)	$(499.9)	$(3.8)	$(522.1)

(a)
2013 and 2012 amounts have been revised; further details are included in the "Revision of Prior Period Financial Statements Related to Deferred Taxes" section of Note 1.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

15. Shareholders' Equity (Continued)

The following table provides additional details of the amounts recognized into net earnings from accumulated other comprehensive earnings (loss):

	December 31,
($ in millions)	2014	2013
Gains (losses) on cash flow hedges:
Commodity contracts recorded in net sales	$(6.2)	$8.4
Commodity contracts and currency exchange contracts recorded in cost of sales	(27.2)	(35.9)
Interest rate contracts recorded in interest expense	—	(1.0)

Total before tax effect	(33.4)	(28.5)
Tax benefit (expense) on amounts reclassified into earnings	2.7	7.1

Recognized gain (loss)	$(30.7)	$(21.4)

Amortization of pension and other postretirement benefits(a):
Prior service income (cost)	$0.6	$1.0
Actuarial gains (losses)	(36.8)	(49.8)
Effect of pension settlement	(45.3)	—

Total before tax effect	(81.5)	(48.8)
Tax benefit (expense) on amounts reclassified into earnings	30.2	18.2

Recognized gain (loss)	$(51.3)	$(30.6)

(a)
These components are included in the computation of net periodic benefit cost included in Note 14.

16. Stock-Based Compensation Programs

The company has shareholder-approved stock plans under which options and stock-settled appreciation rights (SSARs) have been granted to employees at the market value of the company's stock at the date of grant. In the case of stock options, payment must be made by the employee at the time of exercise in cash or with shares of stock owned by the employee, which are valued at fair market value on the date exercised. For SSARs, the employee receives the share equivalent of the difference between the fair market value on the date exercised and the exercise price of the SSARs exercised. In general, options and SSARs are exercisable in four equal instalments commencing one year from the date of grant and terminating 10 years from the date of grant. A summary of stock option activity for the year ended December 31, 2014, follows:

	Outstanding Options and SSARs
	Number of Shares	Weighted Average Exercise Price
Beginning of year	10,058,729	$29.68
Granted	1,361,390	49.07
Exercised	(1,481,368)	25.37
Canceled/forfeited	(200,721)	43.18

End of period	9,738,030	32.76

Vested and exercisable, end of period	6,728,435	27.46

Reserved for future grants	10,428,157

The weighted average remaining contractual term for all options and SSARs outstanding at December 31, 2014, was 5.5 years and the aggregate intrinsic value (difference in exercise price and closing price at that date) was $344.8 million. The weighted average remaining contractual term for options and SSARs vested and exercisable at December 31, 2014, was 4.4 years and the aggregate intrinsic value was $273.9 million. The company received $22.9 million from options exercised during 2014, and the intrinsic value associated with these exercises was $31.4 million. The tax benefit associated with the company's stock compensation

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

16. Stock-Based Compensation Programs (Continued)

programs was $17.5 million for 2014, and was reported as other financing activities in the consolidated statement of cash flows. The total fair value of options and SSARs vested during 2014, 2013 and 2012 was $13.3 million, $11.4 million and $10.5 million, respectively.

These options and SSARs cannot be traded in any equity market. However, based on the Black-Scholes option pricing model, options and SSARs granted in 2014, 2013 and 2012 have estimated weighted average fair values at the date of grant of $9.81 per share, $8.69 per share and $9.44 per share, respectively. The actual value an employee may realize will depend on the excess of the stock price over the exercise price on the date the option or SSAR is exercised. Consequently, there is no assurance that the value realized by an employee will be at or near the value estimated. The fair values were estimated using the following weighted average assumptions:

	2014 Grants	2013 Grants	2012 Grants
Expected dividend yield	1.06%	1.13%	1.06%
Expected stock price volatility	21.41%	22.02%	30.22%
Risk-free interest rate	1.65%	1.02%	0.84%
Expected life of options (in years)	5.50 years	5.50 years	5.26 years

In addition to stock options and SSARs, the company issues to certain employees restricted shares and restricted stock units, which vest over various periods. Other than the performance-contingent grants discussed below, such restricted shares and restricted stock units generally vest in equal instalments over five years. Compensation cost is recorded based upon the fair value of the shares at the grant date.

Following is a summary of restricted stock activity for the year ended December 31, 2014:

	Number of Shares/Units	Weighted Average Grant Price
Beginning of year	1,441,014	$31.94
Granted	212,695	51.65
Vested	(385,291)	35.92
Canceled/forfeited	(47,757)	40.55

End of period	1,220,661	33.92

In January 2014 and 2013, the company's board of directors granted 143,305 and 148,875 performance-contingent restricted stock units (PCEQs), respectively, to key employees. These PCEQs vest three years from the date of grant, and the number of shares available at the vesting date are based on the company's growth in economic valued added (EVA®) dollars in excess of the EVA® dollars generated in the calendar year prior to grant as the minimum threshold, and ranging from zero and 200 percent of each participant's assigned award opportunity. If the minimum performance goals are not met, the shares will be forfeited. Grants under the plan are being accounted for as equity awards and compensation expense is recorded based upon the most probable outcome using the closing market price of the shares at the grant date. On a quarterly basis, the company reassesses the probability of the goals being met and adjusts compensation expense as appropriate. The expense associated with the performance-contingent grants totaling $6.9 million, $7.6 million and $8.2 million in 2014, 2013 and 2012, respectively.

For the years ended December 31, 2014, 2013 and 2012, the company recognized in selling, general and administrative expenses pretax expense of $25.1 million ($15.6 million after tax), $24.5 million ($14.9 million after tax) and $26.7 million ($16.2 million after tax), respectively, for share-based compensation arrangements. At December 31, 2014, there was $29.4 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements. This cost is expected to be recognized in earnings over a weighted average period of 2.2 years.

In connection with the employee stock purchase plan, the company contributes 20 percent of each participating employee's monthly payroll deduction up to a maximum contribution of $500 toward the

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

16. Stock-Based Compensation Programs (Continued)

purchase of Ball Corporation common stock. Company contributions for this plan were $3.5 million in 2014, $3.5 million in 2013 and $3.6 million in 2012.

17. Earnings Per Share

	Years Ended December 31,
($ in millions, except per share amounts; shares in thousands)	2014	2013	2012
Net earnings attributable to Ball Corporation	$470.0	$406.8	$396.3

Basic weighted average common shares	138,508	145,943	154,648
Effect of dilutive securities	3,922	3,280	3,436

Weighted average shares applicable to diluted earnings per share	142,430	149,223	158,084

Basic earnings per share	$3.39	$2.79	$2.56
Diluted earnings per share	$3.30	$2.73	$2.50
Certain outstanding options and SSARs were excluded from the diluted earnings per share calculation because they were anti-dilutive (i.e., the sum of the proceeds, including the unrecognized compensation and windfall tax benefits, exceeded the average closing stock price for the period). The options and SSARs excluded totaled 1.3 million in 2013 and 1.4 million in 2012. There were no options or SSARs excluded in 2014.

18. Financial Instruments and Risk Management

Policies and Procedures

The company employs established risk management policies and procedures, which seek to reduce the company's commercial risk exposure to fluctuations in commodity prices, interest rates, currency exchange rates and prices of the company's common stock with regard to common share repurchases and the company's deferred compensation stock plan. However, there can be no assurance that these policies and procedures will be successful. Although the instruments utilized involve varying degrees of credit, market and interest risk, the counterparties to the agreements are expected to perform fully under the terms of the agreements. The company monitors counterparty credit risk, including lenders, on a regular basis, but Ball cannot be certain that all risks will be discerned or that its risk management policies and procedures will always be effective. Additionally, in the event of default under the company's master derivative agreements, the non-defaulting party has the option to set-off any amounts owed with regard to open derivative positions.

Commodity Price Risk

Aluminum

The company manages commodity price risk in connection with market price fluctuations of aluminum ingot through two different methods. First, the company enters into container sales contracts that include aluminum ingot-based pricing terms that generally reflect the same price fluctuations under commercial purchase contracts for aluminum sheet. The terms include fixed, floating or pass-through aluminum ingot component pricing. Second, the company uses certain derivative instruments such as option and forward contracts as economic and cash flow hedges of commodity price risk where there are material differences between sales and purchase contracted pricing and volume.

At December 31, 2014, the company had aluminum contracts limiting its aluminum exposure with notional amounts of approximately $389 million, of which approximately $305 million received hedge accounting treatment. The aluminum contracts, which are recorded at fair value, include economic derivative instruments that are undesignated, as well as cash flow hedges that offset sales and purchase contracts of various terms and lengths. Cash flow hedges relate to forecasted transactions that expire within the next three years. Included in shareholders' equity at December 31, 2014, within accumulated other comprehensive earnings (loss) is a net after-tax loss of $3.2 million associated with these contracts. A net loss of $1.1 million is expected to be recognized in the consolidated statement of earnings during the next

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

18. Financial Instruments and Risk Management (Continued)

12 months, the majority of which will be offset by pricing changes in sales and purchase contracts, thus resulting in little or no earnings impact to Ball.

Steel

Most sales contracts involving our steel products either include provisions permitting the company to pass through some or all steel cost changes incurred, or they incorporate annually negotiated steel prices.

Interest Rate Risk

The company's objective in managing exposure to interest rate changes is to minimize the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, the company may use a variety of interest rate swaps, collars and options to manage our mix of floating and fixed-rate debt. Interest rate instruments held by the company at December 31, 2014, included pay-fixed interest rate swaps, which effectively convert variable rate obligations to fixed-rate instruments.

At December 31, 2014, the company had outstanding interest rate swap contracts with notional amounts of approximately $158 million paying fixed rates expiring within the next five years. The after-tax loss included in shareholders' equity at December 31, 2014, within accumulated other comprehensive earnings (loss) is insignificant.

Currency Exchange Rate Risk

The company's objective in managing exposure to currency fluctuations is to limit the exposure of cash flows and earnings from changes associated with currency exchange rate changes through the use of various derivative contracts. In addition, at times the company manages earnings translation volatility through the use of currency option strategies, and the change in the fair value of those options is recorded in the company's net earnings. The company's currency translation risk results from the currencies in which we transact business. The company faces currency exposures in our global operations as a result of various factors including intercompany currency denominated loans, selling our products in various currencies, purchasing raw materials and equipment in various currencies and tax exposures not denominated in the functional currency. Sales contracts are negotiated with customers to reflect cost changes and, where there is not an exchange pass-through arrangement, the company uses forward and option contracts to manage significant currency exposures. At December 31, 2014, the company had outstanding exchange forward contracts and option contracts with notional amounts totaling approximately $442 million. Approximately $0.4 million of net after-tax loss related to these contracts is included in accumulated other comprehensive earnings at December 31, 2014, of which a net loss of $1.3 million is expected to be recognized in the consolidated statement of earnings during the next 12 months. The contracts outstanding at December 31, 2014, expire within the next year.

Common Stock Price Risk

The company's deferred compensation stock program is subject to variable plan accounting and, accordingly, is marked to fair value using the company's closing stock price at the end of the related reporting period. Based on current share levels in the program, each $1 change in the company's stock price has an impact of $1.3 million on pretax earnings. The company entered into a total return swap to reduce the company's earnings exposure to these fair value fluctuations that will be outstanding until March 2015 and has a notional value of 1 million shares. As of December 31, 2014, the fair value of the swap was a $0.4 million loss. All gains and losses on the total return swap are recorded in the consolidated statement of earnings in selling, general and administrative expenses.

Collateral Calls

The company's agreements with its financial counterparties require the company to post collateral in certain circumstances when the negative mark to fair value of the contracts exceeds specified levels. Additionally, the company has collateral posting arrangements with certain customers on these derivative contracts. The cash flows of the margin calls are shown within the investing section of the company's

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

18. Financial Instruments and Risk Management (Continued)

consolidated statements of cash flows. As of December 31, 2014, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $12.4 million and no collateral was required to be posted. As of December 31, 2013, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $48.0 million and no collateral was required to be posted.

Fair Value Measurements

Ball has classified all applicable financial derivative assets and liabilities as Level 2 within the fair value hierarchy as of December 31, 2014 and 2013, and presented those values in the table below. The company's assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

	December 31, 2014			December 31, 2013
($ in millions)	Derivatives Designated as Hedging Instruments	Derivatives not Designated as Hedging Instruments	Total	Derivatives Designated as Hedging Instruments	Derivatives not Designated as Hedging Instruments	Total
Assets:
Commodity contracts	$3.8	$1.3	$5.1	$2.6	$1.7	$4.3
Foreign currency contracts	0.8	3.5	4.3	0.2	1.5	1.7
Other contracts	—	—	—	—	1.1	1.1

Total current derivative contracts	$4.6	$4.8	$9.4	$2.8	$4.3	$7.1

Commodity contracts	$2.2	$0.5	$2.7	$—	$—	$—
Foreign currency contracts	—	—	—	—	0.1	0.1
Interest contracts	0.4	—	0.4	—	—	—

Total noncurrent derivative contracts	$2.6	$0.5	$3.1	$—	$0.1	$0.1

Liabilities:
Commodity contracts	$6.9	$1.6	$8.5	$19.2	$2.0	$21.2
Foreign currency contracts	1.6	1.3	2.9	1.5	6.1	7.6
Interest rate and other contracts	0.5	0.4	0.9	0.8	—	0.8

Total current derivative contracts	$9.0	$3.3	$12.3	$21.5	$8.1	$29.6

Commodity contracts	$6.8	$0.5	$7.3	$20.3	$—	$20.3
Interest rate contracts	0.3	—	0.3	—	—	—

Total noncurrent derivative contracts	$7.1	$0.5	$7.6	$20.3	$—	$20.3

The company uses closing spot and forward market prices as published by the London Metal Exchange, the Chicago Mercantile Exchange, Reuters and Bloomberg to determine the fair value of any outstanding aluminum, currency, energy, inflation and interest rate spot and forward contracts. Option contracts are valued using a Black-Scholes model with observable market inputs for aluminum, currency and interest rates. We value each of our financial instruments either internally using a single valuation technique or from a reliable observable market source. The company does not adjust the value of its financial instruments except in determining the fair value of a trade that settles in the future by discounting the value to its present value using 12-month LIBOR as the discount factor. Ball performs validations of our internally derived fair values reported for our financial instruments on a quarterly basis utilizing counterparty valuation statements. The company additionally evaluates counterparty creditworthiness and, as of December 31, 2014, has not identified any circumstances requiring that the reported values of our financial instruments be adjusted.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

18. Financial Instruments and Risk Management (Continued)

The following table provides the effects of derivative instruments in the consolidated statement of earnings and on accumulated other comprehensive earnings (loss):

	Years Ended December 31,
	2014		2013		2012
($ in millions)	Cash Flow Hedge— Reclassified Amount from Other Comprehensive Earnings (Loss)— Gain (Loss)	Gain (Loss) on Derivatives not Designated as Hedge Instruments	Cash Flow Hedge— Reclassified Amount from Other Comprehensive Earnings (Loss)— Gain (Loss)	Gain (Loss) on Derivatives not Designated as Hedge Instruments	Cash Flow Hedge— Reclassified Amount from Other Comprehensive Earnings (Loss)— Gain (Loss)	Gain (Loss) on Derivatives not Designated as Hedge Instruments
Commodity contracts(a)	$(33.6)	$4.4	$(26.9)	$(2.9)	$(56.1)	$3.1
Interest rate contracts(b)	—	—	(1.0)	—	(0.5)	—
Foreign currency contracts(c)	0.2	(25.0)	(0.6)	7.3	(1.2)	(20.8)
Equity contracts(d)	—	(2.6)	—	0.5	—	3.2
Inflation option contracts(e)	—	—	—	0.1	—	0.1

Total	$(33.4)	$(23.2)	$(28.5)	$5.0	$(57.8)	$(14.4)

(a)
Gains and losses on commodity contracts are recorded in sales and cost of sales in the consolidated statements of earnings. Virtually all these expenses were passed through to our customers, resulting in no significant impact to earnings.

(b)
Gains and losses on interest contracts are recorded in interest expense in the consolidated statements of earnings.

(c)
Gains and losses on foreign currency contracts to hedge the sales of products are recorded in cost of sales. Gains and losses on foreign currency hedges used for transactions between segments are reflected in selling, general and administrative expenses in the consolidated statements of earnings.

(d)
Gains and losses on equity contracts are recorded in selling, general and administrative expenses in the consolidated statements of earnings.

(e)
Gains and losses on inflation option contracts are recorded in selling, general and administrative expenses in the consolidated statements of earnings.

The changes in accumulated other comprehensive earnings (loss) for effective derivatives were as follows:

	Years Ended December 31,
($ in millions)	2014	2013	2012
Amounts reclassified into earnings:
Commodity contracts	$33.6	$26.9	$56.1
Interest rate contracts	—	1.0	0.5
Currency exchange contracts	(0.2)	0.6	1.2
Change in fair value of cash flow hedges:
Commodity contracts	4.1	(61.6)	(5.8)
Interest rate contracts	(0.3)	0.3	(1.2)
Currency exchange contracts	0.7	2.2	(0.5)
Foreign currency and tax impacts	(2.9)	0.7	(20.8)

	$35.0	$(29.9)	$29.5

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

19. Quarterly Results of Operations (Unaudited)

The company's quarters in both 2014 and 2013 ended on March 31, June 30, September 30 and December 31.

($ in millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2014
Net sales	$2,006.8	$2,291.9	$2,238.9	$2,032.4	$8,570.0

Gross profit(a)	336.5	387.9	372.4	336.9	1,433.7

Earnings before taxes	$144.1	$215.3	$187.9	$98.3	$645.6

Net earnings attributable to Ball Corporation from continuing operations	$93.5	$153.1	$147.4	$76.0	$470.0

Net earnings attributable to Ball Corporation	$93.5	$153.1	$147.4	$76.0	$470.0

Basic earnings per share(b):
Continuing operations	$0.67	$1.10	$1.07	$0.56	$3.39
Total	$0.67	$1.10	$1.07	$0.56	$3.39
Diluted earnings per share(b):
Continuing operations	$0.65	$1.07	$1.04	$0.54	$3.30
Total	$0.65	$1.07	$1.04	$0.54	$3.30
2013
Net sales	$1,991.0	$2,202.4	$2,277.9	$1,996.8	$8,468.1

Gross profit(a)	285.1	342.0	365.7	346.1	1,338.9

Earnings before taxes	$98.2	$129.1	$164.8	$191.5	$583.6

Net earnings attributable to Ball Corporation from continuing operations	$71.9	$95.1	$114.9	$124.5	$406.4

Net earnings attributable to Ball Corporation	$72.0	$95.1	$115.2	$124.5	$406.8

Basic earnings per share(b):
Continuing operations	$0.48	$0.65	$0.80	$0.87	$2.79
Total	$0.48	$0.65	$0.80	$0.87	$2.79
Diluted earnings per share(b):
Continuing operations	$0.47	$0.63	$0.78	$0.85	$2.73
Total	$0.47	$0.63	$0.78	$0.85	$2.73

(a)
Gross profit is shown after depreciation and amortization related to cost of sales of $232.8 million and $253.7 million for the years ended December 31, 2014 and 2013, respectively.

(b)
Earnings per share calculations for each quarter are based on the weighted average shares outstanding for that period. As a result, the sum of the quarterly amounts may not equal the annual earnings per share amount.

The unaudited quarterly results of operations included business consolidation and other activities that affected the company's operating performance. Further details are included in Note 5.

20. Contingencies

Ball is subject to numerous lawsuits, claims or proceedings arising out of the ordinary course of business, including actions related to product liability; personal injury; the use and performance of company products; warranty matters; patent, trademark or other intellectual property infringement; contractual liability; the conduct of the company's business; tax reporting in domestic and foreign jurisdictions; workplace safety; and environmental and other matters. The company has also been identified as a potentially responsible party (PRP) at several waste disposal sites under U.S. federal and related state environmental statutes and regulations and may have joint and several liability for any investigation and remediation costs incurred with respect to such sites. Some of these lawsuits, claims and proceedings

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

20. Contingencies (Continued)

involve substantial amounts, including as described below, and some of the environmental proceedings involve potential monetary costs or sanctions that may be material. Ball has denied liability with respect to many of these lawsuits, claims and proceedings and is vigorously defending such lawsuits, claims and proceedings. The company carries various forms of commercial, property and casualty, and other forms of insurance; however, such insurance may not be applicable or adequate to cover the costs associated with a judgment against Ball with respect to these lawsuits, claims and proceedings. The company does not believe that these lawsuits, claims and proceedings are material individually or in the aggregate. While management believes the company has established adequate accruals for expected future liability with respect to pending lawsuits, claims and proceedings, where the nature and extent of any such liability can be reasonably estimated based upon then presently available information, there can be no assurance that the final resolution of any existing or future lawsuits, claims or proceedings will not have a material adverse effect on the liquidity, results of operations or financial condition of the company.

As previously reported, the U.S. Environmental Protection Agency (USEPA) considers the company a PRP with respect to the Lowry Landfill site located east of Denver, Colorado. In 1992, the company was served with a lawsuit filed by the City and County of Denver (Denver) and Waste Management of Colorado, Inc., seeking contributions from the company and approximately 38 other companies. The company filed its answer denying the allegations of the complaint. Subsequently in 1992, the company was served with a third-party complaint filed by S.W. Shattuck Chemical Company, Inc., seeking contribution from the company and other companies for the costs associated with cleaning up the Lowry Landfill. The company denied the allegations of the complaint.

Also in 1992, Ball entered into a settlement and indemnification agreement with Chemical Waste Management, Inc., and Waste Management of Colorado, Inc. (collectively Waste Management) and Denver pursuant to which Waste Management and Denver dismissed their lawsuit against the company, and Waste Management agreed to defend, indemnify and hold harmless the company from claims and lawsuits brought by governmental agencies and other parties relating to actions seeking contributions or remedial costs from the company for the cleanup of the site. Waste Management, Inc., has agreed to guarantee the obligations of Waste Management. Waste Management and Denver may seek additional payments from the company if the response costs related to the site exceed $319 million. In 2003 Waste Management, Inc., indicated that the cost of the site might exceed $319 million in 2030, approximately three years before the projected completion of the project. The company might also be responsible for payments (based on 1992 dollars) for any additional wastes that may have been disposed of by the company at the site but which are identified after the execution of the settlement agreement. While remediating the site, contaminants were encountered, which could add an additional cleanup cost of approximately $10 million. This additional cleanup cost could, in turn, add approximately $1 million to total site costs for the PRP group. At this time, there are no Lowry Landfill actions in which the company is actively involved. Based on the information available to the company at this time, we do not believe that this matter will have a material adverse effect upon the liquidity, results of operations or financial condition of the company.

In November 2012, the USEPA wrote to the company asserting that it is one of at least 50 PRPs with respect to the Lower Duwamish site located in Seattle, Washington, based on the company's ownership of a glass container plant prior to 1995, and notifying the company of a proposed remediation action plan. An allocator has been selected to begin data review on over 30 industrial companies and government entities and at least two PRP groups have begun to discuss various allocation proposals, with this process expected to last approximately three years. During the third quarter of 2014, the PRP groups voted to include 20 new members. The USEPA issued the site Record of Decision (ROD) on December 2, 2014. Remediation costs of $342 million are expected according to the remediation plan, which does not include $100 million that has already been spent. Based on the information available to the company at this time, we do not believe that this matter will have a material adverse effect upon the liquidity, results of operations or financial condition of the company.

In February 2012, Ball Metal Beverage Container Corp. (BMBCC) filed an action against Crown Packaging Technology, Inc. (Crown) in the U.S. District Court for the Southern District of Ohio seeking a

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

20. Contingencies (Continued)

declaratory judgment that the sale and use of certain ends by BMBCC and its customers do not infringe certain claims of Crown's U.S. patents. Crown subsequently filed a counterclaim alleging infringement of certain claims in these patents seeking unspecified monetary damages, fees and declaratory and injunctive relief. The parties are awaiting a claim construction order from the District Court. Based on the information available to the company at the present time, the company does not believe that this matter will have a material adverse effect upon the liquidity, results of operations or financial condition of the company.

Latapack-Ball's operations are involved in various governmental assessments, principally related to claims for taxes on the internal transfer of inventory, gross revenue taxes and tax incentives. The company does not believe that the ultimate resolution of these matters will materially impact Ball Corporation's results of operations, financial position or cash flows. Under customary local regulations, Latapack-Ball may need to post cash or other collateral if the process to challenge any administrative assessment proceeds to the Brazilian court system; however, the level of any potential cash or collateral required would not significantly impact the liquidity of Latapack-Ball or Ball Corporation.

21. Indemnifications and Guarantees

General Guarantees

The company or its appropriate consolidated direct or indirect subsidiaries have made certain indemnities, commitments and guarantees under which the specified entity may be required to make payments in relation to certain transactions. These indemnities, commitments and guarantees include indemnities to the customers of the subsidiaries in connection with the sales of their packaging and aerospace products and services; guarantees to suppliers of subsidiaries of the company guaranteeing the performance of the respective entity under a purchase agreement, construction contract or other commitment; guarantees in respect of certain foreign subsidiaries' pension plans; indemnities for liabilities associated with the infringement of third party patents, trademarks or copyrights under various types of agreements; indemnities to various lessors in connection with facility, equipment, furniture and other personal property leases for certain claims arising from such leases; indemnities to governmental agencies in connection with the issuance of a permit or license to the company or a subsidiary; indemnities pursuant to agreements relating to certain joint ventures; indemnities in connection with the sale of businesses or substantially all of the assets and specified liabilities of businesses; and indemnities to directors, officers and employees of the company to the extent permitted under the laws of the State of Indiana and the United States of America. The duration of these indemnities, commitments and guarantees varies and, in certain cases, is indefinite. In addition many of these indemnities, commitments and guarantees do not provide for any limitation on the maximum potential future payments the company could be obligated to make. As such, the company is unable to reasonably estimate its potential exposure under these items.

The company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying consolidated balance sheets. The company does, however, accrue for payments under promissory notes and other evidences of incurred indebtedness and for losses for any known contingent liability, including those that may arise from indemnifications, commitments and guarantees, when future payment is both reasonably estimable and probable. Finally, the company carries specific and general liability insurance policies and has obtained indemnities, commitments and guarantees from third party purchasers, sellers and other contracting parties, which the company believes would, in certain circumstances, provide recourse to any claims arising from these indemnifications, commitments and guarantees.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

21. Indemnifications and Guarantees (Continued)

Debt Guarantees

The company's senior notes and senior credit facilities are guaranteed on a full, unconditional and joint and several basis by certain of the company's material domestic subsidiaries and the domestic subsidiary borrowers, and obligations of the subsidiary borrowers under the senior credit facilities are guaranteed by the company. Loans borrowed under the senior credit facilities by foreign subsidiary borrowers are also effectively guaranteed by certain of the company's foreign subsidiaries by pledges of stock of the foreign subsidiary borrowers and stock of material foreign subsidiaries. These guarantees are required in support of the notes and credit facilities referred to above, are co-terminous with the terms of the respective note indentures and credit agreements and would require performance upon certain events of default referred to in the respective guarantees. The maximum potential amounts which could be required to be paid under the domestic guarantees are essentially equal to the then outstanding principal and interest under the respective notes and credit agreements, or under the applicable tranche, and the maximum potential amounts that could be required to be paid under the foreign stock pledges by foreign subsidiaries are essentially equal to the value of the stock pledged. The company is not in default under the above notes or credit facilities. The condensed consolidating financial information for the guarantor and non-guarantor subsidiaries is presented in Note 22. Separate financial statements for the guarantor subsidiaries and the non-guarantor subsidiaries are not presented because management has determined that such financial statements are not required by the current regulations.

Accounts Receivable Securitization

Ball Capital Corp. II is a separate, wholly owned corporate entity created for the purchase of accounts receivable from certain of the company's wholly owned subsidiaries. Ball Capital Corp. II's assets will be available first to satisfy the claims of its creditors. The company has been designated as the servicer pursuant to an agreement whereby Ball Capital Corp. II may sell and assign the accounts receivable to a commercial lender or lenders. As the servicer, the company is responsible for the servicing, administration and collection of the receivables and is primarily liable for the performance of such obligations. The company, the relevant subsidiaries and Ball Capital Corp. II are not in default under the above credit arrangement.

22. Subsidiary Guarantees of Debt

The company's senior notes are guaranteed on a full, unconditional and joint and several basis by certain of the company's material domestic subsidiaries. Each of the guarantor subsidiaries is 100 percent owned by Ball Corporation. These guarantees are required in support of the notes, are co-terminous with the terms of the respective note indentures and would require performance upon certain events of default referred to in the respective guarantees. The maximum potential amounts that could be required to be paid under the domestic guarantees are essentially equal to the then outstanding principal and interest under the respective notes. The following is condensed consolidating financial information for the company, segregating the guarantor subsidiaries and non-guarantor subsidiaries, as of December 31, 2014 and 2013, and for the three years ended December 31, 2014, 2013 and 2012. Separate financial statements

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

22. Subsidiary Guarantees of Debt (Continued)

for the guarantor subsidiaries and the non-guarantor subsidiaries are not presented because management has determined that such financial statements are not required by the current regulations.

	Condensed Consolidating Statement of Earnings
	For the Year Ended December 31, 2014
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Adjustments	Consolidated Total
Net sales	$—	$5,102.6	$3,479.3	$(11.9)	$8,570.0

Cost and expenses
Cost of sales (excluding depreciation and amortization)	—	(4,207.3)	(2,708.1)	11.9	(6,903.5)
Depreciation and amortization	(6.4)	(127.5)	(147.0)	—	(280.9)
Selling, general and administrative	(77.4)	(185.5)	(203.6)	—	(466.5)
Business consolidation and other activities	(11.2)	(66.6)	(2.7)	—	(80.5)
Equity in results of subsidiaries	470.2	265.4	—	(735.6)	—
Intercompany	254.8	(215.8)	(39.0)	—	—

	630.0	(4,537.3)	(3,100.4)	(723.7)	(7,731.4)

Earnings (loss) before interest and taxes	630.0	565.3	378.9	(735.6)	838.6
Interest expense	(150.0)	3.4	(13.3)	—	(159.9)
Debt refinancing and other	(33.1)	—	—	—	(33.1)

Total interest expense	(183.1)	3.4	(13.3)	—	(193.0)

Earnings (loss) before taxes	446.9	568.7	365.6	(735.6)	645.6
Tax provision	23.1	(99.4)	(73.6)	—	(149.9)
Equity in results of affiliates, net of tax	—	1.2	1.1	—	2.3

Net earnings (loss)	470.0	470.5	293.1	(735.6)	498.0
Less net earnings attributable to noncontrolling interests	—	—	(28.0)	—	(28.0)

Net earnings (loss) attributable to Ball Corporation	$470.0	$470.5	$265.1	$(735.6)	$470.0

Comprehensive earnings attributable to Ball Corporation	$197.9	$209.6	$91.6	$(301.2)	$197.9

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

22. Subsidiary Guarantees of Debt (Continued)

	Condensed Consolidating Statement of Earnings
	For the Year Ended December 31, 2013
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Adjustments	Consolidated Total
Net sales	$—	$5,125.5	$3,364.2	$(21.6)	$8,468.1

Cost and expenses
Cost of sales (excluding depreciation and amortization)	0.1	(4,246.7)	(2,650.4)	21.6	(6,875.4)
Depreciation and amortization	(7.5)	(126.7)	(165.7)	—	(299.9)
Selling, general and administrative	(81.4)	(179.9)	(157.3)	—	(418.6)
Business consolidation and other activities	(0.7)	(88.5)	10.4	—	(78.8)
Equity in results of subsidiaries	426.9	248.4	—	(675.3)	—
Intercompany	234.1	(188.3)	(45.8)	—	—

	571.5	(4,581.7)	(3,008.8)	(653.7)	(7,672.7)

Earnings (loss) before interest and taxes	571.5	543.8	355.4	(675.3)	795.4
Interest expense	(172.0)	2.5	(14.3)	—	(183.8)
Debt refinancing and other	(27.9)	—	(0.1)	—	(28.0)

Total interest expense	(199.9)	2.5	(14.4)	—	(211.8)

Earnings (loss) before taxes	371.6	546.3	341.0	(675.3)	583.6
Tax provision	35.2	(113.8)	(71.0)	—	(149.6)
Equity in results of affiliates, net of tax	—	0.4	0.2	—	0.6

Net earnings (loss) from continuing operations	406.8	432.9	270.2	(675.3)	434.6
Discontinued operations, net of tax	—	0.4	—	—	0.4

Net earnings (loss)	406.8	433.3	270.2	(675.3)	435.0
Less net earnings attributable to noncontrolling interests	—	—	(28.2)	—	(28.2)

Net earnings (loss) attributable to Ball Corporation	$406.8	$433.3	$242.0	$(675.3)	$406.8

Comprehensive earnings attributable to Ball Corporation(a)	$519.0	$533.2	$261.3	$(794.5)	$519.0

(a)
Amounts have been revised; further details are included in "Revision of Prior Period Financial Statements Related to Deferred Taxes" section of Note 1.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

22. Subsidiary Guarantees of Debt (Continued)

	Condensed Consolidating Statement of Earnings
	For the Year Ended December 31, 2012
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Adjustments	Consolidated Total
Net sales	$—	$5,477.3	$3,272.5	$(14.1)	$8,735.7

Cost and expenses
Cost of sales (excluding depreciation and amortization)	0.1	(4,589.5)	(2,598.7)	14.1	(7,174.0)
Depreciation and amortization	(5.8)	(125.7)	(151.4)	—	(282.9)
Selling, general and administrative	(69.4)	(186.6)	(129.5)	—	(385.5)
Business consolidation and other activities	(11.3)	(55.0)	(36.5)	—	(102.8)
Equity in results of subsidiaries(a)	408.6	240.4	—	(649.0)	—
Intercompany	236.0	(201.8)	(34.2)	—	—

	558.2	(4,918.2)	(2,950.3)	(634.9)	(7,945.2)

Earnings (loss) before interest and taxes(a)	558.2	559.1	322.2	(649.0)	790.5
Interest expense	(166.2)	1.4	(15.0)	—	(179.8)
Debt refinancing and other	(15.1)	—	—	—	(15.1)

Total interest expense	(181.3)	1.4	(15.0)	—	(194.9)

Earnings (loss) before taxes(a)	376.9	560.5	307.2	(649.0)	595.6
Tax provision(a)	19.4	(112.6)	(79.0)	—	(172.2)
Equity in results of affiliates, net of tax	—	1.0	(2.3)	—	(1.3)

Net earnings (loss) from continuing operations(a)	396.3	448.9	225.9	(649.0)	422.1
Discontinued operations, net of tax	—	(2.8)	—	—	(2.8)

Net earnings (loss)(a)	396.3	446.1	225.9	(649.0)	419.3
Less net earnings attributable to noncontrolling interests	—	—	(23.0)	—	(23.0)

Net earnings (loss) attributable to Ball Corporation(a)	$396.3	$446.1	$202.9	$(649.0)	$396.3

Comprehensive earnings attributable to Ball Corporation	$386.3	$413.7	$210.8	$(624.5)	$386.3

(a)
Amounts have been revised; further details are included in "Revision of Prior Period Financial Statements Related to Deferred Taxes" section of Note 1.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

22. Subsidiary Guarantees of Debt (Continued)

	Condensed Consolidating Balance Sheet
	December 31, 2014
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Adjustments	Consolidated Total
ASSETS
Current assets
Cash and cash equivalents	$1.5	$0.4	$189.5	$—	$191.4
Receivables, net	43.7	241.3	672.1	—	957.1
Intercompany receivables	94.0	99.9	4.3	(198.2)	—
Inventories, net	—	575.0	441.7	—	1,016.7
Deferred taxes and other current assets	3.1	75.1	70.1	—	148.3

Total current assets	142.3	991.7	1,377.7	(198.2)	2,313.5
Non-current assets
Property, plant and equipment, net	15.1	968.0	1,447.6	—	2,430.7
Investment in subsidiaries	3,152.7	2,212.2	78.6	(5,443.5)	—
Goodwill	—	931.0	1,323.5	—	2,254.5
Intangibles and other assets, net	232.4	93.5	246.4	—	572.3

Total assets	$3,542.5	$5,196.4	$4,473.8	$(5,641.7)	$7,571.0

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	$1.9	$7.6	$165.6	$—	$175.1
Accounts payable	7.1	732.5	600.4	—	1,340.0
Intercompany payables	99.7	1.5	97.0	(198.2)	—
Accrued employee costs	22.3	155.6	92.0	—	269.9
Other current liabilities	51.6	38.0	132.2	—	221.8

Total current liabilities	182.6	935.2	1,087.2	(198.2)	2,006.8
Non-current liabilities
Long-term debt	2,750.0	0.2	243.6	—	2,993.8
Employee benefit obligations	329.4	432.7	416.2	—	1,178.3
Deferred taxes and other liabilities	(752.6)	601.8	303.3	—	152.5

Total liabilities	2,509.4	1,969.9	2,050.3	(198.2)	6,331.4

Common stock	1,131.3	2,293.5	534.0	(2,827.5)	1,131.3
Preferred stock	—	—	4.8	(4.8)	—
Retained earnings	4,346.9	1,389.4	1,839.9	(3,229.3)	4,346.9
Accumulated other comprehensive earnings (loss)	(522.1)	(456.4)	(161.7)	618.1	(522.1)
Treasury stock, at cost	(3,923.0)	—	—	—	(3,923.0)

Total Ball Corporation shareholders' equity	1,033.1	3,226.5	2,217.0	(5,443.5)	1,033.1
Noncontrolling interests	—	—	206.5	—	206.5

Total shareholders' equity	1,033.1	3,226.5	2,423.5	(5,443.5)	1,239.6

Total liabilities and shareholders' equity	$3,542.5	$5,196.4	$4,473.8	$(5,641.7)	$7,571.0

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

22. Subsidiary Guarantees of Debt

	Condensed Consolidating Balance Sheet
	December 31, 2013
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Adjustments	Consolidated Total
ASSETS
Current assets
Cash and cash equivalents	$218.6	$0.3	$197.1	$—	$416.0
Receivables, net	2.9	133.9	722.6	—	859.4
Intercompany receivables	178.9	99.1	1.0	(279.0)	—
Inventories, net	—	601.7	426.6	—	1,028.3
Deferred taxes and other current assets(a)	4.0	109.7	53.5	—	167.2

Total current assets(a)	404.4	944.7	1,400.8	(279.0)	2,470.9
Property, plant and equipment, net	14.9	877.5	1,479.9	—	2,372.3
Investment in subsidiaries	4,452.3	2,122.0	78.6	(6,652.9)	—
Goodwill(a)	—	935.6	1,464.1	—	2,399.7
Intangibles and other assets, net	206.9	100.9	269.7	—	577.5

Total assets(a)	$5,078.5	$4,980.7	$4,693.1	$(6,931.9)	$7,820.4

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	$310.8	$30.1	$81.7	$—	$422.6
Accounts payable	6.9	525.3	466.6	—	998.8
Intercompany payables	95.1	0.4	183.5	(279.0)	—
Accrued employee costs	22.5	133.7	85.1	—	241.3
Other current liabilities	10.0	138.5	116.2	—	264.7

Total current liabilities	445.3	828.0	933.1	(279.0)	1,927.4
Long-term debt	2,750.0	0.5	432.0	—	3,182.5
Employee benefit obligations	284.4	310.9	437.7	—	1,033.0
Deferred taxes and other liabilities(a)	374.2	(684.1)	571.4	—	261.5

Total liabilities(a)	3,853.9	455.3	2,374.2	(279.0)	6,404.4

Common stock	1,078.4	847.1	531.1	(1,378.2)	1,078.4
Preferred stock	—	—	4.8	(4.8)	—
Retained earnings(a)	3,947.7	3,873.8	1,579.8	(5,453.6)	3,947.7
Accumulated other comprehensive earnings (loss)(a)	(249.9)	(195.5)	11.8	183.7	(249.9)
Treasury stock, at cost	(3,551.6)	—	—	—	(3,551.6)

Total Ball Corporation shareholders' equity(a)	1,224.6	4,525.4	2,127.5	(6,652.9)	1,224.6
Noncontrolling interests	—	—	191.4	—	191.4

Total shareholders' equity(a)	1,224.6	4,525.4	2,318.9	(6,652.9)	1,416.0

Total liabilities and shareholders' equity(a)	$5,078.5	$4,980.7	$4,693.1	$(6,931.9)	$7,820.4

(a)
Amounts have been revised; further details are included in "Revision of Prior Period Financial Statements Related to Deferred Taxes" section of Note 1.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

22. Subsidiary Guarantees of Debt (Continued)

	Condensed Consolidating Statement of Cash Flows
	For the Year Ended December 31, 2014
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated Total
Cash provided by (used in) operating activities	$68.3	$367.8	$576.4	$1,012.5

Cash flows from investing activities
Capital expenditures	(10.4)	(181.8)	(198.6)	(390.8)
Other, net	(7.9)	(10.3)	17.6	(0.6)

Cash provided by (used in) investing activities	(18.3)	(192.1)	(181.0)	(391.4)

Cash flows from financing activities
Long-term borrowings	375.0	—	36.9	411.9
Repayments of long-term borrowings	(690.4)	(0.5)	(206.9)	(897.8)
Net change in short-term borrowings	1.9	(22.2)	88.5	68.2
Proceeds from issuances of common stock	37.2	—	—	37.2
Acquisitions of treasury stock	(397.3)	—	—	(397.3)
Common dividends	(72.7)	—	—	(72.7)
Intercompany	470.0	(152.9)	(317.1)	—
Other, net	17.5	—	(12.3)	5.2

Cash provided by (used in) financing activities	(258.8)	(175.6)	(410.9)	(845.3)

Effect of exchange rate changes on cash	(8.3)	—	7.9	(0.4)

Change in cash and cash equivalents	(217.1)	0.1	(7.6)	(224.6)
Cash and cash equivalents—beginning of period	218.6	0.3	197.1	416.0

Cash and cash equivalents—end of period	$1.5	$0.4	$189.5	$191.4

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

22. Subsidiary Guarantees of Debt (Continued)

	Condensed Consolidating Statement of Cash Flows
	For the Year Ended December 31, 2013
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated Total
Cash provided by (used in) continuing operating activities	$(50.5)	$464.7	$427.1	$841.3
Cash provided by (used in) discontinued operating activities	0.2	(2.5)	—	(2.3)

Total cash provided by (used in) operating activities	(50.3)	462.2	427.1	839.0

Cash flows from investing activities
Capital expenditures	(6.7)	(169.2)	(202.4)	(378.3)
Business acquisition, net of cash acquired	—	(12.5)	(1.7)	(14.2)
Other, net	(19.6)	(2.5)	35.5	13.4

Cash provided by (used in) investing activities	(26.3)	(184.2)	(168.6)	(379.1)

Cash flows from financing activities
Long-term borrowings	1,373.0	1.0	269.1	1,643.1
Repayments of long-term borrowings	(882.7)	—	(412.2)	(1,294.9)
Net change in short-term borrowings	(25.0)	29.6	(62.2)	(57.6)
Proceeds from issuances of common stock	32.9	—	—	32.9
Acquisitions of treasury stock	(431.7)	—	—	(431.7)
Common dividends	(75.2)	—	—	(75.2)
Intercompany	316.5	(308.6)	(7.9)	—
Other, net	(6.0)	—	(14.6)	(20.6)

Cash provided by (used in) financing activities	301.8	(278.0)	(227.8)	(204.0)

Effect of exchange rate changes on cash	(6.8)	—	(7.2)	(14.0)

Change in cash and cash equivalents	218.4	—	23.5	241.9
Cash and cash equivalents—beginning of period	0.2	0.3	173.6	174.1

Cash and cash equivalents—end of period	$218.6	$0.3	$197.1	$416.0

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

22. Subsidiary Guarantees of Debt (Continued)

	Condensed Consolidating Statement of Cash Flows
	For the Year Ended December 31, 2012
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated Total
Cash provided by (used in) continuing operating activities	$44.2	$394.9	$419.2	$858.3
Cash provided by (used in) discontinued operating activities	(1.8)	(3.3)	—	(5.1)

Total cash provided by (used in) operating activities	42.4	391.6	419.2	853.2

Cash flows from investing activities
Capital expenditures	(5.6)	(115.8)	(183.6)	(305.0)
Business acquisition, net of cash acquired	—	—	(71.2)	(71.2)
Other, net	18.0	6.0	(3.8)	20.2

Cash provided by (used in) investing activities	12.4	(109.8)	(258.6)	(356.0)

Cash flows from financing activities
Long-term borrowings	1,246.0	—	240.4	1,486.4
Repayments of long-term borrowings	(1,016.3)	(0.1)	(55.2)	(1,071.6)
Net change in short-term borrowings	5.0	—	(342.0)	(337.0)
Proceeds from issuances of common stock	53.1	—	—	53.1
Acquisitions of treasury stock	(547.2)	—	—	(547.2)
Common dividends	(61.8)	—	—	(61.8)
Intercompany	241.0	(282.4)	41.4	—
Other, net	(1.2)	—	(7.6)	(8.8)

Cash provided by (used in) financing activities	(81.4)	(282.5)	(123.0)	(486.9)

Effect of exchange rate changes on cash	2.8	0.5	(5.3)	(2.0)

Change in cash and cash equivalents	(23.8)	(0.2)	32.3	8.3
Cash and cash equivalents—beginning of period	24.0	0.5	141.3	165.8

Cash and cash equivalents—end of period	$0.2	$0.3	$173.6	$174.1

23. Subsequent Events

In February 2015, the company acquired metal end and closure facilities in Canton, Ohio. The facilities manufacture multiple-sized closures for the metal food container market, including high quality steel and aluminum easy-open ends, and will become part of Ball's metal food and household products packaging segment.

On February 19, 2015, the company and Rexam PLC (Rexam) announced the terms of a recommended offer by the company to acquire all of the outstanding shares of Rexam in a cash and stock transaction. Under the terms of the offer, for each Rexam share, Rexam shareholders will receive 407 pence in cash and 0.04568 new shares of the company. The transaction values Rexam at 610 pence per share based on the company's 90-day volume weighted average price as of February 17, 2015, and an exchange rate of US$1.54: £1 on that date representing an equity value of £4.3 billion ($6.6 billion).

On February 19, 2015, the company entered into a £3.3 billion unsecured bridge loan agreement, pursuant to which lending institutions have agreed, subject to limited conditions, to provide financing necessary to pay the cash portion of the consideration payable to Rexam shareholders upon consummation of the proposed acquisition of Rexam and related fees and expenses.

On February 19, 2015, the company entered into a new $3 billion revolving credit facility to replace the existing approximate $1.1 billion bank credit facility, redeem the 2020 and 2021 senior notes and provide ongoing liquidity for the company.

Ball Corporation and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

23. Subsequent Events (Continued)

In addition, on February 19, 2015, the company announced the redemption of all of the outstanding 6.75 percent senior notes due in September 2020 and all of the 5.75 percent senior notes due in May 2021, each in the amount of $500 million. The redemption of these bonds will result in a pre-tax charge in interest expense of approximately $56.3 million ($36.9 million after tax), composed of the redemption premiums and the write-offs of related debt financing costs.

 PART XVI
REXAM SELECTED FINANCIAL INFORMATION

The following is a summary of the Rexam financial information for the years ended December 31, 2015, 2014 and 2013. The financial information included in this Part XVI ("Rexam Selected Financial Information") has been extracted without material adjustment from Rexam's audited consolidated financial statements incorporated by reference as set out in Part XVIII ("Rexam Financial Information"). This summary should be read in conjunction with that information and with Part XVII ("Rexam Operating and Financial Review"). Rexam Shareholders and potential investors are advised to read the whole of this Prospectus, and information incorporated by reference herein, and not rely on the information summarized in this Part XVI ("Rexam Selected Financial Information").

Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

Rexam's consolidated financial statements are prepared in accordance with IFRS whereas Ball's consolidated financial statements are prepared in accordance with U.S. GAAP. IFRS differs from U.S. GAAP in a number of significant respects. U.S. GAAP differs from IFRS in a number of significant respects. Ball has not prepared, and does not currently intend to prepare, its financial statements or the financial statements of the Combined Group in, or reconcile them to, IFRS and hence has not quantified these differences for Rexam Shareholders or potential investors. In making an investment decision, Rexam Shareholders and potential investors must rely on their own examination of the Ball Group, the terms of the Acquisition and the financial information in this Prospectus. Rexam Shareholders and potential investors should consult their own professional advisors for an understanding of the differences between IFRS as adopted by the E.U. and U.S. GAAP.

	Year ended December 31,
(£ in millions, except per share amounts)	2015	2014	2013
Income statement data
Continuing operations
Sales	3,925	3,832	3,943
Operating profit	291	402	417
Profit before tax	250	343	339
Profit the financial year from continuing operations	185	267	253
Discontinued operations(1)
Profit/(loss) for the financial year from discontinued operations	—	90	(158)
Total profit for the financial year attributable to equity shareholders of Rexam PLC	182	357	95
Basic earnings per share from continuing operations (pence)	25.9	36.2	32.0
Basic earnings/(loss) per share from discontinued operations (pence)	—	12.2	(20.0)
Total basic earnings per share (pence)	25.9	48.4	12.0
Other data
Total assets	4,853	4,587	5,139
Total interest bearing debt	1,484	1,416	1,480
Net assets	1,466	1,414	1,869
Ordinary share capital	567	567	566
Cash dividends per share (pence)	17.7	17.5	15.9
Total cash provided by operating activities	317	361	409

(1)
The results of operations of the Healthcare business, which was sold in 2014, are reflected as discontinued operations for the years ended December 31, 2014 and 2013.

 PART XVII
REXAM OPERATING AND FINANCIAL REVIEW

The following discussion and analysis should be read in conjunction with the financial information on the Rexam Group set out in Part XVI ("Rexam Selected Financial Information") and the financial information on the Rexam Group set out in Part XVIII ("Rexam Financial Information"). The financial information included in this Part XVI ("Rexam Operating and Financial Review") has been extracted without material adjustment from the financial information incorporated by reference in Part XVIII ("Rexam Financial Information") or has been extracted without material adjustment from Rexam's accounting records, which formed the underlying basis of the financial information referred to in Part XVIII ("Rexam Financial Information").

Some of the information contained in this Part XVII ("Rexam Operating and Financial Review"), including information in respect of Rexam's plans and strategies for its business and expected sources of financing, contains certain forward-looking statements that reflect the Rexam Group's plans, estimates and belief and that may involve risks and uncertainties. The Rexam Group's actual results may also differ materially from those discussed in these forward-looking statements. Rexam Shareholders and potential investors should read Part V ("Presentation of Information—Forward-looking statements") for a discussion of the risks and uncertainties related to those statements and should also read Part II ("Risk Factors") for a discussion of certain factors that may affect the business, results of operations or financial condition of the Rexam Group or the Combined Group.

Rexam's consolidated financial statements are prepared in accordance with IFRS whereas Ball's consolidated financial statements are prepared in accordance with U.S. GAAP. IFRS differs from U.S. GAAP in a number of significant respects. Ball has not prepared, and does not currently intend to prepare, its financial statements or the financial statements of the Combined Group in, or reconcile them to, IFRS and hence has not quantified these differences for Rexam Shareholders or potential investors. In making an investment decision, Rexam Shareholders and potential investors must rely on their own examination of the Ball Group, the terms of the Acquisition and the financial information in this Prospectus. Rexam Shareholders and potential investors should consult their own professional advisors for an understanding of the differences between IFRS as adopted by the E.U. and U.S. GAAP.

In connection with the Acquisition and in order to satisfy certain antitrust requirements relating to the Acquisition, Ball is expected to divest certain assets of its business, including certain assets currently owned by the Rexam Group. The following information should be read in conjunction with the information contained in Part X ("Information on the Divestment Business") relating to the assets that are expected to be divested by Ball and Part XIX ("Unaudited Pro Forma Financial Information of the Combined Group"), which illustrates the effect of the Acquisition and the impact of the sale of the Divestment Business on the Combined Group.

Overview

Business overview and industry trends

Rexam is a leading global beverage can maker. In 2015, Rexam made 66 billion cans of an estimated 320 billion cans made globally. Rexam makes all sorts of cans in different shapes and sizes with different finishes, decorations and ends and Rexam aims to make cans as efficiently and sustainably as possible to keep cost and impacts down. Rexam has 55 plants across the world, operating in the Americas, Europe and Asia, and in 2015, had an average of 8,600 employees.

Rexam's customers include large global and regional beverage companies in soft drinks and alcoholic drinks with a diverse geographic footprint. One of their key challenges is profitable growth in a world which is growing at a slower pace than before. The slowdown in mature markets has put pressure on prices and margins and emerging markets are proving no less competitive as local champions and multinationals fight for position.

In developed markets, the trend is towards finding ways for Rexam's customers to continue to capture market share. Rexam's customers are increasingly focused on innovation to differentiate their products in a crowded and lower growth marketplace. Innovation is taking place in areas such as beverage categories, consumer segments, drinking occasions and channels using pack size, shape and decoration as differentiators. In emerging markets, the challenge is more around different pack types to access myriad consumer segments, price points, beverage categories and channels. To address customers' needs, Rexam has increased its focus on innovation. Rexam develops partnerships with existing and new suppliers to concentrate on new technologies with potential for creating competitive advantage.

Rexam is a key strategic partner for most of its major suppliers who include aluminum, energy, chemical, machinery and freight companies. Aluminum represents almost 60 percent of Rexam's annual cost base from continuing operations, some £2 billion annually. Rexam sources metal from well-established global aluminum suppliers. The risk of aluminum and other input cost increases has decreased mainly driven by weak commodity prices and a decline in aluminum premium levels during 2015, alongside new regulations aimed at decreasing the volatility of aluminum premiums. Rexam works closely with all its suppliers to co-develop innovative processes and products to help reduce material usage or take advantage of the advances in can-making technology to complement the work Rexam is already doing in this area.

Corporate strategy

Rexam's five key strategic priorities, set out below, help it to focus on what is important to deliver on commitments, to align and mobilize its organization and to optimize time to execution:

•
strengthen customer relationships, not simply by providing the best quality and customer service at the right cost but also by working with customers strategically and proactively. Rexam aims to strengthen ties through commercial excellence and marketing capability while innovating to meet the challenge of profitable growth in a lower growth world;

•
invest with focus to ensure that Rexam captures opportunities and protect its core business, while maintaining strict capital discipline and a focus on returns;

•
pursue continuous improvement in operational excellence by delivering first-class products at cost, at or below those of competitors;

•
shape Rexam's future by innovating and continuing to improve sustainability performance to underpin its licence to operate and to support customers as they face increasing consumer and legislative pressures; and

•
build a winning organization by ensuring that a culture of collaboration, delivery and behavior centered around Rexam's core values and leadership practices underpins everything that it does.

Together these priorities will enable Rexam to achieve its vision and its overriding goal to deliver sustainable value to all stakeholders.

Results of operations for the years ended December 31, 2015, 2014 and 2013

Consolidated sales and profit

	Year ended December 31,
(£ in millions)	2015	2014	2013
Continuing operations
Sales	3,925	3,832	3,943
Operating expenses	(3,634)	(3,430)	(3,526)

Operating profit	291	402	417
Share of post-tax profits of associates and joint	13	10	9
Retirement benefits obligation net interest cost	(12)	(16)	(16)
Interest expense	(50)	(60)	(77)
Interest income	8	7	6

Profit before tax	250	343	339
Tax	(65)	(76)	(86)

Profit for the financial year from continuing operations	185	267	253
Discontinued operations
Profit/(loss) for the financial year from discontinued operations	—	90	(158)
Profit attributable to non-controlling interests	(3)	—	—

Total profit for the financial year attributable to the equity shareholders of Rexam PLC	182	357	95

Sales

Sales increased by £93 million from £3,832 million in 2014 to £3,925 million in 2015. The increase in sales was primarily due to a 4 percent increase in volumes, partially offset by currency movements of £13 million and pricing pressures with the continuing commoditization of certain specialty cans in North America.

Beverage can volumes increased by 4 percent due to solid organic growth in all regions (except North America, where standard can volumes declined in line with the industry). The UAC acquisition and strong markets across the region helped the Africa, Middle East & Asia (AMEA) business to grow volumes by 55 percent.

Sales decreased by £111 million from £3,943 million in 2013 to £3,832 million in 2014. The decrease in sales was primarily due to adverse currency movements of £254 million and the negative pass-through of lower aluminum costs of £19 million, partially offset by the impact of increased volumes.

Beverage can volumes increased by 4 percent in 2014 due to good organic growth in all regions (except North America, where volumes declined in line with the industry) at rates in line with or ahead of the respective markets. In Brazil Rexam saw high volume growth boosted by the 2014 FIFA World Cup. As expected Rexam also increased market share in Brazil following the conversion of some of its plants to meet the growing demand for specialty cans.

Operating expenses

Operating expenses from continuing operations were £3,634 million in 2015 compared to £3,430 million in 2014 and £3,526 million in 2013. These amounts represented 92.6 percent, 89.5 percent and 89.4 percent of sales from continuing operations for those three years, respectively.

Operating profit

Operating profit decreased by £111 million from £402 million in 2014 to £291 million in 2015, due to a number of factors. Costs related to the Acquisition totaled £49 million and restructuring costs increased by £29 million compared to 2014 (primarily as a result of the closure of the Berlin can plant). Adverse currency movements were £14 million and pricing pressure in North America and higher energy costs in Brazil also led to lower operating margins. These decreases were partially offset by increased volumes and efficiency savings during the year of £22 million.

Operating profit decreased by £15 million from £417 million in 2013 to £402 million in 2014, due to a number of factors. Adverse currency movements were £39 million, aluminum premium costs were higher by £34 million and restructuring costs of £15 million were incurred in 2014 in relation to the reorganization of the European beverage can business and the conversion of steel lines to aluminum. These decreases were partially offset by increased volumes, efficiency savings of £20 million driven by metal savings and energy cost reductions, a one off indirect tax benefit in Brazil of £18 million and a favorable £29 million movement in the fair value of certain operating derivatives.

Interest expense

Interest expense was £50 million in 2015 compared to £60 million in 2014 and £77 million in 2013. Interest expense in 2015 was £10 million lower than in 2014, largely as a result of a change in hedging strategy in Brazil. The overall average interest rate for 2015 was around 3 percent, down from 4 percent in 2014. Interest expense in 2014 was £17 million lower than in 2013 due to lower interest rates and lower average debt. The overall average interest rate for 2014 was around 4 percent, down from 5 percent in 2013.

Tax

The effective income tax rate for profit from continuing operations was 26 percent in 2015, compared to 22 percent in 2014 and 25 percent in 2013. The rate varies according to profit mix across businesses. In addition, the movement in effective income tax rate from 2014 to 2015 was impacted by a significant proportion of non-recurring costs in 2015 being non-deductible. This was partially offset by the impact of booking a number of deferred tax assets in India and Brazil. The reduction in the effective tax rate from 2013 to 2014 was primarily impacted by a release of legacy tax provisions no longer required and a reduction in the U.K. statutory tax rate.

Profit/(loss) for the financial year from discontinued operations

There are no discontinued operations for 2015.

Profit for 2014 from discontinued operations increased by £248 million from a loss of £158 million in 2013 to profit of £90 million in 2014. This is primarily due to an impairment charge before tax of £233 million recorded in 2013 related to the Healthcare business. Additionally, the disposal of the Healthcare business in 2014 resulted in a profit on disposal (net of tax) of £73 million.

Results of business segments

For internal reporting, Rexam's is organized into four operating segments for Beverage Cans based on the geographical locations of Europe, AMEA, North America and South America. For external reporting, the four operating segments are combined into two reportable segments, Americas and Europe & Rest of World. Management determined that the Europe and AMEA operating segments, and the North America and South America operating segments, respectively, met the criteria for aggregation because they are similar in each of the following areas: (i) the nature of the products and services; (ii) the nature of production processes; (iii) the methods of distribution; and (iv) the types or classes of customers for the products and services. Management also determined that the operating segments aggregated have similar economic characteristics. Beverage Cans comprise aluminum and steel cans for a wide variety of beverages including carbonated soft drinks, beer and energy drinks.

	Year ended December 31,
(£ in millions)	2015	2014	2013
Continuing operations
Sales—Americas	2,209	2,127	2,183
Sales—Europe & Rest of World	1,716	1,705	1,760

Sales—Total reportable segments	3,925	3,832	3,943

Operating profit—Americas	191	236	247
Operating profit—Europe & Rest of World	100	167	177

Operating profit—Total reportable segments	291	403	424

Exceptional items not allocated	—	(1)	(7)
Share of post-tax profits of associates and joint	13	10	9
Retirement benefit obligations net interest cost	(12)	(16)	(16)
Net interest expense	(42)	(53)	(71)

Profit before tax	250	343	339
Tax	(65)	(76)	(86)

Profit for the year from continuing operations	185	267	253
Profit/(loss) for the year from discontinued operations	—	90	(158)

Total profit for the year	185	357	95
Profit attributable to non-controlling interests	(3)	—	—

Total profit for the year attributable to Rexam	182	357	95

Year ended December 31, 2015 compared to year ended December 31, 2014

Americas

The Americas region comprises North, Central and South America. In total these markets consume some 135 billion cans annually. Per capita consumption varies widely from region to region. Rexam's largest markets are the U.S. where it is the second largest can maker and Brazil where it has more than 50 percent market share. In Chile and Argentina Rexam is the sole can maker. In all, Rexam has 30 plants in the region.

Sales of beverage cans in the Americas region increased by £82 million, or 4 percent, from £2,127 million in 2014 to £2,209 million in 2015. This increase in sales was mainly due to the appreciation of the U.S. dollar against sterling (generating favorable currency movements of £167 million) and growth in volumes in South America, partially offset by decreased volumes in North America and pricing pressure.

In 2015, Rexam's North American volumes were down 2 percent due to its exposure to the carbonated soft drinks (CSD) market. This was partially offset by specialty can volumes, which continued to grow strongly at 10 percent. This was driven by growth in Sleek® and 16oz cans coming from customers in a variety of categories including beer, CSDs and energy drinks as well as flavored alcoholic beverages. Outside the U.S., there continued to be further growth in Mexico and Central America with the region's increasing population and improving GDP per capita.

In South America, despite difficult comparative volumes versus 2014 because of the FIFA World Cup, volumes continued to grow at 2 percent in 2015. After a quiet start to the year, volume strengthened in the second half despite a weakening macroeconomic environment. Specialty cans continued to grow much faster than the total market, and with recent conversion of lines to specialty cans we have fully participated in that growth.

Operating profit of beverage cans in the Americas segment decreased by £45 million, or 19 percent, from £236 million in 2014 to £191 million in 2015. The reduction in operating profit was largely due to the Acquisition and employee related costs of £24 million, increased energy costs in Brazil, and the impact of a one off indirect tax benefit in Brazil of £18 million in 2014. Pricing pressure as a result of specialty can commoditization also led to lower operating margins in North America. The factors reducing profit were partially offset by efficiency savings and favorable currency movements of £17 million as the U.S. dollar appreciated against sterling.

Europe & Rest of World

This region covers the countries of Europe and the AMEA region. In total these markets consume some 185 billion cans annually but per capita consumption varies widely from region to region. Rexam's largest market is Europe where it has about 40 percent market share. In all Rexam has 25 plants in the Europe & Rest of World region.

Sales of beverage cans in the Europe & Rest of World segment increased by £11 million, or 1 percent, from £1,705 million in 2014 to £1,716 million in 2015. The increase in sales is the effect of increased volumes in Europe and AMEA and the acquisition of UAC in 2015, partially offset by adverse currency movements of £180 million as the euro and Russian rouble depreciated against sterling.

In Europe, volume growth for 2015 was 3 percent, driven by Germany, Austria and Spain. Standard can volumes were flat, with the overall volume growth being driven by an 8 percent increase in specialty can volumes as good growth continued within energy drinks. Volumes in Russia also increased by 3 percent, again driven by growth in specialty cans as the can gained share in the pack mix.

Rexam's AMEA business saw continued growth, with overall volumes up 55 percent, 12 percent excluding UAC, to close to 5 billion cans in 2015 driven by good growth in specialty cans. Volumes in India continued to grow strongly at 22 percent. In Turkey and domestic Egypt, the market performed well and volumes increased from 2014. Given the political instability in the Middle East, certain borders remain closed and this has led to some softness in Rexam's export business.

Operating profit of beverage cans in Europe & Rest of World segment decreased by £67 million, or 40 percent, from £167 million in 2014 to £100 million in 2015. The reduction in operating profit was primarily due to the Acquisition and employee related costs of £25 million, adverse currency movements of £31 million and increased restructuring costs in Europe as a result of the closure of the plant in Berlin and conversion of steel lines to aluminum. The impact of these non-recurring costs was partially offset by growth in trading volumes and operating efficiencies.

Year ended December 31, 2014 compared to year ended December 31, 2013

Americas

Sales of beverage cans in the Americas region decreased by £56 million, or 3 percent, from £2,183 million in 2013 to £2,127 million in 2014. The decrease in sales was mainly due to the depreciation of the U.S. dollar against sterling, generating adverse currency movements of £119 million, partially offset by increased sales volumes.

Trading was very strong in South America in the first half of 2014 as a result of better than normal weather, the timing of the Rio de Janeiro Carnival (which extended the normally busy summer season) and the build up to the FIFA World Cup. Overall volumes in South America grew 12 percent, ahead of the market as Rexam regained market share and shipped a record 14 billion cans. Rexam's standard can volumes were down 3 percent in North America, which was in line with the carbonated soft drink (CSD) market. This was partially offset by specialty can volumes, which were up 1 percent in North America.

Operating profit of beverage cans in the Americas segment decreased by £11 million, or 4 percent, from £247 million in 2013 to £236 million in 2014. The reduction in operating profit was largely due to adverse currency movements of £15 million and higher aluminum premium costs, partially offset by a one off indirect tax benefit in Brazil of £18 million.

Europe & Rest of World

Sales of beverage cans in the Europe & Rest of World segment decreased by £55 million, or 3 percent, from £1,760 million in 2013 to £1,705 million in 2014. The decrease in sales is mainly due to the depreciation against sterling of the euro and Russian rouble, generating adverse currency movements of £135 million, partially offset by increased volumes.

In Europe, volume growth for 2014 was 3 percent, driven by the U.K., Benelux and Germany, including a 2 percent increase in the volume of standard cans from 2013 to 2014, while specialty cans were up 4 percent from 2013 to 2014 as good growth continued within energy drinks. Trading in Russia, however, was subdued primarily due to the weak macroeconomic backdrop. Rexam's volumes in Russia declined 2 percent from 2013 to 2014.

Rexam's AMEA business saw continued growth with overall volumes growing 18 percent from 2013 to 2014 to just over 3 billion driven by good growth in specialty cans. Rexam's volumes in India, boosted by the introduction of domestically manufactured 250ml cans, grew by 72 percent. Rexam experienced 16 percent growth in Egypt from 2013 to 2014 as it supplied to both global and local drinks manufacturers.

Operating profit of beverage cans in Europe & Rest of World segment decreased by £10 million, or 6 percent, from £177 million in 2013 to £167 million in 2014. The reduction in operating profit was primarily due to adverse currency movements of £24 million and higher aluminum premium costs, partially offset by increased sales volumes.

Critical and significant accounting policies and new accounting pronouncements

For information regarding Rexam's critical and significant accounting policies, as well as recent accounting pronouncements, see the notes to Rexam's consolidated financial statements for the years ended December 31, 2015, 2014 and 2013, which are incorporated by reference in this Prospectus in Part XVIII ("Rexam Financial Information").

Recent developments

There have been no material developments between December 31, 2015, and the date of this Prospectus.

Financial condition, liquidity and capital resources for the years ended December 31, 2015, 2014 and 2013

Cash and borrowings

The table below sets out Rexam's cash and cash equivalents and borrowings at December 31, 2015, 2014 and 2013.

	Year ended December 31,
(£ in millions)	2015	2014	2013
Cash and cash equivalents
Cash at bank and on hand	75	116	66
Short-term bank deposits	162	172	145

Total cash and cash equivalents on the balance sheet	237	288	211

Borrowings
Non-current
Bank loans	(17)	2	(22)
US private placements	(504)	(480)	(456)
Subordinated bond	(587)	(646)	(703)

	(1,108)	(1,124)	(1,181)

Current
Bank overdrafts	(47)	(17)	(20)
Bank loans	(310)	(255)	(258)
US private placements	(1)	(1)	(1)
Subordinated bond	(18)	(19)	(20)

	(376)	(292)	(299)

Total borrowings	(1,484)	(1,416)	(1,480)

Cash flows and capital expenditures

Rexam's primary sources of liquidity are cash provided by operating activities and external committed borrowings. Rexam believes that cash flows from operations and cash provided by short-term and long-term borrowings, when necessary, will be sufficient to meet its ongoing operating requirements.

The following table summarizes Rexam's cash flows for the years ended December 31, 2015, 2014 and 2013:

	Year ended December 31,
(£ in millions)	2015	2014	2013
Net cash flows from operating activities	317	361	409
Net cash flows from investing activities	(306)	249	(262)
Net cash flows from financing activities	(78)	(526)	(1,222)

Net (decrease)/increase in cash and cash equivalents	(67)	84	(1,075)

Net cash flows from operating activities

Net cash flows from operating activities in 2015 decreased by £44 million compared to 2014 primarily due to lower profitability and adverse working capital movements in the year. Net cash flows from operating activities in 2014 decreased by £48 million compared to 2013 primarily due to lower cash flows from discontinued operations, partly offset by lower interest and taxes paid in 2014 as compared to 2013 as a result of lower average net borrowings and a lower effective tax rate in 2014.

Net cash flows from investing activities

Net cash flows from investing activities in 2015 decreased by £555 million compared to 2014 primarily due to a cash inflow of £457 million in 2014 from the disposal of the Healthcare business, a £32 million increase in capital expenditure in 2015 and £71 million of acquisition spend during 2015 (for UAC and the Panama joint venture).

Net cash flows from investing activities in 2014 increased by £511 million compared to 2013 primarily due to a cash inflow of £457 million in 2014 from the disposal of the Healthcare business.

Net cash flows from financing activities

Net cash flows from financing activities in 2015 increased by £448 million compared to 2014 primarily due to the return of capital of £450 million in 2014. Lower draw down of borrowings of £48 million was offset by increased cash receipts on settlement of financing derivatives of £34 million and decreased cash dividend payments of £9 million (as the number of shares reduced following the return of capital in 2014).

Net cash flows from financing activities in 2014 increased by £696 million compared to 2013 primarily due to lower repayments on borrowings of £1,038 million, partly offset by £281 million lower proceeds from borrowings in 2014 as compared to 2013 and £57 million more cash returned to shareholders in 2014 as compared to 2013, as Rexam returned £450 million of cash to shareholders following the completion of the sale of the Healthcare business in 2014.

Net increase/(decrease) in cash and cash equivalents

In 2015, Rexam recorded a net decrease in cash and cash equivalents of £67 million as compared to an increase of £84 million in 2014. This primarily reflects net cash-flows in the year being funded from existing cash resources as opposed to drawing down on debt facilities as was the case in 2014. In 2014, Rexam recorded a net increase in cash and cash equivalents of £84 million as compared to a decrease of £1,075 million in 2013. This primarily reflects an increase in cash from the disposal of the Healthcare business in 2014 as well as a decrease in debt repayments in 2014 as compared to 2013.

Annual cash dividends paid on ordinary share capital were 17.7p per share in 2015, 17.5p in 2014 and 15.9p per share in 2013. Total dividends paid were £124 million in 2015, £133 million in 2014 and £125 million in 2013.

There were no restrictions on the use of capital resources that have materially affected, or could have materially affected, directly or indirectly, Rexam's operations in 2015, 2014 or 2013.

Debt facilities

Rexam has a range of bank facilities maturing from 2016 to 2019. These facilities may generally be drawn in a range of freely available currencies and are at floating rates of interest. In addition, Rexam has a subordinated bond and U.S. private placements in issue. The subordinated bond is denominated in euros with a maturity in 2067. It was issued at a fixed rate of interest and has been partially swapped into U.S. dollar floating rates of interest until 2017 through the use of cross currency interest rate derivatives. The U.S. private placements total $720 million and €25 million. They are at fixed rates of interest with $545 million and €25 million maturing in 2022 and $175 million maturing in 2024.

In 2015, Rexam repaid bank loans of £8 million and drew £16 million from available facilities. A £250 million bank facility matured in 2015 and was not replaced. In 2014, Rexam repaid bank loans totaling £12 million and received proceeds of £68 million from settling debt related to the disposal of the Healthcare business.

Rexam's current principal committed loan and bank facilities as at December 31, 2015 are:

	Currency	Maturity		Facility (£m)
Subordinated bond	U.S.$ and euro	2067		648
US private placement	U.S.$	2024		118
US private placement	U.S.$	2022		368
US private placement	Euro	2022		19
Revolving credit facility	Multi currency	2019	(1)	602
Bilateral credit facilities	Multi currency	2019	(1)	205
Bilateral credit facility	Multi currency	2016		10

Total committed loan and bank facilities				1,970

(1)
There is an option to extend to December 2021.

Rexam has met all debt payment obligations and was in compliance with all covenants under its loan agreements at December 31, 2015. For additional details about Rexam's debt agreements, please see the notes to Rexam's consolidated financial statements for the years ended December 31, 2015, 2014 and 2013, which are incorporated by reference in this Prospectus in Part XVIII ("Rexam Financial Information").

Management performance measures

Management internally uses various measures to evaluate company performance, including:

•
underlying operating profit from continuing operations, which is defined as profit for the financial year from continuing operations before tax, share of post-tax profits of associates and joint ventures, retirement benefit obligations net interest cost, interest expense, interest income, exceptional items, amortization of certain acquired intangibles, and fair value changes on certain operating derivatives;

•
underlying profit before tax from continuing operations, which is defined as profit for the financial year from continuing operations before tax, exceptional items, amortization of certain acquired intangible assets, fair value changes on certain operating derivatives and on financing derivatives;

•
underlying earnings per share from continuing operations, which is defined as profit for the financial year from continuing operations, exceptional items, amortization of certain acquired intangible assets, fair value changes on certain operating derivatives and on financing derivatives divided by the weighted average number of shares in issue; and

•
free cash flow from continuing operations, which is defined as net cash flows from operating activities, less capital expenditures, proceeds from the sale of property, plant and equipment, transactions with joint ventures, interest received, Ball transaction costs and excluding free cash flow from discontinued operations.

These are non-IFRS measures and should be considered in connection with Rexam's consolidated financial statements included in Part XVIII ("Rexam Financial Information"). These non-IFRS measures may not be comparable to other similarly titled measures of other companies, should not be considered in isolation and should not be considered superior to, or a substitute for, financial measures calculated in accordance with IFRS.

Rexam's management analyzes the financial performance measures of underlying operating profit, underlying profit before tax and underlying earnings per share, as Rexam believes these measures provide a helpful indication of its performance and underlying trends. The term underlying refers to the relevant measure being reported before exceptional items, the amortization of certain acquired intangible assets and fair value changes on certain operating derivatives which are not hedge accounted and on financing derivatives. Rexam uses these measures for internal performance analysis and as a basis for incentive compensation arrangements for employees.

Based on the above definition, the reconciliation of profit for the financial year from continuing operations to underlying operating profit from continuing operations is set out below:

	Year ended December 31,
(£ in millions)	2015	2014	2013
Profit for the financial year from continuing operations	185	267	253
Tax	65	76	86

Profit before tax	250	343	339
Share of post-tax profits of associates and joint	(13)	(10)	(9)
Retirement benefit obligations net interest cost	12	16	16
Interest expense	50	60	77
Interest income	(8)	(7)	(6)
Exceptional items	95	20	6
Amortisation of certain acquired intangibles	5	1	2
Fair value changes on certain operating derivatives	13	(5)	24

Underlying operating profit from continuing operations	404	418	449

Based on the above definition, the reconciliation of profit for the financial year from continuing operations to underlying profit before tax from continuing operations, along with underlying earnings per share from continuing operations are set out below:

	Year ended December 31,
(£ in millions)	2015	2014	2013
Profit for the financial year from continuing operations	185	267	253
Tax	65	76	86

Profit before tax	250	343	339
Exceptional items	95	20	6
Amortisation of certain acquired intangibles	5	1	2
Fair value changes on certain operating derivatives	13	(5)	24
Fair value changes on financing derivatives	(1)	1	1

Underlying profit before tax from continuing operations	362	360	372
Tax on underlying profit from continuing operations	(82)	(86)	(93)

Underlying profit after tax from continuing operations	280	274	279

Weighted average number of shares in issue (millions)	702.9	737.1	791.3

Underlying earnings per share from continuing operations (pence)	39.1	37.2	35.3

Free cash flow measures how well Rexam turns profit into cash through management of working capital and a disciplined approach to capital expenditure. A high level of cash generation is key to supporting its dividend policy. Based on the above definition, the reconciliation of cash generated from operations to free cash flow from continuing operations is set out below:

	Year ended December 31,
(£ in millions)	2015	2014	2013
Cash generated from operations	433	476	564
Interest paid	(56)	(52)	(78)
Tax paid	(60)	(63)	(77)

Net cash flows from operating activities	317	361	409
Capital expenditures	(243)	(211)	(232)
Proceeds from sale of property, plant and equipment	1	7	1
Transactions with joint ventures	(2)	7	—
Dividends received from associates and joint ventures	9	—	—
Interest received	8	8	7
Ball transaction costs	25	—	—
Less: free cash outflow/(inflow) from discontinued operations	—	31	(5)

Free cash flow from continuing operations	115	203	180

Contractual obligations

Cash payments required for long-term debt, interest payments on long-term debt, purchase obligations, and payments under non-cancellable operating leases in effect at December 31, 2015, are summarized, on an undiscounted basis, in the following table:

	Payments due by period(1)
(£ in millions)	Total	Less than 1 year	1–3 years	3–5 years	More than 5 years
Long-term debt	1,383	310	8	9	1,056
Interest payments on long term debt	1,422	58	86	78	1,200
Purchase obligations(2)	2,303	779	1,514	10	—
Operating leases	87	19	17	15	36
Total payments on contractual obligations	5,195	1,166	1,625	112	2,292

(1)
Amounts reported in local currencies have been translated at year-end 2015 exchange rates.

(2)
Rexam's purchase obligations include contracted amounts for interest rate swaps, cross currency swaps, forward foreign exchange contracts and aluminum, diesel and gas commodity contracts and customer advance payments. Depending on the circumstances, early termination of the contracts may or may not result in penalties and, therefore, actual payments could vary significantly.

The table above does not include retirement benefit obligations of £515 million as at December 31, 2015 (excludes pension assets of £101 million). Rexam sponsors various defined benefit pension plans, the largest being the funded plans in the U.K. and the U.S. There are also unfunded defined benefit plans in the U.S., Sweden and Germany and a funded defined benefit plan in Ireland. On an accounting basis, the funded plan in the U.K. was 105 percent funded as of December 31, 2015. The U.S. defined benefit plan was 78 percent funded. Rexam also operates unfunded plans in the U.S., Sweden and Germany and a funded plan in Ireland. Their legal status and control varies depending on the conditions and practices in the countries concerned. At December 31, 2015, the net liability of all these plans on an accounting basis was £95 million. There is a risk that changes in discount rates, price inflation, asset returns or mortality assumptions could lead to a material deficit. Given the long term time horizon of the pension plan cash flows, the assumptions used are uncertain. The assumptions can also be volatile from year to year due to changes in investment market conditions. A higher pension deficit could directly impact Rexam's equity valuation, credit rating and may lead to additional funding requirements in future years. Any deficit relative to the actuarial liability for funding purposes, which may differ from the funding position on an accounting basis, will generally be financed over a period that ensures the contributions are reasonably affordable to Rexam and in line with local regulations. Contingent contribution payment commitments from the escrow account may also become more likely.

Rexam records a tax charge or credit in the profit and loss account calculated at the tax rates prevailing in the year for U.K. corporation tax and foreign taxes. Judgment is required in determining the provision for income taxes. There are many transactions and calculations whose ultimate tax treatment is uncertain. The table above also does not include current tax liabilities of £16 million, non-current tax liabilities of £52 million and deferred tax liabilities of £60 million as at December 31, 2015.

Contingencies

In an international group a variety of claims arise from time to time; some have little or no foundation in law or in fact and others cannot be quantified. The claims include litigation against members of the Rexam Group, investigations by regulatory and fiscal authorities and obligations arising under environmental legislation. Provision has been made in Rexam's consolidated financial statements against those claims which the Rexam Board considers are likely to result in significant liabilities. There are no contingent liabilities as at December 31, 2015 or December 31, 2014 that require disclosure.

Quantitative and qualitative disclosures about market risk

Rexam bases its financial risk management on sound economic objectives and good corporate practice. Rexam treasury operations are carried out under policies and parameters approved by the Rexam Board.

Currency risk

Currency risks arise from the multi-currency cash flows within Rexam. These risks arise from exchange rate fluctuations relating to the translation of balance sheet items of foreign subsidiaries (translation risk) and from currency flows from sales and purchases (transaction risk). Although Rexam does not directly hedge translation risk it does mitigate the impact by borrowing a proportion of debt, either directly or through the use of cross currency swaps and forward foreign exchange contracts, in currencies which match or are correlated to the currencies of the overseas businesses. This approach also provides some protection against the foreign exchange translation of overseas earnings as it matches the currency of earnings to the currency of the interest expense. These amounts are included in Rexam's consolidated financial statements by translation into sterling at the balance sheet date and, where hedge accounted, offset in equity against the translation movement in net assets. Some cross-currency swaps used to manage Rexam's currency exposures, whilst economically effective, are ineligible for hedge accounting treatment.

The policy regarding transaction risk is to hedge the reported net transaction exposure in full less an allowance for variability in forecasting. This is generally achieved through the use of forward foreign exchange contracts with amounts hedged being based on the reporting from individual Rexam businesses. None of the foreign exchange derivative instruments at December 31, 2015 related to derivative trading activity, although some fair value gains and losses were taken to the consolidated income statement because IAS39 hedge accounting treatment was not applied. Foreign exchange derivative instruments are used for hedging general business exposures in foreign currencies such as the purchase and sale of goods, capital expenditure and dividend flows.

Transactional foreign exchange risks are hedged by Rexam treasury unless it is a legal requirement in the country where the foreign exchange risk arises that hedging is carried out locally. In the latter case, hedging is carried out by the individual responsible for treasury within the local business, but still operating within the overall Rexam policy on foreign exchange management.

The currency denomination of borrowings at December 31, 2015 was 56 percent in U.S. dollars and 44 percent in euros, at December 31, 2014 was 58 percent in U.S. dollars and 42 percent in euros, and at December 31, 2013 was 68 percent in U.S. dollars and 32 percent in euros.

Interest rate risk

Changes in interest rates on interest bearing receivables and floating rate debt in different currencies create interest rate risk. The objective of Rexam's interest rate risk management is to manage its exposure to the impact of changes in interest rates in the currencies in which debt is borrowed. Company policy is normally to keep between 35 percent and 85 percent of interest on borrowings at fixed rates although approval may be sought for higher percentages of fixed rate debt. Interest rate risk is managed through the issue of fixed rate debt and through the use of interest rate derivatives that are used to manage the overall fixed to floating mix of debt, which was 71 percent fixed and 29 percent floating at December 31, 2015, 90 percent fixed and 10 percent floating at December 31, 2014, and 89 percent fixed and 11 percent floating at December 31, 2013. Rexam treasury operates within a broad framework in respect of the mix of fixed and floating rate debt, as the optimum blend will vary depending on the mix of currencies and Rexam's view of the debt markets at any point in time.

Cash at bank earns interest at floating rates based on bank deposit rates in the relevant currency. Short term deposits are usually made for periods varying between one day and three months depending on the immediate cash requirements of Rexam and earn interest at the respective short term deposit rates. Other floating rate financial instruments are at the appropriate LIBOR interest rates as adjusted by variable margins. Interest on floating rate financial instruments is repriced at intervals of less than one year. Interest on fixed rate financial instruments is fixed until maturity of the instrument.

Some interest rate swaps used to manage Rexam's fixed to floating debt mix, whilst economically effective, are ineligible for hedge accounting treatment. Fair value gains and losses on these hedges are recognized in the consolidated income statement.

Commodity risk

Changes in the market price of commodities used by Rexam create commodity risk. Rexam policy is to manage these risks through both its supply chain management and through use of financial derivatives. Where financial derivatives are used, Rexam uses mainly over the counter instruments transacted with banks, which are themselves priced through a recognized commodity exchange, such as the London Metal Exchange. Rexam manages the purchase of certain raw materials, including aluminum, gas and diesel through physical supply contracts which, in the main, relate directly to commodity price indices. With regard to aluminum, which represents Rexam's largest commodity exposure, the policy is to eliminate as far as possible any market price variability through hedging in tandem with contractual commitments to customers. Where Rexam assumes the aluminum price risk on customer contracts, it has defined a risk appetite with a predetermined aggregate consolidated income statement limit arising from any related aluminum hedging activities. Its position against this limit is monitored and reported on a monthly basis. For other commodities, the policy is to follow an incremental hedge approach over a period of up to three years in order to manage the price year on year and limit uncertainty. None of the commodity derivative financial instruments at December 31, 2015, December 31, 2014 or December 31, 2013 related to derivative trading activity, although fair value gains and losses were taken to the consolidated income statement because hedge accounting was not applied or hedges were ineffective. The commodity hedges mainly relate to contracted and expected future purchases of aluminum, but also include gas and diesel.

Information relating to the Divestment Business

In order to obtain final regulatory clearance for the Acquisition, Ball has committed to divest certain of the Rexam Group's metal beverage container and end facilities, together with the functions required to maintain and support these facilities and market their production output. For further information on the Divestment Business, please see Part X ("Information on the Divestment Business"). For an illustration of the effect of the Acquisition and the impact of the sale of the Divestment Business on the Combined Group, please see Part XIX ("Unaudited Pro Forma Financial Information of the Combined Group").

As shown in the notes to the Pro Forma Financial Information, on a pro forma U.S. GAAP basis, the Rexam Group assets to be divested generated sales of $1,306.5 million for the year ended December 31, 2015, representing 22 percent of the Rexam Group sales for that year. Earnings before interest and taxes and net earnings for the Rexam Group assets to be divested were $82.2 million, and $52.9 million, respectively, representing 18 percent and 17 percent of the Rexam Group earnings before interest and taxes and net earnings for the year ended December 31, 2015. The pro forma total assets and total liabilities of the Rexam Group assets to be divested as at December 31, 2015 were $905.2 million and $40.4 million, respectively, representing 12 percent and 1 percent of the Rexam Group's pro forma U.S. GAAP total assets and total liabilities.

 PART XVIII
REXAM FINANCIAL INFORMATION

The following documents which Rexam has filed with the FCA, and are available as described in Part VI ("Documents Incorporated by Reference"), contain information about Rexam which is relevant to the Acquisition:

•
Rexam's Annual Report 2015;

•
Rexam's Annual Report 2014; and

•
Rexam's Annual Report 2013.

The tables below set out the sections of the above documents that are incorporated by reference into, and form part of, this Prospectus so as to provide certain information required pursuant to the Prospectus Rules and only the parts of the documents identified in the tables below are incorporated into, and form part of, this Prospectus. The parts of these documents which are not incorporated by reference are either not relevant for investors or are covered elsewhere in this Prospectus. To the extent that any part of any information referred to below itself contains information which is incorporated by reference, such information shall not form part of this Prospectus.

For the financial year ended December 31, 2015

Information incorporated by reference into this Prospectus	Reference document	Page number(s) in reference document
Independent Auditor's report to the members of Rexam PLC	Rexam's Annual Report 2015	77–82
Consolidated income statement for the year ended December 31, 2015	Rexam's Annual Report 2015	83
Consolidated statement of comprehensive income for the year ended December 31, 2015	Rexam's Annual Report 2015	84
Consolidated balance sheet as at December 31, 2015	Rexam's Annual Report 2015	85
Consolidated cash flow statement for the year ended December 31, 2015	Rexam's Annual Report 2015	86
Consolidated statement of changes in equity for the year ended December 31, 2015	Rexam's Annual Report 2015	87–88
Notes to the consolidated financial statements for the year ended December 31, 2015	Rexam's Annual Report 2015	89–131

For the financial year ended December 31, 2014

Information incorporated by reference into this Prospectus	Reference document	Page number(s) in reference document
Independent Auditor's report to the members of Rexam PLC	Rexam's Annual Report 2014	88–92
Consolidated income statement for the year ended December 31, 2014	Rexam's Annual Report 2014	93
Consolidated statement of comprehensive income for the year ended December 31, 2014	Rexam's Annual Report 2014	94
Consolidated balance sheet as at December 31, 2014	Rexam's Annual Report 2014	95
Consolidated cash flow statement for the year ended December 31, 2014	Rexam's Annual Report 2014	96
Consolidated statement of changes in equity for the year ended December 31, 2014	Rexam's Annual Report 2014	97–98
Notes to the consolidated financial statements for the year ended December 31, 2014	Rexam's Annual Report 2014	99–142

For the financial year ended December 31, 2013

Information incorporated by reference into this Prospectus	Reference document	Page number(s) in reference document
Independent Auditor's report to the members of Rexam PLC	Rexam's Annual Report 2013	84–86
Consolidated income statement for the year ended December 31, 2013	Rexam's Annual Report 2013	87
Consolidated statement of comprehensive income for the year ended December 31, 2013	Rexam's Annual Report 2013	88
Consolidated balance sheet as at December 31, 2013	Rexam's Annual Report 2013	89
Consolidated cash flow statement for the year ended December 31, 2013	Rexam's Annual Report 2013	90
Consolidated statement of changes in equity for the year ended December 31, 2013	Rexam's Annual Report 2013	91
Notes to the consolidated financial statements for the year ended December 31, 2013	Rexam's Annual Report 2013	92–133

 PART XIX
UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE COMBINED GROUP

Unaudited pro forma financial information

The unaudited pro forma balance sheet and statement of earnings (the "Pro Forma Financial Information") of the Combined Group set out below has been prepared on the basis set out in the notes below to illustrate the impact of the Acquisition, the related financing, the disposal of the Divestment Business and the acquisition of the noncontrolling interest in Latapack-Ball (together the "Transactions"), on the balance sheet of Ball as if these events had taken place as of December 31, 2015 and statement of earnings of Ball as if the events had taken place on January 1, 2015. No adjustment has been made to take account of trading results or financial performance of either Ball or Rexam since December 31, 2015.

The Pro Forma Financial Information has been prepared for illustrative purposes only and, by its nature addresses a hypothetical situation and, therefore, does not represent the Combined Group's actual financial position or results.

The financial information contained in this Part XIX ("Unaudited Pro Forma Financial Information of the Combined Group") has been prepared using the Ball accounting policies from their Annual Report on Form 10-K as of and for the year ended December 31, 2015.

In addition to the matters noted above, the Pro Forma Financial Information does not reflect the effect of any anticipated synergies associated with the Acquisition.

The Pro Forma Financial Information should be read in conjunction with:

•
Ball's audited consolidated financial statements for the years ended December 31, 2015 and 2014, and unaudited condensed consolidated financial statements for the three months ended March 31, 2016 and the related notes contained in Part XV ("Ball Financial Information"), as well as Part XIV ("Ball Operating and Financial Review"); and

•
Rexam's audited consolidated financial statements as of and for the year ended December 31, 2015 and the related notes, as incorporated by reference in Part XVIII ("Rexam Financial Information"), as well as Part XVII ("Rexam Operating and Financial Review").

Rexam's historical consolidated financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS"), as adopted by the European Union (EU), which differ in certain respects from the accounting principles generally accepted in the United States of America ("U.S. GAAP") as utilized by Ball. Adjustments were made to Rexam's financial statements to convert them from IFRS to U.S. GAAP as well as reclassifications to conform Rexam's historical accounting presentation to Ball's accounting presentation. Adjustments were also made to translate Rexam's financial statements from British Pounds to U.S. dollars based on applicable historical exchange rates, which may differ from future exchange rates. The Pro Forma Financial Information also includes adjustments to reflect the existing financing structures to be utilized to fund the Acquisition. These adjustments reflect Ball's best estimates based upon the information available to date and are preliminary and subject to change once more detailed information is obtained.

The Acquisition will be accounted for as a business combination using the acquisition method of accounting in conformity with U.S. GAAP. Under this method, assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value. The actual fair values will be determined upon the consummation of the transaction and may vary from these preliminary estimates.

The pro forma adjustments are based upon the best available information and certain assumptions that Ball believes to be reasonable. Further, these adjustments could materially change as both the determination of the purchase price and the allocation of the purchase price for Rexam have not been finalized. Accordingly, there can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation reflected in the Pro Forma Financial Information.

Ball Corporation

Unaudited Pro Forma Combined Statement of Earnings

For the Year ended December 31, 2015

			Pro Forma adjustments
($ in millions, except per share amounts)	Ball Historical		Rexam (U.S. GAAP)	2	Financing		Acquisition		Latapack-Ball Acquisition		Divestiture	7	Total Pro Forma Combined
Net sales	$7,997.0		$5,999.8		$—		$—		$—		$(3,032.3)		$10,964.5

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(6,460.3)		(4,772.4)		—		(50.6)	5(a)(iii)	—		2,444.1		(8,839.2)
Depreciation and amortization	(285.5)		(213.1)		—		(151.6)	5(a)(iii)	—		106.0		(544.2)
Selling, general and administrative	(451.3)		(420.4)		—		(32.7)	5(a)(ii)	—		194.6		(709.8)
Business consolidation and other activities	(194.7)	3	(145.2)	3	(122.7)	3(a)	—		—		766.4		303.8

	(7,391.8)		(5,551.1)		(122.7)		(234.9)		—		3,511.1		(9,789.4)

Earnings before interest and taxes	605.2		448.7		(122.7)		(234.9)		—		478.8		1,175.1
Interest expense	(143.2)		(76.4)		(71.0)	4(b)	—		—		—		(290.6)
Debt refinancing and other costs	(116.5)	3	—		4.3	3(a), 4	—		—		—		(112.2)

Total interest expense	(259.7)		(76.4)		(66.7)		—		—		—		(402.8)

Earnings before taxes	345.5		372.3		(189.4)		(234.9)		—		478.8		772.3
Tax (provision) benefit	(47.0)		(78.4)		10.0	1, 4(c)	47.6	1	—		(55.8)		(123.6)
Equity in results of affiliates, net of tax	4.4		19.9		—		—		—		—		24.3

Net earnings	302.9		313.8		(179.4)		(187.3)		—		423.0		673.0
Less net earnings attributable to noncontrolling interests	(22.0)		(4.6)		—		—		21.7	6	—		(4.9)

Net earnings attributable to Ball Corporation	$280.9		$309.2		$(179.4)		$(187.3)		$21.7		$423.0		$668.1

Earnings per share:
Basic—continuing operations	$2.05												$3.81
Diluted—continuing operations	$1.99												$3.73
Weighted average shares outstanding (000s):
Basic	137,300						32,223	5(a)	5,730	6			175,253
Diluted	140,984						32,223	5(a)	5,730	6			178,937

See Notes to Pro Forma Financial Information

Ball Corporation
Unaudited Pro Forma Combined Balance Sheet

		Pro Forma adjustments
($ in millions)	Ball Historical	Rexam (U.S. GAAP)	2	Financing			Acquisition			Divestiture	7	Total Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$224.0	$349.2		$2,199.9	4	(a)	$(4,270.7)	5	(a)(ii)	$2,330.0		$832.4
Receivables, net	885.4	636.6		—			—			(163.1)		1,358.9
Inventories, net	898.4	792.7		—			(56.9)	5	(a)(iii)	(179.9)		1,454.3
Assets held for sale	3.2	—		—			1,484.5	5	(a)(iv)	(1,484.5)		3.2
Deferred taxes and other current assets	173.0	190.8		(198.7)	4	(a)(vi)	—			(18.2)		146.9

Total current assets	2,184.0	1,969.3		2,001.2			(2,843.1)			484.3		3,795.7
Noncurrent assets
Property, plant and equipment, net	2,685.9	2,081.2		—			201.7	5	(a)(iii)	(640.3)		4,328.5
Goodwill	2,176.5	1,974.9		40.1	4	(a)(ii)	1,748.8	5	(a)	(698.5)		5,241.8
Restricted cash	2,154.4	—		(2,154.4)	4	(a)	—	5	(a)(iii)	—		—
Intangible assets, net	195.0	184.8		—			1,755.7	5	(a)(iii)	—		2,135.5
Other assets, net	381.2	1,156.5		47.5	4	(a)(vii)	—			(26.8)		1,558.4

Total assets	$9,777.0	$7,366.7		$(65.6)			$863.1			$(881.3)		$17,059.9

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$77.3	$554.1		$(554.1)	4	(a)	$—			$(23.8)		$53.5
Accounts payable	1,500.8	960.8		—			—			(260.2)		2,201.4
Accrued employee costs	229.4	100.2		—			—			(34.8)		294.8
Liabilities held for sale	—	—		—			40.4	5	(a)(iv)	(40.4)		—
Other current liabilities	334.1	371.5		(84.8)	4	(a)(viii)	215.3	5	(a)(v)	(267.6)		568.5

Total current liabilities	2,141.6	1,986.6		(638.9)			255.7			(626.8)		3,118.2
Noncurrent liabilities
Long-term debt	5,054.2	1,632.7		951.2	4	(a)	76.3	5	(a)(iii)	(740.6)		6,973.8
Employee benefit obligations	1,147.2	758.9		—			—			(118.9)		1,787.2
Deferred taxes and other liabilities	172.7	595.3		(281.5)	4	(a)(iv)	391.4	5	(a)(v)	(43.1)		834.8

Total liabilities	8,515.7	4,973.5		30.8			723.4			(1,529.4)		12,714.0

Shareholders' equity
Common stock	961.7	1,461.8		—			(1,461.8)	5	(b)	—		961.7
Capital redemption reserve	—	1,364.6		—			(1,364.6)	5	(b)	—		—
Retained earnings	4,557.5	(123.3)		(96.4)	5	(b)	123.3	5	(b)	607.8		5,068.9
Accumulated other comprehensive earnings (loss)	(639.9)	(403.8)		—			403.8	5	(b)	40.3		(599.6)
Treasury stock	(3,628.0)	—		—			2,439.0	5	(b)	—		(1,189.0)

Total Ball Corporation shareholders' equity	1,251.3	2,299.3		(96.4)			139.7			648.1		4,242.0
Noncontrolling interests	10.0	93.9		—			—			—		103.9

Total shareholders' equity	1,261.3	2,393.2		(96.4)			139.7			648.1		4,345.9

Total liabilities and shareholders' equity	$9,777.0	$7,366.7		$(65.6)			$863.1			$(881.3)		$17,059.9

See Notes to Pro Forma Financial Information

Ball Corporation

Notes to the Pro Forma Financial Information

Note 1. Basis of presentation

The Pro Forma Financial Information is based on the historical consolidated financial statements of Ball and the historical consolidated financial statements of Rexam, and has been prepared to reflect the Transactions. The Pro Forma Financial Information is presented for illustrative purposes only and does not necessarily reflect the results of operations or the financial position of Ball that actually would have resulted had the Transactions occurred at the dates indicated, or project the results of operations or financial position of Ball for any future dates or periods. The unaudited pro forma combined statement of earnings giving effect to the Transactions for the twelve months ended December 31, 2015 (the "pro forma statement of earnings") assume the Transactions were completed on January 1, 2015. The unaudited pro forma combined balance sheet giving effect to the Transactions as of December 31, 2015 (the "pro forma balance sheet") is based on the assumption that the Transactions occurred on that day.

Pro forma adjustments reflected in the pro forma balance sheet are based on items that are factually supportable and directly attributable to the Transactions. Pro forma adjustments reflected in the pro forma statement of earnings are based on items that are factually supportable, which are directly attributable to the Transactions, and which are expected to have a continuing impact on Ball's results of operations. Additionally, any nonrecurring items directly attributable to the Transactions are included in the Pro Forma Financial Information. Additionally, any nonrecurring items that were already included in Ball's or Rexam's historical consolidated financial statements have not been eliminated. The Pro Forma Financial Information does not reflect the cost of any integration activities or benefits from the Acquisition including potential synergies that may be generated in future periods.

Rexam's historical consolidated financial statements ("Rexam's financial statements") were prepared in accordance with IFRS, which differs in certain respects from U.S. GAAP. Adjustments were made to Rexam's financial statements to convert them from IFRS to U.S. GAAP and to Ball's existing accounting policies after evaluating potential areas of differences. In addition, reclassifications have been made to align Rexam's financial statement presentation to Ball's financial statement presentation.

Ball has used the following historical exchange rates to translate Rexam's financial statements and calculate certain adjustments to the pro forma financial statements from British Pounds to U.S. dollars:

Average daily closing exchange rate for the year ended December 31, 2015:	US$1.5286/£1
Closing exchange rate as of December 31, 2015:	US$1.4736/£1

These exchange rates may differ from future exchange rates which would have an impact on the Pro Forma Financial Information, and would also impact purchase accounting upon consummation of the Acquisition. As an example, utilizing the daily closing exchange rate at April 27, 2016 of US$1.4543/£1 would decrease the translated amounts of Net earnings attributable to the parent company for the year ended December 31, 2015, as well as decrease total assets as of December 31, 2015, presented in Note 2, by approximately $15 million and $97 million, respectively.

Unless indicated otherwise in the notes to the Pro Forma Financial Information, Ball has applied applicable enacted statutory tax rates in the United Kingdom for the respective dates and periods. Ball has used a tax rate of 20.0 percent to calculate the financing, acquisition and divestment business-related adjustments to the pro forma balance sheet with the exception of those adjustments impacting retained earnings and current income tax liability. The tax impact of the financing, acquisition and divestment business-related adjustments to retained earnings and current income tax liability and to the pro forma statement of earnings were calculated using a tax rate of 20.25 percent. These rates may be subject to change and may not be reflective of Ball's effective tax rate for future periods after consummation of the Acquisition.

Ball Corporation

Notes to the Pro Forma Financial Information (Continued)

Note 2. Adjustments to Rexam's financial statements

Unaudited adjusted Rexam statement of earnings
Year ended December 31, 2015

		Reclassifications and IFRS to U.S. GAAP Adjustments (in GBP)
(in millions)	Rexam Historical IFRS (in GBP)	Reclassifications 2(a)	Pensions 2(b)	Goodwill 2(c)	Start-up Costs 2(d)	Uncertain Tax Positions 2(e)	Deferred Taxes 2(f)	Rexam U.S. GAAP (in GBP)	Rexam U.S. GAAP (in USD)
Net sales	£3,925	£—	£—	£—	£—	£—	£—	£3,925.0	$5,999.8

Costs and expenses
Cost of sales (excluding depreciation and amortization)		(3,114.0)	—	—	(8.1)	—	—	(3,122.1)	(4,772.4)
Depreciation and amortization		(138.0)	—	(3.2)	1.8	—	—	(139.4)	(213.1)
Selling, general and administrative		(279.0)	4.0	—	—	—	—	(275.0)	(420.4)
Business consolidation and other activities		(95.0)	—	—	—	—	—	(95.0)	(145.2)
Operating expenses	(3,634)	3,634.0	—	—	—	—	—	—	—
Operating profit	291	(291.0)	—	—	—	—	—	—	—
Share in post tax profits of associates and joint ventures	13	(13.0)	—	—	—	—	—	—	—
Retirement benefit obligations net interest cost	(12)	12.0	—	—	—	—	—	—	—

		(3,626.0)	4.0	(3.2)	(6.3)	—	—	(3,631.5)	(5,551.1)

Earnings before interest and taxes		299.0	4.0	(3.2)	(6.3)	—	—	293.5	448.7
Interest expense	(50)	—	—	—	—	—	—	(50.0)	(76.4)
Interest income	8	(8.0)	—	—	—	—	—	—	—
Debt refinancing and other costs		(12.0)	12.0	—	—	—	—	—	—

Total interest expense		(62.0)	12.0	—	—	—	—	(50.0)	(76.4)

Earnings before taxes		237.0	16.0	(3.2)	(6.3)	—	—	243.5	372.3
Profit before tax	250	(250.0)	—	—	—	—	—	—	—
Tax	(65)	65.0	—	—	—	—	—	—	—
Tax (provision) benefit		(65.0)	(5.0)	1.1	0.9	4.0	12.7	(51.3)	(78.4)
Equity in results of affiliates, net of tax		13.0	—	—	—	—	—	13.0	19.9

Net earnings from continuing operations		185.0	11.0	(2.1)	(5.4)	4.0	12.7	205.2	313.8
Profit for the year from continuing operations	185	(185.0)	—	—	—	—	—	—	—
Less net earnings attributable to noncontrolling interests		(3.0)	—	—	—	—	—	(3.0)	(4.6)
Noncontrolling interests	(3)	3.0	—	—	—	—	—	—	—

Net earnings attributable to parent company	£182	£182.0	£11.0	£(2.1)	£(5.4)	£4.0	£12.7	£202.2	$309.2

Ball Corporation

Notes to the Pro Forma Financial Information (Continued)

Note 2. Adjustments to Rexam's financial statements (Continued)

Unaudited adjusted Rexam balance sheet
As of December 31, 2015

		Reclassifications and IFRS to U.S. GAAP adjustments (in GBP)
						Deferred Taxes
	Rexam Historical IFRS (in GBP)	Reclassifications 2(a)	Goodwill 2(c)	Start-up Costs 2(d)	Uncertain Tax Positions 2(e)			Rexam U.S. GAAP (in GBP)	Rexam U.S. GAAP (in USD)
(in millions)						2(f)	2(g)
Assets
Current assets
Cash and cash equivalents	£237	£—	£—	£—	£—	£—	£—	£237.0	$349.2
Receivables, net		432.0	—	—	—	—	—	432.0	636.6
Trade and other receivables	500	(500.0)	—	—	—	—	—	—	—
Inventories, net	538	—	—	—	—	—	—	538.0	792.7
Insurance backed assets	2	(2.0)	—	—	—	—	—	—	—
Derivative financial instruments	37	(37.0)	—	—	—	—	—	—	—
Deferred taxes and other current assets		107.0	—	—	—	3.0	19.4	129.4	190.8

Total current assets	1,314	—	—	—	—	3.0	19.4	1,336.4	1,969.3
Noncurrent assets
Property, plant and equipment, net	1,436	—	—	(23.7)	—	—	—	1,412.3	2,081.2
Goodwill	1,235	—	109.8	—	(4.6)	—	—	1,340.2	1,974.9
Other intangible assets	99	(99.0)	—	—	—	—	—	—	—
Investments in associates and joint ventures	88	(88.0)	—	—	—	—	—	—	—
Pension assets	101	(101.0)	—	—	—	—	—	—	—
Insurance backed assets	23	(23.0)	—	—	—	—	—	—	—
Deferred tax assets	243	(243.0)	—	—	—	—	—	—	—
Trade and other receivables	192	(192.0)	—	—	—	—	—	—	—
Derivative financial instruments	122	(122.0)	—	—	—	—	—	—	—
Intangible assets, net		99.0	26.4	—	—	—	—	125.4	184.8
Other assets, net		769.0	—	4.0	—	23.5	(11.7)	784.8	1,156.5

Total assets	£4,853	£—	£136.2	£(19.7)	£(4.6)	£26.5	£7.7	£4,999.1	$7,366.7

Ball Corporation

Notes to the Pro Forma Financial Information (Continued)

Note 2. Adjustments to Rexam's financial statements (Continued)

		Reclassifications and IFRS to U.S. GAAP adjustments (in GBP)
						Deferred Taxes
	Rexam Historical IFRS (in GBP)	Reclassifications 2(a)	Goodwill 2(c)	Start-up Costs 2(d)	Uncertain Tax Positions 2(e)			Rexam U.S. GAAP (in GBP)	Rexam U.S. GAAP (in USD)
(in millions)						2(f)	2(g)
Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	£—	£376.0	£—	£—	£—	£—	£—	£376.0	$554.1
Borrowings	376	(376.0)	—	—	—	—	—	—	—
Accounts payable		652.0	—	—	—	—	—	652.0	960.8
Trade and other payables	865	(865.0)	—	—	—	—	—	—	—
Accrued employee costs		68.0	—	—	—	—	—	68.0	100.2
Derivative financial instruments	55	(55.0)	—	—	—	—	—	—	—
Current tax	16	(16.0)	—	—	—	—	—	—	—
Provisions	35	(35.0)	—	—	—	—	—	—	—
Other current liabilities		251.0	1.1	—	—	—	—	252.1	371.5

Total current liabilities	1,347	—	1.1	—	—	—	—	1,348.1	1,986.6
Noncurrent liabilities
Long-term debt		1,108.0	—	—	—	—	—	1,108.0	1,632.7
Borrowings	1,108	(1,108.0)	—	—	—	—	—	—	—
Employee benefit obligations		515.0	—	—	—	—	—	515.0	758.9
Retirement benefit obligations	515	(515.0)	—	—	—	—	—	—	—
Derivative financial instruments	191	(191.0)	—	—	—	—	—	—	—
Deferred tax liabilities	60	(60.0)	—	—	—	—	—	—	—
Noncurrent tax	52	(52.0)	—	—	—	—	—	—	—
Other payables	48	(48.0)	—	—	—	—	—	—	—
Provisions	66	(66.0)	—	—	—	—	—	—	—
Deferred taxes and other liabilities		417.0	7.9	(2.1)	(18.4)	(8.1)	7.7	404.0	595.3

Total liabilities	3,387	—	9.0	(2.1)	(18.4)	(8.1)	7.7	3,375.1	4,973.5

Net Assets	1,466	(1,466.0)	—	—	—	—	—	—	—
Shareholders' equity
Common stock		992.0	—	—	—	—	—	992.0	1,461.8
Ordinary share capital	567	(567.0)	—	—	—	—	—	—	—
Share premium account	425	(425.0)	—	—	—	—	—	—	—
Capital redemption reserve	926	—	—	—	—	—	—	926.0	1,364.6
Retained earnings		(237.0)	119.3	(19.3)	22.0	31.3	—	(83.7)	(123.3)
Retained loss	(237)	237.0	—	—	—	—	—	—	—
Accumulated other comprehensive earnings (loss)		(276.0)	7.9	1.7	(10.9)	3.3	—	(274.0)	(403.8)
Other reserves	(276)	276.0	—	—	—	—	—	—	—
Treasury stock		—	—	—	—	—	—	—	—

Total Rexam shareholders' equity	1,405	—	127.2	(17.6)	11.1	34.6	—	1,560.3	2,299.3
Noncontrolling interests	61	—	—	—	2.7	—	—	63.7	93.9

Total shareholders' equity	1,466	—	127.2	(17.6)	13.8	34.6	—	1,624.0	2,393.2

Total liabilities and shareholders' equity	£4,853	£—	£136.2	£(19.7)	£(4.6)	£26.5	£7.7	£4,999.1	$7,366.7

Ball Corporation

Notes to the Pro Forma Financial Information (Continued)

Note 2. Adjustments to Rexam's financial statements (Continued)

Rexam's historical IFRS for the year ended December 31, 2015 has been extracted without material adjustment, from Rexam's published financial information for the year ended December 31, 2015, which is incorporated by reference in Part XVIII ("Rexam Financial Information") of this Prospectus.

The financial information above illustrates the impact of adjustments made to Rexam's financial statements presented in accordance with IFRS, in order to present them on a basis consistent with Ball's accounting presentation and policies under U.S. GAAP. These adjustments reflect Ball's best estimates based upon the information currently available to Ball, and could be subject to change once more detailed information is obtained.

(a)
The classification of certain items presented by Rexam under IFRS has been modified in order to align with the presentation used by Ball under U.S. GAAP.

  Modifications to the statement of earnings presentation include:

    •
    presentation of costs on a functional basis (cost of sales and selling, general and administrative expenses), rather than a single line item for operating expenses; and

    •
    presentation of depreciation and amortization expenses on the face of the statement of earnings.

  Modifications to the balance sheet presentation include:

    •
    pension assets, derivative financial instrument assets, insurance backed assets and investments in associates and joint ventures which are included in other assets;

    •
    derivative financial instrument liabilities, provisions and current income taxes payable which are included in other current liabilities; and

    •
    presentation of accrued employee costs on the face of the balance sheet.

(b)
Under U.S. GAAP the expected return on plan assets, a component of net periodic benefit cost, is recognized by Ball within cost of sales and selling, general and administrative expenses, and is determined by applying the expected rate of return assumption to a market related value of plan assets. The difference between the expected and actual return on plan assets is a component of actuarial gains and losses which is recognized in accumulated other comprehensive income with subsequent amortization in the statement of earnings. Prior service credits and settlements arising in plans are amortized over the remaining service period of the active participants or over the average life expectancy for plans with significant inactive participants in the statement of earnings.

  Under IFRS, net interest cost on defined benefit plans, a component of defined benefit cost, is recognized by Rexam as a separate component of interest expense in the statement of earnings and is calculated by applying the discount rate assumption to the net defined benefit liability. The difference between actual return on plan assets and the component of net interest derived from plan assets is recognized in accumulated other comprehensive earnings as a component of remeasurement gains and losses. IFRS does not permit recognition of remeasurement gains and losses in net earnings in current or future periods. Prior service credits and settlements arising in plans are recognized immediately in the statement of earnings.

  As a result, selling, general and administrative costs in the statement of earnings reflected a reduction of £4.0 million. These comprised a combination of a credit to net periodic benefit cost of £19.0 million, less the reclassification of the previously recognized retirement benefit obligations within net interest cost of £12.0 million, less the impact of a prior service credit and settlement related to an individual plan for the year ended December 31, 2015 of £3.0 million.

  The related tax charge included in the statement of earnings was £5.0 million.

(c)
Upon adoption of IFRS effective January 1, 2004, Rexam was able to carry forward its accounting treatment for business combinations that had previously been applied under accounting principles generally accepted in the United Kingdom ("U.K. GAAP"). Application of U.S. GAAP to acquisitions

Ball Corporation

Notes to the Pro Forma Financial Information (Continued)

Note 2. Adjustments to Rexam's financial statements (Continued)

  made by Rexam prior to January 1, 2004 has resulted in the following adjustments to goodwill, intangible assets and amortization:

    •
    alignment of Rexam's amortization period of 20 years with Ball's amortization period of 40 years, for years through December 31, 2001, when both U.K. GAAP and U.S. GAAP required goodwill to be amortized;

    •
    reversal of goodwill amortization recorded by Rexam for the period from January 1, 2002 through December 31, 2003, since U.S. GAAP discontinued the amortization of goodwill from January 1, 2002 and required annual impairment testing thereafter; and

    •
    recognition of intangible assets separately from goodwill with respect to an acquisition in 2003, since U.S. GAAP required acquired intangible assets to be recognized separately from goodwill from January 1, 2002.

  As a result, additional goodwill of £109.8 million and intangible assets of £26.4 million have been recorded in the balance sheet as of December 31, 2015, with a corresponding charge of £3.2 million recorded in the statement of earnings, related to amortization of the additional intangible assets. The related tax benefit included in the statement of earnings was £1.1 million. Current and noncurrent deferred tax liabilities in the balance sheet as of December 31, 2015 have been increased by £1.1 million and £7.9 million, respectively.

(d)
Under U.S. GAAP, costs associated with a start-up period in relation to a new beverage can or end production facility, as well as beverage can or end lines are expensed as incurred. Under IFRS, Rexam's accounting policy permits certain costs associated with such a start-up period to be included in the cost of property, plant and equipment if the assets are incapable of running at normal levels of operating efficiency without such a period.

  As a result, property, plant, and equipment included in the balance sheet as of December 31, 2015 has been reduced by £23.7 million, with a corresponding charge of £6.3 million recorded in the statement of earnings, reflecting an increase in cost of sales of £8.1 million and a reduction in depreciation of £1.8 million. The related tax benefit of £0.9 million was included in the statement of earnings. Noncurrent deferred tax assets increased by £4.0 million and noncurrent deferred tax liabilities decreased by £2.1 million in the balance sheet at December 31, 2015.

(e)
Under U.S. GAAP, uncertain tax positions ("UTP") are measured using a cumulative probability model, resulting in measurement at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement.

  Under IFRS, the cumulative probability approach is not permitted and instead an expected value or single best estimate of the most likely outcome is used to measure UTPs.

  As a result, a reduction of other noncurrent liabilities of £18.4 million was included in the balance sheet as of December 31, 2015. In addition, a reduction of goodwill of £4.6 million was included with respect to uncertain taxes related to a prior period acquisition. The tax impact included in the statement of earnings with respect to the measurement of uncertain tax positions under U.S. GAAP was a benefit of £4.0 million for the year ended December 31, 2015.

(f)
Under U.S. GAAP, deferred tax assets or liabilities are not recognized for temporary differences on nonmonetary assets or liabilities that are remeasured from local currency to functional currency for book purposes but are reported in local currency for tax purposes. IFRS requires recognition of deferred tax assets or liabilities on such amounts.

  As a result, increases of £3.0 million and £23.5 million, and a decrease of £8.1 million were included in the balance sheet at December 31, 2015 for current deferred tax assets and noncurrent deferred tax assets, and noncurrent deferred tax liabilities, respectively. In addition, a £12.7 million tax benefit was included in the statement of earnings for the reversal of deferred taxes.

Ball Corporation

Notes to the Pro Forma Financial Information (Continued)

Note 2. Adjustments to Rexam's financial statements (Continued)

(g)
U.S. GAAP requires deferred tax assets and liabilities to be classified as current or noncurrent based on the classification of the related assets or liabilities giving rise to the temporary differences, whereas Rexam presents deferred taxes under IFRS as noncurrent. Accordingly, £11.7 million and £7.7 million have been reclassified from noncurrent deferred tax assets and noncurrent deferred tax liabilities, respectively, to current deferred tax assets in the balance sheet at December 31, 2015.

Note 3. Nonrecurring costs

(a)
Nonrecurring costs related to the Transactions

Nonrecurring costs of the Transactions incurred during the year ended December 31, 2015, totaled $209.0 million, and were included within Business consolidation and other activities. This comprises $164.7 million from Ball and $44.3 million from Rexam as follows:

(i)
Ball recorded charges of $102.1 million for professional services and other costs associated with the Acquisition. Ball recognized losses of $41.0 million associated with its collar and option contracts entered into to reduce its exposure to currency exchange rate changes in connection with the British pound denominated cash portion of the Acquisition. In addition, Ball recorded charges of $14.2 million for net foreign currency gains and losses from the revaluation of foreign currency denominated restricted cash held to pay a portion of the cash component of the Acquisition price of Rexam and the revaluation of the euro-denominated debt issuance, and $7.4 million cross-currency swaps in connection with the issuance of $1 billion senior notes due 2020.

(ii)
Transaction related costs of $44.3 million were incurred by Rexam, relating to professional services and other costs associated with the Acquisition.

Further nonrecurring costs of the Transactions incurred by Ball as of December 31, 2015, totaled $55.7 million, and were included within debt refinancing and other costs, comprised of the following items:

Ball recorded nonrecurring charges of $1.7 million for the write-off of unamortized deferred financing costs associated with the refinancing of the revolving credit facility and repayment of the Term C loan. In addition, Ball recorded charges of $22.8 million and $15.9 million, respectively, for the amortization of deferred financing costs associated with the unutilized £1.9 billion unsecured, committed bridge loan and derivative financial instruments entered into to mitigate its exposure to interest rate changes associated with anticipated debt issuances for the cash portion of the Acquisition. In December 2015, Ball issued $1 billion of 4.375 percent senior notes, €400 million of 3.5 percent senior notes, both due in December 2020, and €700 million of 4.375 percent senior notes, due in December 2023. Ball recorded interest expense of $4.6 million associated with these notes. The bond offering resulted in the reduction of the borrowing capacity under the unsecured, committed bridge loan from £3.3 billion to £1.9 billion, resulting in a charge of $10.7 million for the write-off of unamortized deferred financing costs.

In conjunction with a new five-year credit agreement entered into by Ball in March 2016, additional adjustment of $23.1 million to the pro forma statement of earnings includes $10.3 million, $5.8 million and $7 million in debt refinancing and other costs, representing the write-off of the remaining unamortized deferred financing costs and issue discount related to the bridge facility and existing revolving credit facility, the termination fee for the early extinguishment of the bridge facility, and subsequent write off of debt issuance costs for the early repayment of the Term Loans, respectively. Please refer also to Notes 4(a) and 4(b). For purposes of the Pro Forma Financial Information Ball assumes that these expenses are to be incurred and taxable in the US, therefore, the US statutory tax rate of 37.0 percent was used to calculate the tax impact on these adjustments. Please refer also to Note 4(c).

The adjustment to the pro forma statement of earnings represents remaining transaction related costs estimated to be incurred of $122.7 million and has been included in business consolidation and other activities. Transaction costs to be incurred by Ball for advisory, legal, audit, valuation and other professional fees are estimated to be $82.6 million. For purposes of the Pro Forma Financial Information Ball estimates that these transactions costs are to be incurred by Ball and taxable in the US, therefore, the US statutory tax rate of 37.0 percent was used to calculate the tax impact on this adjustment and Ball

Ball Corporation

Notes to the Pro Forma Financial Information (Continued)

Note 3. Nonrecurring costs (Continued)

estimates that a tax benefit can be provided on 50 percent of these transaction costs. Please refer also to Note 4(c). Transaction costs estimated to be incurred by Rexam are $40.1 million. Please refer also to Note 4(a)(ii).

These recorded and adjusted transaction related costs will not have a continuing impact on the Combined Group.

(b)
Nonrecurring costs not related to the Transactions

Nonrecurring costs not related to the Transactions incurred during the year ended December 31, 2015 amounted to $130.9 million, and were included within Business consolidation and other activities. This comprises $30.0 million from Ball and $100.9 million from Rexam as follows:

Ball recorded net charges of $18.8 million related to the planned closure of its Bristol, Virginia metal beverage packaging end-making facility, which will cease production in the second quarter of 2016. Ball recorded net charges of $6.5 million related to business reorganization activities, ongoing costs related to previously closed facilities and other insignificant costs. Ball recorded a charge of $4.7 million for the write down of property held for sale to fair value less costs to sell.

Rexam incurred restructuring costs of $67.3 million related to the reorganization of its European beverage cans business and with respect to the conversion of steel beverage can lines to aluminum. Incentive costs related to retention awards to employees indirectly attributable to the Acquisition totaled $30.6 million. A $1.5 million charge was recorded to reverse a legal provision related to a dispute that originated prior to Rexam's ownership of the business. Transaction costs related to the acquisitions of United Arab Can Manufacturing Limited and Envases del Istmo SA amounted to $1.5 million.

In addition, Ball incurred nonrecurring costs not related to the Transactions of $60.8 million that were included in debt refinancing and other costs. This comprises of the following items:

Ball recorded charges of $55.8 million for the call premiums and write-offs of unamortized deferred financing costs associated with the redemption of its outstanding 6.75 percent senior notes and 5.75 percent senior notes due in September 2020 and May 2021, respectively.

In June 2015, Ball issued $1 billion of 5.25 percent senior notes due in June 2025. Ball used the net proceeds of the offering and other available cash to repay borrowings under its revolving credit facility and reduced the borrowing capacity under the revolving credit facility from $3 billion to $2.25 billion. As a result, Ball recorded charges for the partial extinguishment of the revolving credit facility of $5.0 million, representing the write off of the unamortized deferred financing costs associated with the portion of the revolving credit facility capacity eliminated.

Note 4. Pro forma adjustments related to financing

(a)
Sources of Funding

On February 19, 2015, Ball entered into a £3.3 billion, committed, unsecured bridge loan agreement (the "Bridge Facility"), pursuant to which several lending institutions agreed, subject to limited conditions, to provide the financing necessary to pay the cash portion of the consideration payable to Rexam's shareholders upon consummation of the Acquisition and related fees and expenses. In December 2015, Ball issued $1 billion of 4.375 percent senior notes, €400 million of 3.5 percent senior notes, both due in December 2020, and €700 million of 4.375 percent senior notes, due in December 2023 (collectively, the "Senior Notes"). Pursuant to the terms of the Bridge Facility, Ball deposited the net proceeds of $2.2 billion from the issuance of such notes into escrow accounts, reported as restricted cash by Ball as of December 31, 2015, from which proceeds would be released, subject to certain conditions, to pay a portion of the cash consideration payable to Rexam's shareholder and related fees and expenses, which reduced the commitments under the Bridge Facility to £1.9 billion. In 2015, Ball recorded a net $25.6 million of deferred financing costs associated with these senior notes.

Ball Corporation

Notes to the Pro Forma Financial Information (Continued)

Note 4. Pro forma adjustments related to financing (Continued)

In addition, Ball has entered into a $3.0 billion multicurrency revolving credit facility (the "2018 Revolver"), which was subsequently reduced to $2.25 billion. As of December 31, 2015, Ball has no outstanding borrowings under the 2018 Revolver. In 2015, Ball recorded a net $8.5 million of issue discount and a net $3.6 million of deferred financing costs associated with the 2018 Revolver.

On March 18, 2016, Ball refinanced in full the Bridge Facility with a $1.4 billion Term A Loan facility available to Ball and a €1.1 billion Term A Loan facility available to Bidco (collectively, the "Term Loans"), and refinanced in full the 2018 Revolver with a $1.5 billion multi-currency revolving credit facility available to Ball and certain of its subsidiaries (the "New Revolver"), in each case under a secured, five year credit agreement (the "Secured Credit Agreement"), pursuant to which the term lenders thereunder agreed, subject to limited conditions, to provide financing necessary to pay the cash portion of the consideration payable to Rexam's shareholder upon consummation of the Acquisition and related fees and expenses, and the revolving lenders thereunder agreed, subject to certain conditions, to make the New Revolver available for general corporate and other specified purposes. Completion of the Term Loans and the New Revolver resulted in a $10.3 million ($6.5 million after tax) write-off of unamortized deferred financing costs and issue discount related to the Bridge Facility and the 2018 Revolver, respectively, presented in the pro forma balance sheet as an $8.6 million reduction in other assets and a $1.7 million increase in long-term debt, and a corresponding reduction in retained earnings, net of tax effect. Also, termination fees of $5.8 million ($3.7 million after tax) related to the extinguishment of the Bridge Facility were incurred and have been presented in the pro forma balance sheet as a reduction in cash and retained earnings.

For purposes of the Pro Forma Financial Information, Ball expects to fully utilize the Term Loans and borrow the full amount of $2.6 billion available under these facilities. Ball has further assumed to use the $2.2 billion receipt of the net proceeds from the bond offering in December 2015, described above, out of the escrow accounts, which is reflected as a reduction in restricted cash. The calculated net proceeds from the disposal of the Divestment Business, further described in Note 7, have been included in order to determine the total funding requirements. These financing adjustments reflected in the Pro Forma Financial Information are summarized as follows. The Senior Notes and Terms Loans are presented net of a total $49.3 million issue discount. In addition, $27.4 million of deferred financing fees related to the New Revolver were adjusted in the pro forma balance sheet as a decrease in cash and long-term debt:

($ in millions)
4.375% Senior Notes, due December 2020, net of issue discount	$1,084.1
4.375% Senior Notes, euro denominated, due December 2023, net of issue discount	750.7
3.5% Senior Notes, euro denominated, due December 2020, net of issue discount	429.0
Term A Loan, net of issue discount	1,389.0
Term A Loan, euro denominated, net of issue discount	1,187.5

Total sources of funding	$4,840.3
Repayment of total Rexam debt outstanding at December 31, 2015	(2,263.1)	(i)
Payment of estimated transaction costs, net of tax, expected to be incurred by Ball and Rexam	(107.4)	(ii)
Additional funding of Rexam's existing pension obligations	(110.6)	(iii)
Settlement of Rexam's outstanding derivatives	(128.2)	(iv)
Deferred financing costs on New Revolver	(27.4)		4(a)
Termination fees on Bridge facility, net of tax	(3.7)		4(a)

Total sources of funding, net	$2,199.9

Ball Corporation

Notes to the Pro Forma Financial Information (Continued)

Note 4. Pro forma adjustments related to financing (Continued)

The following represents the reconciliation from the total sources of funding, net detailed above to the debt adjustments in the pro forma balance sheet as of December 31, 2015:

($ in millions)
Gross proceeds from Senior Notes and Term Loans	$4,889.6
Less original issue discount	(49.3)

Proceeds from financing, net	4,840.3
Repayment of Rexam debt	(2,263.1)	(i)
Payment of deferred financing costs on New Revolver	(27.4)
Write-off of unamortized deferred financing fees on 2018 Revolver	1.7		4(a)
Release of funds from escrow accounts	(2,154.4)

Total debt adjustment	$397.1

Current portion of debt adjustment	$(554.1)	(v)
Noncurrent portion of debt adjustment	951.2	(v)

Total debt adjustment	$397.1

(i)
Ball has estimated that the amount required to repay Rexam's historical debt, outstanding as of December 31, 2015, will be $2,263.1 million, which equals the estimated fair value of that debt as of December 31, 2015.

(ii)
Total fees estimated to be incurred by Ball in conjunction with the Acquisition and Divestment Business which include advisory, legal, audit, valuation and other professional fees are estimated to be $184.7 million. $82.6 million ($67.3 million after tax) is presented in the pro forma balance sheet as a reduction in cash and a corresponding reduction in retained earnings, net of tax, and $102.1 million was expensed during the year ended December 31, 2015. Total transaction costs of $84.4 million are estimated to be incurred by Rexam, of which $40.1 million ($40.1 million after tax) is reflected as a reduction to cash and a corresponding increase in goodwill as these transaction costs will reduce Rexam's retained earnings prior to the consummation of the Acquisition and the Divestment Business. The remaining amount of $44.3 million ($44.3 million after tax) was expensed by Rexam during the year ended December 31, 2015.

(iii)
Based on an existing change-in-control provision in the agreement between Rexam and the trustees of the UK defined benefit plan in place at December 31, 2015, which is subject to change prior to the consummation of the Acquisition, a minimum contribution of $191.6 million is expected to be made to this pension scheme in conjunction with the acquisition, of which $81.0 million has already been paid into an escrow account and included in other assets, net, in Rexam's unaudited adjusted balance sheet as of December 31, 2015. As a result, an adjustment of $110.6 million is reflected as an increase to other assets, net.

(iv)
Based on existing change-in-control provisions in Rexam's derivative contracts, Rexam's outstanding derivatives will be required to be terminated and settled in cash upon the consummation of the Acquisition. Based on the information available, Ball estimates that the amounts recorded in Rexam's audited adjusted balance sheet as of December 31, 2015 represent the fair values of these derivatives which equal the amounts required to settle the contracts. As a consequence, Ball has eliminated the following amounts from the pro forma balance sheet with a corresponding decrease in cash and cash equivalents and has determined that no gain or loss in the pro forma statement of earnings was required as a result of the settlement:

($ in millions)
Deferred and other current assets	$179.8	(vi)
Other assets, net	54.5	(vii)
Other current liabilities	(81.0)	(viii)
Deferred taxes and other liabilities	(281.5)

Decrease in cash and cash equivalents	$(128.2)

(v)
The noncurrent portion of the debt adjustment reflects the estimated borrowings under the Senior Notes and Term Loans, net of the redemption of the noncurrent portion of Rexam's debt. The current portion of the debt adjustment represents the redemption of the current portion of Rexam's debt.

(vi)
The pro forma balance sheet as of December 31, 2015 includes a reduction of $198.7 million in deferred taxes and other current assets, which is comprised of $179.8 million detailed above in Note 4(a)(iv), and the $18.9 million reversal of a deferred tax asset related to transaction costs already incurred in 2015, as discussed further in Note 4(c)(4).

(vii)
The pro forma balance sheet as of December 31, 2015 includes an increase of $47.5 million in other assets, net, which is comprised of the $110.6 million discussed above in Note 4(a)(iii), the $54.5 million detailed above in Note 4(a)(iv), and the $8.6 million write-off of unamortized deferred financing fees related to the bridge loan facility discussed in Note 4(a).

Ball Corporation

Notes to the Pro Forma Financial Information (Continued)

Note 4. Pro forma adjustments related to financing (Continued)

(viii)
The pro forma balance sheet as of December 31, 2015 includes a reduction of $84.8 million in other current liabilities, which is comprised of the $81.0 million discussed above in Note 4(a)(iv) and a $3.8 million decrease in income tax liability related to the write-off of the 2018 Revolver unamortized deferred financing fees.
(b)
Interest Expense

Interest expense in the pro forma statement of earnings has been adjusted based on the expected sources of funding described above. Interest expense has also been adjusted for partial repayments of $370 million for each of the US dollar denominated and the euro denominated Term Loans which are assumed to happen upon disposal of the Divestment Business as further described in Note 7. These partial repayments resulted to the write off of debt issuance costs of $7 million ($4.4 million after tax), recorded as part of debt refinancing and other costs:

($ in millions)	Average Principal	Interest Rate	Interest Expense
4.375% Senior Notes, due 2020	$1,000.0	4.375%	$43.8
4.375% Senior Notes, euro denominated, due 2023	760.3	4.375%	34.0
3.5% Senior Notes, euro denominated, due 2020	434.5	3.50%	15.5
Term Loans	1,854.8	2.19%	40.6
Commitment fee on unused portion of New Revolver	1,500.0	0.30%	4.5
Financing cost and issue discount amortization—Senior Notes, Term Loans, and New Revolver			14.5

Total interest expense			$152.9

Less Ball's historical interest expense on Term C Loan repaid as a result of the Acquisition			(0.2)
Less Ball's historical financing cost and issue discount amortization—Revolver			(5.3)
Less Rexam's historical interest expense			(76.4)

Total adjustment to interest expense			$71.0

The total adjustment for debt refinancing and other costs of $4.3 million includes $22.8 million to remove the amortization of deferred financing costs associated with the Bridge Facility that was replaced by the Term Loans in the table above, a $4.6 million reclassification to interest expense related to the Senior Notes which has been presented as debt refinancing and other costs in Ball's historical financial statements for the year ended December 31, 2015, and is offset by $23.1 million mentioned in Note 3(a). The "Total adjustment to interest expense" is calculated as the difference between "Total interest expense," which represents interest expense on debt that is expected to have a continuing impact on future results until repaid, and interest expense associated with Ball and Rexam debt that was previously recorded.

Ball will borrow at variable interest rates under the Secured Credit Agreement based on currency-specific LIBOR rates plus an applicable margin. The Secured Credit Agreement accrues interest at LIBOR plus an applicable margin based on the net leverage ratio of Ball. Ball will pay a commitment fee on any unused portion of the Secured Credit Agreement.

In order to calculate the above interest expenses Ball has utilized applicable rates as of April 27, 2016, which may differ from the rates in place when actually utilizing the facilities. Ball has also considered the applicable margin based on the expected net leverage ratio for the Secured Credit Agreement. A change in interest rates of 0.125 percent would increase or decrease total interest expense by approximately $2.3 million for the twelve months ended December 31, 2015.

Ball Corporation

Notes to the Pro Forma Financial Information (Continued)

Note 4. Pro forma adjustments related to financing (Continued)

(c)
Impact to Tax Provision

The estimated impact to the tax provision for the year ended December 31, 2015 is summarized as follows:

($ in millions)	Pre-tax Adjustment	Tax Rate	Tax Provision Adjustment
Ball Professional services and other costs(4)	$51.1	37.00%	$(18.9)
Business consolidation and other activities—Ball(1)	(41.3)	37.00%	15.3
Business consolidation and other activities—Rexam(1)	(40.1)	N/A	—
Interest expense(2)	(71.0)	20.25%	14.4
Debt refinancing and other costs—reversal of the amortization of deferred financing fees on Bridge Facility	22.8	37.00%	(8.4)
Debt refinancing and other costs—others	4.6	20.25%	(0.9)
Debt refinancing and other costs—write-off of unamortized financing fees and issuance costs and termination fees(3)	(23.1)	37.00%	8.5

			$10.0

(1)
Please refer to Note 3(a) and Note 4(a)(ii). These adjustments are nonrecurring costs related to the transactions.

(2)
Please refer to Note 4(b). The tax benefit related to this interest expense that is expected to have a continuing impact on future results will also continue to impact future results until the related debt is repaid.

(3)
Please refer to Note 3(a) and Note 4(a). These adjustments are nonrecurring costs related to the transactions.

(4)
Ball recorded $102.1 million of professional services and other costs, as further described in Note 3(a), related to the Transactions during the year ended December 31, 2015, and recorded a tax benefit of 37 percent. As the Pro Forma Financial Information assumes the transactions took place on January 1, 2015, Ball estimates 50 percent of these costs are taxable in the U.S., therefore the adjustments above remove the tax benefit previously recorded associated with $51.1 million.

Note 5. Pro forma adjustments related to the acquisition

(a)
Preliminary purchase consideration and allocation

The Acquisition will be accounted for as a business combination using the acquisition method of accounting in conformity with U.S. GAAP. Under this method, the assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value. In accordance with U.S. GAAP, Ball defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The actual fair values will be determined upon the consummation of the transaction and may vary from these estimates.

Ball Corporation

Notes to the Pro Forma Financial Information (Continued)

Note 5. Pro forma adjustments related to the acquisition (Continued)

The estimated purchase consideration, estimated fair values and residual goodwill are as follows:

($ in millions, except share and share price amounts)
Rexam shares outstanding as of December 31, 2015	705,403,488	(i)
Exchange ratio	0.04568	(i)

Total Ball shares to be issued to Rexam shareholders	32,222,831
Ball's closing share price on April 27, 2016	$74.86

Total value of Ball shares to be issued	$2,412.2	(i)
Total cash consideration paid at 407 pence per Rexam Share	4,230.7	(i)
Stock-based compensation	66.8	(ii)

Total purchase consideration	$6,709.7

Add fair market value of total debt assumed	2,263.1	(iii)
Less total cash acquired	(349.2)

Purchase consideration, including debt assumed and net of cash acquired	$8,623.6

Allocation of purchase consideration, including debt assumed and net of cash acquired:
Estimated fair values of assets acquired
Identifiable intangible assets	$1,940.5	(iii)
Property, plant and equipment	2,282.9	(iii)
Inventories	735.9	(iii)
Assets held for sale	1,484.5	(iv)
Other assets, excluding deferred taxes	1,569.5	(iii)
Total estimated fair values of liabilities assumed, excluding debt and taxes	(2,665.3)	(iii)
Current and deferred taxes, net	(313.8)	(v)
Liabilities held for sale	(40.4)	(iv)
Noncontrolling interests	(93.9)

Residual goodwill	$3,723.7

Less Rexam's historical goodwill	(1,974.9)

Goodwill adjustment	$1,748.8

(i)
The stock portion of the purchase consideration was estimated using a price of $74.86 for each share of Ball common stock based on Ball's closing share price on the New York Stock Exchange ("NYSE") on April 27, 2016, being the last practicable date. Under the terms of the Acquisition, Rexam shareholders will be entitled to receive 407 pence in cash and 0.04568 of shares of Ball common stock in exchange for each share of Rexam's ordinary stock. Ball will provide a "Mix and Match Facility" to allow Rexam shareholders to elect to vary the proportion in which they receive shares of Ball common stock, which will all be issued out of treasury stock, and cash. However this option is subject to offsetting elections by other Rexam shareholders and as a consequence it does not impact the overall purchase consideration calculated above. The actual purchase consideration will be determined upon consummation of the Acquisition. A hypothetical $4 change in the price of Ball's common stock, all other factors remaining constant, would result in a corresponding increase or decrease in the total purchase consideration of $128.9 million, with a corresponding increase or decrease to the goodwill recognized.

(ii)
Ball will issue replacement stock-based compensation awards in Ball stock or settle Rexam's existing stock-based awards in cash. Ball has determined $66.8 million of these arrangements will be recorded as additional purchase consideration to acquire Rexam. Ball will fund these arrangements with $26.8 million via the issuance of replacement stock-based compensation awards out of treasury stock and $40.0 million of cash. The cash component together with the cash portion of the consideration payable to Rexam's shareholders of $4,230.7 million outlined in Note 5(a)(i) above have been included as a $4,270.7 million decrease in cash in the pro forma balance sheet.

Ball has estimated post-combination stock-based compensation expense of $40.8 million, which will be recognized over future periods of up to two years. Considering expenses already recorded in Rexam's historical financial statements, adjustments of $32.7 million were made in the pro forma statement of earnings. These awards are directly attributable to the Acquisition and will have a continuing impact on Ball. These additional expenses have been presented in selling, general and administrative expenses in the pro forma statement of earnings.

(iii)
Except as discussed below, the carrying value of Rexam's assets and liabilities are considered to approximate their fair values.

Ball Corporation

Notes to the Pro Forma Financial Information (Continued)

Note 5. Pro forma adjustments related to the acquisition (Continued)

  At December 31, 2015, the fair value of Rexam's debt was estimated to be $2,263.1 million compared to a carrying value of $2,186.8 million, resulting in an increase in the value and costs to settle the debt, of $76.3 million.

  The fair values of identifiable intangible assets were determined using significant estimates and assumptions, such as the amount and timing of projected cash flows, the discount rate selected to measure the risks inherent in the future cash flows and the assessment of the asset's life cycle, including competitive trends and other factors. The assumptions used by Ball to arrive at the estimated fair value of the identifiable intangible assets were derived primarily from publicly available information, including market transactions of varying degrees of comparability. However a detailed analysis has not been completed and actual results may differ from these estimates.

  The fair value and weighted-average estimated useful lives of identifiable intangible assets are estimated as follows and excludes those assets included in the Divestment Business as assets held for sale. Please refer also to Note 5(a)(iv) and Note 7:

	Fair value excluding Assets Held for Sale	Weighted- Average Estimated Useful Life	Annual Amortization
	($ in millions)	(in years)	($ in millions)
Customer Relationships	$1,877.0	15	$125.1
Trademarks	47.9	5	9.6
Technology	15.6	9	1.7

Total acquired identifiable intangible assets	$1,940.5		$136.4

Less Rexam's historical net book value of intangible assets	(184.8)

Adjustment to intangible assets, net	$1,755.7

  The fair values of property, plant and equipment were determined using significant estimates and assumptions. However a detailed analysis has not been completed and actual results may differ from these estimates.

  The fair value and weighted-average estimated useful lives of property, plant and equipment are estimated as follows and exclude those assets included in the Divestment Business as assets held for sale. Please refer also to Note 5(a)(iv) and Note 7:

	Fair value excluding Assets Held for Sale	Weighted- Average Estimated Useful Life	Annual Depreciation
	($ in millions)	(in years)	($ in millions)
Land	$55.1	N/A	$—
Buildings	445.0	13	34.2
Plant and equipment	1,420.1	9	157.8
Construction-in-progress	362.7	10	36.3

Total acquired property, plant and equipment	2,282.9		$228.3

Less Rexam's historical net book value of property, plant and equipment	(2,081.2)

Adjustment to property, plant and equipment, net	$201.7

  Based on the estimated fair values of identifiable, amortizable intangible assets and property, plant and equipment, excluding those assets included in the Divestment Business and their weighted average estimated useful lives, the following adjustment to depreciation and amortization has been included in the pro forma statement of earnings:

($ in millions)
Amortization of identifiable intangible assets	$136.4
Depreciation of property, plant and equipment	228.3

Total calculated depreciation and amortization	$364.7

Less Rexam's historical depreciation and amortization	(213.1)

Pro forma adjustment to depreciation and amortization	$151.6

The value of inventories has been decreased by $56.9 million, which includes the exclusion of inventories of the Divestment Business, net of a step-up adjustment of $50.6 million to reflect the preliminary estimate of fair value at the date of acquisition, which is based on estimated selling prices of the acquired inventory, less the sum of costs of disposal and a reasonable profit allowance for the selling effort. Please refer also to Note 5(a)(iv) and Note 7. Based on the assumption that those inventories will be sold within the first twelve months following the acquisition, an adjustment of $50.6 million has been presented in cost of sales within the pro forma statement of earnings.

Ball Corporation

Notes to the Pro Forma Financial Information (Continued)

Note 5. Pro forma adjustments related to the acquisition (Continued)

(iv)
Total assets and liabilities held for sale reflect Rexam's assets and liabilities included in the Divestment Business. Assets held for sale acquired are comprised of inventories, intangible assets, goodwill, and property and equipment. Liabilities held for sale are comprised of pension obligations.

(v)
The total adjustment of $391.4 million to noncurrent deferred tax liabilities is related to the following estimated fair value adjustments. Please refer also to the discussion in Note 1 about the applicable tax rate:

($ in millions)	Pro Forma Adjustment	Tax Rate	Deferred Taxes
Intangible assets, net	$1,755.7	20.00%	$351.1
Property, plant and equipment, net	201.7	20.00%	40.3

Total adjustment to noncurrent deferred tax liabilities			$391.4

  The total tax adjustment recorded in other current liabilities of $215.3 million is related to the following estimated fair value adjustments. Please refer also to the discussion in Note 1 about the applicable tax rates:

($ in millions)	Pro Forma Adjustment	Tax Rate	Tax Impact
Assumed Rexam debt	$(76.3)	20.25%	$(15.4)
Rexam net assets held for sale adjustment	1,444.1	15.28%	220.6

Total current income tax liability			$205.2

Inventory, net	50.6	20.00%	10.1

Total current deferred tax liability			$10.1

Total adjustment to other current liabilities			$215.3

  The current income tax liability on the Rexam assets and liabilities held for sale adjustment is based on the difference between the estimated fair values and tax basis of the assets held for sale and liabilities held for sale less estimated costs to sell.

Ball Corporation
Notes to the Pro Forma Financial Information (Continued)

Note 5. Pro forma adjustments related to the acquisition (Continued)

(b)   Adjustments to shareholders' equity

The estimated adjustments to total shareholders' equity are summarized as follows:

					Acquisition
	Financing					Issuance of Treasury Stock for Rexam Ordinary Shares(3)			Divestiture
($ in millions)	Write-off of Financing Fees(1)	Termination Fees on Bridge(1)	Transaction Costs(2)	Total Financing Adjustments to Equity	Eliminate Rexam's Equity		Stock-based Compensation(4)	Total Acquisition Adjustments to Equity	Gain from Divestiture(5)	Pension and other postretirement benefit(5)	Total Divestiture Adjustments to Equity
Common stock	$—	$—	$—	$—	$(1,461.8)	$—	$—	$(1,461.8)	$—	$—	$—
Capital redemption reserve	—	—	—	—	(1,364.6)	—	—	(1,364.6)	—	—	—
Retained earnings	(6.5)	(3.7)	(86.2)	(96.4)	123.3	—	—	123.3	607.8	—	607.8
Accumulated other comprehensive earnings	—	—	—	—	403.8	—	—	403.8	—	40.3	40.3
Treasury stock	—	—	—	—	—	2,412.2	26.8	2,439.0	—	—	—

Total Ball Corporation shareholders' equity	(6.5)	(3.7)	(86.2)	(96.4)	(2,299.3)	2,412.2	26.8	139.7	607.8	40.3	648.1
Noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—

Total shareholders' equity	$(6.5)	$(3.7)	$(86.2)	$(96.4)	$(2,299.3)	$2,412.2	$26.8	$139.7	$607.8	$40.3	$648.1

(1)
Please refer to Note 4(a).

(2)
Please refer to Note 4(a)(ii).

(3)
Please refer to Note 5(a)(i).

(4)
Please refer to Note 5(a)(ii).

(5)
Please refer to Note 7.

Ball Corporation

Notes to the Pro Forma Financial Information (Continued)

Note 6. Pro forma adjustments related to the Acquisition of the Noncontrolling Interests in Latapack-Ball

On December 21, 2015, a wholly-owned subsidiary of Ball completed the acquisition of the remaining interests in a joint venture company Latapack-Ball Embalagens Ltda. (Latapack-Ball) organized and operating in Brazil for a total of 5.7 million treasury shares of Ball common stock and $17.4 million of cash for a total purchase consideration of $420.4 million. For purposes of the pro forma balance sheet, this transaction occurred at December 31, 2015, therefore no adjustments were made as a result of the transaction.

The pro forma statement of earnings assumes that the acquisition of the outstanding noncontrolling interest was completed on January 1, 2015, therefore the $21.7 million recorded in net earnings attributable to noncontrolling interests in 2015 from the date of this acquisition was removed from net earnings attributable to noncontrolling interests.

Note 7. Divestiture

In connection with the Acquisition, Ball entered into a definitive equity and asset purchase agreement with Ardagh Group S.A. and Rexam (the "Purchase Agreement") pursuant to which, at the satisfaction of the conditions of the closing of the Acquisition, Ball will dispose the Divestment Business together with the functions required to maintain and support these facilities and market their production for an agreed enterprise value of $3.42 billion in cash, subject to certain working capital, net debt and other adjustments set forth in the Purchase Agreement The Pro Forma Financial Information includes the effects of the sale of these facilities, including the assets and liabilities associated with the Divestment Business.

For the purposes of the Pro Forma Financial Information, the proceeds from the sale of the Divestment Business was estimated to be $3.42 billion, based on the agreed cash enterprise value in the Purchase Agreement, which, after deducting estimated applicable income taxes of $350 million and repaying certain outstanding debt of $740 million, the remaining cash proceeds of $2.33 billion will be used to fund a portion of the cash component of the Acquisition price. The debt repayment of $740 million is related to the Term Loans which has also been considered in the calculation of the adjustment to interest expense. Management believes that a resulting amount of approximately $830 million cash on hand is appropriate to cover the ongoing cash needs of the Combined Group and other potential payments related to the Transactions including purchase price adjustments set forth in the Purchase Agreement. The Pro Forma Financial Information reflects the preliminary allocations of assets, liabilities, revenues and expenses directly attributable to the facilities, assets and companies sold and liabilities assumed included in the Divestment Business, as well as certain other allocations considered reasonable by management to properly compile the Pro Forma Financial Information. The allocation methodologies developed for the purpose of the Pro Forma Financial Information are considered reasonable by management. The costs do not include costs associated with certain shared functions, and accordingly the Pro Forma Financial Information does not reflect the financial position or results of operations as if the Divestment Business was a stand-alone business for the period presented. The sale of the Divestment Business was estimated to result in a pre-tax gain of $737.2 million, which is presented in business consolidation and other activities in the statement of earnings. The after-tax gain of $607.8 million is presented as an increase in retained earnings and net earnings in the Pro Forma balance sheet and Pro Forma statement of earnings, respectively. The gain calculation was not impacted by the net assets acquired from Rexam that are included in the Divestment Business, as these net assets and any estimated tax impacts were included in the preliminary allocation of the purchase consideration at their respective fair market values. Please refer to Note 5(a).

Ball Corporation

Notes to the Pro Forma Financial Information (Continued)

Note 7. Divestiture (Continued)

The Pro Forma Financial Information reflects the following adjustments related to the Divestment Business:

Statement of earnings
Year ended December 31, 2015

($ in millions)	Ball	Rexam	Sale on divestiture	Total
Net sales	$(1,725.8)	$(1,306.5)	$—	$(3,032.3)
Cost and expenses:
Cost of sales (excluding depreciation and amortization)	1,357.7	1,086.4	—	2,444.1
Depreciation and amortization	68.1	37.9	—	106.0
Selling, general and administrative	114.0	80.6	—	194.6
Business consolidation and other activities	9.8	19.4	737.2	766.4

	1,549.6	1,224.3	737.2	3,511.1

Earnings before interest and taxes	(176.2)	(82.2)	737.2	478.8
Interest expense	—	—	—	—
Debt refinancing and other costs	—	—	—	—

Total interest expense	—	—	—	—

Earnings before taxes	(176.2)	(82.2)	737.2	478.8
Tax (provision) benefit	44.3	29.3	(129.4)	(55.8)
Equity in results of affiliates, net of tax	—	—	—	—

Net earnings from continuing operations	(131.9)	(52.9)	607.8	423.0
Less net earnings attributable to noncontrolling interests	—	—	—	—

Net earnings	$(131.9)	$(52.9)	607.8	$423.0

Ball Corporation

Notes to the Pro Forma Financial Information (Continued)

Note 7. Divestiture (Continued)

Balance Sheet
As of December 31, 2015

($ in millions)	Ball	Rexam	Sale on divestiture		Total
Assets
Current assets
Cash and cash equivalents	$—	$—		$2,330.0	$2,330.0
Receivables, net	(163.1)	—		—	(163.1)
Inventories, net	(179.9)	—		—	(179.9)
Assets held for sale	—	(1,484.5)		—	(1,484.5)
Deferred taxes and other current assets	(18.2)	—		—	(18.2)

Total current assets	(361.2)	(1,484.5)		2,330.0	484.3
Noncurrent assets
Property, plant and equipment, net	(640.3)	—		—	(640.3)
Goodwill	(698.5)	—		—	(698.5)
Restricted cash	—	—		—	—
Intangible assets and other assets, net	(26.8)	—		—	(26.8)

Total assets	$(1,726.8)	$(1,484.5)		$2,330.0	$(881.3)

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$(23.8)	$—	$		$(23.8)
Accounts payable	(260.2)	—		—	(260.2)
Accrued employee costs	(34.8)	—		—	(34.8)
Liabilities held for sale	—	(40.4)		—	(40.4)
Other current liabilities	(47.0)	—		(220.6)	(267.6)

Total current liabilities	(365.8)	(40.4)		(220.6)	(626.8)
Noncurrent liabilities
Long-term debt	(0.6)	—		(740.0)	(740.6)
Employee benefit obligations	(118.9)	—		—	(118.9)
Deferred taxes and other liabilities	(43.1)	—		—	(43.1)

Total liabilities	(528.4)	(40.4)		(960.6)	(1,529.4)
Shareholders' equity
Common stock	—	—		—	—
Retained earnings	(1,238.7)	(1,444.1)		3,290.6	607.8
Accumulated other comprehensive earnings (loss)	40.3	—		—	40.3
Treasury stock	—	—		—	—

Total shareholders' equity before noncontrolling interests	(1,198.4)	(1,444.1)		3,290.6	648.1
Noncontrolling interests	—	—		—	—

Total shareholders' equity	(1,198.4)	(1,444.1)		3,290.6	648.1

Total liabilities and shareholders' equity	$(1,726.8)	$(1,484.5)		$2,330.0	$(881.3)

 Accountant's report on the unaudited pro forma financial information

The Directors
Ball Corporation
10 Longs Peak Drive
Broomfield
Colorado 80021
United States
17 May 2016
Dear Sirs

Ball Corporation (the "Company")

We report on the unaudited pro forma financial information (the "Pro Forma Financial Information") set out in Part XIX of the Company's prospectus dated 17 May 2016 (the "Prospectus") which has been prepared on the basis described in the notes to the Pro Forma Financial Information, for illustrative purposes only, to provide information about how the Acquisition and disposal of the Divestment Business might have affected the financial information presented on the basis of the accounting policies adopted by the Company in preparing the financial statements for the period ended 31 December 2015. This report is required by item 7 of Annex II to the PD Regulation and item 20.2 of Annex I to the PD Regulation and is given for the purpose of complying with that PD Regulation and for no other purpose.

Responsibilities

It is the responsibility of the directors of the Company to prepare the Pro Forma Financial Information in accordance with Annex II of the PD regulation and item 20.2 of Annex I to the PD Regulation.

It is our responsibility to form an opinion, as required by item 7 of Annex II to the PD Regulation and item 20.2 of Annex I to the PD Regulation as to the proper compilation of the Pro Forma Financial Information and to report our opinion to you.

In providing this opinion we are not updating or refreshing any reports or opinions previously made by us on any financial information used in the compilation of the Pro Forma Financial Information, nor do we accept responsibility for such reports or opinions beyond that owed to those to whom those reports or opinions were addressed by us at the dates of their issue.

Save for any responsibility which we may have to those persons to whom this report is expressly addressed and for any responsibility arising under item 5.5.3R(2)(f) of the Prospectus Rules to any person as and to the extent there provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with item 23.1 of Annex I to the PD Regulation, consenting to its inclusion in the Prospectus.

Basis of opinion

We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. The work that we performed for the purpose of making this report, which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the unadjusted financial information with the source documents, considering the evidence supporting the adjustments and discussing the Pro Forma Financial Information with the directors of the Company.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Pro Forma Financial Information has been properly compiled on the basis stated and that such basis is consistent with the accounting policies of the Company.

Our work has not been carried out in accordance with auditing standards or other standards and practices generally accepted in the United States of America and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion:

a)
the Pro Forma Financial Information has been properly compiled on the basis stated; and

b)
such basis is consistent with the accounting policies of the Company.

Declaration

For the purposes of Prospectus Rule 5.5.3 R(2)(f), we are responsible for this report as part of the Prospectus and we declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the Prospectus in compliance with item 1.2 of Annex I to the PD Regulation.

Yours faithfully

PricewaterhouseCoopers LLP
Chartered Accountants

 PART XX
EXPLANATORY STATEMENT

The profit forecast of Ball for the year ended December 31, 2015, included in the section of the Proxy Statement headed "Ball Profit Forecast" (the "2015 Profit Forecast") and the third party prospective information (comprising consensus estimates for 2015 and 2016 and extrapolations for 2017 through 2020) (the "Consensus Estimates") were disclosed in the Proxy Statement filed by Ball with the SEC on June 23, 2015. The published third party prospective information was not endorsed by either Ball or Rexam respectively and the basis of presentation and significant assumptions used to develop such information are unknown to Ball and Rexam respectively.

The 2015 Profit Forecast was prepared for Ball on the basis of its continued operation as an independent company. The 2015 Profit Forecast has been superseded by the publication of Ball's financial statements for the year ending December 31, 2015, and is no longer outstanding.

The Consensus Estimates were made available to the Ball Board and financial advisors of Ball in connection with their evaluation of the Acquisition and were included in the Proxy Statement in accordance with the relevant SEC disclosure requirements.

As part of the Combined Group, the actual results of Ball for the five years ending December 31, 2020, are expected to differ significantly from the Consensus Estimates for reasons including the following:

•
The Consensus Estimates cover multiple years and such information by its nature becomes less predictable with each successive year. They do not take into account any circumstances or events occurring after the date they were prepared or any circumstances resulting from or otherwise relating to the Acquisition and the disposal of the Divestment Business. In addition, the projections will be affected by Ball's ability to achieve strategic goals, objectives and targets. The assumptions upon which the Consensus Estimates were based involve subjective judgments in relation to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Ball's control.

•
Ball believes that the Acquisition will result in the Combined Group achieving synergies once fully implemented which will improve EBITDA. Ball believes that these cost synergy benefits will begin to be realized in the first year after completion of the Acquisition. No synergy benefits were factored into the Consensus Estimates.

•
As part of the Acquisition, Ball is expected to divest a significant number of assets in order to comply with E.U. and U.S. anti-trust requirements. The extent of such divestitures was unknown at the time that the Consensus Estimates were produced and accordingly not factored into the Consensus Estimates, and would therefore reduce EBITDA.

•
Ball believes that the aggregate amount of transaction costs that the Combined Group will incur for advisory, legal, financial, accounting, valuation and other professional advisors and equity issuance costs related to the Acquisition and the Divestment Business will equal approximately $269.1 million. These transaction costs were not factored into the Consensus Estimates.

•
The costs of integration, reorganization and restructuring that are to be carried out following completion of the Acquisition are expected to be approximately $280 million over the first three years of operations of the Combined Group. These costs were not factored into the Consensus Estimates.

•
The ongoing impact of the purchase accounting adjustments that would be recorded to adjust the acquired tangible and intangible assets and liabilities of Rexam (as the acquired entity for accounting purposes) to their estimated fair value would be expected to have a significant ongoing impact on Rexam's adjusted net profit for 2016 to 2020. Since the Consensus Estimates were produced on the basis of Ball's continued operation as an independent company, they therefore did not take into account the Revenue, EBITDA, EBIT and Net Earnings of the Combined Group at all.

Consequently, the Consensus Estimates do not reflect the Ball directors' view of the future financial performance of the Combined Group upon completion of the Acquisition and disposal of the Divestment Business and therefore the Consensus Estimates are not included in this Prospectus.

The Proxy Statement does not form part of this Prospectus and is not incorporated by reference.

 PART XXI
TAXATION

THE CONTENTS OF THIS PART XXI ("TAXATION") ARE NOT TO BE CONSTRUED AS TAX ADVICE IN RESPECT OF THE IMPACT OF THE ACQUISITION OR OTHERWISE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR FOR TAX ADVICE.

Certain United Kingdom tax considerations

General

The following statements are only a general guide to the principal U.K. tax consequences of the Offer and holding and disposing of New Ball Shares including where represented by Ball DIs and do not constitute legal or tax advice. They are based on U.K. tax legislation as applied in England and Wales and published practice of Her Majesty's Revenue & Customs ("HMRC") in force and effect at the date of this Prospectus, both of which are subject to change, possibly with retrospective effect, unless expressly provided otherwise.

These statements relate solely to Rexam Shareholders who receive New Ball Shares including where represented by Ball DIs in connection with the Offer and who are resident and, in the case of individuals, resident and domiciled in the U.K. for U.K. tax purposes and who are not resident for tax purposes in any other jurisdiction ("New U.K. Ball Shareholders").

These statements relate solely to New U.K. Ball Shareholders who are the absolute beneficial owners of New Ball Shares or Ball DIs, who are beneficially entitled to the dividends thereon in circumstances where the dividends paid are regarded for U.K. tax purposes as that person's own income (and not the income of some other person) and receive dividends otherwise than through an Individual Savings Account or Self Investment Personal Pension, who hold their New Ball Shares or Ball DIs as an investment and not as trading stock, who have not (and are not deemed to have) acquired their New Ball Shares or Ball DIs by reason of an office or employment and to whom the split year treatment does not apply.

The statements below are not exhaustive and may not apply to certain classes of New U.K. Ball Shareholders such as (but not limited to) dealers in securities, broker dealers, insurance companies, collective investment schemes, tax exempt organizations, financial institutions, persons who hold the New Ball Shares or Ball DIs as part of hedging or conversion transactions, persons subject to the remittance basis, persons connected with Ball, persons who hold investments in any HMRC-approved arrangements or schemes, or persons who control or hold (either alone or together with one or more associated or connected persons) directly or indirectly, 10 percent or more of the shares and/or voting power of Ball.

The statements below in respect of U.K. stamp duty reserve tax also assume that Ball is a body corporate not incorporated in the U.K., that Ball is not and will not be centrally managed and controlled in the U.K., that there is no register, and that there will continue to be no register, in the U.K. in respect of the New Ball Shares, that New Ball Shares are not and will not be paired with shares issued by a body corporate incorporated in the U.K. and that the New Ball Shares are and will continue to be listed on a recognized stock exchange (within the meaning given by Section 1137(1) of the U.K. Corporation Tax Act 2010).

IF NEW U.K. BALL SHAREHOLDERS OR POTENTIAL INVESTORS ARE IN ANY DOUBT AS TO THEIR TAX POSITION OR IF NEW U.K. BALL SHAREHOLDERS OR POTENTIAL INVESTORS ARE OR MAY BE SUBJECT TO TAX IN A JURISDICTION OTHER THAN THE U.K. SUCH NEW U.K. BALL SHAREHOLDERS OR POTENTIAL INVESTORS SHOULD CONSULT THEIR OWN PROFESSIONAL ADVISORS.

Dividends—U.K. withholding tax

Ball is not required to withhold U.K. tax from dividends paid on the New Ball Shares.

(As regards U.S. withholding tax, New U.K. Ball Shareholders and potential investors should read the section of this Prospectus headed "United States Federal Income Tax Considerations" in this Part XXI ("Taxation").)

Dividends—U.K. corporation tax and U.K. income tax

General

A New U.K. Ball Shareholder who receives a dividend on the New Ball Shares including where represented by Ball DIs may be subject to U.K. corporation or U.K. income tax (as the case may be) on that dividend.

As described in the section of this Prospectus headed "United States Federal Income Tax Considerations" in this Part XXI ("Taxation"), U.S. tax will generally be required to be withheld from dividends paid on New Ball Shares. The normal rate of tax to be withheld is 30 percent of the gross amount of the dividend. This rate may, however, be reduced under an applicable double tax treaty. The rate of withholding on dividends for New U.K. Ball Shareholders who are entitled to claim (and who make a valid claim for) the benefit of the U.S.-U.K. Double Tax Treaty is generally 15 percent.

If a New U.K. Ball Shareholder receives a dividend on New Ball Shares (including where represented by Ball DIs) and U.S. tax is withheld from the payment of the dividend, credit for such U.S. tax may be available for set-off against a liability to U.K. corporation tax or U.K. income tax on the dividend. The amount of such credit will normally be equal to the lesser of the amount withheld and the liability to U.K. tax on the dividend. Such credit will not normally be available for set-off against a New U.K. Ball Shareholder's liability to U.K. tax other than on the dividend and, to the extent that such credit is not set off against U.K. tax on the dividend, the credit will be lost.

Individuals

Subject to the enactment of the Finance (No.2) Bill 2016 in its current form, New U.K. Ball Shareholders who are within the charge to U.K. income tax will pay no tax on their dividend allowance, being the first £5,000 of dividend income. The rates of income tax on dividends received above the dividend allowance are currently (i) 7.5 percent for basic rate taxpayers; (ii) 32.5 percent for higher rate taxpayers; and (iii) 38.1 percent for additional rate taxpayers. Dividend income that is within the dividend allowance counts towards an individual's basic or higher rate limits and will therefore affect the level of savings allowance to which they are entitled, and the rate of tax that is due on any dividend income in excess of this allowance. In calculating into which tax band any dividend income over the £5,000 allowance falls, savings and dividend income are treated as the highest part of an individual's income. Where an individual has both savings and dividend income, the dividend income is treated as the top slice.

Special rules may apply to individuals who are resident but not domiciled in the U.K. for U.K. tax purposes.

Companies

New U.K. Ball Shareholders who are within the charge to U.K. corporation tax will prima facie be subject to U.K. corporation tax on any dividends on the New Ball Shares (including where represented by Ball DIs) unless certain conditions for exemption are satisfied. The exemption is of wide application and such New Ball Shareholders will therefore generally not be subject to U.K. corporation tax on the dividend.

Disposal of New Ball Shares—U.K. corporation tax and U.K. capital gains tax

A disposal or deemed disposal of New Ball Shares or Ball DIs by a New U.K. Ball Shareholder may, depending on the New U.K. Ball Shareholder's particular circumstances and subject to any available exemption or relief, give rise to a chargeable gain or allowable loss for CGT purposes.

An individual New U.K. Ball Shareholder who has ceased to be resident for tax purposes in the U.K., or is Treaty non-resident for a period of five years or less (or, for departures before April 6, 2013, ceases to be resident or ordinarily resident or becomes Treaty non-resident for a period of less than five tax years) and who disposes of all or part of his New Ball Shares or Ball DIs during that period may be liable to CGT on his return to the U.K., subject to any available exemptions or reliefs. Double taxation relief arrangements do not normally apply to prevent such an individual from being subject to U.K. CGT in such circumstances.

Special rules may apply to individuals who are resident but not domiciled in the U.K. for U.K. tax purposes.

Disposal of New Ball Shares—U.K. corporation tax and U.K. capital gains tax

A disposal or deemed disposal of New Ball Shares by a New U.K. Ball Shareholder in the U.K. for U.K. tax purposes may, depending on the New U.K. Ball Shareholder's particular circumstances and subject to any available exemption or relief, give rise to a chargeable gain or allowable loss for CGT purposes.

An individual New U.K. Ball Shareholder who has ceased to be resident for tax purposes in the U.K., or is Treaty non-resident for a period of five years or less (or, for departures before April 6, 2013, ceases to be resident or ordinarily resident or becomes Treaty non-resident for a period of less than five tax years) and who disposes of all or part of his New Ball Shares during that period may be liable to CGT on his return to the U.K., subject to any available exemptions or reliefs. Double taxation relief arrangements do not normally apply to prevent such an individual from being subject to U.K. CGT in such circumstances.

Special rules may apply to individuals who are resident but not domiciled in the U.K. for U.K. tax purposes.

U.K. stamp duty and U.K. stamp duty reserve tax

No U.K. stamp duty will be payable in respect of a paperless transfer of New Ball Shares or the Ball DIs in dematerialized form.

No U.K. stamp duty will be payable on a written transfer of New Ball Shares or the Ball DIs if such transfer is executed and retained outside the U.K. and does not relate to any property situated in the U.K. or to any other matter or thing done or to be done in the U.K. (which may include, without limitation, the involvement of U.K. bank accounts in payment mechanics).

No U.K. stamp duty reserve tax will arise in respect of an agreement to transfer New Ball Shares or the Ball DIs.

United States federal income tax considerations

The following is a general summary of certain United States federal income tax considerations applicable to the ownership and disposition of New Ball Shares received pursuant to the Offer. This summary assumes that holders will hold New Ball Shares as capital assets for United States federal income tax purposes (generally, property held for investment). This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder (the "Treasury Regulations"), judicial decisions and current administrative rulings and practices, all as in effect and available as of the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect.

This discussion does not address all aspects of United States federal income taxation that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under United States federal income tax law, such as banks or other financial institutions, tax-exempt entities, insurance companies, dealers, traders in securities that elect to mark-to-market, U.S. holders (as defined herein) liable for alternative minimum tax, certain U.S. expatriates, or U.S. holders that will hold New Ball Shares, as part of a straddle, hedging, conversion or other integrated transaction.

Furthermore, this discussion does not address any other United States federal tax consequences (e.g., estate or gift tax or the Medicare tax on net investment income) or any state, local or foreign tax laws. This discussion also does not address tax consequences to U.S. holders whose "functional currency" is not the U.S. dollar. This discussion is not intended to constitute a complete analysis of all tax consequences of the ownership and disposition of New Ball Shares. Holders are urged to consult their tax advisors regarding the United States federal, state, local and foreign income and other tax consequences to them in their particular circumstances.

EACH U.S. HOLDER AND NON-U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL, AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF NEW BALL SHARES

For purposes of this discussion, the term "U.S. holder" means a beneficial owner of New Ball Shares that is, for United States federal income tax purposes: (i) a citizen or individual resident of the United States; (ii) a corporation, or other business entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary control over its administration and one or more United States persons, within the meaning of the Code, have the authority to control all substantial decisions of such trust; or (B) the trust has made an election under the applicable Treasury Regulations to be treated as a United States person. For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of New Ball Shares that is not an entity or arrangement treated as a partnership for United States federal income tax purposes and is not a U.S. holder.

The United States federal income tax treatment of a partner in a partnership that will hold or beneficially own New Ball Shares will depend on the status of the partner and the activities of the partnership. Partners in a partnership that will hold or beneficially own New Ball Shares, should consult their own tax advisors regarding the specific United States federal income tax consequences applicable to them.

Consequences to U.S. holders of New Ball Shares

Disposition of New Ball Shares by U.S. holders

A U.S. holder will generally recognize taxable capital gain or loss for United States federal income tax purposes upon the disposition of New Ball Shares in an amount equal to the difference between the amount realized on such sale or exchange and the U.S. holder's adjusted tax basis. The U.S. holder's adjusted tax basis will generally be the fair market value of the New Ball Shares at the time they are received by the U.S. holder pursuant to the Offer. Gain or loss recognized on the disposition of New Ball Shares will generally be long-term capital gain or loss if the shares were held for more than one year. The deductibility of capital losses is subject to limitations.

Distributions on New Ball Shares to U.S. holders

Distributions with respect to New Ball Shares will generally be included in a U.S. holder's gross income as ordinary dividend income to the extent of the U.S. holder's share of the current or accumulated earnings and profits of Ball, as determined for United States federal income tax purposes. To the extent a distribution exceeds current and accumulated earnings and profits, the distribution will be treated as a non-taxable return of capital to the extent of the U.S. holder's adjusted basis in the New Ball Shares and any remaining amount will be treated as capital gain.

Dividends paid by Ball will generally be eligible for the preferential tax rate applicable to "qualified dividend income" of eligible non-corporate U.S. holders provided that the U.S. holder meets certain holding period requirements.

Consequences to non-U.S. holders of New Ball Shares

Disposition of New Ball Shares by non-U.S. holders

A non-U.S. holder will generally not be subject to United States federal income tax on gain recognized on the disposition of New Ball Shares unless:

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the exchange or disposition and meets certain other conditions;

•
the gain is effectively connected with the non-U.S. holder's conduct of trade or business in the United States and, in some instances if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; or

•
in the case of gain from the disposition of New Ball Shares, Ball is or has been a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of New Ball Shares and the period that the non-U.S. holder held the New Ball Shares and (as long as New Ball Shares are regularly traded on an established securities market at any time during the calendar year in which the disposition occurs) such non-U.S. holder owns or owned (actually or constructively) more than five percent of New Ball Shares at any time during the shorter of the two periods mentioned above. Though it is expected that New Ball Shares will be treated as "regularly traded" on an established securities market, no assurance can be given in this regard.

Ball believes that it is not currently, and believes that it will not become, a United States real property holding corporation. No assurance can be given that Ball is not currently or will not become a United States real property holding corporation in the future.

A non-U.S. holder described in the first bullet point immediately above will be subject to United States federal income tax on the non-U.S. holder's gains (including gain from the disposition of New Ball Shares net of applicable United States source losses incurred on sales or exchanges of other capital assets during the year) at a flat rate of 30 percent. If the second or third bullet points above apply, a non-U.S. holder will be subject to United States federal income tax on the gain recognized on the disposition of New Ball Shares in the same manner in which citizens or residents of the United States would be subject to United States federal income tax (or at a lower rate if an applicable income treaty so provides). Additionally, a non-U.S. holder that is a corporation may also be subject to a 30 percent branch profits tax unless reduced by treaty.

Distributions on New Ball Shares to non-U.S. holders

Distributions on New Ball Shares to non-U.S. holders will generally constitute dividends for United States federal income tax purposes to the extent paid from Ball's current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits as determined under United States federal income tax principles, the excess will be treated first as a tax-free return of a non-U.S. holder's adjusted tax basis in the New Ball Shares and thereafter as gain from the sale or exchange of such shares, subject to the tax treatment described above in "Disposition of New Ball Shares by non-U.S. holders."

The gross amount of dividends paid to a non-U.S. holder of New Ball Shares ordinarily will be subject to withholding of United States federal income tax at a rate of 30 percent, or at a lower rate if an applicable income tax treaty so provides and Ball has received proper certification as to the application of that treaty. Such withholding tax may be imposed on the gross amount of the distribution, due to the difficulty of determining whether Ball has sufficient earnings and profits to cause the distribution to be a dividend for United States federal income tax purposes.

A non-U.S. holder that conducts a trade or business within the United States will generally be subject to United States federal income tax at ordinary United States federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of such trade or business and, if certain tax treaties apply, that are attributable to such holder's permanent establishment in the United States, and such dividends will not be subject to the withholding described above. Corporate non-U.S. holders may also be subject to a 30 percent "branch profits tax" unless such holders qualify for a lower rate under an applicable treaty.

Generally, to claim the benefit of any applicable treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder must provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor form as the IRS designates), before the distributions are made. These forms must be periodically updated. Non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of the treaty.

Information reporting and backup withholding

Non-U.S. holders are required to comply with certain certification procedures to establish that they are not United States persons in order to avoid backup withholding with respect to dividends received from or the proceeds of a disposition of New Ball Shares. In addition, Ball will be required to report annually to the IRS and non-U.S. holders the amount of any dividends paid to such holders, regardless of whether Ball actually withheld any tax. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a non-U.S. holder's United States federal income tax liability, provided that certain required information is provided on a timely basis to the IRS.

Certain withholding rules

Certain provisions of the Code require withholding at a rate of 30 percent on dividends in respect of, and, after December 31, 2018 will require withholding at a rate of 30 percent on gross proceeds from the disposition of, New Ball Shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain United States persons and by certain non-U.S. entities that are wholly- or partially-owned by United States persons. Accordingly, the entity through which New Ball Shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2018, gross proceeds from the disposition of, New Ball Shares held by certain investors that are non-financial non-U.S. entities will be subject to withholding at a rate of 30 percent, unless such entity either (i) certifies that it does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which Ball will in turn provide to the Secretary of the Treasury. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on the acquisition and ownership of New Ball Shares pursuant to the Offer.

 PART XXII
ADDITIONAL INFORMATION

1.     Responsibility

Ball and the Ball Directors, whose names appear on page 75 of this Prospectus in Part XI ("Ball Directors, Company Officers and Corporate Governance"), accept responsibility for the information contained in this Prospectus. To the best of the knowledge of Ball and the Ball Directors, who have taken all reasonable care to ensure that such is the case, the information contained in this Prospectus is in accordance with the facts and contains no omission likely to affect its import.

2.     Incorporation

2.1.
The Company was organized in 1880 as the Wooden Jacketed Can Company in New York and incorporated in Indiana on December 19, 1922 as Ball Brothers Company. On May 26, 1948, Ball Brothers Company changed its corporate name to Ball Brothers Company Incorporated. On July 10, 1969, Ball Brothers Company Incorporated changed its name to Ball Corporation.

2.2.
The Company is currently domiciled in Indiana, United States and has its registered office and principal place of business at 10 Longs Peak Drive, Broomfield, Colorado, 80021-2510, United States. The telephone number is +1 (303) 469-3131.

2.3.
The principal legislation under which the Company operates, under which the Ball Shares were issued, and under which the New Ball Shares will be issued, is the Indiana Business Corporation Law.

2.4.
The Ball Corporation audit for each of the financial years ended December 31, 2015, 2014 and 2013 has been performed by PricewaterhouseCoopers LLP, which is registered with the Public Company Accounting Oversight Board (United States).

3.     Share capital

3.1.
As at March 31, 2016, the total number of shares into which the Company's authorized capital stock is divided is five hundred sixty-five million (565,000,000) shares without par value. The Company's capital stock consists of:

(a)
five hundred fifty million (550,000,000) shares of authorized capital stock without par value known as common stock (the "Ball Shares"). The shares of capital stock are identical with each other in all respects; and

(b)
fifteen million (15,000,000) shares of authorized capital stock without par value known as preferred stock. The shares of preferred stock may be issued in one or more series. All shares of preferred stock of the same series must be identical with each other in all respects. Five hundred fifty thousand (550,000) shares of preferred stock are designated as Series A Junior Participating Preferred Stock.

3.2.
The number of Ball Shares authorized, held in treasury and issued and outstanding as at March 31, 2016 and as at December 31, 2015, 2014 and 2013 is as follows:

	Authorized	Held in treasury	Issued and outstanding	Total
As at March 31, 2016	550,000,000	191,646,723	141,580,631	333,227,354	(1)
As at December 31, 2015	550,000,000	190,359,349	142,289,243	332,648,592	(2)
As at December 31, 2014	550,000,000	194,652,028	136,966,279	331,618,307	(3)
As at December 31, 2013	550,000,000	188,122,102	142,118,163	330,240,265

(1)
During the three months ended March 31, 2016, 578,762 Ball Shares were issued net of sales exchange, primarily for stock compensation programs, 1,366,200 Ball Shares were purchased into treasury and 78,826 Ball Shares were reissued from treasury.

(2)
During the year ended December 31, 2015, 1,030,285 Ball Shares were issued net of sales exchange, primarily for stock compensation programs, 1,765,865 Ball Shares were purchased into treasury, 328,878 Ball Shares were reissued from treasury and 5,729,666 shares were reissued from treasury in the acquisition of non-controlling interests.

(3)
During the year ended December 31, 2014, 1,378,042 Ball Shares were issued net of sales exchange, primarily for stock compensation programs, 6,910,798 Ball Shares were purchased into treasury and 380,872 Ball Shares were reissued from treasury.

3.3.
Up to 32.3 million New Ball Shares will be issued to Rexam Shareholders upon the Scheme becoming effective.

3.4.
Save as disclosed in this Prospectus:

(a)
no share or loan capital of the Company or any of its subsidiaries has within the period covered by the historical financial information set out in this Prospectus (other than intra-group issues by wholly-owned subsidiaries or pursuant to the Acquisition) been issued or been agreed to be issued fully or partly paid, either for cash or for a consideration other than cash and no such issue is proposed;

(b)
no commissions, discounts, brokerages or other special terms have been granted by the Company or any of its subsidiaries within the period covered by the historical financial information set out in this Prospectus in connection with the issue or sale of any share or loan capital of any such company;

(c)
no share or loan capital of the Company or any of its subsidiaries is under option or agreed, conditionally or unconditionally, to be put under option; and

(d)
no convertible securities, exchangeable securities or securities with warrants have been issued or agreed to be issued by the Company.

3.5.
The rights attaching to the Ball Shares are summarized in paragraph 4 ("Summary of Certificate of Incorporation, Bylaws and Related Legal Provisions") of this Part XXII ("Additional Information").

3.6.
Neither the certificate of incorporation nor the bylaws of Ball contain any restrictions on the transfer of Ball Shares or New Ball Shares. New Ball Shares have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

3.7.
The Ball Shares are in registered, book-entry form. Computershare Investor Services, LLC, at 250 Royall Street, Canton, Massachusetts 02940, United States, is responsible for keeping the Company's stock transfer records.

3.8.
When admitted to trading on the New York Stock Exchange, the New Ball Shares will be registered with the ISIN US0584981064 and CUSIP 058498106 and ticker symbol "BLL."

4.     Summary of Certificate of Incorporation, Bylaws and related legal provisions

The following is a brief summary of certain material provisions of Ball's articles of incorporation, as amended (the "Amended Articles"), and bylaws (the "Bylaws"), each as they are expected to be in effect upon the closing of the Acquisition. This section should be read in conjunction with paragraph 3 ("Share capital") of this Part XXII ("Additional Information").

Objects

4.1.
Ball's purpose, as stated in the Amended Articles, is to engage in the transaction of any or all lawful business which may be conducted, or for which corporations may be incorporated under the IBCL.

Directors

4.2.
Ball's business is controlled and managed by the Ball Board in accordance with the IBCL, the Amended Articles and the Bylaws.

Number, appointment and term of directors

4.3.
Under the Amended Articles and the Bylaws, the Ball Board is comprised of nine (9) directors, and Ball is required to have at least nine (9) directors and not more than fifteen (15) directors. The Ball Board is classified into three (3) classes, as nearly equal in number as possible, with directors serving staggered three-year terms. The IBCL was amended effective July 1, 2009, to require every corporation that has a class of voting shares registered with the SEC under Section 12 of the Exchange Act to maintain a classified board structure whereby its directors are elected for staggered terms in office. Corporations that were publicly-held at the time the classified board mandate became effective had until July 31, 2009, to amend their bylaws to elect not to be subject to this requirement. Ball did not amend its bylaws within the prescribed time and, accordingly, is required under the IBCL to maintain its current classified board structure.

4.4.
Subject to the rights of holders of any class or series of Preferred Stock to elect directors, shareholders elect one class of directors for three-year terms at each annual meeting of shareholders. A director of Ball holds office until the annual meeting at which his term expires or until his successor is elected and qualified.

Directors' quorum and voting

4.5.
Under IBCL 23-1-34-5, a quorum of the Ball Board is required for it to take action at a meeting and consists of a majority of the fixed number of directors. Further, if a quorum of the Ball Board is present when a vote is taken, the affirmative vote of a majority of the directors present is the act of the Ball Board, unless the Amended Articles or Bylaws provide otherwise.

Directors' action without meeting

4.6.
Under IBCL 23-1-34-2, action required or permitted under the IBCL to be taken by the Ball Board at a meeting may be taken without a meeting if the action is taken by written consent of all members of the Ball Board.

Directors' remuneration

4.7.
Pursuant to IBCL 23-1-33-10, the Ball Board may fix the compensation of directors.

Eligibility and qualifications

4.8.
Under the Amended Articles, directors need not be shareholders of Ball, and a majority of directors at any time must be citizens of the United States. Under the Bylaws, no person having attained the age of seventy-two (72) is eligible for election as a director, and a director who attains the age of seventy-two (72) during his or her term is eligible to serve only until the next annual meeting or until his or her successor is elected and qualified.

Filling of vacancies

4.9.
Under the Amended Articles, subject to the rights of holders of any class or series of Preferred Stock to elect directors, if there is a newly created directorship resulting from an increase in the number of directors or any vacancy on the Ball Board resulting from death, resignation, disqualification, removal or other cause, the remaining directors then in office, even though less than a quorum, must elect a successor for the unexpired term and until his or her successor is elected and qualified. No decrease in the number of directors constituting the Ball Board shall shorten the term of any incumbent director.

Removal

4.10.
Under the Amended Articles, subject to the rights of holders of any class or series of Preferred Stock to elect directors, any director may be removed from office, but only for cause and only by the affirmative vote of at least three-fourths of the combined voting power of the outstanding shares of stock entitled to vote general in the election of directors, voting together as a single class.

Resignation policy

4.11.
Under the Bylaws in an election of Ball directors in which the only nominees are persons nominated by the Ball Board, any nominee who receives a greater number of votes "withheld" from his or her election than votes "for" his or her election will, within ten (10) days following the certification of the shareholder vote, tender his or her written resignation to the chairman of the Ball Board for consideration by the Nominating/Corporate Governance Committee of the Ball Board (where such committee members are themselves subject to this resignation policy, subject to the creation of a substitute ad hoc committee under certain circumstances) (the "Committee").

4.12.
The Committee will consider such tendered resignation and, within sixty (60) days following the certification of the shareholder vote, will make a recommendation to the Ball Board concerning the acceptance or rejection of such resignation. In determining such recommendation, the Committee will consider all factors deemed relevant by the members of the Committee along with a range of possible alternatives with respect to such resignation.

4.13.
The Ball Board will take formal action on the Committee's recommendation no later than ninety-five (95) days following the certification of the shareholder vote. In considering the Committee's recommendation, the Ball Board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives as the Ball Board deems relevant.

4.14.
No director who, under the foregoing resignation policy, is required to tender his or her resignation, may participate in the Committee's deliberations or recommendation, or in the Ball Board's deliberations or determination, with respect to accepting or rejecting his or her resignation as a director.

Meetings of the board of directors and committees

4.15.
Under the Bylaws, the annual meeting of the Ball Board is held immediately after the annual meeting of shareholders. Special meetings of the Ball Board may be called at any time by the Chairman of the Ball Board or the Ball Board by giving notice to each director.

4.16.
Under the Bylaws, the Ball Board is expressly authorized to create temporary and standing committees, including an executive committee, and appoint members of the Ball Board to serve on them. Neither the designation of any committees nor the delegation of authority relieves the Ball Board of any responsibility imposed by law.

Liabilities of directors and officers

4.17.
Pursuant to IBCL 23-1-35-1(e), a director is not liable for any action taken as a director, or any failure to take any action, regardless of the nature of the alleged breach of duty, including alleged breaches of the duty of care, the duty of loyalty, and the duty of good faith, unless (1) the director breached or failed to perform the duties of the director's office in accordance with IBCL 23-1-35-1, and (2) the breach or failure to perform constitutes wilful misconduct or recklessness.

4.18.
Pursuant to IBCL 23-1-35-1(f), the IBCL rejects as inconsistent with the proper application of the business judgment rule under the IBCL judicial decisions in Delaware and other jurisdictions that impose a different or higher degree of scrutiny on actions taken by directors in response to a proposed acquisition of control of the corporation.

4.19.
Pursuant to IBCL 23-1-35-4, if a director votes for or assents to a distribution that is unlawful, the director is personally liable to Ball for the amount of the distribution that exceeds what could have been lawfully distributed.

Amendment of Bylaws

4.20.
The Bylaws may be altered, added to, amended, or repealed by the Ball Board at any regular or special board meeting.

Indemnification of directors, officers and employees

4.21.
Under the Amended Articles, Ball shall indemnify each former or current director, officer and employee of Ball (or of any enterprise for which such individual is serving at Ball's request) who is involved, as a party or otherwise, in any actual or threatened claim, action or proceeding by reason of the person being or have been Ball's agent, against any and all liability and reasonable expense incurred by the person in connection with such proceeding, to the fullest extent authorized by the IBCL, provided that the person acted in good faith and in a manner he reasonably believed to be in the best interests of Ball, and, in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

4.22.
Ball will not indemnify against (1) any amounts payable to Ball based upon the agent having gained any personal profit or advantage to which he was not legally entitled, (2) any amounts payable to Ball for an accounting of profits made from the purchase or sale of Ball securities within the meaning of Section 16(b) of the Exchange Act, or similar provisions of state law, or (3) any matters as to which indemnification would contravene Indiana or U.S. law, whether as a matter of public policy or pursuant to statutory provisions.

4.23.
A Ball-indemnified director, officer or employee who is wholly successful, on the merits or otherwise, with respect to any claim, action or proceeding is entitled to indemnification as of right, regardless of whether the person has met the standards set forth in the Amended Articles. Otherwise, Ball may indemnify such person only if a determination is made in the specific case by (1) the Ball Board, acting by a quorum consisting of directors who are not parties to, or who have been wholly successful with respect to, such claims, action or proceeding, (2) outside legal counsel, or (3) a court of competent jurisdiction, that indemnification is permissible because such person has met the standard of conduct set forth in the Amended Articles.

Related party business combinations

4.24.
Under the Amended Articles, a related party business combination requires the affirmative vote of the holders of at least three-fourths of the then outstanding shares of Ball capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the related party business combination (1) is approved by a majority of directors who are unaffiliated with the related party and who were directors before such person or entity became a related party, or (2) satisfies conditions designed to ensure holders of Ball capital stock receive a fair price with an appropriate form of consideration and certain procedural protections. With respect to the foregoing restriction, further amendment to the Amended Articles requires the affirmative vote of the holders of at least three-fourths of the voting power of the outstanding shares of Ball capital stock entitled to vote generally in the election of directors, voting together as a single class.

Exclusive forum

4.25.
Under the Bylaws, unless Ball consents otherwise, the circuit or superior courts of the State of Indiana (or a federal court located within the State of Indiana, in certain cases) shall be the sole and exclusive forum for (a) any derivative action brought on behalf of, or in the name of Ball; (b) any action asserting a claim for breach of a fiduciary duty owed by any Ball director, officer, employee, or agent to Ball or any of its constituents identified in Chapter 35 of the IBCL; (c) any action asserting a claim arising under any provision of the IBCL, the Amended Articles or the Bylaws; or (d) any actions otherwise relating to the internal affairs of Ball.

Allotment of securities

4.26.
The total number of shares into which the authorized capital stock of Ball is divided is five hundred sixty-five million (565,000,000) shares without par value. Ball capital stock consists of:

(a)
Five hundred fifty million (550,000,000) shares of authorized capital stock without par value known as Common Stock (the "Ball Shares"). The Ball Shares are identical with each other in all respects.

(b)
Fifteen million (15,000,000) shares of authorized capital stock without par value known as preferred stock ("Preferred Stock"). The shares of Preferred Stock may be issued in one or more series. All shares of Preferred Stock of the same series must be identical with each other in all respects.

(c)
Five hundred fifty thousand (550,000) shares of Preferred Stock are designated as Series A Junior Participating Preferred Stock.

Alteration of capital stock

4.27.
The provisions of the Amended Articles governing the conditions under which Ball may alter its capital stock are no more stringent than the conditions imposed by the IBCL.

4.28.
All Ball Shares shall be subject to the provisions of the Amended Articles.

Pre-emptive rights

4.29.
Ball shareholders have no pre-emptive rights to subscribe to or purchase any additional issues of shares of Ball capital stock nor any shares of Ball capital stock purchased or acquired by Ball and not cancelled but held as treasury stock.

Transfer restrictions

4.30.
There are no transfer restrictions on shares of Ball's capital stock under the Amended Articles or Bylaws, although there are certain limitations on related party business combinations and ownership concentration (see paragraph 4.24 ("Related party business combinations") above and paragraph 4.54 ("Change of control") below.

Rights attaching to the Ball Shares

Voting rights

4.31.
Each owner of record of Ball Shares as of the record date fixed by the Bylaws or the Ball Board has one (1) vote for each Ball Share with respect to each matter to be voted on, including the election of directors and on matters referred to the shareholders, in any meeting of shareholders. No holder of Ball Shares has any right of cumulative voting.

Dividends and reserves

4.32.
Pursuant to IBCL 23-1-26-4, share dividends may be issued to Ball's shareholders pro rata and without consideration. Pursuant to IBCL 23-1-28-1, the Ball Board may authorize and Ball may make distributions to its shareholders so long as after giving effect to such distribution, Ball would still be able to pay its debts as they become due in the usual course of business and Ball's total assets would not be less than the sum of its total liabilities plus (subject to the Amended Articles) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights superior to those receiving the distribution. Except as may be authorized by the Ball Board, Ball shareholders are not entitled to a share of Ball's distributable profits.

Dissolution and winding up

4.33.
In the event of any liquidation (voluntary or otherwise), dissolution or winding up of Ball, after payment of all of Ball's debts and liabilities and subject to the rights and preferences of the holders of any series of Preferred Stock, the holders of Ball Shares will be entitled to receive the distribution of any of Ball's remaining assets.

Rights attaching to the Series A Junior Participating Preferred Stock

Below is a summary of the material terms of the Series A Junior Participating Preferred Stock:

Voting rights

4.34.
Except as set forth below, holders of Series A Junior Participating Preferred Stock have no special voting rights and their consent is not required for taking any corporate action.

4.35.
Each share of Series A Junior Participating Preferred Stock entitles its holder to 1,000 votes on all matters submitted to Ball shareholders, with holders of Series A Junior Participating Preferred Stock and holders of Ball Shares generally voting on matters as a single class.

4.36.
If dividends on any Series A Junior Participating Preferred Stock are in arrears in an amount equal to six (6) quarterly dividends, a "default period" begins and extends until all accrued and unpaid dividends on Series A Junior Participating Preferred Stock are paid. During each default period, all holders of Preferred Stock with dividends in arrears in an amount equal to six (6) quarterly dividends, voting as a class, irrespective of series, have the right to elect two (2) directors.

4.37.
During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may generally be exercised initially at a special meeting of holders of Preferred Stock or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders. If the number of directors which may be so elected at any special meeting does not amount to the required number, the holders of Preferred Stock have the right to increase the number of directors as necessary to permit the election by them of the required number. After the holders of the Preferred Stock have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors cannot be increased or decreased except by vote of the holders of Preferred Stock or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

4.38.
Immediately upon the expiration of a default period, (1) the right of the holders of Preferred Stock as a class to elect directors ceases, (2) the term of any directors elected by the holders of Preferred Stock as a class terminates, and (3) the number of directors will be such number as may be provided for in the Amended Articles or Bylaws. Any vacancies in the Ball Board effected by the provisions of clauses (2) and (3) in the preceding sentence may be filled by a majority of the remaining directors.

Dividends and reserves

4.39.
Subject to the rights of holders of any Preferred Stock ranking prior and superior to the Series A Junior Participating Preferred Stock with respect to dividends, the holders of Series A Junior Participating Preferred Stock are entitled to receive, when, as and if declared by the Ball Board out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) subject to adjustment, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Ball Shares or a subdivision of the outstanding Ball Shares (by reclassification or otherwise), declared on Ball Shares, without par value, of Ball since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock.

4.40.
Ball must declare a dividend or distribution on the Series A Junior Participating Preferred Stock immediately after it declares a dividend or distribution on the Ball Shares (other than a dividend payable in Ball Shares); provided that, in the event no dividend or distribution is declared on Ball Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Junior Participating Preferred Stock is nevertheless payable on such subsequent Quarterly Dividend Payment Date.

Dissolution and winding up

4.41.
Upon any liquidation (voluntary or otherwise), dissolution or winding up of Ball, no distribution may be made to the holders of shares of stock ranking junior to the Series A Junior Participating Preferred Stock unless the holders of Series A Junior Participating Preferred Stock have already received an amount equal to $1,000 per share of Series A Junior Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment.

Consolidation; merger

4.42.
If Ball enters into any consolidation, merger, combination or other transaction in which Ball Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then shares of Series A Junior Participating Preferred Stock must at the same time be similarly exchanged or changed in an amount per share (subject to provision for adjustment) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property, as the case may be, for which each Ball Share is changed or exchanged.

Redemption

4.43.
The shares of Series A Junior Participating Preferred Stock are redeemable at a price equal to the product of (1) the current market price of Ball Shares and (2) 1,000.

Amendment

4.44.
When any shares of Series A Junior Participating Preferred Stock are outstanding, neither the Amended Articles nor the rights of Series A Junior Participating Preferred Stock may be amended in any manner which would materially and adversely alter the rights of the Series A Junior Participating Preferred Stock without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

Amendment of Articles of Incorporation

4.45.
Pursuant to IBCL 23-1-38-2, the Ball Board may adopt amendments to the Amended Articles without shareholder approval to, among other things:

(a)
change each issued and unissued authorized share of an outstanding class into a greater number of whole shares or a lesser number of whole shares and fractional shares if Ball has only shares of that class outstanding; or

(b)
reduce the number of authorized shares solely as a result of a cancellation of treasury shares.

4.46.
Pursuant to IBCL 23-1-38-3, the Ball Board may propose certain amendments to the Amended Articles for submission to the shareholders. For the amendment to be adopted:

(a)
the Ball Board must recommend the amendment to the shareholders unless the Ball Board determines that because of a conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment; and

(b)
the shareholders entitled to vote on the amendment must generally approve the amendment, subject to any higher voting standard imposed by the IBCL, the Amended Articles and/or the Ball Board, by (1) a majority of the votes entitled to be cast by any voting group with respect to an amendment that would create dissenters' rights; and (2) otherwise if there is a quorum of shareholders present and the votes cast in favor of the amendment exceed those cast against it.

Shareholders' meetings

Notice

4.47.
Pursuant to IBCL 23-1-29-5, Ball must notify shareholders of the date, time and place of each annual and special shareholders' meetings no fewer than ten (10) nor more than sixty (60) days before the meeting date. Ball must give notice only to shareholders entitled to vote at the meeting. Notice of a special meeting must include a description of the purpose or purposes for which the meeting is called.

Annual meetings

4.48.
Annual meetings of Ball shareholders must be held on the fourth (4th) Wednesday after the first (1st) Wednesday in April of each year, or on such other date within a reasonable interval after the close of Ball's last fiscal year as designated by the Ball Board, for the election of directors of Ball, and for the transaction of such other business as is authorized or required to be transacted by Ball shareholders.

Special meetings

4.49.
Special meetings of Ball shareholders may be called by the Chairman, by the Ball Board or as otherwise may be required by law.

Quorum; voting in general

4.50.
Pursuant to IBCL 23-1-30-6, shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. A majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. If a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action.

Director election

4.51.
Each director must be elected by a majority of the votes cast either in person or by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present, provided, however, that if as of the record date for the meeting there are more nominees than positions on the board to be filled, each director shall be elected by a plurality of the votes cast.

Shareholder proposals

4.52.
No business may be transacted at an annual meeting of shareholders (including with respect to director nominees), other than business that is either (1) specified in the notice of meeting (or any supplement) given by the Ball Board, (2) otherwise properly brought before the annual meeting by the Ball Board or (3) otherwise properly brought before the annual meeting by any shareholder of Ball (a) who is a shareholder of record on the date of the giving of the notice set forth below and on the record date for the determination of shareholders entitled to vote at the annual meeting and (b) who complies with the notice procedures set forth in the Bylaws. These procedures provide that notice of shareholder proposals must be given timely in proper written form to the Secretary of Ball prior to the meeting at which the business is to be considered. In general, to be timely, notice must be received at Ball's principal executive offices not less than 90 days nor more than 120 days prior to the meeting. To be in proper written form, the notice must contain the information required by the Bylaws, including information regarding the proposal.

Shareholder action without a meeting

4.53.
Under IBCL 23-1-29-4, actions required or permitted under the IBCL to be taken at a meeting of shareholders may be taken without a meeting if the action is taken by written consent of all the shareholders entitled to vote on such action.

Change of control

4.54.
The following provisions of the Amended Articles and IBCL may have the effect of delaying, deferring or preventing a change in control and would operate only with respect to a merger, acquisition or corporate restructuring involving Ball or any of its subsidiaries:

(a)
Board Classification. The classification of the Ball Board discussed above makes it more difficult to change the composition of the Ball Board and instead promotes a continuity of existing management.

(b)
Removal of Directors Only for Cause; Filling Vacancies. The director removal and vacancy provisions discussed above restrict the ability of a third party to remove incumbent directors and simultaneously gain control of the Ball Board by filling the vacancies created by removal with its own nominees.

(c)
Advance Notice Requirements. The advance notice requirements with respect to shareholder proposals discussed above may have the effect of discouraging a potential acquirer from conducting a proxy contest to elect directors or otherwise attempting to influence or gain control of Ball.

(d)
Special Meetings of Shareholders. The Bylaws do not grant shareholders the right to call a special meeting of shareholders, which may have the effect of discouraging a potential acquirer from conducting a proxy contest to elect directors or otherwise attempting to influence or gain control of Ball.

(e)
Related Party Restrictions. The Amended Articles restrict Ball from entering into certain related party transactions as discussed above.

(f)
Article and Bylaw Amendments. The Amended Articles require the affirmative vote of the holders of at least three-fourths of the voting power of the outstanding shares of Ball capital stock entitled to vote generally in the election of directors, voting together as a single class, to alter, amend, repeal or adopt any provision inconsistent with certain provisions of the Amended Articles. The Bylaws may be altered, added to, amended or repealed only by Ball Board. Shareholders do not have this authority.

(g)
Rights Plan. On July 26, 2006, the Ball Board declared a dividend of one right for each outstanding Ball Share to shareholders of record at the close of business on August 7, 2006 and the attachment of one right for each subsequently issued share of common stock. Each right entitles the holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at an exercise price of $185 per right. As a result of the two-for-one split of Ball Shares in February 2011, each right attaching to a share has automatically split so that one-half of a right is currently attached to each outstanding Ball Share, and one-half of a right attaches to each newly-issued Ball Share. The description and terms of the rights are set forth in a Rights

    Agreement, dated as of July 26, 2006, between Ball and Computershare Investor Services LLC, as rights agent, as amended.

    Generally, if a person or group acquires 10 percent or more (or, in the case of certain passive investors, 15 percent or more) of outstanding Ball Shares, or upon occurrence of certain other events, the rights (other than those held by the acquiring person) become exercisable and generally entitle the holder to purchase shares of Ball Shares at a 50 percent discount. Generally, certain passive investors who do not state an intention (or reserve the right) to control or influence Ball's management or policies may continue to acquire up to 15 percent of outstanding Ball Shares under certain circumstances. The rights, which expire in August 6, 2016, are redeemable by Ball at a redemption price of $0.01 per right.

    The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Ball in certain circumstances. Accordingly, the existence of the rights may deter certain acquirers from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of the Ball Board to negotiate with a potential acquirer on behalf of all of the shareholders.

  (h)
  Business Combination Statute. Chapter 43 of the IBCL, Business Combination with Interested Shareholder, provides that Ball, as a resident Indiana corporation, may not engage in any business combination with any interested shareholder of Ball for a period of five (5) years following the date that the shareholder first became an interested shareholder unless the business combination or the purchase of shares made by the interested shareholder is approved by the Ball Board before the interested shareholder's share acquisition date. If prior approval of the Ball Board is not obtained, several price and procedural requirements must be met before the business combination may be completed. In general, an interested shareholder is any person who (1) is the beneficial owner of 10 percent or more of the voting power of the outstanding voting shares of Ball or (2) is an affiliate or associate of Ball and at any time within the five year period immediately before the date in question was the beneficial owner of 10 percent or more of the voting power of the then outstanding shares of Ball.

  (i)
  Control Share Acquisitions. Ball has elected not to be subject to Chapter 42 of the IBCL, Control Share Acquisitions. The Control Share Acquisitions Chapter of the IBCL contains provisions designed to protect minority shareholders in the event that a person makes a tender offer for or otherwise acquires shares giving the acquirer more than certain levels of ownership (20 percent, 33 percent and 50 percent) of the outstanding voting securities of an Indiana corporation having 100 or more shareholders. Under the Control Share Acquisitions Chapter, if an acquirer purchases such shares of a corporation that is subject to the Control Share Acquisitions Chapter, then the acquirer cannot vote such shares until each class or series of shares entitled to vote separately on the proposal approves the rights of the acquirer to vote the shares of the acquirer in excess of each level of ownership by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof and by the acquirer).

Major shareholding and disclosure of interests

4.55.
The Certificate of Incorporation and Bylaws do not contain any provisions requiring disclosure of shareholdings over and above that which is required by the Exchange Act.

4.56.
Sections 13(d) and 13(g) of the Exchange Act requires persons or groups who own or acquire beneficial ownership of more than 5 percent of certain classes of equity securities registered under the Exchange Act to file reports with the SEC. Reports are filed on either schedule 13D or 13G and generally require the disclosure of certain information by the beneficial owners including, among other things, the identity of the shareholder and the number of shares beneficially owned.

4.57.
In addition, Section 16(a) of the Exchange Act requires officers, directors and shareholders that beneficially own 10 percent or more of a company that has a class of equity securities registered under the Exchange Act to file certain reports disclosing information about their ownership of, and transaction in, such company's equity securities. Generally, a Form 3, 4, or 5 must be filed, as applicable, upon becoming an officer, director or shareholder that beneficially owns 10 percent or more of such a company and upon any change in beneficial ownership thereafter.

5.     Ball Directors and Company officers

5.1.
The Ball Directors and their functions within the Company and brief biographies are set out in Part XI ("Ball Directors, Company Officers and Corporate Governance").

5.2.
The business address of each of the Ball Directors is 10 Longs Peak Drive, Broomfield, Colorado, 80021-2510, United States.

5.3.
In addition to their directorships of Ball and other members of the Ball Group, the Ball Directors, and the Company officers hold or have held the following directorships and are or were members of the following partnerships, within the past five years:

Ball Directors

Name	Current directorship/partnership	Previous directorship/partnership
John A. Hayes	—	—
Robert W. Alspaugh	Autoliv, Inc. VeriFone Systems, Inc.	—
Michael J. Cave	Aircastle Limited Esterline Technologies Harley-Davidson, Inc.	—
Hanno C. Fiedler	—	Served on the Supervisory Boards of : manroland AG; Pfleiderer AG Langmatz GmBH (now Langmatz AG) Thyssenkrupp Steel AG HowaldtswerkeDeutsche Werft AG Pfleiderer Unternehmensverwaltung GmbH
R. David Hoover	Edgewell Personal Care Company Eli Lilly and Company Steelcase, Inc.	—
Georgia R. Nelson	CH2M Inc. Cummins Inc. Sims Metal Management Ltd Transalta Corporation	—
George M. Smart	FirstEnergy	—
Theodore M. Solso	General Motors Co.	Ashland Inc. Cummins Inc.
Stuart A. Taylor, II	Hillenbrand, Inc. Essendant, Inc.	—

Company officers

Name	Current directorship/partnership	Previous directorship/partnership
John A. Hayes	—	—
Charles E. Baker	—	—
Shawn M. Barker	—	—
Erik Bouts	—	—
Jeff A. Knobel	—	—
Scott C. Morrison	—	—
Lisa A. Pauley	—	—
James N. Peterson	—	—
Robert D. Strain	—	—
5.4.
Save as set out above, none of the Ball Directors or the Company Secretary has any business interests, or performs any activities, outside the Ball Group or the Rexam Group (as applicable) which are significant with respect to the Ball Group or the Rexam Group (as applicable). There are no family relationships between any of the Ball Directors.

5.5.
As at the date of this Prospectus, none of the Ball Directors has, at any time within the last five years:

(a)
had any prior convictions in relation to fraudulent offenses;

(b)
been declared bankrupt or been the subject of any individual voluntary arrangement;

  (c)
  been associated with any bankruptcies, receiverships or liquidations when acting in the capacity of a member of the administrative, management or supervisory body or of a senior manager;

  (d)
  been subject to any official public incrimination and/or sanction by any statutory or regulatory authority (including designated professional bodies);

  (e)
  been disqualified by a court from acting in the management or conduct of the affairs of any company;

  (f)
  been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of any company;

  (g)
  been a partner or senior manager in a partnership which, while he was a partner or within 12 months of his ceasing to be a partner, was put into compulsory liquidation or administration or which entered into any partnership voluntary arrangement;

  (h)
  owned any assets which have been subject to a receivership or been a partner in a partnership subject to a receivership where he was a partner at the time or within the 12 months preceding such event; or

  (i)
  been a director or senior manager of a company which has been placed in receivership, compulsory liquidation, creditors' voluntary liquidation or administration or which entered into any company voluntary arrangement or any composition or arrangement with its creditors generally or any class of creditors, at any time during which he was an executive director or senior manager of that company or within 12 months of his ceasing to be an executive director or senior manager.

6.     Directors' and Company officers' interests in the Company

6.1.
The table below sets out the interests of the Ball Directors and Company officers in the share capital of Ball as at the close of business on May 13, 2016 (being the latest practicable date prior to the date of this Prospectus) and immediately following completion of the Acquisition.

			Percentage of voting rights in respect of Ball Shares immediately following the Effective Date(1)
	As at May 13, 2016
Ball Director or Company officer	Number of Ball Shares	Percentage of voting rights in respect of Ball Shares
Ball Director
John A. Hayes	178,728(2)	0.1260%	0.1027%
Robert W. Alspaugh	—	—	—
Michael J. Cave	—	—	—
Hanno C. Fiedler	124,418(3)	0.0877%	0.0715%
R. David Hoover	470,269(4)	0.3317%	0.2701%
Georgia R. Nelson	6,000	0.0042%	0.0034%
George M. Smart	34,442	0.0243%	0.0198%
Theodore M. Solso	64,154(5)	0.0452%	0.0368%
Stuart A. Taylor, II	80,678	0.0569%	0.0463%
Company officer
Charles E. Baker	46,976(6)	0.0331%	0.0270%
Shawn M. Barker	20,522	0.0145%	0.0118%
Erik Bouts	2,488	0.0018%	0.0014%
Jeff A. Knobel	25,845	0.0182%	0.0148%
Scott C. Morrison	146,616	0.1034%	0.0842%
Lisa A. Pauley	175,911(7)	0.1241%	0.1010%
James N. Peterson	13,826	0.0098%	0.0079%
Robert D. Strain	7,022	0.0050%	0.0040%

Total	1,397,895	0.9858%	0.8029%

(1)
Based on the assumption that 32.3 million New Ball Shares will be issued in connection with the Offer and that the number of issued and outstanding Ball Shares as at May 13, 2016 will not change prior to the Effective Date.

(2)
Includes 58,200 shares held in trust for Mr. Hayes' spouse, as to which he disclaims beneficial ownership.

(3)
Includes 688 shares granted as restricted stock without voting rights.

(4)
Includes 32,605 shares held in trust for Mr. Hoover's spouse, as to which he disclaims beneficial ownership.

(5)
Includes 28,000 shares held in trust, as to which Mr. Solso disclaims beneficial ownership.

(6)
Includes 1,040 shares owned by Mr. Baker's children, as to which he disclaims beneficial ownership.

(7)
Includes 130,603 shares owned by Ms. Pauley's spouse, as to which she disclaims beneficial ownership.
6.2.
As current Ball Shareholders, the interests of the Ball Directors together represent approximately 0.68 percent of the issued and outstanding share capital of the Company as at May 13, 2016 (being the latest practicable date prior to the date of publication of this Prospectus) and will represent approximately 0.55 percent of the issued and outstanding share capital following the Effective Date (based on the assumptions above).

6.3.
The Ball Directors and Company officers held the following options and awards over Ball Shares under the employee share plans described in paragraph 9 ("Share plans") of this Part XXII ("Additional Information") as at May 13, 2016:

					Stock awards
						Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(4)(5)
	Option awards
Ball Director or Company officer	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(2)(3)
Ball Director
John A. Hayes	83,000(6)	—(6)	25.055	4/23/2018	—	107,605
	1,000	—	20.040	1/28/2019	—	—
	183,000(6)	—(6)	20.040	1/28/2019	—	—
	6,800	—	25.225	1/27/2020	—	—
	207,200(6)	—(6)	25.225	1/27/2020	—	—
	171,960(6)	—(6)	35.835	1/26/2021	—	—
	1,800	—	37.700	1/25/2022	—	—
	209,200(6)	—(6)	37.700	1/25/2022	—	—
	136,800(6)	45,600(6)	45.930	1/30/2023	—	—
	89,000(6)	89,000(6)	49.070	1/29/2024	—	—
	38,733(6)	116,197(6)	66.150	2/4/2025	—	—
	—(6)	124,341(6)	66.100	1/27/2026	—	—
Robert W. Alspaugh	—	—	—	—	32,678	—
Michael J. Cave	—	—	—	—	6,498	—
Hanno C. Fiedler	—	—	—	—	31,366	—
R. David Hoover	1,717	—	24.660	4/25/2017	14,342	—
	6,283	—	24.660	4/25/2017	—	—
	262,000(6)	—(6)	24.660	4/25/2017	—	—
	825	—	25.055	4/23/2018	—	—
	275	—	25.055	4/23/2018	—	—
	244,900(6)	—(6)	25.055	4/23/2018	—	—
	400,000(6)	—(6)	20.040	1/28/2019	—	—
	6,800	—	25.225	1/27/2020	—	—
	258,200(6)	—(6)	25.225	1/27/2020	—	—
Georgia R. Nelson	—	—	—	—	36,678	—
George M. Smart	—	—	—	—	52,512	—
Theodore M. Solso	—	—	—	—	59,524	—
Stuart A. Taylor, II	—	—	—	—	79,356	—
Company officer
Charles E. Baker	29,320(6)	—(6)	24.660	4/25/2017	—	12,814
	26,000(6)	—(6)	25.055	4/23/2018	—	—
	48,200(6)	—(6)	20.0400	1/28/2019	—	—
	2,000	—	25.2250	1/27/2020	—	—

					Stock awards
						Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(4)(5)
	Option awards
Ball Director or Company officer	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(2)(3)
	32,000(6)	—(6)	25.2250	1/27/2020	—	—
	27,000(6)	—(6)	35.8350	1/26/2021	—	—
	27,000(6)	—(6)	37.7000	1/25/2022	—	—
	17,775(6)	5,925(6)	45.9300	1/30/2023	—	—
	11,200(6)	11,200(6)	49.0700	1/29/2024	—	—
	4,402(6)	13,204(6)	66.1500	2/4/2025	—	—
	—(6)	14,533(6)	66.1000	1/27/2026	—	—
Shawn M. Barker	15,800(6)	—(6)	35.8350	1/26/2021	—	6,715
	15,800(6)	—(6)	37.7000	1/25/2022	—	—
	9,600(6)	3,200(6)	45.9300	1/30/2023	—	—
	6,050(6)	6,050(6)	49.0700	1/29/2024	—	—
	2,366(6)	7,099(6)	66.1500	2/4/2025	—	—
	—(6)	7,234(6)	66.1000	1/27/2026	—	—
Erik Bouts	7,051(6)	21,152(6)	66.1500	2/4/2025	13,125	13,344
	—(6)	25,939(6)	66.1000	1/27/2026	—	—
Jeff A. Knobel	875	—	20.0400	1/28/2019	—	5,464
	1,100	—	25.2250	1/27/2020	—	—
	1,350	—	35.8350	1/26/2021	—	—
	6,950(6)	—(6)	35.8350	1/26/2021	—	—
	3,500	—	37.7000	1/25/2022	—	—
	9,000(6)	—(6)	37.7000	1/25/2022	—	—
	6,975(6)	2,325(6)	45.9300	1/30/2023	—	—
	4,400(6)	4,400(6)	49.0700	1/29/2024	—	—
	1,725(6)	5,176(6)	66.1500	2/4/2025	—	—
	—(6)	7,234(6)	66.1000	1/27/2026	—	—
Scott C. Morrison	6,328	—	24.6600	4/25/2017	5,005	25,018
	17,672(6)	—(6)	24.6600	4/25/2017	—	—
	18,000(6)	—(6)	25.0550	4/23/2018	—	—
	3,400	—	20.0400	1/28/2019	—	—
	31,600(6)	—(6)	20.0400	1/28/2019	—	—
	6,800	—	25.2250	1/27/2020	—	—
	32,200(6)	—(6)	25.2250	1/27/2020	—	—
	40,600(6)	—(6)	35.8350	1/26/2021	—	—
	400	—	37.7000	1/25/2022	—	—
	45,400(6)	—(6)	37.7000	1/25/2022	—	—
	31,650(6)	10,550(6)	45.9300	1/30/2023	—	—
	21,100(6)	21,100(6)	49.0700	1/29/2024	—	—
	8,803(6)	26,408(6)	66.1500	2/4/2025	—	—
	—(6)	28,851(6)	66.1000	1/27/2026	—	—
Lisa A. Pauley	5,152	—	24.6600	4/25/2017	—	12,202
	12,848(6)	—(6)	24.6600	4/25/2017	—	—
	2,720	—	25.0550	4/23/2018	—	—
	11,280(6)	—(6)	25.0550	4/23/2018	—	—
	4,200	—	20.0400	1/28/2019	—	—
	23,800(6)	—(6)	20.0400	1/28/2019	—	—
	4,600	—	25.2250	1/27/2020	—	—
	14,000(6)	—(6)	25.2250	1/27/2020	—	—
	13,700(6)	—(6)	35.8350	1/26/2021	—	—
	20,200(6)	—(6)	37.7000	1/25/2022	—	—
	15,375(6)	5,125(6)	45.9300	1/30/2023	—	—
	10,300(6)	10,300(6)	49.0700	1/29/2024	—	—
	4,366(6)	13,099(6)	66.1500	2/4/2025	—	—
	—(6)	13,887(6)	66.1000	1/27/2026	—	—

					Stock awards
						Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(4)(5)
	Option awards
Ball Director or Company officer	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(2)(3)
James N. Peterson	1,930	—	20.0400	1/28/2019	4,000	6,850
	5,000(6)	—(6)	20.0400	1/28/2019	—	—
	2,400	—	25.2250	1/27/2020	—	—
	3,400(6)	—(6)	25.2250	1/27/2020	—	—
	1,350	—	35.8350	1/26/2021	—	—
	9,450(6)	—(6)	35.8350	1/26/2021	—	—
	1,000	—	37.7000	1/25/2022	—	—
	11,500(6)	-(6)	37.7000	1/25/2022	—	—
	6,450(6)	2,150(6)	45.9300	1/30/2023	—	—
	4,400(6)	4,400(6)	49.0700	1/29/2024	—	—
	1,831(6)	5,493(6)	66.1500	2/4/2025	—	—
	—(6)	11,842(6)	66.1000	1/27/2026	—	—
Robert D. Strain	15,600(6)	5,200(6)	45.9300	1/30/2023	—	11,307
	9,850(6)	9,850(6)	49.0700	1/29/2024	—	—
	4,049(6)	12,148(6)	66.1500	2/4/2025	—	—
	—(6)	12,380(6)	66.1000	1/27/2026	—	—

(1)
The vesting schedule for the unexercisable stock options and Share Appreciation Rights ("SAR") become exercisable in 25% annual increments on the anniversary of the grant date, beginning on the first anniversary.

(2)
The vesting schedule for units not yet vested is as follows:

•
Directors, except Mr. Hayes—vest upon retirement from the Ball Board.

•
Mr. Bouts—4,375 on February 13, 2017; 4,375 on February 13, 2018; 4,375 on February 13, 2019.

•
Mr. Morrison—1,669 on February 13, 2017; 1,668 on February 13, 2018; and 1,668 on February 13, 2019.

•
Mr. Peterson—1,000 on January 15, 2017; 1,000 on January 15, 2018; 1,000 on January 15, 2019; 1,000 on January 15, 2020.

(3)
Market values, based on $72.14, the closing price of Ball Shares on May 13, 2016, are $2,357,390.92 for Mr. Alspaugh; $468,765.72 for Mr. Cave; $2,262,743.24 for Mr. Fiedler; $1,034,631.88 for Mr. Hoover; $2,645,950.92 for Ms. Nelson; $3,788,215.68 for Mr. Smart; $4,294,061.36 for Mr. Solso; $5,724,741.84 for Mr. Taylor; $946,837.50 for Mr. Bouts; $361,060.70 for Mr. Morrison; and $288,560 for Mr. Peterson.

(4)
The vesting dates for the units not yet vested for the years 2017, 2018 and 2019, contingent on meeting the performance goal of the period ending December 31 in years 2016, 2017 and 2018, respectively, and upon certification of the performance measures by the Ball Board, are as follows:

	January 31, 2017	January 31, 2018	January 31, 2019
Ball Director
Mr. Hayes	39,400	33,258	34,947
Company officer
Mr. Baker	4,950	3,779	4,085
Mr. Barker	2,650	2,032	2,033
Mr. Bouts	—	6,054	7,290
Mr. Knobel	1,950	1,481	2,033
Mr. Morrison	9,350	7,559	8,109
Ms. Pauley	4,550	3,749	3,903
Mr. Peterson	1,950	1,572	3,328
Mr. Strain	4,350	3,477	3,480
(5)
Market or payout values, based on $72.14, the closing price of Ball Shares on May 13, 2016, are $7,762,624.70 for Mr. Hayes; $924,401.96 for Mr. Baker; $484,420.10 for Mr. Barker; $962,636.16 for Mr. Bouts; $394,172.96 for Mr. Knobel; $1,804,798.52 for Mr. Morrison; $880,252.28 for Ms. Pauley; $494,159.00 for Mr. Peterson; and $815,686.98 for Mr. Strain.

(6)
Represents a grant of stock-settled SARs.

6.4.
Save as set on in this paragraph 6 ("Directors' interests in the Company"), so far as Ball is aware:

(a)
the Ball Directors, and none of their respective immediate families, have any interests in the share capital of the Company which are required to be notified to the Company; and

(b)
it is not expected that any Ball Director will have any interest in the share or loan capital of the Company on the Effective Date and there is no person to whom any capital of any member of the Ball Group is under award or option or agreed unconditionally to be put under award or option.

7.     Interests of significant shareholders

7.1.
As at May 13, 2016 (being the latest practicable date prior to the date of publication of this Prospectus), insofar as it is known to the Company, the following persons are interested, directly or indirectly, in (i) 5 percent or more of the Ball Shares, or (ii) Ball Shares or Rexam Shares in such proportion that they would be interested, directly or indirectly, in 5 percent or more of the voting rights in respect of the Company's share capital immediately following the Effective Date:

Name	Number of Ball Shares(1)	Percentage of Ball Shares(2)	Percentage of Ball Shares immediately following the Effective Date(3)
BlackRock Institutional Trust Company, NA	7,801,294	5.5%	5.5%	(4)
T. Rowe Price Associates, Inc.	8,499,843	6.0%	4.9%	(5)
The Vanguard Group Inc.	13,278,955	9.4%	8.0%	(6)
Vanguard Fiduciary Trust Company	7,515,112	5.3%	4.3%

(1)
In so far as it is known to the Company as at May 13, 2016.

(2)
Based on 141,796,413 Ball Shares issued and outstanding as at May 13, 2016.

(3)
Based on the assumptions that (i) 32.3 million New Ball Shares will be issued in connection with the Offer, (ii) the holdings of such persons in Ball or Rexam (as relevant) as at May 13, 2016 (being the latest practicable date prior to the date of publication of this Prospectus), in so far as it is known to the Company, do not change prior to the Effective Date, (iii) such persons receive 0.04568 New Ball Shares for each Rexam Share that they hold as at May 13, 2016 and (iv) the number of issued and outstanding Ball Shares as at May 13, 2016 does not change prior to the Effective Date.

(4)
Taking into account 40,392,423 Rexam Shares held by BlackRock Institutional Trust Company, NA and other BlackRock entities identified in the register of Rexam Shareholders as at May 13, 2016.

(5)
Taking into account 43,533 Rexam Shares held by T. Rowe Price Associates, Inc. as at May 13, 2016.

(6)
Taking into account 15,798,786 Rexam Shares held by The Vanguard Group Inc. as at May 13, 2016.
7.2.
Save as disclosed in this paragraph 7 ("Interests of significant shareholders"), the Ball Directors are not aware of any holdings of voting rights which will represent 5 percent or more of the total voting rights in respect of the issued share capital of Ball following completion of the Acquisition.

7.3.
Save as disclosed in in this paragraph 7 ("Interests of significant shareholders"), there are no other interests, including conflicting interests, that are material to the Offer, although Rexam's directors and executive officers may have interests in the Acquisition that are different from, or in addition to, those of Rexam Shareholders and Ball Shareholders.

7.4.
None of the Ball Shareholders referred to in this paragraph 7 has different voting rights from any other holder of Ball Shares.

7.5.
Save as set out in this Part XXII ("Additional Information"), the Company is not aware of any person or persons who, directly or indirectly, jointly or severally, exercise or could exercise control over the Company or Rexam or would exercise control over the Company following completion of the Acquisition.

7.6.
Save in connection with the Acquisition where there will be a change in control of Rexam, the Company, the Directors are not aware of any arrangements, the operation of which may at a subsequent date following the Acquisition, result in a change of control of the Company.

8.     Directors' remuneration and benefits

Details of the Directors' remuneration and benefits are set out in Part XI ("Ball Directors, Company Officers and Corporate Governance").

9.     Share plans

Ball share plans

9.1
Ball has established the 1997 Stock Incentive Plan (the "1997 Plan"), the 2005 Stock and Cash Incentive Plan (the "2005 Plan"), the 2010 Stock and Cash Incentive Plan (the "2010 Plan") and the 2013 Stock and Cash Incentive Plan (the "2013 Plan") (the 1997 Plan, the 2005 Plan, the 2010 Plan and the 2013 Plan, respectively and together being the "Stock Incentive Plans") under which awards of "Stock Options" (including Incentive Stock Options ("ISO") and/or Non-Qualified Stock Options ("NQSO")), Share Appreciation Rights ("SAR") and "Stock Awards" (consisting of awards of Ball Shares, "Stock Units" and "Restricted Stock Awards") have been and/or may be granted.

9.2
As at March 31, 2016, there were 10,711,483 Ball Shares subject to awards under the Stock Incentive Plans, consisting of Stock Options, SARs and Restricted Stock Awards.

9.3
A "Stock Option" means the right granted under the relevant Plan to acquire a set number of Ball Shares as a pre-determined exercise price at such times and on such conditions as are specified under the relevant Stock Option agreement and as determined by Ball's Human Resources Committee.

9.4
Under a SAR, a participant is entitled to receive an amount equal to the appreciation in the value of the underlying Ball Shares from the date the SAR is granted until the date the SAR is exercised. SARs may be settled in cash or in Ball Shares.

9.5
A Restricted Stock Award consists of the grant of Ball Shares to a participant, which is subject to a substantial risk of forfeiture and the transfer of which is subject to restrictions which lapse upon the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by Ball's Human Resources Committee. The period of restriction is established by the Committee or Ball's Human Resources Committee at the time of grant.

9.6
The Stock Incentive Plans are administered by the members of Ball's Human Resources Committee, consisting of the members of the Ball Board who are not employees of the Company as to grants and awards under the Stock Incentive Plans to employees of the Company.

9.7
In addition to the Stock Incentive Plans, Ball has established the 2000 DCCSP, the 2005 DCCSP, the U.S. ESPP, the U.K. ESPP and the France PEG (each as defined and summarized below and, together with the Stock Incentive Plans, the "Ball Share Plans").

1997 Plan

9.8
On April 23, 1997, the Ball Shareholders approved the 1997 Plan reserving 24,000,000 Ball Shares for issuance to nonemployee directors and certain employees, including officers of the Company or any of Ball's subsidiaries.

9.9
The 1997 Plan is still in effect as to awards granted thereunder prior to April 27, 2005. No further awards may be made under the 1997 Plan.

9.10
As at March 31, 2016, there were 61,856 Ball Shares subject to outstanding Restricted Stock Awards under the 1997 Plan.

9.11
Unless otherwise designated by Ball's Human Resources Committee or the Ball Board during the period of restriction, a holder of a Restricted Stock Award will have all other rights of a Ball Shareholder, including the right to vote the Ball Shares and receive the dividends paid thereon.

9.12
Neither the Acquisition nor the disposal of the Divestment Business will have an impact on the 1997 Plan.

2005 Plan

9.13
On April 27, 2005, the Ball Shareholders approved the 2005 Plan, reserving 16,000,000 Ball Shares for issuance to nonemployee directors and certain employees, including officers of the Company or any of Ball's subsidiaries.

9.14
The 2005 Plan is still in effect as to awards granted thereunder prior to April 28, 2010. No further awards may be made under the 2005 Plan.

9.15
As at March 31, 2016, there were 122,294 Ball Shares subject to outstanding Restricted Stock Awards, 1,128,016 Ball Shares subject to Stock Options and 2,347,036 Ball Shares subject to SARs, under the 2005 Plan.

9.16
Neither the Acquisition nor the disposal of the Divestment Business will have an impact on the 2005 Plan.

Restricted Stock Awards under the 2005 Plan

9.17
The grant, issuance, retention and/or vesting of each Restricted Stock Award may be subject to such performance criteria as Ball's Human Resources Committee shall determine, including criteria based on financial performance, personal performance evaluations and/or completion of service by the participant.

9.18
Unless otherwise designated by Ball's Human Resources Committee during the period of restriction, a holder of a Restricted Stock Award will have all other rights of a Ball Shareholder, including the right to vote the Ball Shares subject to a Restricted Stock Award and receive the dividends paid thereon.

9.19
Generally, non-performance-based Restricted Stock Awards will lapse or vest in full not less than three years from the date of grant and performance-based Restricted Stock Awards will lapse or vest in full not less than one year from the date of grant. Restricted Stock Awards that do not meet these lapse or vesting guidelines are limited to five percent of authorized Ball Shares under the 2005 Plan.

Stock Options under the 2005 Plan

9.20
Each Stock Option under the 2005 Plan has a term no longer than 10 years from the date of grant, and will be exercisable as decided by Ball's Human Resources Committee in accordance with applicable law.

9.21
ISOs may be exercised upon termination of a participant's employment or termination of a Ball Director's service, as Ball's Human Resources Committee shall determine in accordance with applicable law.

9.22
Generally, non-performance-based Stock Options will vest in full in not less than three years from the date of grant, and performance-based Stock Options will vest in full not less than one year from the grant date. Stock Options which do not meet the vesting guidelines are limited to five percent of authorized Ball Shares under the 2005 Plan.

9.23
The exercise price for both ISOs and NQSOs shall not be less than 100 percent of the fair market value of a Ball Share on the date of grant, defined to be the closing price of a Ball Share as published in The Wall Street Journal report of the New York Stock Exchange—Composite Transactions.

9.24
The exercise price under each Stock Option will not change during the life of the option (subject to adjustment as provided in the 2005 Plan to reflect certain corporate transactions), regardless of changes in the market value of Ball Shares. Ball's Human Resources Committee will not amend or replace, without shareholder approval, previously granted Stock Options in any transaction that constitutes a "repricing" as such term is used under the rules of the New York Stock Exchange.

SARs under the 2005 Plan

9.25
Each SAR entitles the holder to receive, upon exercise, the difference between the fair market value of a Ball Share on the date of exercise and the exercise price of each SAR, multiplied by the number of Ball Shares with respect to which the SAR is exercised. SARs may be granted in tandem with a Stock Option.

9.26
A SAR may be awarded based upon the attainment of certain performance criteria. The exercise price per Ball Share of any SAR will not be less than 100 percent of the fair market value of a Ball Share on the date the SAR is granted. The term of each SAR is determined by Ball's Human Resources Committee. SARs are paid in cash, Ball Shares or in a combination thereof, at the discretion of Ball's Human Resources Committee, who may make such determination at the time of grant. Ball's Human Resources Committee will not amend or replace, without shareholder approval, previously granted

  SARs in any transaction that constitutes a "repricing" as such term is used under the rules of the New York Stock Exchange. Each SAR has a term no longer than 10 years from the date of grant.

Change of control under the 2005 Plan

9.27
In order to protect the participants' rights in the event of a change in control of Ball (as defined in the 2005 Plan), the 2005 Plan provides for the immediate vesting of all outstanding Stock Awards, Stock Options and SARs granted under the 2005 Plan that are outstanding at the time of the change in control, and such Stock Awards, Stock Options and SARs shall become immediately exercisable in full, or restrictions will be removed, without regard to the number of years that have elapsed from the date of grant or when the performance criteria have been achieved.

Administration of the 2005 Plan

9.28
The 2005 Plan is administrated by Ball's Human Resources Committee. With respect to Company officers and Ball Directors, the Ball Board or a committee consisting of no fewer than two nonemployee independent directors will administer the 2005 Plan.

9.29
Ball's Human Resources Committee may amend the 2005 Plan, without shareholder approval, at any time and in any respect, unless shareholder approval of the amendment in question is required under applicable law, rules or regulations. Ball's Human Resources Committee may also terminate the 2005 Plan at any time. No amendment or termination of the 2005 Plan may adversely affect any award granted thereunder prior to the date of such amendment or termination without the written consent of the relevant participant.

2010 Plan

9.30
On April 28, 2010, the Ball Shareholders approved the 2010 Plan, reserving 9,000,000 Ball Shares for issuance to nonemployee directors and certain employees, including officers of the Company or any of Ball's subsidiaries.

9.31
The 2010 Plan is still in effect as to awards granted thereunder prior to April 24, 2010. No further awards may be made under the 2010 Plan.

9.32
As at March 31, 2016, there were 93,296 Ball Shares subject to outstanding Restricted Stock Awards, 1,371,825 Ball Shares subject to Stock Options and 1,687,648 Ball Shares subject to SARs under the 2010 Plan.

9.33
The Acquisition will not have an impact on the 2010 Plan. Ball employees who leave the employment of the Ball Group as a result of the disposal of the Divestment Business may forfeit all unvested awards following the disposal of the Divestment Business and have 90 days following the disposal of the Divestment Business to exercise any vested Stock Options and SARs.

Restricted Stock Awards under the 2010 Plan

9.34
The grant, issuance, retention and/or vesting of each Restricted Stock Award may be subject to such performance criteria as Ball's Human Resources Committee shall determine, including criteria based on financial performance, personal performance evaluations and/or completion of service by the participant.

9.35
Unless otherwise designated by Ball's Human Resources Committee during the period of restriction, a holder of a Restricted Stock Award will have all other rights of a Ball Shareholder, including the right to vote the Ball Shares subject to a Restricted Stock Award and receive the dividends paid thereon.

9.36
Generally, non-performance-based Restricted Stock Awards will lapse or vest in full not less than 3 years from the date of grant and performance-based Restricted Stock Awards will lapse or vest in full not less than 1 year from the date of grant. Restricted Stock Awards that do not meet these lapse or vesting guidelines are limited to 5 percent of authorized Ball Shares under the 2010 Plan.

Stock Options under the 2010 Plan

9.37
Each Stock Option under the 2010 Plan has a term no longer than 10 years from the date of grant, and will be exercisable as decided by Ball's Human Resources Committee in accordance with law.

9.38
ISOs may be exercised upon termination of the participant's employment or termination of a Ball Director's service, as Ball's Human Resources Committee shall determine in accordance with applicable law.

9.39
The exercise price for both ISOs and NQSOs shall not be less than 100 percent of the fair market value of a Ball Share on the date of grant, defined to be the closing price of a Ball Share as published in The Wall Street Journal report of the New York Stock Exchange—Composite Transactions. The exercise price may be paid in cash and/or check or wire transfer or, with the consent of Ball's Human Resources Committee, in Ball Shares which the participant owns or in such other form as permitted by Ball's Human Resources Committee.

9.40
The exercise price under each Stock Option will not change during the life of the option (subject to adjustment as provided in the 2010 Plan to reflect certain corporate transactions), regardless of changes in the market value of the Ball Shares. Ball's Human Resources Committee cannot amend or replace, without shareholder approval, previously granted Stock Options in any transaction that constitutes a "repricing" as such term is used under the rules of the New York Stock Exchange.

SARs under the 2010 Plan

9.41
Each SAR entitles the holder to receive, upon exercise, the difference between the fair market value of a Ball Share on the date of exercise and the exercise price of each SAR, multiplied by the number of Ball Shares with respect to which the SAR is exercised. SARs may be granted in tandem with a Stock Option.

9.42
A SAR may be awarded based upon the attainment of certain performance criteria. The exercise price per Ball Share of any SAR will not be less than 100 percent of the fair market value of a Ball Share on the date the SAR is granted. The term of each SAR will be determined by Ball's Human Resources Committee. SARs are paid in cash, Ball Shares or in a combination thereof, at the discretion of Ball's Human Resources Committee, who may make such determination at the time of such grant. Ball's Human Resources Committee will not amend or replace, without shareholder approval, previously granted SARs in any transaction that constitutes a "repricing" as such term is used under the rules of the New York Stock Exchange. Each SAR has a term no longer than 10 years from the date of grant.

Claw-back under the 2010 Plan

9.43
If Ball's Human Resources Committee determines that any fraud or intentional misconduct by one or more officers or other executives of the Company, or an affiliate, at a level of Vice President or above caused the Company, directly or indirectly, to restate its financial statements and the officer or such executive has received more compensation than would have been paid absent the fraud or intentional misconduct, Ball's Human Resources Committee, in its discretion, may take such action as it deems necessary or appropriate to remedy the fraud or intentional misconduct and prevent its recurrence. Such action may include, to the extent permitted by applicable law, in appropriate cases, requiring partial or full reimbursement of any incentive compensation paid to the officer or such executive (including under the 2010 Plan) or causing the partial or full cancellation of any outstanding awards previously granted to such officer or such executive (including under the 2010 Plan) in the amount by which the value of such compensation exceeds or exceeded any lower value that would have resulted based on the restated financial results.

Change of control under the 2010 Plan

9.44
In order to protect the participants' rights in the event of a change in control of Ball (as defined in the 2010 Plan), the 2010 Plan provides for the immediate vesting of all outstanding Stock Awards, Stock Options and SARs granted under the Plan that are outstanding at the time of the change in control (where the acquiring company does not offer equivalent replacement awards), and such Stock Awards, Stock Options and SARs shall become immediately exercisable in full, or restrictions will be removed, without regard to the number of years that have elapsed from the date of grant or when the performance criteria have been achieved.

Administration of the 2010 Plan

9.45
The 2010 Plan is administrated by Ball's Human Resources Committee. With respect to Company officers and Ball Directors, the Ball Board or a committee consisting of no fewer than two nonemployee independent directors will administer the 2010 Plan.

9.46
Ball's Human Resources Committee may amend the 2010 Plan, without shareholder approval, at any time and in any respect, unless shareholder approval of the amendment in question is required under applicable law, rules or regulations. Ball's Human Resources Committee may also terminate the 2010 Plan at any time. No amendment or termination of the 2010 Plan may adversely affect any award granted thereunder prior to the date of such amendment or termination without the written consent of the relevant participant.

2013 Plan

9.47
On April 24, 2013, the Ball Shareholders approved the 2013 Plan, reserving 12,500,000 Ball Shares for issuance to nonemployee directors and certain employees, including officers of the Company or any of Ball's subsidiaries.

9.48
As at March 31, 2016, there were 527,251 Ball Shares subject to outstanding Restricted Stock Awards, 1,738,822 Ball Shares subject to Stock Options and 1,633,439 Ball Shares subject to SARs under the 2013 Plan.

9.49
The Acquisition will have no impact on the 2013 Plan, save that eligible Rexam employees joining Ball as a result of the acquisition may receive awards under the 2013 Plan (as determined at the discretion of Ball). Ball employees who leave the employment of the Ball Group as a result of the disposal of the Divestment Business may forfeit all unvested awards following the disposal of the Divestment Business and have 90 days following the disposal of the Divestment Business to exercise any vested Stock Options and SARs.

9.50
The 2013 Plan was effective April 24, 2013 and will continue in effect for a term of 10 years from the later of the date of the 2013 Plan or any amendment to the 2013 Plan which is approved by the Ball Shareholders.

9.51
The 2013 Plan provides for cash awards, Stock Options, SARs and Stock Awards (consisting of awards of Ball Shares, Stock Units and Restricted Stock Awards).

9.52
No more than 500,000 Ball Shares subject to Stock Options or SARs may be granted to a participant in any calendar year, except that in connection with his or her initial service, a participant may also be granted Stock Options or SARs up to an additional 500,000 Ball Shares. Subject to the adjustments upon changes in capitalization, dissolution, merger or asset sale, the aggregate number of Ball Shares that may be subject to all ISOs granted under the 2013 Plan shall not exceed 1,500,000 Shares. Ball Shares are subject to adjustment resulting in certain changes in capitalization or corporate structure, including stock splits, reverse stock splits, stock dividends, and other changes in capitalization, mergers, combinations, dissolutions, recapitalizations or reclassification of Ball Shares.

9.53
The 2013 Plan shall remain in effect, and ISOs will have a term of 10 years from April 24, 2013, until April 24, 2023, after which time no ISO will be granted unless otherwise authorized by the Ball Shareholders.

Stock Awards under the 2013 Plan

9.54
Stock Awards under the 2013 Plan may consist of the issuance of Ball Shares, Stock Units and Restricted Stock Awards.

9.55
The grant, issuance, retention and/or vesting of each Stock Award may be subject to such performance criteria as Ball's Human Resources Committee shall determine, including criteria based on financial performance, personal performance evaluations and/or completion of service by the participant.

9.56
Unless otherwise designated by Ball's Human Resources Committee during the period of restriction, a holder of Ball Shares subject to a Restricted Stock Award will have all other rights of a Ball Shareholder, including the right to vote the Ball Shares and receive the dividends paid thereon.

Stock Options under the 2013 Plan

9.57
Each Stock Option will have a term no longer than 10 years from the date of grant, and will be exercisable as decided by Ball's Human Resources Committee in accordance with applicable law.

9.58
ISOs may be exercised upon termination of employment or termination of a Ball Director's service, as Ball's Human Resources Committee shall determine in accordance with applicable law. No ISO may be granted under the 2013 Plan after the 10th anniversary of the adoption date of the 2013 Plan.

9.59
The exercise price for both ISOs and NQSOs shall not be less than 100 percent of the fair market value of a Ball Share on the date of grant, defined to be the closing price of a Ball Share as published in The Wall Street Journal report of the New York Stock Exchange—Composite Transactions. The exercise price may be paid in cash and/or check or wire transfer or, with the consent of Ball's Human Resources Committee, in Ball Shares which the participant owns or in such other form as permitted by Ball's Human Resources Committee. The exercise price under each Stock Option will not change during the life of the option (subject to adjustment as provided in the 2013 Plan to reflect certain corporate transactions), regardless of changes in the market value of the Ball Shares. Ball's Human Resources Committee cannot amend or replace, without shareholder approval, previously granted Stock Options in any transaction that constitutes a "repricing" as such term is used under the rules of the New York Stock Exchange.

SARs under the 2013 Plan

9.60
Each SAR entitles the holder to receive, upon exercise, the difference between the fair market value of a Ball Share on the date of exercise and the exercise price of each SAR, multiplied by the number of Ball Shares with respect to which the SAR is exercised. SARs may be granted in tandem with a Stock Option.

9.61
A SAR may be awarded based upon the attainment of certain performance criteria. The exercise price per Ball Share of any SAR will not be less than 100 percent of the fair market value of a Ball Share on the date the SAR is granted. The term of each SAR will be determined by Ball's Human Resources Committee. SARs will be paid in cash, Ball Shares or in a combination thereof, at the discretion of Ball's Human Resources Committee, who may make such determination at the time of grant. Ball's Human Resources Committee cannot amend or replace, without shareholder approval, previously granted SARs in any transaction that constitutes a "repricing" as such term is used under the rules of the New York Stock Exchange. Each SAR shall have a term no longer than 10 years from the date of grant.

Change of control under the 2013 Plan

9.62
In order to protect the participants' rights in the event of a change in control of Ball (as such term is defined in the 2013 Plan), the 2013 Plan provides for the immediate vesting of all outstanding Stock Awards, Stock Options and SARs granted under the 2013 Plan that are outstanding at the time of the change in control (where the acquiring company does not offer equivalent replacement awards), and such Stock Awards, Stock Options and SARs shall become immediately exercisable in full, or restrictions will be removed, without regard to the number of years that have elapsed from the date of grant or when the performance criteria have been achieved.

Administration of the 2013 Plan

9.63
The 2013 Plan is administrated by Ball's Human Resources Committee. With respect to Company officers and Ball Directors, the Ball Board or a committee consisting of no fewer than two nonemployee independent directors will administer the 2013 Plan.

9.64
Ball's Human Resources Committee will decide to whom and when to make grants, the number of Ball Shares to be covered by the grants and any special terms or provisions relating to the awards under the 2013 Plan. Ball's Human Resources Committee may at any time adopt such resolutions, rules and regulations for the 2013 Plan and interpret the 2013 Plan as it deems advisable.

9.65
Ball's Human Resources Committee may amend, alter or discontinue the 2013 Plan, but any such amendment shall be subject to approval of the Ball Shareholders in the manner and to the extent required by applicable law. No amendment, suspension or termination shall adversely affect the rights of any outstanding award under the 2013 Plan, unless mutually agreed otherwise in writing and signed by the relevant participant and Ball's Human Resources Committee.

2000 Deferred Compensation Company Stock Plan (the "2000 DCCSP")

9.66
The 2000 DCCSP was adopted by Ball on November 1, 2000, was amended and restated on July 25, 2001 and frozen to new deferrals, effective December 31, 2004. Balances in the 2000 DCCSP represent deferred payments of annual incentive compensation and annual director fees as elected by eligible employees and non-management members of the Ball Board as participants, respectively. Balances also include deferral of Restricted Stock Awards for both participant types. Amounts deferred were credited to a participant account as stock units with each unit having the value equivalent to one Ball Share, and were eligible to also receive a 20 percent Ball match with a maximum match of $20,000 per year.

9.67
Dividend equivalents, applicable to all balances denominated in stock units, are credited to each participant's accounts as of each dividend payment date for Ball Shares. Distributions follow the payment schedule elected by the participant and may commence at a defined point no sooner than the calendar year following separation of service, in the form of a lump sum and/or annual installments ranging between two and 15 years.

9.68
As at March 31, 2016, there were 339,684 Ball Shares subject to awards under the 2000 DCCSP.

9.69
The Acquisition will have no impact on the 2000 DCCSP. Ball employees who leave the employment of the Ball Group as a result of the disposal of the Divestment Business will commence distribution of their Ball Share balances in accordance with the rules of the 2000 DCCSP and their individual elections.

2005 Deferred Compensation Company Stock Plan (the "2005 DCCSP")

9.70
The 2005 DCCSP was adopted by Ball on January 1, 2005 and was amended and restated on January 1, 2009 and January 1, 2013. Eligible employee participants in the 2005 DCCSP may defer payment of a portion or all of their annual incentive compensation, and non-management members of the Ball Board as participants may defer payment of a portion or all of their annual director fees. Elections to defer annual incentive compensation or director fees are made annually. Participants may also elect to defer the issuance of Restricted Stock Awards. Amounts are deferred or credited to a participant account as stock units with each unit having the value equivalent to one Ball Share, and also receive a 20 percent Ball match with a maximum match of $20,000 per year. Pursuant to specified timing rules, participants may reallocate a prescribed percentage of units to other mutual fund-like investments; however, at least 50 percent of the balance will remain in stock units until retirement.

9.71
Dividend equivalents, applicable to any balance denominated in stock units, are credited to each participant's accounts as of each dividend payment date for Ball Shares. Distributions follow the payment schedule elected by the participant and may commence at a defined point no sooner than six months following separation of service, in the form of a lump sum and/or annual instalments ranging between two and 15 years.

9.72
As at March 31, 2016, there were 1,470,681 Ball Shares subject to awards under the 2005 DCCSP.

9.73
The Acquisition will have no impact on the 2005 DCCSP, save that eligible Rexam employees joining Ball as a result of the Acquisition may receive awards under the 2005 DCCSP (as determined at the discretion of Ball). Ball employees who leave the employment of the Ball Group as a result of the disposal of the Divestment Business will commence distribution of their Ball Share balances in accordance with the rules of the 2005 DCCSP and their individual elections.

Ball Corporation Employee Stock Purchase Plan ("U.S. ESPP")

9.74
Ball's Employee Stock Purchase Plan (the "U.S. ESPP") was approved by the Ball Board on March 27, 1978, and has been amended several times since its initial adoption in 1978. The U.S. ESPP provides that eligible employees of Ball and its designated 50 percent or more owned subsidiaries may purchase newly issued Ball Shares and/or Ball Shares held in treasury through payroll deductions, contributions by Ball and automatic reinvestment of the dividends on all Ball Shares. Employees of Ball who are based in jurisdictions other than the U.S. may take part in the U.S. ESPP through locally adopted plans that match (to the extent allowed by law) the terms of the U.S. ESPP.

9.75
As at March 31, 2016, there were 1,751,094 Ball Shares held by participants under the U.S. ESPP.

9.76
The Acquisition will have no immediate impact on the U.S. ESPP. Ball employees who leave the employment of the Ball Group as a result of the disposal of the Divestment Business may no longer acquire additional shares under the plan. Any Ball Shares held prior to the disposal of the Divestment Business may be sold, transferred or retained after the disposal of the Divestment Business but must be transferred out of the U.S. ESPP by 60 days following the disposal of the Divestment Business.

9.77
Any regular full-time, part-time or active temporary employee over the age of 18 is eligible to participate in the U.S. ESPP. As at March 31, 2016, approximately 4,406 Ball employees were participating in the U.S. ESPP.

9.78
On joining the U.S. ESPP, an employee authorizes Ball to make deductions of a specified amount from payroll for the purposes of buying Ball Shares. The maximum amount which may be deducted from an employee's salary in any one year is limited to $9,000 (or the equivalent amount in local currency for Ball employees participating in the U.S. ESPP in jurisdictions other than the U.S.).

9.79
The U.S. ESPP is administered by Computershare Plan Manager, a professional administrator of employee share arrangements ("Computershare"). Computershare acts as agent for the participants of the U.S. ESPP, holding the Ball Shares on their behalf and sends each employee participant a quarterly statement of account showing the number of Ball Shares Computershare holds to their account pursuant to the U.S. ESPP.

9.80
Ball, or its designated employing subsidiary will make a contribution equal to 20 percent of the contribution made by each employee participant in the U.S. ESPP, subject to an annual maximum contribution of $6,000 per participant (or the equivalent amount in local currency for Ball employees participating in the U.S. ESPP in jurisdictions other than the U.S.).

9.81
The Ball Shares purchased under the U.S. ESPP are purchased at the closing price of a Ball Share on the New York Stock Exchange on the date on which such Ball Shares are purchased.

9.82
As long as Ball Shares are held by Computershare under the U.S. ESPP, employee participants are deemed to elect to reinvest cash dividends received on such Ball Shares in additional Ball Shares. Ball Shares purchased using the reinvestment of the participants' cash dividends will be purchased at 95 percent of the value of a Ball Share on the date on which the dividend becomes payable. Ball may determine for tax or administrative reasons that the 5 percent discount on the reinvestment of cash dividends will not be made available to participants in a particular jurisdiction.

9.83
Participants may withdraw from the U.S. ESPP at any time by notifying Computershare of their withdrawal and instructing Computershare to transfer their Ball Shares to them and/or to sell the Ball Shares and have the proceeds issued to them, or a combination of both, less any applicable withholding taxes.

9.84
Participants may sell their Ball Shares acquired under the U.S. ESPP at any time by notifying Computershare of this instruction. Participants will be liable to pay brokerage commissions or any applicable taxes relating to the sale of Ball Shares from the U.S. ESPP.

9.85
Any dividends paid in stock or split Ball Shares distributed by Ball in relation to Ball Shares held under the U.S. ESPP will be added to the relevant participant's U.S. ESPP account and participants will be entitled to vote all Ball Shares held under the U.S. ESPP on their behalf.

9.86
Ball has the right to suspend, modify or terminate the U.S. ESPP at any time. Notice of any suspension, modification or termination of the U.S. ESPP will be sent to all participants.

Ball United Kingdom Employee Stock Purchase Plan ("U.K. ESPP")

9.87
Ball offers participation for U.K.-based employees in the U.S. ESPP through the U.K. ESPP. The U.K. ESPP was adopted by the board of Ball Packaging Europe UK Limited ("Ball U.K."), a wholly-owned subsidiary of Ball, (the "Ball U.K. Board") on October 1, 2004 as a tax-advantaged share incentive plan and was amended by the Ball U.K. Board on June 29, 2015. The U.K. ESPP is constituted by a trust deed and rules (the "U.K. ESPP Rules"), which were submitted to HMRC for approval under Schedule 2 to the Income Tax (Earnings and Pensions) Act 2003 on October 13, 2004 and was registered with HMRC on or before July 6, 2015.

9.88
As at March 31, 2016, there were 136,027 Ball Shares held by participants under the U.K. ESPP.

9.89
The Acquisition will have no impact on the U.K. ESPP. As a result of the disposal of the Divestment Business, it will not be possible to grant further awards in respect of Ball Shares under the U.K. ESPP. Ball employees who have received Ball Shares under the U.K. ESPP prior to the disposal of the Divestment Business may continue to hold such Ball Shares within the U.K. ESPP for up to five years following the date of the final acquisition of Ball Shares thereunder so that such Ball Shares retain their tax-advantaged status.

9.90
The U.K. ESPP became effective on October 27, 2004 and will continue in effect until it is terminated by Ball U.K. in accordance with the U.K. ESPP Rules and applicable legislation.

9.91
The U.K. ESPP Rules provide for Ball Shares to be acquired by participants using cash deducted from their monthly salary. Any amount of Ball Shares acquired by participants is then matched by Ball at a ratio of one matching Ball Share for every five Ball Shares purchased. The minimum amount of salary deduction each month is £10 and the maximum in any U.K. tax year (which runs from April 6 to April 5 in each consecutive year) is the lower of £1,800 or 10 percent of the participant's gross salary. No income tax or social security contributions charges arise in relation to the acquisition of Ball Shares or the matching element.

9.92
A participant can remove the Ball Shares that they acquire with their salary deductions from the U.K. ESPP at any time but cannot remove the matching Ball Shares for three years, except in certain circumstances (such as in the event of the participant ceasing to be employed in the Ball U.K. group by reason of death, retirement, injury or disability, a business transfer, the participant's employer leaving the Ball U.K. group or redundancy).

9.93
In order to obtain the tax advantages provided for under the U.K. ESPP, participants must hold all of their Ball Shares for five years from the date the Ball Shares are acquired. If they do so, no tax or social security contributions will arise when the shares are removed from the U.K. ESPP. If a participant sells their Ball Shares while they remain in the U.K. ESPP (to the extent that they are permitted to do so under the U.K. ESPP Rules) no U.K. capital gains tax will arise. If participants remove their Ball Shares before five years (to the extent that they are permitted to do so under the U.K. ESPP Rules), an income tax and social security contributions charge may arise. Whether any such income tax and social security contributions charge arises, and the amount of any such charge, will depend on a number of factors such as the length of time that the relevant Ball Shares have been held under the U.K. ESPP and the circumstance in which the Ball Shares are being removed from the U.K. ESPP (for example, if the Ball Shares are being removed because the participant ceases to be employed in the Ball U.K. group for one of the reasons mentioned above).

9.94
Any dividends that are paid in relation to Ball Shares held under the U.K. ESPP will be paid to participants and participants will have all other rights of a Ball Shareholder, including the right to vote the Ball Shares.

9.95
The Ball Shares held under the U.K. ESPP are not subject to any performance criteria.

9.96
In order to protect the participants' rights in the event of a change in control of Ball, the U.K. ESPP and the applicable legislation provide that Ball Shares held under the U.K. ESPP (including matching Ball Shares) may be removed from the U.K. ESPP without incurring any tax or social security charges provided certain conditions are satisfied in relation to the disposal of Ball Shares.

9.97
The U.K. ESPP is administrated by Ball U.K.. Ball U.K. may amend, alter or terminate the U.K. ESPP provided that any such amendment, alteration or decision to terminate has been approved in writing by the Employee Benefits Administration of Ball (or any successor body).

Ball Plan D'Epargne Groupe ("France PEG")

9.98
Ball offers participation for France-based employees in the U.S. ESPP through the France PEG. The France PEG is a savings and investment plan established under French law. Participants can invest in a number of different company investment funds or "FCPEs" (Fonds Communs de Placement d'Entreprise), one of which is specific to investment in Ball Shares (the FCPE Actions Ball Corporation).

9.99
As at March 31, 2016, there were 33,200 Ball Shares held by participants under the France PEG.

9.100
The Acquisition will have no immediate impact on the France PEG. Ball employees who leave the employment of the Ball Group as a result of the disposal of the Divestment Business may no longer invest further amounts within the Ball Share fund within the France PEG. Ball Share fund balances held may be sold or retained by relevant employees following the disposal of the Divestment Business.

9.101
The France PEG, effective as from April 1, 2004, is an annual plan and will renew each year until it is terminated by management. Under the terms of the France PEG, management can terminate by provision of three months' notice to all employees. The final liquidation of the France PEG can only take place one year after the expiration in respect of all participants of the mandatory holding period following payment into the France PEG.

9.102
The France PEG provides for Ball Shares to be acquired by participants making a voluntary contribution. Participants can participate into the Ball Shares FCPE to a maximum of €400 per month and €4,800 per year. Ball matches these at a rate of 20 percent (up to a maximum of €960 per year per employee). No income tax or social security contributions charges arise in relation to the acquisition of Ball Shares or the matching element, except for specific charges which apply in particular to the employer matching element, provided the Ball Shares are held in the France PEG for five years and subject to compliance with applicable law.

9.103
In order to obtain the tax advantages provided for under the France PEG, participants must hold all of their Ball Shares for a set period. Under the terms of the France PEG, the obligatory holding period expires on the last day of the sixth month of the fifth year following the date of payment into the France PEG. Any monies invested directly from participating companies' mandatory profit sharing schemes (participation) will be made available on the first date of the fourth month of the fifth year following payment in.

9.104
The Ball Shares held under the France PEG are not subject to any performance criteria.

Rexam share plans

Rexam Long Term Incentive Plan 2009 ("2009 LTIP")

9.105
The 2009 LTIP was adopted by Rexam Shareholders on May 7, 2009 and was amended by the remuneration committee of the Rexam Board (the "Rexam Remuneration Committee") on March 8, 2011, April 3, 2013 and June 9, 2014 and is divided into three parts: Part A, Part B and the Schedules. The terms of Part A govern the grant of awards to executive directors and senior executives, while Part B governs the grant of awards to senior management (in which Rexam executive directors will not participate). The Schedules govern the grant of cash based awards to senior management.

9.106
As at April 30, 2016, there were 5,733,789 share settled awards and 5,064,710 cash settled awards outstanding under the 2009 LTIP.

2014 LTIP Award and 2015 LTIP Awards

9.107
Ball will offer participants in the LTIP who are holders of the 2014 LTIP Award or the 2015 LTIP Award (together, the "LTIP Awards") the opportunity to exchange their LTIP Awards for replacement awards over Ball Shares (or notional Ball Shares) (the "Replacement Awards"). Part of the Replacement Award will vest on the Effective Date (the "Change of Control Replacement Award") and the remainder of the Replacement Award will vest at a later date (the "Post-Change of Control Replacement Award"). The number of Ball Shares under the Replacement Awards will be calculated by reference to the respective market values of Rexam Shares and Ball Shares as at the Effective Date and will take into account any dividend equivalents accrued on the LTIP Awards up to the Effective Date.

9.108
The value of the Change of Control Replacement Award will be calculated by first determining the vesting level of the relevant LTIP Award based on actual performance (but subject to a minimum vesting level of 40% in respect of the 2014 LTIP Award and 50% in respect of the 2015 LTIP Award), and then applying time prorating by reference to the proportion of the three year performance period of the relevant LTIP Award that has elapsed at the Effective Date. The Change of Control Replacement Award will be payable in cash shortly after the Effective Date.

9.109
The Post-Change of Control Replacement Award operates as a top-up to the Change of Control Replacement Award. The value of the Post-Change of Control Replacement Award (in terms of the number of Ball Shares over which the award is granted) will be calculated by reference to a minimum vesting level of the corresponding LTIP Award (calculated on a non-time prorated basis) (being 75% in respect of the 2014 LTIP Award (or actual performance if higher) and 50% in respect of the 2015 LTIP Award (or actual performance if higher)) minus the value delivered under the Change of Control Replacement Award. The Post-Change of Control Award will vest on the original vesting date of the LTIP Awards (that is, in 2017 in the case of the 2014 LTIP Award and in 2018 in the case of the 2015 LTIP Award) and will be payable in cash.

9.110
If a holder of a 2014 LTIP or 2015 LTIP Award, who has accepted the Replacement Award, leaves Rexam after the Effective Date in a number of specified 'good leaver' circumstances (including redundancy, retirement, disability, ill health and death), the Post-Change of Control Replacement Award will vest early on the date of cessation of employment. A Change of Control Replacement Award will vest if the holder is in employment with Rexam Group at the Effective Date.

9.111
If a holder of an LTIP Award chooses not to receive a Replacement Award, their LTIP Award will vest on the date the Court sanctions the Scheme, to the extent that relevant performance conditions are met, over a time prorated number of Rexam Shares.

2013 LTIP Award

9.112
If the Offer completes, Ball will pay holders of the 2013 LTIP Award (which vested on 3 April 2016 as to 20.8% of the Rexam Shares under the Award) a one-off cash payment equal to the shortfall on full vesting, provided certain conditions have been met. The one-off cash payment in respect of each Rexam Share to which the payment relates will be calculated by reference to the higher of 628 pence and the cash value of the Offer consideration as at the Effective Date. In order to be entitled to the cash payment, a holder of a 2013 LTIP Award must: (i) be employed by the Rexam Group on the Effective Date; (ii) have obtained an appraisal rating of "good" or above at their most recent annual appraisal; and (iii) have been certified by the Rexam Remuneration Committee as contributing to the successful completion of the Offer. The cash payment will be made shortly after the Effective Date.

9.113
The Rexam Remuneration Committee administers the operation of the 2009 LTIP.

9.114
Any employee within the Rexam Group may participate in all of Part A, Part B and the Schedules, but executive directors are only eligible to participate in Part A. In all cases participation is at the discretion of the Rexam Remuneration Committee.

9.115
Awards under the 2009 LTIP are over Rexam Shares and may be granted as conditional rights to acquire Rexam Shares or as nil (or nominal) cost options.

9.116
Awards under the 2009 LTIP may normally be granted within a six-week period beginning with: (a) Rexam's announcement of its results for any period; or (b) at any other time when the Rexam Remuneration Committee considers that circumstances are sufficiently exceptional to justify its grant. Awards may not be granted more than ten years after shareholder approval of the 2009 LTIP.

9.117
Awards will normally vest three years after the date of grant, to the extent that any applicable performance conditions (see below) have been satisfied. Additionally, the participant must be employed within the Rexam Group at the third anniversary of the grant date unless the participant has ceased employment in certain specified circumstances (see below).

9.118
Awards granted to executives (including executive directors) are subject to performance conditions set by the Rexam Remuneration Committee that reflect Rexam's performance over a three-year performance period. Such performance period normally commences at the start of the financial year in which an award is granted. If the Rexam Remuneration Committee determines it is in the best interests of Rexam to do so, different performance conditions may apply to awards granted to senior management. All awards granted to executives (including executive directors) can be subject to performance conditions measured over the performance period.

9.119
Normally, an award will lapse upon a participant ceasing to be a director or an employee within the Rexam Group. However, if a participant ceases to be a director or an employee by reason of death, ill-health, injury, disability, retirement, the sale of his employing company or business out of the Rexam Group or in other circumstances, at the discretion of Rexam Remuneration Committee, then his award will vest on the normal vesting date (that is, the third anniversary of the grant date) to the extent that the performance conditions have been satisfied. The Rexam Remuneration

  Committee may, at its discretion, permit awards to vest on or following the date employment terminates, to the extent that the performance conditions have been satisfied over the shorter performance period. In all cases, there will also be a pro rata reduction in the number of Rexam Shares that vest to reflect the period of time that elapsed from the start of the performance period to the date of cessation, relative to the original performance period, unless the Rexam Remuneration Committee acting fairly and reasonably decides that it would be inappropriate to apply such a reduction given the circumstances prevailing at the time.

9.120
In the event any person (or any group of persons acting in concert) obtains control of Rexam by way of a general offer or scheme of arrangement (not being an internal reorganization) or the winding-up of Rexam, all awards will vest early, subject to: (i) the extent to which the performance conditions have been satisfied at that time (interpreted in such manner as the Rexam Remuneration Committee may, acting fairly and reasonably, determine, which may include taking account of the fact that the performance period will not have run its full course); and (ii) the pro rata reduction in the number of Rexam Shares that vest to reflect the reduced period of time between the start of the performance period and vesting (relative to the original performance period), unless the Rexam Remuneration Committee acting fairly and reasonably decides that it would be inappropriate to apply such a reduction given the circumstances prevailing at the time.

9.121
In the event of an internal reorganization of Rexam, the Rexam Remuneration Committee may with the consent of the acquiring company decide that awards should not vest as set out above but be replaced by equivalent new awards over shares in the acquiring company or some other company. If a demerger, special dividend or other similar event is proposed which, in the opinion of the Rexam Remuneration Committee, would affect the market price of Rexam Shares to a material extent, then the Rexam Remuneration Committee may decide that awards should vest on the same basis as would apply in the case of a takeover as described above.

9.122
In the event of any variation of Rexam's share capital or in the event of a demerger, special dividend or other similar event which materially affects the market price of the Rexam Shares under award, the Rexam Remuneration Committee may make such adjustments to an award as it considers appropriate.

9.123
The 2009 LTIP may operate over newly issued Rexam Shares, Rexam Shares held in treasury or Rexam Shares purchased in the market. In any ten calendar year period, Rexam may not issue (or grant rights to issue) more than:

•
five percent of the issued ordinary share capital of Rexam under the 2009 LTIP and any other discretionary share plan adopted by Rexam; and

•
ten percent of the issued ordinary share capital of Rexam under the 2009 LTIP and any other employee share plan adopted by Rexam.

9.124
Rexam Shares held in treasury will count as newly issued Rexam Shares for the purposes of these limits.

9.125
Awards will not confer any shareholder rights until they have vested and participants have received their Rexam Shares. The Rexam Remuneration Committee may decide that participants will receive a payment in cash and/or Rexam Shares, as soon as practicable after the issue or transfer of the vested awards, of an amount equivalent to the dividends that would have been paid on the relevant Rexam Shares between the date of grant and the vesting of the award.

9.126
The Rexam Remuneration Committee may, at any time and in any respect, amend the 2009 LTIP, provided that prior approval of Rexam Shareholders will be obtained for any amendments that are to the advantage of participants in respect of the rules governing the definition of eligibility, the overall limits on the issue of Rexam Shares or the transfer of Rexam Shares held in treasury and, in addition for Part A only, for any amendments that are to the advantage of participants in respect of the rules governing limits on participation, the basis for determining a participant's entitlement to, and the terms of, the Rexam Shares or cash to be acquired and the adjustment of awards.

9.127
The requirement to obtain the prior approval of Rexam Shareholders will not, however, apply to any minor amendment made to benefit the administration of the 2009 LTIP, to take account of a change in legislation, to obtain or maintain favorable tax, exchange control or regulatory treatment for participants or for any company in the Rexam Group. Rexam Shareholder approval would also not be required for any amendments to any performance condition applying to an award provided certain conditions are met.

9.128
Rexam has added appendices to the 2009 LTIP for employees who are located in jurisdictions outside the U.K. (namely France and the U.S.). These appendices implement rules which are similar to the 2009 LTIP but modified to take account of local tax, exchange control or securities laws. Any Rexam Shares made available under such appendices would be treated as counting against the limits on individual and overall participation in the 2009 LTIP. Executive directors do not participate in the 2009 LTIP under these appendices.

Rexam Executive Share Option Scheme 2007 ("ESOS 2007")

9.129
The ESOS 2007 was adopted by Rexam Shareholders on May 3, 2007 and contains a U.K. tax-advantaged section which has been submitted to HMRC for approval under Schedule 4 to the Income Tax (Earnings & Pensions) Act 2003 ("Tax-Advantaged Section") on May 18, 2007. Options to acquire Rexam Shares granted under the Tax-Advantaged Section are "Tax-Advantaged Options" and options to acquire Rexam Shares granted under the remaining sections of the ESOS 2007 are "Non-Tax-Advantaged Options" (together "ESOS Options").

9.130
The Board or a duly authorized committee, including the Remuneration Committee of Rexam, select eligible employees and executive directors of Rexam and its participating subsidiaries to be granted ESOS Options under the ESOS 2007.

9.131
As at April 30, 2016, there were 15,824 Rexam Shares subject to awards under the ESOS 2007.

9.132
Outstanding ESOS Options are already exercisable and so participants may acquire Rexam Shares prior to the Scheme Record Time. The Rexam Remuneration Committee has exercised its discretion to provide that outstanding ESOS Options lapse (to the extent not exercised) on or before the Effective Date. The disposal of the Divestment Business will not have an impact on the ESOS 2007.

9.133
ESOS Options may normally be granted within 42 days after the announcement by Rexam of its interim or final results. ESOS Options may be granted at other times if the Rexam Board considers that there are exceptional circumstances. ESOS Options may not be granted more than ten years after the adoption of the ESOS 2007.

9.134
The price per Rexam Share at which ESOS Options may be exercised will be the higher of:

•
the middle market quotation of a Rexam Share on the dealing day immediately preceding the date of grant (the dealing day must not be earlier than the first day after Rexam makes an announcement of its interim or final results) as ascertained from the daily official list of the London Stock Exchange; and

•
in the case of an ESOS Option over unissued Rexam Shares, the nominal value of a Rexam Share.

9.135
The maximum market value of Rexam Shares at the date of grant of an ESOS Option which may be granted under the Tax-Advantaged Section to an individual at any one time is £30,000.

9.136
In any ten-year period, the number of Rexam Shares which may be placed under ESOS Option, or issued under the ESOS 2007 or any other discretionary employee share scheme adopted by Rexam, may not exceed five percent of Rexam's issued share capital at the end of each calendar year and, in any ten-year period, the number of Rexam Shares which may be placed under ESOS Option, or issued under the ESOS 2007 or any other employees' share scheme adopted by Rexam, may not exceed ten percent of Rexam's issued share capital at the end of each calendar year.

9.137
Normally, ESOS Options may only be exercised after three years from the date of grant and while the participant remains an employee of the Rexam Group. ESOS Options shall lapse on the tenth anniversary of the date of grant. Early exercise is permitted if a participant dies or ceases to be an employee by reason of injury, disability (evidenced to the satisfaction of the Rexam Board), redundancy or retirement or by reason of his employing company ceasing to be a member of the Rexam Group. Early exercise may also be permitted in the event of a takeover, scheme of arrangement or winding up of Rexam.

9.138
Within 30 days after the exercise of an ESOS Option, the appropriate number of Rexam Shares will be allotted or transferred, as appropriate, and Rexam will apply to the London Stock Exchange for a listing for any Rexam Shares for which a listing has not previously been granted as soon as possible after their allotment.

9.139
In the event of a variation in the capital of Rexam arising from a capitalization issue, rights issue or open offer, sub-division, consolidation, reduction or other variation or any dividend in specie, demerger or such other circumstance as the Rexam Board may determine, the number and acquisition prices of Rexam Shares subject to ESOS Options will (with the prior approval of HMRC in the case of the Tax-Advantaged Options) be subject to adjustment in such manner as the Rexam Board may determine.

9.140
The ESOS 2007 may be amended by the Rexam Board, but any changes to the advantage of participants to the provisions governing the grant of options, option price, scheme limits, rights of exercise and lapse of options, consequences of takeovers, reconstructions and winding up, exchange of options, issue or transfer of shares, consents relating to the exercise of options, existing in relation to exercise of options, adjustments of options and adding additional sections to the ESOS 2007 must be approved in advance by Rexam Shareholders in general meeting. Minor alterations or additions to take account of changes in legislation or which obtain or maintain favorable tax, exchange control or regulatory treatment for participants do not need prior approval of Rexam Shareholders. Any amendment to the disadvantage of participants will require the written consent of 75 percent by value of the ESOS Options held by participants or a resolution at a meeting of participants passed by not less than 75% of the participants who attend and vote either in person or by proxy.

The Rexam Savings Related Share Option Scheme 2007 ("SAYE 2007")

9.141
The SAYE 2007 is a tax-advantaged share option ("SAYE Option") scheme which was adopted by Rexam Shareholders on May 3, 2007, was amended by the Rexam Board on June 9, 2014 and is constituted by rules which were approved under Schedule 3 to the Income Tax (Earnings and Pensions) Act 2003 on May 31, 2007 and registered with HMRC on June 13, 2014.

9.142
As at April 30, 2016, there were 597,039 Rexam Shares subject to awards under the SAYE 2007.

9.143
Outstanding options under the SAYE 2007 which are not already exercisable will become exercisable following the date of sanction of the Scheme by the Court (and twenty days prior to such date) and will remain exercisable for a period of six months after which time they will lapse. Participants may exercise their SAYE options using only the savings made under the related savings contract at the time of exercise, and so these accelerated options may be exercisable over a reduced number of Rexam Shares. If the Scheme is sanctioned by the Court, Ball has agreed to pay compensation to any participant in the SAYE 2007 who exercises his or her options conditional upon the Scheme being sanctioned by the Court equal to the additional profit the participant would have made if he or she had been able to exercise those options over the full number of Rexam Shares and have the resulting Rexam Shares acquired or cancelled under the Scheme. The disposal of the Divestment Business will not have an impact on the SAYE 2007.

9.144
All U.K. employees and full-time directors of Rexam and its participating subsidiaries who are assessable to U.K. income tax are eligible to participate in the SAYE 2007, although Rexam may impose a requirement that employees have a minimum period of continuous service (not exceeding five years) in order to be eligible to participate.

9.145
An employee who wishes to participate in the SAYE 2007 will enter into a contract ("SAYE contract") with a savings body, as designated by the Rexam Board for the purposes of the SAYE 2007, to make monthly contributions for three years or five years by deductions from pay of not less than a specified minimum nor more than the maximum contribution permitted under the relevant legislation. The minimum monthly contribution is £10 and the maximum monthly contribution is £500. A tax free bonus is paid on completion of the SAYE contract in certain circumstances.

9.146
At the end of the relevant SAYE contract period, employees may use the accumulated savings to fund the exercise of their SAYE Option.

9.147
The price at which a Rexam Share can be acquired on the exercise of an SAYE Option is determined by the Rexam Board but may not be less than the greater of:

•
80 percent of the middle market price of a Rexam Share on the dealing day (or, if the Rexam Board decide, the average of the middle market prices on the three dealing days) immediately preceding the date of invitation, as derived from the daily Official List of the London Stock Exchange; and

•
in the case of an SAYE Option over unissued Rexam Shares, the nominal value of a Rexam Share.

9.148
For each participant, a SAYE Option is granted over a number of Rexam Shares which, when multiplied by the acquisition price, does not exceed the total monthly contributions and the bonus due on the maturity of the SAYE contract.

9.149
Applications for SAYE Options must be made within 21 days following the date of invitation (or any shorter period, but not less than 14 days, determined by the Rexam Board).

9.150
Options may not be granted more than ten years after the approval of the SAYE 2007 by Rexam Shareholders in general meeting.

9.151
The total number of unissued Rexam Shares or Rexam Shares held in treasury which may be placed under SAYE Option in any financial year is limited to ten percent of the issued share capital of Rexam at the end of that financial year, taking into account Rexam Shares issued or to be issued or transferred out of treasury under the SAYE 2007 and any other employees' share scheme adopted by Rexam during that financial year and the preceding nine financial years. Rexam Shares subject to SAYE Options that have lapsed, been released or cancelled are excluded when calculating this limit.

9.152
In normal circumstances, a participant may exercise the SAYE Option at any time within six months following the maturity of the SAYE contract using the proceeds of the SAYE contract and the applicable bonus. Earlier exercise is permitted in certain circumstances including the participant's death or retirement, if the participant's employment is terminated by reason of redundancy, injury or disability, the participant ceases to be an employee of a participating company by reason of a disposal of that company or business in which the participant works or if there is a takeover or winding-up of Rexam. A SAYE Option which was granted more than three years previously may also be exercised if the participant's employment is terminated for any reason except dismissal for misconduct. In all such circumstances, an SAYE Option will be exercisable only to the extent of the amount of the contributions then made under the related SAYE contract plus any interest or bonus due thereon.

9.153
If there is a change of control of Rexam following a general offer to acquire the whole of the issued share capital of Rexam or all Rexam Shares, or following a compromise or arrangement, provided the options are not to be exchanged for options over ordinary shares in a company within the acquirer's group, an option can be exercised up to 20 days before the change of control and for a period of six months following the change of control.

9.154
In the event of a variation in the capital of Rexam such as a capitalization issue, an offer or invitation to Rexam Shareholders by way of rights, a subdivision, any consolidation, reduction or any other variation of capital of Rexam in respect of which HMRC will allow an adjustment of SAYE Options, the number, nominal value and acquisition prices of Rexam Shares subject to SAYE Options will be subject to adjustment in such manner as the Rexam Board may determine.

9.155
The SAYE 2007 may be amended by the Rexam Board, but any changes which are to the advantage of participants and/or are to certain prescribed provisions of the SAYE 2007 cannot be made without the prior approval of Rexam Shareholders unless the amendment is necessary or desirable in order to obtain or maintain the tax-advantaged status of the SAYE 2007, or is minor and made to benefit the administration of the SAYE 2007, to take account of a change in legislation or to obtain or maintain favorable tax, exchange control or regulatory treatment for participants or for any member of the Rexam Group.

9.156
As long as the SAYE 2007 remains tax-advantaged, no amendment to a key feature of the 2007 SAYE may be made without the prior approval of HMRC. Additional schedules to the rules of the SAYE 2007 can be adopted by the Rexam Board to operate the SAYE 2007 outside the U.K., subject to additional and/or modified terms and conditions having regard to any local securities, exchange control or taxation laws, regulations or practice in such territories.

The Rexam Savings Related Share Option Scheme 2007 Republic of Ireland ("SAYE 2007 Ireland")

9.157
The SAYE 2007 Ireland is a tax-advantaged share option ("SAYE Ireland Option") scheme which was adopted by Rexam Shareholders on May 3, 2007 and was amended by the Rexam Remuneration Committee on January 14, 2010 and June 9, 2014 and is constituted by rules which were submitted to the Revenue Commissioners in the Republic of Ireland ("Revenue Commissioners") for approval under the Taxes Consolidation Act 1997 on May 29, 2007.

9.158
As at April 30, 2016, there were 65,879 Rexam Shares subject to options under the SAYE 2007 Ireland.

9.159
Outstanding options under the SAYE 2007 Ireland which are not already exercisable will become exercisable on the date of sanction of the Scheme by the Court and will remain exercisable for a period of six months after which time they will lapse. Participants may exercise their SAYE Ireland Options using only the savings made under the related savings contract at the time of exercise, and so these accelerated options may be exercisable over a reduced number of Rexam Shares. If the Scheme is sanctioned by the Court, Ball has agreed to pay compensation to any participant in the SAYE 2007 Ireland who exercises his or her options conditional upon the Scheme being sanctioned by the Court equal to the additional profit the participant would have made if he or she had been able to exercise those options over the full number of Rexam Shares and have the resulting Rexam Shares acquired or cancelled under the Scheme. The disposal of the Divestment Business will not have an impact on the SAYE 2007 Ireland.

9.160
All employees and full-time directors of Rexam and its participating subsidiaries who are assessable to Republic of Ireland income tax are eligible to participate in the SAYE 2007 Ireland, although the Rexam Board may impose a requirement that employees have a minimum period of continuous service (not exceeding three years) in order to be eligible to participate. The Rexam Board may also offer participation to other employees.

9.161
An employee who wishes to participate in the SAYE 2007 Ireland enters into a three-year, five-year and/or a seven-year contract ("SAYE Ireland contract") with a savings body, as designated by the Rexam Board for the purposes of the SAYE 2007 Ireland, to make monthly contributions for three years, five years and/or seven years by deduction from pay of an amount up to the maximum contribution permitted under the relevant legislation. The maximum monthly contribution is €350. A tax-free bonus is paid on completion of the three-year, five-year and/or seven-year savings contract.

9.162
The price at which a Rexam Share can be acquired on the exercise of an SAYE Ireland Option is determined by the Rexam Board but may not be less than the greater of:

•
80 percent of the middle market price of a Rexam Share on the dealing day (or, if the Rexam Board decide, the average of the middle market prices on the three dealing days) immediately preceding the date of invitation to the relevant participant, as derived from the daily Official List of the London Stock Exchange; and

•
in the case of an SAYE Ireland Option over unissued Rexam Shares, the nominal value of a Rexam Share.

9.163
For each participant, an SAYE Ireland Option is granted over a number of Rexam Shares which, when multiplied by the acquisition price (expressed in pounds sterling), does not exceed the total monthly contributions and the bonus due on the maturity of the SAYE Ireland contract. In determining the number of Rexam Shares over which an SAYE Ireland Option will be granted, the gross contributions and bonus under the SAYE Ireland will be converted to pounds sterling at the exchange rate prevailing on the business day prior to the invitation date or such other date prior to the date of grant as the Rexam Board determines.

9.164
Applications for SAYE Ireland Options must be made within 21 days following the date of invitation (or any shorter period, but not less than 14 days, determined by the Rexam Board).

9.165
Options may not be granted more than ten years after the date of approval of the SAYE 2007 Ireland by Rexam Shareholders in general meeting.

9.166
The total number of unissued Rexam Shares or Rexam Shares held in treasury which may be placed under SAYE Ireland Option under the SAYE 2007 Ireland in any financial year is limited to ten percent of the issued share capital of Rexam at the end of that financial year, taking into account Rexam Shares issued or to be issued or transferred out of treasury under the SAYE 2007 Ireland and any other employees' share scheme adopted by Rexam during that financial year and the preceding nine financial years. Rexam Shares subject to SAYE Ireland Option that have lapsed, been released or cancelled are excluded when calculating this limit.

9.167
In normal circumstances, a participant may exercise his SAYE Ireland Option at any time within six months following the maturity of the SAYE Ireland contract using the proceeds of his SAYE Ireland contract and the applicable bonus. Earlier exercise is permitted in certain circumstances including the participant's death or retirement, if the participant's employment is terminated by reason of redundancy, injury or disability, the participant ceases to be an employee of a participating company by reason of a disposal of that company or business in which the participant works or if there is a takeover or voluntary winding up of Rexam. A SAYE Ireland Option which was granted more than three years previously may also be exercised if the participant's employment is terminated for any reason (except for dismissal for misconduct). In all such circumstances, a SAYE Ireland Option will be exercisable only to the extent of the amount of the contributions then made under the related SAYE Ireland contract plus any interest or bonus due thereon.

9.168
If there is a change of control of Rexam following a general offer to acquire the whole of the issued share capital of Rexam or all Rexam Shares, or following a compromise or arrangement, provided the options are not to be exchanged for options over ordinary shares in a company within the acquirer's group, an option can be exercised for a period of six months following the change of control.

9.169
Within 30 days following the exercise of a SAYE Ireland Option, the appropriate number of Rexam Shares will be delivered to the participant and Rexam will apply to the London Stock Exchange for a listing for any Rexam Shares for which a listing has not previously been granted. Any Rexam Shares allotted will rank equally with all other issued Rexam Shares save that they shall not be entitled to rights attaching to Rexam Shares by reference to a record date before the Rexam Shares are allotted or transferred.

9.170
In the event of a variation in the capital of Rexam such as a capitalization issue, an offer or invitation to Rexam Shareholders by way of rights, a subdivision, any consolidation, reduction or any other variation of capital of Rexam in respect of which the Revenue Commissioners will allow an adjustment of options, the number and acquisition prices of ordinary shares subject to options will (with the prior approval of the Revenue Commissioners) be subject to adjustment in such manner as the Rexam Board may determine.

9.171
The SAYE 2007 Ireland may be amended by the Rexam Board, but any changes which are to the advantage of participants and/or are to certain prescribed provisions of the SAYE Ireland 2007 cannot be made without the prior approval of Rexam Shareholders unless the amendment is necessary or desirable in order to obtain or maintain the Revenue Commissioners' approval of the SAYE 2007 Ireland, or is minor and made to benefit the administration of the SAYE 2007 Ireland, is to comply with or to take account of a change in legislation or to obtain or maintain favorable tax, exchange control or regulatory treatment for participants or for any member of the Rexam Group.

9.172
As long as the SAYE 2007 Ireland remains approved by the Revenue Commissioners, no amendments may be made without the prior written approval of the Revenue Commissioners.

The Rexam Deferred Bonus Plan 2011 ("DBP 2011")

9.173
The DBP 2011 was adopted by the Rexam Remuneration Committee on July 28, 2011 and was amended by the Rexam Remuneration Committee on February 28, 2014.

9.174
As at April 30, 2016, there were 180,070 Rexam Shares subject to awards under the DBP 2011.

9.175
Awards subsisting under the DBP 2011 will vest on the date of sanction of the Scheme by the Court and so participants will acquire Rexam Shares prior to the Scheme Record Time. The disposal of the Divestment Business will not have an effect on the DBP 2011.

9.176
The Rexam Remuneration Committee administers the operation of the DBP 2011. Any employee (including an executive director) within the Rexam Group who has received or will receive a bonus in the same financial year may participate in the DBP 2011; however, as at April 30, 2016, only executive directors held awards thereunder.

9.177
An award under the DBP 2011 consists of a conditional right to receive a set number of Rexam Shares which are equal in value at the time of grant to a proportion (such proportion as determined by the Rexam Remuneration Committee) of the annual cash incentive received by the participant. The maximum value of Rexam Shares subject to an award cannot exceed the amount of the relevant annual cash incentive.

9.178
The award will vest and the participant will be entitled to receive the underlying Rexam Shares following the period of three years from grant. Once the award has vested and following transfer of the Rexam Shares to the award holder, the award holder shall be entitled to all rights attaching to the Rexam Shares subject to the award.

9.179
Dividend equivalents are awarded in Rexam Shares or cash and are equal to any dividends paid during the vesting period in respect of Rexam Shares that vest.

9.180
In the event of a takeover of Rexam (not being an internal corporate reorganization) or the winding-up of Rexam, all awards will vest early. In the event of an internal corporate reorganization of Rexam, the Rexam Remuneration Committee with the consent of the acquiring company may decide that awards should not vest but be replaced by equivalent new awards over shares in a new holding company.

9.181
In the event of any variation of Rexam's share capital or in the event of a demerger, special dividend or other similar event which materially affects the market price of the shares under award, the Rexam Remuneration Committee may make such adjustments to an award as it considers appropriate.

9.182
Awards under the DBP 2011 will not confer any shareholder rights until they have vested and participants have received their Rexam Shares.

9.183
Awards under the DBP 2011 will vest on the date of termination of employment (subject to any restrictive covenants and Rexam's right to initiate malus provisions) if the participant leaves because of death, ill health, injury, disability, retirement (with employer consent), redundancy, sale of business, voluntary resignation, or for any other reason which the Rexam Remuneration Committee considers appropriate.

9.184
The Rexam Remuneration Committee may determine that the number of Rexam Shares comprised in an unvested award should be reduced (including to nil) in certain prescribed circumstances.

10.   Pensions

Ball

10.1.
In the year ended December 31, 2015, Ball did not accrue or set aside any amounts for the provision of pension, retirement or similar benefits to the Ball Directors.

Rexam

10.2.
In the year ended December 31, 2015, Rexam did not accrue or set aside any amounts for the provision of pension, retirement or similar benefits to the Rexam Directors.

11.   Significant subsidiary undertakings

11.1.
Ball is the parent company of the Ball Group and, following completion of the Acquisition, will become the holding company of the Combined Group.

11.2.
The principal and significant subsidiary undertakings and associated undertakings of Ball and Rexam that Ball considers are, on completion of the Acquisition, likely to have a significant effect on the assessment of the Combined Group's assets and liabilities, financial position or profits and losses are listed below. Unless otherwise stated to the contrary, all are wholly-owned, directly or indirectly:

Ball Group

11.3
The following is a list of subsidiaries of Ball, as at December 31, 2015:

Name(1)	State or country of incorporation or organization	Percentage ownership direct and indirect(2)
AUK Holding Ltd.	United Kingdom	100%
Ball Advanced Aluminum Technologies Canada Inc.	Quebec	100%
Ball Advanced Aluminum Technologies Canada L.P.	Quebec	100%
Ball Advanced Aluminum Technologies Corp.	Delaware	100%
Ball Advanced Aluminum Technologies Holding Canada Inc.	New Brunswick	100%
Ball Aerocan CZ s.r.o.	Czech Republic	100%
Ball Aerocan Europe S.A.S.	France	100%
Ball Aerocan France S.A.S	France	100%
Ball Aerocan Mexico S.A. de C.V.	Mexico	100%
Ball Aerocan Operations	Luxembourg	100%
Ball Aerocan UK Ltd.	United Kingdom	100%
Ball Aerosol and Specialty Container Holding Corporation	Delaware	100%
Ball Aerosol and Specialty Container Inc.	Delaware	100%
Ball Aerosol Packaging Argentina S.A.	Argentina	100%
Ball Aerospace & Technologies Corp.	Delaware	100%
Ball Americas Holdings B.V.	Netherlands	100%
Ball Asia Pacific (Beijing) Metal Container Limited	PRC	100%
Ball Asia Pacific (Foshan) Metal Container Limited	PRC	100%
Ball Asia Pacific (Hubei) Metal Container Limited	PRC	95.7%
Ball Asia Pacific (Qingdao) Metal Container Limited	PRC	100%
Ball Asia Pacific Investments Limited	Hong Kong	100%
Ball Asia Pacific Limited	Hong Kong	100%
Ball Asia Pacific (Shenzhen) Metal Container Limited	PRC	100%
Ball Asia Pacific (Taicang) Plastic Containers Limited	PRC	100%
Ball Asia Pacific (Tianjin) Plastic Containers Limited	PRC	100%
Ball Asia Services Limited	Delaware	100%
Ball Atlantic Enterprises Corp.	Canada	100%
Ball Brazil Holdings Participacões Ltda	Brazil	100%
Ball (Barbados) Holdings Limited	Barbados	100%
Ball Canada Plastics Container Corp.	Canada	100%
Ball Capital Corp. II	Delaware	100%
Ball Cayman Limited	Cayman Islands	100%
Ball Company	United Kingdom	100%
Ball Container LLC	Delaware	100%
Ball Delaware Holdings, LLC	Delaware	100%
Ball Delaware Holdings S.C.S.	Luxembourg	100%
Ball Europe GmbH(3)	Switzerland	100%
Ball Europe Ltd.	United Kingdom	100%
Ball European Holdings S.a.r.l.	Luxembourg	100%
Ball (France) Holdings S.A.S.	France	100%
Ball (France) Investment Holdings S.A.S.(3)	France	100%
Ball Glass Containers, Inc.	Delaware	100%
Ball Holdings Corp.	Delaware	100%
Ball Holdings LLC	Delaware	100%
Ball International Holdings B.V.	Netherlands	100%
Ball International, LLC	Delaware	100%
Ball International Partners S.C.S.	Luxembourg	100%
Ball Investment Holdings S.a.r.l.(3)	Luxembourg	100%
Ball JV LLC	Delaware	100%

Name(1)	State or country of incorporation or organization	Percentage ownership direct and indirect(2)
Ball (Luxembourg) Finance S.a.r.l.	Luxembourg	100%
Ball Metal Beverage Container Corp.	Colorado	100%
Ball Metal Container Corporation	Indiana	100%
Ball Metal Food Container Corp.	Delaware	100%
Ball Metal Food Container (Oakdale), LLC	Delaware	100%
Ball Mexico Holdings Corp. S. de R.L. de C.V.	Mexico	100%
Ball North America Corp.	Canada	100%
Ball Nova Scotia Holdings Limited Partnership	Canada	100%
Ball Packaging, LLC	Colorado	100%
Ball Packaging Europe GmbH(3)	Germany	100%
Ball Packaging Europe Associations GmbH(3)	Germany	100%
Ball Packaging Europe Belgrade d.o.o.	Serbia	100%
Ball Packaging Europe Beteiligungs GmbH(3)	Germany	100%
Ball Packaging Europe France S.A.S.	France	100%
Ball Packaging Europe Handelsgesellschaft m.b.H.(3)	Austria	100%
Ball Packaging Europe Holding B.V.	Netherlands	100%
Ball Packaging Europe Holding GmbH & Co. KG(3)	Germany	100%
Ball Packaging Europe Lublin Sp. z o.o.	Poland	100%
Ball Packaging Europe Managing GmbH(3)	Germany	100%
Ball Packaging Europe Metall GmbH	Germany	100%
Ball Packaging Europe Oss B.V.(3)(4)	Netherlands	100%
Ball Packaging Europe Radomsko Sp. z o.o.(3)	Poland	100%
Ball Packaging Europe Rostov LLC	Russia	100%
Ball Packaging Europe UK Ltd.(3)	United Kingdom	100%
Ball Packaging India Private Limited	India	100%
Ball Packaging Products Canada Corp.	Canada	100%
Ball Pan-European Holdings, LLC.	Delaware	100%
Ball Southeast Asia Holdings (Singapore) PTE LTD.	Singapore	100%
Ball SSC Belgrade d.o.o.(3)	Serbia	100%
Ball (Swiss) Holding GmbH	Switzerland	100%
Ball Technologies Holdings Corp.	Colorado	100%
Ball Technology Services Corporation	California	100%
Ball Trading France S.A.S.	France	100%
Ball Trading Germany GmbH(3)	Germany	100%
Ball Trading Netherlands B.V.(3)(4)	Netherlands	100%
Ball Trading Poland Sp. z o.o.(3)	Poland	100%
Ball Trading Spain S.L.(3)(4)	Spain	100%
Ball Trading UK Ltd.(3)	United Kingdom	100%
Ball UK Acquisition Limited	England	100%
Ball (UK) Holdings Ltd.	United Kingdom	100%
Copal S.A.S	France	51%
Foshan Packaging Holdings Limited	Hong Kong	100%
FTB Corporate Services Limited	Hong Kong	100%
FTB Packaging Limited	Hong Kong	100%
Gainer Developments Ltd.	BVI	100%
Glensanda Company Limited	Hong Kong	100%
Greater China Trading Ltd.	Cayman Islands	100%
Heekin Can, Inc.	Colorado	100%
Jambalaya S.A.	Uruguay	60.1%
Latapack-Ball Embalagens Ltda.	Brazil	100%
Latapack S.A.	Brazil	100%
Latas De Aluminio Ball, Inc.	Delaware	100%
Litografica San Luis S.A.	Argentina	100%
MCP Beverage Packaging Limited	Hong Kong	100%
MCP Device Limited	BVI	100%
MCP Intellectual Property Holdings Limited	BVI	100%

Name(1)	State or country of incorporation or organization	Percentage ownership direct and indirect(2)
M.C. Packaging (Hong Kong) Limited	Hong Kong	100%
New Well Holdings Limited	Hong Kong	100%
Qingdao M.C. Packaging Limited	PRC	100%
Rayeil International Limited	BVI	100%
recan Fund	Serbia	100%
recan GmbH(3)	Germany	100%
recan Organizacja Odzysku S.A.(3)	Poland	100%
recan UK Ltd.(3)	United Kingdom	100%
Sario Grundstucks-Vermietungsgesellschaft mbH & CO. Objekt Elfi(3)	Germany	99	%(4)
Seghimet S.A.	Argentina	100%
USC May Verpackungen Holding Inc.	Delaware	100%
Wise Champion Investments Limited	Hong Kong	100%

(1)
The names of certain subsidiaries that would not constitute a significant subsidiary have been omitted from the foregoing list. Following December 31, 2015, the Company incorporated the following subsidiaries to be transferred to the Purchaser pursuant to the Purchase Agreement as part of the Divestment Business:

Name	State or country of incorporation or organization	Percentage ownership direct and indirect
Ball Packaging Europe Spain S.L.	Spain	100%
Divest Manufacturing France S.A.S.(5)	France	100%
Divest Trading France S.A.S.(5)	France	100%
Latas Industria de Embalagens de Aluminio do Brasil Ltda	Brazil	100%
(2)
Represents the Registrant's direct and/or indirect ownership in each of the subsidiaries' voting capital share.

(3)
To be transferred to the Purchaser as part of the Divestment Business pursuant to the Purchase Agreement.

(4)
Ball owns 99% of the economic interests but only controls 10% of the voting rights.

(5)
The Purchaser has made an irrevocable offer to acquire the entity from Ball as part of the Divestment Business and such offer can be accepted by Ball upon completion of mandatory employee consultation procedures.

The following is a list of affiliates of Ball included in the financial statements under the equity or cost accounting methods:

Name(1)	State or country of incorporation or organization	Percentage ownership direct and indirect(2)
Lam Soon-Ball Yamamura	Taiwan	8%
Rocky Mountain Metal Container, LLC	Colorado	50%
TBC-Ball Beverage Can Holdings Limited	Hong Kong	50%
TBC-Ball Beverage Can Vietnam Limited	Vietnam	50%
Thai Beverage Can Ltd.	Thailand	7%
Sekopak d.o.o. Belgrade	Serbia	11%
Öko-Pannon(3)	Hungary	3%
Eko-Kom(3)	Czech Republic	10%
Eco-Rom(4)	Romania	7.7%
Forum Getränkedose	Germany	25%

(1)
The names of certain subsidiaries that would not constitute a significant subsidiary have been omitted from the foregoing lists.

(2)
Represents the Registrant's direct and/or indirect ownership in each of the subsidiaries' voting capital share.

(3)
To be transferred to the Purchaser as part of the Divestment Business pursuant to the Purchase Agreement.

(4)
This entity was disposed of following December 31, 2015.

Rexam Group

11.4
The following is a list of subsidiaries of Rexam, as at December 31, 2015:

Name	Country of incorporation	Percentage held by Rexam
Rexam Argentina SA	Argentina	100%
Rexam Investments Pty Limited	Australia	100%
Rexam Beverage Can Enzesfeld GmbH	Austria	100%
Rexam Beverage Can Holding GmbH	Austria	100%
Rexam Beverage Can Verpackungsmittel Gmbh(1)	Austria	100%
Rexam Amazonia Ltda	Brazil	100%
Rexam Beverage Can South America SA	Brazil	100%
Rexam do Brasil Ltda	Brazil	100%
Rexam Indústria e Comércio de Latas e Tampas Ltda	Brazil	100%
Rexam Chile SA	Chile	100%
Rexam Plastic Packaging (Tianjin) Co Ltd	China	100%
National Can Cyprus Limited	Cyprus	100%
Rexam Beverage Can Czech Republic sro	Czech Republic	100%
Rexam Beverage Can Fredericia A/S	Denmark	100%
Rexam Beverage Can Egypt SAE	Egypt	100%
Aerosol Research Co (Great Britain) Limited	England	100%
American Can (UK) Limited	England	100%
American Can Holdings (UK) Limited	England	100%
Assetsteady Limited	England	100%
B O Morris (Holdings) Limited	England	100%
B-R Secretariat Limited	England	100%
BD Print Limited	England	100%
Berkeley Nominees Limited	England	100%
Bookprint Limited	England	100%
Bowater SCG Limited	England	100%
Bowaters Canadian Holdings Limited	England	100%
Brackenbush Limited	England	100%
Brookhill Mouldings Limited	England	100%
Causton Printing Limited	England	100%
Citiforms (Sales) Limited	England	100%
Cope Allman Holdings Limited	England	100%
Cope Allman Int (Management Services) Limited	England	100%
Cope Allman Packaging Group Limited	England	100%
Cope Allman Packaging Limited	England	100%
Corsec Mercantile Services Limited	England	100%
Counting House Computer Systems Limited	England	100%
Dimgate Limited	England	100%
DRG Australia Limited	England	100%
DRG France Limited	England	100%
DRG Medical Packaging Supplies (Flexpak) Ltd	England	100%
DRG Medical Packaging Supplies (Malago) Ltd	England	100%
DRG Medical Packaging Supplies Limited	England	100%
Ejectoret Limited	England	100%
Filmset Limited	England	100%
Impact Packaging Limited	England	100%
Jauntbrook Limited	England	100%
Jesse Broad Limited	England	100%
John Dunhill & Co Limited	England	100%
Knightsbridge Trustees Limited	England	100%
McCorquodale & Blades Trust Limited	England	100%
McCorquodale Commercial Products Limited	England	100%
McCorquodale Leasing Limited	England	100%
McCorquodale Limited	England	100%

Name	Country of incorporation	Percentage held by Rexam
Mertonlight Limited	England	100%
N & W Properties Limited	England	100%
N O Limited	England	100%
N O Packaging Limited	England	100%
N O Pensions Administration Limited	England	100%
Nellford Limited	England	100%
OPD Packaging Limited	England	100%
RBT (London) Limited	England	100%
Restlat Investments Limited	England	100%
Rexam (AK) Limited	England	100%
Rexam BC Limited	England	100%
Rexam Beauty (Taiwan Holdings) Limited	England	100%
Rexam Beverage Can AMEA Limited	England	100%
Rexam Beverage Can (India Holdings) Limited	England	100%
Rexam Beverage Can Europe Limited	England	100%
Rexam Beverage Can Holdings UK Limited	England	100%
Rexam Beverage Can UK Limited	England	100%
Rexam Beverage Cans Limited	England	100%
Rexam Beverage Packaging Holdings Limited	England	100%
Rexam Book Printing Limited	England	100%
Rexam C S Pension Trustees Limited	England	100%
Rexam CFP Limited	England	100%
Rexam Closures Limited	England	100%
Rexam Coated Products Limited	England	100%
Rexam CW Limited	England	100%
Rexam DFR China Limited	England	100%
Rexam DFR Taiwan Limited	England	100%
Rexam European Holdings Limited	England	100%
Rexam Finance Company Limited	England	100%
Rexam Finance Germany Limited	England	100%
Rexam Finance Netherlands Limited	England	100%
Rexam Finance Poland Limited	England	100%
Rexam Finance Sweden Limited	England	100%
Rexam Financial Services Limited	England	100%
Rexam Flexibles Viking Limited	England	100%
Rexam FW Limited	England	100%
Rexam Graphics Limited	England	100%
Rexam Group Holdings Limited	England	100%
Rexam High Performance Flexibles Limited	England	100%
Rexam Holdings Limited	England	100%
Rexam Industrial Bulk Packaging Limited	England	100%
Rexam Liquid Packaging Limited	England	100%
Rexam Marketing Limited	England	100%
Rexam Overseas Holdings Limited	England	100%
Rexam Packaging Limited	England	100%
Rexam Packaging Systems Limited	England	100%
Rexam Pension Trustees Limited	England	100%
Rexam Pharmaceutical Packaging Limited	England	100%
Rexam Plastic Containers Limited	England	100%
Rexam Property Developments Limited	England	100%
Rexam Property Holdings Limited	England	100%
Rexam RDI Limited	England	100%
Rexam UK Holdings Limited	England	100%
Rexam US Investments Limited	England	100%
Rexam WCL Limited	England	100%
Rexam WCP Limited	England	100%

Name	Country of incorporation	Percentage held by Rexam
Rexam Webster Limited	England	100%
Rexam WM Limited	England	100%
Sir Joseph Causton & Sons Limited	England	100%
Sofab Limited	England	100%
Solray Plastics Limited	England	100%
Specialty Coatings Group UK Trustees Limited	England	100%
Unit Moulders Limited	England	100%
Victor International Plastics (London) Limited	England	100%
Victor International Plastics (Manchester) Limited	England	100%
Victor International Plastics (Midlands) Limited	England	100%
Victor International Plastics (South) Limited	England	100%
Viking Packaging Limited	England	100%
Wembley Press Limited	England	100%
Wessex Typesetters Limited	England	100%
Rexam Beverage Can Mäntsälä Oy	Finland	100%
Rexam Beverage Can France SAS	France	100%
Rexam Beverage Can SAS	France	100%
Rexam France SAS	France	100%
Rexam Healthcare Innovation SAS	France	100%
SCI le Marais	France	100%
Nacanco Deutschland GmbH	Germany	100%
Rexam Beverage Can Berlin GmbH	Germany	100%
Rexam Beverage Can Gelsenkirchen GmbH	Germany	100%
Rexam Beverage Can Recklinghausen GmbH	Germany	100%
Rexam Holding GmbH	Germany	100%
Archer Insurance Limited	Guernsey	100%
Rexam Beverage Can China Limited	Hong Kong	100%
Rexam China Limited	Hong Kong	100%
Rexam Beverage Can (India) Private Limited	India	100%
Millbank Packaging India Private Limited	India	100%
Rexam (NI) Limited	Northern Ireland	100%
Rexam Beverage Can Ireland Limited	Ireland	100%
Rexam Beverage Can Italia Srl	Italy	100%
Rexam (Jersey) Limited	Jersey	100%
Rexam Jersey 2007 Limited	Jersey	100%
Rexam Trustees (Jersey) Limited	Jersey	100%
Ruth Jersey 2009 Limited	Jersey	100%
Rexam Pharma Development SA	Luxembourg	100%
Rexam Beverage Can Americas SA de CV	Mexico	100%
Rexam Beverage Can Mexico SA de CV	Mexico	100%
Rexam Latas Americas Mexico SA de CV	Mexico	100%
Rexam Ashmore Beverage Can Myanmar Company Limited	Myanmar	100%
Poland Glassworks Holding BV	Netherlands	100%
Rexam Beverage Can Holdings BV	Netherlands	100%
Rexam Beverage Can Oss BV	Netherlands	100%
Rexam Beverage Packaging Invest BV	Netherlands	100%
Rexam Nacanco Netherlands BV	Netherlands	100%
Rexam Nederland Holdings BV	Netherlands	100%
Rexam Peru SAC	Peru	100%
Rexam Beverage Can Naro-Fominsk LLC	Russia	100%
Rexam Beverage Can Rus LLC	Russia	100%
Rexam Beverage Can Vsevolozhsk Limited	Russia	100%
Rexam United Arab Can Manufacturing Limited	Saudi Arabia	51%
RAC Holding Pte Limited	Singapore	100%
RAC Holding II Pte Limited	Singapore	100%
Rexam Beverage Can Iberica SL	Spain	100%

Name	Country of incorporation	Percentage held by Rexam
KB Järnåldern 3	Sweden	100%
PLM Septanus AB	Sweden	100%
Rexam AB	Sweden	100%
Rexam Beverage Can Fosie AB	Sweden	100%
Rexam European Holdings AB	Sweden	100%
Rexam Holdings AB	Sweden	100%
Rexam Holdings Germany AB	Sweden	100%
Rexam Leasing AB	Sweden	100%
Rexam Beverage Can Widnau GmbH	Switzerland	100%
Rexam Paketleme Sanayi ve Ticaret AS	Turkey	100%
Rexam Uruguay SA	Uruguay	100%
CPRX-Hughesville Inc	USA	100%
National Trading Corporation	USA	100%
Rexam America Holdings Inc	USA	100%
Rexam America LLC	USA	100%
Rexam Beverage Can Americas Inc	USA	100%
Rexam Beverage Can Company	USA	100%
Rexam Beverage Can Delaware Company	USA	100%
Rexam Beverage Can Overseas LLC	USA	100%
Rexam BP Holding Company	USA	100%
Rexam Delaware Corporation	USA	100%
Rexam Finance LLC	USA	100%
Rexam Funding Inc	USA	100%
Rexam Inc	USA	100%
Rexam Metallising Inc	USA	100%
Rexam MI Holding Company	USA	100%
The Renaissance Insurance Company	USA	100%

(1)
To be transferred to the Purchaser as part of the Divestment Business pursuant to the Purchase Agreement.
11.5
The following is a list of affiliates of Rexam included in Rexam's financial statements under the equity or cost accounting methods as at December 31, 2015:

Name	Country of incorporation	Percentage held by Rexam
Envases Antillanos C. por A.	Dominican Republic	0.5%
Kemsley Fields Limited (Joint Venture)	England	43%
Envases Universales Rexam de Centroamerica SA	Guatemala	50%
Controladora Envases Universales Rexam SA	Guatemala	50%
Prestadora de Servicios de Dentroamerica SA	Guatemala	50%
Hanil Can Co Limited (Associate)	Korea	40%
Envases Universales Rexam De Panama SA (Joint Venture)	Panama	50%

12.   Properties and assets

12.1.
For information on the principal properties and material fixed assets that are owned or leased by the Ball Group as at the date of this Prospectus, please see Part VIII ("Information on Ball").

12.2.
There are no major encumbrances on the Ball Group's material tangible fixed assets and there are no environmental issues that may affect Ball's utilization of its material tangible fixed assets.

12.3.
For information on the principal properties and material fixed assets that are owned or leased by the Rexam Group as at the date of this Prospectus, please see Part IX ("Information on Rexam").

12.4.
There are no major encumbrances on the Rexam Group's material tangible fixed assets and there are no environmental issues that may affect Rexam's utilization of its material tangible fixed assets.

13.   Material contracts

Ball Group

13.1.
The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by Ball or another member of the Ball Group (i) within the two years immediately preceding the date of this Prospectus which are or may be material to the Ball Group or (ii) which contain provisions under which any member of the Ball Group has an obligation or entitlement which is material to the Ball Group as at the date of this Prospectus.

Co-operation Agreement

13.2.
For information on the Co-operation Agreement between Ball, Bidco and Rexam, please see paragraph 9 ("Offer-related arrangements—Co-operation Agreement") of Part VII ("Details of the Acquisition").

Purchase Agreement

13.3.
Introduction.    On April 22, 2016, Ball and Rexam entered into the Purchase Agreement with the Purchaser, pursuant to which, subject to the satisfaction of certain conditions set forth therein and described in further detail below, Ball and Rexam agreed to sell the Divestment Business to the Purchaser in order to satisfy certain regulatory requirements in connection with the Acquisition.

13.4.
Consideration.    The total consideration to be paid by the Purchaser for the Divestment Business is US$3.42 billion, subject to certain adjustments to the purchase price, including adjustments for working capital and net debt. The purchase price is to be paid in U.S. dollars except that, if required by applicable law, the portion of the purchase price allocable to the portion of the Divestment Business located in Brazil will be paid in Brazilian Reais.

13.5.
In addition to the price adjustments set out in the Purchase Agreement, the agreed total consideration to be paid by the Purchaser for the Divestment Business may be subject to renegotiation as a result of amendments to the terms and conditions of the Purchase Agreement requested by regulators in the United States, Europe and Brazil (see the risk factor "In order to obtain regulatory clearance for the Acquisition, we will be required to commit to and effect significant divestitures which could negatively impact our ability to realize the anticipated benefits of the Acquisition or otherwise have a material adverse effect on the Combined Group" in Part II ("Risk Factors—Risks related to the Acquisition").

13.6.
Works council matters.    The acquisition of the Ball subsidiaries conducting the Divestment Business in France (including a Spanish subsidiary of the entities conducting the French business) and the Netherlands may be delayed beyond the closing of the remainder of the sale of the Divestment Business, pending completion of required works council consultation processes in France and the Netherlands (and, in the case of France, a restructuring).

13.7.
Conditions to closing.    Under the terms of the Purchase Agreement, each of the Purchaser's and Ball's obligations (except where indicated) to close the sale of the Divestment Business contemplated by the Purchase Agreement are conditioned upon the following:

•
the accuracy of the other party's representations and warranties, and the performance by it of its covenants, in each case as set forth in the Purchase Agreement, and subject to certain customary materiality qualifications set forth therein;

•
the sale of the Divestment Business having been approved by the appropriate antitrust regulatory bodies in the United States, Europe and Brazil;

•
no governmental authority having issued any law or order making illegal or otherwise prohibiting the consummation of the transactions contemplated by the Purchase Agreement;

•
the conditions to the consummation of the Acquisition having been satisfied or waived, and the Scheme having become effective; and

•
in the case of the Purchaser only, the completion of certain restructuring steps required to take place in order to convey the Divestment Business to the Purchaser.

13.8.
Ball and the Purchaser must use their reasonable best efforts to cause to be done, and assist each other in causing to be done, all actions required to satisfy the conditions to closing as soon as practicable.

13.9.
The Purchaser must notify Ball in writing a certain number of days prior to the Court hearing date to sanction the Scheme of its intent to invoke certain specified conditions precedent, including the conditions related to obtaining clearance from antitrust regulators and the completion of the restructuring.

13.10.
Termination rights.    Ball and the Purchaser each have the right to terminate the Purchase Agreement in the event of any of the following:

•
a law or an order of a governmental authority restraining, enjoining or prohibiting the consummation of the transactions contemplated by the Purchase Agreement shall have become final and non-appealable;

•
the rejection or disapproval of the transactions contemplated by the Purchase Agreement by the antitrust regulating body in the United States, Europe or Brazil;

•
the failure of the closing to occur by September 5, 2016, as such date may be extended upon extension of similar end date for the Acquisition to a date no later than October 31, 2016 (the "End Date");

•
a material breach of any of the other party's representations, warranties, covenants or agreements such that a condition to closing would not be satisfied by the earlier of the end of a 30-day cure period or the End Date;

•
the termination, withdrawal or lapsing of the Acquisition; or

•
with respect to Ball only, Ball's receipt of a notice of the Purchaser's intent to invoke certain of its specified conditions to close, including the conditions related to obtaining clearance from antitrust regulators and the completion of the restructuring.

13.11.
Termination of the Purchase Agreement relieves the parties of any liabilities under the Purchase Agreement (with certain limited exceptions) other than in cases of willful breach.

13.12.
If the Purchase Agreement is terminated by the Purchaser due to a material breach by Ball or by either party due to the termination of the Acquisition (other than for a failure to obtain antitrust clearance for the sale of the Divestment Business under the Purchase Agreement), Ball is required to reimburse the Purchaser for all documented costs and expenses incurred by the Purchaser in connection with its financing, up to a cap of US$100 million.

13.13.
Certain pre-closing covenants.    Except as required by law or the appointed antitrust monitoring trustee or other antitrust authorities, as contemplated by the Purchase Agreement or as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Ball has agreed to, and to cause certain of its subsidiaries to, and to use reasonable best efforts to cause Rexam to cause certain of its subsidiaries to, conduct the respective portions of the Divestment Business controlled by them in all material respects in the ordinary course of business consistent with past practice and to use commercially reasonable efforts to maintain and preserve the relationships and goodwill of the Divestment Business. These covenants also include agreements (i) to refrain from granting or creating encumbrances on, or to sell or dispose of, the assets included within the Divestment Business, (ii) to refrain from amending their or their applicable subsidiaries that are purchased entities' organizational documents or disposing of equity interests in such subsidiaries, and (iii) to generally refrain from entering into material contracts, incurring material indebtedness, settling material litigation, entering into hedging arrangements, disposing of material intellectual property, materially amending compensation or benefits arrangements or collective bargaining agreements, or incurring any material tax for which the Purchaser would be responsible, in each case subject to customary limitations.

13.14.
The Purchaser agrees to use its reasonable best efforts to take all actions necessary, proper or advisable to obtain and maintain the required financing on terms set forth in the Purchase Agreement, to refrain from modifying any such financing terms and to provide Ball with notice of any material breach or waiver or modification in connection with its financing documents. Ball has agreed to reasonably cooperate with the Purchaser in obtaining its financing in certain respects.

13.15.
Ball agrees to effectuate a restructuring of certain assets and entities in order to facilitate the consummation of the transactions contemplated by the Purchase Agreement under the terms set forth therein.

13.16.
The Purchaser and Ball agree to negotiate additional agreements providing for the supply of cans and/or can ends between the Purchaser and Ball and their respective affiliates from certain manufacturing facilities in Europe and the United States and to provide for certain operational support services in Europe.

13.17.
Representations and warranties of Ball.    Under the Purchase Agreement, Ball makes certain customary representations and warranties to the Purchaser, including representations regarding Ball's and Rexam's and their applicable subsidiaries' authorization and authority to carry out their obligations under the Purchase Agreement and related ancillary agreements (as applicable), the capital stock of the entities being acquired by the Purchaser, the absence of conflicts with laws and contracts, the receipt of required approvals, the absence of adverse litigation, the financial statements of the Divestment Business, the absence of undisclosed liabilities and certain changes, intellectual property of the Divestment Business, material contracts of the Divestment Business, title to, and sufficiency of, the assets and equity included in the Divestment Business, compliance with applicable law (including anti-corruption laws), certain environmental matters, certain employee benefits matters, taxes, brokers' fees and customers and suppliers.

13.18.
Representations and warranties of the Purchaser.    Under the Purchase Agreement, the Purchaser makes certain customary representations and warranties to Ball, including representations regarding the Purchaser's and its applicable affiliates' organization and authority to carry out their obligations under the Purchase Agreement and related ancillary agreements (as applicable), absence of conflicts with laws and contracts, receipt of required approvals, absence of adverse litigation, investment purposes of acquisition of equity, the Purchaser not having acquired Rexam securities during the 12 months prior to the date of the Purchase Agreement, brokers' fees, certain terms regarding the Purchaser's financing, and the nature of the Purchaser's investigation of the Divestment Business.

13.19.
Post-closing covenants.    Ball and the Purchaser agree to certain post-closing covenants, including an agreement not to solicit employment from certain of the employees of the other party, an agreement to keep information received in connection with the Purchase Agreement confidential, an agreement by Ball to license to the Purchaser certain intellectual property related to the Divestment Business and an agreement to cooperate after the closing to give effect to any transaction contemplated by the Purchase Agreement that has not been completed as of the closing date.

13.20.
Indemnification by Ball.    Ball agrees to indemnify the Purchaser for losses incurred by the Purchaser as a result of or in connection with: Ball's breach of representations, warranties or covenants; excluded assets and liabilities not included within the Divestment Business; certain on-site environmental liabilities; the restructuring noted above in certain respects; certain tax liabilities; and liabilities related to guarantees of the entities being acquired by the Purchaser. Ball's indemnification obligations for breaches of representations and warranties (other than certain fundamental representations) are subject to a $100,000 threshold for each claim, a deductible of 0.5% of the purchase price, and an aggregate cap of 1.0% of the purchase price. Furthermore, Ball's indemnification obligations under the Purchase Agreement are capped at 50% of the agreed purchase price (other than those indemnification obligations in respect of excluded assets and liabilities and taxes). Ball's representations and warranties under the Purchase Agreement survive for 15 months following the closing, other than certain fundamental representations, which survive indefinitely, and representations relating to taxes, which survive until 90 days following the expiration of the applicable statute of limitations. Ball's pre-closing covenants survive for 12 months after the closing date. Ball's obligations to indemnify the Purchaser for losses incurred by the Purchaser in respect of certain on-site environmental liabilities generally survive for 36 months following the closing and are subject to a separate $100,000 per-claim threshold, a deductible of 1.0% of the purchase price, and a cap of 5% of the purchase price.

13.21.
Indemnification by the Purchaser.    The Purchaser agrees to indemnify Ball for losses incurred by Ball as a result of or in connection with: the Purchaser's breach of representations, warranties or covenants; assumed liabilities, including certain environmental liabilities, included within the Divestment Business; the ownership and operation of the Divestment Business after the closing date; certain taxes for which the Purchaser is responsible under the Purchase Agreement; and liabilities under guaranties for which the Purchaser is responsible under the Purchase Agreement. The Purchaser's representations and warranties survive for 15 months following the closing (other than certain fundamental representations and warranties that survive indefinitely). The Purchaser's pre-closing covenants survive for 12 months following the closing.

Confidentiality Agreement

13.22.
Ball and Rexam have entered into a confidentiality agreement dated January 19, 2015 pursuant to which each party has undertaken to keep certain information relating to the Offer and to the other party confidential and not to disclose such information to third parties, except to certain permitted discloses for the purposes of evaluating the Offer or if required by applicable laws or regulations. The confidentiality obligations of each party continue for eighteen months following the termination of discussions between the parties in relation to the Offer. The agreement also contains provisions pursuant to which each party has agreed not to solicit certain employees, suppliers and customers of the other party, subject to customary carve-outs, for a period of twelve months.

Secured Credit Agreement

13.23.
On March 18, 2016, we refinanced in full the Bridge Facility Agreement with a $1.4 billion term loan facility available to Ball and a €1.1 billion term loan facility available to Bidco, and refinanced in full the secured revolving credit facility with a $1.5 billion multi-currency revolving credit facility available to Ball and certain of its subsidiaries, in each case under a secured credit agreement among Ball, Bidco, certain subsidiaries of Ball from time to time party thereto as borrowers, Deutsche Bank AG New York Branch, as administrative agent and as collateral agent, the lenders from time to time party thereto, and the facing agents from time to time party thereto. The Secured Credit Agreement was arranged by Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Inc., Goldman Sachs Bank U.S.A, Keybanc Capital Markets Inc., Mizuho Bank, Ltd. and Coöperatieve Rabobank U.A., New York Branch. Pursuant to the terms of the Secured Credit Agreement, term lenders thereunder agreed, subject to limited conditions, to provide financing necessary to pay the cash portion of the consideration payable to Rexam Shareholders upon consummation of the Acquisition and related fees and expenses, and the revolving lenders thereunder agreed, subject to certain conditions, to make a revolving credit facility available for general corporate and other specified purposes. The revolving credit facility matures in March 2021 and the term loan facilities mature on the fifth anniversary of the initial term loan funding date.

13.24.
Borrowings under the term loan facilities will be subject to customary "certain funds" provisions consistent with the City Code. Such provisions generally apply, and Ball will be permitted to borrow under the term loan facilities until the date that is the earliest of (i) midnight (London time) on August 19, 2016, (ii) midnight (London time) on the first Business Day falling 20 days or more after the Effective Date, (iii) midnight (London time) on the date on which Rexam becomes a direct or indirect wholly-owned subsidiary of Ball and Bidco has paid all sums due pursuant to, or in connection with, the Acquisition and any surrender or cancellation of options or awards over Rexam Shares, and (iv) the date on which the Scheme has lapsed or been terminated or withdrawn (the "Certain Funds Period").

13.25.
Borrowings under the Secured Credit Agreement will bear interest at a rate per annum equal to, at Ball's option, (i) the 1, 2, 3 or 6 month, or, subject to certain conditions, 12 month or any period less than one month LIBOR rate plus a margin based on the net leverage ratio (as defined in the Secured Credit Agreement) of Ball, which varies from 1.25 percent to 1.75 percent or (ii) a base rate plus a margin based on the net leverage ratio of the Company, which varies from 0.25 percent to 0.75 percent.

13.26.
Outstanding term loans under the euro-denominated term A facility and the USD-denominated term A facility are payable in equal instalments of €13.75 million and $17.5 million respectively on the last business day of the first eight full fiscal quarters occurring after the end of the Certain Funds Period and equal instalments of €41.25 million and $52.5 million respectively on the last business day of the first eight full fiscal quarters occurring after the second anniversary of the end of the Certain Funds Period, with the balance due on the maturity date.

13.27.
The Secured Credit Agreement contains customary representations and warranties, events of default and covenants for a transaction of this type, including, among other things, covenants that restrict the ability of Ball and its subsidiaries to incur certain additional indebtedness, create or prevent certain liens on assets, engage in certain mergers or consolidations, engage in asset dispositions, declare or pay dividends and make equity redemptions or restrict the ability of its subsidiaries to do so, make loans and investments, enter into transactions with affiliates, enter into sale-leaseback transactions or make voluntary payments, amendments or modifications to subordinate or junior indebtedness. The Secured Credit Agreement also requires Ball to maintain a net leverage ratio of no greater than 5.50 to 1.00, with step-downs to 5.00 to 1.00 on December 31, 2016 and to 4.00 to 1.00 on December 31, 2017.

13.28.
Commitments and loans outstanding under the Secured Credit Agreement may be voluntarily reduced or prepaid without premium or penalty other than payment of customary breakage costs; provided that during the Certain Funds Period, reductions of commitments under the term loan facilities will not be effective without the consent of Greenhill and unless such facilities are refinanced or escrow arrangements are entered into and cash in the amount of such reduction is deposited into an escrow account in accordance with the terms of the Secured Credit Agreement. Loans outstanding under the term loan facilities will be subject to mandatory prepayment by the net cash proceeds of asset dispositions or casualty or condemnation events with respect to assets of Ball and its subsidiaries, except for certain specified exceptions and subject to specified thresholds, in each case to the extent not reinvested in accordance with the terms of the Secured Credit Agreement. Following the first anniversary of the initial term loan funding date, Ball is required to prepay term loans in an amount equal to 100% of cash on hand of Ball and its subsidiaries in excess of $1.25 billion.

13.29.
If an event of default under the Secured Credit Agreement occurs, the commitments under the Secured Credit Agreement may be terminated and the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable; provided that during the Certain Funds Period, the ability of the term lenders to declare an event of default or exercise their rights and remedies under the loan documents is limited to certain material events of default.

13.30.
Ball and all of its present and future material wholly-owned domestic subsidiaries and material wholly-owned U.S.-domiciled foreign subsidiaries, and certain other domestic subsidiaries, guarantee the obligations (or, in the case of U.S.-domiciled foreign subsidiaries, the obligations of foreign credit parties only) under the loan documents and any swap contracts entered into with any of the lenders or their affiliates that remain a lender or an affiliate, with certain exceptions and subject to grace periods in accordance with the terms of the Secured Credit Agreement.

13.31.
The obligations under the loan documents will be secured, with certain exceptions and subject to grace periods in accordance with the terms of the Secured Credit Agreement and the applicable pledge agreement, by a valid first priority perfected lien or pledge on (i) 100% of the capital stock of each of Ball's present and future direct and indirect material wholly-owned domestic subsidiaries directly owned by Ball or any of its wholly-owned domestic subsidiaries and (ii) 65% of the capital stock of each of Ball's present and future material wholly-owned first-tier foreign subsidiaries directly owned by Ball or any of its wholly-owned domestic subsidiaries. In addition, the obligations of certain foreign borrowers and foreign pledgers under the loan documents will be secured, with certain exceptions and subject to grace periods in accordance with the terms of the loan documents and the applicable pledge agreement, by a valid first priority perfected lien or pledge on 100% of the capital stock of certain of Ball's material wholly-owned foreign subsidiaries and material wholly-owned U.S.-domiciled foreign subsidiaries directly owned by Ball or any of its wholly-owned material subsidiaries.

2022 Notes

13.32.
In March 2012, Ball issued $750 million of 5.00 percent senior notes due in 2022 (the "2022 Notes"). Interest is payable on the 2022 Notes on March 15 and September 15 of each year beginning on September 15, 2012 until their maturity date of March 15, 2022. Ball may redeem the 2022 Notes at any time in whole, or from time to time in part, at its option at a price equal to the greater of 100% of the principal amount of the 2022 Notes redeemed and the sum of the remaining scheduled payments of principal and interest on such notes discounted to the date of redemption (excluding interest accrued to the date of redemption), on a semi-annual basis, at a rate equal to the sum of the Treasury Rate (as defined in the indenture governing the 2022 Notes) plus 50 basis points, plus in each case, accrued and unpaid interest, if any, to but excluding the redemption date.

13.33.
Ball's payment obligations under the 2022 Notes are fully and unconditionally guaranteed on an unsecured senior basis by certain of its domestic subsidiaries (and will be guaranteed by certain of its future domestic subsidiaries), other than certain excluded subsidiaries. The 2022 Notes are not guaranteed by any of Ball's foreign subsidiaries.

13.34.
Subject to certain limitations, in the event of a change of control of Ball, Ball will be required to make an offer to purchase the 2022 Notes at a price equal to 101% of the principal amount of the 2022 Notes, plus accrued and unpaid interest to the date of repurchase.

13.35.
The indenture governing the 2022 Notes contains certain restrictions, including limitations that restrict Ball's ability and the ability of certain of Ball's subsidiaries to incur secured indebtedness or enter into certain sale and leaseback transactions.

2023 Notes

13.36.
In May 2013, Ball issued $1 billion of 4.00 percent senior notes due in 2023 (the "2023 Notes"). Interest is payable on the 2023 Notes on May 15 and November 15 of each year beginning on November 15, 2013 until their maturity date of November 15, 2023. Ball may redeem the 2023 Notes at any time in whole, or from time to time in part, at its option at a price equal to the greater of 100% of the principal amount of the 2023 Notes redeemed and the sum of the remaining scheduled payments of principal and interest on such notes discounted to the date of redemption (excluding interest accrued to the date of redemption), on a semi-annual basis, at a rate equal to the sum of the Treasury Rate (as defined in the indenture governing the 2023 Notes) plus 50 basis points, plus in each case, accrued and unpaid interest, if any, to but excluding the redemption date.

13.37.
Ball's payment obligations under the 2023 Notes are fully and unconditionally guaranteed on an unsecured senior basis by certain of its domestic subsidiaries (and will be guaranteed by certain of its future domestic subsidiaries), other than certain excluded subsidiaries. The 2023 Notes are not guaranteed by any of Ball's foreign subsidiaries.

13.38.
Subject to certain limitations, in the event of a change of control of Ball, Ball will be required to make an offer to purchase the 2023 Notes at a price equal to 101% of the principal amount of the 2023 Notes, plus accrued and unpaid interest to the date of repurchase.

13.39.
The indenture governing the 2023 Notes contains certain restrictions, including limitations that restrict Ball's ability and the ability of certain of Ball's subsidiaries to incur secured indebtedness or enter into certain sale and leaseback transactions.

2025 Notes

13.40.
In June 2015, Ball issued $1 billion of 5.25 percent senior notes due in 2025 (the "2025 Notes"). Interest is payable on the 2025 Notes on July 1 and January 1 of each year beginning on January 1, 2016 until their maturity date of July 1, 2025. Ball may redeem the 2025 Notes at any time in whole, or from time to time in part, at its option at a price equal to the greater of 100% of the principal amount of the 2025 Notes redeemed and the sum of the present values of the remaining scheduled payments of principal and interest on such notes discounted to the date of redemption (excluding interest accrued to the date of redemption), on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the indenture governing the 2025 Notes) plus 50 basis points, plus in each case, accrued and unpaid interest, if any, to but excluding the redemption date.

13.41.
Ball's payment obligations under the 2025 Notes are fully and unconditionally guaranteed on an unsecured senior basis by certain of its domestic subsidiaries (and will be guaranteed by certain of its future domestic subsidiaries), other than certain excluded subsidiaries. The 2025 Notes are not guaranteed by any of Ball's foreign subsidiaries.

13.42.
Subject to certain limitations, in the event of a change of control of Ball, Ball will be required to make an offer to purchase the 2025 Notes at a price equal to 101% of the principal amount of the 2025 Notes, plus any accrued and unpaid interest to but not including the date of repurchase.

13.43.
The indenture governing the 2025 Notes contains certain restrictions, including limitations that restrict Ball's ability and the ability of certain of Ball's subsidiaries to incur secured indebtedness or enter into certain sale and leaseback transactions.

2020 Dollar Notes, 2020 Euro Notes and 2023 Euro Notes

13.44.
In December 2015, Ball issued $1 billion of 4.375 percent senior notes due in 2020 (the "2020 Dollar Notes"), €400 million of 3.5 percent senior notes due in 2020 (the "2020 Euro Notes") and €700 million of 4.375 percent senior notes due in 2023 (the "2023 Euro Notes"). Interest is payable on the 2020 Dollar Notes, 2020 Euro Notes and 2023 Euro Notes on January 1 and July 1 of each year beginning on July 1, 2016. The 2020 Dollar Notes will mature on December 15, 2020, the 2020 Euro Notes will mature on December 15, 2020 and the 2023 Euro Notes will mature on December 15, 2023.

13.45.
Ball may redeem each series of the 2020 Dollar Notes, 2020 Euro Notes and 2023 Euro Notes at any time in whole, or from time to time in part, at its option at a price equal to the greater of 100% of the principal amount of the notes to be redeemed and the sum of the present values of the remaining scheduled payments of principal and interest on such notes discounted to the date of redemption (excluding interest accrued to the date of redemption), on a semi-annual basis (assuming, in the case of the 2020 Dollar Notes, a 360-day year consisting of twelve 30-day months and, in the case of the 2020 Euro Notes and 2023 Euro Notes, a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed), (i) at a rate equal to the sum of the Treasury Rate (as defined in the indenture governing the 2020 Dollar Notes, 2020 Euro Notes and 2023 Euro Notes) plus 50 basis points in respect of the 2020 Dollar Notes and (ii) at a rate equal to the sum of the Comparable Government Bond Rate (as defined in the indenture governing the 2020 Dollar Notes, 2020 Euro Notes and 2023 Euro Notes) plus (a) 50 basis points in respect of the 2020 Euro Notes and (b) 50 basis points in respect of the 2023 Euro Notes, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date.

13.46.
In the event that the Acquisition is not consummated on or prior to November 15, 2016, or if prior to November 15, 2016 the Company notifies the trustee in writing that the Acquisition has lapsed or been withdrawn, Ball will redeem all outstanding notes of each series (the "Special Mandatory Redemption") at a price equal to, for each series of the 2020 Dollar Notes, 2020 Euro Notes and 2023 Euro Notes, 100% of the issue price of such notes, plus accrued and unpaid interest from the issue date to, but excluding, the Special Mandatory Redemption date provided in the notice sent by Ball to the trustee of the 2020 Dollar Notes, 2020 Euro Notes and 2023 Euro Notes within five business days following the occurrence of a Mandatory Redemption Event (as defined in the indenture governing the 2020 Dollar Notes, 2020 Euro Notes and 2023 Euro Notes).

13.47.
Ball's payment obligations under the 2020 Dollar Notes, 2020 Euro Notes and 2023 Euro Notes are fully and unconditionally guaranteed on an unsecured senior basis by certain of its domestic subsidiaries (and will be guaranteed by certain of its future domestic subsidiaries), other than certain excluded subsidiaries. The 2020 Dollar Notes, 2020 Euro Notes and 2023 Euro Notes are not guaranteed by any of Ball's foreign subsidiaries.

13.48.
Subject to certain limitations, in the event of a change of control of Ball, Ball will be required to make an offer to purchase each series of the 2020 Dollar Notes, 2020 Euro Notes and 2023 Euro Notes at a price equal to 101% of the principal amount of each series, plus any accrued and unpaid interest to, but excluding, the date of repurchase.

13.49.
The indenture governing the 2020 Dollar Notes, 2020 Euro Notes and 2023 Euro Notes contains certain restrictions, including limitations that restrict Ball's ability and the ability of certain of Ball's subsidiaries to incur secured indebtedness or enter into certain sale and leaseback transactions.

Rexam Group

13.50.
The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by Rexam or another member of the Rexam Group (i) within the two years immediately preceding the date of this Prospectus which are or may be material to the Rexam Group or (ii) which contain provisions under which any member of the Rexam Group has an obligation or entitlement which is material to the Rexam Group as at the date of this Prospectus.

Co-operation Agreement

13.51.
For information on the Co-operation Agreement between Rexam, Ball and Bidco, please see paragraph 9 ("Offer-related arrangements—Co-operation Agreement") of Part VII ("Details of the Acquisition").

Purchase Agreement

13.52.
For information on the Purchase Agreement relating to the Divestment Business between Rexam, Ball and the Purchaser, please see paragraph 13 ("Material contracts—Ball Group—Purchase Agreement") of this Part XXII ("Additional Information") above.

Confidentiality Agreement

13.53.
For information on the confidentiality agreement between Ball and Rexam, please see paragraph 13 ("Material contracts—Ball Group—Confidentiality Agreement") of this Part XXII ("Additional Information").

Second Supplemental Agreement relating to the Credit Facility Agreement

13.54.
On December 22, 2014, Rexam and a syndicate of banks entered into a second supplemental agreement (the "Second Supplemental Agreement") relating to a £601,758,820 (originally £774,994,114) credit facility agreement which was originally dated May 4, 2010 as amended from time to time (the "Credit Facility Agreement"). The Second Supplemental Agreement extended the term of the credit facility made available for general corporate purposes under the Credit Facility Agreement to December 2019 and introduced certain new parties to the Credit Facility Agreement as lenders. The rate of interest is LIBOR or EURIBOR (as applicable) as defined in the Second Supplemental Agreement plus a margin and any mandatory costs. The credit facility is unsecured.

Healthcare devices sale and purchase agreement

13.55.
On April 17, 2014, Rexam and Devix Midco S.A., as the purchaser, entered into a share sale and purchase agreement (the "Devices SPA") pursuant to which Rexam sold the issued shares in certain of its group companies that owned and operated the devices element of its healthcare business (being Rexam Healthcare La Verpillere SAS, Rexam Healthcare Le Treport SAS, Rexam Medical Packaging GmbH, Rexam Prescription Products Inc. and Rexam Devices LLC (the "Target Companies")). The consideration for the sale of the Target Companies was US$805,000,000 less customary closing adjustments. The sale was conditional on certain regulatory approvals including French and German antitrust clearances. Rexam gave customary warranties and limited indemnities to the purchaser in relation to the sale of the Target Companies, including certain protective covenants.

Acquisition of majority stake in United Arab Can Manufacturing Limited

13.56.
On February 13, 2014, Rexam (acting through one of its subsidiary companies, Rexam Nacanco Netherlands B.V.) entered into an agreement to acquire a 51% interest in the beverage can maker United Arab Can Manufacturing Limited ("UAC") from Aujan Industries Co., Olayan Financing Company, The Coca Cola Bottling Company of Saudi Arabia, and Abdulaziz, Mohamed & Abdullatif Al-Jabr Company (each as a seller). Each of the sellers retains an interest as a joint venture party in respect of UAC and that relationship with Rexam is governed by a shareholders' agreement. The initial consideration for the acquisition of the 51% interest in UAC was US$122,400,000, subject to price adjustments. The acquisition was subject to certain conditions, all of which were satisfied, including obtaining approval from the Saudi Arabian General Investment Authority and the Ministry of Commerce and Industry in Saudi Arabia. The sellers provided Rexam with several customary guarantees and warranties in relation to UAC.

14.   Related party transactions

14.1.
There were no related party transactions entered into by Ball or any member of the Ball Group during the financial years ended December 31, 2015, 2014 and 2013 or during the period up to May 13, 2016 (being the latest practicable date prior to the date of this Prospectus).

14.2.
There were no related party transactions entered into by Rexam or any member of the Rexam Group during the financial years ended December 31, 2015, 2014 and 2013 and during the period up to May 13, 2016 (being the latest practicable date prior to the date of this Prospectus).

15.   Litigation

Save as described in Note 17 to Ball's unaudited condensed consolidated financial statements for the three months ended March 31, 2016 and in Note 21 to Ball's consolidated financial statements for the three years ended December 31, 2015 in Part XV ("Ball Financial Information"), there are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Ball Directors are aware) during the 12 months preceding the date of this Prospectus which may have, or have had, a significant effect on Ball's or the Ball Group's financial position or profitability or, following the Acquisition, may have a significant effect on the Combined Group and/or the Combined Group's financial condition or profitability.

16.   Working capital

In the opinion of the Company, taking into account the committed facilities available to the Ball Group, the working capital available to the Ball Group is sufficient for the Ball Group's present requirements, that is for at least the next 12 months following the date of this Prospectus.

17.   No significant change

17.1.
There has been no significant change in the financial or trading position of the Ball Group which has occurred since March 31, 2016, being the date to which the last interim consolidated financial statements of the Ball Group were prepared.

17.2.
There has been no significant change in the financial or trading position of the Rexam Group which has occurred since December 31, 2015, being the date to which the last audited consolidated financial statements of the Rexam Group were prepared.

18.   Dividends

18.1.
The declaration and payment of future dividends will be at the discretion of the Ball Directors and will depend upon many factors, including Ball's earnings, financial condition, business needs, consideration of other methods of returning capital to shareholders, capital and surplus requirements of its operating subsidiaries and regulatory and contractual restrictions.

18.2.
The following table sets out the dividend per Ball Share paid in respect of each of the financial years ended December 31, 2015, 2014 and 2013 and during the three months ended March 31, 2016:

2016	2015				2014				2013
1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
0.13	0.13	0.13	0.13	0.13	0.13	0.13	0.13	0.13	0.13	0.13	0.13	0.13
18.3.
Following completion of the Acquisition, the Company currently intends to maintain its existing dividend policy.

19.   Consents

19.1.
PricewaterhouseCoopers LLP, whose registered address is at 1 Embankment Place, London, WC2N 6RH, United Kingdom is the Reporting Accountant to the Company and has given and has not withdrawn its written consent to the inclusion of its report on the Pro Forma Financial Information set out in Part XIX ("Unaudited Pro Forma Financial Information of the Combined Group") in the form and context in which it is included and has authorized the content of its report for the purposes of item 5.5.3R(2)(f) of the Prospectus Rules.

19.2.
Greenhill & Co. International LLP, who is acting exclusively and only as financial advisor to the Company, has given and has not withdrawn its consent to the inclusion of its name in the form and context in which it is included in this Prospectus.

19.3.
N M Rothschild & Sons Limited, who is acting exclusively and only as financial advisor to Rexam, has given and has not withdrawn its consent to the inclusion of its name in the form and context in which it is included in this Prospectus.

19.4.
Barclays Bank PLC, acting through its Investment Bank, who is acting exclusively and only as financial advisor to Rexam, has given and has not withdrawn its consent to the inclusion of its name in the form and context in which it is included in this Prospectus.

20.   Costs and expenses

20.1.
The aggregate costs and expenses incurred by Ball and Rexam in connection with the issuance of the New Ball Shares, the Acquisition and the Divestment Business are estimated to amount to approximately $269.1 million (including advisory, legal, audit, valuation and other professional fees). No expenses will be charged to any investor by Ball in respect of the Offer.

20.2.
There are no net proceeds receivable by the Company as a result of the issuance of New Ball Shares in connection with the Acquisition.

21.   Documents available for inspection

Copies of the following documents will be available for inspection on Ball's website at www.ball.com or during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) for a period of 12 months following the date of this Prospectus at the Company's principal executive office at 10 Longs Peak Drive, Broomfield, Colorado, 80021-2510, United States:

  (a)
  the Certificate of Incorporation and Bylaws;

  (b)
  the unaudited condensed consolidated financial statements of Ball for the three months ended March 31, 2016;

  (c)
  the audited consolidated financial statements of Ball for the three years ended December 31, 2015;

  (d)
  the audited consolidated financial statements of Ball for the three years ended December 31, 2014;

  (e)
  the report by PricewaterhouseCoopers in respect of the Pro Forma Financial Information in Part XIX ("Unaudited Pro Forma Financial Information of the Combined Group");

  (f)
  Rexam's Annual Report for the financial year ended December 31, 2015;

  (g)
  Rexam's Annual Report for the financial year ended December 31, 2014;

  (h)
  Rexam's Annual Report for the financial year ended December 31, 2013; and

  (i)
  this Prospectus.

 PART XXIII
DEFINITIONS

The following definitions apply throughout this Prospectus unless the context otherwise requires:

2.7 Announcement	the announcement of the Acquisition made by Ball and Rexam on February 19, 2015 pursuant to Rule 2.7 of the City Code announcing the terms of the recommended offer for Rexam to be made by Ball
2014 Final Dividend

the final dividend declared by the Rexam Board in respect of the year ended December 31, 2014 and announced with the publication of Rexam's preliminary results on February 19, 2015, in an amount of 11.9 pence per Rexam Ordinary Share

2020 Dollar Notes	the $1 billion 4.375 percent senior notes due in 2020 issued by Ball in December 2015
2020 Euro Notes	the €400 million 3.5 percent senior notes due in 2020 issued by Ball in December 2015
2022 Notes	the $750 million 5.00 percent senior notes due in 2022 issued by Ball in March 2012
2023 Euro Notes	the €700 million 4.375 percent senior notes due in 2023 issued by Ball in December 2015
2023 Notes	the $1 billion 4.00 percent senior notes due in 2023 issued by Ball in May 2013
2025 Notes	the $1 billion 5.25 percent senior notes due in 2025 issued by Ball in June 2015
Acquisition	the proposed acquisition of the entire issued and to be issued share capital of Rexam by Bidco, to be effected by the Scheme
AMEA	Asia, the Middle East and Africa
Anti-trust Material Adverse Effect

the sale, divestiture (which, for the avoidance of doubt, shall not include any enhancements or reconfigurations of plants or the costs thereof), or otherwise disposal of, any cans production facilities or, with respect to ends, production assets, which in aggregate generated revenue in excess of U.S.$1,580,000,000 (based on the European Central Bank average exchange rate for the twelve months ended December 31, 2014) during the twelve months ended December 31, 2014 associated undertaking

construed in accordance with paragraph 19 of Schedule 6 to The Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (SI 2008/410) but for this purpose excluding paragraph 19(1)(b) of Schedule 6 to those regulations

Ball	Ball Corporation
Ball Board	the Ball Directors collectively
Ball Directors or Directors	the directors of Ball
Ball Group	Ball and its subsidiary undertakings and associated undertakings
Ball Responsible Officers

collectively, John A. Hayes in his capacity as Chairman, President and Chief Executive Officer of Ball, Scott C. Morrison in his capacity as Chief Financial Officer of Ball and Charles E. Baker in his capacity as General Counsel of Ball

Ball Shareholders	holders of Ball Shares

Ball Shares	the shares of common stock, each of no par value, in the share capital of Ball
Barclays	Barclays Bank PLC, acting through its Investment Bank
Bidco	Ball U.K. Acquisition Limited, a wholly-owned subsidiary of Ball
Break Payment	the amount to be paid by Ball to Rexam on the occurrence of a Break Payment Event
Break Payment Event	the events defined in Part VII ("Details of the Acquisition")
Bridge Facility Agreement

a £3.3 billion unsecured bridge term loan facility, dated as of February 19, 2015, among Ball, Deutsche Bank AG Cayman Islands Branch, as administrative agent and the lenders from time to time party thereto, and arranged by Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Inc., Goldman Sachs Bank U.S.A, Keybanc Capital Markets Inc., RBS Securities Inc. and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch

Business Day	a day (other than a Saturday or a Sunday, public or bank holiday) on which banks are generally open for business in London and New York
CADE	Brazil's Council for Economic Defense (Conselho Administrativo de Defesa Econômica)
Certain Funds Period

the period lasting until the date that is the earliest of (i) midnight (London time) on August 19, 2016, (ii) midnight (London time) on the first Business Day falling 20 days or more after the Effective Date, (iii) midnight (London time) on the date on which Rexam becomes a direct or indirect wholly-owned subsidiary of Ball and Bidco has paid all sums due pursuant to, or in connection with, the Acquisition, any surrender or cancellation of options or awards over Rexam Shares, and (iv) the date on which the Scheme has lapsed or been terminated or withdrawn

CGT	U.K. tax on capital or chargeable gains
City Code	the City Code on Takeovers and Mergers
Clearances

all consents, approvals, clearances, permissions, waivers and/or filings that are necessary in order to satisfy the Pre-Condition, the Regulatory Conditions and the Conditions and all consents, approvals, clearances, permissions, waivers and/or filings that are necessary and all waiting periods that may need to have expired, from or under the laws or practices applied by any regulatory authority in connection with the implementation of the Offer

Code	the Internal Revenue Code of 1986, as amended
Combined Group	the enlarged group following the Acquisition, comprising the Ball Group and the Rexam Group, but excluding the Divestment Business
Companies Act	the Companies Act 2006, as amended from time to time
Company	Ball Corporation
Conditions	the conditions of the Offer, as set out in Appendix I to the 2.7 Announcement and to be set out in the Scheme Document

Confidentiality Agreement	the confidentiality agreement entered into between Ball and Rexam on January 19, 2015
Co-operation Agreement	the agreement dated February 19, 2015 between Ball, Bidco and Rexam and relating, among other things, to the implementation of the Offer
Court	the High Court of Justice in England and Wales
Court Meeting

the meeting or meetings of the Scheme Shareholders as may be convened pursuant to an order of the Court under section 896 of the Companies Act for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment approved or imposed by the Court and agreed to by Ball and Rexam) including any adjournment, postponement or reconvention of any such meeting, notice of which shall be contained in the Scheme Document

CSN Facility

the nominee and trustee service provided by Computershare Investor Services, LLC for eligible Scheme Shareholders in certificated form entitled to receive New Ball Shares operated under the CSN Facility terms and conditions

CSN Facility Statement	the statement sent to holders within the CSN Facility showing the number of New Ball Shares being held on their behalf through the CSN Facility
Dealing Facility

the free share dealing facility to be provided to enable certain eligible former Rexam Shareholders who receive New Ball Shares through the CSN Facility to sell all (but not part of) the New Ball Shares to which they become entitled without incurring any dealing or settlement charges

Deposit Agreement	the deposit agreement between the Depositary, Rexam and the holders and beneficial owners of Rexam ADRs
Depositary	the Bank of New York Mellon in its role as the Depositary for the Rexam ADRs under the Deposit Agreement
Divestment Business	the assets and liabilities of Ball and Rexam to be divested by Ball in connection with the Acquisition subject to the terms of the Purchase Agreement
DJSI	Dow Jones Sustainability Index
EC	the European Commission
Effective Date

the date on which: (a) the Scheme becomes effective in accordance with its terms; or (b) if Ball elects to implement the offer by way of a Takeover Offer, the date the Offer becomes or is declared unconditional in all respects

E.U.	the European Union
Exchange Act	the U.S. Securities Exchange Act of 1934, as amended
FCA or Financial Conduct Authority	the U.K. Financial Conduct Authority or its successor from time to time
Forms of Proxy	the form of proxy in connection with each of the Court Meeting and the General Meeting, which shall accompany the Scheme Document
Freshfields	Freshfields Bruckhaus Deringer LLP
FSMA	the Financial Services and Markets Act 2000, as amended
FTC	the Federal Trade Commission

G&A	general and administrative
GDP	gross domestic product
General Meeting

the general meeting of Rexam Ordinary Shareholders to be convened in connection with the Scheme to consider and if thought fit pass, inter alia, the Special Resolution including any adjournment thereof

Greenhill	Greenhill & Co. International LLP
HMRC	Her Majesty's Revenue & Customs
IFRS	International Financial Reporting Standards, as adopted in the E.U.
IRS	Internal Revenue Service
Listing Rules

the listing rules and regulations made by the FCA under Part VI of the Financial Services and Markets Act 2000 (as amended), and contained in the UKLA's publication of the same name (as amended from time to time)

London Stock Exchange	London Stock Exchange plc
Long Stop Date	August 19, 2016, or such later date as Ball and Rexam may agree, with the Panel's consent and the Court may approve (if such approval is required)
LTIP	long term incentive plan
Meetings	the Court Meeting and the General Meeting
Member States	the member states of the E.U., as such membership may change from time to time
New Ball Shares	the shares of common stock, each of no par value, in the share capital of Ball proposed to be issued to Rexam Shareholders in connection with the Offer
New U.K. Ball Shareholders

Rexam Shareholders who receive New Ball Shares in connection with the Offer and who are resident and, in the case of individuals, resident and domiciled in the U.K. for U.K. tax purposes and who are not resident for tax purposes in any other jurisdiction

Offer	the offer of New Ball Shares in connection with the Acquisition
Offer Period	the period which commenced on February 5, 2015, and ending on the date on which the Scheme becomes effective, lapses or is withdrawn (or such other date as the Panel may decide)
Official List	the Official List maintained by the FCA
Opening Position Disclosure

an announcement containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to the offer if the person concerned has such a position, as defined in Rule 8 of the City Code

Overseas Shareholders	Rexam Shareholders residing in, or subject to, any jurisdiction outside the United Kingdom
Panel	the Panel on Takeovers and Mergers
PFIC	passive foreign investment company
PRA	the U.K. Prudential Regulation Authority or its successor from time to time
PRC	the People's Republic of China

Pre-Condition	the regulatory pre-condition to the Offer, as set out in Appendix I to the 2.7 Announcement
PricewaterhouseCoopers	PricewaterhouseCoopers LLP, in its capacity as reporting accountants to Ball. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London, WC2N 6RH, United Kingdom
Pro Forma Financial Information

the unaudited pro forma statement of earnings and balance sheet for the year ended December 31, 2015 and the related notes thereto set out in Part XIX ("Unaudited Pro Forma Financial Information of the Combined Group")

Prospectus	this document
Prospectus Directive	European Union Directive 2003/71/EC, as amended
Purchase Agreement

the equity and asset purchase agreement dated April 22, 2016 between Ball, Rexam and the Purchaser, a description of which is set out in paragraph 13 ("Material contracts—Ball Group—Purchase Agreement") of Part XXII ("Additional Information")

Purchaser	Ardagh Group S.A., the purchaser of the Divestment Business
Quantified Financial Benefits Statement	the statements of estimated cost savings and synergies arising from the Acquisition, as defined in Part A of Appendix IV to the 2.7 Announcement
Reduction Court Order	the order of the Court confirming the reduction of Rexam's share capital under section 648 Companies Act provided for in connection with the Scheme
Registrar of Companies	the Registrar of Companies in England and Wales
Regulatory Conditions

the conditions to the Scheme which are set out in Condition 2 (Specific anti-trust and regulatory clearances and approvals), other than the condition set forth in paragraph (e) (Ball Shareholder approval) of Condition 2

relevant implementation date	the date on which the Prospectus Directive was implemented in each relevant member state
relevant member state	each member state of the EEA which has implemented the Prospectus Directive
Reorganization Record Time	6.00 p.m. (London time) on the Business Day following the date of the Scheme Court Hearing
Replacement Awards	awards over Ball Shares granted to participants in the Rexam LTIP in the circumstances described in Part VII ("Details of the Acquisition")
Restricted Jurisdiction

any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Offer is sent or made available to Rexam Shareholders in that jurisdiction (in accordance with Rule 30.3 of the City Code)

Rexam	Rexam PLC
Rexam ADRs	American Depositary Receipts, each evidencing a Rexam American Depositary Share, which represents five Rexam Shares
Rexam B Shares	redeemable, non-voting, preference shares with a nominal value of 57 pence each in the capital of Rexam carrying the rights set out in the articles of association of Rexam

Rexam Board	the Rexam Directors collectively
Rexam Directors	the directors of Rexam
Rexam Executive Directors	collectively, Graham Chipchase in his capacity as Chief Executive Officer of Rexam, and David Robbie in his capacity as Finance Director of Rexam
Rexam Group	Rexam and its subsidiary undertakings and associated undertakings and, where the context permits, each of them
Rexam LTIP Awards	awards under the Rexam Long Term Incentive Plan
Rexam Shareholders	holders of Rexam Shares
Rexam Shares	the ordinary shares with a nominal value of 80 5/14 pence each in the share capital of Rexam
ROCE	return on capital employed
Rothschild	N M Rothschild & Sons Limited
Scheme	the proposed scheme of arrangement under Part 26 of the Companies Act between Rexam and Rexam Shareholders to implement the Offer
Scheme Court Hearing	the hearing by the Court to sanction the Scheme
Scheme Document	the document to be despatched to Scheme Shareholders setting out the terms and conditions of the Offer including the particulars required by section 897 of the Companies Act
Scheme Record Time	the time and date specified in the Scheme Document as the record time for the Scheme
Scheme Shareholders	holders of Scheme Shares
Scheme Shares	(i) Rexam Shares in issue at the date of the Scheme Document;
(ii) any Rexam Shares issued after the date of the Scheme Document and prior to the Voting Record Time; and
(iii) any Rexam Shares issued at or after the Voting Record Time, in each case, save for any Rexam Shares legally or beneficially held by any member of the Ball Group
SEC	the U.S. Securities and Exchange Commission
Secured Credit Agreement

a $1.4 billion term loan facility available to Ball and a €1.1 billion term loan facility available to Bidco, dated as of March 18, 2016, among Ball, Bidco, certain subsidiaries of Ball party thereto as borrowers, Deutsche Bank AG New York Branch, as administrative agent and as collateral agent, the lenders from time to time party thereto, and the facing agents from time to time party thereto, and arranged by Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Inc., Goldman Sachs Bank U.S.A, Keybanc Capital Markets Inc., Mizuho Bank, Ltd. and Coöperatieve Rabobank U.S., New York Branch, including a $1.5 billion multi-currency revolving credit facility available to Ball and certain of its subsidiaries

Securities Act	the U.S. Securities Act of 1933, as amended
Skadden Arps	Skadden, Arps, Slate, Meagher & Flom (U.K.) LLP

Special Resolution

the special resolution to be proposed by Rexam at the General Meeting in connection with, amongst other things, the approval of the Scheme, the amendment of Rexam's articles of association and such other matters as may be necessary to implement the Scheme and the delisting of the Rexam Shares

subsidiary and subsidiary undertaking	as defined in the Companies Act 2006
Takeover Offer

should the Offer be implemented by way of a takeover offer as defined in Chapter 3 of Part 28 of the Companies Act, the offer to be made by or on behalf of Ball to acquire the entire issued and to be issued share capital of Rexam and, where the context admits, any subsequent revision, variation, extension or renewal of such offer

Treasury or Treasury Shares	shares held as treasury shares as provided for in section 724 of the Companies Act
Treasury Regulations	the U.S. Department of the Treasury regulations promulgated under the Code
Treaty non-resident	treated as resident outside the U.K. for the purposes of a double tax treaty
U.K. or United Kingdom	the United Kingdom of Great Britain and Northern Ireland
UKLA	the Financial Conduct Authority acting in its capacity as the competent authority for listing under Part VI of the Financial Services and Markets Act 2000
U.S. or United States	the United States of America, its possessions and territories, all areas subject to its jurisdiction or any subdivision thereof, any State of the United States and the District of Columbia
U.S. GAAP	generally accepted accounting principles in the U.S.
VOC	volatile organic compounds
Voting Record Time	6.00 p.m. (London time) on the day prior to the day immediately before the Court Meeting or any adjournment thereof (as the case may be)

All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

QuickLinks

PART I SUMMARY INFORMATION
PART II RISK FACTORS
PART III BALL DIRECTORS, SECRETARY, PRINCIPAL EXECUTIVE OFFICE AND ADVISORS
PART IV EXPECTED TIMETABLE OF PRINCIPAL EVENTS AND INDICATIVE STATISTICS
PART V PRESENTATION OF INFORMATION
PART VI DOCUMENTS INCORPORATED BY REFERENCE
PART VII DETAILS OF THE ACQUISITION
PART VIII INFORMATION ON BALL
PART IX INFORMATION ON REXAM
PART X INFORMATION ON THE DIVESTMENT BUSINESS
PART XI BALL DIRECTORS, COMPANY OFFICERS AND CORPORATE GOVERNANCE
PART XII CAPITALIZATION AND INDEBTEDNESS
PART XIII BALL SELECTED FINANCIAL INFORMATION
PART XIV BALL OPERATING AND FINANCIAL REVIEW
PART XV BALL FINANCIAL INFORMATION
PART A: BALL UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 2016
BALL CORPORATION UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
BALL CORPORATION UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS
BALL CORPORATION UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
BALL CORPORATION UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Ball Corporation Notes to the Unaudited Condensed Consolidated Financial Statements
PART B: BALL AUDITED CONSOLIDATED FINANCIAL INFORMATION FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013
Report of Independent Registered Public Accounting Firm
Consolidated Statements of Earnings Ball Corporation
Consolidated Statements of Comprehensive Earnings Ball Corporation
Consolidated Balance Sheets Ball Corporation
Consolidated Statements of Cash Flows Ball Corporation
Ball Corporation Notes to the Consolidated Financial Statements
PART C: BALL AUDITED CONSOLIDATED FINANCIAL INFORMATION FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012
Report of Independent Registered Public Accounting Firm
Consolidated Statements of Earnings Ball Corporation and Subsidiaries
Consolidated Statements of Comprehensive Earnings Ball Corporation and Subsidiaries
Consolidated Balance Sheets Ball Corporation and Subsidiaries
Consolidated Statements of Cash Flows Ball Corporation and Subsidiaries
Ball Corporation and Subsidiaries Notes to the Consolidated Financial Statements
PART XVI REXAM SELECTED FINANCIAL INFORMATION
PART XVII REXAM OPERATING AND FINANCIAL REVIEW
PART XVIII REXAM FINANCIAL INFORMATION
PART XIX UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE COMBINED GROUP
Ball Corporation Notes to the Pro Forma Financial Information
Statement of earnings Year ended December 31, 2015
Balance Sheet As of December 31, 2015
Accountant's report on the unaudited pro forma financial information
PART XX EXPLANATORY STATEMENT
PART XXI TAXATION
PART XXII ADDITIONAL INFORMATION
PART XXIII DEFINITIONS